Registration No. 333-166225

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
Amendment No. 3 to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Customers Bancorp, Inc.
(Exact name of registrant as specified in its Charter)

Pennsylvania (State of Incorporation)	27-2290659 (I.R.S. Employer I.D. No.)	6022 (Primary Standard Industrial Classification Code No.)

1015 Penn Avenue
Suite 103
Wyomissing PA 19610
(610) 933-2000
(Address and telephone number of principal executive offices)

Jay S. Sidhu Customers Bank 1015 Penn Avenue Suite 103 Wyomissing PA 19610 (610) 933-2000 (Name, address, telephone no. of agent for service)
With a Copy to:
David F. Scranton, Esquire Stradley Ronon Stevens & Young, LLP 30 Valley Stream Parkway Malvern, Pennsylvania 19355 (610) 640-5806	Erik Gerhard, Esquire Bybel Rutledge LLP 1017 Mumma Road, Suite 302 Lemoyne, Pennsylvania 17043 (717) 731-1700

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effectiveness of this Registration Statement and the completion of the transactions described herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Joint Proxy Statement-Prospectus is not complete and may be changed. CBI may not sell these securities until the Securities and Exchange Commission declares the registration statement effective. This Joint Proxy Statement-Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 13, 2010

Preliminary Joint Proxy Statement-Prospectus

Prospectus of Customers Bancorp, Inc.
__________ Shares of Voting Common Stock and
_____________ Shares of Class B Non-Voting Common Stock

Proxy Statement of Customers Bank and Berkshire Bancorp, Inc.

PROPOSED REORGANIZATION AND MERGER – YOUR VOTE IS VERY IMPORTANT

Special Meeting of Shareholders
For each of:
Customers Bank 99 Bridge Street Phoenixville, Pennsylvania 19460 (610) 933-2000	Berkshire Bancorp, Inc. 1101 Woodland Road Wyomissing, Pennsylvania 19610 (610) 376-7200

The Boards of Directors of Customers Bank and Berkshire Bancorp, Inc. have each scheduled a special meeting of shareholders for the respective entities.  The Customers Bank shareholder meeting is for the purpose of approving the reorganization, pursuant to a Plan of Merger and Reorganization, of Customers Bank into a holding company structure (which is referred to as the “reorganization” in this Joint Proxy Statement-Prospectus), and approving a merger transaction in accordance with that certain Agreement and Plan of Merger, dated as of August 23, 2010, by and among Customers Bank, Customers Bancorp, Inc., Berkshire Bank and Berkshire Bancorp, Inc., pursuant to which Berkshire Bancorp, Inc. will be merged with and into Customers Bancorp, Inc., and Berkshire Bank will thereafter be merged with and into Customers Bank (in this Joint Proxy Statement-Prospectus, the agreement is referred to as the “Merger Agreement,” and the transactions contemplated by the Merger Agreement as the “merger”).

The special meeting of shareholders for Berkshire Bancorp, Inc. is for the purpose of approving and adopting the Merger Agreement and the merger.  Both the reorganization and the merger are contingent upon receipt of approval from various bank regulatory agencies, and the merger is contingent upon the earlier effectuation of the reorganization.  Therefore, if the shareholders of Customers Bank do not approve the reorganization or if the required bank regulatory approvals are not received, the merger will not occur.

This Joint Proxy Statement-Prospectus registers shares of Customers Bancorp, Inc. Voting Common Stock and Class B Non-Voting Common Stock to be issued in connection with both the reorganization and the merger.

With respect to the reorganization, shares of Customers Bancorp, Inc. Voting Common Stock will be issued to shareholders of record of Customers Bank as of _________, 2011 on the basis of one share of Customers Bancorp, Inc. Voting Common Stock for every three shares of Customers Bank Voting Common Stock outstanding at the effective time of the reorganization, and one share of Customers Bancorp, Inc. Class B Non-Voting Common Stock for every three shares of Customers Bank Class B Non-Voting Common Stock outstanding at the effective time of the reorganization.  The reorganization will only occur if the holders of two-thirds of the outstanding shares of Customers Bank Voting Common Stock vote in favor of the reorganization.

With respect to the merger, if and after the reorganization is completed, each share of Berkshire Bancorp, Inc. common stock will be converted into the right to receive a certain fraction of a share of Customers Bancorp, Inc. Voting Common Stock, based upon the exchange ratio, calculated as the Berkshire Bancorp, Inc. valuation divided by three times Customers Bank valuation, each as established in the Merger Agreement, plus cash in lieu of fractional shares, as discussed in the attached Joint Proxy Statement-Prospectus.  The merger will only occur if the holders of two-thirds of the outstanding shares of Customers Bank Voting Common Stock and Berkshire Bancorp, Inc. common stock vote in favor of the Merger Agreement and the merger.

If the reorganization and merger are approved, and Customers Bancorp, Inc. receives all required bank regulatory approvals, a holding company structure will be formed through a reorganization pursuant to which Customers Bank will become a wholly owned subsidiary of Customers Bancorp, Inc., and the shareholders of Customers Bank will become the shareholders of Customers Bancorp, Inc.  Immediately following the completion of the reorganization, the merger will be consummated so that Berkshire Bancorp, Inc. will be merged with and into Customers Bancorp, Inc., and immediately thereafter, Berkshire Bank will be merged with and into Customers Bank, and all of the issued shares of Berkshire Bancorp, Inc. common stock outstanding immediately before the consummation of the merger will be exchanged for shares of Customers Bancorp, Inc. Voting Common

Stock in accordance with the Merger Agreement.  Accordingly, the effective time of the reorganization will precede the effective time of the merger.  The effective time of the merger of Berkshire Bancorp, Inc. with and into Customers Bancorp, Inc. will precede the effective time of the merger of Berkshire Bank with and into Customers Bank.  The reorganization and the merger are described in detail in the attached Joint Proxy Statement-Prospectus.

The board of directors of Customers Bank has approved the reorganization, the Merger Agreement and the merger, and recommends that you vote “FOR” the reorganization, Merger Agreement and merger.  The board of directors of Berkshire Bancorp, Inc. has approved the Merger Agreement and the merger and recommends that you vote “FOR” the Merger Agreement and merger.

None of Customers Bancorp, Inc.’s Voting Common Stock or the Class B Non-Voting Common Stock, nor Berkshire Bancorp, Inc.’s common stock is listed on any national securities exchange.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 15 OF THIS JOINT PROXY STATEMENT-PROSPECTUS BEFORE DECIDING HOW TO VOTE ON THE PROPOSED REORGANIZATION.

The following are important disclosures.  Please read them carefully:

You should rely only on information contained in this document or that has been referred to in this document.  Neither Customers Bancorp, Inc., Customers Bank, Berkshire Bancorp, Inc. nor Berkshire Bank have authorized anyone to provide you with information that is different.  This Joint Proxy Statement-Prospectus is only accurate as of the date printed on the bottom of this page.  If there is any material change affecting the formation of the holding company structure or the merger, you will be advised.

The shares of Customers Bancorp, Inc. to be issued in the proposed reorganization and merger will not be savings accounts or deposits, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. Investment in the shares involves investment risk, including possible loss of principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the proposed reorganization and the merger, passed upon the accuracy of this Joint Proxy Statement-Prospectus or determined if this Joint Proxy Statement-Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Joint Proxy Statement-Prospectus is _______ ___, 2011.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	1
SUMMARY	2
COMMONLY USED TERMS	2
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING	2
Why am I receiving these proxy materials?	2
Who is entitled to vote at the meeting?	2
What am I being asked to vote on?	3
How many votes do I have?	3
What is a quorum?	4
What vote is required?	4
How do I vote?	4
What if I return a proxy card but do not make specific choices?	5
What if I receive more than one proxy card or voting instruction form?	5
Who will count the votes and how will my votes be counted?	6
Can I change my vote after I have sent you my proxy?	6
How may I communicate with the board of directors?	6
Who will bear the cost of soliciting proxies?	6
How can I find out the results of the voting at the meeting?	7
What is the recommendation of the board of directors?	7
Whom should I call if I have questions about the Special Meeting, the reorganization or the merger?	7
QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND THE MERGER	8
What is the proposed transaction for which I am being asked to vote?	8
Who is being asked to vote?	8
What will I receive as consideration?	8
What will happen, upon consummation of the reorganization, to options and warrants to purchase Customers Bank’s Common Stock?	9
What will happen, upon the consummation of the merger, to outstanding warrants to purchase BBI common stock?	9
Do I have to take any action to exchange my shares?	10
Can I trade Customers Bank and/or BBI shares between the date of this Joint Proxy Statement-Prospectus and the closing of the reorganization?	10
After the reorganization and the merger, where can I trade CBI’s shares?	10
Will the reorganization or the merger affect Customers Bank’s current or future operations?	11
Will the reorganization or merger dilute my economic interest?	11
Will the reorganization or merger result in any changes to my rights as a shareholder?	11
What are the expected federal income tax consequences of the reorganization and merger?	11
When do you expect the reorganization and the merger to be completed?	12
What vote is required to approve the reorganization and the merger?	12
What vote do the boards of directors recommend?	12
Are the interests of Customers Bank’s and BBI’s boards of directors and executive officers in the reorganization and merger the same as mine?	13
Do I have the right to dissent from the reorganization or merger?	13
What are the conditions that must be satisfied for the reorganization and merger to occur?	14
Can the proposed reorganization or the merger be deferred or abandoned altogether?	14
What do I need to do now?	15
What happens after the Special Meeting?	15
RISK FACTORS	15

Risks Related to the Reorganization Transaction	15
The reorganization may not be consummated or Customers may not realize the anticipated benefits of the reorganization.	15
Your rights as a shareholder will change as a result of the reorganization.	15
Customers Bank may choose to defer or abandon the reorganization.	16
The reorganization could result in adverse effects on management’s ability to effectively manage Customers Bank’s business.	16
The reorganization may fail to qualify as a tax-free reorganization under the Internal Revenue Code.	16
CBI may become subject to additional Pennsylvania taxes as a result of the reorganization.	16
Risks Related to the Merger Transaction	16
BBI shareholders cannot be sure of the value they will receive per share of BBI common stock.	16
BBI shareholders cannot be sure of the exact market value of the merger consideration they will receive.	17
BBI will be subject to business uncertainties and contractual restrictions while the merger is pending.	17
The opinion obtained by BBI from its financial advisor will not reflect changes in circumstances between signing the Merger Agreement and completion of the merger.	17
Both CBI’s and BBI directors’ and executive officers’ interests in the merger may differ from your interests.	17
The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.	18
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.	18
The Merger Agreement limits BBI’s ability to pursue alternatives to the merger.	18
The shares of CBI Voting Common Stock to be received by BBI shareholders as a result of the merger will have different rights from the shares of BBI common stock currently held by them.	18
The value of CBI Voting Common Stock after the merger may be affected by factors different from those affecting BBI common stock or CBI Voting Common Stock currently.	18
Both CBI and BBI shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.	19
If the merger has not occurred by March 31, 2011, either Customers or Berkshire may choose not to proceed with the merger.	19
If the merger is terminated, BBI and Berkshire Bank will continue to be subject to certain regulatory actions, restrictions, and agreements that may materially affect their ability to do business and compete.	19
If the merger with CBI is not completed, BBI will continue to face certain risk factors related to its on-going operations.	19
If the merger is not completed, Customers and Berkshire will have incurred substantial expenses without realizing the expected benefits of the merger.	19
If the merger is not completed, BBI may have to revise its business strategy.	19
Both entities may fail to realize the cost savings expected to be achieved from the merger.	20
Combining CBI and BBI may be more difficult, costly or time-consuming than expected.	20
Risks Related to CBI’s and Customers Bank’s Securities	20
There is no established trading market for CBI’s and Customers Bank’s Voting Common Stock and share price may be volatile.	20
Either Customers Bank before the reorganization or CBI after the reorganization may issue additional shares of Voting Common Stock, preferred stock or equity, debt or derivative securities, which could adversely affect the value or voting power of your Voting Common Stock.	21

v

Either Customers Bank before the reorganization or CBI after the reorganization may issue incentive stock options, warrants, stock or other equity securities convertible into Voting Common Stock to management, directors and employees.	21
Customers Bank Voting Common Stock is and CBI’s Voting Common Stock will be subordinate to all of each such entity’s existing and future indebtedness; and neither Customers Bank nor CBI is limited on the amount of indebtedness it may incur in the future.	21
Risk of disruption in deposit movement.	22
Customers Bank and CBI may not pay dividends on the shares in the foreseeable future, which may adversely affect the return and the price of their Voting Common Stock.	22
Risks Related To Customers Bank’s Business	22
Customers Bank has engaged in two FDIC-assisted transactions and may engage in more such transactions in the future, which could present additional risks to its financial condition and earnings.	22
Failure to comply with the terms of Loss Sharing Agreements with the FDIC may result in losses.	22
Customers Bank’s level of assets categorized as doubtful, substandard or special mention expose it to increased lending risk. If Customers Bank’s allowance for loan losses is insufficient to absorb losses in its loan portfolio, it’s earnings could decrease.	23
Customers Bank’s emphasis on commercial and warehouse lending may expose it to increased lending risks.	23
Decreased residential mortgage origination, volume and pricing decisions of competitors.	23
Customers Bank’s performance and financial condition may be adversely affected by regional economic conditions and real estate values.	24
Federal Home Loan Bank of Pittsburgh continues not to pay dividends nor repurchase capital stock.	24
Financial turmoil may increase other-than-temporary-impairment (“OTTI”) charges.	24
Customers Bank may need to raise additional capital in the future and such capital may not be available when needed or at all.	24
Sufficient funding to support earning asset growth.	24
The FDIC’s recent policy statement imposing restrictions and criteria on private investors in failed bank acquisitions may apply to Customers and Customers’ investors.	25
Customers Bank shareholders may be deemed to be acting in concert and thereby subject to increased regulatory scrutiny, including the application of the FDIC policy statement to Customers Bank and its investors.	25
Previously enacted and potential future legislation, including legislation to reform the U.S. financial regulatory system, could adversely affect Customers Bank’s business.	26
The new Bureau of Consumer Financial Protection (“BCFP”) may reshape the consumer financial laws through rulemaking and enforcement of unfair, deceptive or abusive practices, which may directly impact the business operations of depository institutions offering consumer financial products or services including Customers Bank.	26
Government regulation might have an adverse effect on Customers Bank’s business.	26
Customers Bank and/or CBI may become subject to additional Pennsylvania taxes as a result of the reorganization.	26
Accounting standards periodically change and the application of Customers Bank’s accounting policies and methods may require estimates about matters that are uncertain.	27
Customers Bank might not achieve profitability or consistent earnings.	27
Customers Bank might not be able to keep growing or may fail to manage its growth effectively.	27

Asset growth may not cause Customers Bank’s earnings to grow.	27
If Customers Bank does not open new branches as planned or does not achieve profitability on new branches, earnings may be reduced.	27
Interest rate changes might have an adverse effect on Customers Bank’s earnings and financial condition.	28
FDIC assessments will negatively impact earnings.	28
The short-term and long-term impact of the new Basel III capital standards and the forthcoming new capital rules to be proposed for non-Basel III U.S. banks is uncertain.	28
Competition with other financial institutions might negatively impact Customers Bank’s profits.	28
Losses or liabilities may be higher than anticipated and may negatively impact Customers Bank’s earnings and financial position.	29
Provisions in Customers Bank’s charter documents may prevent others from obtaining control or increase the cost of completing a transaction in which control of Customers Bank is acquired by others.	29
Customers Bank’s directors and executive officers can influence the outcome of shareholder votes.	29
Customers Bank depends on it’s executive management, and the loss of a member of it’s management team could have an adverse effect on business.	29
Customers Bank’s chairman and chief executive officer also serves as Executive Chairman of Atlantic Coast Federal Corporation, the holding company for another financial institution and such responsibilities could affect his ability to devote sufficient time to his position with Customers Bank.	29
Risks Related to Customers Bank’s Acquisition Strategy	30
Customers Bank and CBI intend to engage in acquisitions of other businesses from time to time, including FDIC-assisted acquisitions. These acquisitions may not produce revenue or earnings enhancements or cost savings at levels or within timeframes originally anticipated and may result in unforeseen integration difficulties.	30
Customers Bank and CBI are subject to certain risks related to FDIC-assisted transactions.	30
Customers Bank’s ability to continue to receive benefits of its loss share arrangement with the FDIC is conditioned upon compliance with certain requirements under the Purchase and Assumption Agreement.	31
FDIC-assisted acquisition opportunities may not become available and increased competition may make it more difficult for Customers Bank or CBI to bid on failed bank transactions on terms considered to be acceptable.	32
Attractive acquisition opportunities may not be available in the future.	32
Customers Bank may currently be unable to ascertain the merits or risks of the businesses it may ultimately acquire.	32
Customers Bank is subject to environmental liability risk associated with lending activities.	32
Customers Bank is subject to certain risks in connection with Customers Bank’s use of technology.	32
Customers Bank is subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.	33
Some institutions Customers Bank or CBI could acquire may have distressed assets and there can be no assurance that Customers will be able to realize the value predicted from these assets or that it will make sufficient provision for future losses in the value of, or accurately estimate the future write-downs taken in respect of, these assets.	33
As a result of an investment or acquisition transaction, Customers may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Customers’ financial condition and results of operations, which could cause you to lose some or all of your investment.	34

Customers Bank and/or CBI may in the future hire consultants or advisors on a contingent basis, who would only receive payment in the event an investment or acquisition transaction occurred and, therefore, they might be viewed as having an interest in such investment or acquisition transaction occurring.	34
Shareholders may have no opportunity to evaluate and affect the investment decision regarding a potential investment or acquisition transaction.	34
Resources could be expended in considering or evaluating potential investment or acquisition transactions that are not consummated, which could materially and adversely affect subsequent attempts to locate and acquire or merge with another business.	34
The officers and directors of an acquisition candidate may resign upon consummation of an acquisition.	34
Risks Related to Customers Bank and CBI’s Industry	35
Difficult market conditions have adversely affected Customers Bank and CBI’s industry.	35
The soundness of other financial institutions could adversely affect Customers Bank.	35
There can be no assurance that recently enacted legislation will stabilize the U.S. financial system.	35
A continuation of recent turmoil in the financial markets could have an adverse effect on the financial position or results of operations of Customers Bank and CBI.	35
RECENT DEVELOPMENTS	36
Raised over $50 million of capital	36
FDIC-Assisted Acquisitions	36
Changing name of Customers Bank	36
Purchase of manufactured housing portfolio	37
Extension of anti-dilution provision	37
PROPOSAL TO APPROVE A PLAN OF MERGER AND REORGANIZATION PURSUANT TO WHICH THE BANK WILL REORGANIZE TO FORM A BANK HOLDING COMPANY	38
THE REORGANIZATION	40
Background and Reasons for the Reorganization	40
Private Offerings	41
The Plan of Reorganization	43
Amendment or Termination	43
Conditions to Completing the Reorganization	44
Regulatory Approval of the Reorganization	44
Securities Law Consequences; Resale Restrictions for Certain Persons	44
Management of CBI	45
Dissenters’ Rights	45
No Action Required to Exchange Shares	46
Accounting Treatment of the Reorganization	46
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REORGANIZATION	46
For Customers Bank Shareholders	46
Dissenting Shareholders	48
Backup Withholding	48
Limitation on Use of Net Operating Losses	48
For Holders of Warrants and Options to Purchase Shares of Customers Bank Common Stock	48
INTERESTS OF MANAGEMENT AND OTHERS IN THE REORGANIZATION	49
PROPOSAL C2 AND B1 TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 23, 2010, BY AND AMONG BERKSHIRE BANCORP, INC., BERKSHIRE BANK, CUSTOMERS BANCORP, INC., AND CUSTOMERS BANK, AND TO APPROVE ALL TRANSACTIONS CONTEMPLATED BY SUCH AGREEMENT	50
THE MERGER	52
Background of the Merger	52
Reasons for the Merger – Customers Bank	55

Reasons for the Merger – BBI	57
Financial Interests of Directors, Officers and Others in the Merger.	58
Share Ownership	58
Indemnification and Insurance	58
Board of Directors and Management Following Completion of the Merger	59
Existing Employment Agreements	59
Supplemental Executive Retirement Plan Agreements	59
Voting Agreements	59
Fairness Opinion of Commonwealth Advisors LLC	59
Transaction Summary	61
Contribution Analysis	61
Comparable Company Analysis	61
Selected Merger Analysis	63
Discounted Cash Flow Analysis	63
Pro Forma Merger Analysis	64
Compensation of Commonwealth Advisors LLC	65
Rights of Dissenting Shareholders	65
THE MERGER AGREEMENT	66
Terms of the Merger	66
Conversion of BBI Warrants	67
Closing and Effective Time of the Merger	68
Conversion of Shares; Exchange of Certificates	68
Letter of Transmittal	68
Withholding	68
Dividends and Distributions	68
Redemption or Exchange of Series C Preferred Stock	69
Representations and Warranties	69
Covenants and Agreements	70
Bank Merger	74
Reasonable Best Efforts to Obtain the Required Shareholder Votes	74
Agreement Not to Solicit Other Offers	74
Expenses and Fees	75
Employee Matters	75
Indemnification and Insurance	76
Conditions to Complete the Merger	76
Termination of the Merger Agreement	77
Termination Fee	78
Amendment, Waiver and Extension of the Merger Agreement	78
Accounting Treatment	79
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER	79
For BBI Shareholders	79
Dissenting Shareholders	80
Backup Withholding	80
Limitation on Use of Net Operating Losses	81
For Holders of Warrants and Options to Purchase BBI Shares	81
USE OF PROCEEDS	81
DESCRIPTION OF CBI SHARES	81
General	81
Voting rights	82
Dividend rights	82
Redemption, Preemptive Rights and Repurchase Provisions	83
Liquidation Rights	83
Anti-Takeover Effect of Governing Documents and Applicable Law	84
COMPARISON OF SHAREHOLDERS’ RIGHTS	85

Authorized Capital	86
Undesignated Non-Voting Common Stock	86
25% Ownership Limitation	86
Supermajority Vote for Business Combinations with 5% Shareholders	86
Shareholder Vote for Business Combinations Generally	86
Shareholder Right to Valuation and Payment for Shares on Control Share Acquisition	87
Board Right to Oppose Acquisition Offers Considering Multiple Constituencies or Factors	87
Bylaw Amendments	87
Amendment of Articles by Board of Directors	87
Special Meetings of Shareholders	88
Notice	88
Place of Shareholder Meetings	88
Deadline for Annual Meeting	88
Record Date for Meetings and Other Share-Related Actions	88
Written Consent of Shareholders in Lieu of Meeting	88
Shareholder Nominations for Director	89
Cumulative Voting	89
Advance Notice of Shareholder Board Nominations	89
Quorum	90
Required Shareholder Vote	90
Director Qualifications	93
Director Classification	94
Number of Directors	94
Attendance at Board Meetings	94
Vacancies on Board	94
Control Transactions	94
Amendment of Articles of Incorporation	94
OUTSTANDING OPTIONS GRANTED TO UNAFFILIATED INSTITUTIONAL INVESTORS	95
WARRANTS TO PURCHASE ADDITIONAL STOCK	96
ANTI-DILUTION AGREEMENTS	97
CUSTOMERS BANCORP, INC.	98
History, Business, and Properties	98
Principal Shareholders	99
Description of CBI’s Voting Common Stock	99
Executive Compensation	100
Anti-Takeover Mechanisms	100
Indemnification Provisions	100
Financial Statements	101
Legal Proceedings	101
CUSTOMERS BANK	101
History, Business, and Properties	101
History	101
Business	101
FDIC Assisted Transactions	103
Properties	104
Legal Proceedings	105
Management	105
CUSTOMERS BANK AND CBI’S BOARDS OF DIRECTORS AND MANAGEMENT	105
Executive Officers	108
BOARD GOVERNANCE	108
Information about Customers Bank’s board of Directors	108

x

Board Leadership Structure	109
Risk Oversight	109
Director Independence	109
Executive Committee	110
Nominating and Corporate Governance Committee	110
Audit Committee	111
Compensation Committee	112
Risk Management Committee	112
Director Attendance at Annual Meetings	112
Compensation Committee Interlocks and Insider Participation	112
EXECUTIVE COMPENSATION	113
COMPENSATION DISCUSSION AND ANALYSIS	113
Customers Bank’s Compensation Objectives and the Focus of Compensation Rewards	113
Role of the Compensation and Corporate Governance Committee	113
Specific Elements of the Compensation Program	113
Salary	113
Bonuses	114
Long-Term Equity Incentive Compensation	114
Perquisites, Post-Retirement and Other Elements of Compensation for Executive Officers	114
Employment and Other Agreements	114
Consideration of Risk	114
Risk Management Checks and Balances	114
Compliance with Section 409A of the Internal Revenue Code	115
SUMMARY COMPENSATION TABLE	116
GRANTS OF PLAN-BASED AWARDS(6)	117
2004 Incentive Equity and Deferred Compensation Plan	118
Management Stock Purchase Plan	118
2010 Stock Option Plan	119
Stock Option Grants in Connection with Recent Private Offerings	119
Bonus Recognition And Retention Program	119
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE—NAMED EXECUTIVE OFFICERS	121
OPTION EXERCISES AND STOCK VESTED	122
PENSION BENEFITS	122
Potential Payments upon Termination or Change in Control	123
NONQUALIFIED DEFERRED COMPENSATION	124
DIRECTOR COMPENSATION	125
EMPLOYEE BENEFITS	125
401(k) Retirement Savings and Profit Sharing Plan	125
Insurance	125
Officer Employment Agreements	126
Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer	127
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	127
TRANSACTIONS WITH RELATED PARTIES	130
RECENT SALES OF UNREGISTERED SECURITIES	132
CUSTOMERS INTERIM BANK	133
MARKET PRICE OF COMMON STOCK AND DIVIDENDS – CUSTOMERS BANK	133
Trading Market for Voting Common Stock	133
Market Price of Voting Common Stock	133
Dividends on Voting Common Stock	134
Dividend Policy	134

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION	135
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	137
SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010	139
NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010	140
CUSTOMERS BANK - SELECTED FINANCIAL DATA	141
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CUSTOMERS BANK	142
Critical Accounting Policies	142
Overview	144
Results of Operations	145
Three months ended September 30, 2010 and 2009	145
Nine months ended September 30, 2010 and 2009	145
NET INTEREST INCOME	145
Three months ended September 30, 2010 and 2009	145
Nine months ended September 30, 2010 and 2009	147
PROVISION FOR LOAN LOSSES	147
Three and Nine months ended September 30, 2010 and 2009	148
NON-INTEREST INCOME	148
Three months ended September 30, 2010 and 2009	148
Nine months ended September 30, 2010 and 2009	148
NON-INTEREST EXPENSE	149
Three months ended September 30, 2010 and 2009	149
Nine months ended September 30, 2010 and 2009	149
INCOME TAXES	150
Three and Nine months ended September 30, 2010 and 2009	150
FINANCIAL CONDITION	150
GENERAL	150
CASH AND DUE FROM BANKS	151
INTEREST-EARNING DEPOSITS WITH BANKS	151
FEDERAL FUNDS SOLD	151
INVESTMENT SECURITIES	151
LOANS	152
CREDIT RISK	153
ASSET QUALITY	153
FDIC LOSS SHARING RECEIVABLE	155
PREMISES AND EQUIPMENT AND OTHER ASSETS	155
DEPOSITS	155
CAPITAL ADEQUACY	155
LIQUIDITY AND CAPITAL RESOURCES	156
INTEREST RATE SENSITIVITY	157
Results of Operations	158

Twelve months ended December 31, 2009 and 2008	158
Twelve months ended December 31, 2008 and 2007	158
NET INTEREST INCOME	159
Twelve months ended December 31, 2009 and 2008	159
Twelve months ended December 31, 2008 and 2007	160
PROVISION FOR LOAN LOSSES	161
Twelve months ended December 31, 2009 and 2008	161
Twelve months ended December 31, 2008 and 2007	161
NON-INTEREST INCOME	162
Twelve months ended December 31, 2009 and 2008	162
Twelve months ended December 31, 2008 and 2007	162
NON-INTEREST EXPENSE	163
Twelve months ended December 31, 2009 and 2008	163
Twelve months ended December 31, 2008 and 2007	163
INCOME TAXES	164
Twelve months ended December 31, 2009 and 2008	164
Twelve months ended December 31, 2008 and 2007	164
FINANCIAL CONDITION	164
GENERAL	164
CASH AND DUE FROM BANKS	164
INTEREST-EARNING DEPOSITS WITH BANKS	164
FEDERAL FUNDS SOLD	165
INVESTMENT SECURITIES	165
LOANS	166
CREDIT RISK	167
ASSET QUALITY	169
PREMISES AND EQUIPMENT AND OTHER ASSETS	171
DEPOSITS	171
OTHER BORROWINGS	172
SUBORDINATED DEBT	172
PREFERRED STOCK	172
CLASS B NON-VOTING COMMON STOCK	172
STOCKHOLDERS’ EQUITY	172
STOCK OPTION PLAN	173
LIQUIDITY AND CAPITAL RESOURCES	173
CAPITAL ADEQUACY	174
MARKET FOR COMMON STOCK	174
OFF-BALANCE SHEET ARRANGEMENTS	175
OTHER OFF-BALANCE SHEET ARRANGEMENTS	176
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK - INTEREST RATE SENSITIVITY	176
CONTRACTUAL OBLIGATIONS	179
SUPERVISION AND REGULATION	180
GENERAL	180
PENNSYLVANIA BANKING LAWS	180
FEDERAL BANKING LAWS	180

MEMORANDUM OF UNDERSTANDING	184
BANK HOLDING COMPANY REORGANIZATION AND REGULATION	185
BERKSHIRE BANKCORP, INC.	186
History and Business	186
History	186
Business	186
Supervision and Regulation of BBI and Berkshire Bank	186
MARKET PRICE OF COMMON STOCK AND DIVIDENDS – BBI	187
Trading Market for Common Stock	187
Market Price of Common Stock	187
Dividends on Common Stock	187
Security Ownership of Certain Beneficial Owners and Management	187
Beneficial Ownership of Executive Officers, Directors and Nominees	188
BERKSHIRE BANCORP, INC. - MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	190
Critical Accounting Policies	190
Overview	190
Results of Operations	191
Three and nine months ended September 30, 2010 and 2009	191
NET INTEREST INCOME	192
Three and nine months ended September 30, 2010 and 2009	192
Nine months ended September 30, 2010 and 2009	194
PROVISION FOR LOAN LOSSES	196
Three months ended September 30, 2010 and 2009	196
Nine months ended September 30, 2010 and 2009	196
NON-INTEREST INCOME	197
Three months ended September 30, 2010 and 2009	197
Nine months ended September 30, 2010 and 2009	197
NON-INTEREST EXPENSE	198
Three months ended September 30, 2010 and 2009	198
Nine months ended September 30, 2010 and 2009	199
INCOME TAXES	200
Three months ended September 30, 2010 and 2009	200
Nine months ended September 30, 2010 and 2009	200
FINANCIAL CONDITION	200
GENERAL	200
CASH DUE FROM BANKS	201
INTEREST-EARNING DEPOSITS WITH BANKS	201
FEDERAL FUNDS SOLD	201
INVESTMENT SECURITIES	201
LOANS	201
CREDIT RISK	202
ASSET QUALITY	202
PREMISES EQUIPMENT AND OTHER ASSETS	204
DEPOSITS AND BORROWING	204
CAPITAL ADEQUACY	204

LIQUIDITY AND CAPITAL RESOURCES	205
NET INTEREST INCOME	206
Twelve months ended December 31, 2009 and 2008	206
Twelve months ended December 31, 2008 and 2007	209
PROVISION FOR LOAN LOSSES	209
Twelve months ended December 31, 2009 and 2008	209
Twelve months ended December 31, 2008 and 2007	210
NON-INTEREST INCOME	210
Twelve months ended December 31, 2009 and 2008	210
Twelve months ended December 31, 2008 and 2007	211
NON-INTEREST EXPENSE	211
Twelve months ended December 31, 2009 and 2008	211
Twelve months ended December 31, 2008 and 2007	212
INCOME TAXES	213
Twelve months ended December 31, 2009 and 2008	213
Twelve months ended December 31, 2008 and 2007	213
FINANCIAL CONDITION	213
GENERAL	213
CASH DUE FROM BANKS	213
INTEREST EARNING DEPOSITS	214
FEDERAL FUNDS SOLD	214
INVESTMENT SECURITIES	214
LOANS	216
CREDIT RISK	217
ASSET QUALITY	222
PREMISES EQUIPMENT AND OTHER ASSETS	224
DEPOSITS	224
OTHER BORROWINGS	225
PREFERRED STOCK	225
SHAREHOLDER EQUITY	226
STOCK WARRANT PLAN	227
LIQUIDITY AND CAPITAL RESOURCES	227
CAPITAL ADEQUACY	228
MARKET FOR COMMON STOCK	229
OFF-BALANCE SHEET ARRANGEMENTS	230
OTHER OFF-BALANCE SHEET ARRANGEMENTS	231
CONTRACTUAL OBLIGATIONS	231
WHERE YOU CAN FIND MORE INFORMATION	232
ADDITIONAL INFORMATION	233
PROPOSAL C3 AND B2	233
SHAREHOLDER PROPOSALS FOR 2011	234
LEGAL MATTERS	234
EXPERTS	234
ACCOUNTANTS	234
OTHER BUSINESS	234

USA BANK ACQUISITION	235
Notes to Statement of Assets Acquired and Liabilities Assumed By Customers Bank as of July 9, 2010	241
ISN BANK ACQUISITION	245
Notes to Statement of Assets Acquired and Liabilities Assumed by Customers Bank as of September 17, 2010	252

PLAN OF MERGER AND REORGANIZATION	ANNEX A
AGREEMENT AND PLAN OF MERGER	ANNEX B
SECTION 1607 AND 1222 OF THE PENNSYLVANIA BANKING CODE	ANNEX C
CUSTOMERS BANK NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER	ANNEX D
CUSTOMERS BANK AUDIT COMMITTEE CHARTER	ANNEX E
CUSTOMERS BANK COMPENSATION COMMITTEE CHARTER	ANNEX F
TAX OPINION OF STRADLEY RONON STEVENS & YOUNG, LLP	ANNEX G
FAIRNESS OPINION OF COMMONWEALTH ADVISORS LLC	ANNEX H
SECTION 1930 AND SUBCHAPTER D OF CHAPTER 15 OF THE PENNSYLVANIA BUSINESS CORPORATION LAW	ANNEX I

You should rely only on the information contained in this document.  None of Customers Bancorp, Inc., Customers Bank, Berkshire Bancorp, Inc. nor Berkshire Bank has authorized anyone to provide you with any other information.  This document may only be used where it is legal to sell these securities.

The information contained in this Joint Proxy Statement-Prospectus is accurate only as of the date of this Joint Proxy Statement-Prospectus, regardless of the time of delivery of this Joint Proxy Statement-Prospectus or of any sale of securities.

EXPLANATORY NOTE

Customers Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act for the registration of its Voting Common Stock and Class B Non-Voting Common Stock, and shares underlying warrants and options to acquire such stock, to be issued and exchanged pursuant to a plan of reorganization and a merger agreement.  This Joint Proxy Statement-Prospectus and the accompanying notice of shareholder meeting constitute the prospectus of the Customers Bancorp, Inc. filed as part of such registration statement.  Upon completion of the reorganization, Customers Bancorp, Inc. will be required to comply with the periodic reporting requirements under the Securities Exchange Act of 1934 (“Exchange Act”).  Customers Bank is not presently subject to reporting requirements under the Exchange Act.

Customers Bank
99 Bridge Street
Phoenixville, Pennsylvania 19460
(610) 933-2000

____________ _____, 2010

I am pleased to advise you that the Board of Directors of Customers Bank, has approved the reorganization, pursuant to a Plan of Merger and Reorganization,  into a bank holding company structure (which is referred to as the “reorganization), with a bank holding company that has already been formed, called Customers Bancorp, Inc., and the acquisition by merger of Berkshire Bancorp, Inc. (which is referred to as the “merger”) pursuant to that certain Agreement and Plan of Merger, dated as of August 23, 2010, by and among Customers Bank, Customers Bancorp, Inc., Berkshire Bank and Berkshire Bancorp, Inc. (which is referred to as the “Merger Agreement”).  The reorganization will provide Customers Bank with additional flexibility for structuring acquisitions and also for taking advantage of opportunities under the continually evolving laws governing financial institutions.  The acquisition by merger of Berkshire Bancorp, Inc. will allow Customers Bank to accelerate its growth plans in Berks County and increase its assets to over $1 billion with 15 banking offices in Pennsylvania, New York and New Jersey.

Both the reorganization and the merger are contingent upon receipt of approval from various bank regulatory agencies, and the merger transaction is contingent upon the earlier effectuation of the reorganization.  Therefore, if the shareholders of Customers Bank do not approve the reorganization, the merger will not occur.

On completion of the reorganization, as a shareholder of Customers Bank, you will receive one share of Customers Bancorp, Inc. Voting Common Stock for every three of your shares of Customers Bank’s Voting Common Stock and one share of Customers Bancorp, Inc. Class B Non-Voting Common Stock for every three shares of Customers Bank’s Class B Non-Voting Common Stock.  The conversion of Customers Bank shares into shares of the holding company generally will be tax-free for U.S. federal income tax purposes.

Upon completion of the merger, each share of Berkshire Bancorp, Inc. common stock will be converted into the right to receive a certain fraction of shares of Customers Bancorp, Inc. Voting Common Stock, based upon the exchange ratio, calculated as the Berkshire Bancorp, Inc. valuation divided by three times the Customers Bank valuation, each as established in the Merger Agreement, plus cash in lieu of fractional shares, as discussed in the attached Joint Proxy Statement-Prospectus.  The merger will only occur if the holders of two-thirds of the outstanding shares of Customers Bank Voting Common Stock and Berkshire Bancorp, Inc. common stock vote in favor of the Merger Agreement and the merger.

Customers Bank is requesting that its shareholders approve the Plan of Merger and Reorganization, the reorganization that will result in the holding company structure, the merger and the Merger Agreement, and if necessary, an adjournment of the meeting to a date to be proposed at the meeting, if necessary to solicit or receive additional proxies.  Because both the reorganization into a holding company structure and the merger require the that two-thirds of the outstanding shares of Customers Bank Voting Common Stock be voted in favor of each respective transaction, your vote is very important. Customers Bank has scheduled a meeting of shareholders to consider the holding company formation at the following date, time and place:

[TIME DATE LOCATION]

  The enclosed proxy statement gives you detailed information about the meeting, the proposed holding company formation, the Merger Agreement and the merger.

Your Board of Directors enthusiastically supports the reorganization into a holding company structure and the merger, and recommend that you vote to approve both.  Please sign and return the enclosed proxy card.  You are also welcome to attend the meeting in person.

Jay S. Sidhu
Chairman and Chief Executive Officer

Berkshire Bancorp, Inc.
1101 Woodland Road
Wyomissing, Pennsylvania 19160

[DATE]

I am pleased to advise you that the Board of Directors of Berkshire Bancorp, Inc. has approved the merger with and into Customers Bancorp, Inc. (which is referred to as the “merger”) pursuant to that certain Agreement and Plan of Merger, dated as of August 23, 2010, by and among Customers Bank, Customers Bancorp, Inc., Berkshire Bank and Berkshire Bancorp, Inc. (which is referred to as the “Merger Agreement”).  The merger is contingent upon receipt of approval from various bank regulatory agencies and the earlier effectuation of the reorganization of Customers Bank into a holding company structure under Customers Bancorp, Inc.  Therefore, if the shareholders of Customers Bank do not approve the reorganization or if the required bank regulatory approvals are not received, the merger will not occur.

Upon completion of the merger, each share of Berkshire Bancorp, Inc. common stock will be converted into the right to receive a certain fraction of shares of Customers Bancorp, Inc. Voting Common Stock, based upon the exchange ratio, calculated as the Berkshire Bancorp, Inc. valuation divided by three times the Customers Bank valuation, each as established in the Merger Agreement, plus cash in lieu of fractional shares, as discussed in the attached Joint Proxy Statement-Prospectus.  The merger will only occur if the reorganization of Customers Bank into a holding company structure is completed, and the holders of two-thirds of the outstanding shares of Customers Bank Voting Common Stock and Berkshire Bancorp, Inc. common stock vote in favor of the Merger Agreement and the merger.  The conversion of Berkshire Bancorp, Inc. common stock into Customers Bancorp, Inc. Voting Common Stock will generally will be tax-free for U.S. federal income tax purposes.

Berkshire is requesting that shareholders of Berkshire Bancorp, Inc. approve and adopt the merger and the Merger Agreement, and if necessary, an adjournment of the meeting to a date to be proposed at the meeting, to solicit or receive additional proxies.  Your vote is very important. There is a scheduled a special meeting of shareholders to consider the merger and Merger Agreement at the following date, time and place:

[TIME DATE LOCATION]

  The enclosed proxy statement gives you detailed information about the meeting, the Merger Agreement and the merger.

Your Board of Directors enthusiastically supports the merger, and recommends that you vote to approve it.  Please sign and return the enclosed proxy card.  You are also welcome to attend the meeting in person.

CUSTOMERS BANK
99 Bridge Street
Phoenixville, Pennsylvania 19460
(610) 933-2000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A Special Meeting of the shareholders of Customers Bank will be held on ________, ____ __ 2011, at the main office of Customers Bank, 99 Bridge Street, Phoenixville Pennsylvania, at ______ a.m.  to vote on the following proposals:

C1.	To approve and adopt a Plan of Merger and Reorganization pursuant to which Customers Bank will reorganize to a bank holding company structure (which is referred to as the “reorganization”);

C2.
To approve and adopt the Agreement and Plan of Merger, dated as of August 23, 2010, by and among Berkshire Bancorp, Inc., Berkshire Bank, Customers Bancorp, Inc., and Customers Bank (which is referred to as the “Merger Agreement”) and to approve all transactions contemplated by the Merger Agreement.  Pursuant to the Merger Agreement, Berkshire Bancorp, Inc. will merge with an into Customers Bancorp, Inc., and, immediately thereafter, Berkshire Bank will merge with and into Customers Bank; and

C3.	To adjourn the meeting to a date to be proposed at the meeting, if necessary to solicit or receive additional proxies.

The board of directors has set the Record Date for the Special Meeting as _________, 2011.  Only holders of record of Customers Bank’s Voting Common Stock at the close of business on that date can vote at the meeting.  As long as a quorum is present or represented at the Special Meeting, the affirmative vote of two-thirds of Customers Bank’s outstanding Voting Common Stock is required to pass Proposals C1 and C2, and the affirmative vote of a majority of Customers Bank’s Voting Common Stock present, in person or by proxy is required to pass Proposal C3.  As of the Record Date, there were _______ shares of Customers Bank’s Voting Common Stock outstanding.

Shareholders may be entitled to assert dissenters’ rights in connection with the reorganization.  See “THE REORGANIZATION – Dissenters’ Rights” beginning on page 45 of this Joint Proxy Statement-Prospectus for a summary of the rights to which you may be entitled.  Additionally, a  copy of the law pertaining to dissenters’ rights, Sections 1607 and 1222 of the Pennsylvania Banking Code and Subchapter D of Chapter 15 and Section 1930 of the Pennsylvania Business Corporation Law, is attached as Annex C to the Joint Proxy Statement-Prospectus.

The directors of Customers Bank unanimously believe that Proposals C1 through C3 are in the best interests of Customers Bank and its shareholders, and urge shareholders to vote “FOR” each of Proposals C1 through C3.

By Order of the Board of Directors

Gertrude M. Hackney, Secretary

Dated:  ___ __, 2010

BERKSHIRE BANCORP, INC.
1101 Woodland Road
Wyomissing, Pennsylvania 19160
(610) 376-7200

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A Special Meeting of the shareholders of Berkshire Bancorp, Inc. will be held on ________, ____ __ 2011, at [LOCATION], at ______ a.m.  to vote on the following proposals:

B1.
To approve and adopt the Agreement and Plan of Merger, dated as of August 23, 2010, by and among Berkshire Bancorp, Inc., Berkshire Bank, Customers Bancorp, Inc., and Customers Bank (which is referred to as the “Merger Agreement”) and to approve all transactions contemplated by the Merger Agreement.  Pursuant to the Merger Agreement, Berkshire Bancorp, Inc. will merge with an into Customers Bancorp, Inc., and, immediately thereafter, Berkshire Bank will merge with and into Customers Bank; and

B2.	To adjourn the meeting to a date to be proposed at the meeting, if necessary to solicit or receive additional proxies.

The board of directors has set the Record Date for the Special Meeting as _________, 2011.  Only holders of record of Berkshire Bancorp, Inc.’s common stock at the close of business on that date can vote at the meeting.  As long as a quorum is present or represented at the Special Meeting, the affirmative vote, in person or by proxy, of two-thirds of Berkshire Bancorp, Inc.’s outstanding common stock is required to pass Proposal B1, and the affirmative vote, in person or by proxy, of a majority of Berkshire Bancorp, Inc.’s common stock present is required to pass Proposal B2.  As of the Record Date, there were _______ shares of Berkshire Bancorp, Inc.’s common stock outstanding.

Your vote is important regardless of the number of shares you own.  If you abstain from voting or do not vote (either in person or proxy), it will have the practical effect of a vote against the Merger Agreement.

Even if you plan to attend the special meeting, the board of directors urges you to complete, sign, date and return the enclosed proxy card promptly in the envelope provided.  This will not prevent you from attending the special meeting but will assure that your vote will be counted should you be unable to attend.

Shareholders may be entitled to assert dissenters’ rights in connection with the merger.  See “THE MERGER – Rights of Dissenting Shareholders” beginning on page 65 of this Joint Proxy Statement-Prospectus for a summary of the rights to which you may be entitled.  Additionally, a  copy of the law pertaining to dissenters’ rights, Subchapter D of Chapter 15 and Section 1930 of the Pennsylvania Business Corporation Law, is attached as Annex I to the Joint Proxy Statement-Prospectus.

The directors of Berkshire Bancorp, Inc. unanimously believe that Proposals B1 and B2 are in the best interests of Berkshire Bancorp, Inc. and its shareholders, and urge shareholders to vote “FOR” each of Proposals B1 and B2.

By Order of the Board of Directors

Norman E. Heilenman, Chairman of the Board

Dated:  ___ __, 2011

FORWARD-LOOKING STATEMENTS

This Joint Proxy Statement-Prospectus and all attachments hereto, including the annual report and audited and unaudited financial statements of Customers Bank and Berkshire Bancorp, Inc., as well as other written or oral communications made from time to time by Customers Bank, Customers Bancorp, Inc., Berkshire Bank and Berkshire Bancorp, Inc. may contain certain forward-looking information within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  These statements relate to future events or future predictions, including events or predictions relating to future financial performance, and are generally identifiable by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “plan,” “intend,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy that involve risks and uncertainties.  These forward-looking statements are only predictions and estimates regarding future events and circumstances and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors” that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  This information is based on various assumptions that may not prove to be correct.

In addition to the risks described in the “Risk Factors” section of this Joint Proxy Statement-Prospectus, important factors to consider and evaluate in such forward-looking statements include:

•	Changes in the external competitive market factors that might impact results of operations;
•	Changes in laws and regulations, including without limitation changes in capital requirements under the federal prompt corrective action regulations;
•	Changes in business strategy or an inability to execute strategy due to the occurrence of unanticipated events;
•	Ability to identify potential candidates for, and consummate, acquisition or investment transactions;
•	Constraints on ability to consummate an attractive acquisition or investment transaction because of significant competition for these opportunities;
•	Failure to complete any or all of the transactions described herein on the terms currently contemplated;
•	Local, regional and national economic conditions and events and the impact they may have on Customers Bank, Berkshire Bank and their customers;
•	Ability to attract deposits and other sources of liquidity;
•	Changes in the financial performance and/or condition of Customers Bank’s or Berkshire Bank’s borrowers;
•	Changes in the level of non-performing and classified assets and charge-offs;
•	Changes in estimates of future loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;
•	Changes in Customers Bank’s or Berkshire Bancorp’s capital structure resulting from future capital offerings or acquisitions;
•	Changes in the timing or substance of Customers Bank’s strategic and operating plans resulting from future acquisitions or acquisition proposals;
•	The integration of Customers Bank’s recent FDIC-assisted acquisition may present unforeseen challenges;
•	Inflation, interest rate, securities market and monetary fluctuations;
•	The timely development and acceptance of new banking products and services and perceived overall value of these products and services by users;
•	Changes in consumer spending, borrowing and saving habits;
•	Technological changes;
•	The ability to increase market share and control expenses;
•	Continued volatility in the credit and equity markets and its effect on the general economy;
•
The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•
The businesses of the Customers Bancorp, Inc. and Berkshire Bancorp, Inc., and subsidiaries, not integrating successfully or such integration being more difficult, time-consuming or costly than expected;

•
Material differences in the actual financial results of merger and acquisition activities compared with expectations, such as with respect to the full realization of anticipated cost savings and revenue enhancements within the expected time frame, including as to the merger;

•	Revenues following the merger being lower than expected; and
•
Deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, being greater than expected.

These forward-looking statements are subject to significant uncertainties and contingencies, many of which are beyond the control of Customers Bancorp, Inc., Customers Bank, Berkshire Bancorp, Inc. and Berkshire Bank.  Although the expectations reflected in the forward-looking statements are currently believed to be reasonable, future results, levels of activity, performance or achievements cannot be guaranteed.  Accordingly, there can be no assurance that actual results will meet expectations or will not be materially lower than the results contemplated in this Joint Proxy Statement-Prospectus and the attachments hereto.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to, the dates of those documents.  None of Customers Bancorp, Inc., Customers Bank, Berkshire Bancorp, Inc. nor Berkshire Bank undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable law.

SUMMARY

COMMONLY USED TERMS

For purposes of this Joint Proxy Statement-Prospectus, any references to “CBI” refer to Customers Bancorp, Inc., any references to “Customers” refer to Customers Bank and CBI collectively,  any references to “BBI” refer to Berkshire Bancorp, Inc. and any references to “Berkshire” refer to Berkshire Bank and BBI collectively.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING

Why am I receiving these proxy materials?

Customers Bank and BBI are sending you this Joint Proxy Statement-Prospectus and the accompanying proxy card because your proxy to vote at a Special Meeting is being solicited.  If you were a holder of Customers Bank Voting Common Stock on [_______, 2011] (which is referred to as the “Record Date”), you are entitled to notice of and to vote at the Special Meeting of Shareholders of Customers Bank to be held at [_____] on [_____, 2011] at [___________] (which is referred to as the “Customers Special Meeting”).

If you were a holder of BBI common stock on the Record Date, you are entitled to notice of and to vote at the Special Meeting of Shareholders of BBI to be held at [TIME] on [_____, 2011] at [LOCATION] (which is referred to as the “Berkshire Special Meeting”).  Shareholders of record on the Record Date are invited to attend the meeting for their respective entities to vote on the proposals described in this Joint Proxy Statement-Prospectus.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign, and return the accompanying proxy card.

Customers Bank has mailed this Joint Proxy Statement-Prospectus and the accompanying proxy card to all shareholders of record entitled to vote at the Customers Special Meeting, and BBI has mailed this Joint Proxy Statement-Prospectus and the accompanying proxy card to all shareholders of record entitled to vote at the Berkshire Special Meeting.

Who is entitled to vote at the meeting?

Customers Bank.  To be able to vote, you must have been a beneficial owner or record holder of Customers Bank’s Voting Common Stock on _______, 2011, the Record Date.

If, at the close of business on the Record Date, your Customers Bank shares were registered directly in your name, then you are a shareholder of record.  As a shareholder of record you may vote in person at the Customers Special Meeting or by proxy.  Whether or not you plan to attend the meeting, Customers Bank urges you to complete and return the accompanying proxy card to ensure your vote is counted.

If, at the close of business on the Record Date, your Customers Bank shares were not issued directly in your name, but rather were held in an account at a brokerage firm, bank, or by another agent, you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank, or other agent.  The broker, bank, or other agent holding your shares in that account is considered to be the shareholder of record for purposes of voting at the Customers Special Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares of Voting Common Stock in your account.  You are also invited to attend the Customers Special Meeting.  However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

BBI.  To be able to vote, you must have been a beneficial owner or record holder of BBI common stock on _______, 2011, the Record Date.

If, at the close of business on the Record Date, your BBI shares were registered directly in your name, then you are a shareholder of record.  As a shareholder of record you may vote in person at the Berkshire Special Meeting or by proxy.  Whether or not you plan to attend the meeting, BBI urges you to complete and return the accompanying proxy card to ensure your vote is counted.

If, at the close of business on the Record Date, your BBI shares were not issued directly in your name, but rather were held in an account at a brokerage firm, bank, or by another agent, you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank, or other agent.  The broker, bank, or other agent holding your shares in that account is considered to be the shareholder of record for purposes of voting at the Berkshire Special Meeting.  As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares of BBI common stock in your account.  You are also invited to attend the Berkshire Special Meeting.  However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I being asked to vote on?

Customers Bank.  There are three matters scheduled for a vote at the Customers Special Meeting:

C1.	To approve and adopt a Plan of Merger and Reorganization pursuant to which Customers Bank will reorganize to a bank holding company structure;

C2.
To approve and adopt the Agreement and Plan of Merger, dated as of August 23, 2010, by and among Berkshire Bancorp, Inc., Berkshire Bank, Customers Bancorp, Inc., and Customers Bank, and to approve all transactions contemplated by such agreement.  Pursuant to the Merger Agreement, Berkshire Bancorp, Inc. will merge with an into Customers Bancorp, Inc., and, immediately thereafter, Berkshire Bank will merge with and into Customers Bank; and

C3.	To adjourn the meeting to a date to be proposed at the meeting, if necessary to solicit or receive additional proxies.

BBI.  There are two matters scheduled for a vote at the Berkshire Special Meeting:

B1.
To approve and adopt the Agreement and Plan of Merger, dated as of August 23, 2010, by and among Berkshire Bancorp, Inc., Berkshire Bank, Customers Bancorp, Inc., and Customers Bank, and to approve all transactions contemplated by such agreement.  Pursuant to the Merger Agreement, Berkshire Bancorp, Inc. will merge with an into Customers Bancorp, Inc., and, immediately thereafter, Berkshire Bank will merge with and into Customers Bank; and

B2.	To adjourn the meeting to a date to be proposed at the meeting, if necessary to solicit or receive additional proxies.

Customers Bank’s board of directors recommends a vote “FOR” Proposals C1 through C3 above.

For additional information about the proposed reorganization of Customers Bank, see “QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND THE MERGER” beginning on page 8 of this Joint Proxy Statement-Prospectus, and the sections of this Joint Proxy Statement-Prospectus referred to therein.  For additional information about the proposed merger of BBI with and into CBI, see “QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND THE MERGER” beginning on page 8 of this Joint Proxy Statement-Prospectus, and the sections of this Joint Proxy Statement-Prospectus referred to therein.

BBI’s board of directors recommends a vote “FOR” Proposals B1 and B2 above.

For additional information about the proposed merger of BBI with and into CBI, see “QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND THE MERGER” beginning on page 8 of this Joint Proxy Statement-Prospectus, and the sections of this Joint Proxy Statement-Prospectus referred to therein.

How many votes do I have?

Each holder of Customers Bank’s Voting Common Stock is entitled to one vote per share held, and each holder of BBI common stock is entitled to one vote per share held.

What is a quorum?

For a proposal to be considered at either the Customers Special Meeting or the Berkshire Special Meeting, a quorum must be present.  The presence, in person or by proxy, of a majority of the issued and outstanding shares entitled to vote will constitute a quorum.  The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Abstentions and “broker non-votes” (that is, shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will not be counted for the purpose of determining whether a quorum is present at either the Customers Special Meeting or the Berkshire Special Meeting.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other agent) or if you are present at the meeting.  If there is no quorum, the chairperson of the meeting, or a majority of the votes present at the meeting, may adjourn the meeting to another date.

At any adjourned meeting at which a quorum is present in person or by proxy, any business may be transacted which might have been transacted at the original meeting if a quorum had been present.

What vote is required?

Customers Bank.  For Proposals C1 and C2, to approve and adopt a Plan of Merger and Reorganization pursuant to which Customers Bank will be reorganized into a bank holding company structure, and to approve and adopt the Merger Agreement and the transactions contemplated thereby, if a quorum is present, the affirmative vote of holders of two-thirds of all shares of Customers Bank’s outstanding Voting Common Stock is required to approve each of Proposals C1 and C2.  Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, will have the same effect as a vote against the proposals.

For Proposal C3, if a quorum is present, the affirmative vote of a majority of the stock having voting powers, present, in person or by proxy, is required to approve such proposal.  Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of a given proposal.

BBI.  For Proposal B1, to approve and adopt the Merger Agreement and the transactions contemplated thereby, if a quorum is present, the affirmative vote, in person or by proxy, of holders of two-thirds of all shares of BBI’s outstanding common stock is required to approve such proposal.  Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, will have the same effect as a vote against the Merger Agreement and the transactions contemplated thereby.

For Proposal B2, if a quorum is present, the affirmative vote, in person or by proxy, of a majority of the common stock present, is required to approve such proposal.  Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of a given proposal.

How do I vote?

Customers Bank.  For any matter to be voted on at the Customers Special Meeting, you may vote “For” or “Against” or abstain from voting.

Shareholder of Record:  Shares Registered in Your Name.  If you were a shareholder of record of Customers Bank on the Record Date, you may vote in person at the Customers Special Meeting.  Alternatively, you may vote by proxy by using the accompanying proxy card.  Whether or not you plan to attend the meeting, Customers Bank urges you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.  In such case, notify the Corporate Secretary before the meeting begins of your presence at the meeting and your intention to revoke your previously voted proxy.

To vote in person, come to the Customers Special Meeting and the ballot will be given to you when you arrive.

To vote by proxy, simply complete, sign, and date the accompanying proxy card and return it promptly in the envelope provided.  If you return your signed proxy card before the Customers Special Meeting, your shares will be voted as you direct unless you revoke your proxy.

Beneficial Owner:  Shares Registered in the Name of Broker, Bank, or Other Agent.  If your shares of Customers Bank’s Voting Common Stock are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank, or other nominee, in lieu of a proxy card you should receive a voting instruction form from that institution by mail.  Complete and mail the voting instruction card as instructed to ensure that your vote is counted.

If your shares are held in street name and you wish to vote in person at the Customers Special Meeting, you must obtain a proxy issued in your name from the record holder (that is, your brokerage firm, bank or other nominee) and bring it with you to the meeting.  Customers recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the meeting.

BBI.  For any matter to be voted on at the Berkshire Special Meeting, you may vote “For” or “Against” or abstain from voting.

Shareholder of Record:  Shares Registered in Your Name.  If you were a shareholder of record of BBI on the Record Date, you may vote in person at the Berkshire Special Meeting.  Alternatively, you may vote by proxy by using the accompanying proxy card.  Whether or not you plan to attend the meeting, BBI urges you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.  In such case, notify the Corporate Secretary before the meeting begins of your presence at the meeting and your intention to revoke your previously voted proxy.

To vote in person, come to the Berkshire Special Meeting and the ballot will be given to you when you arrive.

To vote by proxy, simply complete, sign, and date the accompanying proxy card and return it promptly in the envelope provided.  If you return your signed proxy card before the Berkshire Special Meeting, your shares will be voted as you direct unless you revoke your proxy.

Beneficial Owner:  Shares Registered in the Name of Broker, Bank, or Other Agent.  If your shares of BBI’s common stock are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank, or other nominee, in lieu of a proxy card you should receive a voting instruction form from that institution by mail.  Complete and mail the voting instruction card as instructed to ensure that your vote is counted.

If your shares are held in street name and you wish to vote in person at the Berkshire Special Meeting, you must obtain a proxy issued in your name from the record holder (that is, your brokerage firm, bank or other nominee) and bring it with you to the meeting.  Berkshire recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed proxy card without marking any voting selections, your shares will be voted “FOR” each proposal listed on the proxy card.  If any other matter is properly presented at the meeting for which the proxy card is submitted, then one of the proxies named on the proxy card will vote your shares using his or her discretion.

What if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, or because you hold shares of both Customers Bank and BBI, please be sure to complete, sign, date, and return each proxy card or voting instruction form to ensure that all of your shares will be voted.  If you receive proxy cards and voting instruction forms from both Customers Bank and BBI, please be sure to return each completed, signed and dated proxy card and voting instruction form to the proper entity.  So proxy cards and voting instruction forms related to the Customers Special Meeting should be returned to Customers Bank in the return envelope provided with the Customers Bank proxy materials.  Likewise, proxy cards and voting instruction forms related to the Berkshire Special Meeting should be returned to BBI in the return envelope provided with the BBI proxy materials.

Only shares relating to proxy cards and voting instruction forms that have been signed, dated, and timely returned will be counted in toward a quorum and voted.

Who will count the votes and how will my votes be counted?

Votes will be counted by the judge of elections appointed for each Special Meeting.  For the Customers Special Meeting, the judge of election will be Ruth Hammers, or, in her absence, one or more other individuals to be appointed in accordance with Customers Bank’s bylaws.  For the Berkshire Special Meeting, the judge of election will be [______],or, in [his/her] absence, one or more other individuals to be appointed in accordance with BBI’s bylaws.  The judge of elections at each Special Meeting will count “FOR” and “AGAINST” votes for each proposal.

Can I change my vote after I have sent you my proxy?

Yes.  You can revoke your proxy at any time before the applicable vote at the Special Meeting for the entity of which you are a shareholder.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date;

•	You may send a written notice that you are revoking your proxy to the applicable Corporate Secretary:

•	If to Customers Bank, at 1015 Penn Ave. Suite 103, Wyomissing, Pennsylvania 19610, Attention: Corporate Secretary; or

•	If to BBI, at 1101 Woodland Road, Wyomissing, Pennsylvania 19610, Attention Corporate Secretary;

•
You may attend the meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy;  you must notify the Corporate Secretary before the meeting begins of your presence at the meeting and your intention to revoke your previously voted proxy).

If your shares are held by a broker, bank, or other agent, you should follow the instructions provided by them.

How may I communicate with the board of directors?

Customers Bank.  Please address any communications to Customers Bank’s board of directors, in writing to Customers Bank’s Corporate Secretary at 1015 Penn Ave. Suite 103, Wyomissing, Pennsylvania 19610.  The Corporate Secretary will relay shareholder communications to the board of directors or any individual director to whom communications are directed.

BBI.  Please address any communications to BBI’s board of directors, in writing to BBI’s Corporate Secretary at 1101 Woodland Road, Wyomissing, Pennsylvania 19610.  The Corporate Secretary will relay shareholder communications to the board of directors or any individual director to whom communications are directed.

Who will bear the cost of soliciting proxies?

Customers Bank will bear the cost of the solicitation of proxies for the Customers Special Meeting, including preparation, assembly, printing and distribution of the proxy card and any additional solicitation materials furnished to shareholders in connection with the Customers Special Meeting.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners.  Customers Bank may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners.  The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email, or any other means by Customers Bank’s directors, officers, or employees.  No additional compensation will be paid to those individuals for any such services.

BBI will bear the cost of the solicitation of proxies for the Berkshire Special Meeting, including preparation, assembly, printing and distribution of the proxy card and any additional solicitation materials furnished to shareholders in connection with the Berkshire Special Meeting.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners.  BBI may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners.  The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email, or any other means by BBI’s directors, officers, or employees.  No additional compensation will be paid to those individuals for any such services.

The cost of preparation, assembly, printing, and distribution of this Joint Proxy Statement-Prospectus will be shared by Customers Bank and BBI.

How can I find out the results of the voting at the meeting?

The voting results for Customers Bank will be announced at the Customers Special Meeting.  The voting results for BBI will be announced at the Berkshire Special Meeting.

What is the recommendation of the board of directors?

Customers Bank.  Customers Bank’s board of directors recommends a vote:

FOR Proposal C1, to approve and adopt a Plan of Merger and Reorganization pursuant to which Customers Bank will reorganize to form a bank holding company structure;

FOR Proposal C2, to approve and adopt the Agreement and Plan of Merger, dated as of August 23, 2010, by and among Berkshire Bancorp, Inc., Berkshire Bank, Customers Bancorp, Inc., and Customers Bank, and to approve all transactions contemplated by such agreement.  Pursuant to the Merger Agreement, Berkshire Bancorp, Inc. will merge with and into Customers Bancorp, Inc., and, immediately thereafter, Berkshire Bank will merge with and into Customers Bank; and

FOR Proposal C3, to adjourn the meeting to a date to be proposed at the meeting, if necessary to solicit or receive additional proxies.

With respect to any other matter that properly comes before the Customers Special Meeting, the proxies will vote in accordance with their best judgment.

Unless you give other instructions on your proxy card, the persons named as proxies on your signed proxy card will vote in accordance with the recommendations of Customers Bank’s board of directors with respect to each of the proposals and the election of each director position, and in their discretion with respect to any other matter properly brought before the Customers Special Meeting.

BBI.  BBI’s board of directors recommends a vote:

FOR Proposal B1, to approve and adopt the Agreement and Plan of Merger, dated as of August 23, 2010, by and among Berkshire Bancorp, Inc., Berkshire Bank, Customers Bancorp, Inc., and Customers Bank, and to approve all transactions contemplated by such agreement.  Pursuant to the Merger Agreement, Berkshire Bancorp, Inc. will merge with and into Customers Bancorp, Inc., and, immediately thereafter, Berkshire Bank will merge with and into Customers Bank; and

FOR Proposal B2, to adjourn the meeting to a date to be proposed at the meeting, if necessary to solicit or receive additional proxies.

With respect to any other matter that properly comes before the Berkshire Special Meeting, the proxies will vote in accordance with their best judgment.

Unless you give other instructions on your proxy card, the persons named as proxies on your signed proxy card will vote in accordance with the recommendations of BBI’s board of directors with respect to each of the proposals and the election of each director position, and in their discretion with respect to any other matter properly brought before the Berkshire Special Meeting.

Whom should I call if I have questions about the Special Meeting, the reorganization or the merger?

Customers Bank. If you are a Customers Bank shareholder, you should contact Trudy Hackney, Customers Bank’s Corporate Secretary, at (484) 359-7135 (for questions about the Customers Special Meeting), and Thomas Brugger, Customers Bank’s Chief Financial Officer, at (484) 359-7113 (for questions about the reorganization and the merger).

BBI.  If you are a BBI shareholder, you should contact BBI’s Corporate Secretary at (610) 376-7200.

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND THE MERGER

This question and answer summary highlights selected information contained in other sections of this Joint Proxy Statement-Prospectus. To understand the reorganization and the merger more fully, you should carefully read this entire Joint Proxy Statement-Prospectus, including all appendices and financial statements.

What is the proposed transaction for which I am being asked to vote?

Reorganization.  Customers Bank shareholders are being asked to vote on a resolution to approve and adopt the Plan of Merger and Reorganization (which is referred to as the “Plan of Reorganization”) described in this Joint Proxy Statement-Prospectus in order to effect a reorganization (which is referred to as the “reorganization”) of Customers Bank into a bank holding company structure whereby all of the current shareholders of Customers Bank will become shareholders of CBI, and Customers Bank will become a wholly owned subsidiary of CBI.  The reorganization, if approved by shareholders of Customers Bank at the Special Meeting, will involve several steps including, among others, an application to applicable bank regulators for permission to form interim bank as a merger subsidiary into which Customers Bank can merge in order to become a wholly owned subsidiary of CBI, applications to applicable bank regulators for permission for Customers Bank to merge into Customers Interim Bank in accordance with the Plan of Reorganization, the exchange at a ratio of three-to-one of outstanding shares of Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock for shares of CBI’s Voting Common Stock and Class B Non-Voting Common Stock, and the exchange of outstanding warrants and options to purchase shares of Customers Bank’s Voting Common Stock for warrants or options, respectively, to purchase shares of CBI’s Voting Common Stock.

For more information on the reorganization and the Plan of Reorganization, see “THE REORGANIZATION” beginning at page 40 of this Joint Proxy Statement-Prospectus and the Plan of Merger and Reorganization attached as Annex A to this Joint Proxy Statement-Prospectus.

Merger.  Both Customers Bank and BBI shareholders are being asked to vote on a resolution to approve and adopt the Agreement and Plan of Merger, dated as of August 23, 2010, by and among Berkshire Bancorp, Inc., Berkshire Bank, Customers Bancorp, Inc., and Customers Bank (which is referred to as the “Merger Agreement”), and to approve all transactions contemplated by such agreement (which is referred to as the “merger”).  The consummation of the merger is contingent upon the consummation of the reorganization, Customers Bank and BBI shareholder approval, and bank regulatory approval.  Assuming consummation of the reorganization, if the merger is approved by both Customers Bank and BBI shareholders, the merger will involve several steps including, among others, an application to applicable bank regulators for permission to merge BBI into CBI (which is referred to as the “holding company merger”) and thereafter to merge Berkshire Bank into Customers Bank (which is referred to as the “bank merger”) in accordance with the Merger Agreement, and the exchange of BBI shares for CBI shares pursuant to the exchange ratio set forth in the Merger Agreement (more particularly described below under “What will I receive as consideration?”).  Accordingly, the effective time of the holding company merger will precede the effective time of the bank merger.

Who is being asked to vote?

Reorganization.  Only holders of Customers Bank Voting Common Stock as of the Record Date are being asked to vote on the reorganization.  BBI shareholders, holders of Customers Bank Class B Non-Voting Common Stock, and holders of Customers Bank Voting Common Stock who were not holders of such stock on the Record Date are not entitled to vote on the reorganization.

Merger.  Holders of Customers Bank Voting Common Stock and holders of BBI common stock as of the Record Date are being asked to vote on the merger.  Holders of Customers Bank Class B Non-Voting Common Stock, and holders of Customers Bank Voting Common Stock and BBI common stock who were not holders of such stock on the Record Date are not entitled to vote on the merger.

What will I receive as consideration?

Reorganization.  In the reorganization, all Customers Bank shareholders will receive one CBI share of Voting Common Stock for every three shares of Customers Bank’s Voting Common Stock held immediately prior to the closing of the reorganization, and one share of CBI’s Class B Non-Voting Common Stock for every three shares of Customers Bank’s Class B Non-Voting Common Stock held immediately prior to the closing of the reorganization.  CBI will not issue any fractional shares in the reorganization. Holders who would otherwise be entitled to a fractional share of CBI Voting Common Stock or Class B Non-Voting Common Stock will instead receive an amount in cash, rounded to the nearest cent and without interest, equal to the product of (1) the fraction of such share to which the holder would otherwise have been entitled, and (2) the book value of one share of Voting Common Stock or Class B Non-Voting Common Stock, as applicable, of Customers Bank as of the final day of the quarter ended immediately prior to the closing of the reorganization.  The book value per share of Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock as of September 30, 2010 was $4.39.

Merger.  In the merger, all BBI shareholders will receive merger consideration as follows:

Each share of BBI common stock will be converted into the right to receive the number of shares of CBI Voting Common Stock equal to an exchange ratio to be calculated at the closing of the merger plus cash in lieu of fractional shares.  The exchange ratio is the “Berkshire Valuation” divided by three (3) times the “NCB Valuation.”

The Merger Agreement defines the “Berkshire Valuation” as the greater of  (1) $1.95, or (2) (A) (i) BBI's tangible common book value as of the most recent calendar month-end prior to the effective time of the merger, minus (ii) the Book Value Adjustment (which is the dollar amount necessary, as of the most recent calendar month end prior to the effective time of the merger, to bring Berkshire Bank’s total loan loss reserves up to an amount equal to 40% of its nonperforming loans), if any, minus the costs (whether capitalized or expensed) that have been accrued or otherwise incurred as of the effective time by either or both of BBI and Berkshire Bank related to the Merger Agreement and transactions contemplated thereby, divided by (B) the number of shares of BBI common stock outstanding at the effective time.

The Merger Agreement defines the “NCB Valuation” as Customers Bank’s tangible common book value as of the most recent calendar month-end prior to the effective time of the merger, divided by the then-current number of shares of Customers Bank Voting Common Stock and Class B Non-Voting Common Stock outstanding at the effective time.

For example, if the effective time of the merger was October 1, 2010, the merger consideration would have been 0.1539 shares of CBI Voting Common Stock (with a pro forma tangible book value of $13.17 per share of CBI Voting Common Stock) in exchange for each share of BBI common stock outstanding immediately prior to the merger.  This is calculated as the Berkshire Valuation of $2.03 divided by three times the NCB Valuation of $4.39.  The Berkshire Valuation of $2.03 is (1) the sum of $8,012,638 (tangible common book value) plus $196,077 (cost adjustment in accordance with the terms of the Merger Agreement), divided by (2) 4,051,063 shares of BBI common stock outstanding as of October 1, 2010.  The NCB Valuation of $4.39 is (1) $97,693,000 (tangible common book value), divided by (2) 22,261,400 shares of Customers Bank's Common Stock outstanding as of October 1, 2010.  Please keep in mind that numbers in this paragraph are provided as an example of what the merger consideration would be assuming the merger went into effect on October 1, 2010.  Since this Joint Proxy Statement-Prospectus was declared effective and mailed after October 1, 2010, the numbers are not a true representation of what BBI shareholders will receive as consideration for the merger.  As the tangible common book value of both BBI and Customers Bank fluctuates, the per share merger consideration will also change.

Shares of BBI common stock owned by Customers Bank, Berkshire Bank or BBI (other than BBI shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than BBI shares held, directly or indirectly, by CBI, Customers Bank, BBI or Berkshire Bank in respect of a debt previously contracted) are excluded from the shares of BBI common stock that will be exchanged in the merger.

For a more complete description of the merger consideration, see "The Merger Agreement" beginning at page 66 of this Joint Proxy Statement-Prospectus.

What will happen, upon consummation of the reorganization, to options and warrants to purchase Customers Bank’s Common Stock?

All warrants and options for the purchase of Customers Bank’s Voting Common Stock or Class B Non-Voting Common Stock that have been granted will automatically become warrants or options, respectively, to purchase one-third the number of shares of CBI’s Voting Common Stock or Class B Non-Voting Common Stock, as applicable.  The number of CBI shares for which each outstanding option or warrant will be exercisable after the reorganization will be rounded up to the nearest whole number of shares, subject to the holder’s agreement to any necessary corresponding upward rounding adjustments of the per share exercise price to the nearest whole cent.

What will happen, upon the consummation of the merger, to outstanding warrants to purchase BBI common stock?
All warrants to purchase BBI common stock that are outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically into the right to receive warrants to purchase shares of CBI Voting Common Stock upon the same terms and conditions as the BBI warrants, except that the expiration date shall be extended five (5) years and the number of shares and exercise price of the warrants will be adjusted as follows:

•
The number of shares of CBI Voting Common Stock to be subject to the converted BBI warrants will be equal to the product of the number of shares of BBI common stock subject to the BBI warrants multiplied by the exchange ratio (described above in “What will I receive as consideration? – The Merger”), provided that any fractional shares of CBI Voting Common Stock resulting from such multiplication will be rounded down to the nearest whole share; and

•
The exercise price per share of CBI Voting Common Stock under the converted BBI warrants will be equal to the exercise price per share of BBI common stock under the BBI warrants divided by the exchange ratio, provided that such exercise price will be rounded up to the nearest cent.

At all times after the effective time of the merger, CBI will reserve for issuance such number of shares of CBI Voting Common Stock as necessary so as to permit the exercise of converted BBI warrants in the manner contemplated by the Merger Agreement and in the instruments pursuant to which such BBI warrants were granted.

Do I have to take any action to exchange my shares?

Reorganization.  Upon completion of the reorganization, shares of Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock will automatically be exchanged for shares of CBI’s Voting Common Stock and Class B Non-Voting Common Stock without any action on the part of Customers Bank’s shareholders.

After the reorganization, Customers Bank shareholders will be mailed a letter of transmittal and instructions related to the exchange of the certificates and other instruments representing ownership of Customers Bank’s Voting Common Stock, Class B Non-Voting Common Stock, or options or warrants to purchase Customers Bank’s Voting Common Stock, as applicable, for certificates or other instruments representing CBI’s securities into which such securities have been converted as a result of the reorganization.

Customers Bank shareholders should not send in their certificates or other instruments representing their prior ownership of securities until they are notified to do so.

Merger.  As of the effective time of the merger, shares of BBI’s common stock will automatically be cancelled and converted into the right to receive the merger consideration pursuant to the Merger Agreement.  Each BBI share certificate will thereafter represent only the right to receive the merger consideration into which the shares represented by such certificate have been converted, as well as any dividends to which holders of BBI common stock become entitled in accordance with the Merger Agreement.

Upon completion of the merger, BBI shareholders will be mailed a letter of transmittal and instructions related to the exchange of BBI share certificates and other instruments representing ownership of BBI’s common stock for the merger consideration.

BBI shareholders should not send in their certificates or other instruments representing their prior ownership of securities until they are notified to do so.

Can I trade Customers Bank and/or BBI shares between the date of this Joint Proxy Statement-Prospectus and the closing of the reorganization?

Yes.  To the extent you are currently allowed to trade such shares, Customers Bank’s and BBI’s shares will continue to be tradable during this period.

After the reorganization and the merger, where can I trade CBI’s shares?

There is currently no established trading market for CBI’s Voting Common Stock or Class B Non-Voting Common Stock and CBI does not expect there to be an established trading market for such shares after the reorganization and the merger.  CBI’s Voting Common Stock and Class B Non-Voting Common Stock may not be listed or quoted on any exchange.  To date, trades of Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock have not regularly been reported, so it is unlikely that trades of CBI’s Voting Common Stock and Class B Non-Voting Common Stock will be regularly reported in the foreseeable future.

In the event that any BBI shareholder would be entitled to receive as consideration for the merger a number of shares equaling greater than 4.9% of CBI’s Voting Common Stock outstanding immediately after the merger, such BBI shareholder will receive as merger consideration only the number of shares equaling 4.9% of CBI’s Voting Common Stock outstanding immediate after the merger until such BBI shareholder obtains applicable regulatory approval or accepts shares of CBI’s Class B Non-Voting Common Stock for the rest of the merger consideration owed to such BBI shareholder.

Will the reorganization or the merger affect Customers Bank’s current or future operations?

CBI currently believes that neither the reorganization nor the merger should have material impact on how Customers Bank conducts its day-to-day operations.  A holding company structure may allow Customers Bank to conduct some activities that it could not conduct on its own, or it may allow it to make some acquisitions that it could not otherwise make.  A merger between BBI and CBI would expand Customer Bank’s footprint in Berks County, Pennsylvania.  Please see “Risk Factors” beginning at page 15 of this Joint Proxy Statement-Prospectus for a discussion of various ways in which the reorganization and merger could have an adverse effect on CBI and Customers Bank.

Will the reorganization or merger dilute my economic interest?

Reorganization.  The reorganization will not dilute Customers Bank’s shareholders’ economic interest.  The number of shares of CBI outstanding immediately after the consummation of the reorganization will be one-third the number of shares of Customers Bank outstanding immediately before consummation of the transaction, but the relative economic interest associated with the shares will remain the same.

Merger.  The merger will dilute Customers Bank’s shareholders’ economic interest in CBI compared to their economic interest immediately prior to the merger, and it will also dilute BBI’s shareholders’ economic interest in CBI compared to their former economic interest in BBI.

Will the reorganization or merger result in any changes to my rights as a shareholder?

Reorganization.  Yes.  Rights under the Pennsylvania Business Corporation Law as a CBI shareholder will differ in certain respects from rights of a Customers Bank shareholder under the Pennsylvania Banking Code.  In addition, CBI’s articles of incorporation and bylaws would differ from Customers Bank’s articles of incorporation and bylaws.  The material changes in rights resulting from the reorganization are summarized at “COMPARISON OF SHAREHOLDERS' RIGHTS” beginning at page 85 of this Joint Proxy Statement-Prospectus.

Merger.  Yes.  While the rights of a BBI shareholder may be the same as a CBI shareholder under the Pennsylvania Business Corporation Law, with the exception of certain provisions which BBI and CBI may have opted out of, CBI’s articles of incorporation and bylaws would differ from BBI’s articles and bylaws.  The material changes in rights resulting from the reorganization are summarized at "COMPARISON OF SHAREHOLDERS' RIGHTS" beginning at page 85 of this Joint Proxy Statement-Prospectus.

What are the expected federal income tax consequences of the reorganization and merger?

Reorganization.  The reorganization is intended to qualify as a tax-free reorganization for federal income tax purposes.  Stradley Ronon Stevens & Young, LLP, Customers Bank’s tax counsel, has opined, to the effect that, on the basis of certain representations as to matters of fact and assumptions, including that such representations are accurate and remain accurate through the effective date of the reorganization, (1) the shareholders of Customers Bank will not recognize any gain or loss for federal income tax purposes upon the exchange of their shares in Customers Bank solely for shares in CBI, except with respect to receipt of cash in lieu of any fractional shares of CBI, and (2) none of Customers Bank, CBI and Customers Interim Bank will recognize any gain or loss in connection with the reorganization. If a shareholder of Customers Bank dissents to the proposed reorganization and receives solely cash in exchange for shares of Customers Bank, such cash will be treated as received by such shareholder in a taxable exchange, subject to special rules. Thus, while there can be no guarantee that the U.S. Internal Revenue Service will adopt a similar position, it is expected that Customers Bank shareholders will have no federal income tax consequences as a result of the reorganization, except with respect to receipt of cash in lieu of any fractional shares of CBI or in the case of dissenting shareholders who elect dissenters’ rights. Customers Bank shareholders should consult with their tax adviser about state and local tax consequences of the reorganization, if any, because the information about tax consequences in this Joint Proxy Statement-Prospectus relates to the federal income tax consequences of the reorganization only.  Please refer to “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REORGANIZATION” beginning on page 46 of joint prospectus–proxy statement for a description of the material U.S. federal income tax consequences of the reorganization to Customers Bank’s shareholders.

Merger.  The transactions contemplated by the merger are intended to qualify as a tax-free reorganizations for federal income tax purposes.  Each of CBI and BBI has received an opinion from its respective tax counsel, to the effect that, on the basis of certain representations as to matters of fact and assumptions, including that such representations are accurate and remain accurate through the effective date of the merger, (1) the shareholders of BBI will not recognize any gain or loss for federal income tax purposes upon the exchange of their shares of BBI common stock (or the BBI 6% Non-Cumulative Non-Voting Convertible Perpetual Preferred Stock, Series C (the “BBI Series C Stock”)), solely for shares in CBI Voting Common Stock except with respect to receipt of cash in lieu of any fractional shares of CBI and, with respect to the BBI Series C Stock, accrued dividends thereon, and (2) neither BBI nor Berkshire Bank will recognize any gain or loss in connection with the merger (except with respect to the amount of bad debt reserve of Berkshire Bank that must be recaptured for federal income tax purposes as a result of the merger of Berkshire Bank with and into Customers Bank). If a shareholder of BBI dissents to the proposed merger and receives solely cash in exchange for shares of BBI, such cash will be treated as received by such shareholder in a taxable exchange, subject to special rules. Thus, while there can be no guarantee that the U.S. Internal Revenue Service will adopt a similar position, it is expected that BBI shareholders will have no federal income tax consequences as a result of the reorganization, except with respect to receipt of cash in lieu of any fractional shares of BBI and, with respect to the BBI Series C Stock, accrued dividends thereon, or in the case of dissenting shareholders who elect dissenters’ rights. BBI shareholders should consult with their tax adviser about state and local tax consequences of the reorganization, if any, because the information about tax consequences in this Joint Proxy Statement-Prospectus relates to the federal income tax consequences of the reorganization only.  Please refer to “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONDISERATIONS OF THE MERGER” beginning on page 79 of joint prospectus–proxy statement for a description of the material U.S. federal income tax consequences of the merger to BBI’s shareholders.

The United States federal income tax consequences described above may not apply to all holders of Customers Bank shares or BBI shares, as the case may be.  Your tax consequences will depend on your individual situation. Accordingly, you are urged to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

When do you expect the reorganization and the merger to be completed?

Customers and Berkshire intend to close both the reorganization and the merger as quickly as possible.  Assuming the reorganization is approved by Customers Bank’s shareholders and the applicable banking regulators, and the merger is approved by both Customers Bank’s and BBI’s shareholders and applicable banking regulators, the reorganization and the merger are expected to close in early to mid 2011.  However, completion of either transaction could be delayed if necessary regulatory approvals are not obtained, or if Customers Bank proposes to complete additional acquisitions or similar transactions.  See “THE REORGANIZATION - Background and Reasons for the Reorganization- Acquisition Strategy” on page 40 for more information about potential acquisitions or similar transactions. The boards of directors of CBI and Customers Bank have the right to withdraw from or postpone the reorganization for any reason even if all necessary regulatory and shareholder approvals have been obtained.  The boards of directors of all parties to the Merger Agreement have the right to withdraw from or postpone the merger under certain conditions.  See “THE MERGER AGREEMENT – Termination of the Merger Agreement” beginning at page 77 of this Joint Proxy Statement-Prospectus for more information.

What vote is required to approve the reorganization and the merger?

Reorganization.  The affirmative vote of the holders of two-thirds (2/3) of the shares of Voting Common Stock of Customers Bank that are outstanding on the Record Date is required to approve the reorganization.

Merger.  The affirmative vote of holders of two-thirds (2/3) of the shares of Customers Bank’s Voting Common Stock and BBI’s common stock that are outstanding on the Record Date is required to approve the merger.

What vote do the boards of directors recommend?

Reorganization.  Customers Bank’s board of directors recommends that Customers Bank’s shareholders vote “FOR” the proposal to approve and adopt the Plan of Reorganization pursuant to which Customers Bank will reorganize to form a bank holding company structure.

Merger.  Each of Customers Bank’s and BBI’s boards of directors recommends that shareholders vote “FOR” the proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, and “FOR” the adjournment the applicable meeting to a date to be proposed at such meeting, if necessary to solicit or receive additional proxies.

Are the interests of Customers Bank’s and BBI’s boards of directors and executive officers in the reorganization and merger the same as mine?

In considering the information contained in this Joint Proxy Statement-Prospectus, you should be aware that Customers Bank’s and BBI’s directors and executive officers have interests in the reorganization and merger that may be different from, or in addition to, the interests of Customers Bank’s and BBI’s shareholders. These additional interests may create potential conflicts of interest and cause these individuals to view the proposed transaction differently than you may view it as a shareholder.

Customers Bank’s and BBI’s boards of directors were aware of these interests and took them into account in the decision to declare advisable, in the case of Customers Bank, the Plan of Reorganization and the reorganization contemplated thereby, and in the case of both Customers Bank and BBI, the Merger Agreement and transactions contemplated thereby. For information concerning these interests, please see the discussion under the caption “INTERESTS OF MANAGEMENT AND OTHERS IN THE REORGANIZATION” on page 49 and “THE MERGER – Financial Interests of Directors, Officers, and Others in the Merger” beginning at page 58 of this Joint Proxy Statement-Prospectus.

Do I have the right to dissent from the reorganization or merger?

Reorganization. Customers Bank’s shareholders have the right under Pennsylvania law to dissent from the reorganization and to demand and receive cash for the fair value of Customers Bank’s stock held by such person.  In order to assert dissenters’ rights, shareholders must precisely follow the process described in “THE REORGANIZATION – Dissenters’ Rights” beginning on page 45 and in Annex C.

Generally, a Customers Bank shareholder who wishes to dissent must:

•
File with Customers Bank a written notice of intention to demand that the shareholder be paid the fair value for his or her shares of Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock rather than receive CBI shares as described in the Plan of Reorganization.  The dissenting shareholder must file this notice with Customers Bank prior to the shareholder vote on the reorganization at the Customers Special Meeting;

•
A dissenting shareholder may not change the beneficial ownership of his or her shares of Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock from the date of the filing of the notice of intention to demand payment through the effective date of the reorganization; and

•	A dissenting shareholder also may not vote his or her shares of Customers Bank’s Voting Common Stock to approve the reorganization at the Customers Special Meeting.

You should consult with your own legal advisor as to your dissenters’ rights under Pennsylvania law.  Failure to strictly comply with these procedures will result in the loss of dissenters’ rights and your ability to receive cash for the fair value of Customers Bank stock.

Merger.  BBI’s shareholders have the right under Pennsylvania law to dissent from the merger and to demand and receive cash for the fair value of BBI’s stock held by such person.  In order to assert dissenters’ rights, shareholders must precisely follow the process described in “THE MERGER – Rights of Dissenting Shareholders” beginning on page 65 and in Annex I.

BBI Shareholders who wish to dissent must:

•	Prior to the vote of shareholders on the merger at the BBI special meeting, file a written notice with BBI of intention to demand that they be paid the fair value for their shares of BBI common stock;

•	Effect no change in the beneficial ownership of their BBI common stock from the date of the filing of the intention to demand payment through the effective date of the merger; and

•	Refrain from voting their BBI common stock to approve and adopt the Merger Agreement and the merger.

You should consult with your own legal advisor as to your dissenters’ rights under Pennsylvania law.  Failure to strictly comply with these procedures will result in the loss of dissenters’ rights and your ability to receive cash for the fair value of BBI stock.

What are the conditions that must be satisfied for the reorganization and merger to occur?

Reorganization.  As more fully described in this Joint Proxy Statement-Prospectus, the completion of the reorganization depends on the satisfaction of a number of conditions. These conditions include, among others:

•	Approval by the requisite vote of Customers Bank’s shareholders;

•
The receipt of all regulatory consents and approvals required in connection with (1) the establishment of CBI as a bank holding company, (2) the creation and organization of Customers Interim Bank, and (3) the merger of Customers Bank into Customers Interim Bank;

•
The effectiveness of the registration statement of which this Joint Proxy Statement-Prospectus is a part with respect to CBI Voting Common Stock and Class B Non-Voting Common Stock to be issued in the reorganization under the Securities Act of 1933, as amended, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission or any applicable state securities commissioner for that purpose.

It is not certain when, or if, the conditions to the reorganization will be satisfied, or that the reorganization will be completed.

The reorganization is not dependent upon the merger, and assuming all applicable conditions have been satisfied, the reorganization is intended to be consummated regardless of whether the merger is consummated.

Merger.  As more fully described in this Joint Proxy Statement-Prospectus, the completion of the merger depends on the satisfaction of a number of conditions. These conditions include, among others:

•	Consummation of the reorganization;

•	Approval by the requisite vote of Customers Bank’s and BBI’s shareholders;

•	The receipt of all regulatory consents and approvals required in connection with (1) the merger of BBI into CBI, and (2) the merger of Berkshire Bank into Customers Bank;

•
The effectiveness of the registration statement of which this Joint Proxy Statement-Prospectus is a part with respect to CBI Voting Common Stock to be issued in the merger under the Securities Act of 1933, as amended, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission or any applicable state securities commissioner for that purpose.

Customers and Berkshire cannot be certain when, or if, the conditions to the merger will be satisfied, or that the merger will be completed.

Can the proposed reorganization or the merger be deferred or abandoned altogether?

While both the reorganization and merger are currently expected to take place as soon as practicable after the necessary conditions have been achieved, the boards of directors of CBI and Customers Bank have the right to withdraw from or postpone the reorganization for any reason, and the boards of directors of all parties to the Merger Agreement have the right to withdraw from or postpone the merger under certain conditions including, without limitation, in certain instances where a breach of the Merger Agreement has occurred, if the merger has not been completed by March 31, 2011 (except that if Customers Bank’s shareholders have not approved the reorganization by March 31, 2011, the Merger Agreement will automatically extend for an additional 45 days), if either Customers Bank’s or BBI’s shareholders fail to approve the Merger Agreement and transactions contemplated thereby, if there is a final order permanently enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement or the necessary regulatory approvals are not obtained, or if a material adverse effect has occurred and not been cured.  Additionally, BBI may terminate the Merger Agreements under certain circumstances, including, without limitation, if it receives a superior proposal.  See “THE MERGER AGREEMENT – Termination of the Merger Agreement” beginning at page 77 of this Joint Proxy Statement-Prospectus for more information.

Either the reorganization or the merger, or both, could be abandoned for any number of reasons including, without limitation, because of increased estimated costs of the transactions, a determination that either or both of the transactions are no longer in the best interests of Customers Bank and its shareholders and/or BBI and its shareholders, an inability to obtain necessary regulatory approvals, or a conclusion that the transactions may not result in the benefits currently expected.

What do I need to do now?

After you have carefully read this Joint Proxy Statement-Prospectus and have decided how you wish to vote your shares, please vote your shares promptly. If you hold your stock as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. If you beneficially own your stock in “street name” through a brokerage firm, bank, or other nominee, you must direct such entity or person to vote in accordance with the instructions you have received from your brokerage firm, bank, or other nominee. Submitting your proxy card or directing your brokerage firm, bank, or other nominee to vote your shares will ensure that your shares are represented and voted at the applicable Special Meeting.

What happens after the Special Meeting?

Although the necessary applications required to effect the reorganization and merger have been or  will soon be filed with the applicable banking regulators, it is anticipated that some or all of the regulatory approvals will still be pending at the time of the Customers Special Meeting and Berkshire Special Meeting.   The reorganization and merger are planned to be completed once all necessary approvals are obtained.

RISK FACTORS

Before you decide how to vote on the reorganization, you should carefully consider the following risk factors. These risks could have a material adverse effect on Customers’ business, results of operations, financial condition or liquidity and cause Customers’ actual operating results to materially differ from those contained in forward-looking statements made in this Joint Proxy Statement-Prospectus, in the annual report and financial statements attached to this document and elsewhere by management. Before making a decision on how to vote on the reorganization, you should carefully consider these risks as well as other information contained or incorporated by reference in this Joint Proxy Statement-Prospectus.

Risks Related to the Reorganization Transaction

The reorganization may not be consummated or Customers may not realize the anticipated benefits of the reorganization.

See “THE REORGANIZATION — Background and Reasons for the Reorganization” for a discussion of Customer Bank’s reasons for the reorganization and what benefits are hoped to be obtained from it.  If the benefits from the reorganization are not realized, Customers may not be as profitable as hoped.

Consummation of the reorganization could be delayed or prevented by a number of factors Customers might not be able to control.  For example, Customers Bank’s shareholders might not approve the reorganization.  As another example, too many of Customers Bank’s shareholders might dissent from the reorganization and demand payment of cash for their shares, in which event Customers Bank might decide that the reorganization requires too large a cash expenditure.

As another example, the banking regulators might refuse to approve the reorganization or might delay their approvals.  In recent months, applications for bank mergers and acquisitions have been delayed in some cases for significant periods of time due to additional requests for information required by the banking regulators to help them evaluate the risks of the proposed reorganization, or due to the regulators’ workloads.  In this case, the Federal Reserve will be asked to approve the formation of a new holding company for Customers Bank and may want additional information that will help it evaluate the expected financial condition and circumstances of CBI and Customers Bank after the reorganization.  It is unknown whether the banking regulators will make special requests for information, and, if they do, it is unknown how such requests might affect the receipt of approvals or how soon Customers can expect to receive approvals from the banking regulators.  If approvals from bank regulators were delayed too long, Customers Bank could decide to defer or abandon the reorganization, either due to the expense of the reorganization or because of other transactions or events that occur after the applications are filed.

Your rights as a shareholder will change as a result of the reorganization.

Because of differences between the Pennsylvania Business Corporation Law and the Pennsylvania Banking Code, and differences between the governing documents of CBI and Customers Bank, your rights as a shareholder will change in certain respects if the reorganization is completed.  See “COMPARISON OF SHAREHOLDERS’ RIGHTS” beginning at page 85 of this Joint Proxy Statement-Prospectus.

Customers Bank may choose to defer or abandon the reorganization.

While Customers Bank currently expects the reorganization to take place as soon as practicable after obtaining shareholder approval of the reorganization at the Customers Special Meeting and approval from the applicable banking regulators, Customers Bank’s board of directors could decide to defer or abandon the reorganization.  While the board of directors could do this for any reason, some examples of reasons it might do so include an increase in Customers Bank’s estimated cost of the reorganization, or a determination by the board of directors that the reorganization is no longer in the best interests of Customers Bank or its shareholders, or inability to get regulatory approval, or that the reorganization may not result in the currently expected benefits.

The reorganization could result in adverse effects on management’s ability to effectively manage Customers Bank’s business.

Customers Bank’s management will need to devote substantial attention to the reorganization.  It will also have to spend administrative time managing CBI.  For example, CBI will have more reports to file with bank regulators, and CBI will be required to comply with federal and state securities laws that Customers Bank would not have to comply with because Customers Bank’s securities are exempt from most securities regulation.  This attention could distract management from other Bank business.

The reorganization may fail to qualify as a tax-free reorganization under the Internal Revenue Code.

The reorganization has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The closing of the reorganization is conditioned in part, on the facts, representations and assumptions upon which the opinion of tax counsel to CBI is based being consistent with the state of facts existing as of the effective date of the reorganization. The tax opinion delivered in connection with the reorganization are not binding on the Internal Revenue Service or the courts, and CBI does not intend to request a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the reorganization. If the reorganization fails to qualify as a tax-free reorganization, a Customers Bank shareholder would likely recognize gain or loss on each share of Customers Bank surrendered in the amount of the difference between the shareholder’s basis in the Customers Bank shares and the fair market value of the CBI Voting Common Stock and cash for fractional shares received by the Customers Bank shareholder in exchange. In addition, the qualification of the reorganization as a tax-free reorganization for federal income tax purposes is based in part on the existence of certain facts, including facts relating to the composition of shareholders and assets with respect to such transactions.  It is possible that, if future transactions engaged in by CBI were later determined by the Internal Revenue Service or a court to be considered a part of the same plan involving the reorganization and/or merger, such determination could affect the tax free nature of the reorganization. For a more detailed discussion of the federal income tax consequences of the transaction to you, see “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REORGANIZATION,” on page 46.

CBI may become subject to additional Pennsylvania taxes as a result of the reorganization.

CBI may become subject to additional corporate taxes in Pennsylvania, although those taxes are not expected to materially affect Customers Bank’s profitability.

Risks Related to the Merger Transaction

By approving and adopting the Merger Agreement and the transactions contemplated thereby, BBI shareholders will receive CBI Voting Common Stock or cash for fractional shares in exchange for their shares of BBI common stock. An investment in CBI’s Voting Common Stock involves a degree of risk. In addition to the other information included in this document, including the matters addressed in “Forward-Looking Statements,” on page 1, you should carefully consider the matters described below in determining whether to approve and adopt the Merger Agreement and approve the transactions contemplated thereby.

BBI shareholders cannot be sure of the value they will receive per share of BBI common stock.

The value of the merger consideration to be received by the BBI shareholders will be based on the valuation of tangible common book value of CBI and BBI as calculated in accordance with the Merger Agreement.  Therefore, BBI Shareholders cannot be sure of the value they will receive per share of BBI common stock until the effective date of the merger.

BBI shareholders cannot be sure of the exact market value of the merger consideration they will receive.

Upon completion of the merger, each share of BBI common stock will be converted into the right to receive a certain fraction of a share of CBI Voting Common Stock, based upon the exchange ratio, calculated as the BBI valuation divided by three times the Customers Bank valuation (to take into account the exchange ratio of Customers Bank shares to CBI shares in the reorganization), each as established in the Merger Agreement, plus cash in lieu of fractional shares.   If BBI’s loan loss reserve falls below 40% of its nonperforming loans, the Merger Agreement requires an adjustment to the BBI valuation in order to bring its loan loss reserve up to an amount equal to 40% of its nonperforming loans.  The BBI valuation would be negatively impacted by such an adjustment to its loan loss reserve.  The value of the CBI Voting Common Stock included in the merger consideration may vary from the value of CBI Voting Common Stock on the date the parties announced the merger, on the date that this Joint Proxy Statement-Prospectus was mailed to BBI shareholders, on the date of the Berkshire Special Meeting of the BBI shareholders and on the date CBI and BBI complete the merger and thereafter. Any change in the value of CBI Voting Common Stock prior to completion of the merger will affect the value of the merger consideration that BBI shareholders will receive upon completion of the merger. Accordingly, at the time of the Berkshire Special Meeting, BBI shareholders will not know or be able to calculate the value of the CBI Voting Common Stock included in the merger consideration they would receive upon completion of the merger. There will be no adjustment to the merger consideration for changes in the value of either shares of CBI Voting Common Stock or shares of BBI common stock. Changes in value may result from a variety of factors, including general market and economic conditions, changes in Customers’ or Berkshire’s respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Customers’ and Berkshire’s control.

BBI will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on BBI and consequently on CBI. These uncertainties may impair BBI’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with BBI to seek to change existing business relationships with BBI. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with CBI.  If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with CBI, CBI’s business following the merger could be harmed. In addition, the Merger Agreement restricts BBI from making certain acquisitions and taking other specified actions until the merger occurs without the consent of CBI. These restrictions may prevent BBI from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement” beginning on page 66 of this Joint Proxy Statement-Prospectus for a description of the restrictive covenants to which BBI is subject.

The opinion obtained by BBI from its financial advisor will not reflect changes in circumstances between signing the Merger Agreement and completion of the merger.

BBI has not obtained an updated opinion as of the date of this Joint Proxy Statement-Prospectus from its financial advisor. Changes in the operations and prospects of BBI or CBI, general market and economic conditions and other factors that may be beyond the control of BBI or CBI, and on which BBI’s financial advisor’s opinion was based, may significantly alter the value of BBI or the prices of shares of CBI Voting Common Stock or BBI common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because BBI does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. BBI’s board of directors’ recommendation that BBI shareholders vote “FOR” approval of the Merger Agreement and the transactions contemplated thereby, including the merger, however, is as of the date of this Joint Proxy Statement-Prospectus. For a description of the opinion that BBI received from its financial advisor, please refer to “THE MERGER,” beginning on page 52. For a description of the other factors considered by BBI’s board of directors in determining to declare the merger and the other transactions contemplated by the Merger Agreement to be advisable, please refer to “THE MERGER,” beginning on page 52.

Both CBI’s and BBI directors’ and executive officers’ interests in the merger may differ from your interests.

Both CBI’s and BBI’s directors and executive officers have interests in the reorganization and merger that may be different from, or in addition to, the interests of CBI’s and BBI’s shareholders. These additional interests may create potential conflicts of interest and cause these individuals to view the proposed merger differently than you may view it as a shareholder.  These interests are described in more detail in the section of this Joint Proxy Statement-Prospectus entitled "THE MERGER - Financial Interests of Directors, Officers and Others in the Merger” beginning on page 58.

The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.
The merger of BBI with and into CBI has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The closing of the merger is conditioned in part on the facts, representations and assumptions upon which the opinions of tax counsel to CBI and BBI are based being consistent with the state of facts existing as of the effective date of the merger. The tax opinions delivered in connection with the merger are not binding on the Internal Revenue Service or the courts, and neither BBI nor CBI intends to request a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, a BBI shareholder would likely recognize gain or loss on each share of BBI surrendered in the amount of the difference between the shareholder’s basis in the BBI shares and the fair market value of the CBI Voting Common Stock and cash for fractional shares received by the BBI shareholder in exchange. In addition, the qualification of the merger as a tax-free reorganization for federal income tax purposes is based in part on the existence of certain facts, including facts relating to the composition of shareholders and assets with respect to such transactions.  It is possible that, if future transactions engaged in by CBI were later determined by the Internal Revenue Service or a court to be considered a part of the same plan involving the reorganization and/or merger, such determination could affect the tax free nature of the merger. For a more detailed discussion of the federal income tax consequences of the transaction to you, see “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER” on page 79.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the transactions contemplated by the Merger Agreement, including the merger and the bank merger, may be completed, various approvals or consents must be obtained from the Federal Reserve Board, the Pennsylvania Department of Banking, and various bank regulatory and other authorities. These governmental entities, including the Federal Reserve Board and the Pennsylvania Department of Banking, may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the Merger Agreement. Although CBI and BBI do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated by the Merger Agreement or imposing additional costs on or limiting the revenues of CBI, any of which might have a material adverse effect on CBI following the merger.  There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, whether any non-standard and/or non-customary conditions will be imposed.

The Merger Agreement limits BBI’s ability to pursue alternatives to the merger.

The Merger Agreement contains provisions that limit BBI’s ability to discuss competing third-party proposals to acquire all or a significant part of BBI. These provisions, which include a $400,000 termination fee payable under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of BBI from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire BBI than it might otherwise have proposed to pay.

The shares of CBI Voting Common Stock to be received by BBI shareholders as a result of the merger will have different rights from the shares of BBI common stock currently held by them.

The rights associated with BBI common stock are different from the rights associated with CBI Voting Common Stock. See the section of this Joint Proxy Statement-Prospectus entitled “COMPARISON OF SHAREHOLDER RIGHTS” commencing on page 85.

The value of CBI Voting Common Stock after the merger may be affected by factors different from those affecting BBI common stock or CBI Voting Common Stock currently.

The businesses of CBI and BBI differ in some respects and, accordingly, the results of operations of the combined company of CBI and BBI and the value of CBI’s shares of Voting Common Stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each entity. For a discussion of the businesses of Customers Bank, CBI, BBI and Berkshire Bank and of certain factors to consider in connection with those businesses, see the information with respect to each such party located later in this Joint Proxy Statement-Prospectus as well as the financial statements of Customers Bank and BBI which form a part of this Joint Proxy Statement-Prospectus.

Both CBI and BBI shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Upon the completion of the merger, each BBI shareholder that receives shares of CBI Voting Common Stock will become a shareholder of CBI with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of BBI. The former shareholders of BBI as a group will receive shares in the merger constituting less than ___% of the outstanding shares of CBI Voting Common Stock immediately after the merger. Because of this, BBI’s shareholders may have less influence on the management and policies of CBI than they now have on the management and policies of BBI.  Likewise, upon completion of the merger, each current Customers Bank shareholder will be diluted in their percentage ownership of CBI by ___%, and may therefore have less influence over the management and policies of CBI than they have now on the management and policies of Customers Bank.

If the merger has not occurred by March 31, 2011, either Customers or Berkshire may choose not to proceed with the merger.

Either Customers or Berkshire may terminate the Merger Agreement if the merger has not been completed and effective by March 31, 2011, unless the failure is due to the failure of the party seeking to terminate to perform or observe the covenants and agreements of such party set forth in the Merger Agreement, provided however, that if the reorganization has not been approved by the Customers Bank’s shareholders by March 31, 2011, the Merger Agreement will be extended for a period of 45 additional days.  See “THE MERGER AGREEMENT — Termination of the Merger Agreement,” beginning at page 77 of this Joint Proxy Statement-Prospectus.  Under certain circumstances, BBI could be required to pay a termination fee of $400,000.  See “Termination Fee,” beginning at page 78 of this Joint Proxy Statement-Prospectus. There can be no assurance that all conditions to the merger will have been satisfied by March 31, 2011. See “THE MERGER AGREEMENT — Conditions to Complete the Merger,” beginning at page 76 of this Joint Proxy Statement-Prospectus.

If the merger is terminated, BBI and Berkshire Bank will continue to be subject to certain regulatory actions, restrictions, and agreements that may materially affect their ability to do business and compete.

BBI and Berkshire Bank are subject to certain regulatory actions, restrictions, and agreements with the Federal Reserve Board, the FDIC, and the Pennsylvania Department of Banking that are more fully described elsewhere in this document.  If the merger is terminated, BBI and Berkshire Bank will continue as an independent institution and will continue to be subject to such regulatory actions, restrictions, and agreements.  These regulatory actions, restrictions and agreements may materially affect BBI’s and Berkshire Bank’s ability to do business and compete with other financial institutions that are not subject to such regulatory matters.

If the merger with CBI is not completed, BBI will continue to face certain risk factors related to its on-going operations.

In the event that the proposed merger with CBI is not completed, BBI will continue its operations as an independent entity and, as such, would continue to face certain risks in its on-going operations, as described below. Even if the merger is completed as expected, BBI will face these risks on an independent basis until the time of the merger.

If the merger is not completed, Customers and Berkshire will have incurred substantial expenses without realizing the expected benefits of the merger.

Customers and Berkshire have both incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals and the approval of CBI’s and BBI’s shareholders.  Neither CBI nor BBI can guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on either CBI’s or BBI’s, or both of their, financial condition and results of operations. In addition, the value of either entity’s common stock could decline in the event that the merger is not consummated as the current value of their stock may reflect an assumption that the merger will be completed.

If the merger is not completed, BBI may have to revise its business strategy.

During the past several months, management of BBI has been focused on, and has devoted significant resources to, the merger. This focus is continuing and BBI has not pursued certain business opportunities which may have been beneficial to BBI on a stand-alone basis. If the merger is not completed, BBI will have to revisit and revise its business strategy in an effort to determine what changes may be required in order for BBI to operate on an independent, stand-alone basis. BBI may need to consider raising additional capital in order to continue as an independent entity if the merger is not completed. No assurance can be given whether BBI would be able to successfully raise capital in such circumstances or, if so, under what terms.

Both entities may fail to realize the cost savings expected to be achieved from the merger.

Both BBI and CBI expect to achieve cost savings from the merger when the two companies have been fully integrated. While both CBI and BBI continue to be comfortable with these expectations as of the date of this Joint Proxy Statement-Prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect. The cost savings estimates also assume CBI’s and BBI’s ability to combine the businesses of CBI and BBI, including Customers Bank and Berkshire Bank, in a manner that permits those cost savings to be realized. If the estimates are incorrect, integration is delayed, or the two entities are not able to be successfully combined, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

Combining CBI and BBI may be more difficult, costly or time-consuming than expected.

Customers and Berkshire have operated, and, until the completion of the merger, will continue to operate, independently. The integration process could result in the loss of key employees, the disruption of each company's ongoing business, inconsistencies in standards, controls, procedures and policies that adversely affect either company's ability to maintain relationships with clients and employees or achieve the anticipated benefits of the merger. As with any merger of financial institutions, there also may be disruptions that cause Customers Bank and Berkshire Bank to lose customers or cause customers to withdraw their deposits from Customers Bank, or other unintended consequences that could have a material adverse effect on CBI's results of operations or financial condition.

Risks Related to CBI’s and Customers Bank’s Securities

There is no established trading market for CBI’s and Customers Bank’s Voting Common Stock and share price may be volatile.

CBI cannot predict the extent to which investor interest will lead to a more active trading market in CBI Voting Common Stock or how liquid that market might become. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of CBI Voting Common Stock at any given time, which presence will be dependent upon the individual decisions of investors, over which CBI has no control.

The market price of CBI Voting Common Stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including, but not limited to, the factors discussed in other risk factors as well as the following:

•	Actual or anticipated fluctuations in operating results;

•	Changes in interest rates;

•	Changes in the legal or regulatory environment in which CBI and/or Customers Bank operates;

•	Press releases, announcements or publicity relating to Customers Bank or its competitors or relating to trends in its industry;

•	Changes in expectations as to CBI’s future financial performance, including financial estimates or recommendations by securities analysts and investors;

•	Future sales or offerings of CBI Voting Common Stock;

•	Changes in economic conditions in CBI and/or Customers Bank’s marketplace, general conditions in the U.S. economy, financial markets or the banking industry; and

•	Other developments affecting Customers Bank competitors or Customers Bank.

These factors may adversely affect the trading price of CBI Voting Common Stock, regardless of it’s actual operating performance, and could prevent you from selling your Voting Common Stock at or above its current price. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of CBI Voting Common Stock, regardless of it’s trading performance.

Either Customers Bank before the reorganization or CBI after the reorganization may issue additional shares of Voting Common Stock, preferred stock or equity, debt or derivative securities, which could adversely affect the value or voting power of your Voting Common Stock.

Each of Customers Bank and CBI has the ability to offer shares of Voting Common Stock, Class B Non-Voting Common Stock or preferred stock by action of their boards of directors without further shareholder approval. In addition, their boards of directors have authority to issue senior and subordinated debt without further shareholder approval.

As of December 31, 2010, Customers Bank had options outstanding to purchase 2,134,250 shares of its Voting Common Stock and 111,631 shares of its Class B Non-Voting Common Stock. As of that date, holders of 22,081,580 shares of Voting Common Stock and Class B Non-Voting Common Stock were beneficiaries of anti-dilution agreements providing each of them price protection until March 31, 2011, such that if Customers Bank issues any shares of its Voting Common Stock at or prior to that date at a price less than $3.50 per share for 20,107,153 shares, $3,93 per share for 25,445 shares and $4.00 per share for 1,948,983 shares, sufficient additional shares will be issued to such shareholders to maintain the values of their holdings of Voting Common Stock at the new, lower issuance price. As of December 31, 2010, Customers Bank had also outstanding warrants for the purchase of an aggregate of 1,377,141 shares of Voting Common Stock at an exercise price of $3.50 per share and 33,591 shares of Voting Common Stock at an exercise price of $5.50 per share. The warrants are exercisable until June 30, 2016.  As of December 31, 2010, Customers Bank also had warrants to purchase 243,102 shares of Class B Non-Voting Common Stock at an exercise price of $3.50 per share, outstanding.

Customers Bank has recently offered its shares at prices lower than the prices at which shares were sold in prior offerings.  As a result, book value, potential market value and voting rights of shares held by shareholders who do not hold anti-dilution agreement rights have been diluted.  Customers Bank or CBI may issue shares in future offerings, acquisitions or other transactions, or may engage in recapitalizations or similar transactions in the future, the result of which could cause shareholders without anti-dilution agreement rights to suffer further dilution in book value, market value or voting rights.  The boards of directors have authority to engage in some of these transactions – particularly additional share offerings or issuances - without shareholder approval.  If the boards of directors decide to approve transactions that result in dilution, the value and voting power of shares of Voting Common Stock or Class B Non-Voting Common Stock issued by Customers Bank or CBI could decrease.

Either Customers Bank before the reorganization or CBI after the reorganization may issue incentive stock options, warrants, stock or other equity securities convertible into Voting Common Stock to management, directors and employees.

The grant and exercise of equity awards such as Voting Common Stock, stock options, warrants or other equity securities convertible into Voting Common Stock, to Customers Bank’s directors, employees or members of management pursuant to the Management Stock Purchase Plan, Stock Option Plan, and Bonus Retention Recognition Plan, as well as to Mr. Sidhu pursuant to his employment agreement, would dilute shareholders ownership interests and could give such individuals or groups significant influence over the outcome of certain actions that may or may not be in the best interests of shareholders.

Customers Bank Voting Common Stock is and CBI’s Voting Common Stock will be subordinate to all of each such entity’s existing and future indebtedness; and neither Customers Bank nor CBI  is limited on the amount of indebtedness it may incur in the future.

The rights, interests and priorities of holders of Voting Common Stock rank junior to all indebtedness, including Customers Bank’s $2,000,000 aggregate principal amount Floating Rate Subordinated Debt Securities due 2014 (see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - SUBORDINATED DEBT,” on page 159 of this Joint Proxy Statement-Prospectus), and other non-equity claims on CBI and/or Customers Bank with respect to assets available to satisfy claims, including in a liquidation of CBI or Customers Bank.

After the reorganization CBI’s right to participate in a distribution of assets upon a subsidiary’s, such as Customers Bank’s, liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors.

In addition, neither Customers Bank nor CBI is limited by Voting Common Stock in the amount of debt or other obligations of Customers Bank and CBI subsidiaries may incur in the future. Accordingly, Customers Bank and CBI subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Voting Common Stock or to which the Voting Common Stock will be structurally subordinated.

Risk of disruption in deposit movement.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted July 21, 2010 (the “Dodd-Frank Act”), extended until December 31, 2012 the unlimited guarantee of non-interest bearing deposit transaction accounts originally adopted under the FDIC Temporary Liquidity Guaranty Program (“TLGP”). Before and after this temporary deposit guarantee expires, there could be banking system disruption and deposit movement. If banking system disruption occurs and deposit movement is significant, Customers Bank may lose deposits and be required to draw down on its unused borrowing capacity at the Federal Home Loan Bank of Pittsburgh (“FHLB-P”), Federal Reserve or correspondent bank fed funds lines. This may result in fewer funds being available to fund earning asset growth, along with the increased costs of any borrowings required as a result of transaction account loss, may cause Customers Bank’s net interest income and net income to be lower.

Customers Bank and CBI may not pay dividends on the shares in the foreseeable future, which may adversely affect the return and the price of their Voting Common Stock.

Customers Bank  has not historically declared or paid dividends on Voting Common Stock and neither Customers Bank nor CBI expects to do so in the near future. Any future determination relating to dividend policy will be made at the discretion of Customers Bank’s and CBI’s boards of directors and will depend on a number of factors, including earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, ability to service any equity or debt obligations senior to the Voting Common Stock, and other factors deemed relevant by the boards of directors. In addition, there are significant regulatory restrictions on Customers Bank’s ability to pay dividends. See, “MARKET PRICE OF COMMON STOCK AND DIVIDENDS - CUSTOMERS BANK – Dividends on Voting Common Stock,” on page 134 of this Joint Proxy Statement-Prospectus, and “- Dividend Policy,” on page 134 of this Joint Proxy Statement-Prospectus.

Risks Related To Customers Bank’s Business

Customers Bank has engaged in two FDIC-assisted transactions and may engage in more such transactions in the future, which could present additional risks to its financial condition and earnings.

On July 9, 2010 and September 17, 2010, Customers Bank acquired two failed banks in FDIC-assisted transactions, USA Bank and ISN Bank in Port Chester, New York and Cherry Hill, New Jersey, respectively (collectively, the “Acquired Banks”).  In the current economic environment, more opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions are likely to be available.  These acquisitions involve risks similar to acquiring existing banks, even though the FDIC might provide assistance to mitigate certain risks, such as sharing in exposure to loan losses and providing indemnification against certain liabilities of the failed institution.  However, these acquisitions are structured in a manner that does not allow the time normally associated with preparing for and evaluating an acquisition, including preparing for integration of an acquired institution.  Therefore, Customers Bank may face additional risks, including, the loss of customers, strain on management resources related to collection and management of problem loans and problems related to integration of personnel and operating systems.  There is no assurance that Customers Bank will be successful in overcoming these risks or any other problems encountered in connection with FDIC-assisted transactions.  The inability to overcome these risks could have an adverse effect on Customers Bank’s ability to achieve its business strategy and maintain its market value and profitability.  Moreover, even though Customers Bank’s acquisition strategy includes possible participation in FDIC-assisted transactions, no assurance can be given that Customers Bank will be successful in acquiring the financial institutions or assets that are being sought.

Failure to comply with the terms of Loss Sharing Agreements with the FDIC may result in losses.

Customers Bank purchased substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of the Acquired Banks in the above-described FDIC-assisted transactions, and presently a significant portion of Customers Bank's revenue is derived from such assets. The purchased loans, commitments and foreclosed assets are covered by the Loss Sharing Agreements with the FDIC (collectively, “Covered Assets”), which provide that a significant portion of the losses related to the Covered Assets to be borne by the FDIC. Under the Loss Sharing Agreements, Customers Bank is obligated to comply with certain loan servicing standards, including requirements to participate in government-sponsored loan modification programs. As these standards evolve, Customers Bank may experience difficulties in complying with the requirements of the Loss Sharing Agreements, which could result in Covered Assets losing some or all of their loss-sharing coverage. In accordance with the terms of the Loss Sharing Agreements, Customers Bank is subject to audits by the FDIC through its designated agent. The required terms of the Loss Sharing Agreements are extensive and failure to comply with any of the guidelines could result in a specific asset or group of assets losing their loss sharing coverage. See "CUSTOMERS BANK—FDIC Assisted Transactions" beginning at page 103 of this Joint Proxy Statement-Prospectus.

Customers Bank’s level of assets categorized as doubtful, substandard or special mention expose it to increased lending risk. If Customers Bank’s allowance for loan losses is insufficient to absorb losses in its loan portfolio, it’s earnings could decrease.

At September 30, 2010, Customers Bank’s delinquent loans greater than 90 days and non-accrual loans not covered under loss sharing agreements with the FDIC  totaled $20.7 million, which represented 3.26% of total loans not covered under loss sharing agreements, and its allowance for loan losses totaled $14.6 million, which represented 2.25% of total loans not covered under loss sharing agreements with the FDIC.  Customers Bank makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and loans covered under Loss Sharing Agreements that did not exhibit evidence of deterioration in credit quality on the acquisition date and their probability of making payment, as well as the value of real estate and other assets serving as collateral for the repayment of many of its loans. Loans covered under Loss Sharing Agreements totaled $168.1 million at September 30, 2010.  In determining the amount of the allowance for loan losses, significant factors considered include loss experience in particular segments of the portfolio, trends and absolute levels of classified and criticized loans, trends and absolute levels in delinquent loans, trends in risk ratings, trends in industry charge-offs by particular segments and changes in existing general economic and business conditions affecting its lending areas and the national economy. If Customers Bank’s assumptions are incorrect, its allowance for loan losses may not be sufficient to cover losses inherent in its loan portfolio, resulting in additions to the allowance. Material additions to Customers Bank’s allowance could materially decrease net income.

Customers Bank’s regulators, as an integral part of their examination process, periodically review its allowance for loan losses and may require it to increase its allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease its allowance for loan losses by recognizing loan charge-offs, net of recoveries. Any such additional provisions for loan losses or charge-offs, as required by these regulatory agencies, could have a material adverse effect on Customers Bank’s financial condition and results of operations.

Customers Bank’s emphasis on commercial and mortgage warehouse lending may expose it to increased lending risks.

Customers Bank intends to emphasize the origination of commercial lending and specialty lending, including mortgage warehouse financing. Commercial loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. In addition, since such loans generally entail greater credit risk than one- to four-family residential mortgage loans, Customers Bank may need to increase its allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans. Also, Customers Bank expects that many of its commercial borrowers will have more than one loan outstanding with it. Consequently, an adverse development with respect to one loan or one credit relationship can expose to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

As a mortgage warehouse lender, Customers Bank provides a form of financing to mortgage bankers by purchasing the underlying residential mortgages on a short-term basis under a master repurchase agreement. Customers Bank is subject to the risks associated with such lending, including, but not limited to, the risks of fraud, bankruptcy and default of the underlying residential borrower, any of which could result in credit losses. The risk of fraud associated with this type of lending includes, but is not limited to, the risk of financing nonexistent loans or fictitious mortgage loan transactions, or that the collateral delivered is fraudulent creating exposure that could result in the loss of the full amount financed on the underlying residential mortgage loan.

Decreased residential mortgage origination, volume and pricing decisions of competitors.

Customers Bank does not currently operate in the residential mortgage origination business, however it may originate, sell and service residential mortgage loans in the future. If it does, changes in interest rates and pricing decisions by Customers Bank’s loan competitors may adversely affect demand for its residential mortgage loan products, the revenue realized on the sale of loans and revenues received from servicing such loans for others, and ultimately reduce it’s net income.  New regulations, increased regulatory reviews, and/or changes in the structure of the secondary mortgage markets which Customers Bank would utilize to sell mortgage loans may be introduced and may increase costs and make it more difficult to operate a residential mortgage origination business.

Customers Bank’s performance and financial condition may be adversely affected by regional economic conditions and real estate values.

Customers Bank’s loan and deposit activities are largely based in eastern Pennsylvania, southern New Jersey and southeastern New York. As a result, Customers Bank’s financial performance depends largely upon economic conditions in this eastern Pennsylvania and Southern New York regions. These regions has recently experienced deteriorating local economic conditions and a continued downturn in the regional real estate market could harm Customers Bank’s financial condition and results of operations because of the geographic concentration of loans within these regional area and because a large percentage of the loans are secured by real property. If there is further decline in real estate values, the collateral for Customer Bank’s loans will provide less security. As a result, the ability to recover on defaulted loans by selling the underlying real estate will be diminished, and Customers Bank will be more likely to suffer losses on defaulted loans.

Additionally, a significant portion of Customers Bank’s loan portfolio is invested in commercial real estate loans.  Often in a commercial real estate transaction, repayment of the loan is dependent on rental income.  Economic conditions may affect the tenant’s ability to make rental payments on a timely basis, and may cause some tenants not to renew their leases, each of which may impact the debtor’s ability to make loan payments.  Further, if expenses associated with commercial properties increase dramatically, the tenant’s ability to repay, and therefore the debtor’s ability to make timely loan payments, could be adversely affected.

All of these factors could increase the amount of non-performing loans, increase its provision for loan and lease losses and reduce Customers Bank’s net income.

Federal Home Loan Bank of Pittsburgh continues not to pay dividends nor repurchase capital stock.

On December 23, 2008, the FHLB-P announced that it would voluntarily suspend the payment of dividends and the repurchase of excess capital stock until further notice. The FHLB-P announced that it expected its ability to pay dividends and add to retained earnings to be significantly curtailed due to low short-term interest rates, an increased cost of maintaining liquidity, other than temporary impairment charges, and constrained access to debt markets at attractive rates. Capital stock repurchases from member banks are reviewed on a quarterly basis by the FHLB-P, but FHLB-P announced that no repurchases will take place until further notice. As of September 30, 2010, Customers Bank held $2.26 million of FHLB-P capital stock.

Financial turmoil may increase other-than-temporary-impairment (“OTTI”) charges.

Due to the ongoing economic crisis, there has been a rise in OTTI charges taken by institutions, as the fair market values of many investment securities have fallen below their amortized cost basis.  The increasing duration of unrealized losses on these securities brought about heightened scrutiny by banks, auditors, and outside examiners on whether write-downs were necessary.  If Customers Bank’s OTTI charges result in it falling below the “well capitalized” regulatory requirement, it may need to raise capital.

Customers Bank may need to raise additional capital in the future and such capital may not be available when needed or at all.

Customers Bank is required by federal and state regulatory authorities to maintain adequate levels of capital to support operations and may need to raise additional capital in the future to provide Customers Bank with sufficient capital resources and liquidity to meet the commitments and business needs. In the absence of wholesale funding sources, Customers Bank may turn to additional subordinated debt and/or other transactions that might be available, including the TLGP.  Customers Bank cannot assure you that such capital will be available to it on acceptable terms or at all.  If Customers Bank is unable to generate sufficient additional capital though its earnings, or other sources, it would be necessary to slow earning asset growth and or pass up possible acquisition opportunities, which may result in a reduction of future net income growth. Further, an inability to raise additional capital on acceptable terms when needed could have a material adverse effect on Customers Bank’s business, financial condition and results of operations.

Sufficient funding to support earning asset growth.

Customers Bank needs adequate liquidity to fund its balance sheet growth in order for it to be able to successfully grow its revenues.  This liquidity can be gathered in both wholesale and non-wholesale funding markets.  Customers Bank’s asset growth over the past few years has been funded with various forms of wholesale funding which is defined as wholesale deposits (primarily certificates of deposit) and borrowed funds (FHLB advances, Federal advances and Federal fund line borrowings). Wholesale funding at September 30, 2010 represented approximately 9.6% of total funding compared with approximately 13.3% at December 31, 2009. Wholesale funding generally costs more than deposits generated from Customers Bank’s traditional branch system and is subject to certain practical limits such as the FHLB-P’s maximum borrowing capacity and Customers Bank’s liquidity policy limits. Additionally, regulators might consider wholesale funding beyond certain points to be imprudent and might suggest that future asset growth be reduced or halted.

In the absence of wholesale funding sources, Customers Bank might need to reduce earning asset growth through the reduction of current production, sale of assets, and/or the participating out of future and current loans or leases. This in turn might reduce future net income of Customers Bank and therefore, assuming consummation of the reorganization, the future net income of CBI.

The amount loaned to Customers Bank is generally dependent on the value of the collateral pledged and Customers Bank’s financial condition.  These lenders could reduce the percentages loaned against various collateral categories, eliminate certain types of collateral and otherwise modify or even terminate their loan programs, particularly to the extent they are required to do so because of capital adequacy or other balance sheet concerns, or if further disruptions in the capital markets occur.  Any change or termination of Customers Bank’s borrowings from the FHLB-P, the Federal Reserve or correspondent banks would have an adverse affect on it’s liquidity and profitability.

The FDIC’s recent policy statement imposing restrictions and criteria on private investors in failed bank acquisitions may apply to Customers and Customers’ investors.

On August 26, 2009, the FDIC issued a policy statement imposing restrictions and criteria on private investors in failed bank acquisitions. The policy statement is broad in scope and both complex and potentially ambiguous in its application.  In most cases, if it applied, it would apply to an investor with more than 5% of the total voting power of an acquired depository institution or its holding company, but in certain circumstances it could apply to investors holding fewer voting shares. While Customers Bank has been informally advised by the FDIC that the policy statement does not currently apply to Customers Bank, the policy statement might be applied to Customers Bank if Customers Bank makes additional failed bank acquisitions from the FDIC or if the FDIC changes its interpretation of the policy statement or determines at some future date that it should be applied because of the bank's circumstances.

Investors subject to the policy statement could be prohibited from selling or transferring their interests for three years. They also would be required to provide the FDIC with information about the investor and all entities in the investor’s ownership chain, including information on the size of the capital fund or funds, its diversification, its return profile, its marketing documents, and its management team and business model. Investors owning 80% or more of two or more banks or savings associations would be required to pledge their proportionate interests in each institution to cross-guarantee the FDIC against losses to the Deposit Insurance Fund.

Under the policy statement, the FDIC also could prohibit investment through ownership structures involving multiple investment vehicles that are owned or controlled by the same parent company. Investors that directly or indirectly hold 10% or more of the equity of a bank or savings association in receivership also would not be eligible to bid to become investors in the deposit liabilities of that failed institution. In addition, an investor using ownership structures with entities that are domiciled in bank secrecy jurisdictions would not be eligible to own a direct or indirect interest in an insured depository institution unless the investor’s parent company is subject to comprehensive consolidated supervision as recognized by the Federal Reserve and the investor enters into certain agreements with the U.S. bank regulators regarding access to information, maintenance of records and compliance with U.S. banking laws and regulations. If the policy statement applies, CBI and its banks, including any failed bank CBI acquires, could be required to maintain a ratio of Tier 1 common equity to total assets of at least 10% for a period of 3 years, and thereafter maintain a capital level sufficient to be well capitalized under regulatory standards during the remaining period of ownership of the investors. CBI’s bank subsidiaries also may be prohibited from extending any new credit to investors that own at least 10% of the equity of CBI.

Customers Bank shareholders may be deemed to be acting in concert and thereby subject to increased regulatory scrutiny, including the application of the FDIC policy statement to Customers Bank and its investors.

The interests in Customers Bank, or, assuming consummation of the reorganization, in CBI, of any shareholders determined by a bank regulatory agency to be acting in concert would be aggregated for purposes of determining whether those shareholders have control of a bank or bank holding company. Each shareholder obtaining control may, if other than an individual, be required to register as a bank holding company. “Acting in concert” generally means knowing participation in a joint activity or parallel action towards the common goal of acquiring control of a bank or a parent company, whether or not pursuant to an express agreement. How this definition is applied in individual circumstances can vary among the various federal bank regulatory agencies and from bank to bank, and cannot always be predicted with certainty. Many factors can lead to a finding of acting in concert, including where shareholders are commonly controlled or managed; the shareholders are parties to an oral or written agreement or understanding regarding the acquisition, voting or transfer of control of voting securities of a bank or bank holding company; the shareholders each own stock in a bank and are also management officials, controlling shareholders, partners or trustees of another company; or both an investor and a controlling shareholder, partner, trustee or management official of the shareholder own stock in the bank or bank holding company.

Previously enacted and potential future legislation, including legislation to reform the U.S. financial regulatory system, could adversely affect Customers Bank’s business.

Market conditions have resulted in creation of various programs by the United States Congress, the Treasury, the Federal Reserve and the FDIC that were designed to enhance market liquidity and bank capital.  As these programs expire, are withdrawn or reduced, the impact on the financial markets, banks in general and their customers is unknown.  This could have the effect of, among other things, reducing liquidity, raising interest rates, reducing fee revenue, limiting the ability to raise capital, all of which could have an adverse impact on the financial condition of Customers Bank.

Additionally, the federal government is considering a variety of reforms related to banking and the financial industry including, without limitation, the newly adopted Dodd-Frank Act.  The Dodd-Frank act is intended to promote financial stability in the U.S., reduce the risk of bailouts and protect against abusive financial services practices by improving accountability and transparency in the financial system and ending “to big to fail” institutions.  It is the broadest overhaul of the U.S. financial system since the Great Depression and the overall impact on CBI and its subsidiaries is unknown at this time.

The Dodd-Frank act delegates to various federal agencies the task of implementing its many provisions through regulation. Hundreds of new federal regulations, studies and reports addressing all of the major areas of the new law, including the regulation of banks and their holding companies, will be required, ensuring that federal rules and policies in this area will be further developing for months and years to come. Based on the provisions of the Dodd-Frank act and anticipated implementing regulations, it is highly likely that banks and thrifts as well as their holding companies will be subject to significantly increased regulation and compliance obligations.

The Dodd-Frank act could require Customers Bank and/or CBI to make material expenditures, in particular personnel training costs and additional compliance expenses, or otherwise adversely affect business or financial results.  It could also require Customers Bank to change certain of it’s business practices, adversely affect Customers’ ability to pursue business opportunities it might otherwise consider engaging in, cause business disruptions and/or have other impacts that are as-of-yet unknown to Customers.  Failure to comply with these laws or regulations, even if inadvertent, could result in negative publicity, fines or additional licensing expenses, any of which could have an adverse effect on Customers’ cash flow and results of operations.  For example, a provision of the Dodd-Frank act is intended to preclude bank holding companies from treating future trust preferred securities issuances as Tier 1 capital for regulatory capital adequacy purposes.  This provision may eliminate one material benefit for Customers Bank in operating with a holding company and narrow the number of possible capital raising opportunities CBI, and other bank holding companies, might have in the future.

The new Bureau of Consumer Financial Protection (“BCFP”) may reshape the consumer financial laws through rulemaking and enforcement of unfair, deceptive or abusive practices, which may directly impact the business operations of depository institutions offering consumer financial products or services including Customers Bank.

The BCFP has broad rulemaking authority to administer and carry out the purposes and objectives of the “Federal consumer financial laws, and to prevent evasions thereof,” with respect to all financial institutions that offer financial products and services to consumers. The BCFP is also authorized to prescribe rules applicable to any covered person or service provider identifying and prohibiting acts or practices that are “unfair, deceptive, or abusive” in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service (“UDAP authority”). The potential reach of the BCFP’s broad new rulemaking powers and UDAP authority on the operations of financial institutions offering consumer financial products or services including Customers Bank is currently unknown.

Government regulation might have an adverse effect on Customers Bank’s business.

Customers Bank is heavily regulated. Banking and other regulations affect it’s entire business. For example, if Customers Bank fails to meet various minimum regulatory capital requirements, it’s regulators may take action limiting Customers Bank’s activities. Additionally, Customers Bank regulators have wide authority to limit activities in any situation where the regulators believe it’s safety and soundness is threatened. These regulations change frequently and could get more restrictive. Restrictive regulations or the actions of bank regulators could limit activities and negatively impact it’s earnings and profitability.

Customers Bank and/or CBI may become subject to additional Pennsylvania taxes as a result of the reorganization.

Customers Bank and/or CBI may become subject to additional corporate taxes in Pennsylvania, although those taxes are not expected to materially affect profitability.

Accounting standards periodically change and the application of Customers Bank’s accounting policies and methods may require estimates about matters that are uncertain.

The regulatory bodies that establish accounting standards, including, among others, the Financial Accounting Standards Board and the Securities and Exchange Commission (“SEC”), periodically revise or issue new financial accounting and reporting standards that govern the preparation of Customers Bank’s financial statements, and will in the future govern CBI’s financial statements. The effect of such revised or new standards on the financial statements can be difficult to predict and can materially impact how it records and reports financial condition and results of operations.

In addition, management must exercise judgment in appropriately applying many of Customers Bank’s accounting policies and methods so they comply with generally accepted accounting principles. In some cases, management may have to select a particular accounting policy or method from two or more alternatives. In some cases, the accounting policy or method chosen might be reasonable under the circumstances and yet might result in Customers Bank’s reporting materially different amounts than would have been reported if it had selected a different policy or method. Accounting policies are critical to fairly presenting Customers Bank’s financial condition and results of operations and may require it to make difficult, subjective or complex judgments about matters that are uncertain.

Customers Bank might not achieve profitability or consistent earnings.

Customers Bank has had periods in which it experienced operating losses, including in 2009. There can be no assurance that Customers will achieve profitability in future periods, or maintain profitability, or that earnings will increase in the future.

Customers Bank might not be able to keep growing or may fail to manage its growth effectively.

Customers’ acquisition strategy includes intentions to expand it’s business. Customers hopes this will make business more profitable and increase earnings per share. Customers’ ability to continue to grow depends partly on it’s ability to expand it’s market share by acquisition or organically, successfully attract core deposits, and identify loan, investment and acquisition opportunities as well as opportunities to generate fee-based income. Customers’ ability to acquire other banking institutions or branches or to establish de novo branches is subject to many contingencies, including regulatory approvals, the receipt of which may depend upon regulators’ concurrence in growth strategy and evaluation of Customers Bank’s capital, management, earnings, liquidity and sensitivity to market risk.

If Customers keeps growing, such growth may strain it’s management and operations. Customers’ ability to manage this growth will depend upon it’s ability to continue to attract, hire and retain talented employees. It will also depend on the ability to manage and improve operating systems. Customers Bank must also manage many different customer relationships simultaneously, and provide products and services customers want. If Customers Bank’s business continues to grow, there is no guarantee that it will be successful in managing it’s growth, or that it’s growth will increase profitability.

Asset growth may not cause Customers Bank’s earnings to grow.

Customers Bank’s earnings depend not only on it’s total assets, but also on whether those assets earn interest or other income, and the rate at which they earn income. Customers Bank’s earnings also may be reduced by any increased expenses associated with increased assets, such as additional employee compensation expense, and increased interest expense on any liabilities incurred or deposits solicited to fund increases in assets. If earnings do not grow proportionately with it’s assets or equity, it’s overall profitability may be adversely affected.

If Customers Bank does not open new branches as planned or does not achieve profitability on new branches, earnings may be reduced.

Customers Bank plans to open approximately four new branches each year over the next few years in and around southeastern Pennsylvania and central New Jersey. These plans may change.  The opening of new branches is subject to regulatory approvals and in New Jersey currently depends on the ability to acquire an existing branch or bank.  Customers Bank cannot predict whether the banking regulators will agree with Customers Bank’s growth plans if or when they will provide the necessary branch approvals. Numerous factors contribute to the performance of a new branch, such as the ability to select a suitable location, competition, Customers Bank’s ability to hire and retain qualified personnel, and the effectiveness of it’s marketing strategy. It takes time for a new branch to generate significant deposits and loan volume to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs.  The initial cost, including capital asset purchases, for each new branch office to open would be in a range of approximately $200,000 to $250,000.  Additionally, there can be no assurance that any of these new offices will ever become profitable. During the period of time before a branch office can become profitable, operating an office will negatively impact net income.

Interest rate changes might have an adverse effect on Customers Bank’s earnings and financial condition.

Customers Bank’s profitability depends principally upon earning sufficient net interest income. Net interest income is the difference between interest earned on loans, investments and other interest-earning assets and the interest paid on deposits and borrowed funds. Changes in the general level of interest rates can affect Customers Bank’s net interest income by affecting the difference between the weighted average yield earned on Customers Bank’s interest-earning assets and the weighted average rate paid on it’s interest-bearing liabilities, or interest rate spread, and the average life of it’s interest-earning assets and interest-bearing liabilities. Changes in interest rates also can affect: (1) Customers Bank’s ability to originate loans; (2) the value of Customers Bank’s interest-earning assets, which would negatively impact shareholders’ equity, and it’s ability to realize gains from the sale of such assets; (3) Customers Bank’s ability to obtain and retain deposits in competition with other available investment alternatives; and (4) the ability of Customers Bank’s borrowers to repay adjustable or variable rate loans. Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. Changes in market interest rates are affected by many factors beyond Customers Bank’s control, including inflation, unemployment, money supply, international and domestic political and economic events, and developments in other financial markets. Customers Bank attempts to manage risks relating to interest rate changes, but cannot control these risks entirely. If interest rate changes reduce Customers Bank’s net interest margin, or if Customers Bank does not predict those changes accurately, it’s earnings and profitability could decrease.

FDIC assessments will negatively impact earnings.

As discussed in “SUPERVISION AND REGULATION - Deposit Insurance Assessments,” beginning on page 169 of this Joint Proxy Statement-Prospectus, the FDIC has adopted rules requiring banks to prepay their estimated quarterly risk-based federal deposit insurance assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. This prepayment required Customers Bank to pay $2,039,955 on December 31, 2009.  Customers Bank recorded this payment as a prepaid expense as of December 31, 2009, and expects to amortize the expense over three years. On September 29, 2009, the FDIC also adopted a uniform three-basis point increase in assessment rates effective on January 1, 2011. The FDIC is permitted to impose additional emergency special assessments of up to 10 basis points per quarter if necessary to maintain public confidence in federal deposit insurance or as a result of deterioration in the deposit insurance fund reserve ratio due to institution failures, and can also increase regular insurance assessments. The recent increase in assessment rate and any additional assessments would likely have a continued adverse effect on Customers Bank’s operating expenses and results of operations. Management cannot predict what insurance assessment rates will be in the future.

The short-term and long-term impact of the new Basel III capital standards and the forthcoming new capital rules to be proposed for non-Basel III U.S. banks is uncertain.

On December 17, 2009, the Basel Committee on Banking Supervision (the “Basel Committee”) proposed significant changes to bank capital and liquidity regulation, including revisions to the definitions of Tier I capital and Tier 2 capital applicable to the Basel Committee’s Revised Framework for the International Convergence of Capital Measurement and Capital Standards (“Basel III”).

The short-term and long-term impact of the new Basel III capital standards and the forthcoming new capital rules to be proposed for non-Basel III U.S. banks is uncertain.  As a result of the recent deterioration in the global credit markets and the potential impact of increased liquidity risk and interest rate risk, it is unclear what the short-term impact of the implementation of Basel III may be or what impact a pending alternative standardized approach to Basel III option for non-Basel III U.S. banks may have on the cost and availability of different types of credit and the potential compliance costs of implementing the new capital standards.

On September 12, 2010, the oversight body of the Basel Committee announced a package of reforms that will increase existing capital requirements substantially over the next four years.  These capital reforms were endorsed by the G20 at the summit held in Seoul, South Korea in November 2010.

Competition with other financial institutions might negatively impact Customers Bank’s profits.

Customers Bank faces significant competition in making loans, taking deposits and providing other financial services and products. This competition comes principally from other banks, savings institutions, credit unions, mortgage banking companies, money market funds, other mutual funds, as well as insurance companies and agencies. Banking legislation has caused this competition to further intensify and Customers Bank will face more competition from nonbanking companies in the future. Many of Customers Bank’s competitors have advantages such as greater financial resources, a wider geographic presence, a wider array of services, more favorable pricing alternatives, or lower costs. This competition could limit the types of loans, deposits and other financial services Customers Bank can offer on competitive terms, and could have an adverse effect on it’s earnings and profitability.

Losses or liabilities may be higher than anticipated and may negatively impact Customers Bank’s earnings and financial position.

Management of a bank or other financial institution involves the management of a variety of risks in addition to risks of loan losses. These risks can involve, for example, risks to Customers Bank’s reputation due to adverse publicity, risks rising out of it’s operations such as system or control failures, risks that Customers Bank might be unable to meet it’s obligations as they mature due to inadequate funding or illiquid assets, legal risks related to activities and contractual obligations, and risks rising out of adverse business decisions, improper implementation of decisions, or lack of response to industry changes. If Customers Bank’s management does not fully identify, anticipate or manage a risk, or the amount of any consequent liability or loss, it may have unanticipated losses or liabilities, which could have an adverse effect on it’s earnings and financial position.

Provisions in Customers Bank’s charter documents may prevent others from obtaining control or increase the cost of completing a transaction in which control of Customers Bank is acquired by others.

Provisions of Customers Bank’s articles of incorporation and bylaws, and applicable provisions of Pennsylvania law and the federal Change in Bank Control Act may delay, inhibit or prevent someone from gaining control of Customers Bank through a tender offer, business combination, proxy contest or some other method even though some of shareholders might believe a change in control is desirable. They might also increase the costs of completing a transaction in which Customers Bank acquires another financial services business, merge with another financial institution, or sell it’s business to another financial institution. These increased costs could reduce the value of the shares held by Customers Bank’s shareholders upon completion of these types of transactions.

Customers Bank’s directors and executive officers can influence the outcome of shareholder votes.

As of December 31, 2010, Customers Bank’s directors and executive officers as a group owned a total of 4,164,312 shares of Voting Common Stock, and options or warrants to purchase up to an additional 983,211 shares of Voting Common Stock, which potentially gives them, as a group, the ability to control of approximately 24.3% of issued and outstanding Voting Common Stock. Customers Bank believes ownership of stock causes directors and officers to have the same interests as shareholders, but it also gives them the ability to vote as shareholders for matters that are in their personal interest, which may be contrary to the wishes of other shareholders.

Customers Bank depends on it’s executive management, and the loss of a member of it’s management team could have an adverse effect on business.

Customers Bank believes it’s growth and profitability depends on the talents of it’s executive management team. Someone else could hire them. The loss of a key manager to a competitor could deepen the potential damage to Customers Bank’s business. If Customers Bank loses key managers or if it is not able to attract new managers or retain and motivate key people, earnings and profitability could decrease.

Customers Bank’s chairman and chief executive officer also serves as Executive Chairman of Atlantic Coast Federal Corporation, the holding company for another financial institution and such responsibilities could affect his ability to devote sufficient time to his position with Customers Bank.

Customers Bank’s chairman and chief executive officer, Jay S. Sidhu, also serves as Executive Chairman of the Board of Atlantic Coast Federal Corporation, a holding company for Atlantic Coast Bank, located in Waycross, Georgia. Mr. Sidhu’s duties at Atlantic Coast Federal Corporation have the potential to cause him to devote less of his time to his responsibilities at Customers Bank, thereby potentially reducing his effectiveness in overseeing the strategic plan. A reduction in the time that Mr. Sidhu may devote to Customers Bank’s operations could adversely affect the ability to successfully implement Customers Bank’s strategic plan and results of operations.

Risks Related to Customers Bank’s Acquisition Strategy

Customers Bank and CBI intend to engage in acquisitions of other businesses from time to time, including FDIC-assisted acquisitions. These acquisitions may not produce revenue or earnings enhancements or cost savings at levels or within timeframes originally anticipated and may result in unforeseen integration difficulties.

Customers regularly evaluates opportunities to strengthen Customers Bank’s current market position by acquiring and investing in banks and in other complementary businesses, or opening new branches, and when appropriate opportunities arise, Customers will engage in acquisitions of other businesses and opening new branches.  Such transactions could, individually or in the aggregate, have a material effect on Customers Bank’s operating results and financial condition, including short and long-term liquidity. Customers’ acquisition activities could be material to Customers Bank and CBI. For example, Customers Bank and/or CBI could issue additional shares of Voting Common Stock in a purchase transaction, which could dilute current shareholders’ value or ownership interest. These activities could require Customers Bank to use a substantial amount of cash, other liquid assets, and/or incur debt. In addition, if goodwill recorded in connection with acquisitions were determined to be impaired, then Customers Bank would be required to recognize a charge against Customers Bank’s earnings, which could materially and adversely affect Customers Bank’s results of operations during the period in which the impairment was recognized. Any potential charges for impairment related to goodwill would not impact cash flow, tangible capital or liquidity.

Customers’ acquisition activities could involve a number of additional risks, including the risks of:

•
Incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in Customers Bank’s attention being diverted from the operation of Customers Bank’s existing business;

•	Using inaccurate estimates and judgments to evaluate credit, operations, management, and market risks with respect to the target institution or assets;

•	Potential exposure to unknown or contingent liabilities of banks and businesses Customers Bank acquires;

•	The time and expense required to integrate the operations and personnel of the combined businesses;

•	Experiencing higher operating expenses relative to operating income from the new operations;

•	Creating an adverse short-term effect on Customers Bank’s results of operations;

•	Losing key employees and customers as a result of an acquisition that is poorly received; and

•	Risk of significant problems relating to the conversion of the financial and customer data of the entity being acquired into Customers Bank’s financial and customer product systems.

Additionally, in evaluating potential acquisition opportunities Customers Bank and/or CBI may seek to acquire failed banks through FDIC-assisted transactions.  Customers Bank recently completed the acquisition, from the FDIC, of (1) assets of the former USA Bank, which had been headquartered in Port Chester, New York, and (2) assets of the former ISN Bank, which had been headquartered in Cherry Hill, New Jersey.  While the FDIC may, in such transactions, provide assistance to mitigate certain risks, such as sharing in exposure to loan losses, and providing indemnification against certain liabilities, of the failed institution, Customers Bank may not be able to accurately estimate Customers Bank’s potential exposure to loan losses and other potential liabilities, or the difficulty of integration, in acquiring such institutions.

Depending on the condition of any institutions or assets that are acquired, any acquisition may, at least in the near term, materially adversely affect Customers Bank and/or CBI’s capital and earnings and, if not successfully integrated following the acquisition, may continue to have such effects.  Customers cannot assure you that Customers will be successful in overcoming these risks or any other problems encountered in connection with pending or potential acquisitions. Customers Bank and/or CBI’s inability to overcome these risks could have an adverse effect on levels of reported net income, return on equity and return on assets, and the ability to achieve Customers’ business strategy and maintain market value.

Customers Bank and CBI are subject to certain risks related to FDIC-assisted transactions.

The success of past FDIC-assisted transactions, and any FDIC-assisted transactions in which Customers Bank and/or CBI may participate in the future, will depend on a number of factors, including the following:

•	Customers Bank’s ability to fully integrate, and to integrate successfully, the branches acquired into bank operations;

•
Customers Bank’s ability to limit the outflow of deposits held by new customers in the acquired branches and to successfully retain and manage interest-earning assets (loans) acquired in FDIC-assisted transactions;

•	Customers Bank’s ability to retain existing deposits and to generate new interest-earning assets in the geographic areas previously served by the acquired banks;

•	Customers Bank’s ability to effectively compete in new markets in which it did not previously have a presence;

•	Customers Bank’s success in deploying the cash received in the FDIC-assisted transactions into assets bearing sufficiently high yields without incurring unacceptable credit or interest rate risk;

•	Customers Bank’s ability to control the incremental non-interest expense from the acquired branches in a manner that enables it to maintain a favorable overall efficiency ratio;

•	Customers Bank’s ability to retain and attract the appropriate personnel to staff the acquired branches; and

•	Customers Bank’s ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches.

As with any acquisition involving a financial institution, particularly one involving the transfer of a large number of bank branches as is often the case with FDIC-assisted transactions, there may be higher than average levels of service disruptions that would cause inconveniences or potentially increase the effectiveness of competing financial institutions in attracting Customers Bank customers. Integrating the acquired branches could present unique challenges and opportunities because of the nature of the transactions. Integration efforts will also likely divert Customers Bank and/or CBI’s management’s attention and resources. It is not known whether Customers Bank will be able to integrate acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Customers Bank ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the FDIC-assisted transactions. Customers Bank may also encounter unexpected difficulties or costs during integration that could materially adversely affect Customers Bank and/or CBI’s earnings and financial condition, perhaps materially. Additionally, Customers Bank may be unable to compete effectively in the market areas previously served by the acquired branches or to mange any growth resulting from FDIC-assisted transactions effectively.

Customers Bank’s willingness and ability to grow acquired branches following FDIC-assisted transactions depend on several factors, most importantly the ability to retain certain key personnel that Customers Bank hire or transfer in connection with FDIC-assisted transactions. Customers Bank failure to retain these employees could adversely affect the success of FDIC-assisted transactions and Customers Bank’s future growth.

Customers Bank’s ability to continue to receive benefits of its loss share arrangement with the FDIC is conditioned upon compliance with certain requirements under the Purchase and Assumption Agreement.

Pursuant to the Purchase and Assumption Agreements Customers Bank signed in connection with it’s FDIC-assisted acquisitions of USA Bank and ISN Bank (“Purchase and Assumption Agreements”), Customers Bank is the beneficiary of loss share arrangements with the FDIC that calls for the FDIC to fund a portion of it’s losses on a majority of the assets acquired in connection with the transactions. Customers Bank’s ability to recover a portion of losses and retain the loss share protection is subject to compliance with certain requirements imposed on Customers Bank in the Purchase and Assumption Agreements. The requirements of the loss share arrangements relate primarily to Customers Bank’s administration of the assets covered by the agreements, as well as Customers Bank’s obtaining the consents of the FDIC to engage in certain corporate transactions that may be deemed under the agreements to constitute a transfer of the loss share benefits. For example, the FDIC approval will be required for any merger of Customers Bank or CBI that would result in the pre-merger shareholders of such entity owning less than sixty-six and two/thirds percent (66.66%) of the equity of the surviving entity.

In such instances in which the consent of the FDIC is required under the Purchase and Assumption Agreements, the FDIC may withhold its consent to such transactions or may condition its consent on terms that Customers Bank does not find acceptable. There can be no assurance that the FDIC will grant its consent or condition its consent on terms that Customers Bank finds acceptable. If the FDIC does not grant its consent to a transaction Customers Bank would like to pursue, or conditions its consent on terms that Customers Bank does not find acceptable, this may cause it not to engage in a corporate transaction that might otherwise benefit shareholders or Customers Bank may elect to pursue such a transaction without obtaining the FDIC’s consent, which could result in termination of the loss share agreement with the FDIC.

FDIC-assisted acquisition opportunities may not become available and increased competition may make it more difficult for Customers Bank or CBI  to bid on failed bank transactions on terms considered to be acceptable.

Customers Bank near-term business strategy includes consideration of potential acquisitions of failing banks that the FDIC plans to place in receivership. The FDIC may not place banks that meet Customers Bank’s strategic objectives into receivership. Failed bank transactions are attractive opportunities in part because of loss-sharing arrangements with the FDIC that limit the acquirer’s downside risk on the purchased loan portfolio and, apart from Customers Bank’s assumption of deposit liabilities, Customers Bank has significant discretion as to the nondeposit liabilities that it assumes. In addition, assets purchased from the FDIC are marked to their fair value and in many cases there is little or no addition to goodwill arising from an FDIC-assisted transaction. The bidding process for failing banks could become very competitive, and the increased competition may make it more difficult for Customers Bank to bid on terms Customers Bank or CBI considered to be acceptable.

Attractive acquisition opportunities may not be available in the future.

Customers Bank may not be able to sustain a positive rate of growth or be able to expand it’s business.  Customers expects that other banking and financial service companies, many of which have significantly greater resources than Customers Bank, will compete to acquire other financial institutions if Customers Bank pursues such acquisitions. This competition could increase prices for potential acquisitions that Customers Bank believes are attractive. Also, acquisitions are subject to various regulatory approvals. If Customers Bank fails to receive the appropriate regulatory approvals for a transaction it will not be able to consummate such transaction which it believes to be in it’s best interests. Among other things, Customers Bank’s regulators consider capital, liquidity, profitability, regulatory compliance and levels of goodwill and intangibles when considering acquisition and expansion proposals. Other factors, such as economic conditions and legislative considerations, may also impede or prohibit Customers Bank’s ability to expand it’s market presence. If Customers Bank is not able to successfully grow it’s business, it’s financial condition and results of operations could be adversely affected.

Customers Bank may currently be unable to ascertain the merits or risks of the businesses it may ultimately acquire.

Until Customers Bank can identify and provide information on any target institutions, shareholders have no basis to evaluate the possible merits or risks of the target institutions’ operations. To the extent Customers Bank completes investment transactions with any financially unstable institutions, it may be affected by numerous risks inherent in the operations of such entities. Although Customers Bank’s management will evaluate the risks inherent in a particular target institution, they may not properly ascertain or assess all of the significant risk factors inherent in a target institution. An investment in CBI’s Voting Common Stock may ultimately prove to be less favorable to shareholders than a direct investment, if such opportunity were available, in a target institution. Customers Bank will have flexibility in identifying and selecting prospective candidates for an investment transaction and will rely on guidance from the board of directors and outside advisors.

Customers Bank is subject to environmental liability risk associated with lending activities.

A significant portion of Customers Bank’s loan portfolio is secured by real property. In the course of Customers Bank’s business, it may own or foreclose and take title to real estate and could become subject to environmental liabilities with respect to these properties. Customers Bank may become responsible to a governmental agency or third parties for property damage, personal injury, investigation and clean-up costs incurred by those parties in connection with environmental contamination, or may be required to investigate or clean-up hazardous or toxic substances, or chemical releases at a property. The costs associated with environmental investigation or remediation activities could be substantial. If Customers Bank were to become subject to significant environmental liabilities, it could have a material adverse effect on it’s financial condition and results of operations.

Customers Bank is subject to certain risks in connection with  Customers Bank’s use of technology.

Communications and information systems are essential to the conduct of Customers Bank’s business, as such systems are used to manage customer relationships, general ledger, deposits, and loans. While Customers Bank has established policies and procedures to prevent or limit the impact of systems failures, interruptions, and security breaches, there can be no assurance that such events will not occur or that they will be adequately addressed if they do. In addition, any compromise of Customers Bank’s security systems could deter customers from using it’s web site and online banking service, which involve the transmission of confidential information.  Although Customers Bank relies on commonly used security and processing systems to provide the security and authentication necessary to effect the secure transmission of data, these precautions may not protect it’s systems from compromises or breaches of security.

In addition, Customers Bank outsources certain of it’s data processing to third-party providers. If Customers Bank’s third-party providers encounter difficulties, or it has difficulty in communicating with them, Customers Bank’s ability to adequately process and account for customer transactions could be affected, and it’s business operations could be adversely impacted. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any systems failure, interruption, or breach of security could damage Customers Bank’s reputation and result in a loss of customers and business, could subject it to additional regulatory scrutiny, or could expose Customers Bank to civil litigation and possible financial liability. Any of these occurrences could have a material adverse effect on Customers Bank’s financial condition and results of operations.

Additionally, financial products and services have become increasingly technology-driven. Customers Bank’s ability to meet the needs of it’s customers competitively, and in a cost-efficient manner, is dependent on the ability to keep pace with technological advances and to invest in new technology as it becomes available. Many of Customers Bank’s competitors have greater resources to invest in technology than Customers Bank does and may be better equipped to market new technology-driven products and services. The ability to keep pace with technological change is important, and the failure to do so could have a material adverse impact on Customers Bank’s business and therefore on Customers Bank’s financial condition and results of operations.

Customers Bank is subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.

Employee errors and misconduct could subject Customers Bank to financial losses or regulatory sanctions and seriously harm it’s reputation. Misconduct by Customers Bank’s employees could include hiding unauthorized activities, improper or unauthorized activities on behalf of customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions Customers Bank takes to prevent and detect this activity may not be effective in all cases. Employee errors could also subject Customers Bank to financial claims for negligence.

Recently, a number of banks and their customers have experienced unauthorized transfers of customer funds through criminal intrusion into customers’ or third parties’ systems.  While Customers Bank is confident that it’s systems incorporate reasonable security against unlawful intrusions, Customers Bank cannot control the adequacy of security adopted by it’s customers.  Recent intrusions have produced significant losses for other banks and their customers and can present liability, litigation, compliance and reputation risk for Customers Bank.  As a result, security compromises of customers’ systems and security pose further risk of loss.

Customers Bank maintains a system of internal controls and insurance coverage to mitigate operational risks, including data processing system failures and errors and customer or employee fraud. Should Customers Bank’s internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on it’s business, results of operations and financial condition.

Some institutions Customers Bank or CBI could acquire may have distressed assets and there can be no assurance that Customers will be able to realize the value predicted from these assets or that it will make sufficient provision for future losses in the value of, or accurately estimate the future write-downs taken in respect of, these assets.

The decline in real estate values in many markets across the United States and weakening general economic conditions may result in increases in delinquencies and losses in the loan portfolios and other assets of financial institutions that Customers Bank or, assuming consummation of the reorganization, CBI acquires in amounts that exceed initial forecasts developed during the due diligence investigation prior to acquiring those institutions. In addition, asset values may be impaired, in the future due to factors that cannot currently be predicted, including significant deterioration in economic conditions and further declines in collateral values and credit quality indicators. Any of these events could adversely affect the financial condition, liquidity, capital position and value of institutions acquired and of Customers as a whole. Further, CBI intends to become registered as a bank holding company and in that event if CBI acquires more bank subsidiaries they may become subject to cross-guaranty liability under applicable banking law.  If CBI does so and any of the foregoing adverse events occur with respect to one subsidiary, they may adversely affect other of CBI’s subsidiaries, including Customers Bank.

Current economic conditions have created an uncertain environment with respect to asset valuations and there is no certainty that CBI or Customers Bank will be able to sell assets of target institutions if it is determined to would be in Customers’ best interests to do so. The institutions Customers will target may have substantial amounts of asset classes for which there is currently limited or no marketability.

As a result of an investment or acquisition transaction, Customers may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Customers’ financial condition and results of operations, which could cause you to lose some or all of your investment.

Customers must conduct due diligence investigations of target institutions it intends to acquire. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even if extensive due diligence is conducted on a target institution with which either Customers Bank or CBI is combined, this diligence may not reveal all material issues that may affect a particular target institution, and factors outside the control of the target institution and outside of Customers control may later arise. If, during the diligence process, Customers fails to identify issues specific to a target institution or the environment in which the target institution operates, it may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. These charges may also occur if Customers is not successful in integrating and managing the operations of the target institution with which Customers Bank or CBI combines. In addition, charges of this nature may cause Customers Bank or CBI to violate net worth or other covenants to which it may be subject as a result of assuming preexisting debt held by a target institution or by virtue of obtaining debt financing.

Customers Bank and/or CBI may in the future hire consultants or advisors on a contingent basis, who would only receive payment in the event an investment or acquisition transaction occurred and, therefore, they might be viewed as having an interest in such investment or acquisition transaction occurring.

Customers Bank and/or CBI may in the future hire placement agents and other consultants or advisors to assist it with searches for a target institution or institutions or otherwise advise in connection with an investment or acquisition transaction and any compensation payable to such persons may be contingent upon the closing of an investment or acquisition transaction. As a result, a placement agent or any such other consultants and advisors who provide advice would only receive compensation if an investment or acquisition transaction occurred and therefore they might be viewed as having an interest in such investment or acquisition transaction occurring that is different from, or conflicts with, the interests of Customers Bank and/or CBI’s shareholders.

Shareholders may have no opportunity to evaluate and affect the investment decision regarding a potential investment or acquisition transaction.

Shareholders will not necessarily be provided with an opportunity to evaluate the specific merits or risks of one or more target institutions. Any decision regarding a potential investment or acquisition transaction will be made by Customers Bank and/or CBI’s board of directors. For more information on the private offerings and the lead investors, see, “THE REORGANIZATION - Private Offerings,” on page 41 of this Joint Proxy Statement-Prospectus. Except in limited circumstances as required by applicable law, consummation of an acquisition will not require the approval of holders of Voting Common Stock. Accordingly, you may not have an opportunity to evaluate and affect the investment decision regarding potential investment or acquisition transactions.

Resources could be expended in considering or evaluating potential investment or acquisition transactions that are not consummated, which could materially and adversely affect subsequent attempts to locate and acquire or merge with another business.

Customers anticipates that the investigation of each specific target institution and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If a decision is made not to complete a specific investment or acquisition transaction, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific target institution, Customers Bank or CBI may fail to consummate the investment or acquisition transaction for any number of reasons, including those beyond it’s control. Any such event will result in a loss of the related costs incurred, which could materially and adversely affect subsequent attempts to locate and acquire or merge with another institution.

The officers and directors of an acquisition candidate may resign upon consummation of an acquisition.

The role of the key personnel of a target institution upon the consummation of an acquisition cannot be predicted at this time. Although Customers expects that certain members of the management team of a target institution may remain associated with the acquisition candidate following an acquisition, it is possible that key members of the management of a target institution will not wish to remain in such positions.

Risks Related to Customers Bank and CBI’s Industry

Difficult market conditions have adversely affected Customers Bank and CBI’s industry.

Dramatic declines in the housing market over the past year, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of real estate-related loans and resulted in significant write-downs of asset values by financial institutions. These writedowns, including asset-backed and other securities and loans, have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected and may continue to adversely affect Customers Bank and CBI’s business, financial condition and results of operations. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact charge-offs and provision for credit losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on Customers and others in the financial services industry.

The soundness of other financial institutions could adversely affect Customers Bank.

Customers Bank’s ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Customers Bank has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by Customers Bank or by other institutions. Many of these transactions expose Customers Bank to credit risk in the event of default of the counterparty or client. In addition, Customers Bank’s credit risk may be exacerbated if the collateral held by Customers Bank cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due us. There is no assurance that any such losses would not materially and adversely affect results of operations.

There can be no assurance that recently enacted legislation will stabilize the U.S. financial system.

The Emergency Economic Stabilization Act of 2008 (“EESA”) provided to the U.S. Treasury Department the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions to stabilize and provide liquidity to the U.S. financial markets. The Treasury Department announced a program under EESA pursuant to which it would make senior preferred equity investments in participating financial institutions. The FDIC announced the development of a guarantee program pursuant to which the FDIC would offer a guarantee of certain financial institution indebtedness in exchange for an insurance premium to be paid to the FDIC by issuing financial institutions. There can be no assurance, however, as to the actual impact that EESA and its implementing regulations, the FDIC programs, or any other governmental program will have on the financial markets.  Furthermore, recent adverse economic developments in the European Economic Community may pose a risk to U.S. financial institutions doing business with European countries or banks or companies in those countries.  More recently, the Dodd-Frank Act enacted provisions to address some of the risks that are considered to have contributed to the economic crisis of the last few years.  The failure of the Dodd-Frank Act or regulations to be adopted under it, EESA, the FDIC, or the U.S. Government to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect Customers Bank’s business, financial condition, results of operations, access to credit or the trading price of Voting Common Stock.

A continuation of recent turmoil in the financial markets could have an adverse effect on the financial position or results of operations of Customers Bank and CBI.

In recent periods, United States and global markets, as well as general economic conditions, have been disrupted and volatile. Concerns regarding the financial strength of financial institutions have led to distress in credit markets and issues relating to liquidity among financial institutions. Some financial institutions around the world have failed; others have been forced to seek acquisition partners. The United States and other governments have taken steps to try to stabilize the financial system, including investing in financial institutions. Customers business and financial condition and results of operations could be adversely affected by (1) continued disruption and volatility in financial markets, (2) continued capital and liquidity concerns regarding financial institutions generally and counterparties specifically, (3) limitations resulting from governmental action in an effort to stabilize or provide additional regulation of the financial system, or (4) recessionary conditions that are deeper or last longer than currently anticipated. Further, there can be no assurance that action by Congress, governmental agencies and regulators, including the enacted legislation authorizing the U.S. government to invest in financial institutions, or changes in tax policy, will help stabilize the U.S. financial system and any such action, including changes to existing legislation or policy, could have an adverse effect on the financial position or results of operation of Customers.

RECENT DEVELOPMENTS

Raised over $50 million of capital

In the third quarter 2010, Customers Bank sold a total of 541,098 shares which included 261,098 shares of its Voting Common Stock and 280,000 shares of its Class B Non-Voting Common Stock at an average price of $3.52 per share for total proceeds of $2.0 million, net of costs.  Taking into account the impact of anti-dilution agreements issued to investors in the previous offerings, additional shares of 1,338,384 have been issued.   In December 2010, Customers Bank sold 2,232,624 total shares, which included 2,084,824 shares of its Voting Common Stock and 147,800 shares of its Class B Non-Voting Common Stock at an average price of $3.94 per share2 for proceeds totaling $8.8 million.

In February, Customers Bank sold 10,078,139 total shares, which included 6,529,550 of its Voting Common Stock and 3,548,589 of Class B Non-Voting Common Stock at a price of $4.28 per share, and in March 1,950,798 total shares, which included 761,596 of its Voting Common Stock and 1,189,202 of its Class B Non-Voting Common Stock at a price of $3.76 per share.  Taking into account the impact of anti-dilution agreements issued to investors in the February 2010 private offering, the result of the two offerings was the issuance of 13.4 million shares in those offerings. As a result, 1,404,177 shares have also been issued to existing investors pursuant to anti-dilution agreements between Customers Bank and those investors.

The capital raised in these transactions is intended generally to support Customers Bank’s organic growth, participation in FDIC assisted transactions, and market acquisitions of small banks.

Following the close of these transactions, no investor owns or controls more than 9.9% of the aggregate outstanding shares of Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock, including for purposes of this calculation any shares issuable under unexercised warrants.

Each investor who participated in these capital raises and owns more than 9% of the common equity of Customers Bank has been identified by Customers Bank as a lead investor.   The February and March 2010 offerings resulted in seven lead investors and they each received warrants equal to 5% of the shares that they purchased, having exercise prices (after taking into account anti-dilution repricing) of $3.50 per share.  The number of warrants issued for purposes of Voting Common Stock totaled 303,321, and the number of warrants issued for purposes of Class B Non-Voting Common Stock totaled 243,102. The lead investors also have the right to invest in future capital raises until February 17, 2011 at the issuance price of $3.50 per share.

FDIC-Assisted Acquisitions

Customers Bank completed two FDIC-assisted transactions in 2010. On July 9, 2010, Customers Bank purchased substantially all of the assets and assumed substantially all of the liabilities of USA Bank, a full-service bank with one branch located in Port Chester, New York (“USA Bank”), from the FDIC.  Customers Bank acquired prior to purchase accounting adjustments approximately $205.6 million in assets from USA Bank and assumed approximately $192.8 million in liabilities. The FDIC and Customers Bank entered into a loss-share arrangement pursuant to a Purchase and Assumption Agreement upon the terms of which Customers Bank is afforded protection that the FDIC will reimburse up to 80% of the losses associated with approximately $152.1 million of the assets acquired.

On September 17, 2010, Customers Bank acquired substantially all of the deposits and the assets of ISN Bank with one branch location in Cherry Hill, New Jersey.  In this transaction, Customers Bank acquired prior to purchase accounting adjustments approximately $79.8 million in assets and assumed approximately $72.1 million in liabilities from ISN Bank.  The FDIC and Customers Bank entered into a loss-share arrangement pursuant to a Purchase and Assumption Agreement upon the terms of which Customers Bank is afforded protection that the FDIC will reimburse up to 80% of the losses associated with approximately $58.2 million of the assets acquired.

Changing name to Customers Bank

In December 2010, the shareholders of Customers Bank approved a name change from New Century Bank to Customers Bank.  Applications have been made with applicable regulatory authorities to complete the name change, and until all necessary approvals have been obtained, New Century Bank is operating under the trade name Customers Bank.

Purchase of manufactured housing portfolio

On August 6, 2010, Customers Bank purchased $105.8 million of manufactured housing loans for $94.6 million, net of a $10.5 million holdback on the purchase price.  The Agreement of Sale of Loans includes a holdback for 10% of the purchase price to cover, in accordance with the provisions of the Agreement, certain anticipated costs accruing during the holdback period with respect to the loans purchased including, without limitation, costs to cover payment of past due amounts for principal and interest of the purchased loans and servicing and indemnification obligations.  In the event that such costs do not meet or exceed 10% of the purchase price at the end of the holdback period, Customers Bank will pay the remainder to the seller of the loans.  The loans purchased were originated on or before 2008, and were current on their payments as of August 6, 2010.

Extension of anti-dilution provision

Customers Bank agreed to extend and amend the anti-dilution agreements with shareholders who purchased shares in June 2009 and later, to extend anti-dilution protections from June 30, 2010  through March 31, 2011 for any capital raising transactions at a price or value below $3.76 per share, but, after June 30, 2010, only where the capital raising transaction involved share issuances for cash.  For further information on the terms of the anti-dilution agreements, see, “ANTI-DILUTION AGREEMENTS,” beginning on page 97 of this Joint Proxy Statement-Prospectus.   On April 12, 2010, Customers Bank’s board of directors extended similar anti-dilution protections for warrants held by the shareholders from previous capital raises who had anti-dilution agreements.

PROPOSALS TO BE VOTED ON
PROPOSAL C1
TO APPROVE A PLAN OF MERGER AND REORGANIZATION PURSUANT TO
WHICH THE BANK WILL REORGANIZE TO FORM A BANK HOLDING COMPANY

SUMMARY

Customers Bank is seeking its shareholder approval at the Special Meeting of a transaction which will restructure Customers Bank’s corporate organization by creating a new holding company that will own Customers Bank.  As a result, current Customers Bank shareholders will own shares of the holding company instead of Customers Bank.  The reorganization will be conducted according to a Plan of Merger and Reorganization which is attached as Annex A to this Joint Proxy Statement-Prospectus (the “Plan of Reorganization”).

Customers Bank’s shareholders are being asked to approve the following resolution:

RESOLVED, that the shareholders of Customers Bank hereby approve and adopt the Plan of Merger and Reorganization among Customers Bank, Customers Interim Bank and Customers Bancorp, Inc., whereby Customers Bank will merge with and into Customers Interim Bank, which will change its name to “Customers Bank” and become a wholly owned subsidiary of Customers Bancorp, Inc., with shareholders of Customers Bank receiving one share of Customers Bancorp, Inc. Voting Common Stock, par value $1.00 per share, in exchange for every three shares of Voting Common Stock, par value $1.00 per share, of Customers Bank presently owned, and one share of Customers Bancorp, Inc. Class B Non-Voting Common Stock, par value $1.00 per share, in exchange for every three shares of Class B Non-Voting Common Stock, par value $1.00 per share, of Customers Bank presently owned, all in the form submitted to this meeting, with such changes not inconsistent with this resolution as the directors or officers of Customers Bank may deem necessary or appropriate to complete the reorganization.

The reorganization will involve several steps, some of which have already occurred, which steps include the following:

1.
Customers Bank has caused the formation of Customers Bancorp, Inc., also called CBI, as a new Pennsylvania business corporation which is expected, subject to regulatory non-objection, to become a direct, wholly-owned subsidiary of Customers Bank.

2.	Customers Bank will apply to the applicable banking regulators for permission to form a new Pennsylvania commercial bank subsidiary of CBI, to be named Customers Interim Bank.

3.
Customers Bank will apply to the applicable banking regulators for permission for it to merge into Customers Interim Bank according to the Plan of Reorganization and for Customers Interim Bank to change its name to “Customers Bank.”

4.	After Customers Bank receives all necessary regulatory approvals, it will complete the reorganization in accordance with the Plan of Reorganization, including the following transactions:

(i)	Customers Bank will merge with Customers Interim Bank, with Customers Interim Bank surviving;

(ii)	Customers Interim Bank will immediately change its name to “Customers Bank”;

(iii)	As a result of that merger, CBI will automatically become the holding company for, and the sole shareholder of, the resulting bank;

(iv)
Holders of Customers Bank’s Voting Common Stock will receive one share of CBI Voting Common Stock in exchange for every three shares of Customers Bank’s Voting Common Stock that they hold, and, as a result, Customers Bank’s shareholders will become shareholders of CBI;

(v)
Holders of Customers Bank’s Class B Non-Voting Common Stock will receive one share of CBI Class B Non-Voting Common Stock in exchange for every three shares of Bank Class B Non-Voting Common Stock that they hold;

(vi)
Holders of Customers Bank’s Voting Common Stock or Class B Non-Voting Common Stock who would otherwise be entitled to a fractional share of CBI Voting Common Stock or CBI Class B Non-Voting Common Stock will instead receive an amount in cash, rounded to the nearest cent and without interest, equal to the product of (1) the fraction of such number of shares to which the holder would otherwise have been entitled, and (2) the book value of one share of Voting Common Stock or Class B Non-Voting Common Stock, as the case may be, of Customers Bank as of the final day of the quarter ended immediately prior to the closing of the reorganization;

(vii)	Upon this exchange of shares, CBI will become the sole shareholder and holding company for Customers Bank;

(viii)
All warrants and options for the purchase of Customers Bank’s Voting Common Stock or Class B Non-Voting Common Stock that are outstanding as of the closing of the reorganization will automatically become warrants or options, respectively, to purchase one-third of the number of shares of the same respective classes of CBI stock. The number of CBI shares for which each outstanding option or warrant will be exercisable after the reorganization will be rounded up to the nearest whole number of CBI shares, subject to the holder’s agreement to any necessary corresponding upward rounding adjustments to the per-share exercise price to the nearest whole cent; and

(ix)	CBI will assume Customers Bank’s obligations under Customers Bank’s equity compensation, employee retirement plans, employee benefit plans, and employment agreements.

As of _________, 2011, the Record Date for the Customers Special Meeting, there were outstanding _________ shares of Customers Bank’s Voting Common Stock, _________ shares of Customers Bank’s Class B Non-Voting Common Stock, warrants to purchase _________ shares of Customers Bank’s Voting Common Stock, warrants to purchase _________ shares of Customers Bank’s Class B Non-Voting Common Stock and options to purchase _________ shares of Customers Bank’s Voting Common Stock.

For a more complete summary of the reorganization, see “THE REORGANIZATION” beginning on page 40 of this Joint Proxy Statement-Prospectus.

The affirmative vote of two-thirds of outstanding shares of Customers Bank’s Voting Common Stock is required for the approval of Proposal C1.  Proxies received by the board will be voted “FOR” Proposal C1, except to the extent that shareholders specify a contrary choice in their proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL PROPOSAL C1 TO APPROVE THE MERGER AND REORGANIZATION OF THE BANK TO FORM HOLDING COMPANY.

THE REORGANIZATION

Background and Reasons for the Reorganization

Basic Benefits of a Bank Holding Company.  Customers Bank seeks to form a holding company to operate with the full privileges granted to a corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956.  The benefits to this formation include, but are not limited to,  the ability to: acquire other financial service organizations that would complement Customers’ business model; pursue growth opportunities in segments of the business which may be accomplished through the formation of subsidiaries; and access credit facilities available to holding companies which would be beneficial to Customers Bank’s liquidity and capital needs.  Assuming Customers Bank’s shareholders approve the reorganization, once established and approved by federal regulators, Customers Bancorp, Inc. will be registered with and supervised by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”).

Acquisition Strategy.  As part of its new business strategy, Customers Bank is focusing on strategic acquisitions to increase it’s size and diversify its product and service offerings to customers.  Customers’ acquisition strategy will focus on community banks in identified states, primarily along the Eastern seaboard, with the goal of creating a leading community bank holding company.  Customers seeks to achieve sufficient scale in each region and, over time, build a combined balance sheet of $2.5 to $5.0 billion.  Customers hopes to accomplish this by acquiring healthy, distressed, undercapitalized and weakened banking institutions that have stable core deposit franchises, local market share, and quantifiable risks, or that are acquired from the Federal Deposit Insurance Corporation (the “FDIC”) with federal assistance, and that offer clear financial benefits through add-on acquisitions, expense reductions and organic growth.  Customers Bank also expects to purchase assets and banking platforms, as well as assumptions of deposits from the FDIC and possibly enter into loss mitigation arrangements with the FDIC in connection with such purchases.  To facilitate execution of this strategy, Customers believes it will be advantageous to become regulated as a bank holding company.

Customers Bank has defined its core market as Pennsylvania, Connecticut, New Jersey, Delaware, Maryland and New York and it will focus its efforts in these markets.  Within these states, Customers’ strategy is to focus on areas that possess a common set of characteristics, including population density, a concentration of business activities, attractive bank deposit bases, a high number of potential FDIC-assisted deal candidates, potential for economic growth over time and favorable local banking competitive dynamics.  Such competitive dynamics include an appropriate number of small to medium sized banks that can be consolidated, an ability to amass local market share, and the opportunity to deliver long-term organic growth and sustained financial results under a community banking model.  Customers also plans to seek expansion on areas that contain larger competitors that it can effectively compete against with Customers Bank’s unique organic growth strategy.

Customers Bank has also indentified other states for possible market expansion including Florida, Georgia, North Carolina, South Carolina, Virginia and Illinois.  Customers will closely monitor opportunities for expansion and may decide to add one of more states to it’s core market definition.  Opportunities will be assessed based upon the potential ability for Customers Bank to effectively execute its strategies in these markets in a safe and profitable way.  Also, Customers will need to see opportunity to build enough scale in the new market to support extending it’s reach.  Customers has no intention of buying small banks in numerous markets but prefers to focus it’s efforts in a few markets.

The significant downturn in the U.S. economy and the related crisis in the financial services industry present a unique opportunity for Customers to execute it’s acquisition strategy.  Many banks are trading at historically low multiples and are in need of capital at a time when traditional sources of capital have diminished.  Further, the undercapitalization of the banking sector has caused many banks to drastically reduce lending to new clients and in certain sectors to focus primarily on strengthening their balance sheets.  A holding company would provide an opportunity to investors who are interested in taking advantage of acquisition opportunities in the banking sector but do not have bank management experience.  Customers can help these investors avoid the costs of building a new banking franchise that, without an existing franchise such as Customers Bank’s to build on, can reduce overall investment returns.  Customers believes that the current weakness in the banking sector and the potential duration of any recovery provide Customers with an opportunity to execute this strategy to the benefit of it’s investors, and believes that the platform it has chosen will produce results that are superior to situations in which a banking franchise must be built from the ground up.

At this time, except for the Merger Agreement, Customers Bank has not entered into any definitive agreements to acquire other institutions or their assets.  However, management is actively seeking acquisition opportunities, and it is possible that it may enter into one or more acquisition agreements at any time.

Private Offerings

In order to fund Customers Bank’s desired growth, in February 2010, Customers Bank completed a $43.1 million offering of 6,529,550 shares of its Voting Common Stock and 3,548,589 shares of its Class B Non-Voting Common Stock, and warrants to purchase up to an additional aggregate 362,311 shares of Customers Bank’s Voting Common Stock at an exercise price of $4.28 per share.  In this Joint Proxy Statement-Prospectus, this is referred to as the February 2010 private offering.  Of those investors, six acquired ownership of Voting Common Stock and Class B Non-Voting Common Stock equal to approximately 9.9% of the outstanding shares of Customers Bank after completion of the February 2010 private offering.  These six investors, each of whom is identified in “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” at page 127 of this Joint Proxy Statement-Prospectus, elected to be treated as “lead investors.”  Pursuant to their subscription agreements, the lead investors will have the following special contractual rights:

•
Until February 17, 2011, Customers Bank has agreed, subject to appropriate confidentiality agreements,  to consult with and give each lead investor an opportunity to review proposed bids for qualified transactions and provide feedback to Customers Bank prior to final submission of such bids.  For this purpose, a qualified transaction is an FDIC-assisted investment or acquisition transaction in which the lead investor is not a competing bidder nor interested in a competing bid;

•
Each lead investor received a warrant to purchase, at $4.28 per share, an additional number of shares of Voting Common Stock and Class B Non-Voting Common Stock equal to 5% of the total number of shares for which the investor subscribed in the February 2010 private offering;

•
Each lead investor received a contractual, non-transferable pre-emptive right to purchase, at $4.28 per share, shares of Voting Common Stock or Class B Non-Voting Common Stock that Customers Bank may offer until February 17, 2011, subject, however, in all cases to the limitation that the lead investor will not, as a result of the purchase, be deemed to own or control more than 9.9% of the outstanding shares of Customers Bank; and

•
Each lead investor was given registration rights with respect to the lead investor’s Bank stock or shares of CBI stock that may be exchanged for it.  Customers Bank and CBI anticipate that the registration statement filed by CBI with respect to the reorganization and exchange of CBI shares described in this Joint Proxy Statement-Prospectus will satisfy that requirement.

Investors in the February 2010 private offering also have received anti-dilution agreements providing each of them price protection until March 31, 2011, such that if Customers Bank or CBI issues any shares of its Voting Common Stock at or prior to that date at a price less than $4.28 per share, sufficient additional shares will be issued to them to maintain the values of their holdings of Voting Common Stock at the new, lower issuance price. For more information on anti-dilution agreements, see “ANTI-DILUTION AGREEMENTS,” beginning on page 97 of this Joint Proxy Statement-Prospectus. One of Customers Bank’s commitments in connection with the February 2010 private offering is to form a bank holding company.  The approval of Proposal C1 by the shareholders at this Special Meeting is therefore required in order for Customers Bank to meet its commitments in connection with the February 2010 private offering.

Pursuant to the anti-dilution agreements they received in the offering and further action by Customers Bank’s board of directors on April 12, 2010, the investors in this offering received additional shares and their warrant rights were adjusted.  For more information on the warrant adjustments, see “WARRANTS TO PURCHASE ADDITIONAL STOCK,” beginning on page 96.  The shares and warrants issued in this February offering may be subject to anti-dilution adjustment in connection with possible future private offerings.

The purchase price for shares of Voting Common Stock and Class B Non-Voting Common Stock to be offered pursuant to the pre-emptive rights granted to lead investors in the February 2010 private offering has been adjusted from $4.28 per share to $3.50 per share, and 1,454,934 additional shares of Voting Common Stock and 80,744 shares of Class B Non-Voting Common Stock were issued under the anti-dilution agreements as a result of subsequent offerings at $3.50 per share.

In March 2010, Customers Bank also completed a private placement of 761,596 shares of its Voting Common Stock and 1,189,202 shares of its Class B Non-Voting Common Stock to accredited investors, one of which elected to be treated as a “lead investor,” for a purchase price of $3.76 per share, or a total of $7,335,003 in proceeds.

Pursuant to their subscription agreements, the lead investor in this March 2010 private offering, identified in “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” at page 127 of this Joint Proxy Statement-Prospectus, will have the following special contractual rights:
•
Until February 17, 2011, Customers Bank has agreed, subject to appropriate confidentiality agreements,  to consult with and give each lead investor an opportunity to review proposed bids for qualified transactions and provide feedback to Customers Bank prior to final submission of such bids.  For this purpose, a qualified transaction is an FDIC-assisted investment or acquisition transaction in which the lead investor is not a competing bidder nor interested in a competing bid.

•
Such investor received a warrant to purchase, at $3.76 per share, an additional number of shares of Voting Common Stock and Class B Non-Voting Common Stock equal to 5% of the total number of shares for which the investor subscribed in the March 2010 private offering.

•
Such investor received a contractual, non-transferable pre-emptive right to purchase, at $3.76 per share, shares of Voting Common Stock or Class B Non-Voting Common Stock that Customers Bank may offer until February 17, 2011, subject, however, in all cases to the limitation that the investor will not, as a result of the purchase, be deemed to own or control more than 9.9% of the outstanding shares of Customers Bank.

•
Such investor was given registration rights with respect to the investor’s Bank stock or shares of CBI stock that may be exchanged for it. Customers Bank and CBI anticipate that the registration statement filed by Holding  Company with respect to the reorganization and exchange of CBI shares described in this Joint Proxy Statement-Prospectus will satisfy that requirement.

Such investors also received anti-dilution agreements providing each of them price protection until March 31, 2011, such that if Customers Bank or CBI issues any shares of its Voting Common Stock at or prior to that date at a price less than $3.76 per share, sufficient additional shares will be issued to them to maintain the values of their holdings of Voting Common Stock at the new, lower issuance price. For more information on Anti-Dilution Agreements, see “ANTI-DILUTION AGREEMENTS,” beginning on page 97 of this Joint Proxy Statement-Prospectus. The shares and warrants issued in this March 2010 private offering may be subject to anti-dilution adjustment in connection with possible future private offerings.

The purchase price for shares of Voting Common Stock and Class B Non-Voting Common Stock to be offered pursuant to the pre-emptive rights granted to lead investors in the February 2010 private offering has been adjusted from $3.76 per share to $3.50 per share, and 56,576 additional shares of Voting Common Stock and 88,341 shares of Class B Non-voting Common Stock were issued under the anti-dilution agreements as a result of the subsequent offerings at $3.50 per share.

One of Customers Bank’s commitments in connection with the March 2010 private offering is to form a bank holding company. The approval of Proposal C1 by the shareholders at this Special Meeting is therefore required in order for Customers Bank to meet its commitments in connection with the March 2010 private offering.

The March 2010 offering price resulted in issuance of additional shares to existing shareholders who held anti-dilution agreements.  For more information on the anti-dilution agreements, see “ANTI-DILUTION AGREEMENTS,” beginning on page 97.  In addition, on April 12, 2010, Customers Bank’s board of directors approved adjustments to the terms of warrants held by those shareholders benefitting from anti-dilution agreements, to adjust the exercise price and make a corresponding adjustment to the number of shares for which each warrant is exercisable.  For further information on the adjustment, see, “WARRANTS TO PURCHASE ADDITIONAL STOCK,” beginning on page 96.

Customers Bank paid approximately $1.5 million in legal, accounting and underwriting fees for the February and March 2010 private offerings.

In the third quarter of 2010, Customers Bank sold a total 541,098 shares which included 261,048 shares of its Voting Common Stock and 280,000 shares of its Class B Non-Voting Common Stock at an average price of $3.52 per share. Investors in such offerings received anti-dilution agreements providing each of them with price protection until March 31, 2011, such that if ether Customers Bank or CBI issues any shares of its Voting Common Stock at or prior to that date at a price less than the price per share that was paid, additional shares will be issued to them in order to maintain the values of their holdings of Voting Common Stock at the new, lower issuance price. For more information on Anti-Dilution Agreements, see “ANTI-DILUTION AGREEMENTS,” beginning on page 97 of this Joint Proxy Statemeof nt-Prospectus.

In December 2010, Customers Bank sold 2,232,641 total shares, which included 2,084,841 shares of its Voting Common Stock and 147,800 shares of its Class B Non-Voting Common Stock at an average price of $3.94 per share.3  Investors in such offerings received anti-dilution agreements providing each of them with price protection until March 31, 2011, such that if either Customers Bank or CBI issues any shares of its Voting Common Stock at or prior to that date at a price less than the price per share that was paid, additional shares will be issued to them to maintain the values of their holdings of Voting Common Stock at the new, lower issuance price. For more information on Anti-Dilution Agreements, see “ANTI-DILUTION AGREEMENTS,” beginning on page 97 of this Joint Proxy Statement-Prospectus.

3
Note that this does not include shares that were purchased by members of Customers Bank’s management in December 2010 when such persons exercised awards granted to them under the Management Stock Purchase Plan.

The Plan of Reorganization

A copy of the Plan of Merger and Reorganization is attached as Annex A to this Joint Proxy Statement-Prospectus.  Please read the entire Plan of Reorganization.  The following description is only a summary of the material terms of the Plan of Reorganization.  There are several steps to the reorganization:

•	Customers Bank will merge with Customers Interim Bank, with Customers Interim Bank surviving;

•	Customers Interim Bank will immediately change its name to “Customers Bank”;

•
Holders of Customers Bank’s Voting Common Stock will receive one share of CBI Voting Common Stock in exchange for every three shares of Customers Bank’s Voting Common Stock that they hold, and, as a result, Customers Bank’s shareholders will become holders of shares of the CBI Voting Common Stock;

•
Holders of Customers Bank’s Class B Non-Voting Common Stock will receive one share of CBI Class B Non-Voting Common Stock in exchange for every three shares of Bank Class B Non-Voting Common Stock that they hold;

•
Holders of Customers Bank’s Voting Common Stock or Class B Non-Voting Common Stock who would otherwise be entitled to a fractional share of CBI Voting Common Stock or CBI Class B Non-Voting Common Stock will instead receive an amount in cash, rounded to the nearest cent and without interest, equal to the product of (1) the fraction of such share to which the holder would otherwise have been entitled, and (2) the book value of one share of Voting Common Stock or Class B Non-Voting Common Stock of Customers Bank as of the final day of the quarter ended immediately prior to the closing of the reorganization;

•	Upon this exchange of shares, CBI will become the sole shareholder and holding company for Customers Bank;

•
All warrants and options for the purchase of Customers Bank’s Voting Common Stock or Class B Non-Voting Common Stock that are outstanding as of the closing of the reorganization will automatically become warrants or options, respectively, to purchase one-third of the number of shares of the same respective classes of CBI shares. The number of CBI shares for which each outstanding option or warrant will be exercisable after the reorganization will be rounded up to the nearest whole number of CBI shares, subject to the holder’s agreement to any necessary corresponding upward rounding adjustments to the per share exercise price to the nearest whole cent; and

•	CBI will assume Customers Bank’s obligations under Customers Bank’s equity compensation, employee retirement plans, employee benefit plans, and employment agreements.

After the reorganization, CBI will have no significant assets other than securities of Customers Bank, and, as a result, CBI will have substantially the same assets and liabilities, on a consolidated basis, as Customers Bank.

Amendment or Termination

At any time before the merger becomes effective, by vote of a majority of the board of directors of each of Customers Bank, CBI and Customers Interim Bank, the Plan of Reorganization:

•
May be amended in any manner not inconsistent with its general purpose, provided that no amendment shall change the share exchange ratio of one share of CBI Voting Common Stock for every three shares of Customers Bank’s Voting Common Stock, and one share of CBI Class B Non-Voting Common Stock for every three shares of Bank Class B Non-Voting Common Stock following approval of the Plan of Reorganization by the shareholders of Customers Bank; and

•
May be terminated for any reason including, without limitation, because of the number of shares of Voting Common Stock and Class B Non-Voting Common Stock of Customers Bank exercising dissenters’ rights, or if it appears that the consummation of the reorganization would be inadvisable.  If the Plan of Reorganization is terminated, it will be void and of no further effect, without any liability on the part of Customers Bank, CBI, Customers Interim Bank, or their respective directors, officers, shareholders or agents.

Conditions to Completing the reorganization

The reorganization will not be completed unless and until Customers Bank’s shareholders and the applicable bank regulatory agencies approve it.

Regulatory Approval of the reorganization

The reorganization will require the following approvals by bank regulatory agencies:

•	The Pennsylvania Banking Department and the Federal Reserve must approve the formation and organization of CBI and Customers Interim Bank;
•	The Federal Deposit Insurance Corporation (“FDIC”) must approve deposit insurance for Customers Interim Bank;

•	The Pennsylvania Banking Department must approve the merger of Customers Bank into Customers Interim Bank;
•	The Federal Reserve must approve the merger of Customers Bank into Customers Interim Bank; and

•
The Federal Reserve Board and the Pennsylvania Banking Department must approve CBI’s acquisition of control of Customers Interim Bank and the institution resulting from the merger of Customers Bank into Customers Interim Bank and Federal Reserve membership for the surviving bank.

Securities Law Consequences; Resale Restrictions for Certain Persons

The issuance of CBI shares to Customers Bank’s shareholders in connection with the reorganization is being registered under the Securities Act of 1933, as amended (the “Securities Act”), on the Form S-1 registration statement of which this Joint Proxy Statement-Prospectus is a part.  CBI shares to be issued to Customers Bank shareholders in connection with the reorganization will be freely transferable, except that any persons who are “affiliates” of CBI after the completion of the reorganization or were “affiliates” of Customers Bank within 90 days prior to the completion of the reorganization will be permitted to resell CBI shares they receive only in the manner permitted by Rule 144.  In computing the holding period of CBI shares for the purposes of Rule 144(d), such persons will be permitted to “tack” the holding period of their Bank shares held prior to the effective time of the reorganization.  Persons who may be deemed to be affiliates of Customers Bank and CBI for these purposes generally include individuals or entities that control, are controlled by, or are under common control with, Customers Bank and CBI, and would generally not include shareholders who are not executive officers, directors or significant shareholders of Customers Bank and CBI.

The Plan of Reorganization requires Customers Bank to prepare and deliver to CBI a list that identifies all persons whom Customers Bank believes may be deemed an affiliate prior to the completion of the reorganization.  Customers Bank is also required, pursuant to the Plan of Reorganization, to use its commercially reasonable best efforts to cause each person whom it identifies on the list as a potential affiliate to deliver, at or prior to the completion of the reorganization, a written agreement that the affiliate will not sell, pledge, transfer or otherwise dispose of any CBI shares issued to the affiliate pursuant to the reorganization unless the sale, pledge, transfer or other disposition meets one of the following criteria:

•	It is made pursuant to an effective registration statement filed under the Securities Act;

•	It is in compliance with Rule 144; or

•	In the opinion of counsel, it is otherwise exempt from the registration requirements of the Securities Act.

Management of CBI

Prior to the effective time of the reorganization, the executive officers and directors of Customers Bank will be appointed as the executive officers and directors of CBI.  CBI’s articles of incorporation provide for the same classified board of directors that Customers Bank currently has, and Customers Bank’s directors will carry their terms of office over to CBI’s board of directors.

Dissenters’ Rights

Pursuant to the Pennsylvania Banking Code of 1965 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”), holders of shares of Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock have the right to dissent from the proposed transaction and obtain payment for the “fair value” of their shares should the transaction ultimately be consummated.  The term “fair value” is defined as the value of a share of Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock immediately before consummation of the reorganization taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the reorganization.  Customers Bank cannot predict the future fair value of shares at the time the reorganization becomes effective and cannot assure shareholders as to the methodology a court would employ upon an application for relief to determine fair value or how a court would determine which elements of value are to be considered.  For these purposes, fair value is to take into account all relevant factors.  The value so determined may be greater or less than the present value of shares to be exchanged for each share of Customers Bank in the reorganization.  A copy of the applicable provisions of Pennsylvania law are included as Annex C to this document, which is incorporated herein by reference.

If you wish to exercise dissenters’ rights, you must do each of the following:

•
File with Customers Bank a written notice of intention to demand that the shareholder be paid the fair value for his or her shares of Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock rather than receive CBI shares as described in the Plan of Reorganization.  The dissenting shareholder must file this notice with Customers Bank prior to the shareholder vote on the reorganization at the Special Meeting;

•
A dissenting shareholder may not change the beneficial ownership of his or her shares of Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock from the date of the filing of the notice of intention to demand payment through the effective date of the reorganization; and

•	A dissenting shareholder also may not vote his or her shares of Customers Bank’s Voting Common Stock to approve the reorganization at the Special Meeting.

Voting against, abstaining from voting, or failing to vote on Proposal C1 (whether in person or by proxy) shall not constitute written notice of an intent to demand payment for shares of Customers Bank’s Voting Common Stock or Class B Non-Voting Common Stock within the meaning of Subchapter D.  You must also send a separate, written notice or demand which includes your name, address and telephone number to:

Customers Bank
c/o Customers Bancorp, Inc.
1015 Penn Avenue
Wyomissing, Pennsylvania 19610
Attention: Corporate Secretary

In the event that, after filing a written notice to demand payment of fair value, you vote for Proposal C1, or you deliver a proxy in connection with the Special Meeting of shareholders that does not specify a vote against, or an abstention from voting on, Proposal C1, you will have waived your dissenters’ rights and will have nullified any written notice of an intent to demand payment that you previously submitted.  However, failure to submit a proxy specifying a vote against or abstention from voting on Proposal C1 after filing a written notice to demand payment of fair value will not waive your dissenters’ rights.

You may assert dissenters’ rights as to less than all of the shares registered in your name only if you dissent with respect to all shares owned by any one beneficial owner and you disclose the name and address of each person on whose behalf you are dissenting.  The rights of a partial dissenter are determined as if the shares as to which the record holder dissents and the record holder’s remaining shares were registered in the names of different shareholders.  A beneficial owner may assert dissenters’ rights as to shares held on the beneficial owner’s behalf only if the beneficial owner submits to Customers Bank the record holder’s written consents to the dissent no later than the time the beneficial owner asserts his or her dissenters’ rights.  A beneficial owner may not dissent with respect to less than all shares of the same class or series owned by the beneficial owner, whether or not the shares owned by the beneficial owner are registered in the beneficial owner’s name.

If the reorganization is approved and adopted, Customers Bank will deliver a further notice in accordance with Subchapter D to all shareholders who have satisfied the foregoing requirements.  This notice will instruct the shareholder on the procedure for obtaining payment and will include a copy of Subchapter D.  Failure to strictly follow the procedures set forth in the notice and Subchapter D regarding perfection of dissenters’ rights may result in a loss of the right to payment.

The foregoing is only a summary of the rights of a dissenting shareholder of Customers Bank.  If you intend to dissent from the reorganization, you should carefully review the applicable provisions of Subchapter D attached at Annex I and consult with your attorney.  Your failure to follow precisely the procedures summarized above may result in the loss of your dissenters’ rights.  No additional notice of the events giving rise to dissenters’ rights or any steps associated with asserting those rights will be furnished to you except as indicated above or otherwise required by law.

No Action Required to Exchange Shares

The outstanding stock certificates that presently represent shares of Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock, and the outstanding warrants and options that represent a right to acquire Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock, will be deemed automatically to represent one-third of such number of shares of Voting Common Stock, Class B Non-Voting Common Stock, warrants and options of CBI, as adjusted for any fractional shares. You will not be required to immediately exchange your present stock certificates, warrants or options (bearing the name “Customers Bank”) for new stock certificates (bearing the name “Customers Bank”).

Upon completion of the reorganization, CBI will mail you a letter of transmittal and instructions related to the exchange of the certificates and other instruments representing your ownership of Customers Bank’s Voting Common Stock, Class B Non-Voting Common Stock, or options or warrants to purchase Customers Bank’s Voting Common Stock, as applicable, for certificates or other instruments representing CBI’s securities into which your securities have been converted as a result of the reorganization.

YOU SHOULD NOT SEND IN YOUR CERTIFICATES, WARRANTS OR OPTIONS UNTIL YOU ARE NOTIFIED TO DO SO.

Accounting Treatment of the reorganization

Under Accounting Principles Generally Accepted in the United States of America (“USGAAP”), the reorganization represents a transaction between entities under common control.  Assets and liabilities transferred between entities under common control are accounted for at cost.  Accordingly, the assets and liabilities of CBI will be reflected at their carrying amounts in the accounts of Customers Bank at the effective time of the reorganization.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REORGANIZATION

For Customers Bank Shareholders

For purposes of this discussion, the Voting Common Stock of Customers Bank, together with the Class B Non-Voting Common Stock of Customers Bank, are referred to as the “Customers Bank Shares;” the Voting Common Stock of CBI, par value $1.00 per share, together with the Class B Non-Voting Common Stock of CBI, par value $1.00 per share, are referred to as the “CBI Shares.”

The following discussion addresses certain of the material United States federal income tax consequences of the reorganization to a Customers Bank shareholder who holds Customers Bank Shares as a capital asset. This discussion is based upon the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion is general in nature and does not address all aspects of United States federal income taxation that may be relevant to Customers Bank shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Customers Bank shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Customers Bank shareholders who hold their Customers Bank Shares as part of a hedge, straddle or conversion reorganization, Customers Bank shareholders who acquired their Customers Bank Shares pursuant to the exercise of employee stock options or otherwise as compensation, Customers Bank shareholders, directors, officers, employees and other persons that hold options or warrants to acquire Customers Bank Shares, and Customers Bank shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

Customers Bank’s tax counsel, Stradley Ronon Stevens & Young, LLP, has issued an opinion substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Customers Bank, Customers Interim Bank and CBI) if consistent with the state of facts existing as of the effective date of the reorganization, the reorganization will constitute a reorganization under Section 368(a) of the Code.  The tax opinions delivered in connection with the reorganization are not binding on the IRS or the courts, and neither Customers Bank nor CBI intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the reorganization could be adversely affected.

Taxpayers and preparers of tax returns should be aware that under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice (1) is given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (2) is directly relevant to the determination of an entry on a tax return. Accordingly, taxpayers should consult their own tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed in this Joint Proxy Statement-Prospectus.

The principal federal income tax consequences that are expected to result from the reorganization, under currently applicable law, are as follows:

•	The reorganization will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	No gain or loss will be recognized by any of Customers Bank, CBI, or Customers Interim Bank as a result of the reorganization.

•
No gain or loss will be recognized by a shareholder of Customers Bank upon the exchange of Customers Bank Shares solely for CBI Shares (including any fractional share interests to which the shareholder may be entitled); however, if a cash payment is received by a shareholder of Customers Bank in lieu of a fractional share interest of CBI Shares, the cash payment will be treated as received by the shareholder as a distribution in redemption of that fractional share interest and will be treated as a distribution in full payment in exchange for the fractional share redeemed, subject to the provisions and limitations of Section 302 of the Code;

•
The aggregate tax basis of CBI Shares (including any fractional share interests to which the shareholder may be entitled) to be received by a shareholder of Customers Bank will equal the shareholder’s aggregate tax basis in Customers Bank Shares surrendered in exchange therefor;

•
The holding period of CBI Shares (including any fractional share interests to which the shareholder may be entitled) to be received by a shareholder of Customers Bank will include the period for which such shareholder held Customers Bank Shares exchanged therefor, provided that such Customers Bank Shares are capital assets in the hands of such shareholder as of the closing of the reorganization; and

•
If a shareholder of Customers Bank dissents to the proposed reorganization and receives solely cash in exchange for Customers Bank Shares, such cash will be treated as received by such shareholder as a distribution in redemption of his Customers Bank Shares, subject to the provisions and limitations of  Section 302 of the Code.

Administrative precedent regarding cash paid in lieu of fractional shares in a reorganization where the cash paid represents merely a mechanical rounding of fractions in the exchange and not separately bargained for consideration, permits shareholders who receive both stock and cash to treat the exchange as if they received all stock in the tax free reorganization and then redeemed the fractional shares in a separate redemption transaction. Accordingly, subject to the special provisions and limitations of Section 302 of the Code, cash received by a Customers Bank shareholder instead of a fractional interest in CBI Shares generally will be treated as received in exchange for the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis in Customers Bank Shares surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for Customers Bank Shares is more than one year.

Dissenting Shareholders

The receipt of solely cash in exchange for Customers Bank Shares by a Customers Bank shareholder that exercises dissenters’ rights is treated as a distribution in redemption (i.e., a taxable exchange), subject to the special provisions and limitations of Section 302 of the Code.  In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the CBI shareholder’s deemed percentage stock ownership of CBI.  For purposes of this determination, Customers Bank shareholders will be treated as if they first exchanged all of their Bank Shares solely for CBI Shares, and then CBI immediately redeemed (the “deemed redemption”) a portion of the CBI Shares in exchange for the cash actually received.  The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption (1) is in “complete redemption” of all of the CBI Shares treated as owned by the Customer Bank shareholder, (2) is “substantially disproportionate” with respect to the Customer Bank shareholder (and the shareholder actually or constructively owns after the deemed redemption less than 50% of voting power of the outstanding CBI Shares), or (3) is “not essentially equivalent to a dividend.”  In applying the above tests, a Customers Bank shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by the shareholder.

Backup Withholding

Customers Bank shareholders that receive cash may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns; or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

Limitation on Use of Net Operating Losses

Subject to special rules that may apply to banks, net operating losses can generally be carried back two (2) years and carried forward to each of the twenty (20) years succeeding the loss year to offset taxable income.  However, the amount of taxable income that may be offset may be subject to a Section 382 annual limitation (“Section 382 limitation”) if, as of any testing date, there is an ownership change of more than 50 percent during a 3-year look-back period.  The Section 382  limitation generally would equal the aggregate fair market value of CBI’s stock on the testing date multiplied by the long-term tax-exempt rate for ownership changes during the month in which the change of ownership occurs, with certain adjustments.  Customers Bank experienced an ownership change that resulted in the application of  Section 382 limitation on June 29, 2009.  In addition, the Section 382 limitation could also apply to CBI as a result of ownership changes resulting from recent transactions and stock offerings, as well as from the merger, if such ownership changes of CBI result in a more than 50% change of ownership of CBI during the 3-year look-back period.  Whether any such 382 limitation would be material depends on the existence of any net operating losses and other facts on the date of the merger.

As of December 31, 2009, Customers Bank had net operating loss carryovers of approximately $4.1 million, which expire in 2029, and the amount of such net operating losses would be increased by any losses incurred by Customers Bank in 2010 and any current year loss to the extent that such loss is allocable to the period preceding the ownership change.  Based on the January 2011 long term tax exempt rate for ownership changes of 4.1% and the approximate value of Customers Bank as of October 1, 2010 (the most recent period for which information is available), the Section 382 limitation with respect to the Customers Bank net operating loss carryovers would be approximately $3.9 million.  The Section 382 limitation with respect to Customers Bank 2009 net operating loss carryover is approximately $800,000.

For Holders of Warrants and Options to Purchase Shares of Customers Bank Common Stock

Holders of outstanding warrants and options to purchase shares of Customers Bank Common Stock should discuss with their tax advisors the tax results of the reorganization and each course of action available to them.

This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the reorganization. In addition this discussion does not address tax consequences that may vary with, or be contingent on, individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the reorganization. Tax matters are very complicated, and the tax consequences of the reorganization to a Customers Bank shareholder will depend upon the facts of his or her particular situation. Accordingly, Customers strongly urges you to consult with a tax advisor to determine the particular tax consequences to you of the reorganization, as well as to any later sale of CBI shares received by you in the reorganization.

INTERESTS OF MANAGEMENT AND OTHERS IN THE REORGANIZATION

Customers Bank’s directors and executive officers, as well as certain principal shareholders of Customers Bank, have interests in the completion of the reorganization.  These interests include:

•
Ownership of Voting Common Stock of Customers Bank and warrants or options to purchase additional shares of Customers Bank’s Voting Common Stock.  These interests will become interests in CBI.  For more information on Customers Bank’s directors and executive officers’ ownership interests, see ”SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,” beginning on page 127 of this Joint Proxy Statement-Prospectus;

•	Customers Bank has granted stock options to its executive officers and certain members of senior management. CBI will succeed to Customers Bank’s obligations;

•
One or more directors and officers of Customers Bank and CBI have purchased stock in the February 2010 and March 2010 private offerings.  For more information on their interests, see ”SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 127 of this Joint Proxy Statement-Prospectus; and

•
Each of Messrs. Sidhu, Ehst and Brugger have entered into employment agreements with Customers Bank which will be assumed by CBI in connection with the reorganization.  For more information with respect to these agreements, see the narrative following “EMPLOYEE BENEFITS – Officer Employment Agreements” beginning on page 126 of this Joint Proxy Statement-Prospectus.

Through the number of shares that they own, the directors and executive officers as a group, and certain principal holders of Customers Bank’s Voting Common Stock, may have a significant influence on the outcome of the shareholder vote.  For more information on these matters, see, “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,” beginning on page 127 of this Joint Proxy Statement-Prospectus.

PROPOSAL C2 AND B1
TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 23, 2010, BY AND AMONG BERKSHIRE BANCORP, INC., BERKSHIRE BANK, CUSTOMERS BANCORP, INC., AND CUSTOMERS BANK, AND TO APPROVE ALL TRANSACTIONS CONTEMPLATED BY SUCH AGREEMENT

SUMMARY

Each of Customers Bank and BBI is seeking the consent of their respective shareholders to approve and adopt the Agreement and Plan of Merger, dated as of August 23, 2010, by and among Berkshire Bancorp, Inc., Berkshire Bank, Customers Bancorp, Inc., and Customers Bank (which is referred to as the “Merger Agreement”), and to approve all transactions contemplated by such agreement (which is referred to as the “merger”).  The consummation of the merger is contingent upon the consummation of the reorganization, Customers Bank and BBI shareholder approval, and bank regulatory approval.

In the merger, BBI shareholders will receive merger consideration as follows:

Each share of BBI common stock will be converted into the right to receive the number of shares of CBI Voting Common Stock equal to an exchange ratio to be calculated at the closing of the merger plus cash in lieu of fractional shares.  The exchange ratio is the “Berkshire Valuation” divided by three (3) times the “NCB Valuation.”

The Merger Agreement defines the “Berkshire Valuation” as the greater of  (1) $1.95, or (2) (A) (i) BBI's tangible common book value as of the most recent calendar month-end prior to the effective time of the merger, minus (ii) the Book Value Adjustment (which is the dollar amount necessary, as of the most recent calendar month end prior to the effective time of the merger, to bring Berkshire Bank’s total loan loss reserves up to an amount equal to 40% of its nonperforming loans), if any, minus the costs (whether capitalized or expensed) that have been accrued or otherwise incurred as of the effective time by either or both of BBI and Berkshire Bank related to the Merger Agreement and transactions contemplated thereby, divided by (B) the number of shares of BBI common stock outstanding at the effective time.

The Merger Agreement defines the “NCB Valuation” as Customers Bank’s tangible common book value as of the most recent calendar month-end prior to the effective time of the merger, divided by the then-current number of shares of Customers Bank Voting Common Stock and Class B Non-Voting Common Stock outstanding at the effective time.

For example, if the effective time of the merger was October 1, 2010, the merger consideration would have been 0.1539 shares of CBI Voting Common Stock (with a pro forma tangible book value of $13.17 per share of CBI Voting Common Stock) in exchange for each share of BBI common stock outstanding immediately prior to the merger.  This is calculated as the Berkshire Valuation of $2.03 divided by three times the NCB Valuation of $4.39.  The Berkshire Valuation of $2.03 is (1) the sum of $8,012,638 (tangible common book value) plus $196,077 (cost adjustment in accordance with the terms of the Merger Agreement), divided by (2) 4,051,063 shares of BBI common stock outstanding as of October 1, 2010.  The NCB Valuation of $4.39 is (1) $97,693,000 (tangible common book value), divided by (2) 22,261,400 shares of Customers Bank Common Stock outstanding as of October 1, 2010.  Please keep in mind that numbers in this paragraph are provided as an example of what the merger consideration would be assuming the merger went into effect on October 1, 2010.  Since this Joint Proxy Statement-Prospectus was declared effective and mailed after October 1, 2010, the numbers are not a true representation of what BBI shareholders will receive as consideration for the merger.  As the tangible common book value of both BBI and Customers Bank fluctuates, the per share merger consideration will also change.

Shares of BBI common stock owned by Customers Bank, Berkshire Bank or BBI (other than BBI shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than BBI shares held, directly or indirectly, by CBI, Customers Bank, BBI or Berkshire Bank in respect of a debt previously contracted) are excluded from the shares of BBI common stock that will be exchanged in the merger.

In the event that any BBI shareholder would be entitled to receive as consideration for the merger a number of shares equaling greater than 4.9% of CBI’s Voting Common Stock outstanding immediately after the merger, such BBI shareholder will receive as merger consideration only the number of shares equaling 4.9% of CBI’s Voting Common Stock outstanding immediate after the merger until such BBI shareholder obtains applicable regulatory approval or accepts shares of CBI’s Class B Non-Voting Common Stock for the rest of the merger consideration owed to such BBI shareholder.

For a more complete summary of the merger and the Merger Agreement, see “THE MERGER” beginning on page 52 of this Joint Proxy Statement-Prospectus, and “THE MERGER AGREEMENT” beginning on page 66 of this Joint Proxy Statement-Prospectus.

The affirmative vote of two-thirds of outstanding shares of each of Customers Bank’s Voting Common Stock and BBI common stock is required for the approval of this Proposal.  Proxies solicited by the board of each of Customers Bank and BBI will be voted “FOR” this Proposal, except to the extent that shareholders specify a contrary choice in their proxies.

THE BOARDS OF DIRECTORS OF BOTH BBI AND CUSTOMERS BANK RECOMMEND A VOTE “FOR” APPROVAL OF THIS PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 23, 2010, BY AND AMONG BERKSHIRE BANCORP, INC., BERKSHIRE BANK, CUSTOMERS BANCORP, INC., AND CUSTOMERS BANK, AND TO APPROVE ALL TRANSACTIONS CONTEMPLATED BY SUCH AGREEMENT

THE MERGER

Background of the Merger

BBI’s board of directors regularly reviewed and evaluated the strategic options available to it with the goals of strengthening its capital and financial position, identifying internal and external opportunities for growth and profitability consistent with safe and sound banking operations, and enhancing shareholder value.  That strategic evaluation process included assessment of its ability to maintain adequate capital to support its business and achieve its goals independently, and under various scenarios including consideration of an affiliation with another financial institution with greater capital, sources of capital, and potential to increase long-term shareholder value.

The duration and severity of the current economic recession and real estate market conditions adversely affected BBI.  Many business customers in BBI’s market experienced a loss of revenue and there was an increase in unemployment and bankruptcies.  Many over-leveraged real estate customers were forced to take action to improve their cash flows.  These conditions produced stress on the asset quality of the BBI loan portfolio and primarily the commercial real estate portfolio.  The increased stress to the commercial loan portfolio and the adverse development in BBI’s results of operations in recent periods resulted in the Federal Reserve and FDIC imposing additional restrictions on BBI and preventing BBI from continuing to pay dividends on the preferred shares it issued pursuant to the United States Treasury Department’s Capital Purchase Program (the “TARP Program”).

On July 23, 2009, Norman Heilenman, Chief Executive Officer of BBI, received a telephone call from Jay Sidhu, President and Chief Executive Officer of Customers Bank, to schedule a meeting.

On July 30, 2009, BBI executives and Mr. Sidhu had a breakfast meeting and general discussions about each respective company.

On September 3, 2009, Mr. Sidhu met with the board of directors of BBI.

On September 9, 2009, BBI was contacted by Mr. Sidhu regarding commencement of potential merger discussions with Customers Bank.

On September 14, 2009, Norman Heilenman, Chief Executive Officer of BBI sent a confidentiality agreement to Customers Bank.

On September 15, 2009 Customers Bank board of directors discussed potential merger candidates and approved the undertaking of due diligence procedures for BBI.
On September 16, 2009, a confidentiality agreement was executed with Customers Bank.

On September 23, 2009, Mr. Sidhu sent a preliminary term sheet to Mr. Heilenman on behalf of Customers Bank.

On September 24, 2009, BBI’s board of directors met to discuss a potential transaction with Customers Bank.  At that meeting, BBI’s financial advisor presented the financial terms of a potential transaction including the consideration which was anticipated to be an exchange of Customers Bank Voting Common Stock for BBI common stock based on book value of BBI to book value of Customers Bank with credit related adjustments.  At that time there were questions as to what Customers Bank would consider book value after giving effect to non-specific credit related adjustments.  In addition, BBI’s financial advisor discussed with the directors the value of BBI’s stock, the need for additional capital, a current and historical overview of BBI, a summary of current merger pricing, and a financial pro forma of the combined company.  Representatives of BBI’s special legal counsel discussed fiduciary duties of the board of directors in considering a transaction.  The board of directors also discussed Customers Bank’s business model, management team, capital position, and capital raising prospects.  The board of directors concluded that a transaction with Customers Bank would require Customers Bank to raise additional capital.  The board of directors authorized continued discussions to clarify terms and develop terms more favorable to BBI.  The board of directors discussed revised terms and authorized a revised term sheet.

On September 25, 2009, BBI submitted a revised proposed term sheet to Customers Bank with BBI as the acquirer based on adjusted book value to book value exchange ratio where BBI would issue shares to Customers Bank (CBI was not formed as a bank holding company or in organization at such time) in exchange for each share of Customers Bank stock.

On October 3, 2009, BBI’s legal counsel circulated drafts of a definitive agreement to Customers Bank.  The parties continued to negotiate the financial sections of the agreement.  No agreement was able to be reached on the exchange ratio and what constituted book value or the methodology of adjustments to book value.  There were extensive discussions over the mechanism for the purchase price and BBI’s loan loss reserve.

On October 6, 2009, BBI executives and Mr. Sidhu discussed proposed transaction terms.

On October 15, 2009, BBI’s board of directors met to discuss proposed terms of the transaction.  The board of directors determined that the terms proposed by Customers Bank were not sufficiently favorable to the BBI shareholders to continue negotiations.

On October 16, 2009, BBI’s board of directors informed Customers Bank executive officers that BBI would not pursue a possible transaction with Customers Bank and BBI would begin raising capital.  BBI’s Board of Directors determined that Customers Bank’s proposal was not in the best interests of the BBI constituents because the share price proposed by Customers Bank was too low relative to the BBI Board of Directors’ view of the value of the company.  Therefore, BBI’s Board of Directors decided that BBI should raise capital, thereby improving BBI’s capital ratios and enhancing execution of its business strategies.

On November, 2009, BBI’s board of directors authorized an attempt to raise additional capital through a preferred stock offering.  While BBI was able to raise privately approximately Fifty Thousand Dollars ($50,000) in November of 2009, that amount was considerably short of its goal.   Faced with the continuing need for additional capital and a market in which the prospects of raising additional capital were limited, the board of directors expanded its evaluation of strategic options.  These strategic options included, among others, the merger of BBI with and into a financial institution with a better capital position that would be able to meet the future challenges of the business and regulatory environments.

On December 21, 2009, Mr. Sidhu contacted Mr. Heilenman to re-open discussions.  After Mr. Heilenman consulted with and was authorized by the board of directors, discussions re-opened.  The board of directors outlined terms it thought would be favorable to BBI.

On January 5, 2010, BBI presented proposed terms for discussion to Customers Bank.

On January 19, 2010, BBI received revised proposed terms from Customers Bank.

On January 20, 2010, BBI revised Customers Bank’s proposed terms and sent the revised terms to Customers Bank.

On February 24, 2010, BBI executives, Customer Bank executives, and BBI legal counsel met in Valley Forge, Pennsylvania to discuss proposed terms.

On March 15, 2010, BBI executives and Mr. Sidhu discussed proposed terms.

On March 17, 2010, Customers Bank held an executive session of the board of directors and discussed the proposed terms.

On March 22, 2010, BBI executives, Mr. Sidhu, and BBI legal counsel met for dinner and discussion of terms in Flying Hills, PA.

On March 28, 2010, BBI’s board of directors held a special board meeting attended by Mr. Sidhu.  Mr. Sidhu discussed Customers Bank’s strategic vision, business plan, and capital raising plan with the board of directors.  The board of directors discussed and revised proposed terms.

On April 1, 2010, BBI revised the proposed terms and presented to Customers Bank as its final proposal.

On April 14, 2010, BBI executives were introduced to executives of another financial institution over dinner by such institution’s financial advisors (“Party B”).  At that time there were no discussions regarding a potential merger.

On April 26, 2010, BBI received a revised offer from Customers Bank.  BBI’s board of directors reviewed the offer and did not feel that the offer was indicative of the value of BBI.  BBI did not agree with the book value credit related adjustment mechanism in the Customers Bank proposal or Customers Bank’s assessment of BBI’s loan loss reserves.  BBI also had concerns about Customers Bank’s ability to raise additional capital as Customers Bank had not completed an outstanding capital raise.  The board of directors concluded not to move forward with Customers Bank at that time.

On April 30, 2010, BBI communicated with Customers Bank BBI’s rejection of Customers Bank’s offer.  BBI engaged in strategic, capital, and business planning processes.

On May 4, 2010, BBI executives had lunch with the executives of Party B.  The parties engaged in preliminary discussions related to the potential of a merger between both companies.

On May 13, 2010, BBI and Party B entered into a confidentiality agreement.

On May 18, 2010, the BBI executives, Party B executives, and BBI legal counsel met to discuss terms.

On June 25, 2010, BBI met with Party B to discuss additional details of a combination of both companies.

On June 25, 2010, Party B sent BBI a non-binding preliminary term sheet.  The term sheet proposed a transaction where Party B would acquire BBI.  The exchange ratio would be equal to the common equity of BBI less an adjustment divided by the common equity of Party B less an adjustment at the month end prior to closing a transaction.  The adjustment was based on a coverage ratio of loan loss reserves and non-performing and past due loans, however, the required coverage ratio was not expressed in the term sheet.

On June 29, 2010, BBI and Party B met to discuss terms of the preliminary term sheet.

On July 8, 2010, BBI board of directors held a special meeting to discuss the terms of the potential transaction.  The BBI board of directors revised the terms of the potential transaction favorable to BBI.

On July 9, 2010, BBI executives and Party B’s chief executive officer discussed terms and BBI submitted a revised term sheet.

On July 10, 2010, BBI engaged Commonwealth Advisors LLC as its investment advisor.

On July 15, 2010, BBI held a board of directors meeting to discuss the status of the potential transaction.  The chief executive officer of Party B was invited to attend the board meeting.  The chief executive officer of Party B discussed the terms of the transaction as well as selected components of Party B’s strategic plan, expected future growth, and capital raising prospects.  In addition, Commonwealth Advisors LLC presented on the merger and acquisition environment for financial institutions and transaction values.  Commonwealth Advisors LLC presented information on the financial pro forma of a combined company of BBI and Party B.  The projected earnings per share of Party B and Party B’s ability to raise capital were discussed and assessed.  Financial information was also exchanged between BBI and Party B.

On July 22, 2010, BBI held a board of directors meeting to discuss regulatory issues and requirements placed on the company and the bank by the regulators.  The transaction with Party B was also discussed and the board of directors voiced concern over the feasibility of Party B’s projections, sufficiency of capital, and capital raising prospects.

On July 28, 2010, BBI held a board of directors meeting to review the Party B proposal.  The board of directors reviewed the financial aspects of the proposal and Party B’s capital raising proposals and business model.

On July 29, 2010, Mr. Sidhu called Mr. Heilenman and expressed Customers Bank’s renewed interest in a transaction.  In addition, Mr. Sidhu and Mr. Heilenman discussed the significant improvements Customers Bank had made since the last discussion of a transaction, including, but not limited to, the initiation of the process to form a holding company, substantial increase in capital and the hiring of additional management.  In addition, Customers Bank expressed it had the ability to pay a higher purchase price than offered in previous discussions.

On July 29, 2010, Mr.  Heilenman solicited and received authorization from the BBI board of directors to re-open discussions with Customers Bank.  The board of directors authorized counsel to meet with Mr. Sidhu.

On July 30, 2010, Mr. Heilenman discussed the proposed terms with the Party B chief executive officer.

On July 30, 2010, representatives of Bybel Rutledge LLP, special legal counsel to BBI, and Commonwealth Advisors LLC and Mr. Sidhu met in Phoenixville, Pennsylvania to discuss preliminary terms of the transaction.  Mr. Sidhu requested that BBI submit a preliminary term sheet based upon its acceptable terms.

On July 31, 2010, BBI submitted a non-binding preliminary term sheet to Mr. Sidhu through legal counsel.  The term sheet contained the main terms of the Merger Agreement between Customers Bank and BBI.

On August 1, 2010, Mr. Sidhu responded to the term sheet that Customers Bank was interested and agreeable to such terms.

On August 2, 2010, BBI sent the financial information for the quarter ending June 30, 2010 to Customers Bank.

On August 3, 2010, BBI’s management met with Party B, the FDIC, and the Pennsylvania Department of Banking in Blue Bell, Pennsylvania regarding regulatory status of each party and the regulator’s view of a potential merger of Party B and BBI.

On August 5, 2010, BBI received a letter of intent from Party B containing a “no-shop” provision and a termination fee.

On August 6, 2010, Customers Bank’s board of directors approved the term sheet and comments were sent to BBI.

On August 6, 2010, BBI informed Party B that it would not sign the proposed letter of intent due to the “no-shop” and termination provisions.

On August 12, 2010, BBI’s special legal counsel received a draft merger agreement from Party B.

On August 12, 2010, at a meeting of the board of directors, representatives of Bybel Rutledge LLP reviewed the current status of negotiations with Customers Bank and Party B with BBI’s board of directors.  Representatives of Commonwealth Advisors LLC discussed the financial aspects of both transactions with the board of directors, specifically the pricing mechanisms, the material adverse effect provisions, the history and potential future growth of both companies, the capital ratios and the capital prospects of each company.  The proposed terms of each transaction and strategic and business plans of each company were discussed by the BBI board of directors.  After the board of directors meeting, representatives of Commonwealth Advisors LLC and Bybel Rutledge LLP, at the direction of the BBI board of directors, met with Mr. Sidhu to discuss the terms of the transaction, specifically the exchange ratio including the mechanism for adjustment based on BBI’s loan coverage ratio, a floor to the exchange ratio of $1.95 per share of BBI common stock, and the parameters of a material adverse change provision to be included in the agreement.  Mr. Sidhu indicated that those terms would be taken to Customers Bank’s board of directors for its consideration with his recommendation to move forward.

On August 16, 2010, BBI and Party B met with the Federal Reserve regarding regulatory status, potential merger, and capital requirements.

On August 17, 2010, Customers Bank’s board of directors approved moving forward with the transaction on the terms previously discussed by the Parties.

On August 19, 2010, BBI received a draft merger agreement from Customers Bank’s legal counsel.  BBI held a meeting of the board of directors to further discuss transaction terms.

From August 19 through August 23, 2010, BBI and Customers Bank’s counsel negotiated agreement terms specifically providing for the exchange ratio mechanism, the floor to the exchange ratio, and the material adverse change provisions.

On August 22, 2010, Bybel Rutledge LLP and Commonwealth Advisors LLC performed a due diligence review of Customers Bank in Phoenixville, Pennsylvania.

On August 23, 2010, BBI held a meeting of the board of directors to review both offers and merger agreements.  The board of directors reviewed both offers and the chronology of the negotiations to date at the time.  In addition, representatives of Commonwealth Advisors LLC reviewed with the board of directors due diligence findings and an overview of the proposed transactions.  Representatives of Bybel Rutledge LLP provided an overview of the non-financial aspects of the transactions including the material terms of both parties’ merger agreements and exhibits.  In addition, representatives of Bybel Rutledge LLP discussed with BBI’s board of directors their fiduciary duties under Pennsylvania law in the context of competing offers and the factors that could be considered and the protections of the business judgment rule. The board of directors discussed and considered both offers and each merger agreement and for the reasons discussed below, approved and adopted the Merger Agreement with Customers Bank.

On August 24, 2010, Customers Bank’s board of directors approved and ratified the Merger Agreement and BBI informed Party B of the transaction with Customers Bank.

Reasons for the Merger – Customers Bank

In connection with its approval of the merger, Customers Bank’s board of directors reviewed the terms of the proposed acquisition and definitive agreements and their potential impact on Customers.  In reaching its decision to approve the merger, Customers Bank’s board of directors considered a number of factors, including the following:

Acquisition Strategy.  Customers’ acquisition strategy focuses on community banks in identified states, primarily along the Eastern seaboard, with the goal of creating a leading community bank holding company.  Customers is looking to achieve sufficient scale in each region and, over time, build a combined balance sheet of $2.5 to $5.0 billion.  The merger with Berkshire is a step towards that goal as it will produce a significant presence for Customers Bank in a concentrated area Pennsylvania, namely Berks County.

Location.  The merger of BBI with and into CBI will provide a cost effective way to create a bank with enough scale to effectively compete in the Berks County, Pennsylvania market.  It will allow Customers Bank to expand its network to 6 banking offices immediately (from 1 currently) without incurring the start up costs associated with expanding organically.  Had Customers undertaken such expansion in the absence of the merger, it would have incurred significant costs and risks in conducting such expansion. Customers believes that its shareholders are better served by obtaining an established banking entity such as Berkshire at a reasonable price.  Further, Berks County presents a number of qualities that are attractive to Customers in relation to its acquisition strategy including population density, a concentration of business activity, attractive bank deposit bases, potential for economic growth over time and favorable local banking competitive dynamics.

Future Prospects of Customers.    Based on its understanding of the business, operations, financial condition, earnings, management and future prospects of Berkshire, Customers Bank’s board of directors believes that a business combination with Berkshire will enable Customers Bank shareholders to participate in a combined company with enhanced future prospects compared to those that Customers is likely to achieve on a stand-alone basis.

Cost Savings. Currently, Customers Bank’s expense levels remain elevated due to a combination of higher regulatory costs (FDIC insurance premiums and the impacts of financial regulatory reform) and credit expenses (OREO and asset disposition costs). The merger with Berkshire has the potential to produce meaningful cost savings for the combined entity, including with respect to operational synergies which are expected to be obtained by combining the operations of Customers Bank and BBI.

Terms of the Merger.    The review by the Customers Bank’s board of directors of the structure of the merger and the financial and other terms of the Merger Agreement.

Berkshire Management Team.  The experience of the Berkshire management team and how it might contribute in executing Customers’ organic growth and acquisition strategies.

Net Operating Loss Carryovers.  Potential net operating loss carryovers and the limitations thereof.

Reorganization.    The expectation that the merger will constitute a reorganization under Section 368(a) of the Code.

In the course of its deliberations regarding the merger, Customers Bank’s board of directors also considered the risks attendant to the merger, including without limitation, such factors as:

Risks to Capital Levels.  The likely capital levels of the resulting entity and whether such capital levels would be sufficient for the resulting entity to remain well capitalized under applicable regulatory standards.

Allowance for Loan and Loss Leases.  The allowance for loan and loss leases (“ALLL”) and how the change in ALLL might effect Customers Bank’s potential need for additional capital reserves as a result of the merger.

Continued Risks in the Financial Services Industry Generally or Relating to Real Estate Specifically.    The combination of Customers and Berkshire results in a larger combined entity that remains exposed to economic factors that have been unfavorable over the recent term for financial institutions and for lenders to real estate in Pennsylvania. Rather than diversifying away from such risks, the merger increases the exposure of Customers to such risks.

Risk of Termination.    The possibility that the merger might not be completed and the impact of a public announcement of the termination of the merger agreement on, among other things, the market price of Customers Bank common stock and Customers Bank operating results, particularly in light of the costs incurred in connection with the transaction.

Integration Issues.    The challenges of combining the businesses, assets and workforces of Customers Bank and Berkshire Bank, which could affect post-merger success, and the ability to achieve anticipated cost savings and other potential synergies.

The discussion and factors considered by Customers Bank’s board of directors are not intended to be exhaustive, but include material factors considered. In approving the merger and ancillary agreements, Customers Bank’s board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process. Rather, Customers Bank’s board of directors based its recommendation on the totality of information presented to it. Individual members of Customers Bank’s board may have given differing weight or priority to different factors.

We cannot provide certainty that the above benefits of the merger anticipated by Customers will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see “Forward-Looking Statements,” on page 1 and “Risk Factors,” on page 15 of this Joint Proxy Statement-Prospectus.

Reasons for the Merger – BBI

BBI’s board of directors has determined that the merger is advisable and in the company’s best interest and the best interests of BBI’s shareholders. In approving the Merger Agreement, BBI’s board of directors consulted with Commonwealth Advisors LLC regarding the fairness of the transaction to its shareholders from a financial point of view and with its legal counsel regarding its legal duties and the terms of the Merger Agreement and ancillary documents. In determining to approve the Merger Agreement and recommend that shareholders approve and adopt the merger, the board of directors, in consultation with BBI’s senior management and financial and legal advisors, considered a number of factors, including the following material factors:

•
The board of directors of BBI believes that the future business environment for financial institutions will become more competitive, concentrated, and regulatorily burdensome. The board of directors also believes that this environment will be challenging for smaller financial institutions like BBI.  The board of directors of BBI believes that the merger with CBI will help the resulting company be more competitive with the financial institutions remaining in the market place because the combined company will have numerous and greater resources than either company had individually, and certainly more numerous and greater resources than BBI’s as of the date that the transaction was approved by the board of directors and that may be expected in the foreseeable future.

•
BBI’s ability to execute it’s business plan in light of the regulatory constraints to which BBI is subject and the prospects of the imposition of additional regulatory actions and constraints makes a merger with CBI on the terms agreed to preferable to remaining independent.

•
A merger with CBI on the terms agreed upon would enhance the resulting company’s business opportunities, operations, prospective financial condition, future earnings and both short-term and long-term business prospects.

•
A merger with CBI on the terms agreed upon would be superior to the other proposal due to CBI’s superior capital position and capital aggregation prospects and the depth and breadth of CBI’s management team and their previous experience at larger financial institutions.

•
A merger with CBI on the terms agreed upon would be more likely to receive regulatory approval and be consummated (have a higher certainty of closure and effectiveness) than a merger with the other potential acquirer due to CBI’s superior capital position, and its management team’s background and experience.

•	A merger with CBI on the terms agreed upon would result in a better business model than the other proposal and a resulting company in a better position to execute that business model.

•
The exchange ratio in the Merger Agreement with CBI (calculated as a book value to book value exchange of common stock with adjustments to the ratio as provided in the Merger Agreement) also contains price protection of a guaranteed minimum value of each BBI share of common stock of $1.95, and additional and greater specificity on the calculation of the exchange ratio adjustments compared to the alternative proposal.

•
The prospects to increase long-term shareholder value by increasing the potential of share liquidity, enhanced consolidated earnings and earnings per share, immediate increase in franchise value and anticipated further increase of franchise value due to CBI’s business plan.

•
The combination could result in significant potential cost savings, as well as the potential for incremental revenue opportunities potentially contributing to an increase in earnings, and improving long-term investor value.

•	The prospect of exiting participation in the U.S. Department of Treasury’s Capital Purchase Program.

•
The ability to offer more diverse and progressive business services and products of CBI to BBI customers could result in opportunities to obtain synergies and compete with larger financial institutions as products are cross-marketed and distributed over a broader customer base.

•
The board of directors did not anticipate significant branch closures by either BBI or CBI because the market areas are tangential and not overlapping which the board believed would result in more opportunities for current BBI employees and less job loss for the BBI employees.

•
The understanding of the board of directors of the strategic options available to BBI and its board of directors’ assessment of those options with respect to the prospects and estimated results of the execution of its business plan as an independent entity under various scenarios, and the determination that none of those options or the execution of it’s business plan under the best case scenarios were likely to create greater present value for BBI shareholders than the potential value of the transaction with CBI.

•
The board of directors’ understanding of the current need for additional capital to support BBI’s current operations and its assessment, in consultation with Commonwealth Advisors LLC, that the financial terms that BBI would likely have to offer to attract potential investors would be highly dilutive to it’s existing shareholders, creating materially less present value for the shareholders than the potential value of the transaction with CBI.

•	Commonwealth Advisors LLC’s written opinion that, as of August 23, 2010, the merger consideration was fair to the shareholders of BBI from a financial point of view.

•	The likelihood of timely receipt of regulatory and shareholder approvals of the transaction with CBI because of its and CBI’s strong financial condition.

•
The results of the due diligence review of CBI which indicated the significant progress that CBI had made over the last 10 months in developing and enhancing its capital position, management depth, regulatory status, business model, and future prospects.

•	One current member of BBI’s board of directors will be appointed to the board of directors of CBI.

•
The probability that CBI would undertake accretive FDIC assisted transactions because of its capital position and management team and the positive impact that it may have on the resulting company and its shareholders.

The foregoing information and factors considered by BBI’s board of directors is not exhaustive, but includes all material factors that the board of directors considered and discussed in approving the Merger Agreement and recommending that BBI’s shareholders vote to approve the merger.  In view of the wide variety of factors considered and discussed by the board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole.  The board of directors discussed and considered the foregoing factors and reached consensus that the merger with CBI was in BBI’s best interest and the best interests of BBI’s shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors.  The board of directors relied on the experience and expertise of Commonwealth Advisors LLC for quantitative analysis of the financial terms of the Merger Agreement. See “THE MERGER -Fairness Opinion of Commonwealth Advisors LLC” on page 59.  This explanation of the reasoning of the board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements” on page 1.

Financial Interests of Directors, Officers and Others in the Merger

Certain members of management of BBI and the board of directors may have interests in the transaction in addition to their interests as shareholders of BBI. The BBI board of directors was aware of these factors and considered them, among other matters, in approving the Merger Agreement.

Share Ownership

As of September 30, 2010, the directors, executive officers and other significant shareholders of BBI may be deemed to be the beneficial owners of  969,529 shares, representing 22.49% of the outstanding shares of BBI common stock.

Indemnification and Insurance

CBI has agreed for six years after the effective date of the merger to indemnify the directors and officers of BBI and its subsidiaries against any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, arising out of or pertaining to the individual’s role as a director occurring prior to the merger's effective time, including the transactions contemplated by the Merger Agreement prior to, at or after the effective date of the merger, to the fullest extent permitted under BBI's articles of incorporation, bylaws, and applicable law prior to the merger.

CBI has also agreed that for six years after the effective date of the merger, CBI will, at its expense, maintain directors' and officers' liability insurance for the former directors and officers of BBI and its subsidiaries with respect to matters occurring at or prior to the effective date of the merger.

The insurance coverage is to be on based on conditions and terms substantially comparable to the director and officer liability policy of BBI as of the date of the Merger Agreement, so long as the policy can be obtained at a cost not in excess of 200% of the rate for such director and officer liability insurance tail policy, in effect as of the date of the Merger Agreement.  In the event CBI is unable to obtain a director and officer liability insurance tail policy at a cost not in excess of 200% of such rate, CBI shall obtain a director and officer liability insurance tail policy with the maximum coverage reasonably available for a cost that is equal to 200% of the rate.

Board of Directors and Management Following Completion of the Merger

Upon completion of the merger, the current directors and officers of Customers are expected to continue in their current positions. At the closing of the merger, CBI will expand and cause Customers Bank to expand the size of each of their respective boards by one member and will appoint __________ as a director on each such board, who will be entitled to compensation in such capacity on the same basis as other Customers directors.  Pursuant to the terms of the Merger Agreement, _________, or if he must be replaced, a former BBI director replacement, will continue as a director of CBI and Customers Bank for three (3) years following the effective time of the merger.

Additionally, each individual director of BBI and Berkshire Bank who will not be appointed to the board of directors of CBI and Customers Bank will be invited to join CBI’s Berks/Schuylkill advisory board after the merger.

Existing Employment Agreements

BBI and Berkshire Bank are parties to employment agreements with Norman Heilenman, Richard Gromis, and Lori Maley.  Subject to any applicable TARP restrictions that may remain in effect at the effective time of the merger and any other regulatory approvals, CBI will assume each of these contracts which shall be amended to reflect the employee’s new title and position.  Further, Norman Heilenman, Richard Gromis, and Lori Maley will each be offered management positions with CBI following the merger.

Supplemental Executive Retirement Plan Agreements

BBI and Berkshire Bank are parties to supplemental employee retirement plan agreements (“SERPs”) with Norman Heilenman, Richard Gromis, and Lori Maley.  Subject to any applicable TARP restrictions that may remain in effect at the effective time of the merger and any other regulatory approvals, CBI shall assume the obligations of the SERPs.  Under these agreements which are financed by certain life insurance policies on the life of each executive, BBI is obligated to provide each executive or his or her beneficiaries benefits payable in equal monthly installments for fifteen (15) years.  In the event, Messrs. Heilenman and Gromis and Ms. Maley remain employed until his or her sixty-fifth (65th) birthday, he or she shall be entitled to receive a pre-determined benefit payable in equal monthly installments for fifteen (15) years. The merger will constitute a change of control under the agreement; after the change of control, if Messrs. Heilenman or Gromis or Ms. Maley is terminated within twenty-four (24) months, his or her benefits under the agreement become vested as if he or she had remained until normal retirement age. In addition, certain death benefits are payable to the beneficiary.

Voting Agreements

As a condition to CBI entering into the Merger Agreement, each of the directors of BBI entered into an agreement with CBI, dated as of August 23, 2010, pursuant to which each director agreed to vote all of their shares of BBI common stock in favor of the Merger Agreement. A form of voting agreement is Exhibit A to the Merger Agreement, which is attached to this document as Annex B. The voting agreements may have the effect of discouraging persons from making a proposal for an acquisition transaction involving BBI.  Each director of BBI agreed, among other things, to vote or cause to be voted all of BBI common stock as to which he or she has power to vote or direct the voting of, in favor of the Merger Agreement and merger.

Fairness Opinion of Commonwealth Advisors LLC

Pursuant to an engagement letter dated as of July 1, 2010, Berkshire Bank retained Commonwealth Advisors LLC to act as its exclusive financial advisor in connection with its consideration of a possible business combination.  In connection with the merger with CBI, the BBI board requested Commonwealth Advisors LLC to render its opinion as to the fairness of the merger consideration to the holders of BBI common stock from a financial point of view.

Commonwealth Advisors LLC was selected to act as BBI’s financial advisor in connection with the merger with CBI.  Commonwealth Advisors LLC has knowledge of, and experience with the Pennsylvania and surrounding banking markets, as well as banking organizations operating in those markets, and was selected by BBI because of its knowledge of, experience with, and reputation in the financial services industry.  Commonwealth Advisors LLC is a Pennsylvania limited liability company that is an indirect subsidiary of Bybel Rutledge LLP. Bybel Rutledge LLP serves as special counsel to BBI with respect to the merger.

On August 23, 2010, BBI’s board of directors approved and executed the Merger Agreement.  Prior to the approval, Commonwealth Advisors LLC delivered its opinion to BBI’s board of directors stating that, as of such date, the merger consideration pursuant to the Merger Agreement was fair to the shareholders of BBI from a financial point of view.  The full text of the opinion which sets forth assumptions made, matters considered and limits on the review undertaken is attached as Annex H to this document. The summary of the opinion of Commonwealth Advisors LLC set forth below is qualified in its entirety by reference to the full text of the opinion.  No limitations were imposed by BBI’s board of directors upon Commonwealth Advisors LLC with respect to the investigations made or procedures followed by Commonwealth Advisors LLC in rendering the opinion.

In arriving at its opinion, Commonwealth Advisors LLC, among other things:

•	reviewed the Merger Agreement;
•	reviewed and discussed with BBI and CBI certain publicly available business and financial information concerning BBI and CBI and the industry in which they operate;
•	reviewed and discussed with BBI and CBI matters relating to their asset quality, reserves, liquidity, leverage and capital adequacy;
•	compared the proposed financial terms of the transaction with the publicly available financial terms of certain transactions involving companies it deemed relevant;
•
compared the financial and operating performance of BBI and CBI with publicly available information concerning certain other companies it deemed relevant and reviewed the current and historical market prices of BBI common stock (BBI is not publically traded) and CBI Voting Common Stock and certain publicly traded securities of such other companies;

•	reviewed and discussed with BBI and CBI certain internal financial analyses and forecasts prepared by the management of BBI and CBI relating to their businesses;
•	reviewed and discussed with CBI the estimated amount and timing of the cost savings and related expenses expected to result from the transaction; and
•	performed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of the opinion.

In connection with rendering its opinion, Commonwealth Advisors LLC assumed that in the course of obtaining material governmental regulatory or other consents and approvals for the merger, no restriction will be imposed on CBI or BBI that would have an adverse effect.  Commonwealth Advisors LLC also assumed that no material adverse change in the prospects or operations of CBI after the merger would occur which would void the agreement.

In giving its opinion, Commonwealth Advisors LLC relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with them by BBI and CBI or otherwise reviewed by or for them, and Commonwealth Advisors LLC did not independently verify (nor did they assume responsibility or liability for independently verifying) any such information or its accuracy or completeness.  Commonwealth Advisors LLC did not review individual credit files of BBI or CBI, nor did Commonwealth Advisors LLC conduct or was provided with any valuation or appraisal of any assets or liabilities (including any derivative or off- balance sheet liabilities) of BBI or CBI, nor did Commonwealth Advisors LLC evaluate the solvency of BBI or CBI under any state or federal laws relating to bankruptcy, insolvency or similar matters.  Commonwealth Advisors LLC are not experts in the evaluation of loan and lease portfolios for assessing the adequacy of the allowances for losses with respect thereto and, accordingly, Commonwealth Advisors LLC did not make an independent evaluation of the adequacy of the allowance for loan losses of BBI or CBI and Commonwealth Advisors LLC assumed that the respective allowances for loan losses for both BBI or CBI, respectively, were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.  In relying on financial analyses and forecasts provided to it by BBI or CBI or derived therefrom, Commonwealth Advisors LLC assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of BBI to which such analyses or forecasts relate, and that they were reviewed and accepted by the parties’ respective regulators.  Commonwealth Advisors LLC expressed no view as to the validity or accuracy of any analyses, forecasts or estimates referred to above, or the assumptions on which they were based. Commonwealth Advisors LLC have also assumed that the transaction contemplated by the Merger Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Merger Agreement. Commonwealth Advisors LLC also assumed that the representations and warranties made by BBI or CBI in the Merger Agreement and the related agreements are and will be true and correct in all respects material to its analysis and that the covenants and agreements contained therein will be performed in all respects material to its analysis. Commonwealth Advisors LLC is not a legal, regulatory or tax expert and relied on the assessments made by advisors to BBI with respect to such issues.  Commonwealth Advisors LLC further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on BBI or CBI or on the contemplated benefits of the transaction.  The Merger Agreement provides that CBI’s obligation to carry out the transaction may be voided a material adverse effect, as described in the Merger Agreement, in which case its opinion is void.

The following is a summary of the material analyses prepared by Commonwealth Advisors LLC and presented to BBI’s board of directors in connection with the opinion and analyzed by Commonwealth Advisors LLC in connection with the opinion.  Additionally, none of the analyses prepared by Commonwealth Advisors LLC in connection with the issuance of the opinion failed to support Commonwealth Advisors LLC’s conclusion that the merger consideration was fair to the holders of BBI common stock from a financial point of view as of the date of the opinion.  The following analyses do not include the impact of any potential revenue enhancements available to the combined entity or any subsequent transactions by CBI.

Transaction Summary

Commonwealth Advisors LLC reviewed the financial terms of the proposed transaction.  Based upon financial information for BBI as of and for the twelve month period ended July 31, 2010, Commonwealth Advisors LLC calculated the following ratios with respect to the transaction value per share of BBI common stock:

Transaction Ratios
Transaction Value/Last Twelve Months Earnings per Share	NM (1)
Transaction Value/Book Value	NA
Transaction Price/Tangible Book Value	100% (2)

(1)	Not Meaningful.
(2)	The ratio is based on BBI’s tangible book value of $2.09 per share as of July 31, 2010 and the calculation of the exchange ratio in the Merger Agreement. This ratio may change as of the closing date.

The aggregate transaction value as of July 31, 2010 was approximately $11.8 million based on 3,876,063 shares of BBI common stock outstanding, conversion of 50 shares of Series C Preferred Stock, and repayment of approximately $3 million in TARP to the Treasury.  In addition, 774,571 BBI common stock warrants will be exchanged for warrants of CBI Voting Common Stock on the terms and conditions set forth in the Merger Agreement.

Contribution Analysis

Commonwealth Advisors LLC analyzed the contribution that CBI and BBI would make to the combined company based on financial information of both institutions as of July 31, 2010 using information for CBI as of March 31, 2010.  This analysis indicated that the implied contributions to the combined entity were as follows:

Contribution Analysis(1)	CBI	BBI
Ownership	89%	11%
Assets	78%	22%
Gross Loans	76%	24%
Deposits	76%	24%
Tangible Common Equity	89%	11%
2011 GAAP Net Income	97%	3%
2011 Cash Net Income	97%	3%
2012 GAAP Net Income	98%	2%
2012 Cash Net Income	98%	2%
Pre-Deal Market Capitalization(2)	89%	11%

(1)	Excludes purchase accounting adjustments.
(2)	Implied trading value of 0.80x tangible book value.

Comparable Company Analysis

Commonwealth Advisors LLC used publicly available information to compare selected financial, operating and market trading information for BBI and two peer groups of commercial banking institutions selected by Commonwealth Advisors LLC.

The first peer group consists of Pennsylvania headquartered banks with total assets between $100 million and $200 million including:

Affinity Bank of Pennsylvania, Wyomissing, PA
Jim Thorpe National Bank, Jim Thorpe, PA
Gratz National Bank, Gratz, PA

Apollo Trust Company, Apollo, PA
First Resource Bank, Exton, PA
National Bank of Malvern, Malvern, PA
Gateway Bank of Pennsylvania, McMurray, PA
Valley Green Bank, Philadelphia, PA
Union National Bank of Mount Carmel, Mount Carmel, PA
Union Bank and Trust Company, Pottsville, PA
Earthstar Bank, Southampton, PA
Allegiance Bank of North America, Bala Cynwyd, PA
Clarion County Community Bank, Clarion, PA
MileStone Bank, Doylestown, PA

The analysis compared publicly available financial, operating and market information for BBI as of July 31, 2010 and the data for the peer group as of June 30, 2010.

	Peer Group Average (%)	Peer Group Median (%)	BBI (%)
Core ROA	0.25	0.46	0.01
Core ROE	-6.9	4.2	0.12
Net Interest Margin	3.66	3.50	4.58
Fee Income/Revenue	10.3	7.8	18.2
Efficiency Ratio	75.2	76.2	80.5
Tangible Equity/Tangible Assets	9.00	9.21	7.83
Loans/Deposits	78.9	80.9	81.9
Core Deposits/Deposits	80.1	82.0	91.3
Loan Loss Reserve/Loans	1.41	1.26	1.18
Loan Loss Reserve/Non-Performing Loans	137.1	56.9	50.6
Net Charge-Offs/Average Loans	0.49	0.07	0.14

The second peer group consists of Pennsylvania headquartered de novo banks formed since January 1, 2000 with total assets less than $1 billion including:

Monument Bank, Doylestown, PA
Victory Bank, Limerick, PA
Vantage Point Bank, Fort Washington, PA
MileStone Bank, Doylestown, PA
Hometown Bank of Pennsylvania, Bedford, PA
Colonial American Bank, Horsham, PA
Hyperion Bank, Philadelphia, PA
Royal Asian Bank, Philadelphia, PA
MoreBank, Philadelphia, PA
East River Bank, Philadelphia, PA
Valley Green Bank, Philadelphia, PA
First Priority Bank, Malvern, PA
First Resource Bank, Exton, PA
Penn Liberty Bank, Wayne, PA
Bucks County Bank, Doylestown, PA
Meridian Bank, Devon, PA
Gateway Bank of Pennsylvania, McMurray, PA
Clarion County Community Bank, Clarion, PA
Integrity Bank, Camp Hill, PA
Affinity Bank of Pennsylvania, Wyomissing, PA
York Traditions Bank, York, PA
Embassy Bank for the Lehigh Valley, Bethlehem, PA
Landmark Community Bank, Pittston, PA
Earthstar Bank, Southampton, PA
First CornerStone Bank, King of Prussia, PA

The analysis compared publicly available financial, operating and market information for BBI as of July 31, 2010 and the data for the peer group as of June 30, 2010.

	Peer Group Average (%)	Peer Group Median (%)	BBI (%)
Core ROA	0.01	0.22	0.01
Core ROE	-1.4	2.3	0.12
Net Interest Margin	3.61	3.52	4.58
Fee Income/Revenue	11.1	6.8	18.2
Efficiency Ratio	90.6	86.1	80.5
Tangible Equity/Tangible Assets	8.68	9.03	7.83
Loans/Deposits	89.5	90.1	81.9
Core Deposits/Deposits	75.4	76.6	91.3
Loan Loss Reserve/Loans	1.49	1.24	1.18
Loan Loss Reserve/Non-Performing Loans	91.5	78.7	50.6
Net Charge-Offs/Average Loans	0.29	0.11	0.14

Selected Merger Analysis

Commonwealth Advisors LLC reviewed two sets of merger transactions it deemed comparable to the proposed transaction.  Importantly, although representative, no transaction or group is identical to the proposed transaction.  The first group represents 18 transactions involving banks located in the Mid-Atlantic region after January 1, 2008 with deal values under $100 million.

The results of these comparisons are set forth in the following table:

	Average	Median
Price/Book	109%	103%
Price/Tangible Book	124%	117%
Price/Assets	10.0%	7.6%
Core Deposit Premium	7.0%	3.5%

Since BBI’s proportion of nonperforming assets (“NPAs”) was above the average and medians of acquired banks in those 18 transactions, Commonwealth Advisors LLC performed a second analysis of transactions involving acquisitions with higher levels of NPAs.  The second group represents 29 national  transactions after January 1, 2008 involving targets with NPAs to assets greater than 6.0% and NPAs to assets greater than 4% and assets between $50 million and $500 million.

The results of these comparisons are set forth in the following table:

	NPAs/Total Assets greater than 6%		NPAs/Total Assets greater than 4%
	Average	Median	Average	Median
Price/Book	65%	70%	79%	76%
Price/Tangible Book	66%	70%	82%	77%
Price/Assets	8.3%	8.6%	9.1%	8.6%

Discounted Cash Flow Analysis

Commonwealth Advisors LLC performed a discounted cash flow analysis on BBI using financial forecasts and estimates confirmed by BBI’s management for the calendar years 2011 through 2015, after taking into account the potential cost savings anticipated by CBI’s management to result from the proposed merger. Commonwealth Advisors LLC calculated a range of present values for a share of BBI common stock by discounting the cash flows and the terminal value at a discount rate ranging from 10% to 14%.  The terminal values were calculated using a range of terminal value multiples ranging from 10.0x to 14.0x the trailing twelve month earnings at December 31, 2016. This analysis resulted in ranges of implied present values of approximately $7,132,000 to $12,482,000 aggregate value of the shares of BBI common stock as compared to the implied aggregate value of the merger consideration of $11.8 million.

	Terminal Multiple
Discount Rate	10.0x	12.0x	14.0x
10%	$8,610	$10,546	$12,482
12%	$7,831	$9,600	$11,370
14%	$7,132	$8,751	$10,371

In connection with the discounted cash flow analysis performed, Commonwealth Advisors LLC considered and discussed with BBI’s board of directors how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the cost savings. Commonwealth Advisors LLC noted that the discounted cash flow analysis is a widely used valuation methodology, but the results are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of the actual values or expected values of BBI common stock.  However, having noted those caveats, the results of Commonwealth Advisors LLC’s discounted cash flow analysis were within the range noted above.

Pro Forma Merger Analysis

Commonwealth Advisors LLC analyzed certain pro forma effects of the acquisition using several assumptions including the following: (1) the aggregate consideration to be paid is $11.8 million, (2) all of the shares of BBI common stock are exchanged for CBI’s Voting Common Stock, (3) financial projections for CBI and BBI were consistent with those discussed with the senior management of CBI and BBI, (4) certain purchase accounting adjustments, charges and transaction costs associated with the acquisition and estimated cost savings, and (5) the transaction was completed on December 31, 2010.  The analysis indicated that for the year ended December 31, 2011, the acquisition would have had a dilutive effect of approximately 8.0% on CBI earnings per share and an accretive effect of approximately 263.1% on BBI earnings per share.  With respect to pro forma capital impact, the analysis indicated that CBI’s capital ratios all would remain above regulatory minimum for well-capitalized institutions. This analysis does not include the impact of any potential revenue enhancements available to the combined entity or any subsequent transactions by CBI.

In connection with rendering its opinion, Commonwealth Advisors LLC performed what it deemed were the material financial analyses.  Although the evaluation of the fairness, from a financial point of view, of the merger consideration in the merger was to some extent a subjective one based on the experience and judgment of Commonwealth Advisors LLC and not merely the result of mathematical analysis of financial data, Commonwealth Advisors LLC principally relied on the previously discussed financial valuation methodologies in its determinations.  Commonwealth Advisors LLC believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Commonwealth Advisors LLC without considering all such analyses and factors could create an incomplete view of the process underlying Commonwealth Advisors LLC’s opinion.  In its analyses, Commonwealth Advisors LLC made numerous assumptions with respect to business, market, and economic conditions, industry performance and other matters, many of which are beyond BBI and CBI’s control.  Any estimates contained in Commonwealth Advisors LLC’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

In reaching its opinion as to fairness, none of the analyses or factors considered by Commonwealth Advisors LLC was assigned any particular weight by Commonwealth Advisors LLC. As a result of its consideration of the aggregate of all factors present and analyses performed, Commonwealth Advisors LLC reached the conclusion, and opined, that the merger consideration pursuant to the Merger Agreement was fair to the shareholders of BBI from a financial point of view.

Commonwealth Advisors LLC’s opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its opinion was delivered; events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Commonwealth Advisors LLC has not undertaken to reaffirm and revise its opinion or otherwise comment upon any events occurring after the date of the opinion.

The full text of the Commonwealth Advisors LLC opinion, dated as of August 23, 2010, which sets forth assumptions made and matters considered, is attached as Annex H to this document.  BBI’s shareholders are urged to read the opinion in its entirety. Commonwealth Advisors LLC’s opinion is directed only to the merger consideration pursuant to the Merger Agreement from a financial point of view, is for the information of the board of directors of BBI, and does not address any other aspect of the merger nor does it constitute a recommendation to any holder of BBI common stock as to how such holder should vote at the BBI special meeting.  The foregoing provides only a summary of the analyses performed in the opinion of Commonwealth Advisors LLC and is qualified in its entirety by reference to the full text of that opinion.

Compensation of Commonwealth Advisors LLC

BBI and Commonwealth Advisors LLC entered into an agreement relating to the services to be provided by Commonwealth Advisors LLC in connection with the merger. BBI agreed to pay Commonwealth Advisors LLC a cash fee of $5,000 upon execution of the engagement letter.  In addition, upon delivery of its fairness opinion, BBI agreed to pay Commonwealth Advisors LLC a cash fee equal to $50,000 and an additional $45,000 upon closing of the transaction.  Pursuant to the Commonwealth Advisors LLC engagement, BBI also agreed to reimburse Commonwealth Advisors LLC for reasonable out-of-pocket expenses incurred in connection with its retention and to indemnify it against certain liabilities.

Rights of Dissenting Shareholders

Pursuant to the Pennsylvania Business Corporation Law, shareholders of BBI have the right to dissent from the merger and to obtain payment of the “fair value” of their BBI common stock if the merger is consummated.  The term “fair value” means the value of BBI common stock immediately before completion of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

The following summary of the steps necessary to exercise the right to dissent is qualified in its entirety by the full text of Section 1930 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law, which are attached as Annex I to this Joint Proxy Statement-Prospectus.  Each step must be taken in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect dissenters’ rights.  The failure of any BBI shareholder to comply with these steps will result in the shareholder receiving the consideration contemplated by the Merger Agreement.  See “THE MERGER AGREEMENT”.  Any BBI shareholder who contemplates exercising the right to dissent is urged to read carefully the provisions of Section 1930 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law.
Any written notice or demand by a BBI shareholder which is required in connection with the exercise of dissenters’ rights, whether before or after the effective date of the merger, must be sent to Berkshire Bancorp, Inc., 1101 Woodland Road, Wyomissing, Pennsylvania 19610, Attention: Corporate Secretary.

BBI Shareholders who wish to dissent must:

1.	Prior to the vote of shareholders on the merger at the BBI special meeting, file a written notice with BBI of intention to demand that they be paid the fair value for their shares of BBI common stock;

2.	Effect no change in the beneficial ownership of their BBI common stock from the date of the filing of the intention to demand payment through the effective date of the merger; and

3.	Refrain from voting their BBI common stock to approve and adopt the Merger Agreement and the merger.

Neither submitting a proxy against nor a vote in person against adoption and approval of the Merger Agreement will constitute the necessary written notice of intention to dissent described above.  Beneficial owners of BBI common stock whose shares are held of record in “street name” by a brokerage firm or other nominee must obtain the written consent of the record holder to the beneficial owners’ exercise of dissenters’ rights and must submit the consent to BBI, as the case may be, no later than the time of the filing of their notice of intention to dissent.

If the merger is adopted and approved by the required vote of BBI’s shareholders at its special meeting, BBI will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting in favor of the merger.  The notice will state where and when a demand for payment must be sent, where certificates for BBI common stock must be deposited in order to obtain payment, and to what extent transfer of uncertificated shares, if any,  will be restricted from the time that demand for payment is received.  It also will include a form for demanding payment that includes a request for certification of the date on which the shareholder acquired beneficial ownership of the shares and a copy of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law.  The time set for receipt of the demand for payment and deposit of stock certificates will not be less than 30 days from the date of mailing of the notice.

Shareholders who fail to timely demand payment or fail to timely deposit stock certificates, as required by BBI’s notice, will not have any right to receive payment of the fair value of their BBI common stock.

Promptly after the merger is complete, or upon timely receipt of demand for payment if the merger already has been completed, BBI will either remit to dissenters who have made demand and have deposited their stock certificates the amount that CBI, as successor to BBI, estimates to be the fair value of the BBI common stock or give written notice that no such remittance is being made.  The remittance or notice will be accompanied by:

1.	A closing balance sheet and an income statement of BBI for a fiscal year ending not more than 16 months before the date of remittance, together with the latest available interim financial statements;

2.	A statement of CBI’s estimate of the fair value of the BBI common stock; and

3.
A notice of the right of the dissenter to demand payment or supplemental payment under Pennsylvania Business Corporation Law accompanied by a copy of Subchapter D of Chapter 15 of Pennsylvania Business Corporation Law.

If CBI does not remit the estimated fair value for shares with respect to which demand for payment has been made, stock certificates have been deposited and uncertificated shares have been restricted, then CBI will return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.  CBI will mark returned certificates and any certificates subsequently issued in exchange therefor to record the fact that demand for payment has been made.  Transferees of shares so marked will not acquire any rights in CBI other than those rights held by the original dissenter after such dissenter demanded payment of fair value.

If a dissenter believes that the amount stated or remitted by CBI is less than the fair value of the BBI common stock, the dissenter may send CBI his or her own estimate of the fair value of the BBI common stock which will constitute a demand for payment of the amount of the deficiency.  If CBI provides notice of or remits payment of its estimated value of a dissenter’s BBI common stock and the dissenter does not file his own estimate within 30 days after the mailing by CBI of its notice or remittance, the dissenter will be entitled to no more than the amount stated in the notice or remitted to him or her by CBI.

Within 60 days after the latest to occur of (1) the completion of the merger, (2) the timely receipt by BBI of any demands for payment, or (3) timely receipt by BBI or CBI of any estimates by dissenters of fair value, if any demands for payment remain unsettled, CBI may file in the Court of Common Pleas of Wyomissing County an application requesting that the fair value of the BBI common stock be determined by the Court.  In such case, all dissenters, wherever residing, whose demands have not been settled must be made parties to the proceeding as in an action against their shares, and a copy of the application must be served on each dissenter.

If CBI were to fail to file an application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim against CBI, may file an application in the name of CBI at any time within the 30-day period after the expiration of the 60-day period and request that the fair value be determined by the Court.  The fair value determined by the Court may, but need not, equal the dissenters’ estimates of fair value.   If no dissenter files such an application, then each dissenter entitled to do so shall be paid CBI’s estimate of the fair value of the BBI common stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court finds fair and equitable.

CBI and BBI intend to negotiate in good faith with any dissenting shareholder.  If after negotiation, a claim cannot be settled, then BBI and/or CBI, as successor, intends to file an application requesting that the fair value of the BBI common stock be determined by the Court.

THE MERGER AGREEMENT

A copy of the Merger Agreement is attached as Annex B to this Joint Proxy Statement-Prospectus.  Please read the entire Merger Agreement.  The following description is only a summary of the material terms of the Merger Agreement.  There are several steps to the merger:

Terms of the Merger

Each of CBI’s, Customers Bank’s, BBI’s and Berkshire Bank’s board of directors has approved the Merger Agreement, which provides for the merger of BBI into CBI, with CBI being the surviving corporation in the merger. Each share of BBI common stock, par value $1.00 per share, issued and outstanding immediately prior to the completion of the merger, except for shares of BBI common stock held by CBI, Customers Bank, Berkshire Bank or BBI (other than BBI shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than BBI shares held, directly or indirectly, by CBI, Customers Bank, BBI or Berkshire Bank in respect of a debt previously contracted), will be converted into the right to receive the merger consideration as calculation in accordance with the formula discussed below.  The formula for merger consideration takes into account the 3 for 1 exchange ratio of Customers Bank shares to CBI shares that will be used in connection with the reorganization, but if the number of shares of common stock of any of CBI, BBI or Customers Bank otherwise changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the per share merger consideration.

Formula for Determining Merger Consideration

The merger consideration will be calculated based on the tangible common book value per share of common stock of each of BBI and Customers Bank, adjusted to take into account the exchange ratio of Customers Bank shares to be exchanged for CBI shares in the reorganization, on the terms and conditions set forth below.

Each share of BBI common stock will be converted into the right to receive the number of shares of CBI Voting Common Stock equal to an exchange ratio to be calculated at the closing of the merger plus cash in lieu of fractional shares.  The exchange ratio is the “Berkshire Valuation” divided by three (3) times the “NCB Valuation.”

The Merger Agreement defines the “Berkshire Valuation” as the greater of  (1) $1.95, or (2) (A) (i) BBI's tangible common book value as of the most recent calendar month-end prior to the effective time of the merger, minus (ii) the Book Value Adjustment (which is the dollar amount necessary, as of the most recent calendar month end prior to the effective time of the merger, to bring Berkshire Bank’s total loan loss reserves up to an amount equal to 40% of its nonperforming loans), if any, minus the costs (whether capitalized or expensed) that have been accrued or otherwise incurred as of the effective time by either or both of BBI and Berkshire Bank related to the Merger Agreement and transactions contemplated thereby, divided by (B) the number of shares of BBI common stock outstanding at the effective time.

The Merger Agreement defines the “NCB Valuation” as Customers Bank’s tangible common book value as of the most recent calendar month-end prior to the effective time of the merger, divided by the then-current number of shares of Customers Bank Voting Common Stock and Class B Non-Voting Stock outstanding as of the effective time.

For example, if the effective time of the merger was October 1, 2010, the merger consideration would have been 0.1539 shares of CBI Voting Common Stock (with a pro forma tangible book value of $13.17 per share of CBI Voting Common Stock) in exchange for each share of BBI common stock outstanding immediately prior to the merger.  This is calculated as the Berkshire Valuation of $2.03 divided by three times the NCB Valuation of $4.39.  The Berkshire Valuation of $2.03 is (1) the sum of $8,012,638 (tangible common book value) plus $196,077 (cost adjustment in accordance with the terms of the Merger Agreement), divided by (2) 4,051,063 shares of BBI common stock outstanding as of October 1, 2010.  The NCB Valuation of $4.39 is (1) $97,693,000 (tangible common book value), divided by (2) 22,261,400 shares of Customers Bank Common Stock outstanding as of October 1, 2010.  Please keep in mind that numbers in this paragraph are provided as an example of what the merger consideration would be assuming the merger went into effect on October 1, 2010.  Since this Joint Proxy Statement-Prospectus was declared effective and mailed after October 1, 2010, the numbers are not a true representation of what BBI shareholders will receive as consideration for the merger.  As the tangible common book value of both BBI and Customers Bank fluctuates, the per share merger consideration will also change.

CBI will not issue any fractional shares of CBI Voting Common Stock in the merger. BBI shareholders who would otherwise be entitled to a fractional share of CBI Voting Common Stock will instead receive an amount in cash, rounded to the nearest whole cent and without interest, equal to the product of (1) the NCB Valuation multiplied by (2) the fraction of a share (after taking into account all BBI shares of common stock held by such holder at the effective time of the merger and rounded to the nearest thousandth when expressed in decimal form) of CBI Voting Common Stock to which such holder would otherwise be entitled to receive.

In the event that any BBI shareholder would be entitled to receive as consideration for the merger a number of shares equaling greater than 4.9% of CBI’s Voting Common Stock outstanding immediately after the merger, such BBI shareholder will receive as merger consideration only the number of shares equaling 4.9% of CBI’s Voting Common Stock outstanding immediate after the merger until such BBI shareholder obtains applicable regulatory approval or accepts shares of CBI’s Class B Non-Voting Common Stock for the rest of the merger consideration owed to such BBI shareholder.

The CBI articles of incorporation as in effect at the time of the merger will be the articles of incorporation of the surviving corporation (the name of the surviving corporation will be Customers Bancorp, Inc.), and the bylaws of CBI, as then in effect, will be the bylaws of the surviving corporation.

Conversion of BBI Warrants

All warrants to purchase BBI common stock that are outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically into the right to receive warrants to purchase shares of CBI Voting Common Stock upon the same terms and conditions as the BBI warrants, except that the expiration date shall be extended five (5) years and the number of shares and exercise price of the warrants will be adjusted as follows:

•
The number of shares of CBI Voting Common Stock to be subject to the converted BBI warrants will be equal to the product of the number of shares of BBI common stock subject to the BBI warrants multiplied by the exchange ratio (described above in “What will I receive as consideration? – The Merger”), provided that any fractional shares of CBI Voting Common Stock resulting from such multiplication will be rounded down to the nearest whole share; and

•
The exercise price per share of CBI Voting Common Stock under the converted BBI warrants will be equal to the exercise price per share of BBI common stock under the BBI warrants divided by the exchange ratio, provided that such exercise price will be rounded up to the nearest cent.

At all times after the effective time of the merger, CBI will reserve for issuance such number of shares of CBI Voting Common Stock as necessary so as to permit the exercise of converted BBI warrants in the manner contemplated by the Merger Agreement and in the instruments pursuant to which such BBI warrants were granted.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this Joint Proxy Statement-Prospectus and set forth in the Merger Agreement are either satisfied or waived. See “Conditions to Complete the Merger” below.

The merger will become effective on the time and date set forth in the articles of merger filed with the Pennsylvania Department of State. It currently is anticipated that the completion of the merger will occur in the second quarter of 2011, but it cannot be guaranteed when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of BBI common stock into the right to receive the merger consideration will occur automatically upon completion of the merger. As promptly as reasonably practicable after the completion of the merger, an exchange agent will exchange certificates representing shares of BBI stock for the merger consideration, without interest, to be received by holders of BBI stock in the merger pursuant to the terms of the Merger Agreement. CBI will appoint StockTrans as exchange agent in the merger to exchange certificates for the merger consideration and perform other duties as explained in the Merger Agreement.

If any CBI Voting Common Stock is to be issued, or cash payment for fractional shares made, in a name other than that in which the BBI stock certificates surrendered in exchange for the merger consideration are registered, the person requesting the exchange must pay any transfer or other taxes required by reason of the issuance of the new CBI Voting Common Stock or the payment of the cash in lieu of fractional shares in a name other than that of the registered holder of the BBI stock certificate surrendered, or must establish to the satisfaction of CBI or the exchange agent that any such taxes have been paid or are not applicable.

Letter of Transmittal

As soon as reasonably practicable after the completion of the merger, the exchange agent will mail a letter of transmittal to those persons who were BBI record shareholders immediately prior to the completion of the merger. This mailing will contain instructions on how to surrender shares of BBI stock in exchange for the merger consideration the holder is entitled to receive under the Merger Agreement.

If a certificate for BBI stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the Merger Agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Withholding

Each of CBI and the exchange agent will be entitled to deduct and withhold from the consideration payable to any BBI shareholder such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. If either of them withholds any such amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

Until BBI shares of common stock are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to CBI Voting Common Stock into which shares of BBI common stock may have been converted will accrue but will not be paid. CBI will pay to former BBI shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their BBI stock certificates.

Prior to the completion of the merger, BBI and its subsidiaries may not declare or pay any dividend or distribution on its capital stock or repurchase any shares of its capital stock without the prior written consent of Customers Bank or at the request of a regulatory agency or government entity.

Redemption or Exchange of Series C Preferred Stock

Prior to the closing of the merger, BBI must obtain all requisite approvals to redeem or exchange all BBI 6% non-cumulative, non-voting, convertible perpetual preferred stock, Series C for shares of CBI Voting Common Stock, as Customers may elect.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Berkshire and Customers relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects, no representation or warranty will be deemed untrue or incorrect, and Berkshire will not be deemed to have breached any such representation or warranty, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with the representation or warranty, has had or would be reasonably likely to have an effect that is material and adverse to the financial condition, results of operations or business of CBI and its subsidiaries taken as a whole, or BBI and its subsidiaries taken as a whole, respectively, or does or would materially impair the ability of either Berkshire, on the one hand, or Customers, on the other hand, to perform its obligations under the Merger Agreement on a timely basis or otherwise materially threaten or materially impede the consummation of the transactions contemplated by the Merger Agreement. In determining whether any such material adverse effect has occurred or is reasonably likely to occur, the parties will disregard effects resulting from (1) changes in GAAP or regulatory accounting requirements generally applicable to banks or savings associations and their holding companies, (2) changes in laws and regulations affecting banks or savings associations or their holding companies generally, or interpretations thereof by courts or governmental entities, (3) changes after the date of the Merger Agreement of global or national political conditions (including national emergencies, the outbreak of war or acts of terrorism) or in general economic and market conditions affecting banks or savings associations or their holding companies generally, (4) the consummation or public disclosure of the Merger Agreement and the transactions contemplated thereby, and compliance with the Merger Agreement, including the expenses incurred by the parties in consummating the transactions contemplated by the Merger Agreement, and (5) the actions or omissions of Berkshire or Customers taken with the prior written consent of the other.  A material adverse effect shall be deemed to have occurred if the combined nonperforming loans and nonperforming assets exceed $9,685,907.80.

Each of Customers and Berkshire has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;
•	capitalization;
•	power and authority to execute, deliver and perform its obligations under the Merger Agreement; and
•	tax matters.

In addition, Berkshire has made representations and warranties to Customers regarding, among other things:

•	required government filings and consents;
•	financial reports and statements and regulatory matters;
•	brokers, finders and financial advisors fees payable in connection with the merger;
•	absence of certain changes or events in the business;
•	legal proceedings;
•	employee matters;
•	compliance with applicable law;
•	certain contracts;
•	risk management instruments;
•	investment securities and commodities;
•	real property;
•	intellectual property;
•	environmental liability;
•	personal property leases;
•	securitizations;
•	reorganization approvals;
•	fairness opinion with respect to the merger;

•	information supplied by BBI with respect to Joint Proxy Statement – Prospectus and pending registration statement;
•	the inapplicability of state takeover laws;
•	loan portfolio;
•	internal controls;
•	United States Treasury Capital Purchase Program compliance; and
•	shareholder vote requirement.

In addition, Customers Bank has made representations and warranties to Berkshire regarding, among other things:

•	required government filings and consents;
•	financial reports and statements and regulatory matters;
•	brokers, finders and financial advisors fees payable in connection with the merger;
•	absence of certain changes or events in the business;
•	legal proceedings;
•	compliance with applicable law;
•	certain contracts;
•	reorganization and approvals; and
•	information supplied by Customers Bank with respect to Joint Proxy Statement-Prospectus and pending registration statement.

The representations and warranties described above and included in the Merger Agreement were made by each of Customers and Berkshire to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Customers and Berkshire in connection with negotiating the terms of the Merger Agreement, and may have been included in the Merger Agreement for the purpose of allocating risk between Customers and Berkshire rather than to establish matters as facts. The Merger Agreement is described in, and included as Annex A to, this Joint Proxy Statement-Prospectus only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Berkshire, Customers or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Joint Proxy Statement-Prospectus and in the documents incorporated by reference into this Joint Proxy Statement-Prospectus.

Covenants and Agreements

Each of Berkshire and Customers has undertaken customary covenants that place restrictions on them until the completion of the merger.

Affirmative Covenants of Berkshire

Berkshire has agreed that, except as otherwise permitted by the Merger Agreement or consented to in writing by Customers Bank, Berkshire will:
•	operate its business in the ordinary course in all material respects;

•	use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees;

•
take no action that would be reasonably likely to adversely affect or materially delay the ability of BBI, CBI or Customers Bank to (1) obtain any regulatory approvals or other approvals of governmental entities required for the transactions contemplated by the Merger Agreement (including the merger and the bank merger), (2) perform its covenants and agreements under the Merger Agreement, or (3) consummate the transactions contemplated by the Merger Agreement;

•
at all times comply with all statutory, regulatory and contractual requirements applicable to Berkshire in connection with their participation in the TARP Program, and deliver immediately to Customers Bank true and complete copies of all notice and other communications given or received by Berkshire with respect to the TARP Program (including any communications regarding compliance or alleged noncompliance), the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (liquidation preference $1,000 per share) that were issued in connection with the TARP Program (the “TARP Shares Series A”), the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (liquidation preference $1,000 per share) that were authorized in connection with the TARP Program (the “TARP Shares Series B”), or the warrant to acquire the TARP Shares Series B (the “TARP Warrant,” and collectively with the TARP Shares Series A and TARP Shares Series B, the “TARP Securities”), and not to enter into any agreement relating to the foregoing; and

•
on or before the effective time of the merger, use commercially reasonable best efforts to promptly apply to the U.S. Treasury for repurchase and retirement of the TARP Securities, and otherwise terminate and satisfy all of Berkshire’s obligations under the TARP Program.

Negative Covenants of Berkshire

Berkshire has agreed that, except as otherwise permitted by the Merger Agreement or with Customers Bank’s prior written consent or at the request of a regulatory agency or government entity (with prior notice to and consultation with Customers Bank), Berkshire will not, among other things, undertake the following actions:

•
other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person;

•
adjust, split, combine or reclassify any of its capital stock (except to repay the shares issued in connection with the TARP Program, make or declare a dividend or make any other distribution on, redeem, purchase or otherwise acquire any shares of capital stock or securities convertible into it), grant any stock options, restricted shares or other equity based awards with respect to BBI’s common stock or grant anyone a right to acquire shares of BBI’s capital stock, or issue any additional shares of capital stock or other securities except as contemplated by the Merger Agreement;

•
except as otherwise required by the Merger Agreement, any Berkshire employee benefit plan, or applicable law, increase the wages, salaries, incentive compensation or incentive compensation opportunities of any officer, director, or employee of Berkshire, or pay, provide, increase or accelerate the accrual rate, vesting or timing of a payment of any compensation, benefits or rights of such a person except in the ordinary course of business (other than for executive officers and directors);

•	pay any bonus other than bonuses to employees who are not executive officers or directors made in the ordinary course of business consistent with past practices;

•	establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any current Berkshire employee benefit plan;

•
sell, transfer, mortgage, encumber or otherwise dispose of any material amount of Berkshire’s properties or assets other than in the ordinary course of business consistent with past practice, or cancel, release, assign or enter into a forbearance agreement with respect to any amount of indebtedness in excess of $100,000, except as requested or required by a regulatory agency or governmental entity (and upon notice and consultation with Customers Bank);

•
enter into any new line of business or change in any material respect Berkshire’s lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any governmental entity;

•
acquire or agree to acquire a substantial equity interest in or a substantial portion of the assets of any business, business organization (such as, among others, a corporation) or division thereof or otherwise acquire any assets or make any investments which would be material, individually or in the aggregate, to BBI or Berkshire Bank, other than in connection with foreclosures and settlements in lieu of foreclosure in the ordinary course of business consistent with prudent banking practices or in accordance with the Merger Agreement;

•	open, close, sell or acquire any branches;

•
take any action (or knowingly fail to take action) that could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•
amend either BBI’s or Berkshire Bank’s articles of incorporation or bylaws or otherwise take any action to exempt any person (other than Customers Bank or its subsidiaries) or their actions from any takeover statute or similarly restrictive provisions of Berkshire’s organizational documents;

•	terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

•	restructure or materially change Berkshire’s investment securities portfolio or their gap position, or the manner in which the portfolio is classified or reported;

•
except in accordance with commitments issued prior to the date of the Merger Agreement, renew any existing loan or credit facility, or extend any new loan or credit facility, in an amount in excess of $500,000;

•
except in furtherance of loan collection efforts in the ordinary course, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $100,000 or subjecting BBI or Berkshire Bank to any material restrictions on its current or future business or operations (including the future business and operations of CBI after the merger);

•
take any action (or fail to take action) that is intended to or could reasonably result in (1) any of BBI’s or Berkshire’s representations or warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, (2) in any of the conditions to the merger not being satisfied, or (3) in a violation of any provision of the Merger Agreement;

•	implement or adopt any change in Berkshire’s tax or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

•
file any tax return other than in the ordinary course of business, amend any tax return, make, revoke or change any tax election, enter into any closing agreements, settle or compromise any tax liability, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to BBI, Berkshire Bank or CBI, or take any other action that would increase the tax liability of Customers, Berkshire, or any of their subsidiaries for any period ending after the merger or decreasing any tax attribute of Customers Bank existing at the effective time of the merger;

•
except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of any contract or similar arrangement to which Berkshire is a party, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

•	take any action that would materially harm or delay the parties from obtaining necessary regulatory and governmental entity approvals for the transactions contemplated by the Merger Agreement;

•	fail to comply with the terms of any regulatory orders issued by any governmental entity;

•	make capital expenditures other than in the ordinary and usual course of business consistent with past practice;

•	file any application to establish, or relocate or terminate the operations of, any banking office of BBI or Berkshire Bank;

•
agree to any modification of the terms of any of the TARP Securities, or enter into any agreement relating to the TARP Securities, issue any additional TARP Securities, other than as contemplated by the Merger Agreement, or fail to redeem or cancel any of the TARP Securities; or

•	agree to do any of the actions prohibited by the preceding bullets.

Affirmative Covenants of Customers

Customers has agreed that they will:

•
Prior to the effective time of the merger, cause the number of directors on their respective boards of directors to be increased by one (1), and at or immediately after the effective time, to appoint a designated director of BBI to serve on such boards for three (3) years following the effective time of the merger;

•
Invite each individual director of BBI and Berkshire Bank who will not be appointed to the board of directors of CBI and Customers Bank to join CBI’s Berks/Schuylkill advisory board after the merger; and

•
Subject to receipt of necessary regulatory approvals and consents, cause to be invested a minimum of $3,180,000 in BBI common stock qualifying for Tier 1 capital treatment under all applicable banking laws and regulations to be used for the repurchase and retirement of the TARP Securities and termination and satisfaction of all of Berkshire’s obligations under the TARP Program.

Negative Covenants of Customers

Customers Bank has agreed that, except as otherwise permitted by the Merger Agreement or consented to in writing by BBI, it will not, and will cause its subsidiaries not to:

•
Amend, repeal or otherwise modify any provision of the Customers Bank’s articles of incorporation or bylaws in a manner that would adversely affect the shareholders of either Customers Bank or Berkshire Bancorp or the transactions contemplated by the Merger Agreement;

•
Take any action (knowingly fail to take action) which could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986;

•	Take any action that is intended or may reasonably be expected to result in any of the conditions to the merger not being satisfied;

•
Take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or any governmental entity required for the consummation of the transactions contemplated by the Merger Agreement;

•
Take any action (or fail to take action) that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect;

•	Terminate Norman E. Heilenman, Richard C. Gromis or Lori Maley within seven (7) calendar days following the effective time of the merger; or

•	Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by the foregoing covenants.

Agreements of Customers and Berkshire

The Merger Agreement also contains mutual covenants relating to the preparation of this Joint Proxy Statement-Prospectus and the holding of the Berkshire and Customers Special Meetings, access to financial statements and other information of the other company, confidentiality, notification to the other party of certain matters and public announcements with respect to the transactions contemplated by the Merger Agreement.  BBI and CBI have also agreed to use reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all third party and governmental permits, consents, approvals and authorizations necessary to consummate the transactions contemplated by the Merger Agreement, and to take such further action after the effectiveness of the merger as is necessary to carry out the purposes of the Merger Agreement and to vest in Customers full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger Agreement.

Bank Merger

Pursuant to the Merger Agreement, Berkshire Bank will merge into Customers Bank.  The bank merger is intended to become effective immediately after the completion of the merger of BBI into CBI. Accordingly, the effective time of the bank merger will be after the effective time of the merger of BBI into CBI

Reasonable Best Efforts to Obtain the Required Shareholder Votes

Each of Customers and Berkshire have agreed that their respective boards of directors will take all actions necessary to hold special meetings of shareholders as promptly as practicable for the purpose of obtaining shareholder approval of the Merger Agreement and the transactions contemplated thereby.  BBI’s board of directors may withdraw, modify, condition or refuse to make its recommendation that BBI shareholders approve the Merger Agreement and the transactions contemplated thereby only if BBI’s board of directors determines, in good faith after consultation with its outside counsel and financial advisors, that BBI has received a superior proposal that is more favorable to BBI than the merger with CBI.  As discussed below, additional requirements apply to any change in recommendation with respect to certain acquisition proposals.

Agreement Not to Solicit Other Offers

BBI and Berkshire Bank have  also agreed not to and to cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, agents and representatives (referred to collectively as “representatives”) not to, directly or indirectly, solicit, initiate, encourage or facilitate, or take any action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving either of them that, if consummated, would constitute an alternative transaction (as described below), participate in any discussions or negotiations regarding an alternative transaction; or enter into any agreement regarding any alternative transaction.

The restrictions apply to any alternative proposal, meaning any inquiry or proposal (other than the merger), whether or not in writing, relating to or that could reasonably be expected to lead to an alternative transaction, meaning any of the following:

•
a transaction pursuant to which any person (or group of persons) (other than CBI or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of BBI or Berkshire Bank common stock or outstanding voting power or of any new series or new class of stock that would be entitled to a class or series vote with respect to the merger, whether from BBI or Berkshire Bank or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business combination involving Customers Bank (other than the merger);

•
any transaction pursuant to which any person (or group of persons) (other than CBI or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of BBI or Berkshire Bank and securities of the entity surviving any merger or business combination) of Customers Bank representing more than 25% of the fair market value of all the assets, net revenues or net income of BBI on a consolidated basis, taken as a whole, immediately before such transaction; or

•
any other consolidation, business combination, recapitalization or similar transaction involving BBI or Berkshire Bank, other than the transactions contemplated by the Merger Agreement, as a result of which the holders of shares of BBI or Berkshire Bank immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of BBI common stock immediately before the consummation thereof.

A superior proposal means any bona fide, unsolicited written alternative proposal made by any person or entity, other than Customers Bank or CBI, that is on terms that the board of directors of BBI in good faith concludes, after consultation with its financial advisors and legal counsel (with the advice of outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (1) is on terms that the board of directors of BBI in its good faith judgment believes to be more favorable to its shareholders than the merger with CBI; (2) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the board of directors of BBI; and (3) is reasonably capable of being completed; provided that for purposes of the definition of “superior proposal”, the references to “25%” in the definition of alternative transaction as described above shall be deemed to be references to “a majority.”

Prior to the effective time and subject to BBI taking the steps and making the required determinations described below:

•	BBI and its board of directors may engage in discussions or negotiations with, and provide any information to, any person in response to a superior proposal; and

•	BBI may comply Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act;

if, but only if:

•
BBI has provided prior written notice to Customers Bank, at least five (5) business days in advance (which is referred to herein as the “notice period”), of its intention, in response to such Superior Proposal, to effect a withdrawal of its recommendation that BBI shareholders approve the Merger Agreement and the transactions contemplated thereby, which notice shall specify the material terms and conditions of any such superior proposal (including the identity of the party making such superior proposal);

•	has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such superior proposal and other material documents; and

•
prior to effecting a withdrawal of its recommendation that BBI shareholders approve the Merger Agreement and the transactions contemplated thereby, BBI has, and has caused its financial and legal advisors to, during the notice period, negotiate with Customers Bank in good faith (to the extent Customers Bank desires to negotiate) to make adjustments to the terms and conditions of the Merger Agreement so that the alternative proposal ceases to constitute a superior proposal.

Additionally, BBI has agreed to notify Customers Bank within 24 hours after receipt of any alternative proposal, any material modification of or material amendment to any alternative proposal, or any request for nonpublic information relating to BBI or for access to the properties, books or records of BBI by any person that informs the BBI board of directors that it is considering making, or has made, an alternative proposal, or if it enters into discussions or negotiations concerning an alternative proposal.  Such notice must be made orally and in writing, and must indicate the identity of the person making, or intending or considering to make, such alternative proposal or requesting nonpublic information or access to the books and records of BBI, and the material terms of any such alternative proposal or modification or amendment to an alternative proposal.  BBI must keep Customers Bank fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such alternative proposal, indication or request.

BBI has further agreed to notify all representatives of the restrictions described above and to cause such representatives to avoid any violations thereof.

Expenses and Fees

Except in the event that the Merger Agreement is terminated under certain conditions (see “The Agreement and Plan of Merger – Termination of the Merger Agreement”), and except with respect to costs and expenses of printing and mailing this Joint Proxy Statement-Prospectus and all filing and other fees paid to the SEC in connection with the Merger, which costs are to be borne equally by Customers Bank and BBI, all fees and expenses incurred in connection with the merger, the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Employee Matters

CBI has agreed to use commercially reasonable efforts to offer employment to each individual who is an employee of Berkshire Bank immediately prior to the effective time of the merger in a position with a salary at least equal to such BBI employee’s salary and within forty miles of the location of the position at the time of the execution of the Merger Agreement.  The employees of BBI and its subsidiaries who become employees of CBI or its subsidiaries (“continuing employees”) will be entitled to participate in each of CBI’s compensation and benefit plans to the same extent as similarly-situated employees of CBI and its subsidiaries.

BBI and Berkshire Bank have agreed to terminate their employee benefit plans that contain “cash or deferred arrangements” subject to section 401(k) of the Internal Revenue Code and to adopt such amendments to their plans as are necessary to cause the written terms of such plans to comply with Section 401(a) of the Internal Revenue Code as of their termination dates.

In addition, CBI has agreed, to the extent any Berkshire Bank employee participates in CBI compensation and benefit plans following the merger for which length of service is taken into account for any purpose, to recognize each such employee’s service with Berkshire Bank prior to the completion of the merger for purposes of eligibility, vesting and entitlement to benefits, including for vacation entitlement; provided that such service will not be recognized to the extent that it would result in a duplication of benefits.   Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations.  Continuing employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the CBI plan.

Each Berkshire Bank employee who is not offered a position with a salary at least equal to such employee’s salary immediately prior to the effective time of the merger will be entitled to receive severance compensation equal to two (2) weeks’ base salary for every year of service with Berkshire Bank, with a minimum benefit of two (2) weeks’ base salary.  Any Berkshire Bank employee who is offered a position with a salary at least equal to such employee’s salary immediately prior to the effective time, but does not accept such position, will not be entitled to any severance compensation.

CBI has no obligation to continue the employment of any BBI employee except for Messrs. Heilenman and Gromis and Ms. Maley for any period following the merger and may review, amend, convert, discontinue or otherwise change its employee benefit programs from time to time as it deems appropriate.

Indemnification and Insurance

The Merger Agreement requires CBI to indemnify present and former directors and officers of BBI, Berkshire Bank and their subsidiaries (and such future directors and officers who become directors or officers prior to the consummation of the merger) against all threatened or actual claims, actions, suits, proceedings or investigations, whether civil, criminal or administrative (each, a “claim”) arising out of or pertaining to the fact that such person is or was a director or officer of BBI or Berkshire Bank prior to the effective time of the merger, or arising out of or pertaining to the Merger Agreement or any of the transactions contemplated thereby, whether asserted or arising before or after the effective time of the merger, to the same extent as required under BBI’s articles of incorporation or bylaws, or Berkshire Bank’s articles of incorporation or bylaws.

The Merger Agreement also provides that, for a period of six years after completion of the merger, CBI will provide directors’ and officers’ liability insurance to reimburse current and former directors and officers with respect to claims for acts or omissions occurring prior to the effective time of the merger. The insurance will contain at least the same coverage and amounts and contain terms and conditions that are not less advantageous than the current coverage provided by BBI, except that CBI is not required to incur annual premium expense greater than 200% of BBI’s current annual directors’ and officers’ liability insurance premium.

Conditions to Complete the Merger

CBI’s and BBI’s respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including those set forth below.

Conditions relating to both CBI’s and BBI’s obligations to complete the merger:

•
The approval of the Merger Agreement, the merger, and the bank merger on substantially the terms and conditions set forth in the Merger Agreement by the requisite vote of Customers Bank and BBI shareholders;

•
The reorganization having been consummated on the terms and conditions determined by CBI and Customers Bank, as more particularly described in the section titled “THE REORGANIZATION” beginning at page 40 of this Joint Proxy Statement-Prospectus;

•
The receipt of all regulatory approvals required in connection with the merger of BBI into CBI and the merger of Berkshire Bank into Customers Bank, none of which shall have required BBI or Customers Bank to take or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to have a material adverse effect on such entity or its affiliates;

•	The receipt by each of CBI and BBI of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•
The absence of any order, decree, injunction or other order by any court or other governmental entity preventing consummation of the transactions contemplated by the Merger Agreement, nor any threatened Injunction which represents a reasonable probability of preventing the consummation of the transactions contemplated by the Merger Agreement or imposing damages that would reasonably be expected to have a material adverse effect on BBI, Berkshire Bank, CBI or Customers Bank;

•
The effectiveness of the registration statement of which this Joint Proxy Statement-Prospectus is a part with respect to the CBI Voting Common Stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC or any applicable state securities commissioner for that purpose;

•	The truth and correctness of the representations and warranties of each other party in the Merger Agreement, and the receipt by each party of certificates from the other party to that effect; and

•	The performance by each party in all material respects of their obligations under the Merger Agreement and the receipt by each party of certificates from the other party to that effect.

Conditions relating BBI’s obligation to complete the merger:

•	The assumption by CBI or Customers Bank of all management contracts, subject to applicable regulatory and legal limitations for Norman Heilenman, Richard Gromis and Lori Maley; and

•
The receipt by BBI of not less than $3,180,000 in new net cash proceeds from an issuance of fully paid, non-assessable capital securities qualifying for Tier 1 capital treatment under all applicable banking laws and regulations.

Conditions relating CBI’s obligation to complete the merger:

•	The repurchase and retirement of all of BBI’s TARP securities and termination and satisfaction of all obligations of BBI and Berkshire Bank under the TARP Program;

•	The exercise of dissenters rights by holders of no more than 1% of outstanding BBI common stock in connection with the merger; and

•	The receipt by CBI of a certificate from BBI and Berkshire Bank for purposes of satisfying CBI’s obligations under Treasury Regulatory Section 1.1445-2(c)(3) relating to non-foreign status.

No assurance can be provided as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this Joint Proxy Statement-Prospectus, there is no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The Merger Agreement can be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained:

•	if authorized by each of CBI, Customers Bank, BBI and Berkshire Bank’s boards of directors;

•
if the other party breaches the Merger Agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, and the breach is not cured within 30 days following written notice to the party committing such breach or cannot by its nature or timing be cured within 30 days;

•
if the merger has not been completed by March 31, 2011, unless the failure to complete the merger by that date is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; provided, however, that the if the reorganization has not been approved by Customers Bank’s shareholders by March 31, 2011, the Merger Agreement will be extended for an additional 45 days (a termination based on the foregoing is referred to herein as a “termination for delay”);

•	if Customers Bank’s or BBI’s shareholders fail to approve the Merger Agreement and the transactions contemplated thereby on substantially the terms and conditions set forth in the Merger Agreement;

•
if there is any final, non-appealable order permanently enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement or a regulatory approval required to consummate the transactions contemplated by the Agreement is denied and such denial has become final and non-appealable; or

•	if a material adverse effect has occurred and not been cured with respect to the other party.

In addition, Customers Bank may terminate the Merger Agreement if BBI’s board of directors (1) fails to recommend the approval and adoption of the Merger Agreement, or (2) in a manner adverse to Customers Bank, (A) proposes to or does withdraw, modify or qualify its recommendation for the approval and adoption of the Merger Agreement and/or the merger or bank merger by BBI’s shareholders, (B) takes any public action or make any public statement in connection with the Berkshire Special Meeting inconsistent with such recommendation (including not taking action to convene the Berkshire Special Meeting) or (C) recommends or resolves to recommend an alternative proposal (a termination based on the foregoing is referred to herein as “a termination for BBI’s failure to recommend the merger”).

BBI may terminate the Merger Agreement in order to enter concurrently into a superior proposal; provided that the Merger Agreement may only be terminated by BBI after the fifth business day following written notice to Customers Bank in accordance with the terms of the Merger Agreement, and only if (1) during such five business day period, BBI has caused its financial and legal advisors to negotiate with Customers Bank in good faith to adjust the terms and conditions of the Merger Agreement such that the alternative proposal would no longer constitute a superior proposal, and (2) BBI’s board of directors has concluded in good faith, based upon consultation with its financial and legal advisers, that such alternative proposal remains a superior proposal even after giving effect to any such adjustments and that BBI will accept such superior proposal (a termination based on the foregoing is referred to herein as “a termination by BBI in connection with a superior proposal”).

If the Merger Agreement is terminated, it will become void, and there will be no liability on the part of CBI, Customers Bank, BBI or Berkshire Bank, except that neither Customers Bank nor BBI will be relieved or released from any liabilities or damages arising out of its breach of any provision of the Merger Agreement, and the sections of the Merger Agreement relating to confidentiality, access to information, the effect of the termination, fees and expenses (including the termination fee), notices, interpretation, governing law and jurisdiction, assignment and third-party beneficiaries, and severability will survive the termination.

Termination Fee

BBI and Berkshire Bank will be jointly and severally obligated to pay Customers Bank a termination fee in the amount of four hundred thousand dollars ($400,000) and/or expense reimbursement (including reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with any judgment obtained to enforce payment of the termination fee) on the following terms:

•	by consent of the parties in writing, if a termination for BBI’s failure to recommend the merger occurs, the termination fee must be paid on the business day following such termination;

•	if a termination by BBI in connection with a superior proposal occurs, the termination fee must be paid immediately upon such termination;

•
if an alternative transaction is announced and not withdrawn on or before the date of the Berkshire Special Meeting and the Merger Agreement is terminated because either Customers Bank’s or BBI’s shareholders fail to approve the Merger Agreement, and BBI enters into a definitive agreement with respect to an alternative transaction, or consummates such a transaction, within 12 months of the termination of the Merger Agreement, the termination fee must be paid on the date of the execution or consummation; or

•
If an alternative transaction is announced and not withdrawn prior to termination of the Merger Agreement and a termination for delay occurs, and BBI enters into a definitive agreement with respect to an alternative transaction, or consummates such a transaction, within 12 months of the termination of the Merger Agreement, the termination fee must be paid on the date of the execution or consummation.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, at any time prior to the effective time of the merger, the parties may, in writing, amend the Merger Agreement, extend the time for performance of any obligations of the other party in the Merger Agreement, waive any inaccuracies in the representations and warranties of the other party, or waive compliance with any agreements or conditions to that party’s obligation to complete the merger; provided, however, that after any approval by Customers Bank’s and BBI’s shareholders of the Merger Agreement and the transactions contemplated thereby, no amendment may be made without the approval of such shareholders which would alter or change the amount or form of merger consideration, any term of Customers Bank’s or CBI’s articles of incorporation, or the terms and or conditions of the Merger Agreement in a way that would adversely affect holders of BBI’s securities, in each case other than as contemplated by the Merger Agreement.

Accounting Treatment

The merger will be accounted for as a “business combination,” as that term is used under USGAAP, for accounting and financial reporting purposes, with CBI treated as the acquiror. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of BBI as of the effective time of the merger will be recorded at their respective fair values and added to those of CBI. Any excess of purchase price over the fair values of net identifiable, tangible and intangible assets and liabilities is recorded as goodwill. Consolidated financial statements of CBI issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of BBI.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER

For BBI Shareholders

For purposes of this discussion, the BBI common stock, together with the BBI Series C Stock are referred to as the “BBI Shares” and the Voting Common Stock of CBI, par value $1.00 per share is referred to as the “CBI Shares.”

The following discussion addresses certain of the material United States federal income tax consequences of the reorganization to a BBI shareholder who holds BBI Shares as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion is general in nature and does not address all aspects of United States federal income taxation that may be relevant to BBI shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to BBI shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, BBI shareholders who hold their BBI Shares as part of a hedge, straddle or conversion reorganization, BBI shareholders who acquired their BBI shares pursuant to the exercise of employee stock options or otherwise as compensation, BBI shareholders, directors, officers, employees and other persons that hold options or warrants to acquire BBI shares, and BBI shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

Each of CBI and BBI has received an opinion from its respective tax counsel, to the effect that, on the basis of certain representations as to matters of fact and assumptions, including that such representations are accurate and remain accurate, the transactions contemplated by the merger will qualify as a tax-free reorganizations for federal income tax purposes under Section 368(a) of the Code.  The tax opinions delivered in connection with the merger transactions are not binding on the IRS or the courts, and neither BBI, Berkshire Bank, Customers Bank nor CBI intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Taxpayers and preparers of tax returns should be aware that under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice (1) is given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (2) is directly relevant to the determination of an entry on a tax return. Accordingly, taxpayers should consult their own tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed in this Joint Proxy Statement-Prospectus.

The principal federal income tax consequences that are expected to result from the transactions contemplated by the merger, under currently applicable law, are as follows:

•	The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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No gain or loss will be recognized by any of BBI, Berkshire Bank, CBI or Customers Bank as a result of the merger, except with respect to the amount of bad debt reserve of Berkshire Bank that must be recaptured for federal income tax purposes as a result of the merger of Berkshire Bank with and into Customers Bank.

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No gain or loss will be recognized by a shareholder of BBI upon the exchange of BBI Shares solely for CBI Shares (including any fractional share interests to which the shareholder may be entitled) except with respect to any accrued but unpaid dividends on the BBI Series C Stock (discussed below); however, if a cash payment is received by a shareholder of BBI in lieu of a fractional share interest of CBI Shares, the cash payment will be treated as received by the shareholder as a distribution in redemption of that fractional share interest and will be treated as a distribution in full payment in exchange for the fractional share redeemed, subject to the provisions and limitations of Section 302 of the Code;

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The aggregate tax basis of CBI Shares (including any fractional share interests to which the shareholder may be entitled) to be received by a shareholder of BBI will equal the shareholder’s aggregate tax basis in BBI Shares surrendered in exchange therefor;

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The holding period of CBI Shares (including any fractional share interests to which the shareholder may be entitled) to be received by a shareholder of BBI will include the period for which such shareholder held BBI Shares exchanged therefor, provided that such BBI Shares are capital assets in the hands of such shareholder as of the closing of the merger; and

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If a shareholder of BBI dissents to the proposed merger and receives solely cash in exchange for BBI Shares, such cash will be treated as received by such shareholder as a distribution in redemption of his BBI Shares, subject to the provisions and limitations of  Section 302 of the Code.

Administrative precedent regarding cash paid in lieu of fractional shares in a reorganization where the cash paid represents merely a mechanical rounding of fractions in the exchange and not separately bargained for consideration, permits shareholders who receive both stock and cash to treat the exchange as if they received all stock in the tax free reorganization and then redeemed the fractional shares in a separate redemption transaction. Accordingly, subject to the special provisions and limitations of Section 302 of the Code, cash received by a BBI shareholder instead of a fractional interest in CBI Shares generally will be treated as received in exchange for the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis in BBI Shares surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for BBI Shares is more than one year.

Any CBI Shares or other consideration received in connection with dividend arrearages on the BBI Series C Stock and with respect to which a dividend has been declared will be taxable to the recipient. No opinion is expressed with respect to the federal income tax treatment of CBI Shares or other consideration received in connection dividends arrearages on the BBI Series C Stock where no dividend has been declared.

In addition, no opinion is expressed with respect to the federal income tax consequences of any consideration paid or deemed paid for BBI stock to be used for the repurchase and retirement of the TARP Securities and termination and satisfaction of all of Berkshire’s obligations under the TARP Program.

Dissenting Shareholders

The receipt of solely cash in exchange for BBI Shares by a BBI shareholder that exercises dissenters’ rights is treated as a distribution in redemption (i.e., a taxable exchange), subject to the special provisions and limitations of Section 302 of the Code.  In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the BBI shareholder’s deemed percentage stock ownership of CBI.  For purposes of this determination, BBI shareholders will be treated as if they first exchanged all of their BBI Shares solely for CBI Shares, and then CBI immediately redeemed (the “deemed redemption”) a portion of the CBI Shares in exchange for the cash actually received.  The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption (1) is in “complete redemption” of all of the CBI Shares treated as owned by the BBI shareholder, (2) is “substantially disproportionate” with respect to the BBI shareholder (and the shareholder actually or constructively owns after the deemed redemption less than 50% of voting power of the outstanding CBI Shares), or (3) is “not essentially equivalent to a dividend.”  In applying the above tests, a BBI shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by the shareholder.

Backup Withholding

BBI shareholders that receive cash may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns; or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

Limitation on Use of Net Operating Losses

Subject to special rules that may apply to banks, net operating losses can generally be carried back two (2) years and carried forward to each of the twenty (20) years succeeding the loss year to offset taxable income.  However, the amount of taxable income that may be offset may be subject to a Section 382 annual limitation (“Section 382 limitation”) if, as of any testing date, there is an ownership change of more than 50 percent during a 3-year look-back period.  The merger will result in an ownership change in the case of BBI.  The Section 382  limitation generally would equal the aggregate fair market value of BBI’s stock on the testing date multiplied by the long-term tax-exempt rate for ownership changes during the month in which the change of ownership occurs, with certain adjustments.  In addition, the Section 382  limitation could also apply to CBI if the merger, along with other ownership changes of CBI, result in a more than 50% change of ownership of CBI during the 3-year look-back period.  Whether any such 382 limitation would be material depends on the existence of any net operating losses and other facts on the date of the merger.

As of December 31, 2009, BBI had net operating loss carryovers of approximately $6.3 million, which expire from 2023 through 2030, and the amount of such net operating losses would be increased by any losses incurred by BBI in 2010 and any current year loss through the date of the merger.  Based on the January 2011 long term tax exempt rate for ownership changes of 4.1% and the approximate value of BBI as of October 1, 2010 (the most recent period for which information is available), the Section 382 limitation with respect to the BBI net operating loss carryovers would be approximately $336,000.

For Holders of Warrants and Options to Purchase BBI Shares

Holders of outstanding warrants and options for BBI Shares should discuss with their tax advisors the tax results of the reorganization and each course of action available to them.

This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition this discussion does not address tax consequences that may vary with, or be contingent on, individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a shareholder of BBI will depend upon the facts of his or her particular situation.  Accordingly, BBI strongly urges you to consult with a tax advisor to determine the particular tax consequences to you of the merger, as well as to any later sale of CBI Shares received by you in the merger.

USE OF PROCEEDS

Because no cash consideration will be paid for the shares of CBI Voting Common Stock to be issued in the reorganization and the merger, no proceeds will be received from either exchanges, and there will be no use of proceeds.

DESCRIPTION OF CBI SHARES

The following description of CBI’s share capital is a summary. This summary is not complete and is subject to the complete text of CBI’s articles of incorporation, as amended, and bylaws attached to Annex A as Exhibit A and Exhibit B, respectively, to this Joint Proxy Statement-Prospectus. Except where otherwise indicated, the description below reflects CBI’s articles of incorporation and bylaws as those documents will be in effect upon completion of the reorganization and the merger. Customers encourages you to read those documents carefully.

General

CBI is authorized to issue up to 100,000,000 shares of CBI Voting Common Stock with a par value of $1.00 per share, 100,000,000 shares of CBI Class B Non-Voting Common Stock with a par value of $1.00 per share, and 100,000,000 shares of preferred stock with no stated par value. The board of directors has authority to establish and divide the authorized capital into series of classes of common or preferred shares, and to determine whether or not shares in any series have par value and, if so, the par value, whether or not the shares in a series have voting rights and if so whether such voting rights are full, limited, multiple or fractional, and the designations, preferences, qualifications, privileges, limitations, redemption provisions, options, conversion rights and other special rights attributable to the shares in a series. The board of directors, in its sole discretion, has authority to sell any treasury stock and/or unissued securities, options, warrants, or other rights to purchase any security of CBI, upon such terms as it deems advisable. CBI’s board of directors could issue preferred stock, or additional shares of CBI Voting Common Stock or CBI Class B Non-Voting Common Stock, with terms different from those of Customers Bank’s existing common or preferred stock, at any time.

Voting rights

The holders of shares of Voting Common Stock have the right to elect CBI’s board of directors and to act on such other matters as are required to be presented to them. Each holder of Voting Common Stock is entitled to one vote per share. The holders of Voting Common Stock do not have the right to vote their shares cumulatively in the election of directors. This means that, for each director position to be elected, a shareholder may only cast a number of votes equal to the number of shares held by the shareholder.

Any action that would significantly and adversely affect the rights of the Class B Non-Voting Common Stock with respect to the modification of the terms of those securities or dissolution requires the approval of the holders of Class B Non-Voting Common Stock voting separately as a class. Otherwise, the holders of the Class B Non-Voting Common Stock have no voting power, and do not have the right to participate in or have notice of any meeting of shareholders.

Because the articles permit CBI’s board of directors to set the voting rights of preferred stock, it is possible that holders of one or more series of preferred stock issued in the future could have voting rights of any sort, which could limit the effect of the voting rights of holders of Common Stock.

Dividend rights

The holders of CBI Voting Common Stock and Class B Non-Voting Common Stock are entitled to receive an equal amount of dividends per share if, as and when declared from time to time by CBI’s board of directors. In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Voting Common Stock or Class B Non-Voting Common Stock unless the shares of Voting Common Stock and Class B Non-Voting Common Stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of Voting Common Stock, shares of Class B Non-Voting Common Stock shall only be entitled to receive shares of Class B Non-Voting Common Stock and shares of Voting Common Stock shall only be entitled to receive shares of Voting Common Stock.

Because the articles permit CBI’s board of directors to set the dividend rights of preferred shares, it is possible that holders of one or more series of preferred shares issued in the future could have dividend rights that differ from those of the holders of Voting Common Stock or Class B Non-Voting Common Stock, or could have no right to the payment of dividends.  If the holders of a class or series of preferred stock is given dividend rights, the right of holders of preferred shares to receive dividends could have priority over the right of holders of Voting Common Stock or Class B Non-Voting Common Stock to receive dividends.

Authority Under Pennsylvania Business Corporation Law.  CBI’s board of directors has the authority to declare dividends on its common and preferred stock, subject to statutory and regulatory requirements.

Pennsylvania Business Corporation Law.  Pennsylvania law permits a business corporation such as CBI to pay dividends if, after giving effect to the dividend, it is able to pay its debts as they come due in the usual course of business and its assets exceed its liabilities. However, CBI’s ability to pay dividends will be restricted by banking laws and Customers Bank’s ability to pay dividends to CBI.

Federal Bank Holding Company Act Policies Applicable to Cash Dividends.  The Federal Reserve Board, which will be the primary federal banking regulator for CBI, considers adequate capital to be critical to the health of individual banking organizations and to the safety and stability of the banking system. A major determinant of a bank’s or bank holding company’s capital adequacy is the strength of its earnings and the extent to which its earnings are retained and added to capital or paid out to shareholders in the form of cash dividends.

Normally, during profitable periods, dividends represent an appropriate return of a portion of a banking organization’s net earnings to its shareholders. However, the payment of cash dividends that are not fully covered by earnings, in effect, represents the return of a portion of an organization’s capital at a time when circumstances may indicate instead the need to strengthen capital and concentrate financial resources on resolving the organization’s problems. Therefore, the Federal Reserve believes that a bank or bank holding company generally should not maintain its existing rate of cash dividends on Voting Common Stock unless (1) the organization’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends and (2) the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality, and overall financial condition. The Federal Reserve may strongly encourage, or require, a banking organization whose cash dividends are inconsistent with either of these criteria to cut or eliminate its dividends.

The Federal Reserve Board also believes it is inappropriate for a banking organization that is experiencing serious financial problems or that has inadequate capital to borrow in order to pay dividends since this can result in increased leverage at the very time the organization needs to reduce its debt or increase its capital. Similarly, the payment of dividends based solely or largely upon gains resulting from unusual or nonrecurring events, such as the sale of the organization’s building or the disposition of other assets, may not be prudent or warranted, especially if the funds derived from such transactions could be better employed to strengthen the organization’s financial resources. Furthermore, a fundamental principle underlying the Federal Reserve’s supervision and regulation of bank holding companies is that bank holding companies should serve as a source of managerial and financial strength to their subsidiary banks. The Federal Reserve believes, therefore, that a bank holding company should not maintain a level of cash dividends to its shareholders that places undue pressure on the capital of bank subsidiaries, or that can be funded only through additional borrowings or other arrangements that may undermine the bank holding company’s ability to serve as a source of strength. Thus, for example, if a major subsidiary bank is unable to pay dividends to its parent company—as a consequence of statutory limitations, intervention by the primary supervisor, or noncompliance with regulatory capital requirements—the Federal Reserve may encourage or require a bank holding company to reduce or eliminate its dividends in order to conserve its capital base and provide capital assistance to the subsidiary bank.

The Federal Reserve Board has further stated that a bank holding company should pay cash dividends only out of income over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition, and only if, after paying the dividend, the bank holding company is not in danger of falling below its required regulatory capital adequacy ratios. It has also indicated that a “small bank holding company,” such as CBI, is not expected to pay corporate dividends until such time as its debt to equity ratio (determined separately and not on a consolidated basis with its bank subsidiary) is 1:1 or less and its bank subsidiaries are otherwise well-managed, well-capitalized, and not under any supervisory order.

Pennsylvania Banking Code Requirements Applicable to Cash Dividends.  Because Customers Bank will be the primary source of cash for payment of dividends by CBI for the foreseeable future, requirements of the Pennsylvania Banking Code setting conditions on payments of dividends by banks will constrain Customers Bank’s ability to provide funds to CBI to pay dividends to shareholders. Section 1302 of the Pennsylvania Banking Code permits a bank to pay cash dividends only out of accumulated net earnings. Furthermore if any transfer of net earnings to surplus is required by section 1103 of the Pennsylvania Banking Code to cause Customers Bank’s surplus to meet minimum statutory requirements at the time the dividend is to be declared or paid, the transfer must be made prior to the declaration of the dividend, and Customers Bank’s surplus cannot be reduced by the payment of the dividend.

For the foregoing reasons, and because a decision by CBI’s board of directors to declare and pay cash dividends will depend upon the future financial performance and condition of Customers Bank and CBI, no assurances can be given that any dividends will in fact be paid on any class of stock, or that, if dividends are paid, they will not be reduced or discounted in the future.

Redemption, Preemptive Rights and Repurchase Provisions

CBI’s Voting Common Stock and Class B Non-Voting Common Stock have no preemptive, redemption or repurchase provisions. The shares are non-assessable and require no sinking fund. Voting Common Stock repurchases are subject to Federal Reserve Board regulations and policy, which generally require that no more than ten percent of the outstanding shares of a bank holding company’s Voting Common Stock may be repurchased in any 12-month period unless the bank holding company is deemed “well-managed” and “well-capitalized” under applicable regulations. Repurchases of CBI stock will also be constrained by federal and state bank regulatory capital requirements. Repurchases of stock by bank holding companies may also be subject to prior notice to and approval by the Federal Reserve in some cases.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of CBI, the holders of Voting Common Stock and Class B Non-Voting Common Stock will be entitled to share ratably in all assets of CBI remaining after payment of all liabilities, subject, however, to any preferential liquidation rights of holders of preferred stock. If CBI’s only asset is its ownership of Customers Bank, it is likely that, if Customers Bank is then in liquidation or receivership, shareholders of CBI will not receive anything on account of their shares.

Anti-Takeover Effect of Governing Documents and Applicable Law

Provisions of Governing Documents.  CBI’s articles of incorporation, attached as Exhibit A to Annex A, and CBI’s bylaws, attached as Exhibit B to Annex A, contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for CBI Voting Common Stock, a proxy contest for control of CBI, the assumption of control of CBI by a holder of a large block of CBI Voting Common Stock and the removal of CBI’s management. These provisions:

•	Empower CBI’s board of directors, without shareholder approval, to issue CBI preferred stock, the terms of which, including voting power, are set by CBI’s board of directors;

•	Divide CBI’s board of directors into three classes serving staggered three-year terms;

•	Restrict the ability of shareholders to remove directors;

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Require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of CBI’s voting power, if the reorganization is not approved, in advance, by CBI’s board of directors;

•	Prohibit shareholders’ actions without a meeting;

•	Require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of CBI’s articles of incorporation;

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Require any person who acquires stock of CBI with voting power of 25% or more to offer to purchase for cash all remaining shares of CBI voting stock at the highest price paid by such person for shares of CBI voting stock during the preceding year;

•	Eliminate cumulative voting in elections of directors;

•	Require an affirmative vote of at least two-thirds of CBI’s total voting power in order for shareholders to repeal or amend CBI’s bylaws;

•	Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

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Provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66 2/3% or more of CBI’s outstanding voting stock cannot constitute a majority of the members of CBI’s board of directors.

Provisions of Applicable Law.  The Pennsylvania Business Corporation Law also contains certain provisions applicable to CBI which may have the effect of impeding a change in control of CBI. These provisions, among other things:

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Generally prohibit a person or group who or which exceeds certain stock ownership thresholds (20%, 33 1/3% and 50%) for the first time from voting the “control shares” (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders; and

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Prohibit for five years, subject to certain exceptions, a “business combination,” which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation’s voting power.

In 1990, Pennsylvania adopted legislation amending the Pennsylvania Business Corporation Law. To the extent applicable to CBI at this time, the 1990 amendments:

•	Expand the factors and groups (including shareholders) which CBI’s board of directors can consider in determining whether a certain action is in the best interests of CBI;

•	Provide that CBI’s board of directors need not consider the interests of any particular group as dominant or controlling;

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Provide that CBI’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

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Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•	Provide that the fiduciary duty of CBI’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The 1990 amendments provide that the fiduciary duty of directors does not require directors to:

•	Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

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Render inapplicable, or make determinations under, provisions of the PBCL, relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

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Take action as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of CBI or the consideration that might be offered or paid to shareholders in such an acquisition.

One of the effects of the 1990 amendments may be to make it more difficult for a shareholder to successfully challenge the actions of CBI’s board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of CBI.

Pursuant to provisions of its articles of incorporation, CBI has opted out of coverage by the “disgorgement” and “control transactions” statutes included in the 1990 amendments. To the extent applicable to a Pennsylvania corporation, the “disgorgement” statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation’s voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The “control transactions” statute generally requires that, following any acquisition of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation. As a result of CBI’s opt-out from coverage by these statutes, neither the “disgorgement” nor the “control transactions” statute would apply to a nonnegotiated attempt to acquire control of CBI, although such an attempt would still be subject to the special provisions of CBI’s governing documents described in the paragraphs above.

The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposals that a majority of the shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of CBI Voting Common Stock at that time. In addition, these provisions may have the effect of assisting CBI’s management in retaining its position and placing it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of CBI’s business.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Upon consummation of the reorganization, Customers Bank shareholders will become CBI shareholders, and upon the consummation of the merger, BBI shareholders will become CBI shareholders.  The rights of Customers Bank shareholders are governed by the Pennsylvania Banking Code and Customers Bank’s articles of incorporation and bylaws. The rights of BBI’s shareholders are governed by the PBCL and BBI’s articles of incorporation and bylaws.  The rights of CBI shareholders will be governed by the PBCL, and CBI’s articles of incorporation and bylaws. A comparison of the material rights of Customers Bank’s shareholders, BBI’s shareholders and CBI’s shareholders follows. This summary is not intended to be a complete statement of all such differences or a complete description of the specific provisions referred to in Pennsylvania law and the respective articles of incorporation and bylaws of Customers Bank, BBI and CBI, as applicable.

Authorized Capital

In December 2010, Customers Bank’s shareholders approved an amendment to its articles of incorporation authorizing Customers Bank to issue up to 75,000,000 shares of Voting Common Stock with a par value of $1.00 per share, 25,000,000 shares of Class B Non-Voting Common Stock with par value of $1.00 per share, and 1,000,000 shares of preferred stock having such par value or no par value as may be determined by Customers Bank’s board of directors from time to time. Customers Bank’s board of directors has, by filing Statements of Designation with the Secretary of the Commonwealth of Pennsylvania, authorized 1,000 shares of its 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock (par value $1,000 per share), none of which is presently outstanding.

BBI is authorized by its articles of incorporation to issue up to 10,000,000 shares of common stock with a par value of $1.00 per share and up to 10,000,000 shares of preferred stock with a par value of $1.00 per share. BBI’s board of directors has authorized three series of preferred stock by filing Statements of Designations with the Secretary of the Commonwealth of Pennsylvania: (1) 2,892 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of which 2,892 shares are outstanding; (2) 145.14515 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of which 145 shares are outstanding; and (3) 6,000 shares of its 6% Non-Cumulative Non-Voting Convertible Perpetual Preferred Stock, Series C, of which 50 shares are outstanding.

CBI is authorized by its articles to issue up to 100,000,000 shares of Voting Common Stock with a par value of $1.00 per share, 100,000,000 shares of Class B Non-Voting Common Stock with par value of $1.00 per share, and 100,000,000 shares of preferred stock having such par value or no par value as may be determined by its board of directors from time to time.

Undesignated Non-Voting Common Stock

BBI’s articles of incorporation do not provide for a class of undesignated non-voting common stock.  Each of Customers Bank’s and CBI’s articles provide for Class B Non-Voting Common Stock.

25% Ownership Limitation

Customers Bank’s articles contain a prohibition on any person owning more than 25% of the outstanding Voting Common Stock of Customers Bank.  This prohibition is not contained in either BBI’s or CBI’s articles.

Supermajority Vote for Business Combinations with 5% Shareholders

While Customers Bank’s articles do not have a provision requiring supermajority vote by shareholders to approve business combinations with significant shareholders, CBI’s articles require a supermajority shareholder approval by 80% of outstanding shares of Voting Common Stock for business combinations or acquisition involving someone owning at least 5% of CBI’s outstanding capital stock.

BBI’s articles of incorporation do not have a provision requiring a supermajority vote by shareholders to approve business combinations with significant shareholders. However, BBI’s articles of incorporation require a supermajority vote by shareholders to approve business combinations generally which is described below.

Shareholder Vote for Business Combinations Generally

The Pennsylvania Banking Code requires approval of two-thirds of the shares outstanding and entitled to vote thereon for each of the banks that is a party to the combination, while CBI articles would require the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast (or, if the combination or acquisition involves a 5%-or-greater shareholder, an 80% vote as described above).

BBI’s articles of incorporation require that a business combination be approved by an affirmative vote of either: (1) the holders of at least 75% of the outstanding shares of common stock of BBI, or (2) the holders of at least 66 2/3% of the outstanding shares of common stock of BBI, provided that such transaction has received prior approval of at least 75% of BBI’s board of directors.

Shareholder Right to Valuation and Payment for Shares on Control Share Acquisition

Customers Bank’s articles elect not to have Section 1610 of the Banking Code apply.  That section gives shareholders a right to receive payment for their shares if anyone acquires 30% or more of a bank’s outstanding voting shares.  While CBI’s articles contain a corresponding election not to have the “Control Transactions provisions” of the PBCL apply, CBI’s articles substitute a “control share” provision requiring anyone who acquires 25% or more of CBI’s shares to offer to purchase all other issued and outstanding shares at the highest price paid by that controlling shareholder during the 12 months preceding the purchase that caused the acquiror to hold 25% of more of CBI’s shares. The “Control Transactions provisions” of the PBCL do not apply to BBI.

Board Right to Oppose Acquisition Offers Considering Multiple Constituencies or Factors

Customers Bank’s articles give Customers Bank’s board the right to oppose acquisition offers, and in the process to consider factors other than just shareholder value.  CBI’s and BBI’s articles, in conjunction with applicable law, provide substantially equivalent authority for their respective boards.

Bylaw Amendments

Customers Bank’s articles and bylaws provide that shareholders may act affirmatively to amend the bylaws by a 2/3 vote of the outstanding shares, or the board may amend the bylaws by a majority vote.  While CBI’s bylaws permit amendment by the Board, they do not permit shareholders to take the initiative in amending the bylaws.  Both Customers Bank’s articles and bylaws and CBI’s bylaws permit shareholders to repeal or change a board action amending the bylaws by a vote of 2/3 of the outstanding shares.

BBI’s bylaws may be amended by the affirmative vote of the holders of a majority of the outstanding shares of common stock or by a majority vote of the members of the board of directors. Furthermore, an affirmative vote of the holders of a majority of the outstanding shares of common stock may repeal any bylaw amendments made by the board of directors.

Amendment of Articles by Board of Directors

Articles V, VII and IX of Customers Bank’s articles may only be amended upon the approval of two-thirds (2/3) of the outstanding shares entitled to vote.  Except for amendments to Articles V, VII and IX, pursuant to Section 1211 of the Pennsylvania Banking Code, the approval of a majority of votes which all shareholders are entitled to cast is required to amend Customers Bank’s articles.

The ability of BBI’s board of directors to amend BBI’s articles of incorporation is limited to the extent permitted by the PBCL which is described below.

CBI’s articles authorize the board of directors to amend its articles to the maximum extent permitted by the PBCL, whereas in contrast Customers Bank’s articles may not be amended by the board of directors.  Generally, the PBCL will permit CBI’s board of directors to approve amendments to its articles of incorporation without approval by the shareholders to do any of the following:

•	Changing the corporate name;

•	Providing for perpetual existence;

•	Reflecting a reduction in authorized shares in cases where CBI acquires its own shares;

•	Deleting all references to a class or series of shares that is no longer outstanding;

•	Adding or deleting a provision relating to uncertificated shares;

•
Adding, changing or eliminating the par value of any class or series of shares if the par value of that class or series does not have any substantive effect under the terms of that or any other class or series of shares;

•
Any time CBI has only one class or series of voting shares outstanding and does not have any class or series of shares outstanding that is convertible into those voting shares, junior in any way to those voting shares or entitled to participate on any basis in distributions with those voting shares, amending the articles only to either (A) increase the number of authorized shares of the voting shares in the same proportion that the voting shares to be distributed in the stock dividend increase the issued voting shares in connection with effectuating a stock dividend of voting shares on the voting shares, or (B) split the voting shares and, if desired, increase the number of authorized shares of the voting shares or change the par value of the voting shares, or both, proportionately;

•	Restating without change all of the operative provisions of the articles as they have been amended; or

•	Any combination of the purposes described above.

Special Meetings of Shareholders

Customers Bank’s bylaws provide that special meetings of shareholders may be called at any time by the Chairperson of the Board, the President, a majority of the board of directors, one or more shareholders entitled to cast at least a majority of votes which all shareholders are entitled to cast and the particular meeting, and the Pennsylvania Banking Code provides that special meetings may also be called by shareholders entitled to cast at least one-fifth (1/5) of the votes which all shareholders are entitled to cast at the particular meeting.  CBI’s bylaws provide that special meetings of shareholders may be called by the board of directors, and the PBCL provides that they may also be called by shareholders entitled to cast at least twenty percent (20%) of the votes that all shareholders are entitled to cast at the particular meeting.

BBI’s bylaws provide that special meetings of shareholders may be called by the Chairman of the Board, President, board of directors, or the holders of no less than a majority of all the shares issued and outstanding and entitled to vote at the particular meeting.

Notice

Customers Bank’s bylaws provide that notice of a shareholder meeting must be given at least ten (10) days before the meeting, except to the extent a greater period of notice is required by applicable law.  CBI’s bylaws provide that notice of shareholder meetings must be delivered not less than ten (10) days, or in the case of bulk mail not less than twenty (20) days, before the date of the meeting. BBI’s bylaws provide that its board of directors must give at least ten (10) days notice of an annual shareholder meeting, unless a greater period is required by law. Ten (10) days notice also is required for special shareholder meetings, unless the special meeting is called by a shareholder, in which case twenty (20) days notice is required.

Place of Shareholder Meetings

Both of Customers Bank’s and BBI’s bylaws require shareholder meetings to be held in Pennsylvania.  CBI’s bylaws do not.

Deadline for Annual Meeting

Customers Bank’s bylaws require Customers Bank’s annual meeting to be held by May 31st of each year.  CBI’s bylaws do not have a stated deadline but only require an annual meeting each year. BBI’s bylaws require its annual meeting of shareholders to be held prior to May 31st of each year.

Record Date for Meetings and Other Share-Related Actions

Customers Bank’s bylaws require that the Record Date for shareholder meetings, dividends and other matters affecting shares shall be not more than forty-five (45) days prior to the meeting, dividend or other action.  CBI’s and BBI’s bylaws permit a Record Date up to ninety (90) days in advance.

Written Consent of Shareholders in Lieu of Meeting

Customers Bank’s bylaws permit action to be taken by shareholders by unanimous written consent.  CBI’s bylaws prohibit shareholder action without a meeting. BBI’s bylaws permit shareholder action to be taken without a meeting if a consent in writing  setting forth the action is signed by all shareholders who would be entitled to vote on the action.

Shareholder Nominations for Director

Customers Bank’s bylaws require shareholders to submit director nominations from thirty (30) to sixty (60) days prior to the shareholder meeting called for election of directors.  CBI’s bylaws require shareholder nominations to be submitted from ninety (90) to one hundred twenty days (120) before the meeting. BBI’s bylaws require shareholder director nominations to be submitted not less than (60) days prior to any meeting called for the election of directors.

Cumulative Voting

Customers Bank’s shareholders may cumulate their votes when electing directors.  CBI’s and BBI’s articles prohibit cumulative voting in the election of directors.

Advance Notice of Shareholder Board Nominations

Customers Bank’s, CBI’s, and BBI’s bylaws provide that nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote in the election of directors.

Customers Bank.  Customers Bank’s bylaws provide that nominations made by any shareholder must be made in writing, delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, to the Secretary not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the shareholders called for the election of directors. If less than thirty (30) days’ notice of the meeting is given to the shareholders, the nomination shall be delivered or mailed to the Secretary not later than the close of the seventh day following the day on which notice of the meeting is mailed to shareholders. Every nomination must include:

•	The consent of the person nominated to serve as a director;
•	The name, age, business address and residence address of the nominee;
•	The principal occupation or employment of the nominee;
•	The number of shares of Customers Bank beneficially owned by the nominee;
•	The name and address of the notifying shareholder; and
•	The number of shares of Customers Bank owned by the notifying shareholder.

Under Customers Bank’s bylaws, the chairperson of any meeting called for the election of directors shall reject any nomination made by any shareholder which was not made in accordance with the bylaw provisions, unless the board of directors has agreed to waive those provisions as to such nomination. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with the bylaw provisions, the nomination shall be honored and all votes cast for such nominee shall be counted. Nominations for the election of directors made by the board of directors need not comply with these bylaw provisions.

BBI. BBI’s bylaws provide that director nominations made by shareholders must be made in writing and must be delivered or mailed to the president of BBI not less than sixty (60) days prior to any meeting of shareholders called for the election of directors except that no person may be nominated who will attain the age of seventy (70) prior to the upcoming annual meeting. Such notification must contain the following information to the extent known to the notifying shareholder without unreasonable effort or expense:

•	the name and address of each proposed nominee;
•	the age of each proposed nominee;
•	the principal occupation of each proposed nominee;
•	the number of shares of BBI beneficially owned by each proposed nominee;
•	the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee;
•	the name and residence address of the notifying shareholder;
•	the number of shares of BBI owned by the notifying shareholder;
•	the name and registered address of any financial institution for which the proposed nominee is a duly-elected and qualified director and/or a principal executive officer;
•	the amount of monies borrowed by the proposed nominee from any source or entity to finance the purchase of any shares of BBI;
•	the conviction of the proposed nominee of any felony crime and a complete explanation thereof; and

•
the description of any adjudication of bankruptcy of the proposed nominee or any general assignment made by the proposed nominee for benefit of creditors or the description of any entity for which the proposed nominee is or has been an officer, director, partner or principal which is being or was reorganized in bankruptcy, was adjudged bankrupt or made a general assignment for the benefit of creditors within the last two (2) years.

Nominations not made in accordance BBI’s bylaws may be disregarded at the discretion of the Chairman of the meeting, and upon the Chairman’s instructions, the vote tellers may disregard all votes cast for each such nominee.

CBI. CBI’s bylaws provide that nominations made by the shareholders entitled to vote for the election of directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of CBI not less than ninety (90) days nor more than one hundred twenty (120) days prior to any meeting of shareholders called for election of directors.  However, if less than twenty-one (21) days’ notice of the meeting is given to shareholders, written notice of a director nomination by a shareholder must be delivered or mailed, as prescribed, to the Secretary of CBI not later than the close of the seventh day following the day on which the meeting notice was mailed to shareholders. Each notice must set forth:

•	The name, age, business address and, if known, residence address of each nominee proposed in such notice;
•	The principal occupation or employment of each nominee; and
•	The number of shares of capital stock of CBI which are beneficially owned by each such nominee and the earliest date of acquisition of any of such stock.

The Chairman of a meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Quorum

Under Customers Bank’s, CBI’s, and BBI’s  bylaws, the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote on any matter shall constitute a quorum.  However, CBI’s bylaws provide that, in determining a quorum, any shares that are “excess shares” held by a person controlling 25% or more of the outstanding shares of Voting Common Stock are not counted except as provided in Article FIFTEENTH of CBI articles.  CBI bylaws also provide that if a proxy casts a vote on behalf of a shareholder on any issue other than a procedural motion considered at a meeting of shareholders, the shareholder shall be deemed to be present during the entire meeting for purposes of determining whether a quorum is present for consideration of any other issue.

Required Shareholder Vote

Pursuant to provisions of the Banking Code and the PBCL, in an election of directors for Customers Bank, CBI, and BBI, the candidates receiving the highest number of votes from each class or group of classes entitled to elect directors separately, up to the number of directors to be elected in the same election by such class or group of classes shall be elected.

The Bank.  Customers Bank bylaws provide that, when a quorum is present at any meeting the voice vote of the holders of a majority of the stock having voting power, present, in person or by proxy, shall decide any question brought before such meeting except as provided differently by statute or by Customers Bank’s articles.  Upon demand made by a shareholder entitled to vote at any election for directors before the voting begins, the election shall be by ballot.

Under the Pennsylvania Banking Code, a merger to which Customers Bank is to become a party (including the holding company reorganization that is the subject of this Joint Proxy Statement-Prospectus) must be approved by the holders of two-thirds (2/3) of the outstanding voting common shares of Customers Bank.  Article V of Customers Bank’s articles, which prohibits anyone from owning more than 25% of the issued and outstanding shares of Customers Bank’s Voting Common Stock, provides that it may not be amended except by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of Customers Bank’s Voting Common Stock.  Article VIII of Customers Bank’s articles, which give Customers Bank’s board of directors authority to consider a variety of factors other than shareholder value when considering a proposed tender or other offer for Customers Bank’s securities, and, if the board of directors decides to oppose an offer, describes actions the board of directors may take, provides that it may not be amended except by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of Customers Bank’s Voting Common Stock.  Article IX of Customers Bank’s articles, which requires the approval of holders of two-thirds (2/3) of the outstanding shares of Customers Bank’s Voting Common Stock to amend the bylaws or to change an amendment of the bylaws adopted by the board, and for any merger, consolidation, liquidation or dissolution of Customers Bank or any action that would result in the sale or other disposition of all or substantially all of the assets of Customers Bank, provides that it may not be amended without the approval of two-thirds (2/3) of the outstanding shares of Customers Bank’s Voting Common Stock.

BBI. BBI’s bylaws provide that, if a quorum is present, except in the election of directors, the vote of the shareholders holding a majority of stock having voting powers, present in person or by proxy, will decide any question brought before the shareholders at such meeting unless the question is one for which the bylaws, the articles of incorporation, the PBCL, or other applicable law requires a different vote.  In the case of election of directors, the PBCL provides that the individual receiving the highest number of votes for each position shall be elected to that position up to the number of directors to be elected.

BBI’s bylaws may be altered, amended, or repealed by (1) the affirmative vote of the holders of a majority of the outstanding shares of common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, (2) or by a majority vote of the members of the board of directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action of the board of directors by the affirmative vote of the holders of a majority of the outstanding shares of common stock.

BBI’s bylaws provide that any director, class of directors, or the entire Board may be removed at any time by shareholders, with or without cause, by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote generally in the election of directors. The PBCL only requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter, unless otherwise provided in a corporation’s bylaws.

Article 10 of BBI’s articles of incorporation require that, in addition to Article 10 itself, the following provisions of the articles of incorporation may only be amended with the affirmative vote of the holders of at least 75% of the outstanding shares of common stock of BBI:

1.	Article 6 which provides that holders of common stock shall have one vote per share and shall not be entitled to cumulative their votes in the election of directors.
2.
Article 7 which provides that no merger, consolidation, liquidation or dissolution of BBI, nor any action that would result in the sale or other disposition of all or substantially all of the assets of BBI shall be valid unless first approved by the affirmative vote of:

(a)	the holders of at least 75% of the outstanding shares of common stock of BBI; or

(b)
the holders of at least 66 2/3% of the outstanding shares of common stock of BBI, provided that such transaction has received the prior approval of at least 75% of all of the members of the board of directors.

3.	Article 8 which provides that:

(a)
BBI’s board of directors may, if it deems advisable, oppose a tender or other offer for BBI’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the board of directors may, but is not legally obligated to, consider any relevant, germane or pertinent issue. By way of illustration, but not to be considered any limitation on the power of the board of directors to oppose a tender or other offer for BBI’s securities, the board of directors may, but shall not be legally obligated to, consider any or all of the following:

(i)	whether the offer price is acceptable based on the historical and present operating results or financial condition of BBI;

(ii)	whether a more favorable price could be obtained for BBI’s securities in the future;

(iii)
the social and economic effects of the offer or transaction on BBI and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which BBI and any of its subsidiaries operate or are located;

(iv)
the reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of BBI and its subsidiaries and the future value of BBI’s stock;

(v)	the value of the securities (if any) which the offeror is offering in exchange for BBI’s securities, based on an analysis of the worth of BBI or other entity whose securities are being offered;

(vi)
the business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon BBI and any of its subsidiaries and the other elements of the communities in which BBI and any of its subsidiaries operate or are located; and

(vii)	any antitrust or other legal and regulatory issues that are raised by the offer.

(b)
If the board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

4.
Article 9 which provides that no holder of shares of any class or of any series of any class shall have any preemptive right to subscribe for, purchase or receive any shares of BBI, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options or warrants to purchase any such shares of BBI, or any options or rights to purchase any such shares or securities, issued or sold by BBI for cash or any other form of consideration, and any such shares, securities, options, warrants or rights may be issued or disposed of by the board of directors to such persons and on such terms as the board of directors, in its discretion, shall deem advisable.

CBI.  CBI bylaws provide that, if a quorum is present, except in the election of directors, the affirmative vote of a majority of all votes cast at the meeting shall be the act of the shareholders, unless the vote of a greater or lesser number or the voting by classes is required by the bylaws, the articles of incorporation, the PBCL or other applicable law.  In the case of election of directors, the PBCL provides that the individual receiving the highest number of votes for each position shall be elected to that position.

CBI’s bylaws provide that, except and only to the extent otherwise expressly provided in the bylaws, the articles of incorporation, the PBCL or other applicable law, the authority to make, amend, alter, change, or repeal the bylaws is solely granted to and vested in the board of directors, subject always to the power of shareholders to change such action by the affirmative vote of shareholders entitled to cast at least two-thirds (2/3) of the votes that all shareholders are entitled to cast on that matter.

Article SIXTEENTH of CBI’s articles require that the following provisions of the articles of incorporation may be amended by either (a) the affirmative vote of shareholders of CBI entitled to cast at least 80% of the votes which all shareholders of CBI are then entitled to cast or (b) the affirmative vote of 80% of the members of the board of directors of CBI and the affirmative vote of shareholders of CBI entitled to cast at least a majority of the votes which all shareholders of CBI are then entitled to cast:

1.
Article SEVENTH provides that each holder of record of Voting Common Stock will have the right to one vote for each share of Voting Common Stock standing in such holder’s name on the books of CBI, and that no shareholder is entitled to cumulate any votes for the election of directors.

2.
Article EIGHTH provides that the management, control and government of CBI shall be vested in a board of directors of from six (6) to twenty-five (25) members, as fixed by the board of directors from time to time. It provides that the directors are to be divided into three (3) classes so that the term of office of one class of directors shall expire each year. It provides that, if, for any reason, a vacancy occurs on the board of directors, a majority of the remaining directors shall have the exclusive power to fill the vacancy. It also provides that no director shall be removed from office by shareholder vote, except upon a favorable vote of holders of at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

3.
Article ELEVENTH requires that, with certain exceptions, the approval of at least 80% of the votes which all shareholders of CBI are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class shall be required to approve --

(i)	any merger or consolidation of CBI with or into any other organization;

(ii)	any share exchange in which an organization, person or entity acquires the issued or outstanding shares of capital stock of CBI pursuant to a vote of shareholders;

(iii)	any sale, lease, exchange or other transfer of all, or substantially all, of the assets of CBI to any other organization, person or entity; or

(iv)	any transaction similar to, or having similar effect as, any of the foregoing transactions;

(v)
if that other organization, person or entity beneficially owns 5% or more of the voting shares of CBI.  If the other organization, person or entity beneficially does not own 5% or more of the voting shares of CBI, then approval by a majority of the votes which all shareholders are entitled to cast is required to approve any such transaction.  It gives the board of directors power to determine conclusively whether anyone owns 5% or more of the voting shares.  It further provides that CBI may voluntarily completely liquidate or dissolve only with the approval of 80% of the votes which all shareholders are entitled to cast.  However, this Article makes two exceptions to these provisions:

a.	Article ELEVENTH shall not apply to any transaction which is approved in advance by two-thirds (2/3) of the members of the board of directors.

b.
A plan of merger or consolidation may be approved and adopted without the approval of CBI’s shareholders where the applicable law permits approval by the board of directors without the approval of the shareholders.

4.
Article TWELFTH provides that shareholders may not act by unanimous written consent.  It also provides that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of CBI.

5.
Article THIRTEENTH provides that the authority to make, amend, alter, change or repeal the bylaws is solely granted to and vested in the board of directors, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders entitled to cast at least two-thirds (2/3) of the votes which all shareholders are entitled to cast, except that Article Eight of CBI’s bylaws relating to limitations on directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of two-thirds (2/3) of the entire board of directors or by the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast.

6.
Article FOURTEENTH, permits the board of directors, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of CBI, (b) merge or consolidate CBI with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of CBI, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, to consider a variety of factors in addition to shareholder value.

Director Qualifications

Under applicable banking laws each director of Customers Bank must be a shareholder of Customers Bank.  Similarly, after the reorganization, applicable banking laws will require that all directors of Customers Bank or CBI must be a shareholder of CBI. The bylaws of BBI require that its directors own common stock of BBI totaling at least $3,000 in par value.

The Pennsylvania Banking Code requires that each of Customers Bank’s directors must be citizens of the United States of America except to the extent this requirement is waived for not more than 20% of Customers Bank’s directors by the Pennsylvania Banking Department.  In contrast, neither applicable law nor the articles or bylaws of CBI and BBI impose this requirement on directors of CBI or BBI.

Except for certain directors identified in BBI’s bylaws, directors of BBI must retire on January 1 of the year following the director reaching the age of seventy (70).

Director Classification

Customers Bank’s, CBI’s, and BBI’s bylaws provide that each board of directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the whole board permits, with the term of office of one class expiring each year.  As a consequence, except for the initial directors in two of the three classes of CBI directors, and except for directors hereafter appointed to fill board vacancies, each director of Customers Bank, CBI, and BBI have a normal term of office of three years.

Number of Directors

Customers Bank’s bylaws do not set a minimum or maximum number of directors, although the Pennsylvania Banking Code permits there to be from five (5) to twenty-five (25) directors.

BBI’s bylaws permit from five (5) to twenty-five (25) directors.

CBI’s bylaws permit from six (6) to twenty-five (25) directors.

Attendance at Board Meetings

Customers Bank’s bylaws mandate directors to attend at least 75% of board meetings each calendar year.

CBI’s and BBI’s bylaws do not establish a minimum attendance requirement.

Vacancies on Board

Customers Bank’s bylaws provide that any vacancies in the board of directors for any reason, including vacancies caused by any increase in the number of directors, may be filled by the board of directors, acting by a majority of the directors then in office, although less than a quorum. Any director chosen to fill a vacancy in any class of directors shall become a member of the class of directors in which the vacancy occurred. Such director shall hold office for the remainder of the original term of such vacancy.

BBI’s bylaws provide that any vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the board of directors. Each director so elected may be a director until a successor is elected by the shareholders who must make such election at the next annual meeting of shareholders or at any special meeting called for that purpose prior thereto.  A successor to such appointed director, or a director otherwise to fill the vacancy, must be elected by the shareholders for a term of office consistent with maintaining three classes of directors, each consisting, as nearly as possible, of one-third the number of the whole board of directors.

CBI’s articles and bylaws provide that, except as provided in the articles of incorporation, any vacancy occurring in the board of directors shall be filled by a majority of the remaining directors.  The bylaws authorize this action even if a majority of the remaining directors is less than a quorum of the board.  The bylaws provide that each person so elected shall be a director of the same class as his predecessor until his successor is elected by the shareholders.

Control Transactions

Section 1610 of the Pennsylvania Banking Code gives shareholders of a banking institution the right, pursuant to certain procedures, to demand the payment in cash of the fair value of the shareholder’s shares upon a change in control of the institution as defined in Section 1610.  The articles of Customers Bank and CBI state that these rights shall not apply. The “Control Transactions” provisions of the PBCL do not apply to BBI.

Amendment of Articles of Incorporation

The Bank.  Under the Pennsylvania Banking Code, an amendment to the articles of incorporation shall be proposed by adoption of a resolution by the board of directors, directing that it be submitted to a vote at a meeting of shareholders held upon not less than ten days’ notice to all shareholders.  Adoption of each amendment requires the affirmative vote of the shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon and, if any class is entitled to vote thereon as a class, of the holders of at least a majority of the outstanding shares of such class.  If a proposed amendment would:  (1) make any change in the preferences, qualifications, limitations, restrictions or special or relative rights of the shares of any class or series adverse to such class or series, (2) increase or decrease the par value of the shares of any class, (3) increase the authorized number of shares of any class or series, unless otherwise provided in the articles, (4) limit or deny the existing preemptive rights of the shares of any class, (5) authorize a new class or series of shares having a preference as to dividends or assets, or increase the number of authorized shares of any existing class or series, having a preference as to dividends or assets, senior to the shares of a class or series, or (6) authorize the board of directors to fix and determine the relative rights and preferences as between series of any preferred or special class, the holders of the outstanding shares of such class or series shall be entitled to vote as a class on such amendment, regardless of any limitation stated in the articles on the voting rights of any class.  Except in such case, only the holders of outstanding shares who, under the articles are entitled to vote on proposed amendments, shall be entitled to vote thereon.

BBI. Under the PBCL, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class. BBI’s articles of incorporation require the affirmative vote of the holders of at least 75% of the outstanding shares of common stock of BBI to amend Articles 6 – 10 as previously described.

CBI.  Under the PBCL, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.  Pennsylvania law also provides that shareholders of a registered corporation, such as CBI, are not entitled by statute to propose amendments to the articles of incorporation.

Customers Bank’s and CBI’s articles each provide that:

•
The article imposing an ownership limitation of 25% of the issued and outstanding shares of Voting Common Stock (see further description under, “DESCRIPTION OF CBI SHARES - Anti-Takeover Effect of Governing Documents and Applicable Law” beginning on page 84 of this Joint Proxy Statement-Prospectus) may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Voting Common Stock; and

•
The article permitting the board of directors to oppose certain acquisition offers (see further description under, “DESCRIPTION OF CBI SHARES - Anti-Takeover Effect of Governing Documents and Applicable Law” beginning on page 84 of this Joint Proxy Statement-Prospectus) may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Voting Common Stock.

OUTSTANDING OPTIONS GRANTED TO UNAFFILIATED INSTITUTIONAL INVESTORS

In connection with its purchase of Voting Common Stock in July 1997, pursuant to a Stock Option Agreement, an unaffiliated institutional investor, which at the time of purchase owned 0.73% of  Customers Bank’s Voting Common Stock, was granted an option to purchase additional shares of  Customers Bank’s Voting Common Stock within a specified time period after each “Sale” (as defined in the option agreement and described below) of Customers Bank’s Voting Common Stock in order to preserve its percentage ownership interest in the outstanding shares of Customers Bank’s Voting Common Stock.   The option granted to this unaffiliated institutional investor remains in effect, and may be exercised upon any future “Sale” in order to preserve such entity’s percentage ownership of Customers Bank’s Voting Common Stock at the then-current level.  As of December 31, 2010, this unaffiliated institutional investor owned 37,808 shares of Customers Bank’s Voting Common Stock, which constituted 0.15% of Customers Bank’s issued and outstanding Voting Common Stock as of such date.  At December 31, 2010, no shares were available to be purchased under these option agreements.

Pursuant to a Stock Option Agreement dated March 23, 2005, a second unaffiliated institutional investor, which originally owned 135,834 shares (originally 8.53%) of Customers Bank’s Voting Common Stock, has an option to purchase additional shares of Customers Bank’s Voting Common Stock within a specified time period after each “Sale” (as defined in the option agreement and described below) of Customers Bank’s Voting Common Stock in order to preserve its percentage ownership interest in the outstanding shares of Customers Bank’s Voting Common Stock.  The option granted to this unaffiliated institutional investor remains in effect, and may be exercised upon any future “Sale” in order to preserve such entity’s percentage ownership of Customers Bank’s Voting Common Stock at the then-current level.  As of December 31, 2010, this unaffiliated institutional investor owned 196,450 shares of Customers Bank’s Voting Common Stock, which constituted 0.78% of Customers Bank’s issued and outstanding Voting Common Stock as of such date.

Each option agreement defines a “Sale” as the issuance and sale of shares of Customers Bank’s Voting Common Stock, other than (1) a sale to the investor or pursuant to an offer which by its terms could have been accepted by the investor, (2) a sale of treasury stock, and (3) a grant of shares of Voting Common Stock or a sale upon exercise of an option granted pursuant to any stock bonus, stock option or similar plan maintained by Customers Bank for the directors, officers and/or any of Customers Bank employees or those of any subsidiary or affiliate. Upon the completion of a Sale, Customers Bank is obligated to offer the investor an opportunity to purchase such number of additional shares of Customers Bank’s Voting Common Stock at a price per share equal to the price per share of Voting Common Stock sold in the Sale, as necessary to make the investor’s percentage ownership of Customers Bank’s outstanding Voting Common Stock, after giving effect to the Sale that triggers the investor’s rights and the investor’s purchase of additional shares pursuant to the required offer, equal to the investor’s percentage ownership of the outstanding shares of Voting Common Stock immediately prior to the Sale.  At December 31, 2010, no shares were available to be purchased under these option agreements.  Sales contemplated by Customers Bank, or other future sales not presently contemplated by Customers Bank, may give additional purchase rights under the two option agreements described above.

WARRANTS TO PURCHASE ADDITIONAL STOCK

The below table indicates the types and amounts of stock underlying warrants that were issued by Customers Bank in various private offerings and an exchange offer exchanging shares of Customers Bank’s preferred stock into Voting Common Stock in 2009, as well as the original exercise prices for such warrants.  The chart also indicates the exercise price and amounts of warrants outstanding following the anti-dilution adjustments described in the paragraphs following the chart below.  All of the warrants listed in the chart were immediately exercisable upon issuance.

Transaction	Type of Stock Underlying Warrants	Original Number of Shares Underlying Warrants	Original Exercise Price	Number of Shares Underlying Warrants upon Anti-Dilution Adjustment	Exercise Price upon Anti-Dilution Adjustment
June 30, 2009 Preferred Stock Exchange	Voting Common Stock	24,500	$5.50	--	--
July 31, 2009 Voting Common Stock Issuance	Voting Common Stock	683,330	$5.50	1,073,820	$3.50
February 17, 2010 Voting Common Stock and Class B Non-Voting Common Stock Issuance	Voting Common Stock	205,779	$4.28	251,643	$3.50
	Class B Non-Voting Common Stock	156,532	$4.28	191,421	$3.50
March 29, 2010 Voting Common Stock and Class B Non-Voting Common Stock Issuance	Voting Common Stock Class B Non-Voting	48,104	$3.76	51,678	$3.50
	Common Stock	48,107	$3.76	51,681	$3.50

The number of shares of Voting Common Stock issuable upon exercise of each warrant and the exercise price per share shall be proportionately adjusted:

•
In the event of any change in the number of shares of Voting Common Stock outstanding by reason of any stock proportionally adjusted dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change; and

•
subject to any required action by Customers Bank’s shareholders, in the event of any increase or decrease in the number of issued shares of Voting Common Stock resulting from a subdivision or consolidation of shares of Voting Common Stock or the payment of a stock dividend on Voting Common Stock, or any other increase or decrease in the number of shares of Voting Common Stock outstanding effected without receipt or payment of consideration by Customers Bank.

Subject to any required action by the shareholders of Customers Bank, in the event that Customers Bank is the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Voting Common Stock receive securities of another corporation), the number of shares issuable under each warrant immediately prior to the date of such merger or consolidation shall be converted into the securities which a holder of that number of shares would have received in such merger or consolidation.

In the event of (1) a dissolution or liquidation of Customers Bank, (2) a sale of all or substantially all of Customers Bank’s assets, (3) a merger or consolidation involving Customers Bank in which Customers Bank is not the surviving corporation, or (4) a merger or consolidation involving Customers Bank, or any other reorganization transaction (including without limitation the formation of a holding company for the Bank) in which Customers Bank is the surviving corporation but the holders of shares of Voting Common Stock receive securities of another corporation and/or other property, including cash, Customers Bank’s board of directors shall provide for the exchange of each warrant for a warrant with respect to, as appropriate, some or all of the property for which each warrant is exchanged and, incident thereto, make an equitable adjustment as determined by Customers Bank’s board of directors in its absolute discretion in the exercise price under each warrant or, if appropriate, provide for a cash payment to the warrant holder in partial consideration for the exchange of the warrant, or any combination thereof.

In the event of any other change in the capitalization of Customers Bank or corporate change other than those specifically referred to above, Customers Bank’s board of directors may, in its absolute discretion, make such adjustments in the number and class of shares issuable upon exercise of each warrant on the date on which such change occurs, and in the exercise price of each warrant, as Customers Bank’s board of directors may reasonably consider appropriate to prevent dilution or enlargement of rights.

On April 12, 2010, Customers Bank’s board of directors approved adjustments to the terms of warrants held by those shareholders benefitting from anti-dilution agreements, to adjust the exercise price and make a corresponding adjustment to the number of shares for which each warrant is exercisable.  Warrant exercise prices were adjusted from either $5.50 per share or $4.28 per share or $3.76 per share to $3.50 per share.  The number of shares for which each warrant is exercisable were increased in proportion to the decrease in exercise price.  After the adjustment, each adjusted warrant will be exercisable for the type or types of shares (Voting Common Stock or Class B Non-Voting Common Stock) for which the warrant was heretofore exercisable.  If the warrant was exercisable for shares of Class B Non-Voting Common Stock as well as shares of Voting Common Stock, the number of shares of each class of stock for which the warrant is exercisable after the adjustment will be proportional to the number of shares of each such class for which the warrant was exercisable prior to the adjustment.  However, the number of shares of Voting Common Stock for which a warrant is exercisable is limited so that no warrant holder, after the adjustment, will have the right to purchase, nor be deemed to have the right to purchase, an amount of Voting Common Stock which, together with any other shares of Customers Bank’s Voting Common Stock the warrant holder owns or controls or is deemed to own or control (as determined under the federal Change in Bank Control Act, as amended), comprises more than 9.9% of the aggregate outstanding shares of Customers Bank’s Voting Common Stock (including, in calculating both the number of shares owned or controlled by the warrant holder and the number of shares outstanding, those shares of Voting Common Stock for which any warrants or options owned or controlled or deemed owned or controlled by the warrant holder are exercisable, and any shares of Voting Common Stock into which any other securities owned or controlled or deemed owned or controlled by the warrant holder are convertible).

Except as expressly provided in each warrant, warrant holders shall not have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of Customers Bank or any other corporation.  Except as expressly provided in each warrant, no issuance by Customers Bank of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares issuable upon exercise of each warrant.

ANTI-DILUTION AGREEMENTS

Holders of 22,081,580 shares of Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock, including Jay Sidhu, are beneficiaries of anti-dilution agreements providing each of them price protection such that if, at any time on or before designated dates, Customers Bank issues additional shares of its Voting Common Stock or its Class B Non-Voting Common Stock for which the consideration per share is less than $3.50  for 20,107,153 shares, $3.93 for 25,443 shares or $4.00 for 1,948,983 shares (as that price may be deemed adjusted pursuant to the anti-dilution agreements), other than with respect to shares issued to (a) Customers Bank’s employees, officer or directors in connection with their employment or retention of services not to exceed the number of shares reserved in Customers Bank’s existing equity financing plans, or (b) customers or vendors in connection with bona fide business transactions, Customers Bank shall, concurrently with such issue, issue to the holder, at no additional cost or price to the holder, an additional number of shares of Voting Common Stock or Class B Non-Voting Common Stock sufficient to maintain the values of their current share holdings at the new, lower issuance price.  For these purposes, shares issuable upon exercise of an option and shares issuable upon conversion or exercise of a convertible security are deemed to be issued when the option or convertible security is issued, and no adjustment is made thereafter when the option is exercised or the convertible security is converted.

Until March 31, 2011, holders of anti-dilution agreements are protected on those issuances of shares described above that are made solely for cash.

The number of shares to be issued under the anti-dilution agreements are determined, upon each issuance, by multiplying the number of the holder’s shares by a fraction, the numerator of which is the purchase price (currently $3.50, $3.93 or $4.00, depending on the date of issuance) immediately before such issue, and the denominator of which is the new issue price. Thereafter, upon each subsequent issuance of additional shares, the number of shares covered by the agreement will be increased by the number of additional shares that have been issued to the holder pursuant to the agreement, and the purchase price will be deemed reduced to the new issue price for the share issuance causing the adjustment.

The additional shares of Voting Common Stock and Class B Non-Voting Common Stock to be issued to a holder upon an adjustment is determined according to provisions applicable to the individual holder under each anti-dilution agreement.

For purposes of the anti-dilution agreements, issue price for additional shares is to be computed as follows:

1.	Cash shall be valued at the amount of cash received by Customers Bank, excluding amounts paid or payable for accrued interest or accrued dividends.

2.	Property, other than cash, shall be computed at the fair market value thereof at the time of the issue as determined in good faith by the board of directors of Customers Bank.

3.
If shares are issued together with other property of Customers Bank for consideration that covers both, the consideration allocable to the shares shall be determined in good faith by the board of directors.

4.	The consideration per share for options and convertible securities is to be determined by dividing:

(i)
the total amount, if any, received or receivable by Customers Bank for the issue of the options or convertible securities, plus the minimum amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to Customers Bank upon exercise of the options or conversion of the convertible securities, by

(ii)
the maximum number of shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) ultimately issuable upon the exercise of such options or the conversion of such convertible securities.

On April 12, 2010, Customers Bank’s board of directors approved adjustments to the terms of warrants held by those shareholders benefitting from anti-dilution agreements, to adjust the exercise price and make a corresponding adjustment to the number of shares for which each warrant is exercisable.  For further information on the adjustment, see, “WARRANTS TO PURCHASE ADDITIONAL STOCK,” beginning on page 96.

CUSTOMERS BANCORP, INC.

History, Business, and Properties

CBI was incorporated as a Pennsylvania business corporation under the PBCL in April 2010 at the direction of the board of directors of Customers Bank. CBI was formed to acquire Customers Bank stock and to engage in business as a bank holding company under the Bank Holding Company Act of 1956, as amended. Copies of the articles of incorporation and the bylaws of CBI are attached to this Joint Proxy Statement-Prospectus as Exhibit A and Exhibit B to Annex A.

CBI is in the organizational and developmental stage, and has no earnings or history of operation.  CBI neither owns nor leases any real property nor does it currently expect to own any real property in the future.

CBI has no employees, no current business, and owns no property, except that CBI will own all of the stock of the new bank immediately prior to the reorganization. CBI has not issued any stock other than the stock held by Customers Bank. CBI is not a party to any legal proceedings.

CBI has no present plans to engage in any activities other than to act as a holding company for the capital stock of Customers Bank. CBI’s management, however, believes that the opportunities available to a bank holding company for diversification of its business and raising of capital cause a bank holding company to be a more advantageous form of operation than a bank. CBI may examine and may pursue opportunities from time to time that arise for expansion of its operations and activities. See “THE REORGANIZATION – Background and Reasons for the Reorganization," abeginning on page 40.

The management team and directors of CBI will be the same as those of Customers Bank.  A description of the business background of each of the directors and executive officers is provided beginning on page 105 of this Joint Proxy Statement-Prospectus.

The bylaws of CBI provide that, within the requirements of applicable law, the term and number of directors in each class shall be fixed, from time to time, by the board of directors.  The term of office, until otherwise fixed, for all directors elected at each annual meeting held after the first annual meeting shall be three (3) years from the date of their election.  At each annual meeting after the first annual meeting, elections shall be held to elect directors to replace those whose terms have expired.  All directors shall continue in office after the expiration of their term until their successors are elected or appointed and have qualified, except in the event of earlier resignation, removal or disqualification.

CBI articles of incorporation also provide that the board of directors shall be divided into three classes (Class I, Class II and Class III), as nearly equal in number as the then total number of directors constituting the whole board permits, with the term of office of one class expiring each year.

The bylaws of CBI require a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a President, a Secretary, and a Treasurer. The board of directors may also elect one or more Vice Presidents and such other officers and appoint such agents as it shall deem necessary, who shall hold their offices for such terms, have such authority and perform such duties as may from time to time be prescribed by the board of directors.  Any two or more offices may be held by the same person except both the offices of President and of Secretary.

Principal Shareholders

After the reorganization, the persons beneficially owning 5% or more of CBI’s Voting Common Stock will be the same persons who currently own 5% or more of Customers Bank stock.

Description of CBI’s Voting Common Stock

CBI’s authorized capital stock consists of 300,000,000 shares of capital stock consisting of:

•	100,000,000 share of Voting Common Stock, par value $1.00 per share;

•	100,000,000 shares of Class B Non-Voting Common Stock, par value $1.00 per share; and

•	100,000,000 shares of preferred stock in one or more series, any series having such par value or no par value as may be determined by CBI’s board of directors from time to time.

The number of shares of CBI Voting Common Stock and Class B Non-Voting Common Stock expected to be issued to the holders of Bank stock, upon the terms and subject to the conditions of the reorganization, is 6,678,286 and 1,768,989 shares, respectively, based on Customers Bank’s share ownership as of December 31, 2010 and assuming no options or warrants are exercised prior to the closing of the reorganization.

There will be no established public trading market for CBI’s stock.

CBI will succeed to Customers Bank’s contractual obligations under each of the following relating to Voting Common Stock and Class B Non-Voting Common Stock:

•	existing management stock options and other equity compensation award rights, more fully described under, “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,” beginning on page 127;

•	existing option agreements with institutional investors described under, “OUTSTANDING OPTIONS GRANTED TO UNAFFILIATED INSTITUTIONAL INVESTORS,” beginning on page 95;

•	the existing warrants described under, “WARRANTS TO PURCHASE ADDITIONAL STOCK,” beginning on page 96;

•	the existing anti-dilution agreements described under, “ANTI-DILUTION AGREEMENTS,” beginning on page 97; and

•	the existing contractual pre-emptive purchase rights described under, “THE REORGANIZATION – Private Offerings,” on page 41.

For more information about CBI’s Voting Common Stock, see “DESCRIPTION OF CBI SHARES” beginning on page 84 of this Joint Proxy Statement-Prospectus, and “COMPARISON OF SHAREHOLDERS’ RIGHTS” beginning on page 85 of this Joint Proxy Statement-Prospectus.

Executive Compensation

The board of directors of CBI reviews and determines the compensation for CBI’s officers and directors.  No officer will be prevented from receiving such compensation by reason of the fact that he or she is also a director.  The board also has the authority to provide for reasonable pensions, disability or death benefits and other benefits and payments to directors, officer and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered to CBI.

Since its incorporation, CBI has not paid any remuneration to any of its directors or executive officers.  After the reorganization, it is anticipated that directors and officers of CBI will be paid fees and compensation on the same basis as directors and officers of Customers Bank are presently paid.  No changes in remuneration to any directors or officers are planned except as otherwise described in this Joint Proxy Statement-Prospectus.  To date, CBI has not established standards or other arrangements by which its directors are compensated for services as directors, including any additional amounts payable for committee participation or special assignments, and no such arrangements.  It is anticipated that CBI will provide director compensation similar to that presently provided by Customers Bank.  For information relating to compensation paid to Customers Bank’s directors in 2010, see “Director Compensation Table” on page 125 of this Joint Proxy Statement-Prospectus.  No profit-sharing plan or any other benefit plan exists or is contemplated for CBI.

Anti-Takeover Mechanisms

CBI’s articles contain a number of provisions that are typically considered to be anti-takeover measures.  For a description of these provisions, see “DESCRIPTION OF CBI SHARES - Anti-Takeover Effects of Governing Documents and Applicable Law” beginning on page 84 of this Joint Proxy Statement-Prospectus.  The board urges shareholders to read the information contained in that section carefully before making a decision on whether or not to vote for CBI.  The board and its advisors believe that such provisions are not unusual among bank holding companies.  There are risks associated with such provisions.  See “RISK FACTORS” beginning on page 15 of this Joint Proxy Statement-Prospectus.

Indemnification Provisions

Subchapter D of the PBCL provides for indemnification of, and insurance for any person who is or was a representative of CBI and specifically empowers CBI to indemnify, subject to the standards therein prescribed, any person who is or was a representative of CBI in connection with any action, suit or proceeding brought or threatened by reason of the fact that he is or was a representative of CBI. Article 8.02 of CBI’s bylaws requires CBI to indemnify each of CBI’s directors and officers in such capacity in which any such director or officer acts for or on behalf of CBI including as an employee or agent.

Article 8 of CBI’s bylaws provide for indemnification of officers and directors, as follows:

•
Section 8.01 provides that, to the fullest extent under Subchapter B of Chapter 7 of the PBCL, CBI’s directors shall not be personally liable to CBI or its shareholders or others for monetary damages for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his or her office and such breach or failure constitutes self-dealing, willful misconduct or recklessness.  This section does not apply to the responsibility or liability of such director under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law;

•
Section 8.02(a) provides for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact of such person’s involvement as a director, officer, employee or agent of CBI or its bank subsidiaries or any other director or indirect subsidiary of CBI of the bank serving at the request of CBI as a director, officer, employee or agent against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent authorized or permitted by the laws of the Commonwealth of Pennsylvania;

•
Section 8.02(b) requires CBI to pay the expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of any action suit or proceeding  upon the receipt of (1) an undertaking by or on behalf of a director, officer, employee or agent to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified as authorized under the articles of incorporation and (2) if requested at the discretion of the board of directors, adequate security or a bond to cover such amounts for which it is ultimately determined that he is not entitled to such indemnity;

•
Section 8.02(c) provides the right to indemnification and advancement of expenses is not exclusive of any other right to which such persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of shareholders, or disinterested directors or otherwise; and

•
Section 8.02(d) provides that CBI may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person and may create a fund of any nature for the benefit of any person and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses regardless of the source of the indemnification right and without respect to whether or not CBI would have the power to indemnify such person under the articles of incorporation.

Financial Statements

No financial statements of CBI are presented in this Joint Proxy Statement-Prospectus because CBI currently has no significant assets or liabilities.  See “SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION” beginning on page 135.  Customers Bank’s unaudited interim financial statements for the nine months ended September 30, 2010 and related notes, audited annual financial statements for the fiscal year ended December 31, 2009 and related notes, audited statements of assets acquired and liabilities assumed as of July 9, 2010 with respect to the USA Bank FDIC assisted transaction and audited statements of assets acquired and liabilities assumed as of September 17, 2010 with respect to ISN Bank FDIC assisted transaction are attached beginning on page Customers F-1 of this Joint Proxy Statement-Prospectus.

Legal Proceedings

CBI has not, since its inception, been a party to any legal proceedings.

CUSTOMERS BANK

History, Business, and Properties

History

Customers Bank was incorporated on March 25, 1994 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank and member of the Federal Reserve System.  Customers Bank commenced operations on June 26, 1997.  Customers Bank’s deposits are insured by the Federal Deposit Insurance Corporation.  As of September 30, 2010, Customers Bank had total assets of $1.0 billion and total deposits of $904.3 million.

Customers Bank’s Corporate Headquarters and a full service branch are located at 99 Bridge Street, Phoenixville, Chester County, PA 19460.  The main telephone number is (610) 933-2000.

Customers Bank has not undergone bankruptcy, receivership or any similar proceedings.  There have been no material re-classifications, mergers, consolidations or purchases or sales of a significant amount of assets not in the ordinary course of business.

In December 2010, the shareholders of Customers Bank approved a name change from New Century Bank to Customers Bank.

Business

Customers Bank provides financial products and services to small businesses, professionals and individuals through its nine branches in Bucks, Berks, Chester and Delaware Counties, Pennsylvania; one branch in Camden County, New Jersey; and one branch in Westchester County, New York.  Customers Bank also provides liquidity to the mortgage market nationwide through the operation of its Mortgage Warehouse Business.

As of December 31, 2010, Customers Bank had 133 full time, 5 part time employees, and 4 employees of Berkshire Bank that were working for Customers Bank in accordance with an “employee leasing” arrangement between Berkshire and Customers Bank.

Customers Bank had no revenues in any of the last three years that were attributable to customers outside of the United States, nor did it have any long-lived assets in any of the past three years that were located outside of the United States.  See Customers Bank's Audited Financial Statements beginning at page Customers F-20 of this Joint Proxy Statement-Prospectus for additional information with regard to its revenues and assets for the last three fiscal years.

Competition

Customers Bank competes with other financial institutions for deposit and loan business.  Competitors include other commercial banks, savings banks, savings and loan associations, insurance companies, securities brokerage firms, credit unions, finance companies, mutual funds, money market funds, and certain government agencies.  Financial institutions compete principally on the quality of the services rendered, interest rates offered on deposit products, interest rates charged on loans, fees and service charges, the convenience of banking office locations and hours of operation, and in the consideration of larger commercial borrowers, lending limits.

Many competitors are significantly larger than Customers Bank, and have significantly greater financial resources, personnel and locations from which to conduct business.  In addition, Customers Bank is subject to regulation, while certain of its competitors are not.  Non-regulated companies face relatively few barriers to entry into the financial services industry.  Customers Bank’s larger competitors enjoy greater name recognition and greater resources to finance wide ranging advertising campaigns.  Customers Bank competes for business principally on the basis of high quality, personal service to customers, customer access to Customers Bank’s decision makers, and competitive interest and fee structure.  Customers Bank also strives to provide maximum convenience of access to services by employing innovative delivery vehicles such as internet banking, and convenience of availability of banking representatives.

Customers Bank believes that it is able to compete effectively with its competitors and has developed a unique business model that is focused on doing a few things well, and combines high touch customer service with high technology to provide convenience to customers. In particular, Customers Bank believes its competitive strengths include:

•
“Concierge Banking – a unique banking model.  Customers Bank focuses its customer service efforts on relationship banking, personalized service and the ability to quickly make credit and other business decisions.  Relationship managers are assigned for all customers, establishing a single point of contact for all issues and products.  Additionally, Customers Bank brings the bank to the customer by using an appointment banking approach available 12 hours a day, seven days a week.  This “concierge banking” approach allows Customers Bank to provide more competitive services to the customer in a more convenient and more expeditious manner, delivered by experienced bankers, and enhances the overall customer experience, offering better pricing, speed and convenience.

Customers Bank’s current market is primarily served by large national and regional banks, with a few larger institutions capturing more than 60% of the deposit market share.  Customers Bank’s large competitors utilize expensive, branch-based models to sell products to consumers and small businesses.  This expensive branch-based model requires our larger competitors to price their products with wider margins and charge more fees to justify their higher expense base.  While maintaining physical branch locations remains an important component of Customers Bank’s strategy, Customers Bank intends to pursue an operating model with fewer and less expensive locations, thereby lowering overhead costs.

Customers Bank believes that its “concierge banking” approach and creation of a more inexpensive network of “virtual” branches provides greater convenience and more competitive deposit pricing for customers and will lead to a competitive advantage over larger institutions and contribute to the profitability of the Customers Bank franchise, allowing it to generate core deposits, which are expected to be the primary source of funding for asset growth.

•
Sophisticated high technology services.  The key components of Customers Bank’s technology services are remote account opening, remote deposit capture and mobile banking, collectively creating “virtual branch banks.”  Customers Bank’s sales force is able to open accounts at the location of the customer, and remote account opening is also available via Customers Bank’s web site.  Remote deposit capture is available for business customers and new scanners will not only serve the high volume customers, but also the low volume, high dollar customer, which will enable Customers Bank the opportunity to attract larger deposit relationships.  Mobile banking services are available that enable Customers Bank to offer a channel similar to the larger banks and target the customer who is looking to utilize this technological channel for their every day banking.  To ensure functionality across the customer base, Customers Bank will not only provide the technology, but also set up and train customers on how to benefit from this technology.

•
Experienced lending team with local decision making.  Customers Bank has hired experienced lenders who know the market very well, understand prudent lending standards and want to work in an empowered work environment.  We believe that this philosophy of having experienced lenders who have worked through numerous economic cycles and are empowered to make quick decisions will allow Customers Bank to effectively compete with larger organizations.

FDIC Assisted Transactions

Acquisition of USA Bank

On July 9, 2010, Customers Bank entered into a Purchase and Assumption Agreement with the FDIC as receiver to acquire substantially all of the assets and assume all of the non-brokered deposits and substantially all other liabilities of USA Bank. Excluding the effects of acquisition accounting adjustments, Customers Bank acquired approximately $205.6 million in assets and assumed $192.8 million in liabilities. The fair value of the assets acquired was $196.2 million and the fair value of the liabilities assumed was $203.2 million. Customers Bank received a net cash consideration from the FDIC in the amount of $25.6 million.

The transaction consisted of assets with a fair value of $196.2 million, including $126.7 million of loans (with a corresponding unpaid principal balance (“UPB”), of $153.6 million), a $21.4 million FDIC loss sharing receivable, $15.3 million of investment securities, $28.5 million of cash and cash equivalents and federal funds sold, $3.4 million of foreclosed assets, and $841,000 of other assets. Liabilities with a fair value of $203.2 million were also assumed, including $179.3 million of non-brokered deposits, and $23.9 million of other liabilities.

Concurrently with the acquisition of USA Bank, Customers Bank entered into Loss Sharing Agreements with the FDIC that cover certain legacy assets, including the entire loan portfolio and OREO, and certain purchased investment securities, including private-label mortgage-backed securities and non-investment grade securities. At July 9, 2010, the covered assets consisted of assets with a book value of $128.7 million. The total UPB of the covered assets at July 9, 2010, 2010 was $159.2 million. Customers Bank acquired other USA Bank assets that are not covered by the Loss Sharing Agreements with the FDIC including cash, certain investment securities purchased at fair market value. The Loss Sharing Agreements do not apply to subsequently acquired, purchased or originated assets.

Pursuant to the terms of the Loss Sharing Agreements, the Covered Assets are subject to a stated loss threshold whereby the FDIC will reimburse Customers Bank for 80% of losses, calculated, in each case, based on UPB plus certain interest and expenses. The carrying value of the FDIC indemnification asset at July 9, 2010 was $21.4 million. Customers Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC pays Customers Bank in reimbursement under the Loss Sharing Agreements. The FDIC's obligation to reimburse Customers Bank for losses with respect to the covered assets began with the first dollar of loss incurred.

The Covered Loans acquired in connection with the acquisition include all:

•	one-to-four family residential real estate loans (both owner occupied and investor-owned);
•	home equity loans;
•	all other loans (including commercial, commercial real estate and consumer loans);
•	funding of assumed commitments and permitted advances and permitted amendments; and
•	other real estate owned.

The Loss Sharing Agreements require Customers Bank to follow specific servicing procedures and to undertake loss mitigation efforts. Additionally, the FDIC has information rights with respect to Customers Bank’s performance under the Loss Sharing Agreements, requiring it to maintain detailed compliance records.

Customers Bank has received $11.9 million from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for losses incurred as of September 30, 2010.

Acquisition of ISN Bank

On September 17, 2010, Customers Bank entered into a Purchase and Assumption Agreement with the FDIC as receiver to acquire substantially all of the assets and assume all of the non-brokered deposits and substantially all other liabilities of ISN Bank. Excluding the effects of acquisition accounting adjustments, Customers Bank acquired approximately $79.8 million in assets and assumed $72.1 million in liabilities. The fair value of the assets acquired was $78.1 million and the fair value of the liabilities assumed was $76.4 million. Customers Bank received a net cash consideration from the FDIC in the amount of $5.9 million.

The transaction consisted of assets with a fair value of $78.1 million, including $51.7 million of loans (with a corresponding UPB of $58.2 million), a $5.0 million FDIC loss sharing receivable, $6.2 million of investment securities, $12.9 million of cash and cash equivalents, $1.5 million of foreclosed assets, and $735,000 of other assets. Liabilities with a fair value of $76.4 million were also assumed, including $71.9 million of non-brokered deposits, and $4.5 million of other liabilities.

Concurrently with the acquisition of ISN Bank, Customers Bank entered into Loss Sharing Agreements with the FDIC that cover certain legacy assets, including the entire loan portfolio and OREO, and certain purchased investment securities, including private-label mortgage-backed securities and non-investment grade securities. At September 17, 2010, the covered assets consisted of assets with a book value of $60.0 million. The total UPB of the covered assets at September 17, 2010 was $58.2 million. Customers Bank acquired other ISN Bank assets that are not covered by the Loss Sharing Agreements with the FDIC including cash, certain investment securities purchased at fair market value and other tangible assets. The Loss Sharing Agreements do not apply to subsequently acquired, purchased or originated assets.

Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse Customers Bank for 80% of losses, calculated, in each case, based on UPB plus certain interest and expenses. The carrying value of the FDIC indemnification asset at September 17, 2010 was $5.0 million. Customers Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC pays Customers Bank in reimbursement under the Loss Sharing Agreements. The FDIC's obligation to reimburse the Company for losses with respect to the covered assets began with the first dollar of loss incurred.

The Covered Loans acquired in connection with the acquisition include all:

•	one-to-four family residential real estate loans (both owner occupied and investor-owned);
•	home equity loans;
•	all other loans (including commercial, commercial real estate and consumer loans);
•	funding of assumed commitments and permitted advances and permitted amendments; and
•	other real estate owned.

The Loss Sharing Agreements require Customers Bank to follow specific servicing procedures and to undertake loss mitigation efforts. Additionally, the FDIC has information rights with respect to Customers Bank’s performance under the Loss Sharing Agreements, requiring it to maintain detailed compliance records.

Customers Bank has not submitted its first certificate to the FDIC for reimbursements under the ISN Loss Sharing Agreements, but expects to submit its first certificate for the period ending December 31, 2010.

Properties

Customers Bank leases its corporate headquarters and a full service branch, which are located in a freestanding building at 99 Bridge St., Phoenixville, Chester County, PA 19460, wherein Customers Bank leases approximately 15,298 square feet on 2 floors.  The lease on this location expires in 2022.

Customers Bank leases office space totaling 8,000 square feet at 1015 Penn Avenue, Wyomissing, Pennsylvania which comprises the intended corporate headquarters of CBI and a full service branch that opened in mid-2010. The lease on this location expires in 2015.

In addition to the corporate headquarters, Customers Bank leases properties in the 2,300 to 3,300 square foot range where it maintains full service commercial bank branches at 155 East Lancaster Ave. in Wayne, Pennsylvania, 215 Lancaster Avenue in Malvern, Pennsylvania, 3557 West Chester Pike in Newtown Square, Pennsylvania and 73 Old Dublin Pike in Doylestown, Pennsylvania, 1 S. Main St. Yardley, Pennsylvania and  601 North Main St., Port Chester, New York.  The leases on these locations expire in 2013, 2014, 2014, 2015, 2015 and 2015 respectively.

Customers Bank also leases 5,500 square feet of property at 513 Kimberton Road in Phoenixville, Pennsylvania where it maintains a full service commercial bank branch and corporate offices.  The lease on this location expires in 2013.

Customers Bank subleases 5,059 square feet of space in Hamilton, New Jersey from which it conducts its mortgage warehouse lending activities.  The lease on this location expires in 2015.

The total minimum cash lease payments for Customers Bank’s current office, branch offices and mortgage warehouse lending locations amounts to approximately $100 thousand per month.

Customers Bank further intends to open four new full service commercial bank branches or other offices in 2011, and has signed leases for two such locations in Middletown Township, Pennsylvania and Hamilton, New Jersey ranging from 1,600 square feet to 2,500 square feet, and with lease expiration dates in 2012 and 2015, respectively.

Actual branch and office openings and timing of such openings will depend on satisfaction of a variety of other contingencies, including signing of appropriate agreements, completion of any construction work, compliance with any local regulatory matters, and satisfactory staffing arrangements.

The aggregate minimum cash lease payments associated with the three leases that have been proposed for the offices are approximately $35,000 per month.

Legal Proceedings

On May 14, 2010, Alliance Bank, a bank located in Broomall, Delaware County, Pennsylvania, commenced a civil action in the U.S. District Court for the Eastern District of Pennsylvania, seeking preliminary and permanent injunctive relief as well as compensatory and punitive damages against Customers Bank.  The lawsuit arises from Alliance’s allegations that Customers Bank’s use of the name and trademark “CUSTOMERS 1st BANK” infringes Alliance’s federal trademark registration for the mark CUSTOMER FIRST®.  The specific relief requested by Alliance includes (a) the entry of a preliminary and permanent injunction against Customers Bank from using the mark “CUSTOMERS 1st BANK” or any other similar designation in connection with Customers Bank’s banking services; (b) an order that Customers Bank is to remove and/or destroy all commercial and promotional materials using or showing the mark “CUSTOMERS 1st BANK” in connection with Customers Bank’s banking services; (c) an order that Customers Bank should to pay Alliance compensatory and punitive damages as determined at a trial on the merits; and (d) an order that Customers Bank should pay Alliance an amount equal to Customers Bank’s profits realized through the alleged infringing conduct, as well as court costs, reasonable attorney fees, and pre- and post-judgment interest. On July 27, 2010, the court issued an order entering a preliminary injunction against Customers Bank’s continued use of the name and mark “Customers 1st Bank” in connection with any banking and financial services.  Customers Bank has accordingly ceased use of the name “Customers 1st Bank” in accordance with the Order.

On November 15, 2010, Customers Bank filed suit against Open Solutions, Inc. (“OSI”) in the United States District Court for the Eastern District of Pennsylvania, seeking damages for failure to assist in the conversion of system and customer information associated with the former USA Bank, which was acquired by Customers Bank in an FDIC assisted transaction in July 2010, and requesting injunctive relief to compel OSI to assist with the deconversion of the former USA Bank's systems. OSI filed counterclaims against Customers Bank on November 24, 2010, asserting claims for breach of contract and breach of settlement agreement.  In support of its breach of contract claim, OSI alleges that Customers Bank "assumed" the former-USA Bank agreements and is bound by those agreements.   In support of its breach of settlement agreement claim, OSI alleges that Customers Bank entered into a settlement agreement with OSI related to the deconversion process, but has refused to comply with the agreement.  OSI claims that it has sustained damages in excess of $1 million.  Customers Bank disputes that it has any liability to OSI and has filed a motion to dismiss OSI's breach of contract claims.  This case has been placed on an expedited track and is currently scheduled for trial on February 24, 2011.  The parties have begun discovery, which is expected to be concluded in January 2011.

Although Customers Bank from time to time is involved in various legal proceedings in the normal course of business, other than as described above, there are no material legal proceedings to which it is a party or to which its property is subject.

Management

The names, ages and positions of each of the directors and executive officers of Customers Bank, together with descriptions of the business backgrounds of each of the directors and named executive officers, are provided in “CUSTOMERS BANK AND CBI'S BOARD OF DIRECTORS AND MANAGEMENT” beginning on page 105 of this Joint Proxy Statement-Prospectus.

CUSTOMERS BANK AND CBI’S BOARDS OF DIRECTORS AND MANAGEMENT

Customers Bank’s and CBI’s board members are:

Name	Director Since	Position	Age	Term Expires:
Bhanu Choudhrie	2009	Director	32	2012
Richard A. Ehst	2009	Director, President and Chief Operating Officer	64	2011
John R. Miller	2010	Director	64	2013
Kenneth B. Mumma, J.D.	1997	Director (former Chairman and CEO)	52	2013
Daniel K. Rothermel, J.D.	2009	Director, Lead Independent Director	72	2013
Jay S. Sidhu	2009	Director, Chairman and Chief Executive Officer	59	2012
T. Lawrence Way, CPA J.D.	2005	Director	62	2011
Steven J. Zuckerman	2009	Director	46	2011

There are no arrangements or understandings between any director and any other persons pursuant to which a director was or is to be selected as a director or nominee.

Below are the biographies of Customers directors:

Jay S. Sidhu, Chairman and Chief Executive Officer

Mr. Sidhu joined Customers Bank as Chairman and Chief Executive Officer in the second quarter of 2009.  Before joining Customers Bank, Mr. Sidhu was the Chief Executive Officer of Sovereign Bank from 1989 and its Chairman from 2002 until his retirement on December 31, 2006, and the Chairman and Chief Executive Officer of SIDHU Advisors, LLC, a consulting firm.  He has received Financial World’s CEO of the year award and named Turnaround Entrepreneur of the Year.  He has received many other awards and honors, including a Hero of Liberty Award from the National Liberty Museum.  In May 2010, Mr. Sidhu was named the Executive Chairman of the board of directors of Atlantic Coast Federal Corporation, the holding company for Atlantic Coast Bank, a federal savings bank with main offices in Waycross, Georgia.  Mr. Sidhu has also served on the boards of numerous businesses and not-for-profits, including as a member of the board of Grupo Santander.  He obtained an MBA from Wilkes University and is a graduate of Harvard Business School’s Leadership Course.  Mr. Sidhu also helped establish the Jay Sidhu School of Business and Leadership at Wilkes University.

Mr. Sidhu’s demonstration of day-to-day leadership combined with his extensive banking sector experience provide the board with intimate knowledge of Customers Bank’s direction and strategic opportunities.

Richard Ehst, President and Chief Operating Officer

Mr. Ehst joined Customers Bank as President and Chief Operating Officer in August 2009.  Mr. Ehst was previously an Executive Vice President, Commercial Middle Market, Mid-Atlantic Division, of Sovereign Bank.  Before this role, Mr. Ehst served as Regional President for Berks County from 2004 until 2009 and Managing Director of Corporate Communications for Sovereign from 2000 until 2004 where his responsibilities included reputation risk management and marketing services support systems. Mr. Ehst also began serving as a member of the County of Berks Workforce Investment board of directors in 2009.  Before joining Sovereign Bank, Mr. Ehst was an independent consultant to more than 70 financial institutions in the mid-Atlantic region, including Sovereign Bank, where he provided guidance on regulatory matters, mergers and acquisitions, and risk management.

Mr. Ehst has superior knowledge and lengthy experience in the banking industry, as well as superlative business development skills which provide significant value to the board.

Bhanu Choudhrie, Director

Mr. Choudhrie has been Executive Director of C&C Alpha Group Limited, a London based family private equity group, since November 2006, and was the Executive Director of C&C Business Solutions Ltd. from June 2003 to November 2006.  In July 2010, Mr. Choudhrie became a director of Atlantic Coast Federal Corporation, the holding company for Atlantic Coast Bank, a federal savings bank with main offices in Waycross, Georgia.   Mr. Choudhrie is a private equity investor with investments in the United States, United Kingdom, Europe and Asia.  C&C Alpha Group was founded in 2002.  The company, with global headquarters in London, has established offices in several countries.  Its team comprises entrepreneurs, financial analysts, project developers, project managers and strategy consultants.

As an executive of a UK-based firm with international interests, Mr. Choudhrie provides the board with a global market perspective.

Kenneth B. Mumma, Director and Chairman of the Executive Committee

Mr. Mumma is the former Chairman and CEO of Customers Bank who founded Customers Bank in 1997.  Prior to his joining Customers Bank, he was engaged in the private practice of law.  He is a graduate of Franklin & Marshall College and received his J.D.  from Villanova School of Law.  He also received his certificate from the Central Atlantic School of Banking.  His strong civic commitment is demonstrated by his participation in a number of the area’s nonprofit organizations.

As one of Customers Bank’s original founders, Mr. Mumma brings to the board his entrepreneurial experience, keen strategic insights, institutional knowledge and deep commitment to Customers’ enterprise.

Daniel K. Rothermel, Director and Chairman of the Risk Management Committee

Mr. Rothermel has been the President and Chief Executive Officer of Cumru Associates, Inc., a private holding company located in Reading, Pennsylvania since 1989, and served over twenty years on the board of directors of Sovereign Bancorp and Sovereign Bank.  At Sovereign, he was lead independent Director and served on the Audit, Governance, and Risk Management Committee and was chairman of the Executive Committee.  He is a graduate of The Pennsylvania State University with a B.S. in Business Administration (finance and accounting) and of the American University with a Juris Doctor.

Mr. Rothermel’s background as an attorney and general counsel, plus his extensive service as director of Sovereign Bank provide unique and valuable perspective to the board.

John R. Miller, Director

Mr. Miller has been a member of the Board of Trustees of Wilkes University since 1996, including a tenure as Chairman of the Board from 2005 to 2008.  He has also been the Chairman of the Board of Trustees of the Osborn Retirement Community since 2006.  Mr. Miller served in various capacities as an accountant at KPMG, LLP, a global accounting, tax and advisory firm, from 1968 to January 2005, including a tenure as Vice Chairman from 1999 to 2004, as a member of the Board of Directors from 1993 to 1997, and as a member of the Management Committee from 1997 to 2004.  He was the Chairman of the United States Comptroller General’s Governmental Auditing Standards Advisory Council from 2001 to 2008.  He has received the Ellis Island Medal of Honor, recognizing distinguished Americans who have made significant contributions to the nation’s heritage.  Mr. Miller is a graduate of Wilkes University with a B.S. in Commerce and Finance and is registered as a certified public accountant in both Pennsylvania and New York.

Mr. Miller’s 36 years of experience at KPMG, LLP and 7 years as Chairman of the US Comptroller’s General Auditing Standards Advisory Council have given him valuable experience and insight into auditing, accounting and financial reporting, making him a valuable asset to Customers Bank’s board.  If elected, Mr. Miller will be considered an independent member of Customers Bank’s board of directors, as independence for board members is defined under NASDAQ Rules.  It is not currently known on which committees Mr. Miller will serve for Customers Bank’s board of directors.

T. Lawrence Way, Director and Chairman of the Audit Committee

Mr. Way is the Chairman of Alco Industries, Inc.  and has been its CEO since 2000.  Over the years, Mr. Way held various positions at Alco Industries, Inc., including a stretch as interim Chief Financial Officer.  He is a Certified Public Accountant, received a Masters in Business Administration from Mount St. Mary’s College, a Juris Doctor degree from Rutgers-Camden School of Law, and graduated from Tufts University.  He has experience in varied management, finance, operations and mergers and acquisitions.

Mr. Way’s background as an attorney and certified public accountant, as well as his experience leading a company through the current economic, social and governance issues as Chairman and Chief Executive Officer of Alco Industries, Inc., make him well-suited to serve on the board.

Steven J. Zuckerman, Director

Mr. Zuckerman, President and CEO of Clipper Magazine, graduated from Franklin & Marshall College with a B.A.  in Business Management in 1985.  While in college, he co-founded the Campus Coupon Clipper, a predecessor to Clipper Magazine, now, a full-service media company, with numerous subsidiaries, including Loyal Customer Club, Spencer Advertising & Marketing, Clipper Web Development, The Menu Company, Total Loyalty Solutions, Clipper Graphics and Clipper TV.  Clipper Magazine has over 550 individual market editions in over 31 states with 1,200 employees around the country, including approximately 500 in Lancaster County, Pennsylvania.  He is a partner in Opening Day Partners, owner and operator of the Atlantic League of Professional Baseball Teams and Stadiums in New Jersey, Maryland and South Central Pennsylvania.

Mr. Zuckerman’s experience in the advertising industry make him uniquely situated to provide the board with insight in the key areas of marketing and customer strategies.

Executive Officers

Thomas Brugger, Chief Financial Officer - Age 43

Mr. Brugger is the Chief Financial Officer.  He joined Customer Bank in September 2009.  Mr. Brugger was employed by Sovereign Bank for 15 years in the roles of Corporate Treasurer, Chief Investment Officer and Portfolio Manager.  At Sovereign Bank, Mr. Brugger was responsible for investment portfolio management, wholesale funding, liquidity, regulatory and economic capital, securitization, interest rate risk, business unit profitability, budgeting, and treasury operations.  He was Chairman of the Asset/Liability committee and all pricing committees.  In addition, he participated in 19 acquisitions while at Sovereign Bank.  Before Sovereign Bank, he worked in the treasury department and internal audit at Independence Bancorp.

Warren Taylor, President and Director of Community Banking - Age 52

Mr. Taylor is the President and Director of Community Banking.  He joined Customers Bank in July 2009.  Prior to Customers Bank, Mr. Taylor was employed by Sovereign Bank for 20 years in the role of Division President.  At Sovereign Bank, Mr. Taylor was responsible for retail banking in various markets in southeastern Pennsylvania and central and southern New Jersey.  Mr. Taylor was actively involved with team member selection from the branch manager role and higher.

Glenn A. Hedde, President of Customers Bank Mortgage Warehouse Lending  - Age 49

Mr. Hedde is the President of Customers Bank Mortgage Warehouse Lending.  He joined Customers Bank in August 2009, and immediately prior to that he provided consulting services in the banking, mortgage banking and multi-family lending industries.  Mr. Hedde was the President of Commercial Operations at Popular Financial Holdings, LLC from 2000 to 2008.  During his time at Popular Financial, Mr. Hedde was a member of a senior leadership team with direct responsibility for management of more than $300 million assets in mortgage warehouse lending.  Additionally, Mr. Hedde was responsible for business development, risk management, collateral operations and compliance.  Mr. Hedde also previously worked in mortgage banking, business development, and credit quality management for various companies including GE Capital Mortgage Services, Inc. and PNC Bank.

BOARD GOVERNANCE

Information about Customers Bank’s Board of Directors

During 2010, Customers’ boards of directors held 19 meetings, excluding committee meetings, which are described below.   See “DIRECTOR COMPENSATION TABLE” and the notes and narratives below such table, beginning on page 125 of this Joint Proxy Statement-Prospectus, for more information on director fees.

In 2010, each of the directors of Customers Bank attended at least 75% of the aggregate of (1) the total number of board meetings held while he was a director, and (2) the total number of meetings held by committees during his service on those committees.

The table below highlights the current membership composition of Customers Bank’s various board level committees:

Name	Executive	Audit	Risk Management	Compensation	Nominating and Corporate Governance
Bhanu Choudhrie		X		X	X
Richard Ehst			X
Kenneth Mumma	X*		X
Daniel Rothermel	X	X	X*	X	X*
Jay Sidhu	X		X
T. Lawrence Way	X	X*	X		X
Steven Zuckerman				X	X
John R. Miller		X	X		X
* Committee Chair

After more than 10 years of service as a director, John J. Sickler’s term on the boards of Customers Bank and CBI expired at Customers Bank’s December 9, 2010 annual meeting of shareholders and Mr. Sickler determined not to seek reelection.  During 2010, Mr. Sickler served as a member of the Executive Committee, and Chair of the Compensation Committee.

Board Leadership Structure

The board of directors believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the business and the financial services industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent directors and management have different perspectives and roles in strategy development.  Customers Bank’s independent directors bring experience, oversight and expertise from outside Customers Bank and industry, while the Chief Executive Officer brings industry-specific experience and expertise. The board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development, and its execution, and facilitates information flow between management and the board, which are essential to effective governance.

One of the key responsibilities of the board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between management and strategy development on the one hand and independent oversight on the other.

Daniel K. Rothermel, an independent director who serves as Chairman of the Risk Management and Nominating and Corporate Governance Committees, was selected by the board of directors to serve as the Lead Director.  As Lead Director, Mr. Rothermel presides over all board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Oversight

The board of directors believes that establishing the right “tone at the top” and full and open communication between management and the board of directors are essential for effective risk management and oversight. At each regular board meeting, the directors receive a summary on areas of material risk to Customers Bank, including credit, market, liquidity and operational risk.  These summary reports are in a scorecard structure and they assist the directors in the early identification of risks.  The board also created a board Risk Management Committee and a management Risk Committee to monitor and oversee all risk of Customers Bank in a more detailed fashion.  The board can ask either committee to research issues and address any risk issues that merit additional focus and attention.  These committees will develop recommendations to manage risk and will bring any material issues to the attention of the full board.

The board of directors has an active role, as a whole and also at the committee level, in overseeing management of Customers Bank’s risks.  The Audit Committee assists the board of directors in fulfilling its oversight responsibilities with respect to areas of financial reporting and compliance with laws, rules and regulations applicable to us, including those related to accounting regulation.  The Audit Committee is composed of independent, non-executive directors free from any relationship that would interfere with the exercise of his or her independent judgment.  The independent auditors are ultimately accountable to the Audit Committee and the board of directors.  The Audit Committee reviews the independence and performance of the auditors and annually recommends to the board of directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.  The chief internal auditor reports directly to the Audit Committee. The annual risk assessment and internal audit plan are approved by the Audit Committee.  The Audit Committee performs other oversight functions as requested by the board of directors.

The Compensation Committee assists the board of directors in fulfilling its oversight responsibilities with respect to Customer’s Bank’s compensation policies and programs.  The Nominating and Corporate Governance Committee will assist the board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board of directors organization and membership, and succession planning for Customers Bank’s directors.

Director Independence

Each of Messrs. Rothermel, Way, Zuckerman and Choudhrie was considered independent in 2010, as independence for board members is defined under NASDAQ Rules.  In determining that Messrs. Rothermel, Way, Zuckerman and Choudhrie meet the definition of independent, the board of directors considered routine banking transactions between Customers Bank or its affiliates and each of the directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any contributions Customers Bank made to non-profit organizations with whom any of the directors are associated, and any transactions that are discussed under “TRANSACTIONS WITH RELATED PARTIES” beginning on page 130 of this Joint Proxy Statement-Prospectus. In addition, when determining Mr. Zuckerman’s independence, the board considered and deemed immaterial certain advertising arrangements Customers Bank has with Clipper Magazine and its affiliates, for which Mr. Zuckerman is the Chief Executive Officer.

Executive Committee

The Executive Committee of the board of directors can act on behalf of the board of directors in between meetings of the full board, to the extent permitted by law, in order to carry out the business of Customers Bank.

The Executive Committee held 2 meetings during 2010.

Nominating and Corporate Governance Committee

In April 2010, Customers established a Nominating and Corporate Governance Committee.  This committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full board. The Nominating and Corporate Governance Committee will review and assess the adequacy of Customers Bank’s corporate governance guidelines, personal codes of conduct and related internal policies and guidelines, assist the board of directors in interpreting and applying corporate governance guidelines, and recommend any proposed changes to the board of directors for approval. The Nominating and Corporate Governance Committee has a charter which is attached as Annex D to this Joint Proxy Statement-Prospectus.  The board of directors has determined that each member of Nominating and Corporate Governance Committee is independent as defined under NASDAQ Rules.

The Nominating and Corporate Governance Committee held 2 meetings during 2010.

Director Nominations
Customers Bank’s bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the board of directors at Customers Bank’s Annual Meeting.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:

•	The appropriate size of board of directors and its Committees;

•	The perceived needs of the board for particular skills, background, and business experience;

•	The skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the board; and

•	The nominees’ independence from management.

There are no stated minimum criteria for director nominees, and the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in Customers Bank’s best interests and the interests of it’s shareholders.  The Committee does, however, believe it appropriate for at least one member of the board to meet the criteria for an “audit committee financial expert,” that a majority of the members of the board meet the definition of “independent director” under NASDAQ Rules, and that one or more key members of management participate as members of the board.

While Customers Bank has no formal policy with respect to diversity on the board, in order to enhance the overall quality of the board’s deliberations and decisions, the Nominating Committee and Corporate Governance Committee seeks candidates with diverse professional backgrounds and experiences, representing a mix of industries and professions with varied skill sets and expertise.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the expiring class of directors willing to continue in service.  Current members of the expiring class with skills and experience that are relevant to Customers Bank’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by members of the expiring class with that of obtaining a new perspective.  If any member of the expiring class does not wish to continue in service or if the Nominating and Corporate Governance Committee or the board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee, and discusses with the board suggestions as to individuals that meet the criteria.  The Committee has not engaged third parties to identify, evaluate, or assist in identifying potential nominees, but relies on community and business contacts it has established through its directors, officers and professional advisors to help it identify potential director candidates when a specific need is identified.

The Nominating and Corporate Governance Committee will evaluate any recommendation for a director nominee proposed by a shareholder.  In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s procedures for evaluating potential director nominees, any recommendation for director nominee must be submitted in accordance with Customers Bank procedures for shareholder nominees.  Customers Bank’s bylaws require that all nominations made by a shareholder must be made in writing, delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, to the Secretary of Customers Bank not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the shareholders called for the election of directors. If less than thirty (30) days' notice of the meeting is given to the shareholders, the nomination shall be delivered or mailed to the Secretary not later than the close of the seventh (7th) day following the day on which notice of the meeting was mailed to shareholders.  Every nomination must include: (a) the consent of the person nominated to serve as a director; (b) the name, age, business address and residence address of the nominee; (c) the principal occupation or employment of the nominee; (d) the number of shares of Customers Bank beneficially owned by the nominee; (e) the name and address of the notifying shareholder; and (f) the number of shares of Customers Bank owned by the notifying shareholder.

Audit Committee

The Audit Committee oversees accounting and financial reporting processes and the audits of Customers Bank’s financial statements.  For this purpose, the Audit Committee performs several functions:

•	Approves in advance the engagement of the independent registered public accounting firm for all audit and non-audit services, and approves the fees and other terms of the engagement;

•
Maintains responsibility for the appointment, compensation, retention, and oversight of Customers Bank’s independent registered public accounting firm and evaluates the qualifications, performance, and independence of the independent registered public accounting firm;

•
Reviews, with Customers Bank’s independent registered public accounting firm, any significant difficulties, disagreements, or restrictions encountered during the course of the audit, and reviews any management letters issued by the independent registered public accounting firm;

•
Reviews the critical accounting policies and all alternative treatments of financial information discussed by the independent registered public accounting firm with management, and reviews with management significant judgments made in the preparation of financial statements;

•	Reviews, with management and Customers Bank’s independent registered public accounting firm, the financial reporting processes and internal financial controls;

•	Reviews the annual audited financial statements and recommends to the board of directors their inclusion in the annual report;

•	Reviews the quarterly financial statements and earnings press releases;

•	Reviews and approves any related party transactions;

•
Establishes and oversees procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal controls or auditing matters; reviews changes in, or waivers of, Customers Bank’s Code of Ethics, and as requested by the board, reviews and investigates any conduct alleged to be in violation of the Code of Ethics; and

•
Periodically reviews and discusses with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 61 (Codification of Statements on Auditing Standards No. 380) and any formal written statements received from the independent registered public accounting firm.

The Audit Committee held 7 meetings during 2010.

The board of directors has determined that, during 2010, Mr. Way would qualify as a “financial expert” within the meaning of that term in the SEC regulations dealing with audit committee financial experts.  It has also determined that Messrs. Choudhrie, Rothermel and Way are “independent” within the meaning of that term under NASDAQ Rules.  Customers Bank’s board of directors has adopted a written charter for the Audit Committee.  The Audit Committee reviews and reassesses the charter for adequacy on an annual basis.

Compensation Committee

The Compensation Committee of the board of directors:

•
Periodically reviews and advises the board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of Customers Bank’s compensation programs for executive officers and directors relative to comparable companies in the industry;

•	Reviews and makes recommendations regarding all benefit programs and human resource policies;

•	Reviews the performance of the CEO on an annual basis and sets goals for the coming year;

•	Reviews and approves corporate and personal performance goals and objectives relevant to the compensation of all executive officers, and sets all executive compensation;

•	Makes recommendations to the board regarding the establishment and terms of incentive compensation plans and equity compensation plans, and administers such plans;

•	Approves grants of options, restricted stock, and other awards to all executive officers and directors;

•
Approves compensation related matters outside the ordinary course to executive officers and directors, including but not limited to employment contracts, change-in-control provisions, severance arrangements, and material amendments thereto; and

•	Makes recommendations to the board regarding director compensation in conjunction with the Nominating & Corporate Governance Committee.

The Compensation Committee held 3 meetings during 2010.

The board of directors has determined that, except for Mr. Sickler, each of the members of the Compensation Committee in 2010 was “independent” within the meaning of that term under NASDAQ Rules.

Risk Management Committee

 The Risk Management Committee of the board of directors:

•	Assists the full board in oversight of Customers Bank’s risk governance process and framework;

•	Reviews and approves Customers Bank’s significant risk assessment and management policies; and

•	Reviews management information regarding enterprise risk.

Customers Bank’s Risk Management Committee held 4 meetings during 2010.

Director Attendance at Annual Meetings

While Customers Bank has no formal policy regarding director attendance at the Annual Meeting, it makes every effort to schedule the Annual Meeting at a time and date to maximize attendance by directors taking into account the directors’ schedules.  The Annual Meetings provide an opportunity for shareholders to communicate with directors and have requested that all directors make every effort to attend the Annual Meetings.  Historically, more than a majority of the directors have done so; for example, in 2010, 7 of Customers Bank’s then directors attended the 2010 Annual Meeting of Customers Bank.

Compensation Committee Interlocks and Insider Participation

Messrs. Choudhrie, Rothermel, Sickler and Zuckerman served as members of the Compensation Committee in 2010.  None of the members of the Compensation Committee was an officer or employee of CBI or Customers Bank during the year 2010 or during prior years, with the exception of a portion of 2009 when Mr. Sickler served as interim Chairman of the Board.  None of the members of the Compensation Committee had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K under the Securities Act nor any other interlocking relationships as defined by the SEC.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Customers Bank’s Compensation Objectives and the Focus of Compensation Rewards

Customers Bank’s compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and motivate performance in a manner that maximizes corporate performance while ensuring that these programs do not encourage unnecessary or excessive risks that threaten the value of the bank. Customers Bank seeks to align individual performance with long-term strategic business objectives and shareholder value, and believes that the combination of executive compensation provided fulfills these objectives.

Currently, Customers Bank’s executive compensation program has three key elements: (1) salary; (2) bonus and (3) long-term equity incentives. The mix of short term performance incentives versus long term incentives are reviewed annually with the intention of achieving a reasonable balance of those incentives. Customers Bank does not have set percentages of short term versus long term incentives.

Compensation philosophy is determined by the board of directors, based upon the recommendations of the Compensation Committee, which is comprised solely of independent directors.  Customers Bank’s chief executive officer makes recommendations to the Compensation Committee concerning the compensation of other executive officers, but does not participate in establishing his own compensation.

The guiding principle of Customers Bank’s compensation philosophy is that the compensation of executive officers should be based primarily on the financial performance of the Bank, and partially on individual performance. While this “pay-for-performance” philosophy requires the Compensation Committee to first consider the Bank’s profitability, the Committee does not intend to reward unnecessary or excessive risk taking. These principles are reflected in the specific elements of the compensation program, particularly the incentive bonus program, as described below.

Role of the Compensation and Corporate Governance Committee

The Compensation Committee assists the Board of Directors in discharging its responsibilities regarding Customers Bank’s compensation and benefit plans and practices. Authority granted to the Compensation Committee is established by the board of directors. The Compensation Committee met as necessary in 2010. The Compensation Committee strongly considered the recommendations of the Chief Executive Officer regarding the other named executive officers. The actions of the Compensation Committee were presented for discussion at meetings of the full Board of Directors.

Specific Elements of the Compensation Program

Described below are the specific elements of Customers Bank’s compensation program for executive officers.

Salary

Customers Bank believes that a key objective of the salary structure is to maintain reasonable “fixed” compensation costs, while taking into account the performance of the executive officers.  Base salaries are paid to executive officers on a bi-weekly basis, and are reviewed annually by the Compensation Committee as described in “Compensation Methodology,” above. The Compensation Committee determines if any base pay changes should be made for executive officers. All of the named executive officers for 2010 joined Customers Bank in 2009, and their initial base salaries were established by the Compensation Committee.  Base pay changes, if any, are normally determined after considering the executive’s current base pay position relative to Customers Bank’s peer group, Customer Bank’s performance and the individual’s contribution to that performance for the prior year and the national and regional economic conditions, their effect upon Customer Bank and how the executive has dealt with them within his or her area of responsibility.

In 2010, the Compensation Committee decided not to raise salaries of the named executive officers because such officers had been with Customers Bank only since 2009.

Bonuses

Bonuses are designed to motivate executives by rewarding performance. The Compensation Committee considers the Customers Bank’s financial performance, including growth and various financial measures. As with base salary, the Compensation Committee also considers national and regional economic conditions. The chief executive officer makes recommendations to the Compensation Committee with respect to the annual bonus of the other executive officers, based on their respective contributions to the performance of the areas for which they are responsible.  Based on the Customers Bank’s 2009 performance, limited bonuses were paid to the named executive officers in 2010.

Long-Term Equity Incentive Compensation

Customers Bank’s shareholders approved the Management Stock Purchase Plan, the 2010 Stock Option Plan and  the Bonus Retention and Recognition Plan (referred to collectively as “equity compensation programs”) at the 2010 annual meeting of shareholders held on December 9, 2010.

Customers Bank’s equity compensation program permits the bank to grant stock options, restricted stock awards and restricted stock unit awards. Stock options were granted to executive officers in 2010 at an exercise price equal to the then current market price of Customers Bank’s Voting Common Stock. Stock options, restricted stock awards and restricted stock unit awards may be recommended by the Compensation Committee and granted by the board under the equity compensation program on a discretionary basis.

Perquisites, Post-Retirement and Other Elements of Compensation for Executive Officers

In order to attract and retain qualified executives, Customers Bank provides executives with a variety of benefits and perquisites, consisting primarily of retirement benefits through a 401(k), executive life insurance, and the use of automobiles. Details of the values of these benefits and perquisites that were paid to the named executive officers in 2010 may be found in the footnotes and narratives to the summary compensation table.

Employment and Other Agreements

Customers Bank has entered into Employment Agreements with each of Messrs. Sidhu, Ehst and Brugger, and a Supplemental Executive Retirement Plan Agreement with Mr. Sidhu, the material elements of which are described elsewhere in this Joint Proxy Statement-Prospectus.  See "EMPLOYEE BENEFITS - Officer Employment Agreements" beginning on page 126.

Consideration of Risk

Customers Bank’s compensation methods are discretionary and balance short and long-term goals for it’s executive officers.  The Compensation Committee strives to provide strong incentives to manage Customers Bank for the long-term, while avoiding excessive risk taking in the short term. Goals and objectives reflect a fair mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. As a matter of best practice, beginning in 2010, the Compensation Committee intends to annually review the relationship between the risk management practices and the incentive compensation provided to the executive officers to confirm that the incentive compensation does not encourage unnecessary and excessive risks.

Risk Management Checks and Balances

 The Committee believes that the design and governance of Customers Bank’s executive compensation program is consistent with the highest standards of risk management.  The design of the executive compensation program supports Customers Bank’s risk management goals through an interlocking set of checks and balances.

•
Rather than determining incentive compensation awards based on a single metric, the Compensation Committee applies a principled framework that considers a balanced set of financial performance metrics that collectively best indicate successful management.

•
In addition to financial metrics, the Committee applies its informed judgment taking into account factors such as quality and sustainability of earnings, successful implementation of strategic initiatives and adherence to risk and compliance policies and other core values of Customers Bank.

•
To further ensure that executive officers are focused on long-term performance, a significant portion of the incentive award is provided as a long-term equity award that does not become earned and paid until three to five years after the grant date.

•	Use of equity awards aligns executive officers’ interests with the interests of shareholders, and the significant stock ownership requirements further enhance this alignment.

Together, these features of the executive compensation program are intended to:

•	Ensure that compensation opportunities do not encourage excessive risk taking;

•	Focus executive officers on managing the bank towards creating long-term, sustainable value for shareholders; and

•	Provide appropriate levels of realized rewards over time.

Compliance with Section 409A of the Internal Revenue Code

The executive compensation arrangements are intended to be maintained in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements and tax penalties on the affected employees if their deferred compensation arrangements do not comply with those restrictions.

SUMMARY COMPENSATION TABLE

The following table sets forth information for each of the named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008:  (1) the dollar value of base salary and bonus paid; (2) option awards; (3) all other compensation; and (4) the dollar value of total compensation.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($) (4)	Option Awards ($) (2)		All Other Compensation ($) (3)		Pension ($) (6)	Total ($)
Jay S. Sidhu	2010	225,000	345,335	1,075,000	1,683,809		7,599		2,561,677	5,898,420
Chairman & CEO	2009	120,835	--	--	684,923	(2)	18,762	(5)	--	824,520
	2008	--	--	--	--		--		--	--
Richard A. Ehst	2010	150,000	102,833	12,500	252,371		21,500		--	539,204
President & COO	2009	55,668	--	--	--		5,461		--	61,129
	2008	--	--	--	--		--		--	--
Thomas R. Brugger	2010	145,000	95,140	125,000	252,371		5,374		--	617,511
EVP & Chief Financial Officer	2009	45,281	--	--	--		2,751		--	48,032
	2008	--	--	--	--		--		--	--
Warren Taylor	2010	134,615	10,000	187,500	51,570		1,508		--	475,193
President and Director of	2009	64,620	--	--	--		632		--	65,252
Community Banking	2008	--	--	--	--		--		--	--
Glenn A. Hedde	2010	125,000	5,000	75,000	10,314		6,073		--	221,387
President of Customers Bank	2009	50,584	--	--	--		1,932		--	52,516
Mortgage Warehouse Lending	2008	--	--	--	--		--		--	--

(1)
The columns disclosing Non-Equity Incentive Plan Compensation and Non- Qualified Deferred Compensation Earnings have been omitted from the table because no named executive officer earned any compensation during 2010, 2009 or 2008 of a type required to be disclosed in those columns.

(2)
Represents the grant date fair value, as calculated in accordance with FASB ASC Topic 718, including 834,350 immediately exercisable warrants to purchase Voting Common Stock of Customers Bank granted to Mr. Sidhu in connection with the 2009 private offering.

(3)
In addition to the items specified in footnotes (5) and (6) below, the amounts listed in this column include for each named executive officer insurance premiums paid under Customers Bank’s insurance plans available to all employees, and matching 401(k) contributions paid under Customers Bank’s 401(k) Retirement Savings and Profit Sharing Plan, as well as car allowance payments for each of Messrs. Ehst and Brugger.  For a summary of Customers Bank’s insurance plans, see “EMPLOYEE BENEFITS-Insurance” at page 125 of this Joint Proxy Statement-Prospectus.  For a summary of the 401(k) Retirement Savings and Profit Sharing Plan, see “EMPLOYEE BENEFITS-401(k) Retirement Savings and Profit Sharing Plan” at page 125 of this Joint Proxy Statement-Prospectus.

(4)
Represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 of awards to purchase shares of Customers Bank Common Stock at a purchase price of $1.00 per share, granted pursuant to the Management Stock Purchase Plan.  For a summary of the Management Stock Purchase Plan, see the description on 118 of this Joint Proxy Statement-Prospectus.

(5)	Includes $14,755 paid as a car allowance for Mr. Sidhu in 2009.

(6)	Reflects the aggregate present value of the benefits under Mr. Sidhu’s supplemental executive retirement plan that became effective upon the acquisition of USA Bank on July 9, 2010.

GRANTS OF PLAN-BASED AWARDS(6)

Name	Grant date	All other stock awards: Number of shares of stock (#) (1)	All other option awards: Number of securities underlying options (#) (2)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Jay S. Sidhu	4/6/2010		1,346,262 (3)	3.25	1,388,534(3)
	7/14/2010		35,000 (4)	3.50	32,071(4)
	7/9/2010	430,000
	12/28/2010		223,262 (5)	4.00	263,204(5)
	4/6/2010		201,939 (3)	3.25	208,280(3)
Richard A. Ehst	7/14/2010		5,250 (4)	3.50	4,811(4)
	7/9/2010	5,000
	12/28/2010		33,489 (5)	4.00	39,481(5)
	4/6/2010		201,939 (3)	3.25	208,280(3)
Thomas R. Brugger	7/14/2010		5,250 (4)	3.50	4,811(4)
	7/9/2010	50,000
	12/28/2010		33,489 (5)	4.00	39,481(5)
Warren Taylor	4/6/2010		50,000 (3)	3.25	51,570(3)
	7/9/2010	75,000
Glenn A. Hedde	4/6/2010		10,000 (3)	3.25	10,314(3)
	7/9/2010	30,000

(1)	Reflects restricted stock shares issued under the Management Stock Purchase Plan at $1.00 per share.
(2)
Includes options awarded on April 6, 2010 with an exercise price of $3.25 and vesting of 20% per year on the first through fifth anniversary date of grant, options awarded on July 14, 2010 to Messrs. Sidhu, Ehst and Brugger with an exercise price of $3.50 and vesting of 20% per year on the first through fifth anniversary date of grant, and options awarded on December 28, 2010 to Messrs Sidhu, Ehst, and Brugger with an exercise price of $4.00 and vesting of 20% per year on the first through fifth anniversary date of grant. All options are non-qualified stock options.

(3)
This value is based upon the Black-Scholes option valuation model, which estimates the present dollar value of Customer Bank’s common stock to be $1.03 per share under option. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include: (a) an expected volatility of 20%; (b) a risk-free rate of return of 3.28%, which equals the zero-coupon rate paid on U.S. Treasury bonds with lives approximating the expected term of the option as of the grant date; (c) Customers Bank’s has not paid dividends through 2010 and (d) an expected term of 7 years.

(4)
This value is based upon the Black-Scholes option valuation model, which estimates the present dollar value of the company’s common stock option to be $0.92 per share under option. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include: (a) an expected volatility of 20%; (b) a risk-free rate of return of 1.82%, which equals the zero-coupon rate paid on U.S. Treasury bonds with lives approximating the expected term of the option as of the grant date; (c) Customers Bank’s has not paid dividends through 2010 and (d) an expected term of 7 years.

(5)
This value is based upon the Black-Scholes option valuation model, which estimates the present dollar value of the company’s common stock option to be $1.178 per share under option. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include: (a) an expected volatility of 20%; (b) a risk-free rate of return of 2.89%, which equals the zero-coupon rate paid on U.S. Treasury bonds with lives approximating the expected term of the option as of the grant date; (c) Customers Bank’s has not paid dividends through 2010 and (d) an expected term of 7 years.

(6)
The columns disclosing Estimated Future Payouts Under Non-Equity Incentive Plan Awards and Estimated Future Payouts Under Equity Incentive Plan Awards have been omitted from the table because no named executive officer earned any compensation of a type required to be disclosed in those columns.

2004 Incentive Equity and Deferred Compensation Plan

During 2004, the shareholders of Customers Bank approved the 2004 Incentive Equity and Deferred Compensation Plan (“2004 Plan”), the purpose of which is to promote the success and enhance the value of Customers Bank by linking the personal interests of the members of the board of directors and Customers Bank’s employees, officers and executives to those of Customers Bank’s shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders of Customers Bank. The 2004 Plan is further intended to provide flexibility to Customers Bank in its ability to motivate, attract and retain the services of members of the board of directors, employees, officers and executives of Customers Bank.

The 2004 Plan is administered by the Compensation Committee of the board of directors.  It provides for the grant of options, some or all of which may be structured to qualify as incentive stock options if granted to employees, and for the grant of stock appreciation rights, restricted stock and unrestricted stock up to a total of 200,000 shares of Voting Common Stock.

The Compensation Committee recently approved equity compensation awards to certain named executive officers and members of senior management under each of the Management Stock Purchase Plan and Stock Option Plan.

Management Stock Purchase Plan

In December 2010, Customers Bank’s shareholders approved Customers Bank’s Management Stock Purchase Plan (the “Management Stock Purchase Plan”), which consists of a pool of 700,000 shares of Common Stock of Customers Bank (or any successor bank or holding company of Customers Bank) that may be offered for purchase by senior management personnel at a deeply-discounted purchase price of $1.00 per share during a short election period.  The Management Stock Purchase Plan is intended to provide Customers Bank with a flexible way to motivate, attract, and retain the services of employees, officers, and executives upon whose judgment, interest, and special effort the successful conduct of Customers Bank’s operation largely depends.  The Management Stock Purchase Plan promotes the success and enhances the value of Customers Bank by linking the personal interests of executive and senior management-level employees of Customers Bank to those of shareholders, and by providing those individuals with an incentive for outstanding performance in order to generate superior returns to shareholders.

The Management Stock Purchase Plan is administered by the Compensation Committee of the board of directors or, in certain cases, by the full board of directors.  The Compensation Committee, or the full board if applicable, has the authority to determine which senior management personnel may be granted the right to purchase shares under the Management Stock Purchase Plan, and to make decisions and interpretations necessary to administer the Management Stock Purchase Plan.  In making determinations, the Compensation Committee may consider the nature of services rendered by the individual, his or her present and potential contributions to Customers Bank’s success and other factors as the Committee in its discretion deems relevant.  Unless sooner terminated by the board, the Management Stock Purchase Plan will expire ten (10) years from the date the Management Stock Purchase Plan was approved by the shareholders of Customers Bank, which was December 9, 2010.  Offers granted under the Management Stock Purchase Plan are, by the Plan’s terms, not transferable other than by will or laws of descent and distribution.  No right or interest of a participant in any offer may be pledged, encumbered, or hypothecated to or in favor of any party other than Customers Bank, or be subject to any lien, obligation, or liability of the participant to any other party other than Customers Bank.  However, the foregoing does not imply any obligation of Customers Bank to lend against or accept a lien or pledge of any offer for any reason.

2010 Stock Option Plan

In December 2010, Customers Bank’s shareholders approved the 2010 Stock Option Plan (the “Stock Option Plan”) which provides for the grant of stock options to management personnel, other employees of Customers Bank, and non-employee members of the board of directors.  The purpose of the Stock Option Plan is to promote the success and enhance the value of Customers Bank by linking the personal interest of employees, officers, executive and non-employee directors of Customers Bank to those of shareholders and by providing those individuals with an incentive for outstanding performance in order to generate superior returns to shareholders.  The Stock Option Plan provides flexibility for Customers Bank to motivate, attract, and retain the services of employees, officers, and executives upon whose judgment, interest, and special effort the successful conduct of Customers Bank’s operation largely depends.  The options can take the form of either tax-qualified incentive stock options under Section 422 of the Code (“ISOs”) or non-qualified stock options (“NQOs”), although only NQOs may be granted to non-employee directors.

The Stock Option Plan consists of a pool of the lesser of ten million (10,000,000) shares of Common Stock Customers Bank, or fifteen percent (15%) of the number of shares of Common Stock and Class B Non-Voting Common Stock issued by Customers Bank in consideration of cash or other property after December 31, 2009. The Stock Option Plan is administered by the Compensation Committee of the board of directors or, in certain cases, by the full board of directors.  The maximum number of shares underlying options granted to any single participant during a fiscal year shall be six million six hundred sixty six thousand six hundred sixty seven (6,666,667) shares of Common Stock or Class B Non-Voting Common Stock.  All employees are potentially eligible to receive options under the Stock Option Plan.  In making determinations regarding the potential eligibility of any employee, the Compensation Committee may take into account the nature of the services rendered by the employee, his or her present and potential contributions to Customers Bank’s success and such other factors as the Compensation Committee in its discretion deems relevant.

The Compensation Committee is authorized to grant stock options to participants subject to the following terms and conditions: (1) the exercise price per share of an option must not be less than the fair market value of one share at the time the option is granted, and the term of an option must not be longer than ten (10) years from the date of grant; and (2) in the case of a participant who owns stock representing more than 10% of the total combined voting power of Customers Bank at the time of the grant of an option to that participant, the option cannot qualify as an ISO unless the exercise price is at least 110% of the fair market value of the stock at the time of grant and the term is not longer than five years from the date of grant.

Unless sooner terminated by the board, the Stock Option Plan will expire ten (10) years from the date the Stock Option Plan was approved by the shareholders of Customers Bank, which was December 9, 2010.  The termination of the Stock Option Plan must not affect any option that is outstanding on the termination date without the consent of the participant.  Offers granted under the Stock Option Plan are, by its terms, not transferable other than by will or laws of descent and distribution.  No right or interest of a participant in any offer may be pledged, encumbered, or hypothecated to or in favor of any party other than Customers Bank, or be subject to any lien, obligation, or liability of that participant to any other party other than Customers Bank; provided, however, that the foregoing must not be deemed to imply any obligation of Customers Bank to lend against or accept a lien or pledge of any offer for any reason.

Stock Option Grants in Connection with Recent Private Offerings

In connection with a recent offering, under its 2010 Stock Option Plan, Customers Bank granted 10-year nonqualified stock options to members of it’s senior management team for shares up to 15% of the offered shares.   Of these, 10% were granted to Mr. Sidhu and 3.0% were granted to other executive officers, with the remainder being granted to unidentified employees.  As long as an individual to whom these options are granted remains an employee or director of Customers Bank, as the case may be, the options will vest 5 years from the date of grant, subject to earlier vesting upon a change in control of Customers Bank or a termination without cause of the executive’s employment (but not, in the case of employees other than Mr. Sidhu,  termination of employment upon voluntary resignation).  In Mr. Sidhu’s case, the options will vest upon his resignation for “Good Reason” in accordance with the provisions of his employment agreement but not on any other voluntary resignation.  Vesting of each award is also contingent upon achievement, at any time during the option life, of a performance goal that the market price of Customers Bank’s Voting Common Stock appreciate by 50%.

Bonus Recognition And Retention Program

In December 2010, Customers Bank’s shareholder approved the Bonus Recognition and Retention Program (the “BRRP”) which provides specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of Customers Bank that are eligible under the BRRP.  Participation in the BRRP is limited to a select group of management and highly compensated employees, as determined by the Compensation Committee in its sole discretion.  From that group, the Committee selects, in its sole discretion, the employees who are eligible to participate in the BRRP, which always includes Customers Bank’s Chief Executive Officer.

As a condition of participation, each selected employee must annually  complete and return to the Committee (or its designee) the forms the Committee may prescribe, including an annual deferral election form.  Each election made by a participant to defer receipt of a portion of his or her bonus for a given calendar year must be filed no later than December 31 prior to the calendar year with respect to which the relevant bonus may be earned; provided, however, in the event an employee is hired during a plan year and is designated as being eligible to participate for that year, the employee may commence participation for that year by filing a deferral election within 30 days of employment.  Each eligible employee must file a new deferral election for each year with respect to which he or she desires to defer receipt of a portion of a bonus.

A participant may elect to defer receipt of not less than 25%, nor more than 50%, of his or her bonus payable with respect to each year of participation.  Shares of Common Stock having a value equal to the portion of the bonus deferred by a participant will be allocated to an annual deferral account (the “Annual Deferral Account”) established by Customers Bank for the year of deferral.  On the same day that the shares of Common Stock attributable to a deferred bonus are allocated to the Annual Deferral Account, a matching amount equal to an identical number of shares of Common Stock shall be allocated to the Annual Deferral Account.  .  The Annual Deferral Account shall be increased by that number of shares of Common Stock having a value equal to the amount of any cash dividend payable with respect to the number of shares of Common Stock allocated to the Annual Deferral Account.

In the event a participant files a deferral election and subsequently terminates as an employee prior to the date bonuses are paid for in that year, the deferral election filed for that year shall be administered as provided in the BRRP.  In such event, if (a) he or she is entitled to a bonus notwithstanding termination or (b) the termination of employment is related to death, disability, or is involuntary or related to a change in control, then the bonus and the related matching amount shall be distributed to the individual or his or her beneficiary in cash or invested and so distributed in Common Stock, at the Compensation Committee’s election, within 60 days following the date that year’s bonuses are paid.

A participant becomes 100% vested in an Annual Deferral Account on the fifth anniversary date of the initial funding of the account, provided he or she remains continuously employed by Customers Bank or any subsidiaries from the date of funding to the anniversary date.  All required tax withholding with respect to an employee’s participation in the BRRP is his or her responsibility.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE—NAMED EXECUTIVE OFFICERS

The following table sets forth information on outstanding warrants and options awards held by the named executive officers at December 31, 2010, including the number of shares underlying each stock option and warrant as well as the exercise price and the expiration date of each outstanding option and warrant.

Name & Principal Position	Number of Securities Underlying Unexercised Warrants or Options (#) Exercisable	Number of Securities Underlying Unexercised Warrants or Options (#) Unexercisable	Warrant or Option Exercise Price ($)	Warrant or Option Expiration Date
Jay S. Sidhu	571,918 (2)		3.50 (2)	6/30/2016
Chairman & CEO	65,671 (2)		3.50 (2)	9/30/2016
	181,895 (2)		3.50 (2)	11/13/2016
		1,346,262 (3)	3.25 (3)	4/6/2017
		35,000 (4)	3.50 (4)	7/14/2017
		198,262 (5)	4.00 (5)	12/28/2017

Richard A. Ehst		201,939 (3)	3.25 (3)	4/6/2017
President & COO		5,250 (4)	3.50 (4)	7/14/2017
		33,489 (5)	4.00 (5)	12/28/2017

Thomas R. Brugger		201,939 (3)	3.25 (3)	4/6/2017
EVP & Chief Financial Officer		5,250 (4)	3.50 (4)	7/14/2017
		33,489 (5)	4.00 (5)	12/28/2017

Warren Taylor		50,000 (3)	3.25 (3)	4/6/2017
President and Director of Community Banking
Glenn A. Hedde		10,000 (3)	3.25 (3)	4/6/2017
President of Customers Bank Mortgage Warehouse Lending

(1)
The columns disclosing “equity incentive plan awards - number of securities underlying unexercised unearned options,” and all columns under “Stock Awards” have been omitted from the table because no named executive officer had any awards described in those columns outstanding at fiscal year end.

(2)
Represents immediately exercisable warrants to purchase Voting Common Stock of Customers Bank granted to Mr. Sidhu in connection with an agreement between Customers Bank and Mr. Sidhu relating to the 2009 private offerings.

(3)	Stock options awarded in April 2010 vest at the rate of 20% per year, with vesting dates of 4/6/2011, 4/6/2012, 4/6/2013, 4/6/2014 and 4/6/2015.

(4)	Stock options awarded in July 2010 vest at the rate of 20% per year, with vesting dates of 7/14/2011, 7/14/2012, 7/14/2013, 7/14/2014 and 7/14/2015.

(5)	Stock options awarded in December 2010 vest at the rate of 20% per year, with vesting dates of 12/28/2011 12/28/2012, 12/28/2013, 12/28/2014 and 12/28/2015.

OPTION EXERCISES AND STOCK VESTED

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
(a)	(b)	(c)	(d)	(e)
Jay S. Sidhu	N/A	N/A	430,000	1,075,000
Chairman & CEO
Richard A. Ehst	N/A	N/A	5,000	12,500
President & COO
Thomas R. Brugger	N/A	N/A	50,000	125,000
EVP & Chief Financial Officer
Warren Taylor	N/A	N/A	75,000	187,500
President and Director of Community Banking
Glenn A. Hedde	N/A	N/A	30,000	75,000
President of Mortgage Warehouse Lending

PENSION BENEFITS

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
(a)	(b)	(c)	(d)	(e)
Jay S. Sidhu	Supplemental Executive Retirement Plan for Jay S. Sidhu	--	$2,561,677	--

Richard A. Ehst	--	--	--	--

Thomas R. Brugger	--	--	--	--

Warren Taylor	--	--	--	--

Glenn A. Hedde	--	--	--	--

(1)
As a result of the acquisition of USA Bank on July 9, 2010, Mr. Sidhu’s SERP became effective and Mr. Sidhu is entitled to receive the balance of the SERP account payable over 15 years commencing upon the later of his separation from service or his 65th birthday. If Mr. Sidhu dies prior to his payment commencement date, his beneficiary receives a lump sum payment equal to $3,000,000. If Mr. Sidhu dies after reaching age 65, his beneficiary receives the remainder of his scheduled retirement benefits. If Customers Bank terminates Mr. Sidhu’s employment for cause, he forfeits the benefits provided under the SERP.

Potential Payments upon Termination or Change in Control (1)

The table below shows the value of estimated payments pursuant to the employment agreements, equity plans and other non-qualified plans described above upon a termination of employment, including gross-up payments for any excise tax on the parachute payments upon a change of control, for each of Messrs. Sidhu, Ehst, Brugger, Taylor and Hedde. The payments represent the maximum possible payments under interpretations and assumptions most favorable to the executive officer. All termination events are assumed to occur on December 31, 2010. Actual payments to a terminated executive officer may be more or less than the amounts contained in the various agreements and plans. In addition, certain amounts currently are vested and, thus, do not represent an increased amount of benefits.

Jay S. Sidhu

Assuming one of the following events had occurred on December 31, 2010, Mr. Sidhu’s payments and benefits had an estimated value as follows:

Termination Reason	Change in Control Payment (2) ($)	Accelerated Vesting of Stock Options (3) ($)	Value of Health and Welfare Benefits (4) ($)	Life Insurance Benefit Paid (5) ($)
Voluntary with ‘Good Reason’	$1,350,000	$1,027,197	$33,000	$-
Involuntary without ‘Cause’	1,350,000	1,027,197	33,000	-
Death	0	1,027,197	33,000	3,000,000
Change in Control (with or without adverse employment action)	$1,350,000	$1,027,197	$-	$-

Richard A. Ehst

Assuming one of the following events had occurred on December 31, 2010, Mr.Ehst’s payments and benefits had an estimated value as follows:

Termination Reason	Change in Control Payment (2) ($)	Accelerated Vesting of Stock Options (3) ($)	Value of Health and Welfare Benefits (4) ($)	Life Insurance Benefit Paid (5) ($)
Voluntary with ‘Good Reason’	$675,000	$154,079	$33,000	$-
Involuntary without ‘Cause’	675,000	154,079	33,000	-
Death	0	154,079	33,000	500,000
Change in Control (with or without adverse employment action)	$675,000	$154,079	$-	$-

Thomas R. Brugger

Assuming one of the following events had occurred on December 31, 2010, Mr. Bruggers’s payments and benefits had an estimated value as follows:

Termination Reason	Change in Control Payment (2) ($)	Accelerated Vesting of Stock Options (3) ($)	Value of Health and Welfare Benefits (4) ($)	Life Insurance Benefit Paid (5) ($)
Voluntary with ‘Good Reason’	$425,000	$154,079	$22,000	$-
Involuntary without ‘Cause’	435,000	154,079	22,000	-
Death	0	154,079	22,000	200,000
Change in Control (with or without adverse employment action)	$435,000	$154,079	$-	$-

(1)
The columns disclosing “Salary continuation, Accrued and unpaid PTO, Severance payments, Long-term disability or Excise tax gross-up payments” have been omitted from the table because no named executive officer had any such items within their employment agreements described in those columns outstanding at fiscal year end.

(2)	Represents continuation of salary payments for the payout period provided under each named executive officers then-applicable employment agreement.
(3)
Represents the aggregate value of the executive’s unvested stock options that would have vested on an accelerated basis, determined by multiplying the number of accelerating option shares by the fair market value of our common stock ($4.00, based upon common shares issued on or around December 28, 2010).

(4)
Represents the cost of Customers Bank subsidized benefits for the payout period provided under the named executive officers then applicable employment agreement, based on current estimated costs to provide such coverage.

(5)	Represents continuation of salary payments for the payout period provided under each named executive officers then-applicable employment agreement.
(6)	Represents life insurance payout provided under each named executive officers then-applicable employment agreement.

NONQUALIFIED DEFERRED COMPENSATION

Customers Bank did not pay any nonqualified deferred compensation to its named executive officers in 2010, 2009 or 2008.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE(1)

Customers Bank has compensated its directors for their services and expects to continue this practice.  Information relating to the compensation of Customers Bank’s directors during 2010 is set forth below.

Name & Principal Position	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation	Total
Bhanu Choudhrie	$6,000	$6,000	--	$12,000
Kenneth B. Mumma, J.D.	$6,000	$6,000	$135,000(3)	$147,000
Daniel K. Rothermel, J.D.	$6,000	$6,000	--	$12,000
John J. Sickler, CPA	$6,000	$6,000	--	$12,000
T. Lawrence Way, CPA J.D.	$6,000	$6,000	--	$12,000
Steven J. Zuckerman	$6,000	$6,000	--	$12,000
John R. Miller	$2,500	$2,500	--	$5,000

(1)
The columns disclosing non-qualified deferred compensation earnings and non-equity incentive plan compensation have been omitted from the table because no director earned any compensation during 2010 of a type required to be disclosed in those columns.

(2)
Includes shares of Customers Bank Common Stock issued to each board member worth $500 per meeting based upon the book value of the preceding month.  All directors, excluding John R. Miller, received 1,599 shares for 2010.  Mr. Miller received 600 shares since his election as a director for service from August 2010 through the end of 2010.

(3)
Represents fees paid to Mr. Mumma under a consulting agreement put in place upon his retirement as Chief Executive Officer in June 2009.  See information provided in the Summary Compensation Table above for other compensation earned by Mr. Mumma as chief executive officer during 2009.

In 2010, each director received $500 for every meeting of the board of directors he attended.  No fees were paid in connection with committee meetings. In 2010, the board approved a revision to the director compensation policy.  Under the new policy, each director will be entitled to $1,500 in cash for each month he serves as a director, and an award of Voting Common Stock equal to $500, calculated based on the book value of such shares on the date of grant, or, in the event the stock issued is listed on a national securities exchange, the closing trading price as reported by such exchange on the date of grant.  In the event an individual ceases to be a member of the board of directors other than on the last day of a given month, the individual will be entitled to his monthly director fee only if he has attended a meeting of the board of directors in that month.

EMPLOYEE BENEFITS

Customers Bank provides health, vision and dental insurance to the named executive officers on terms similar to those provided to other employees generally.  Customers Bank also provides car allowances to each of Messrs. Ehst and Brugger, and in 2009, Customers Bank purchased a company car to be used by Mr. Sidhu.  In accordance with his employment agreement, currently the premiums on a life insurance policy for Mr. Sidhu are paid by Customers Bank.  See “EMPLOYEE BENEFITS - Insurance” on page 125 of this Joint Proxy Statement-Prospectus.

401(k) Retirement Savings and Profit Sharing Plan

Customers Bank has a 401(k) profit sharing plan whereby eligible employees may contribute up to 15% of their salary to such plan.  Customers Bank provides a matching contribution equal to 50% of the first 6% of the contribution made by the employee.  Employer contributions for the years ended December 31, 2010 and 2009 were approximately $95 thousand and $56 thousand respectively.

Insurance

All eligible full-time employees of Customers Bank are covered as a group by basic hospitalization, major medical, long-term disability, term life and prescription drug plans.  Customers Bank pays the total cost of such plans for employees with the exception of the major medical and the prescription drug plan, in which cost sharing and co-payments are required by the employees.

Officer Employment Agreements

On June 17, 2009, Customers Bank entered into a three-year employment agreement with Jay Sidhu as Chairman and CEO of Customers Bank.  Under the terms of agreement Mr. Sidhu will receive a minimum base salary of $225,000 per year plus a performance-based incentive bonus and a car allowance of $1,000 per month.  At the end of each year, the term of the agreement is to extend another year unless Mr. Sidhu or Customers Bank gives notice to the contrary.  Mr. Sidhu will also be entitled to cash or equity incentive compensation up to the amount of his base salary under an executive incentive plan to be approved by the board of directors.  Mr. Sidhu’s employment agreement also provides that, for every issuance of shares made by Customers Bank in connection with an acquisition or a raise of capital, Customers Bank must grant to Mr. Sidhu options or warrants to purchase up to 10% of the shares issued in such issuance.   Customers Bank’s board of directors and Mr. Sidhu intend that future equity compensation grants to management will be submitted for shareholder approval.  Customers Bank’s board of directors and Mr. Sidhu also intend that, to the extent of future capital raises up to $200 million, the Stock Option Plan more fully described beginning on page 173 of this Joint Proxy Statement-Prospectus will fulfill the provisions of Mr. Sidhu’s employment agreement requiring Customers Bank to issue to Mr. Sidhu options or warrants to acquire up to 10% of the shares issued in connection with acquisitions or raises of capital.

Under the employment agreement, Customers Bank also agreed that its board of directors will develop and implement a nonqualified retirement income plan designed to provide him with a pension, targeted at $200,000 per year (depending on performance of the investments in the informal funding vehicle) for 15 years commencing upon his retirement at or after age 65, subject to his ability to qualify for a variable life insurance policy to be owned by Customers Bank to fund the plan.    The board of directors is to review the plan at the end of the fourth year of his employment and determine whether it is appropriate to increase the target benefit amount in light of his compensation at that time.  Under the employment agreement, Mr. Sidhu was to become vested in this retirement benefit after seven years of continuous service with Customers Bank, or upon his termination of employment under circumstances that would result in Customers Bank’s obligation to pay him severance compensation.  Ultimately, the plan which was developed and approved by the board of directors provided for funding towards a target benefit of $300,000 per year, and for immediate vesting upon the effective date of the plan.  See discussion of the “Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer” on page 127 of this Joint Proxy Statement-Prospectus.

As of April 12, 2010, Customers Bank also entered into a three-year employment agreement with Mr. Ehst, and a two-year employment agreement with Mr. Brugger.  Under the terms of these agreements, Messrs. Ehst and Brugger will receive minimum base salaries of $150,000 and $145,000, respectively, plus incentive compensation in cash or equity or both and in such amounts as determined by the board of directors in accordance with incentive programs developed for them.  Each of Messrs. Ehst and Brugger’s employment agreements provide that, for every issuance of shares made by Customers Bank in connection with an acquisition or a raise of capital, Customers Bank must grant to such individual warrants to purchase up to 1.5% of the same type of security as was issued in such issuance.

Each of Messrs. Sidhu, Ehst and Brugger will be entitled to severance compensation under the agreement if he terminates his employment for “Good Reason” (as defined in their respective employment agreements), if his employment is terminated by Customers Bank other than for “Cause” (as defined in their respective employment agreements) during the employment term or on expiration of the employment term.  If a “Change in Control” (as defined in their respective employment agreements) has not occurred within twelve months before termination of his employment, then:  (1) he will receive the sum of his then current base salary plus the average of his last three years’ annual cash bonuses, for the greater of one year or the period of time remaining in his employment term, generally payable in equal installments on his normal pay dates, subject to normal tax deductions and withholding; (2) any unvested equity awards he has received will vest in full; (3) he will be entitled to an allocable fraction of any cash bonus that would have been payable to him for the current year had he remained employed through the date of payment; (4) Customers Bank will continue to provide health insurance (including dental if applicable) and any life or disability insurance benefits (“health benefits”) for the shorter of the period (up to three years with respect to Mr. Sidhu) on which his cash severance compensation is measured or the maximum period Customers Bank is then permitted to extend his benefit under the applicable plan or policy or applicable law; and (5) if applicable any “parachute payment” excise tax under Section 4999 of the Code, grossed up to include any additional taxes payable on that benefit.  If a Change in Control shall have occurred within twelve months before termination of his employment, then:  (1) he will receive cash equal to three times the sum of his then current base salary plus the average of his annual cash bonuses for the immediately preceding three years, payable in a lump sum; (2) any unvested equity awards he has received will vest in full; (iii) he will be entitled to an allocable fraction of any cash bonus that would have been payable to him for the current year had he remained employed through the date of payment; (3) Customers Bank shall continue to provide health benefits for the shorter of three years or the maximum period Customers Bank is then permitted to extend his benefit under the applicable plan or policy or applicable law; and (4) if applicable any “parachute payment” excise tax under Section 4999 of the Code, grossed up to include any additional taxes payable on that benefit.

CBI will assume Customers Bank’s obligations under these employment agreements.

Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer

Pursuant to Mr. Sidhu’s employment agreement, Customers Bank has established a supplemental executive retirement plan (“SERP”) for Mr. Sidhu.  As a result of Customers Bank’s acquisition of USA Bank on July 9, 2010, the SERP became effective and the present value of the payments was recorded in the third quarter of 2010.

The SERP is a deferred compensation plan whereby Customers Bank will create a reserve account on its books for Mr. Sidhu.  Customers Bank will credit five, annual and uniform amounts to this account that are sufficient to create a hypothetical fund that would provide payments of $300,000 per year for fifteen years commencing on Mr. Sidhu’s sixty-fifth birthday, assuming a rate of return of 7% per year, compounded annually.  Additionally, Customers Bank will credit the account with any gains or losses as if Customers Bank had deposited the amounts in certain investment funds selected by Mr. Sidhu.  Mr. Sidhu’s vested interest in the SERP shall be zero percent (0%) at all times prior to the Effective Date, but his vested interest shall be 100% vested on and after the Effective Date.

Mr. Sidhu’s entire interest in the account will be paid to him in fifteen annual installments generally upon the later of (a) his separation from service with Customers Bank, or (b) his sixty-fifth birthday.  Any portion of Mr. Sidhu’s interest in the account remaining upon his death will be paid to his beneficiary in a single lump sum.

In the event of Mr. Sidhu’s death prior to the commencement of payments, $3,000,000 will be paid to his beneficiary in a single lump sum whether his death occurs before or after the Effective Date.

These obligations under the SERP will be general unsecured obligations by Customers Bank to pay money in the future.  Mr. Sidhu will have no rights to any assets or investments held by Customers Bank to meet its obligations under the SERP, except as a general creditor of Customers Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table sets forth information as of December 31, 2010, with respect to the beneficial ownership of each director, each beneficial owner known to Customers Bank of more than five percent (5%) of the outstanding Voting Common Stock, executive officers and all directors and executive officers as a group.

Name and Address of Beneficial Owner(4)	Voting Common Stock (1)		Exercisable Stock Options or Warrants to Purchase Voting Common Stock (9)		Percent of Class of Voting Common Stock (2)	Class B Non-Voting Common Stock		Exercisable Stock Options or Warrants to Purchase Class B Non-Voting Common Stock (10)	Percent of Class of Class B Non-Voting Common Stock (2)
Directors and Officers

Bhanu Choudhrie (13)	1,606,058	(6)	97,129	(6)	7.99%	307,469	(6)	-	5.54%
Kenneth B. Mumma	550,241	(5)	12,250	(11)	2.64%	-		-	0.00%
Daniel K. Rothermel	56,252		-		0.26%	-		-	0.00%
John J. Sickler	61,729	(7)	14,091	(8)	0.36%	-		-	0.00%
T. Lawrence Way	360,001		6,806		1.72%	-		-	0.00%
Steven J. Zuckerman	595,241		18,585		2.88%	-		-	0.00%
John R. Miller	25,445		-		0.12%	-		-	0.00%
Jay S. Sidhu	715,716		834,350	(3)	7.27%	-		-	0.00%
Richard A. Ehst	5,000		-	(3)	0.02%	-		-	0.00%
Thomas R. Brugger	50,000		-	(3)	0.23%	-		-	0.00%
Warren Taylor	75,000		-	(3)	0.35%	-		-	0.00%
Glenn Hedde	63,629		-	(3)	0.30%	-		-	0.00%
All directors and executive officers as a group	4,164,312		983,211			307,469		-
Amberland Properties Limited (13)(14) 54/58 Athold Street Douglas, Isle of Man UK	1,606,058		97,129		7.99%	307,469		-	5.54%
Anand V. Khubani 7 Adams Way Towaco, NJ 07082	857,145		29,734		4.16%	-		-	0.00%
Rodella Assets Inc. (13)(15) 50 Raffles Place Singapore	1,606,058		97,129		7.99%	307,469		-	5.54%
Commerce Street Financial Partners, LP (13)(16) 1700 Pacific Ave Dallas, TX 75210	1,320,283		71,754		6.53%	508,289		-	9.16%
Firefly Value Partners, LP(13)(17) 551 Fifth Ave, 36th Floor New York, NY 10176	930,944		-		4.37%	1,389,019		95,711	26.75%
Marble Arch Partners Master Fund L.P.(13)(19) 645 Madison Ave New York, NY 10022	837,944		-		3.93%	1,076,220		95,710	21.12%
Scoggin Capital Management (12)(18) 660 Madison Ave, 20th Floor New York, NY 10065	789,601		51,678		3.94%	1,277,554		51,681	23.95%

(1)
Based on information furnished by the respective individual and the share records of the Bank.  Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares.  Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
Beneficial ownership for each listed person as of December 31, 2010 includes shares issuable pursuant to warrants to purchase stock or pursuant to options held by such person which are exercisable within 60 days after December 31, 2010.  Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities, which voting or investment power may be further described in the footnotes below.  Shares subject to warrants or options exercisable within 60 days of December 31, 2010 are deemed outstanding for purposes of computing the percentage of the person or group holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person or group.  The amounts listed in this column do not include shares purchasable pursuant to anti-dilution agreements.

(3)
Represents warrants to purchase Voting Common Stock of the Bank granted to Mr. Sidhu pursuant to his employment agreement with the Bank, whereby Mr. Sidhu is entitled to the grant of warrants or stock options representing 10% of all equity issuances by the Bank, subject to certain conditions.  See “EMPLOYEE BENEFITS - Officer Employment Agreements” on page 126 of this Joint Proxy Statement-Prospectus.  The following options to purchase shares of Customers Bank’s Voting Common Stock or Class B Non-Voting Common Stock were excluded from the disclosures above as they were not exercisable within 60 days of December 31, 2010: for Mr. Sidhu – 1,604,524; Mr. Ehst – 240,679; Mr. Brugger – 240,679; Mr. Taylor – 50,000; and Mr. Hedde – 10,000.

(4)	Unless otherwise indicated, the address for each beneficial owner is c/o New Century Bank d/b/a Customers Bank, 1015 Penn Ave., Wyomissing, Pennsylvania 19610.

(5)	Includes 405,449 shares of Voting Common Stock held jointly with Mr. Mumma’s wife. Mr. Mumma has pledged 408,531 shares as security for an outstanding loan with a financial institution.

(6)	Mr. Choudhrie has an indirect beneficial ownership interest in these securities through his company, Lewisburg Capital Limited.

(7)	Includes 51,783 shares of Voting Common Stock held jointly with Mr. Sickler’s wife.

(8)	Includes 5,000 warrants to purchase Voting Common Stock held jointly with Mr. Sickler’s wife.

(9)
Except as otherwise indicated by footnote, amounts in this column represent warrants issued in connection with such individual’s purchase of Voting Common Stock in Customers Bank’s 2010 and 2009 private offering.

(10)
Except as otherwise indicated by footnote, amounts in this column represent warrants issued in connection with such individual’s purchase of Class B Non-Voting Common Stock in Customers Bank’s 2010 private offering.

(11)	Includes 6,000 options issued to Mr. Mumma, under the 2004 Plan. See “EMPLOYEE BENEFITS - Officer Employment Agreement” beginning on page 126 of this Joint Proxy Statement-Prospectus.

(12)
Shares in this row are directly held by Scoggin Capital Management II LLC, Scoggin International Ltd., and Game Boy Partners LLC, each related to Scoggin Capital Management.  Each of these investors participated in the March 2010 private offering and is entitled to special contractual rights.

(13)	Signifies lead investor in the February 2010 private offering. Each such investor is entitled to special contractual rights.

(14)	Thomas P. Cherian may be deemed to have voting and dispositive power over the securities owned by Amberland Properties Limited.

(15)	Sumant Kapur may be deemed to have voting and dispositive power over the securities owned by Rodella Assets Inc.

(16)	Dorey Wiley, Manager of Commerce Street Financial Partners, GP, LLC may be deemed to have voting and dispositive power over the securities owned by Commerce Street Capital.

(17)
Ryan Heslop and Ariel Warszawski, both Managing Members of FVP GP, LLC, the general partner of FVP US-Q, LP and FVP Master Fund, L.P. may be deemed to have voting and dispositive power over the securities owned by FVP US-Q, LP and FVP Master Fund L.P.

(18)
Craig Effron and Curtis Schenker, Managers of Scoggin LLC may be deemed to have voting and dispositive power over the securities owned by Scoggin Capital Management II, LLC and Scoggin International Ltd.  Craig Effron and Curtis Schenker, Managers of Game Boy Partners LLC, may be deemed to have voting and dispositive power over the securities owned by Game Boy Partners, LLC.

(19)	Tim Jenkins, Member of Marble Arch Partners Master Fund L.P. may be deemed to have voting and dispositive power over the securities owned by Marble Arch Partners Master Fund L.P.

TRANSACTIONS WITH RELATED PARTIES

Customers Bank makes loans to executive officers and directors of Customers Bank in the ordinary course of its business.  These loans are currently made on substantially the same terms, including interest rates and collateral, as those prevailing at the time the transaction is originated for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectability or present any other unfavorable features.  Federal regulations prohibit Customers Bank from making loans to executive officers and directors at terms more favorable than could be obtained by persons not affiliated with Customers Bank.  Customers Bank’s policy towards loans to executive officers and directors currently complies with this limitation.

Some current directors, nominees for director and executive officers of Customers Bank and entities or organizations in which they were executive officers or the equivalent or owners of more than 10% of the equity were customers of and had transactions with or involving Customers Bank in the ordinary course of business during the fiscal year ended December 31, 2009.  None of these transactions involved amounts in excess of 5% of Customers Bank’s consolidated gross revenues during 2009 or $200,000, nor was Customers Bank indebted to any of the foregoing persons or entities in an aggregate amount in excess of 5% of Customers Bank’s total consolidated assets at December 31, 2009.  Additional transactions with such persons and entities may be expected to take place in the ordinary course of business in the future.

On June 17, 2009, Customers Bank entered into a Consulting Agreement with Kenneth B.  Mumma, its former Chairman and CEO, pursuant to which Customers Bank agreed to engage Mr. Mumma as a consultant until December 31, 2011.  During the period of his engagement, Mr. Mumma has agreed to provide from 20 to 40 hours of consulting services per month, for a consulting fee of $13,500 per month plus reimbursement of expenses incurred by him in performing the services.  The agreement also provides non-compete covenants for a period ending one year after the term of the consulting agreement.  During 2010, Customers Bank paid an aggregate of $135,000 in consulting fees to Mr. Mumma under the agreement.

On June 30, 2010, Customers Bank extended a term loan in the principal amount of five million dollars ($5,000,000) to Atlantic Coast Federal Corporation, which is the holding company for Atlantic Coast Bank, a federal savings bank with main offices in Waycross, Georgia.  Mr. Sidhu is the Executive Chairman of the Board, and Mr. Choudhrie is a director, of Atlantic Coast Federal Corporation.  This lending transaction was in the ordinary course of Customers Bank’s business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers, and did not involve more than the normal risk of collectability or present other unfavorable features.  Customers Bank participated the full amount of the term loan to accredited investors in August 2010.  Two of Customers Bank’s directors had material interests in this transaction:  $500,000 of the loan was participated to Mr. Zuckerman, and $2,000,000 of the loan was participated to Emblem Investors LLC, a company for which Mr. Choudhrie is a managing member.

On August 13, 2010, Customers Bank executed a loan participation agreement in the principal amount of up to twenty-five million dollars ($25,000,000) to Atlantic Coast Bank.  This participating interest is based upon the loan activity by certain mortgage warehouse customer activity and will be repaid upon the release of the underlying mortgage collateral. This lending transaction was in the ordinary course of Customers Bank’s business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers, and did not involve more than the normal risk of collectability or present other unfavorable features. This agreement has been terminated on December 30, 2010.

On December 30, 2010, Customers Bank executed a loan participation agreement with Atlantic Coast Bank for a principal amount up to $6,250,000. This participating interest is based upon specified Atlantic Coast Bank customers activity and will be repaid to Customers Bank upon the release of the underlying mortgage collateral. This lending transaction was in the ordinary course of Customers Bank’s business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers, and did not involve more than the normal risk of collectability or present other unfavorable features.

For the year ended December 31, 2010, Customers Bank has paid approximately $300,000 to Clipper Magazine and its affiliates. Steven Zuckerman, a director of Customers Bank, is the Chief Executive Officer of Clipper Magazine, a subsidiary of Gannett.

Certain of Customers Bank’s executive officers and directors purchased securities in private offerings of Customers Bank’s securities during 2008, 2009 and 2010.  The below chart indicates the number and types of securities purchased as well as dollar value paid for such securities.  The figures for Common Stock and warrants to purchase Common Stock set forth in the chart and accompanying footnotes reflect all adjustments that have been made to date in connection with anti-dilution repricing.  See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 127 of this Joint Proxy Statement-Prospectus for the current security ownership of each of the below-listed individuals.

Name	Number and Type of Securities	Aggregate Purchase Price
Jay Sidhu, Chairman and CEO	285,716 shares of Voting Common Stock	$1,000,000

Bhanu Choudhrie, Director (1)	714,287 shares of Voting Common Stock (2)	$2,500,000
	891,771 shares of Voting Common Stock and 307,469 shares of Class B Non-Voting Common Stock (3)	$4,197,332

Lawrence Way, Director	10,732 shares of Voting Common Stock (4)	$36,300
	12,228 shares of Voting Common Stock	$42,800
	25 shares of 10% Series A Preferred Stock (7)	$250,000

Steven Zuckerman, Director	357,144 shares of Voting Common Stock (5)	$1,250,000
	194,704 shares of Voting Common Stock	$833,333

Daniel Rothermel, Director	56,252 shares of Voting Common Stock	$196,880

Kenneth Mumma, Director (6)	25 shares of 10% Series A Preferred Stock (7)	$250,000

Glenn Hedde	33,629 shares of Voting Common Stock	$$117,700

(1)	Mr. Choudhrie has an indirect beneficial ownership interest in these securities as they were purchased through his company, Lewisburg Capital Limited.

(2)
In connection with this purchase, Lewisburg Capital Limited also received immediately exercisable warrants to purchase 37,166 shares of Customers Bank’s Voting Common Stock at an exercise price of $3.50 per share. Such warrants expire on June 30, 2016.

(3)
In connection with this purchase, Lewisburg Capital Limited also received immediately exercisable warrants to purchase 59,963 shares of Customers Bank’s Voting Common Stock at an exercise price of $3.50 per share. Such warrants expire on February 17, 2017.

(4)
In connection with this purchase, Mr. Way also received immediately exercisable warrants to purchase 556 shares of Customers Bank’s Voting Common Stock at an exercise price of $3.50 per share. Such warrants expire on June 30, 2016.

(5)
In connection with this purchase, Mr. Zuckerman also received immediately exercisable warrants to purchase 18,585 shares of Customers Bank’s Voting Common Stock at an exercise price of $3.50 per share. Such warrants expire on June 30, 2016.

(6)	Mr. Mumma purchased such shares jointly with his wife.

(7)	In June 2009, all outstanding shares of 10% Series A Preferred Stock were redeemed for shares of Voting Common Stock of Customers Bank and warrants to purchase Voting Common Stock of Customers Bank.

Customers Bank has a Code of Conduct and Professional Ethics, applicable to its directors, officers and employees, including its Chief Executive Officer, Chief Financial Officer and all of its other executives pursuant to which all directors, officers and employees must promptly disclose to us, any material transactions or relationships that reasonably could be expected to give rise to an actual or apparent conflict of interest with Customers Bank. In approving or rejecting the proposed agreement, the board of directors must consider the relevant facts and circumstances available and deemed relevant, including, but not limited to the risks, costs and benefits to Customers Bank, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The board of directors may only approve those agreements that, in light of known circumstances, are in, or are not inconsistent with, the Customers Bank’s best interests, as the board of directors determines in the good faith exercise of its discretion.  Customers Bank intends to adopt a formal policy with respect to related party transactions in 2011.

RECENT SALES OF UNREGISTERED SECURITIES

Below is a chart that provides information relating to all unregistered offers of securities by Customers Bank in the past three fiscal years.  The number of securities referenced are as of the date of issuance in the applicable offering.  The securities in such offerings were offered and sold in reliance on an exemption under 3(a)(5) of the Securities Act for securities issued by a bank.

OFFERING	TYPES AND NUMBERS OF SECURITIES SOLD	AGGREGATE PURCHASE PRICE PAID OR OTHER CONSIDERATION GIVEN FOR SECURITIES	DATE OF COMPLETION OF OFFERING	TYPES OF INVESTORS
2010 December Private Offer	2,084,841 shares of Voting Common Stock 147,800 Class B Non-Voting Common Stock	$8,788,744	December 28, 2010	Institutional and Accredited Investors
2010 July Private Offer	25,000 shares of Voting Common Stock 290,000 shares of Class B Non-Voting Common Stock	$1,067,500	July 14, 2010	Institutional and Accredited Investors
2010 March Private Offer	761,596 shares of Voting Common Stock 1,189,202 shares of Class B Non-Voting Common Stock 48,104 warrants to purchase Voting Common Stock 48,107 warrants to purchase Class B Non-Voting Common Stock	$7,335,003	March 29, 2010	Institutional and Accredited Investors
2010 February Private Offer	6,529,550 shares of Voting Common Stock 3,548,589 shares of Class B Non-Voting Common Stock 205,779 warrants to purchase Voting Common Stock 156,532 warrants to purchase Class B Non-Voting Common Stock	$43,134,433	February 17, 2010	Institutional and Accredited Investors
2009 Private Offer	999,559 shares of Voting Common Stock 683,330 warrants to purchase Voting Common Stock	$17,106,300	July 31, 2009	Institutional and Accredited Investors
2008 Private Offer	98 shares of 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock (1)	$980,000	December 18, 2008	Accredited Investors
(1)
In conjunction with Customers Bank’s 2009 private offering, all shares of 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock issued in this offering were exchanged for 178,164 shares of Voting Common Stock of Customers Bank at an average per share price of $5.50 per share, and 24,500 warrants to purchase Voting Common Stock of Customers Bank at an exercise price of $5.50 per share.

CUSTOMERS INTERIM BANK

If the reorganization is approved by the shareholders of Customers Bank and Customers Bank receives all necessary regulatory approvals, CBI will incorporate a new bank, called Customers Interim Bank, as a wholly-owned merger subsidiary of CBI.  Prior to completion of the reorganization, the new bank will not conduct any banking business or any other business.  Prior to completion of the reorganization, it will have no employees, no liabilities, no operations, and no assets except for a nominal capital contribution required by law, which is discussed below.  It will be a “shell” corporation, and will be incorporated for the sole purpose of assisting in the reorganization.

CBI will capitalize the new bank with $155,000 that CBI will borrow from a correspondent bank, and it will have corporate officers and directors for its temporary existence.  In the reorganization as currently structured, Customers Bank will merge into this merger subsidiary, which will then be renamed, “Customers Bank,” and will operate under articles of incorporation and bylaws that are identical to the present articles of incorporation and bylaws of Customers Bank.  Once the reorganization is completed, the resulting institution will continue the business and franchise of Customers Bank under the name “Customers Bank” and will succeed to all of Customers Bank’s assets and liabilities.   Upon completion of the reorganization, the resulting institution will have the same employees as Customers Bank and will succeed to the entire capital of Customers Bank.  After completion of the reorganization, the resulting institution will pay a special dividend to CBI in order for CBI to pay off the loan from the correspondent bank.

MARKET PRICE OF COMMON STOCK AND DIVIDENDS – CUSTOMERS BANK

Trading Market for Voting Common Stock

There is no established public trading market for Customers Bank’s Voting Common Stock or Class B Non-Voting Common Stock.  Neither Customers Bank’s Voting Common Stock nor its Class B Non-Voting Common Stock is actively traded nor listed for trading on any securities exchange.  Customers Bank does not anticipate that its shares will be listed on any stock exchange or quoted on any electronic bulletin board or system.  Furthermore, there are no brokerage firms that act as a market maker in Customers Bank’s Voting Common Stock or Class B Non-Voting Common Stock. Consequently, information on current stock trading prices is not readily available. Customers Bank’s transfer agent is StockTrans, but StockTrans does not make a market in Customers Bank’s securities, nor does it attempt to negotiate prices for trades of such securities. An active trading market in Customers Bank’s Voting Common Stock and Class B Non-Voting Common Stock may not develop within the foreseeable future.

Market Price of Voting Common Stock

As of December 31, 2010,  there were 374 shareholders of record, 19,833,075 outstanding shares of Customers Bank’s Voting Common Stock, 5,306,966 outstanding shares of Customers Bank’s Non-Voting Common Stock, 1,653,834 outstanding warrants and 2,163,100 options to purchase Voting Common Stock and 111,631 options to purchase Class B Non-Voting Common Stock of Customers Bank.

The below chart shows the high and low sale prices known by management to have occurred, or bid quotations on  the Pink Sheets, of Customers Bank for the periods indicated.

Quarter ended	High (1)	Low (1)

December 31, 2010	$4.00	$3.50
September 30, 2010	$3.93	$3.50
June 30, 2010	$3.76	$3.50
March 31, 2010	$5.50	$3.76

December 31, 2009	$5.25	$4.00
September 30, 2009	$5.00	$5.00
June 30, 2009	$3.55	$3.50
March 31, 2009	$4.00	$2.00

(1)
These ranges are limited only to those transactions known by management to have occurred, based primarily on individual trades of which management may have become aware, or quotations on the Pink Sheets.  There may, in fact, have been additional transactions of which management is unaware, and such transactions could have occurred at higher or lower prices.

Dividends on Voting Common Stock

Effective December 15, 1999, Customers Bank’s board of directors declared a 25% stock split effected in the nature of a stock dividend. Customers Bank has not paid any cash dividends on Customers Bank’s shares. Presently, Customers Bank is not authorized to pay cash dividends on its shares.

Dividend payments made by Customers Bank to its shareholders are subject to the Pennsylvania Banking Code, the Federal Deposit Insurance Act, and the regulations of the Federal Reserve Board.

The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings and that, prior to the declaration of any dividend, if the surplus of a bank is less than the amount of its capital, the bank shall, until surplus is equal to such amount, transfer to surplus an amount which is at least ten percent of the net earnings of such bank for the period since the end of the last fiscal year or for any shorter period since the declaration of a dividend. If the surplus of a bank is less than fifty percent of the amount of capital, no dividend may be declared or paid without the prior approval of the Pennsylvania Banking Department until such surplus is equal to fifty percent of such bank’s capital.

Under the Federal Reserve Act, if losses have at any time been sustained by a bank equal to or in excess of its undivided profits then on hand, no dividend shall be made; no dividends shall ever be made in an amount greater than a bank’s net profit less losses and bad debts. Cash dividends must be approved by the Federal Reserve Board if the total of all cash dividends declared by a bank in any calendar year, including the proposed cash dividend, exceeds the total of such bank’s net profits for that year plus its retained net profits from the preceding two years less any required transfers to surplus or a fund for the retirement of preferred stock, if any. The Federal Reserve Board and the Pennsylvania Banking Department each has the authority under the Federal Reserve Act to prohibit the payment of cash dividends by a bank when it determines such payment to be an “unsafe or unsound banking practice” under the then existing circumstances.

The Federal Deposit Insurance Act generally prohibits all payments of dividends by any bank that is in default of any assessment of the FDIC.

The Federal Reserve Board and the FDIC have formal and informal policies, which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. The Federal banking laws further limit the ability of banks to pay dividends if they are not classified as well capitalized or adequately capitalized.

Customers Bank does not have any accumulated net earnings, and so, under the foregoing restrictions, Customers Bank is not presently permitted to pay dividends.

Further, under a Memorandum of Understanding (“MOU”) among the Federal Reserve Board, the Pennsylvania Banking Department and Customers Bank, Customers Bank may not declare or pay any dividends that would cause its capital ratios to fall below the higher of the minimum levels for a “well capitalized” classification under Prompt Corrective Action standards pursuant to the Federal Deposit Insurance Act, or the internal ratios set in Customers Bank’s capital plan without the prior written approval of the Pennsylvania Department of Banking.

Dividend Policy

 CBI intends to follow a policy of retaining earnings, if any, to increase its net worth and reserves over the next few years. As discussed above, Customers Bank has not historically declared or paid dividends on its Voting Common Stock and it does not expect to do so in the near future. Any future determination relating to Customers Bank’s dividend policy will be made at the discretion of Customers Bank’s board of directors and will depend on a number of factors, including Customers Bank’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, Customers Bank’s ability to service any equity or debt obligations senior to Voting Common Stock, and other factors deemed relevant by Customers Bank’s board of directors.  Since CBI will be the sole shareholder of Customers Bank upon the closing of the reorganization, and will derive substantially all of its income from Customers Bank, CBI’s ability to declare dividends will be restricted both by Customers Bank’s ability to declare dividends, and by Federal Reserve Board and Pennsylvania Department of Banking regulations applicable to bank holding companies.

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The below unaudited pro forma condensed combined balance sheet at September 30, 2010 and unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2010 present the impact of the reorganization and the merger on Customers Bank and CBI. This September 30, 2010 unaudited pro forma condensed financial information was calculated using the unaudited consolidated balance sheets at September 30, 2010 and the unaudited consolidated statements of income for the nine months ended September 30, 2010 for each of Customers Bank and BBI.

CBI has received a waiver from the SEC under SEC Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1: K”) such that it is not required to provide pro forma information with respect to the USA Bank and ISN Bank transactions, however, CBI believes that it is helpful to include information with respect to USA Bank and ISN Bank in its pro forma calculations for a better understanding of the pro forma impact of the Berkshire merger on Customers Bank and CBI. The pro forma financial statements as of and for the period ended December 31, 2009 are excluded from this presentation because, due to the USA Bank and ISN Bank transactions, they are unable to be calculated in a manner which would allow for a meaningful understanding of the effects of the Berkshire merger on Customers Bank's balance sheet and income statement. Given the pervasive nature of the loss sharing agreement entered into with the FDIC, the historical information of USA Bank and ISN Bank are much less relevant for purposes of assessing the future operations of the combined entity.

CBI has not yet formed Customers Interim Bank or funded its necessary capital because those steps require the prior approvals of federal and state bank regulatory authorities.  Those approvals are expected to be obtained prior to completion of the reorganization and merger.  As a consequence, the stand-alone balance sheet information for CBI shown below is pro forma, on a consolidated basis with Customers Interim Bank, as of immediately prior to the completion of the reorganization.

The selected unaudited pro forma condensed financial information is presented for illustrative purposes only, and does not indicate either future results of operations or financial condition. The selected unaudited pro forma condensed financial information is based upon assumptions and adjustments that Customers Bank believes are reasonable. No assumptions have been applied to the selected pro forma condensed financial information regarding possible revenue enhancements, expense efficiencies or asset dispositions. The selected unaudited pro forma condensed financial information should be read in conjunction with Customers Bank’s financial statements and related notes and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” beginning on page 143 of this Joint Proxy Statement-Prospectus.

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED STATEMENTS OF FINANCIAL CONDITION AS OF SEPTEMBER 30, 2010

	As of September 30, 2010 (dollars in thousands)
	Customers Bank	CBI Pro Forma Pre-Merge		Combined CBI Pro Forma	Berkshire Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
Cash and cash equivalents	$149,851	$155	(1)	$150,006	$12,940	$(3,096	) (5)	$159,850
Investment securities available for sale, at fair value	11,261			11,261	3,616			14,877
Loans receivable, net	804,654			804,654	109,295	(1,330	) (6)	912,619
FDIC loss sharing receivable	29,566			29,566	-			29,566
Bank premises and equipment, net	4,811			4,811	3,952			8,763
Other real estate owned	8,677			8,677	4,623			13,300
Bank owned life insurance	5,154			5,154	2,407			7,561
Accrued interest receivable and other assets	10,590			10,590	2,742			13,332
Goodwill and intangible assets					418	2,163	(6)	2,163
						(418	) (6)
Total Assets	$1,024,564	$155		$1,024,719	$139,993	$(1,816)		$1,162,030

Deposits	$904,345	$-		$904,345	$125,306	$528	(6)	$1,030,179
Borrowings and subordinated debt	13,000	155	(1)	13,155	2,290	66	(6)	15,511
Accrued interest payable and other liabilities	9,526			9,526	932	40	(5)	10,438
						(59	) (5)
Total Liabilities	926,871	155		927,026	128,528	574		1,056,128

Preferred Stock	-			-	2,917	(3,037	) (5)	-
						120	(5)
Common Stock	22,261	(14,841	)(2)	7,420	4,051	625	(3)	8,044
						(4,051	) (4)
Surplus	64,871	14,841	(2)	79,712	11,256	7,584	(3)	87,297
						(11,256	) (4)
Retained Earnings (accumulated deficit)	10,646			10,646	(6,785)	6,945	(4)	10,646
						(120	) (5)
						(40	) (5)
Accumulated Other Comprehensive Loss	(85)			(85)	26	(26	) (4)	(85)
Total Stockholders' equity	97,693	-		97,693	11,465	(2,390)		105,902

Total liabilities and stockholders' equity	$1,024,564	$155		$1,024,719	$139,993	$(1,816)		$1,162,030

NOTES TO UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION
Basis of Presentation

The unaudited pro forma combined consolidated financial statements have been prepared under the acquisition method of accounting. The unaudited pro forma combined consolidated statements of income for the nine months ended September 30, 2010 are presented as if the merger had occurred at the beginning of the applicable periods. The unaudited pro forma combined balance sheet is presented as if the merger had occurred as of September 30, 2010. This information is not intended to reflect the actual results that would have been achieved had the merger actually occurred on those dates. No consideration was given in the unaudited pro forma combined consolidated financial statements to cost savings or fee enhancements for the combined organization.

(1)	Funds to be borrowed by CBI to fund the minimum required capital of Customers Interim Bank. If additional capital is required by the applicable banking regulators, this amount could increase.
(2)
Reclassification of par value for the anticipated issuance in the reorganization of 7,420,627 shares of CBI Voting Common Stock at $1.00 par value in exchange for 22,261,400 shares of Customers Bank’s Voting Common Stock outstanding at September 30, 2010.

(3)
Pursuant to the merger agreement, each share of BBI common stock outstanding immediately prior to the merger is converted into 623,509 shares of CBI Voting Common Stock at September 30, 2010, as consideration for the merger.  This consideration is calculated based on Customers Bank book value per share of $4.39 at September 30, 2010, and takes into account the three-for-one exchange ratio of Customers Bank shares to CBI shares in the reorganization.

September 30, 2010

NCB- Valuation	$3.97
BBI - Valuation	$2.03
Exchange ratio	0.46
BBI shares outstanding at September 30, 2010	4,051,063
Customers Bank shares to be converted to CBI shares for the merger	1,870,528

CBI shares to be issued in the merger	623,509
Merger consideration	$8,208,715

Customers Bank also assumed 774,571 warrants to purchase BBI common stock, which converted into approximately 357,648 warrants with a weighted average exercise price of $12.82 per share to purchase Customers Bank Voting Common Stock or 119, 216 warrants with a weighted average exercise price of $38.47 to purchase CBI Voting Common Stock.

(4)	Elimination of BBI’s accumulated other comprehensive loss and historical accumulated deficit.

(5)
Retirement of BBI Series A and Series B Preferred Stock and related dividends accrued through September 30, 2010 held by the U.S. Treasury under TARP.   Dividends were accrued for the period July 1, 2010 through September 30, 2010 at their dividend rates of 5% for Series A shares and 9% for Series B shares.   Dividends not distributed at December 31, 2009 were $19,740.  The remaining unaccreted discount on the shares of Series C Preferred Stock of approximately $120,000 was recognized for September 30, 2010.

(6)
The $2.2 million excess of the fair value of shares of CBI’s Voting Common Stock over the carrying amount of BBI’s net assets, adjusted for fair value at September 30, 2010 of $9.1 million has been allocated to goodwill and other intangibles. The goodwill held by BBI was eliminated and included in the fair value adjustments below.  The allocation of the purchase price is subject to adjustment upon a post-merger detailed review of the net assets to be acquired and their fair values and intangibles will be quantified, if identified. The following is a summary of the goodwill and other intangibles computation (in thousands):

September 30, 2010
Purchase price	$8,209
Cash contribution by Customers Bank for repayment of TARP	3,037
Total purchase price	11,246
Less: BBI Capital at September 30, 2010	11,425
Fair Value adjustment at September 30, 2010:
Loans receivable (discount)	(1,330)
Deposits premium	(528)
Borrowings premium	(66)
Elimination of BBI goodwill at September 30, 2010	(418)
Net asset, adjusted for estimated fair value at September 30, 2010	9,083
Goodwill and other intangibles	$2,163

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
(Dollars in thousands except per share data)

		CBI.		Combined
	Customers Bank	Pro Forma Pre-Merger		CBI Proforma	Berkshire Bancorp, Inc.	Proforma Adjustments (B)		Pro Forma Combined

Interest income:
Loans receivable, including fees	$17,900	$-		$17,900	$4,827	$175	(D)	$22,902
Investment securities, taxable	933			933	335	4	(C)	1,272
Investment securities, non-taxable	88			88	-			88
Other	219			219	32			251
Total interest income	19,140			19,140	5,194	179		24,513
Interest expense:
Deposits	6,656			6,656	1,499	(528)	(E)	7,627
Borrowed funds	322	4	(A)	326	89	(52)	(F)	363
Total interest expense	6,978	4		6,983	1,588	(580)		7,990
Net interest income	12,162	(4)		12,158	3,606	759		16,523
Provision for loan losses	9,547			9,547	286	-		9,833
Net interest income after provision for loan losses	2,615	(4)		2,611	3,320	759		6,690
Non-interest income:
Service fees	456			456	112			568
Mortgage warehouse transactional fees	1,483			1,483				1,483
Bank owned life insurance	175			175	99			274
Gain on sales of investment securities	1,111			1,111	41			1,152
Bargain purchase gains on bank acquisitions	38,517			38,517	-			38,517
Gain on sale of loans	-			-	341			341
Other	346			346	65			411
Total non-interest income	42,088			42,088	658	-		42,746
Non-inerest expenses:
Salaries and employee benefits	10,773			10,773	1,694			12,467
Occupancy	1,234			1,234	856			2,090
Technology, communication and bank operations	1,759			1,759	363			2,122
Advertising and promotion	567			567	24			591
Professional services	1,493			1,493	381			1,874
FDIC assessments, taxes, and regulatory fees	1,078			1,078	190			1,268
Loan workout and other real estate owned	1,174			1,174	290			1,464
Other	609			609	445			1,054
Total non-interest expenses	18,687			18,687	4,243	-		22,930
(Loss) income before taxes	26,016	(4)		26,012	(265)	759		26,506
Income tax expense (benefit)	2,138	-		2,138	1	258	(G)	2,397
Net income (loss)	23,878	(4)		23,814	(266)	501		24,109
Preferred stock dividends and discount accretion	-	-		-	(140)	(179)	(I)	(314)
Net income (loss) attributable to common shareholders	$23,878	$(4)		$23,874	$(406)	$322		$23,790

Basic (loss) income per share	$1.35			$4.06	$(0.13)			$3.71
Weighted average shares - Basic	17,639,610	(11,759,740)	(H)	5,879,870	3,886,319	(3,354,411)	(H)	6,411,778

Diluted (loss) income per share	$1.34			$4.02	$(0.13)			$3.68
Weighted average shares - Diluted	17,811,483	(11,874,322)	(H)	5,937,161	3,886,319	(3,354,411)	(H)	6,469,069

NOTES TO UNAUDITED PRO FORMA COMBINED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Under purchase accounting, BBI’s assets and liabilities were required to be adjusted to their estimated fair values. The following are the pro forma adjustments to record the amortization/accretion of these fair value adjustments for the respective periods.

A. Interest expense recorded for the funds borrowed by CBI at annual rate of 3.0%.

B. The pro forma income statement acquisition adjustments for loans, investments, time deposits and FHLB advances reflects the amortization/accretion of the respective balance sheet fair value adjustment utilizing various methods over the estimated lives of the related assets or liabilities.

C. All investments were recorded as available for sale and at fair value. The adjustment reflects the amortization of the available for sale premium which will be prospectively amortized based upon an expected life of 3 years using a method that approximates the level yield method.

D. The fair values of loans are based on current interest rates of similar loans will be recognized using the level yield amortization method based upon the expected life of the loans of 2 years using a method that approximates the level yield method.

E. The fair values of interest bearing time deposit are based on current interest rates of similar instruments will be recognized using the level yield amortization method based upon the expected life of the time deposits of 0.75 years using a method that approximates the level yield method.

F. The fair value of FHLB advances is based on current interest rates of similar instruments will be recognized using the level yield amortization method based upon the expected life of the FHLB advances of 1 year using a method that approximates the level yield method.

G. Adjustment to reflect the net deferred tax at a rate of 34% related to fair value adjustments on the balance sheet and a statutory tax rate of 34% for book tax expense.

H. The proforma CBI weighted average shares outstanding were computed by exchanging 3 shares of Customers Bank stock for one share of CBI common stock.  The proforma combined weighted average shares was computed by multiplying the BBI weighted average shares by the exchange ratio of 0.4617 and divided by 3 to convert the BBI shares into CBI shares.

I. Dividends were accrued for the period January 1, 2010 through September 30, 2010 at their dividend rates of 5% for Series A and 9% for Series B.   The remaining discount on the preferred shares of approximately $120,000 was recognized.

CUSTOMERS BANK - SELECTED FINANCIAL DATA

The following selected financial data is derived from Customers Bank’s audited financial statements as of and for the five years ended December 31, 2009 and the unaudited interim financial statements as of and for the nine months ended September 30, 2010 and 2009.  The following financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes included elsewhere in this report.

Financial Highlights

Dollar amounts in thousands except per share data

	Nine months ended September 30,		Years ended December 31,
	2010 (1)	2009	2009	2008	2007	2006	2005
For the Period
Interest income	$19,140	$9,903	$13,486	$15,502	$17,659	$13,917	$9,471
Interest expense	6,981	4,724	6,336	8,138	10,593	7,461	3,980
Net interest income	12,159	5,179	7,150	7,364	7,066	6,456	5,491
Provision for loan losses	9,547	9,130	11,778	611	444	416	282
Bargain purchase gains on bank acquisitions	38,517	—	—	—	—	—	—
Total non-interest income (loss)	42,088	791	1,043	(350)	356	479	385
Salary and employee benefits	10,773	2,823	4,267	3,651	3,450	2,819	2,217
Total non-interest expense	18,687	6,765	9,650	7,654	6,908	5,588	4,649
(Loss) income before taxes	26,013	(9,925)	(13,235)	(1,251)	70	931	945
Income tax expense (benefit)	2,138	—	—	(426)	(160)	275	33
Net income (loss)	$23,875	$(9,925)	$(13,235)	$(825)	$230	$656	$912
Basic earnings (loss) per share	$1.35	$(3.33)	$(3.66)	$(0.41)	$0.11	$0.33	$0.57
Diluted earnings (loss) per share	$1.34	$(3.33)	$(3.66)	$(0.41)	$0.11	$0.32	$0.57
At Period End
Total assets	$1,024,564	$280,195	$349,760	$274,038	$272,004	$234,407	$182,623
Net loans not covered under FDIC loss sharing agreements	636,544	208,377	220,266	220,876	212,109	176,147	138,100
Allowance for loan losses	14,621	8,545	10,032	2,876	2,460	2,029	1,615
Loans covered under FDIC loss sharing agreements	168,110	—	—	—	—	—	—
FDIC loss sharing receivable (2)	29,566	—	—	—	—	—	—
Deposits	904,345	241,819	313,927	237,842	220,345	182,433	144,601
Stockholders’ equity	97,693	23,894	21,503	16,849	16,830	16,239	15,503
Tangible common equity(3)	$97,693	$23,894	$21,503	$15,869	$16,830	$16,239	$15,503
Selected Ratios & Share Data
Return on average assets(4)	3.19%	(4.74)%	(4.69)%	(0.30)%	0.09%	0.31%	0.56%
Return on average equity(4)	28.29%	(38.82)%	(65.35)%	(4.98)%	1.40%	4.17%	7.67%
Book value per share	$4.39	$4.40	$3.89	$8.34	$8.33	$8.18	$7.81
Tangible book value per common share(3)	$4.39	$4.40	$3.89	$7.85	$8.33	$8.18	$7.81
Common shares outstanding	22,261,400	5,426,886	5,522,706	2,021,078	2,021,078	1,984,370	1,984,370
Net interest margin (4)			2.62%	2.82%	2.83%	2.85%	3.42%
Equity to assets	9.54%	8.53%	6.14%	6.15%	6.19%	6.93%	8.49%
Tangible common equity to tangible assets(3)	9.54%	8.53%	6.72%	6.15%	6.19%	6.93%	8.49%
Tier 1 leverage ratio	10.5%	8.76%	6.68%	6.21%	6.22%	7.20%	8.92%
Tier 1 risk-based capital ratio	21.7%	11.41%	9.76%	7.87%	8.03%	9.92%	11.89%
Total risk-based capital ratio	23.4%	13.65%	11.77%	10.50%	10.62%	12.36%	14.61%
Asset Quality

Non-performing, not covered loans(2)	$24,020	$14,390	$19,150	$7,175	$2,069	$742	$1,158
Non-performing, not covered loans to total not covered loans (2)	3.69%	6.91%	8.32%	3.21%	1.63%	0.42%	0.83%
Other real estate owned - not covered (2)	$3,556	$2,538	$1,155	$1,519	-	-	$536
Non-performing, not covered assets (2)	$27,576	$16,928	$20,305	$8,694	$2,069	$742	$1,694
Non-performing, not covered assets to total not covered assets (2)	3.24%	6.04%	5.81%	3.17%	1.28%	0.32%	0.46%
Allowance for loan losses to total not covered loans	2.25%	3.94%	4.36%	1.29%	1.15%	1.15%	1.17%
Allowance for loan losses to non-performing, not covered loans	60.87%	59.38%	52.39%	40.08%	70.41%	237.45%	139.83%
Net charge offs	$4,908	$3,461	$4,622	$195	$13	$2	$43
Net charge offs to average not covered loans(4)	1.41%	2.06%	2.05%	0.09%	0.01%	0.00%	0.03%
Covered non-performing loans (2)	$50,153	—	—	—	—	—	—
Covered other real estate owned (2)	5,220	—	—	—	—	—	—
Covered non-performing assets (2)	$53,373	—	—	—	—	—	—

(1) Customers Bank acquired two banks in FDIC assisted transactions during the third quarter 2010.
(2) Certain loans and other real estate owned (described as “covered”) acquired in the two FDIC assisted transactions are subject to loss sharing agreements between Customers Bank and the FDIC.  If certain provisions within the loss sharing agreements are maintained, the FDIC will reimburse Customers Bank for 80% of the unpaid principal balance and certain expenses.  A loss sharing receivable was recorded based upon the credit evaluation of the acquired loan portfolio and the estimated periods for repayments.  Loans receivable and assets that are not subject to the loss sharing agreement are described as “not covered” within the ratios to provide comparability to previous periods presented.
(3) Our summary consolidated financial data contains information determined by methods other than in accordance with GAAP.  These measures include tangible common equity and tangible book value per common share.  Our management uses this non-GAAP measure to present historical periods comparable to current period presentation.  These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  As of December 31, 2008, tangible common equity equals total stockholders’ equity less preferred stock balances of $980 thousand.  Tangible book value per common share equals tangible common equity divided by common shares outstanding for the twelve months ended December 31, 2008.   The preferred shares outstanding were converted in June 2009.
(4) Ratio annualized for interim periods.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF CUSTOMERS BANK

Critical Accounting Policies

Customers Bank has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and that are consistent with general practices within Customers Banking industry in the preparation of its financial statements.  Customers Bank’s significant accounting policies are described in footnote 2 to its audited financial statements.

Certain accounting policies involve significant judgments and assumptions by Customers Bank that have a material impact on the carrying value of certain assets and liabilities.  Customers Bank considers these accounting policies to be critical accounting policies.  The judgment and assumptions used are based on historical experience and other factors, which are believed to be reasonable under the circumstances.  Because of the nature of the judgments and assumptions management makes, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of its assets and liabilities and its results of operations.

The following is a summary of the policies Customers Bank recognizes as involving critical accounting estimates:  Allowance for Loan Losses, Stock-Based Compensation, Unrealized Gains and Losses on Available for Sale Securities and Deferred Income Taxes.

Allowance for Loan Losses.  Customers Bank maintains an allowance for loan losses at a level management believes is sufficient to absorb estimated probable credit losses.  Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors.  However, this evaluation is inherently subjective as it requires significant estimates by management.  Consideration is given to a variety of factors in establishing these estimates including historical losses, current and anticipated economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers’ perceived financial and management strengths, the adequacy of underlying collateral, the dependence on collateral, or the strength of the present value of future cash flows and other relevant factors.  These factors may be susceptible to significant change.  To the extent actual outcomes differ from management estimates, additional provisions for loan losses may be required which may adversely affect Customers Bank’s results of operations in the future.

Stock-Based Compensation.  Customers Bank recognizes compensation expense for stock options and their management stock purchase plans (collectively, stock based compensation plans) in accordance with FASB ASC 718 Compensation - Stock Compensation. Expense related to stock based compensation plans granted will generally be measured based on the fair value of the option at the grant date, with compensation expense recognized over the service period, which is usually the vesting period.  Customers Bank will utilize the Black-Scholes option-pricing model to estimate the fair value of each option on the date of grant.  The Black-Scholes model takes into consideration the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, the expected dividends on the stock and the current risk-free interest rate for the expected life of the option.  Customers Bank’s estimate of the fair value of a stock option is based on expectations derived from historical experience and may not necessarily equate to its market value when fully vested.

Unrealized Gains and Losses on Securities Available for Sale.  Customers Bank receives estimated fair values of debt securities from independent valuation services and brokers.  In developing these fair values, the valuation services and brokers use estimates of cash flows based on historical performance of similar instruments in similar rate environments.  Debt securities available for sale are mostly comprised of U.S. government agency securities.  Customers Bank uses various indicators in determining whether a security is other-than-temporarily impaired, including for equity securities, if the market value is below its cost for an extended period of time with low expectation of recovery or, for debt securities, when it is probable that the contractual interest and principal will not be collected.  The debt securities are monitored for changes in credit ratings because adverse changes in credit ratings could indicate a change in the estimated cash flows of the underlying collateral or issuer.  The unrealized losses associated with securities that management does not intend to sell, and more likely than not that Customers Bank will be required to sell prior to maturity or market price recovery, are not considered to be other than temporary as of September 30, 2010 and December 31, 2009, because the unrealized losses are related to changes in interest rates and do not affect the expected cash flows of the underlying collateral or issuer.

Fair Value.   The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Management estimates the fair value of a financial instrument using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, we estimate fair value. The valuation methods and inputs consider factors such as types of underlying assets or liabilities, rates of estimated credit losses, interest rate or discount rate and collateral. The best estimate of fair value involves assumptions including, but not limited to, various performance indicators, such as historical and projected default and recovery rates, credit ratings, current delinquency rates, loan-to-value ratios and the possibility of obligor refinancing.

Acquisition Accounting.  USGAAP requires the use of fair values in determining the carrying values of certain assets and liabilities, as well as for specific disclosures.  The most significant uses of fair values include impaired loans and foreclosed property and the net assets acquired in business combinations.  Assets acquired and liabilities assumed in our FDIC-assisted acquisitions are recorded at their fair values.  The fair value of a loan portfolio acquired in a business combination requires greater levels of management estimates and judgment than the remainder of purchased assets or assumed liabilities.  The credit risks inherent and evidenced in the FDIC-assisted transactions resulted in substantially all loans purchased in the transaction being purchased with a credit discount.  On the date of acquisition, when the loans have evidence of credit deterioration since their origination and we believe it is probable that we will not collect all contractually required principal and interest payments, we refer to the difference between contractually required payments and the cash flows expected to be collected as the non-accretable discount.  We must estimate expected cash flows at each reporting date.  Subsequent decreases to the expected cash flows will generally result in a provision for loan losses.  Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges and adjusted accretable discount, which will have a positive effect on interest income.  Management also uses this method to handle acquired loans without evidence of credit deterioration.

Because we record loans acquired in connection with FDIC-assisted acquisitions at fair value, we record no allowance for loan losses related to the acquired covered loans on the acquisition date, given that the fair value of the loans acquired incorporates assumptions regarding credit risk.  The acquired loans are recorded at fair value in accordance with the fair value methodology, exclusive of the loss share agreements with the FDIC.

The acquired covered loans are subject to the accounting prescribed by FASB ASC Topic 310 Receivables, and subsequent changes to the basis of the loss share agreements also follow that model.  Deterioration in the credit quality of the loans (immediately recorded as an adjustment to the allowance for loan losses) would immediately increase the basis of the loss share agreements, with the offset recorded through the consolidated statement of income.  Increases in the credit quality or cash flows of loans (reflected as an adjustment to the discount and accreted into income over the remaining life of the loans) decrease the basis of the loss share agreements.  That decrease is accreted into income over either the same period or the life of the loss share agreements, whichever is shorter. Loss assumptions used in the basis of the covered loans are consistent with the loss assumptions used to measure the FDIC receivable.  Fair value accounting incorporates into the fair value of the FDIC receivable an element of the time value of money, which is accreted back into income over the life of the loss share agreements.

FDIC Receivable for Loss Share Agreements.  The majority of the loans and other real estate assets acquired are covered under loss share agreements with the FDIC in which the FDIC has agreed to reimburse us for 80% of all losses incurred in connection with those assets.  We estimated the amount that we will receive from the FDIC under the loss share agreements that will result from losses incurred as we dispose of covered loans and other real estate assets, and we recorded the estimate as a receivable from the FDIC.

The FDIC loss sharing receivable is measured separately from the related covered assets because it is not contractually embedded in the assets and is not transferable if we sell the assets.  We estimated the fair value of the FDIC loss sharing receivable using the present value of cash flows related to the loss share agreements based on the expected reimbursements for losses and the applicable loss share percentages.  We review and update the fair value of the FDIC receivable prospectively as loss estimates related to covered loans and other real estate owned change.  Subsequent decreases in the amount expected to be collected result in a provision for loan and lease losses, an increase in the allowance for loan and lease losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed.  Subsequent increases in the amount expected to be collected results in the reversal of any previously-recorded provision for loan and lease losses and related allowance for loan and lease losses and adjustments to the FDIC receivable, or prospective adjustment to the accretable discount if no provision for loan and lease losses had been recorded.  The ultimate realization of the FDIC loss sharing receivable depends on the performance of the underlying covered assets, the passage of time and claims paid by the FDIC. The accretion of the FDIC receivable discount is recorded into noninterest income using the level yield method over the estimated life of the receivable.  In November 2010, Customers Bank received their first reimbursement under the USA Bank Loss Sharing Agreement.

Deferred Income Taxes.  Customers Bank provides for deferred income taxes on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and net operating loss carry-forwards and their tax basis.  The valuation allowance previously applied to the net deferred tax assets was reversed when, in the opinion of management, it is more likely than not that the deferred tax assets will be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Overview

The following discussion and analysis presents material factors affecting Customers Bank’s financial condition as of September 30, 2010 and results of operations for the three and nine month periods ended September 30, 2010 and 2009, and as of December 31, 2009 and 2008, and results of operations for each of the three years in the period ended December 31, 2009.  This discussion and analysis should be read in conjunction with Customers Bank’s financial statements, notes thereto and other financial information appearing elsewhere in this report.

Like most financial institutions, Customers Bank derives the majority of its income from interest it receives on its interest-earning assets, such as loans and investments.  Customers Bank’s primary source of funds for making these loans and investments is its deposits, on which Customers Bank pays interest.  Consequently, one of the key measures of Customers Bank’s success is its amount of net interest income, or the difference between the income on its interest-earning assets and the expense on its interest-bearing liabilities, such as deposits and borrowings.  Another key measure is the spread between the yield Customers Bank earns on these interest-earning assets and the rate it pays on its interest-bearing liabilities, which is called its net interest spread.

There are risks inherent in all loans, so Customers Bank maintains an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible.  Customers Bank maintains this allowance by charging a provision for loan losses against our operating earnings.  Customers Bank has included a detailed discussion of this process, as well as several tables describing our allowance for loan losses.

The external environment in 2009 was, and continues in the first nine months of 2010 to be, very challenging as the economy struggles through a recession.  Many business customers in our market experienced a loss of revenues and there was an increase in bankruptcies.  Many overleveraged real estate customers were forced to take action to improve their cash flow due to high vacancy rates and a reduction in rents due to the reduced demand for space during the downturn.  Unemployment increased throughout 2009 and the first nine months of 2010 as companies reduced expenses to manage through the challenging times.  These conditions produced stress in the asset quality of the loan portfolio primarily the commercial real estate portfolio.  There continues to be uncertainty in the external environment in 2010 and it is likely that these challenging conditions will continue in the next few years.

Customers Bank began a new initiative in mortgage warehouse lending in 2009.  In this business, Customers Bank finances mortgage loans for mortgage companies from the time of the home purchase or refinancing of a mortgage loan through the sale of the loan into the secondary market.  Most of the loans are FHA / VA loans or conforming loans which are sold through Fannie Mae and Freddie Mac.  The strategy is to stay focused on providing the financing in the lowest risk segments in this business.  Most of the revenue is derived from the interest income earned on the mortgage warehouse loan but the business also generates fee income and deposits.  Customers Bank expects material growth in this business in 2010 and most of its loan growth is expected to come from warehouse lending.  Mortgage warehouse lending is approximately $328.5 million or 41% of total loans at September 30, 2010.  This prediction about continued growth is a forward-looking statement and is subject to a number of contingencies, including an assumption that the recession may have reached bottom, and to Customers Bank’s estimation that borrowers will increase their borrowing activity in the coming months.  If the economy falters or remains stagnant, or if businesses delay their borrowings, it is possible that Customers Bank’s continued growth in this business will not occur.  Further, given the unprecedented low level of interest rates, there is no guarantee that the demand and profitability in this type of lending will continue.  If interest rates rise, refinancing activity will most likely decline.  The decline in volumes could put pressure on spreads and fee income margins.

In addition to earning interest on its loans and investments, Customers Bank earns income through other sources, such as fees and other charges to its customers and bank owned life insurance (“BOLI”).  Customers Bank describes the various components of this non-interest income, as well as its non-interest expense, in the following discussion.

In the second half of 2009, Customers Bank introduced many new initiatives to increase the deposits of Customers Bank.  Sales management practices were introduced along with new marketing and pricing strategies.  As a result of these changes, total deposits increased in the second half of the year by over 70% annualized with most of the growth coming from retail money market accounts and retail CDs.  A new relationship checking account was introduced during the year.  The new account features coupled with improved sales performance have caused a change in the trends.  Net checking account totals began to increase in the second half of the year after declining in previous years.  It is anticipated that this growth will continue for a period of time.  Customers Bank also plans to open four new branches in 2010.  It is anticipated that the combination of the changes in management along with the increase in branch locations will lead to a continued strong growth in deposits in 2010 and 2011.  It is possible that competition for deposits will increase in future periods.  It is also likely that interest rates will move higher.  If there is a material change in the external environment or management cannot successfully execute its plans, deposit growth may be more difficult than expected.

Results of Operations

Three months ended September 30, 2010 and 2009

Customers Bank had net income of $28.4 million for the three months ended September 30, 2010 compared to a net loss of $1.4 million for the three months ended September 30, 2009.  On a basic and diluted per share basis, earnings were $1.31 and $1.30 per share for the three months ended September 30, 2010 compared to the net loss of $0.29 per share for the same period in 2009.  During the three months ended September 30, 2010, Customers Bank acquired two banks through FDIC assisted acquisitions, the former USA Bank of Port Chester New York on July 9, 2010 and the former ISN Bank of Cherry Hill, New Jersey on September 17, 2010 (collectively, FDIC assisted acquisitions).  These acquisitions expanded the Customers Bank footprint into three states from one state with a total of $1.02 billion in total assets.  The bargain purchase gains are estimated to be $25.4 million, net of income taxes for the three months ended September 30, 2010.   The acquired assets, prior to acquisition accounting adjustments, from the FDIC assisted acquisitions included loans with unpaid principal balances of $211.3 million (referred to as covered loans) and other real estate owned of $8.9 million that are covered under loss sharing agreements with the FDIC and resulted in an estimated FDIC loss sharing receivable of approximately $29.6 million, loans with unpaid principal balances not covered under the FDIC loss sharing agreements of $1.5 million and investments securities of $21.5 million at the acquisition dates.   Liabilities assumed were $264.8 million, including $251.2 million in non-brokered deposits.  The assets acquired and liabilities assumed have been recorded at their estimated fair values and are expected to be finalized during the fourth quarter 2010.

Net interest income increased $4.2 million or 209.1% to $6.2 million for the three months ended September 30, 2010 compared to $2.0 million for the three months ended September 30, 2009. The provision for loan losses increased $3.1 million to $4.1 million for the three months ended September 30, 2010 compared to $1.0 million for the same period in 2009 primarily due to additional reserves on certain nonperforming loans during the third quarter. Non-interest income was $1.5 million for the three months ended September 30, 2010, when excluding the $38.5 million bargain purchase gain, an increase of $1.2 million from $172 thousand for the three months ended September 30, 2009 primarily related to mortgage warehouse transaction fees of $780 thousand and $161 thousand adjustment to the FDIC loss sharing receivable.  Noninterest expense increased $8.9 million to $11.5 million for the three months ended September 30, 2010 from $2.6 million for the three months ended September 30, 2009 due to certain employee benefit plans, such as the management stock purchase plan and the supplemental executive retirement plan that became effective or vested at the completion of the acquisitions.  In addition, there was an increase of twenty-three employees during the quarter related to the acquisitions and the Bank’s growth strategy, expenses related to loan workout and OREO, technology, communications and bank operations and increased premiums for FDIC insurance.

Nine months ended September 30, 2010 and 2009

The Bank had net income of $23.9 million for the nine months ended September 30, 2010 compared to a net loss of $9.9 million for the nine months ended September 30, 2009. On a basic and diluted per share basis, the earnings were $1.35 and $1.34 per share for the nine months ended September 30, 2010 compared to the net loss of $3.33 per share for the same period in 2009. Net interest income increased $7.0 million or 134.7% to $12.2 million for the nine months ended September 30, 2010 compared to $5.2 million for the nine months ended September 30, 2009. The provision for loan losses increased $417 thousand to $9.5 million for the nine months ended September 30, 2010 compared to $9.1 million for the same period in 2009. Non-interest income was $3.6 million for the nine months ended September 30, 2010 when excluding the $38.5 million for the bargain purchase gains recorded during the third quarter, an increase of $2.9 million from $791 thousand for the nine months ended September 30, 2009 related to mortgage warehouse transaction fees of $1.5 million and increase in gains on sales investment securities of $889 thousand.  Noninterest expense increased $11.9 million to $18.7 million for the nine months ended September 30, 2010 from $6.8 million for the nine months ended September 30, 2009 due to certain benefit plans that became effective or vested during the third quarter and to sixty two additional employees in connection with the Bank’s growth strategy, expenses related to technology, communication and bank operations, loan and OREO workout and increased premiums for FDIC insurance.

NET INTEREST INCOME

Three months ended September 30, 2010 and 2009

Net interest income (the difference between the interest earned on loans, investments and interest-earning deposits with banks, and interest paid on deposits, borrowed funds and subordinated debt) is the primary source of Customers Bank’s earnings.  The following table summarizes Customers Bank’s net interest income and related spread and margin for the periods indicated:

	Three months ended September 30,
	2010			2009
	Average balance	Interest income or expense	Average yield or cost	Average balance	Interest income or expense	Average yield or cost
	(dollars in thousands)
Interest earning assets
Interest earning deposits	$158,055	$98	0.25%	$4,905	$1	0.08%
Federal funds sold	19,589	7	0.14%	2,507	2	0.32%
Investment securities, taxable	9,343	115	4.88%	32,849	322	3.89%
Investment securities, non taxable (B)	1,997	32	6.36%	3,925	64	6.47%
Loans (A)	683,862	9,204	5.34%	220,568	3,115	5.60%
Restricted stock	3,614	20	2.20%	1,818	8	1.75%
Total interest earning assets	$876,460	$9,476	4.29%	$266,572	$3,512	5.23%
Interest-bearing liabilities
Interest checking	$30,474	$72	0.94%	$26,105	$14	0.21%
Money market	226,008	1,023	1.80%	29,856	80	1.06%
Other Savings	14,508	27	0.74%	11,517	21	0.72%
Certificates of deposit	457,218	1,989	1.73%	166,881	1,225	2.91%
Total interest bearing deposits	728,208	3,111	1.69%	234,359	1,340	2.27%
Other borrowings	13,000	109	3.33%	14,095	129	3.63%
Total interest-bearing liabilities	741,208	3,220	1.72%	248,454	1,469	2.35%
Non-interest-bearing deposits	57,199	---	---	17,111	---	---
Total deposits & borrowings	$798,407	3,220	1.60%	$265,565	1,469	2.19%
Net interest earnings (B)		6,256			2,043
Tax equivalent adjustment		10			22
Net interest earnings		$6,246			$2,021
Interest spread			2.69%			3.03%
Net interest margin			2.83%			3.01%
Net interest margin tax equivalent (B)			2.83%			3.04%

(A)	Includes non-accrual loans, the effect of which is to reduce the yield earned on loans, and deferred loan fees.
(B)	Full tax equivalent basis, using a 34% statutory tax rate to approximate interest income as a taxable asset.

Net interest income was $6.2 million for the three months ended September 30, 2010 compared to $2.0 million for the same period in 2009, an increase of $4.2 million or 209.05%.  Interest income on loans, investments and interest earning deposits was $9.5 million in the third quarter of 2010 compared to $3.5 million in the same period of 2009, an increase of $6.0 million or 169.8%.   Meanwhile, interest expense on deposits and borrowed funds was $3.2 million in the three months ended September 30, 2010, up $1.8 million or 123.8%, from $1.4 million for the same period in 2009.   Average interest earning assets increased $609.9 million as the yield on interest earning assets decreased 94 basis points to 4.29% in the three months ended September 30, 2010 from 5.23% at September 30, 2009 due to the average interest earning cash balances at $158.1 million earning 25 basis points during the quarter which is approximately 18.0% of total interest earning assets.  Average interest earning deposits were 1.8% of total interest earning assets or $4.9 million in 2009.   Average interest earning assets increased approximately $141.0 million due to the FDIC acquisitions in the third quarter. Average interest bearing liabilities increased $492.7 million to $741.2 million at September 30, 2010 while the interest paid on these liabilities remained decreased 63 basis points due to reduced rates on certificates of deposits on average of 118 basis points offset by the money market portfolio rate increase of 74 basis points through September 30, 2010. Average interest bearing liabilities increased approximately $149.2 million due to the FDIC acquisitions in the third quarter.  The deposit rates were adjusted to the current market rates.    The cost of funds for the interest bearing liabilities decreased 59 basis points to 1.60% in the third quarter of 2010 from 2.19% in the third quarter of 2009 due to the change in deposit products from time deposits to money market accounts.

The key measure of Customers Bank’s net interest income is its net interest margin.  Customers Bank’s net interest margin decreased 18 basis points to 2.83% in the three months ended September 30, 2010 from 3.01% in the same period of 2009.  This decrease was primarily attributable to the change in interest earning assets from a concentration of loan and investments in 2009 to interest earning deposits and loans at lower yields and the downward re-pricing of variable rate commercial loans in a falling rate environment being offset by lower costs on money market and  time deposit accounts.

Nine months ended September 30, 2010 and 2009

Net interest income (the difference between the interest earned on loans, investments and interest-earning deposits with banks, and interest paid on deposits, borrowed funds and subordinated debt) is the primary source of Customers Bank’s earnings.  The following table summarizes Customers Bank’s net interest income and related spread and margin for the periods indicated:

	Nine months ended September 30,
	2010			2009
	Average balance	Interest income or expense	Average yield or cost	Average balance	Interest income or expense	Average yield or cost
	(dollars in thousands)
Interest earning assets
Interest earning deposits	$99,810	$136	0.18%	$2,842	$1	0.05%
Federal funds sold	11,296	14	0.17%	1,831	4	0.29%
Investment securities, taxable	38,478	933	3.24%	23,588	729	4.13%
Investment securities, non taxable (B)	2,707	133	6.57%	4,711	226	6.41%
Loans (A)	467,012	17,900	5.12%	224,210	8,996	5.36%
Restricted stock	2,854	69	3.23%	1,810	24	1.77%
Total interest earning assets	$622,067	$19,185	4.12%	$258,992	$9,980	5.15%
Interest-bearing liabilities
Interest checking	$17,790	$105	0.79%	$27,902	$74	0.35%
Money market	157,732	2,101	1.78%	29,638	263	1.19%
Other Savings	10,737	53	0.66%	11,099	79	0.95%
Certificates of deposit	319,931	4,397	1.84%	160,956	3,808	3.16%
Total interest bearing deposits	506,190	6,656	1.76%	229,595	4,224	2.46%
Other borrowings	13,730	325	3.16%	18,660	500	3.58%
Total interest-bearing liabilities	519,920	6,981	1.80%	248,255	4,724	2.54%
Non-interest-bearing deposits	40,016	---	---	17,626	---	---
Total deposits & borrowings	$559,936	6,981	1.67%	$265,881	4,724	2.38%
Net interest earnings (B)		12,204			5,256
Tax equivalent adjustment		45			77
Net interest earnings		$12,159			$5,179
Interest spread			2.46%			2.78%
Net interest margin			2.61%			2.67%
Net interest margin tax equivalent (B)			2.62%			2.71%

(A)	Includes non-accrual loans, the effect of which is to reduce the yield earned on loans, and deferred loan fees.
(B)	Full tax equivalent basis, using a 34% statutory tax rate to approximate interest income as a taxable asset.

Net interest income was $12.2 million for the nine months ended September 30, 2010 compared to $5.2 million for the same period in 2009, an increase of $7.0 million or 134.8%.  Interest income on loans, investments and interest earning deposits was $19.2 million for the nine months of 2010 compared to $10.0 million in the same period of 2009, an increase of $9.2 million or 92.2%.  Meanwhile, interest expense on deposits and borrowed funds was $7.0 million in the nine months ended September 30, 2010, an increase of $2.3 million or 50.9%, from $4.7 million for the same period in 2009.    Average interest earning assets increased $363.1 million as the yield on interest earning assets decreased 103 basis points to 4.12% in the nine months ended September 30, 2010 from 5.15% at September 30, 2009 due to the increased balances in interest earning deposits at 25 basis points and the continued decline of interest rates through the first three quarters of 2010.

PROVISION FOR LOAN LOSSES

Customers Bank has established an allowance for loan losses through a provision for loan losses charged as an expense on the statement of operations.  The non-covered loan portfolio, consisting of loans that are not covered by loss share agreements with the FDIC, is reviewed and evaluated on a quarterly basis to evaluate our outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses.  The provision for loan losses was $4.1 million for the three months ended September 30, 2010, an increase of $3.1 million from $1.0 million in the same period of 2009.  This increase was primarily due to a significant increase in non-performing loans, charge-offs of problem loans and the declining value of real estate in our market area, all of which were related to the significant economic downturn faced by the national and regional economies in 2010. For more information about our provision and allowance for loan and lease losses and our loss experience see “Credit Risk” and “Asset Quality” on pages 109 and 110 of this Joint Proxy Statement-Prospectus.

We do not maintain an allowance for loan loss for the covered loans in our loan portfolio that we acquired under the loss share agreements with the FDIC, because we recorded these loans at fair value at the time of each respective acquisition and subsequent to the acquisition dates, there has been no significant deterioration that would require an allowance.  However, we do evaluate the adequacy of the credit (non-accretable) discounts on our covered loans and we determined that no additional provision for loan losses on the covered loans was required for the three or nine months ended September 30, 2010.

Three and nine months ended September 30, 2010 and 2009

The provision for loan losses was $9.6 million for the nine months ended September 30, 2010, an increase of $417 thousand from $9.1 million in the same period of 2009.  This increase was primarily due to a significant increase in non-performing loans, charge-offs of problem loans and the declining value of real estate in our market area, all of which were related to the significant economic downturn faced by the national and regional economies in 2010.

NON-INTEREST INCOME

The chart below shows Customers Bank’s results in the various components of non-interest income for the three and nine months ended September 30, 2010 and 2009.

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Service fees	$1,046	$21	$1,939	$301
Bank owned life insurance	59	58	175	171
Gains on sales of investment securities, net of other than temporary impairment	35	54	1,111	207
Bargain purchase gains on bank acquisitions	38,517	--	38,517	--
Other	266	39	346	112
Total non-interest income	$39,923	$172	$42,088	$791

Three months ended September 30, 2010 and 2009

Non-interest income was $39.9 million for the three months ended September 30, 2010.  Non-interest income was $1.4 million, excluding the bargain purchase gains recorded on the FDIC acquisitions of $38.5 million an increase of $1.2 million from $172 thousand for the three months ended September 30, 2009.   This change is primarily due to the increase in mortgage warehouse transaction fees of $780 thousand in 2010.

Service fees represent a significant component of non-interest income and were $1.0 million in the third quarter of 2010, an increase of $1.0 million from the same period in 2009.  This was due to an increase in warehouse lending fees, primarily transactional fees of $780 thousand for the three months ended September 30, 2010.

Customers Bank sold $6.6 million of investment securities in the third quarter of 2010 for a gain of $35 thousand, compared to sales of $2.0 million in the same period of 2009 for a gain of $54 thousand.

Nine months ended September 30, 2010 and 2009

Non-interest income was $42.1 million for the nine months ended September 30, 2010.  Non-interest income was $3.6 million excluding the bargain purchase gains of $38.5 million, an increase of $2.9 million from $791 thousand for the nine months ended September 30, 2009.  This change is primarily due to the increased service and mortgage warehouse transaction fees of $1.5 million and increases in gains on sales of investment securities of $904 thousand for the nine months ended September 30, 2010.

Service and mortgage warehouse transaction fees were $456 thousand and $1.5 million, respectively, in the first nine months of 2010, a net increase of $1.6 million from the same period in 2009.

The Bank sold $152.6 million of investment securities in the first nine months of 2010 for a gain of $1.1 million, compared to sales of $11.8 million in the same period of 2009 for a gain of $207 thousand.

NON-INTEREST EXPENSE

The below chart shows Customers Bank’s results in the various components of non-interest expense for the three and nine months ended September 30, 2010 and 2009.

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Salaries and employee benefits	$7,552	$1,244	$10,773	$2,823
Occupancy	601	317	1,234	947
Technology, communication and bank operations	1,049	234	1,759	689
Advertising and promotion	239	94	567	191
Professional services	795	117	1,493	307
FDIC assessments, taxes, and regulatory fees	463	225	1,078	702
Loan workout and other real estate owned	531	251	1,174	726
Other	312	114	609	380
Total non-interest expense	$11,542	$2,596	$18,687	$6,765

Three months ended September 30, 2010 and 2009

Non-interest expense was $11.5 million for the three months ended September 30, 2010, an increase of $8.9 million from $2.6 million for the same period in 2009.    Salaries and employee benefits represent the largest component of non-interest expense and were $7.6 million in the third quarter of 2010 compared to $1.2 million in the third quarter of 2009, an increase of $6.3 million.   The increase was due to twenty-three additional fulltime equivalents during the third quarter, including fifteen from the FDIC acquisitions.  In addition, the management stock purchase plan, incentive compensation for selected individuals participating in the FDIC acquisitions and the supplemental executive retirement plan for Customers Bank’s Chief Executive Officer became vested and effective at the completion of the acquisition of USA Bank and $1.8 million, $500 thousand and $2.5 million, respectively, were recorded for each plan during the third quarter.

Technology, communications and bank operations expense was $1.0 million for the three months ended September 30, 2010, an increase of $815 thousand or 348.3% over the $234 thousand in the same period of 2009 due to certain converstion related expenses for the FDIC acquisitions of approximately $500 thousand, additional network support for the opening of the four new branches and executive offices in Wyomissing, Pennsylvania and software maintenance for the planned growth.

Expenses related to professional services increased to $795 thousand in the third quarter of 2010 from $117 thousand in the same period of 2009.  This increase was primarily attributable to legal expenses related to regulatory filings and the FDIC assisted acquisitions and additional consultants for the current growth and acquisition activity.

FDIC assessments, taxes and regulatory fees increased 105.8% or $238 thousand to $463 thousand in the third quarter of 2010 from $225 thousand in the third quarter of 2009.  This increase is attributable to the increases in FDIC premiums from $171 thousand to $382 thousand in 2010.

Loan workout and other real estate owned (OREO) expenses increased $280 thousand to $531 thousand in the three months ended September 30, 2010 from $251 thousand in the same period of 2009.   Appraisals were received on certain collateral securing loans acquired in the FDIC acquisitions to establish the fair value and support the loss sharing certificates submitted in October 2010 for the USA Bank acquired loans covered under loss sharing agreements.   Loan workout expenses increased $181 thousand primarily related to the additional acquisition expenses to fair value the loans.   At September 30, 2010, Customers Bank has 17 properties identified as OREO, of which 14 are covered under loss sharing agreements where 80% of the costs to maintain the property are reimbursable from the FDIC under the terms of the Loss Sharing Agreements. Under the loss share agreements, we record a portion of these losses and expenses in the income statement (generally 20%) and we add the remaining 80% to the FDIC loss sharing receivable.  During the three months ended September 30, 2010, Customers Bank adjusted the fair value of the OREO properties not covered under loss sharing arrangements by $215 thousand and $20 thousand for the three months ended September 30, 2010 and 2009, respectively.

Other expenses increased by $198 thousand to $312 thousand in the third quarter of 2010 from $114 thousand in the third quarter of 2009.  This increase was primarily attributable to increases in director fees, office supplies for the additional offices and acquired banks and other miscellaneous expenses.

Nine months ended September 30, 2010 and 2009

Non-interest expense was $18.7 million for the nine months ended September 30, 2010, an increase of $11.9 million from $6.8 million for the same period in 2009.  Salaries and employee benefits represent the largest component of non-interest expense and were $10.8 million for the nine months ended September 30, 2010 compared to $2.8 million for the same period during 2009, an increase of $7.9 million.  The increase was due to the management stock purchase plan, incentive compensation for selected individuals participating in the FDIC acquisitions and the supplemental executive retirement plan for Customers Bank’s Chief Executive Officer became vested and effective at the completion of the acquisition of USA Bank and $1.8 million, $500 thousand and $2.5 million, respectively, were recorded for each plan during the third quarter.  This increase was also driven by management and staff increases of approximately sixty-three employees, including fifteen from the FDIC assisted acquisitions, since September 30, 2009 related to building out the infrastructure for the planned growth and stock based compensation expense of $98 thousand recorded for the stock options granted during the third quarter 2010.

Technology, communications and bank operations expense was $1.8 million for the nine months ended September 30, 2010, an increase of $1.1 million or 155% from the $689 thousand for the same period of 2009 due to conversion expenses, additional infrastructure related to the new branch offices and executive offices in Wyomissing, Pennsylvania and software maintenance for the planned growth.

Advertising and promotion expense increased 196.9% or $376 thousand to $567 thousand for the nine months ended September 30, 2010 from $191 thousand for the nine months ended September 30, 2010 2009.  This increase is attributable to the increases in advertising and promotions for deposit products in 2010.

Expenses related to professional services increased to $1.5 million for the nine months ended September 30, 2010 from $307 thousand in the same period of 2009.  This increase was primarily attributable to legal expenses related to regulatory filings, FDIC assisted acquisitions and the name change that was finalized and approved by stockholders in December 2010.

FDIC assessments, taxes and regulatory fees increased 53.6% or $376 thousand to $1.1 million for the nine months ended September 30, 2010 from $702 thousand for the nine months ended September 30, 2009.  This increase is attributable to the increases in FDIC premiums from $552 thousand to $901 thousand in 2010.

Loan workout and other real estate owned expenses for 2010 increased $448 thousand from $726 thousand to $1.2 million for the nine months ended September 30, 2010 and 2009, respectively.  During the nine months ended September 30, 2010, Customers Bank adjusted the fair value of the OREO properties not covered under loss sharing arrangements by $215 thousand and $370 thousand for the three months ended September 30, 2010 and 2009, respectively.  Also, appraisals were received on certain collateral securing loans acquired in the FDIC acquisitions to establish the fair value and support the loss sharing certificates submitted in October 2010 for the USA Bank acquired loans covered under loss sharing agreements.   Loan workout expenses increased $336 thousand primarily related to the additional acquisition expenses to fair value the loans.   At September 30, 2010, Customers Bank has 17 properties identified as OREO, of which 14 are covered under loss sharing agreements where 80% of the costs to maintain the property are reimbursable from the FDIC under the terms of the Loss Sharing Agreements.  Also, expenses related to properties acquired under foreclosure decreased by $269 thousand during the third quarter.

INCOME TAXES

Three and nine months ended September 30, 2010 and 2009

The income tax provision is $2.1 million for the three and nine months ended September 30, 2010. The income tax provision reflects a provision for approximately $13.1 million offset by a $10.9 million adjustment to reverse the deferred tax valuation allowances previously recorded on the net deferred tax asset through the six months ended June 30, 2010. Due to the acquisitions of USA Bank and ISN Bank and our profitability through the third quarter, it is more likely than not that our net deferred tax asset will be realized.  Management periodically evaluates the recoverability of its deferred tax assets to determine if the valuation allowance should be adjusted.

FINANCIAL CONDITION

GENERAL

Customers Bank’s total assets were $1.02 billion at September 30, 2010, a 192.9% increase from the $349.8 million at December 31, 2009.   The assets acquired in the FDIC assisted acquisitions in the third quarter aggregated to approximately $241.2 million at September 30, 2010.  Excluding the acquired assets and the FDIC loss sharing receivable of $29.6 million, total assets at September 30, 2010 increased $404.3 million when compared to December 31, 2009.  This is primarily related to the increase in interest earning deposits, the mortgage warehouse loan portfolio and the purchased manufactured housing portfolio. The assets acquired and liabilities assumed have been recorded at their estimated fair values and are expected to be finalized during the fourth quarter 2010.

Customers Bank’s total liabilities were $926.9 million at September 30, 2010, an increase of 182.9% from $328.3 million at December 31, 2009.  Liabilities assumed from the FDIC assisted acquisitions were $229.9 million, including $223.7 million in non-brokered deposits at September 30, 2010.   Excluding the liabilities assumed, total liabilities at September 30, 2010 increased $368.7 million.  This increase is related to the increase in deposit accounts, primarily money market accounts.

The following table sets forth certain key condensed balance sheet data:

	September 30,	December 31,
	2010	2009
	(dollars in thousands)
Cash and cash equivalents	$149,851	$68,807
Total investment securities, available for sale	11,261	44,588
Total loans receivable, not covered under FDIC loss sharing agreements	651,165	230,298
Total loans receivable covered under FDIC loss sharing agreements	168,110	---
Total loans receivable, net of the allowance for loan losses	804,654	220,266
Total assets	1,024,564	349,760
Earning assets	958,015	341,548
Total deposits	904,345	313,927
Total borrowings	13,000	13,000
Total liabilities	928,633	328,257
Total stockholders’ equity	97,693	21,503

The following table sets forth a summary of assets acquired and liabilities assumed from the former USA Bank and ISN Bank at their respective acquisition dates (in thousands):

Total loans receivable, not covered under FDIC loss sharing agreements	$1,440
Total loans receivable, covered under FDIC loss sharing agreements	169,688
FDIC loss sharing receivables	29,405
Other real estate owned covered under FDIC loss sharing agreements	4,409
Total deposits	$251,239

CASH AND DUE FROM BANKS

Cash and due from banks consists mainly of vault cash and cash items in the process of collection.  These balances totaled $7.8 million at September 30, 2010.  This represents a $3.6 million increase from $4.2 million at December 31, 2009.  These balances vary from day to day, primarily due to variations in customers’ deposits with Customers Bank.

INTEREST-EARNING DEPOSITS WITH BANKS

Customers Bank’s interest earning deposits consist mainly of deposits at the Federal Reserve Bank.  These deposits totaled $112.0 million at September 30, 2010, which was a $53.0 million increase from $59.0 million at December 31, 2009.  This balance varies from day to day, depending on several factors, such as variations in customers’ deposits with Customers Bank and the payment of checks drawn on customers’ accounts.   The growth of interest earning deposits is primarily attributable to growth of deposits and proceeds from the capital offerings completed during the first nine months of 2010, offset somewhat by Customers Bank’s growth of the loan portfolio.

FEDERAL FUNDS SOLD

Federal funds sold consist of overnight interbank lending through Atlantic Central Bankers Bank.  These funds totaled $30.1 million at September 30, 2010, representing a increase of $24.4 million from the $5.7 million at December 31, 2009.  This balance varies day-to-day, based upon the short-term fluctuations in the net cash position of Customers Bank.

INVESTMENT SECURITIES

Customers Bank’s investment securities portfolio is an important source of interest income and liquidity.  It consists of U.S. Treasury, government agency and mortgage-backed securities (guaranteed by an agency of the United States government and non-agency guaranteed), municipal securities, domestic corporate debt, and asset-backed securities.  In addition to generating revenue, Customers Bank maintains the investment portfolio to manage interest rate risk, provide liquidity, provide collateral for other borrowings and diversify the credit risk of earning assets.  The portfolio is structured to maximize net interest income, given changes in the economic environment, liquidity position and balance sheet mix.

At September 30, 2010, Customers Bank’s investment securities of $11.3 million were classified as available for sale (AFS).  This represents a decrease of $33.3 million or 74.4% from $44.6 million at December 31, 2009.  The decrease was largely due to sales of investment securities of $153.0 million, including $15.3 million of acquired investment securities and $5.0 million of normal maturities, calls, principal repayments and offset by the purchase of $101.6 million of mortgage backed securities and agency securities.  Net unrealized gains and losses of $127 thousand on AFS securities, although excluded from the results of operations, are reported as a separate component of stockholders’ equity, net of the related tax effect.  The investment securities portfolio’s composition changes periodically as a result of restructuring transactions, taken primarily to manage liquidity, capital and interest rate risks.

At September 30, 2010, Customers Bank held $2.9 million in investment securities that were impaired based on having a fair value lower than amortized cost for at least twelve consecutive months.  Customers Bank considers these investment securities to be temporarily impaired primarily due to interest rate changes and a lack of liquidity in the market.  Customers Bank does not intend to sell and it is not more likely than not that Customers Bank will be required to sell the securities prior to maturity or market price recovery. Management believes that there is no other than temporary impairment of these securities as of September 30, 2010.

LOANS

Our existing lending relationships are primarily with small businesses and individual consumers primarily in Bucks, Berks, Chester and Delaware Counties, Pennsylvania; Camden County, New Jersey; and Westchester County, New York and to a lesser extent in the surrounding markets.  Our loan portfolio is primarily comprised of commercial real estate, construction and development, and commercial and industrial loans.  In July and September 2010, Customers Bank purchased an aggregate of $171.1 million of which substantially all the loans are covered under loss sharing arrangements with the FDIC (referred to as “covered loans” within the discussion).

Loans not covered under FDIC loss sharing arrangements, net of the allowance for loan losses grew to $636.5 million at September 30, 2010, an increase of $416.3 million or 189.0%, from $220.3 million at December 31, 2009.  The growth of the loan portfolio was in the warehouse lending facilities initiated in 2009 of $312.5 million and increased manufactured housing portfolio of $104.5 million.  In August 2010, Customers Bank purchased a pool of manufactured housing loans at the outstanding principal balance of $105.4 million with 10% of the purchase price held back in a deposit account (Holdback Deposit).   The Holdback Deposit is for loans within the purchased portfolio under agreed upon terms, such as repossessions or missed principal payments.

The composition of net loans receivable at September 30, 2010 and December 31, 2009 is as follows:

	2010	2009
	(dollars in thousands)
Commercial construction	$41,320	$
Commercial real estate	67,898		—
Commercial and industrial	24,150		—
Consumer residential	30,512		—
Manufactured housing	4,230		—
Total loans receivable covered under FDIC loss sharing agreements (a)	168,110		—
Commercial construction	14,713		21,742
Commercial real estate	139,691		133,433
Commercial and industrial	32,515		25,290
Mortgage warehouse	328,945		16,435
Manufactured housing	104,476		—
Consumer residential, net of nonaccretable credit discount of $105 at September 30, 2010	28,659		27,422
Consumer and other	1,816		5,524
Total loans receivable	650,813		229,846
Unearned net loan origination costs and fees	350		452
Allowance for loan losses	(14,621)		(10,032)
Total loans receivable not covered under FDIC loss share agreements, net	636,544		220,266
Loans receivable, net	$804,654		$220,266

(a)
Covered loans receivable acquired from the former USA Bank and ISN Bank are covered under FDIC loss sharing agreements and presented net of the nonaccretable credit discount of $31.4 million at September 30, 2010.  During the three and nine months ended September 30, 2010, loans receivable totaling $11.9 million were charged off through the nonaccretable credit discount and submitted to the FDIC for reimbursement.

The commercial and construction credit loan relationships are monitored on a periodic basis to evaluate the cash flows available for the repayment of loans.  Management emphasizes loan quality and close monitoring of potential problem credits. Credit risk identification and review processes are utilized to assess and monitor the degree of risk in the loan portfolio.  Our lending and credit administration groups are charged with reviewing the loan portfolio and identifying changes in the economy or in a borrower’s circumstances which may affect (i) the borrower’s ability to repay the loan, or (ii) the underlying value of the pledged collateral.  As a warehouse lender, Customers Bank provides a form of financing to mortgage bankers by purchasing the underlying residential mortgages on a short-term basis under a master repurchase agreement.  Customers Bank is subject to the risks associated with such lending, including, but not limited to, the risks of fraud, bankruptcy and default of the underlying residential borrower, any of which could result in credit losses.  Our warehouse lending division monitors these mortgage bankers and the underlying residential borrowers by obtaining financial and other relevant information to reduce these risks during the lending period. Covered loans are monitored and evaluated in the same manner to address the provision of the loss sharing arrangements with the FDIC.

As is typical with most community banks, Customers Bank has a high concentration (74%) of its total loan porfolio secured by real estate at September 30, 2010. Construction and Commercial real estate represent 33% of the loan portfolio (by collateral type), although exposure in construction loans has been gradually winding down over the past 1 1/2  years and now represents 7% of the portfolio at September 30, 2010. It is in the construction and commercial real estate secured portion of the loan portfolio that Customers Bank is experiencing the most difficulty with delinquent and non-accrual loans. Although Customers Bank believes that it has identified and appropriately allocated reserves against the riskiest of our loans in construction and commercial real estate, the possibility of further deterioration before the real estate market turns around presents the opportunity for increased allocations of the Allowance for Loan Losses (ALLL) in that area in the future.

Other than the concentrations already addressed in warehouse lending, construction and commercial real estate, Customers Bank has no large exposures in other risky industries such as restaurants, home heating oil businesses or other industries that are typical viewed as high risk.

CREDIT RISK

Customers Bank manages credit risk by maintaining diversification in its loan portfolio, by establishing and enforcing rigorous underwriting standards, by intensive collection efforts and by establishing and performing periodic loan classification reviews by management.  Management also attempts to anticipate and allow for credit risks by maintaining an adequate allowance for loan losses, to which credit losses are charged when they are identified and to which provisions are added when they are anticipated to be incurred.  The ALLL is evaluated periodically as management and the board of directors deem appropriate. Upon the acquisition of the loans from USA Bank and ISN Bank, Customers Bank has implemented a process to evaluate the credit quality of the loans acquired.  This credit evaluation process resulted in a nonaccretable discount for loans where there was credit concerns that that the contractual payments at the acquisition date would not be repaid.  The nonaccretable credit discount is evaluated on a quarterly basis to determine if the credit quality of the acquired loans has changed.  If circumstances after the acquisition date cause credit to weaken, an additionall allowance for loan loss will be provided.  As an alternative, if the credit quality increases over the loan term, the nonaccretable credit discount is reallocated to the accretable discount and is recorded as interest income over the remaining life of the loan.

The provision for loan losses was $9.5 million and $9.1 million for the nine months ended September 30, 2010 and 2009, respectively.  The allowance for loan losses was $14.6 million or 2.25% of total not covered loans at September 30, 2010 and $10.0 million, or 4.36% of total not covered loans, at December 31, 2009.  Net charge-offs were $4.9 million for the nine months ended September 30, 2010, an increase of $1.5 million compared to the $3.4 million for the nine months ending September 30, 2009.

The chart below depicts Customers Bank’s allowance for loan losses for the periods indicated.

	Nine Months ended September 30,		Year ended
	2010	2009	2009
	(dollars in thousands)
Balance, January 1	$10,032	$2,876	$2,876
Provision for loan losses	9,547	9,130	11,778
Loans charged off	(4,912)	(3,461)	(4,630
Recoveries	4	-	8
Transfers to reserve for unfunded commitments (a)	(50)	-	-
Balance, End of Period	$14,621	$8,545	$10,032

(a) At June 30, 2010, the Bank has a reserve of $50,000 for unfunded commitments previously included within the allowance for loan losses.  The reserve for unfunded loan commitments was reclassified to other liabilities during the three months ended June 30, 2010.

ASSET QUALITY

Nonperforming loans and assets not covered under FDIC loss sharing agreements

The tables below set forth non-performing loans and non-performing assets not covered under FDIC loss sharing agreements and the corresponding asset quality ratios at September 30, 2010 and December 31, 2009.

	September 30, 2010	December 31, 2009
	(dollars in thousands)
Non-accrual loans	$18,414	$10,341
Loans 90+ days delinquent still accruing	2,316	4,119
Restructured loans	3,290	4,690
Non-performing loans	24,020	19,150
OREO	3,556	1,155
Non-performing assets	$27,576	$20,305

	September 30, 2010	December 31, 2009
Non-accrual not covered loans to total not covered loans	2.83%	4.49%
Non-performing, not covered loans to total not covered loans	3.69%	8.32%
Non-performing, not covered assets to total not covered assets	3.49%	5.81%
Non-accrual loans and 90+ days delinquent to total not covered assets	2.44%	4.13%
Allowance for loan losses to:
Total not covered loans	2.25%	4.36%
Non-performing, not covered loans	59.08%	52.39%
Non-performing, not covered assets	53.02%	49.41%

The table below sets forth the types of loans that were non-performing at September 30, 2010 and December 31, 2009.

	September 30, 2010	December 31, 2009
	(dollars in thousands)
Commercial construction	$7,003	$2,835
Consumer residential	445	672
Commercial real estate	15,862	14,786
Commercial and industrial	710	721
Consumer and other	350	136
Total non—performing loans	$24,020	$19,150

Customers Bank seeks to manage its credit risk through the diversification of the loan portfolio and the application of policies and procedures designed to foster sound credit standards and monitoring practices.  While various degrees of credit risk are associated with substantially all investing activities, the lending function carries the greatest degree of potential loss.

Nonperforming loans and assets covered under FDIC loss sharing agreements

The tables below set forth non-accrual loans and non-performing assets covered under FDIC loss sharing agreements at September 30, 2010 (in thousands).

September 30, 2010

Non-accrual loans	$50,153
Other real estate owned	5,220
Total nonperforming covered assets	53,373

The table below sets forth the types of loans that were non-performing at September 30, 2010 (in thousands).

September 30, 2010

Commercial construction	$7,411
Consumer residential	5,045
Commercial real estate	29,969
Commercial and industrial	7,622
Manufactured housing	106
Total non-performing covered loans	$50,153

FDIC LOSS SHARING RECEIVABLE

As of September 30, 2010, 23% of the outstanding principal balance of loans receivable and 6% of our other real estate assets were covered under loss share agreements with the FDIC in which the FDIC has agreed to reimburse us for between 80% of all losses incurred in connection with those assets.  We estimated the FDIC reimbursement that will result from losses or expenses incurred as we dispose of covered loans and other real estate assets, and we recorded the estimate as a receivable from the FDIC.  The FDIC loss sharing receivable was approximately $29.5 million as of September 30, 2010.  Realized losses in excess of acquisition date estimates will result in an increase in the FDIC receivable for loss share agreements.  Conversely, if realized losses are less than acquisition date estimates, the FDIC loss sharing receivable will be reduced.  The discount on the FDIC receivable is accreted into noninterest income using the level yield method over the estimated life of the receivable, including estimates of the timing of cash flow receipts and the disposition of non-performing assets.

PREMISES AND EQUIPMENT AND OTHER ASSETS

Customers Bank’s premises and equipment, net of accumulated depreciation, was $4.8 million and $2.7 million at September 30, 2010 and December 31, 2009, respectively.  Customers Bank’s restricted stock holdings at September 30, 2010 and December 31, 2009 were $4.3 million.  These consist of stock of the Federal Reserve Bank, FHLB-P, and Atlantic Central Bankers Bank, and are required as part of our relationship with these banks.

Customers Bank has fourteen real estate properties totaling $5.2 million acquired through the FDIC assisted acquisition and covered under loss sharing arrangements with the FDIC and three properties totaling $3.5 million acquired through the foreclosure of not covered loans.

Other assets increased $3.5 million to $15.7 million at September 30, 2010 from $12.2 million at December 31, 2009.

DEPOSITS

Customers Bank offers a variety of deposit accounts, including checking, savings, money market and time deposits.  Deposits are obtained primarily from Customers Bank’s service area.  Total deposits grew to $904.4 million at September 30, 2010 from $313.9 million at December 31, 2009.  Deposits acquired from the FDIC assisted acquisitions were $251.2 million.  Excluding the acquired deposit balances, deposits grew $339.2 million. As a result of marketing and pricing strategies instituted in the first nine months of 2010 and continues to be from retail money market accounts of $178.4 million and retail time deposits of $103.3 million.  Brokered time deposits increased by $23.5 million to $53.6 million at September 30, 2010.

CAPITAL ADEQUACY

Stockholders’ equity increased to $97.7 million at September 30, 2010 from $21.5 million at December 31, 2009, a $76.2 million increase.  During the third quarter of 2010, Customers Bank raised approximately $ 2.0 million through the issuance of 541,098  total shares, which included 261,098 shares of Common Stock and 280,000 shares of Class B Non-Voting Common Stock at an average price of $3.52 per share.   In addition, 1,011,061 shares of Common Stock and 327,323 shares of Class B Non-Voting Common Stock at a price of $3.50 per share have been issued to certain existing investors pursuant to anti-dilution agreements between Customers Bank and those investors.

Customers Bank is subject to various regulatory capital requirements that are monitored by federal banking agencies. Failure to meet minimum capital requirements can lead to certain supervisory actions by regulators; any supervisory action could have a direct material effect on Customers Bank’s financial statements. Management believes, as of September 30, 2010, that Bank meets all capital adequacy requirements to which they are subject.

The capital ratios for Customers Bank at September 30, 2010 are as follows:

Capital Ratios:	Tier 1 Capital to Total Average Assets Ratio September 30, 2010	Tier 1 Capital to Risk-Weighted Assets Ratio September 30, 2010	Total Capital to Risk-Weighted Assets Ratio September 30, 2010
Customers Bank	10.5%	21.7%	23.4%
“Well capitalized” institution under FDIC Regulations	5.00%	6.00%	10.00%

LIQUIDITY AND CAPITAL RESOURCES

Liquidity for a financial institution is a measure of that institution’s ability to meet depositors’ needs for funds, to satisfy or fund loan commitments, and for other operating purposes.  Ensuring adequate liquidity is an objective of the Asset/Liability Management process.  Customers Bank coordinates its management of liquidity with its interest rate sensitivity and capital position.  Customers Bank’s policy is to maintain a strong liquidity position.

Customers Bank’s investment portfolio provides periodic cash flows through regular maturities and amortization, and can be used as collateral to secure additional liquidity funding.  Customers Bank’s principal sources of funds are shareholder capital, deposits, debt issuance, principal and interest payments on loans, and other funds from operations.

Customers Bank’s operating activities used $9.6 million of cash flows for the nine months ended September 30, 2010.   Investing activities used $298.9 million for the nine months ended September 30, 2010, primarily for funding of Customers Bank’s new loan activity.  Financing activities provided $389.6 million for the nine months ended September 30, 2010 from the increase of deposit activity of approximately $339.2 million and the completion of common stock offerings with net proceeds of approximately $[__] million.

Overall, based on Customers Bank’s core deposit base and available sources of borrowed funds, management believes that Customers Bank has adequate resources to meet its short-term and long-term cash requirements within the foreseeable future.

As shown above, Customers Bank has a positive cumulative gap (cumulative interest sensitive assets are greater than cumulative interest sensitive liabilities) within the next nine months, which generally indicates that an increase in rates may lead to an increase in net interest income and a decrease in rates may lead to a decrease in net interest income.  Interest rate sensitivity gap analysis measures whether assets or liabilities may reprice but does not capture the ability to reprice or the range of potential repricing on assets or liabilities.  Thus indications based on a negative or positive gap position need to be analyzed in conjunction with other interest rate risk management tools.

Management believes that the assumptions and combination of methods utilized in evaluating estimated net interest income are reasonable.  However, the interest rate sensitivity of Customers Bank’s assets, liabilities and off-balance sheet financial instruments, as well as the estimated effect of changes in interest rates on estimated net interest income, could vary substantially if different assumptions are used or actual experience differs from the assumptions used in the model.

INTEREST RATE SENSITIVITY

A number of measures are used to monitor and manage interest rate risk, including income simulations and interest sensitivity (gap) analyses. At September 30, 2010, based on the measures used to monitor and manage interest rate risk, there has not been a material change in the Company’s interest rate risk since December 31, 2009.   For additional information, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operation” referenced in this Joint Proxy Statement-Prospectus at page 176.

Results of Operations

Twelve months ended December 31, 2009 and 2008

Customers Bank experienced a net loss of $13.2 million for the year ended December 31, 2009 compared to a net loss of $0.8 million for the year ended December 31, 2008.  Net interest income was relatively stable at $7.2 million for the year ended December 31, 2009 compared to $7.4 million for the year ended December 31, 2008.  The increase in provision for loan losses of $11.2 million over that in 2008 was primarily due to the increase in non-performing loans and the deterioration of the economic conditions during 2009 as compared to 2008.  This is highlighted by a 307 basis point increase in our allowance for loan losses to loans ratio, to 4.36% at December 31, 2009 from 1.29% at December 31, 2008.  Non-interest income increased $1.4 million to $1.1 million for the year ended December 31, 2009 compared to a loss of $0.4 million for the year ended December 31, 2008.  The increase of $2.0 million in non-interest expense to $9.7 million for the year ended December 31, 2009 from $7.7 million for the year ended December 31, 2008 was due to an increase in the number of employees of Customers Bank in connection with Customers Bank’s growth strategy, expenses related to loan workout, increased charges for impaired loans, and increased premiums for FDIC insurance.  On a basic and diluted per share basis, the net loss was $3.66 per share for 2009 compared to a net loss of $0.41 per share for 2008.  Customers Bank’s return on average assets was -4.69% in 2009 compared to -0.30% in 2008.  Customers Bank’s return on average equity was -65.35% in 2009 compared to -4.98% in 2008.

Twelve months ended December 31, 2008 and 2007

Customers Bank reported a net loss of $0.8 million for the fiscal year ended December 31, 2008.  This represents a decrease of $1.1 million, when compared to $0.2 million net income for the fiscal year ended December 31, 2007.  This decline was primarily attributable to $0.9 million in impairment charges on a corporate security and Federal Home Loan Mortgage Corporation (“FHLMC”) preferred stock, a loss of $0.4 million on the sale of a corporate security, and a $0.1 million impairment charge for other real estate owned.  There was a benefit for income taxes of $0.4 million, which was a $0.2 million increase from the benefit of $0.2 million in 2007.  On a basic and diluted per share basis, the net loss was $0.41 per share for 2008 compared to net income of $0.11 per share for 2007.  Customers Bank’s return on average assets was (0.30)% in 2008 compared to 0.09% in 2007, reflecting the fact that Customers Bank reported a net loss in 2008.  Customers Bank’s return on average equity was (4.98)% in 2008 compared to 1.40% in 2007.

NET INTEREST INCOME

Twelve months ended December 31, 2009 and 2008

Net interest income (the difference between the interest earned on loans, investments and interest-earning deposits with banks, and interest paid on deposits, borrowed funds and subordinated debt) is the primary source of Customers Bank’s earnings.  The following table summarizes Customers Bank’s net interest income and related spread and margin for the periods indicated:

	Year ended December 31,
	2009			2008			2007
	Average balance	Interest income or expense	Average yield or cost	Average balance	Interest income or expense	Average yield or cost	Average balance	Interest income or expense	Average yield or cost
	(dollars in thousands)
Interest earning assets
Interest earning deposits	$11,578	$6	0.05%	$732	$11	1.50%	$451	$37	8.20%
Fed funds	2,411	7	0.29%	827	15	1.81%	795	42	5.28%
Investment securities, taxable	27,375	1,107	4.04%	26,101	1,349	5.17%	32,833	1,713	5.22%
Investment securities, non taxable (B)	4,507	255	5.65%	9,990	553	5.54%	10,083	585	5.80%
Loans (A)	225,436	12,142	5.39%	220,906	13,644	6.18%	203,074	15,286	7.53%
Restricted stock	1,845	33	1.79%	2,332	70	3.00%	2,472	171	6.92%
Total interest earning assets	$273,152	$13,550	4.96%	$260,888	$15,642	5.99%	$249,708	$17,834	7.14%
Interest-bearing liabilities
Interest checking	$10,186	$89	0.87%	$8,529	$152	1.78%	$7,007	$167	2.38%
Money market	35,372	461	1.30%	42,267	1,002	2.37%	37,782	1,681	4.45%
Other Savings	11,218	98	0.87%	10,458	186	1.78%	12,391	310	2.50%
CD’s	168,996	5,081	3.01%	135,907	5,492	4.04%	129,869	6,700	5.16%
Total interest bearing deposits	225,772	5,729	2.54%	197,161	6,832	3.46%	187,049	8,858	4.74%
Other borrowings	17,233	607	3.52%	35,757	1,306	3.65%	33,913	1,735	5.12%
Total interest- bearing liabilities	243,005	6,336	2.61%	232,918	8,138	3.49%	220,962	10,593	4.80%
Non-interest-bearing deposits	17,715			21,741			19,656
Total deposits & borrowings	$260,720	$6,336	2.43%	$254,659	$8,138	3.19%	$240,618	$10,593	4.41%
Net interest earnings(B)		7,214			7,504			7,241
Tax equivalent adjustment		64			140			175
Net interest earnings		$7,150			$7,364			$7,066
Interest spread			2.50%			2.73%			2.60%
Net interest margin			2.62%			2.82%			2.83%
Net interest margin tax equivalent (B)			2.64%			2.88%			2.90%

(A) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans, and deferred loan fees.

(B) Full tax equivalent basis, using a 34% statutory tax rate to approximate interest income as a taxable asset.

Net interest income was $7.2 million for the year ended December 31, 2009, compared to $7.4 million for the same period of 2008, a decrease of $0.2 million, or 3%.  Interest income on loans, investments and interest earning deposits was $13.5 million in 2009 compared to $15.5 million in 2008, a decrease of $2.0 million or 13%.  Meanwhile, interest expense on deposits and borrowed funds was $6.3 million in 2009, down $1.8 million, or 22%, from $8.1 million in 2008.  The decrease in interest income and interest expense reflects the declining market interest rates in 2008.  Two benchmark rates, the prime rate and the Fed Funds rate, decreased 4.00% during 2008.  In addition to average interest rates decreasing in 2009 compared to 2008, Customers Bank experienced an increase in non-accrual loans which also decreased yields on loans.  Yield on assets decreased to 4.96% in 2009 from 5.99% in 2008 while the cost of funds decreased to 2.43% in 2009 from 3.19% in 2008.  Average interest earning assets increased to $273.2 million in 2009 from $260.9 million in 2008.

The key measure of Customers Bank’s net interest income is its net interest margin.  Customers Bank’s net interest margin decreased to 2.62% in 2009 from 2.82% in 2008.  This decrease was primarily attributable to lower yields on loans due to the downward re-pricing of variable rate commercial loans in a falling rate environment being somewhat offset by lower costs on time deposits and borrowings and to the mix of assets and liabilities.  Deposit costs are close to a floor as short-term market interest rates hovered around 0% throughout the year.  This flooring of deposit rates was a factor in the margin compression.  The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities.  Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate:

	2009 vs. 2008			2008 vs. 2007
	Increase (decrease) due to change in			Increase (decrease) due to change in
	Rate	Volume	Total	Rate	Volume	Total
	( dollars in thousands)
Interest income
Interest earning deposits	$(20)	$15	$(5)	$(41)	$15	$(26)
Fed funds sold	(20)	12	(8)	(29)	2	(27)
Investment securities, taxable	(306)	64	(242)	(16)	(348)	(364)
Investment securities, non taxable	11	(233)	(222)	7	(4)	3
Loans	(1,777)	275	(1,502)	(2,905)	1,263	(1,642)
Restricted stock	(24)	(13)	(37)	(92)	(9)	(101)
Total interest income	(2,136)	120	(2,016)	(3,076)	919	(2,157)
Interest-expense
Interest checking a/cs	(88)	25	(63)	(47)	32	(15)
Money market a/cs	(397)	(144)	(541)	(860)	181	(679)
Other Savings a/cs	(101)	13	(88)	(80)	(44)	(124)
CD’s	(1,578)	1,167	(411)	(1,508)	300	(1,208)
Total interest bearing deposits	(2,164)	1,061	(1,103)	(2,495)	469	(2,026)
Other borrowings	(45)	(654)	(699)	(519)	90	(429)
Total interest expense	(2,209)	407	(1,802)	(3,014)	559	(2,455)
Net interest income	$73	$(287)	$(214)	$(62)	$360	$298

Twelve months ended December 31, 2008 and 2007

Customers Bank’s net interest income was $7.4 million for the year ended December 31, 2008, compared to $7.1 million for the prior year, an increase of $0.3 million, or 4%.  Interest income on loans, investments and interest earning deposits was $15.5 million in 2008 compared to $17.7 million in 2007, a decrease of $2.2 million or 12%.  Meanwhile, interest expense on deposits and borrowed funds was $8.1 million in 2008, down $2.5 million, or 23%, from $10.6 million in 2007.  The decrease in interest income and interest expense reflect the declining market interest rates in 2008.  Two benchmark rates, the prime rate and the Fed Funds rate, decreased 4.00% during 2008.  Yield on assets decreased to 5.99% in 2008 from 7.14% in 2007 while the cost of funds decreased to 3.19% in 2008 from 4.41% in 2007.  Average interest earning assets increased to $260.9 million in 2008 from $249.7 million in 2007.

The key measure of Customers Bank’s net interest income is its net interest margin.  Customers Bank’s net interest margin decreased to 2.82% in 2008 from 2.83% in 2007.  This decrease is primarily attributable to lower yields on loans being offset by lower costs on time deposits and borrowings and to the mix of assets and liabilities.

PROVISION FOR LOAN LOSSES

Twelve months ended December 31, 2009 and 2008

During December 31, 2009, the provision for loan losses was $11.8 million, up $11.2 million from $0.6 million in 2008.  This increase was primarily due to a significant increase in non-performing loans and charge-offs and the declining value of real estate in our market area, all of which were related to the significant economic downturn faced by the national and regional economies in 2009.

As is typical with community banks, Customers Bank has a high concentration (85.2%) of its loans secured by real estate. Construction and Commercial real estate represent 45% of the loan portfolio (by collateral type), although exposure in construction loans has been gradually winding down over the past 1 1/2 years and now represents 12% of the portfolio. It is in the construction and commercial real estate secured portion of the loan portfolio that Customers Bank is experiencing the most difficulty with delinquent and non-accrual loans. Although we believe that we have identified and appropriately allocated reserves against the riskiest of our loans in construction and commercial real estate, the possibility of further deterioration before the real estate market turns presents the opportunity for increased allocations of the ALLL in that area in the future.

Customers Bank’s loan portfolio is comprised of approximately 1,300 loans spread over approximately 900 relationships. The average size of loans tends to be larger because of the higher concentration of commercial vs. consumer loans. There are also several large relationships that represent a disproportionate percentage of the loan portfolio. This “chunkiness” in the portfolio can be seen in the disproportionate impact that large borrowers have on the delinquent and non-accrual loan figures. Although the delinquent and non-accrual loan percentages of the portfolio have risen over the past four quarters, a relatively limited number of borrowers are driving those numbers rather than a broad trend of delinquency across our borrowers as a whole.

For the year ended December 31, 2009, we had eighty-two significant credit relationships with outstanding balances of approximately $83.2 million or 25% of total loan portfolio. Fifty-three relationships had outstanding balances of approximately $55.5 million where the primary or secondary collateral is commercial real estate at December 31, 2009.  The concentration of these credit relationships causes the “chunkiness” of our loan portfolio, however, no individual credit relationship concentration are greater than 3% of total loans at December 31, 2009.   In addition, twelve of these significant credit relationships for $14.2 million were classified as non-performing and impaired loans at December 31, 2009 and had a specific reserve of $5.1 million at December 31, 2009.   In 2008, two of these twelve relationships with an aggregate outstanding balance of $3.6 million were classified as non-performing and impaired loans, however, no specific reserves were allocated at December 31, 2008.  We monitor these credit relationships on an ongoing basis to evaluate that the collateral and the cash flow estimates used to determine these specific reserves are appropriate and reflect the current circumstances of the borrowers.   These ongoing monitoring activities include obtaining updated financial information on a more frequent and formalized basis, evaluation of the underlying collateral to determine if the assumptions used to determine the valuation are appropriate, site visits to properties, if determined to be necessary and other factors significant to the underlying collateral of these loans.

Other than the concentrations already addressed in construction and commercial real estate, Customers Bank has no large exposures in other risky industries such as restaurants, home heating oil businesses or other industries that are typical viewed as high risk.

The majority of Customers Bank’s borrowers are small, local businesses and individuals with investments in residential or commercial real estate. The typical borrower provides self-prepared or accountant assisted financial statements and tax returns that are not audited and therefore are less reliable than information that would be obtained from more sophisticated borrowers. The cost of audited financial statements would be prohibitive for many of our small borrowers. The absence of objectively verified financial information is a challenge to all community banks and represents a layer of risk that must be considered in judging the adequacy of the ALLL.

Customers Bank believes that the allowance for loan losses is at a level considered adequate to provide for losses that can be reasonably anticipated.  Net charge-offs were $4.6 million and $0.2 million, respectively, for the years ended December 31, 2009 and 2008.

Twelve months ended December 31, 2008 and 2007

In 2008, the provision for loan losses, at $0.6 million, was up 38%, or $0.2 million, from $0.4 million in 2007.  This increase was primarily due to an increase in non-performing loans and increased charge-offs, each related to the deterioration of the economy.

See “Credit Risk” and “Asset Quality” beginning on pages 154 and 156, respectively, of this Joint Proxy Statement-Prospectus for further information regarding Customers Bank’s provision for loan losses, allowance for loan losses and net charge-offs generally, and additional discussion of Customers Bank’s non-performing loans.

NON-INTEREST INCOME

The below chart shows Customers Bank’s results in the various components of non-interest income for each of the years ended December 31, 2009, 2008 and 2007.

	Years Ended December 31,
	2009	2008	2007
	(dollars in thousands)
Service fees	$528	$637	$526
Bank owned life insurance	229	218	156
Gain (loss) on sale of securities	236	(361)	—
Loss on sale of foreclosed assets	(31)	—	—
Impairment charge on securities	(15)	(940)	(394)
Other	96	96	68
Total non-interest income (loss)	$1,043	$(350)	$356

Twelve months ended December 31, 2009 and 2008

In 2009, non-interest income was $1.0 million, up $1.4 million from a $0.4 million loss in 2008.  This change is largely due to a net gain of $0.2 million on the sale of securities in 2009, compared to a net loss of $0.4 million on the sale of securities in 2008, as well as a decrease in the impairment charge on securities from $0.9 million in 2008 to $0.015 million in 2009.

Service fees represent the largest component of non-interest income, and were $0.5 million in 2009, down from $0.6 million in 2008, primarily due to a change in accounting for loan fees.  Customers Bank is now using cash basis instead of accrual basis accounting for late fees for loans.  Given the inherent uncertainty in the collectability of certain late fees for commercial loans, Customers Bank decided to record these fees when collected.  This change does not materially impact financial statement amounts as of December 31, 2009.

Customers Bank purchased $4.4 million of BOLI in 2007.  Income from this was steady for 2009 and 2008 at $0.2 million.

Customers Bank sold investments in 2009 for a gain of $0.2 million, compared to a loss of $0.4 million in 2008.  The gain in 2009 was primarily due to the sale of municipal and mortgage backed securities.

Customers Bank had losses of $0.03 million on the sale of other real estate owned in 2009 and none in 2008.  There was a $0.015 million impairment charge on securities in 2009 compared to $0.9 million in 2008.  The significant difference in the impairment charge on securities in 2009 over 2008 was primarily due to the $0.9 million impairment charge Customers Bank had in 2008 on a corporate bond and Freddie Mac preferred stock.  Management believes the loss on this security was other-than-temporary due to Customers Bankruptcy of Lehman Brothers Holdings Inc. and the U.S. government take-over of Freddie Mac.

Other non-interest income remained stable for 2009 and 2008 at $0.1 million.

Twelve months ended December 31, 2008 and 2007

In 2008, non-interest loss was $0.4 million, down $0.7 million from $0.4 million of income in 2007.  Excluding the $0.6 million increase in impairment charges on securities and other real estate owned and the $0.4 million loss on sale of securities, non-interest income was $1.0 million, up 27%, or $0.2 million, from $0.8 million in 2007.

Service fees represent the largest component of non-interest income, and were $0.6 million in 2008, up $0.1 million, or 21%, from $0.5 million in 2007.  This increase was primarily due to larger volume of checking accounts and their related fees.

Customers Bank purchased $4.4 million in BOLI in March 2007.  Income from this was steady for 2008 and 2007 at $0.2 million.

Customers Bank had an impairment charge of $0.9 million on a corporate bond and Freddie Mac preferred stock in 2008.  Management believes the loss on this security was other-than-temporary due to Customers Bankruptcy of Lehman Brothers Holdings Inc. and the U.S.  government take-over of Freddie Mac.  Customers Bank sold a corporate security for a $0.4 million loss.  Customers Bank had an impairment charge of $0.4 million on an asset-backed security in 2007.  Management believes the loss on this security was other-than-temporary due to the poor credit quality of the underlying collateral securing the asset and the expected losses associated with the sub-prime market in general.  There were no investment gains or losses in 2007.

Other non-interest income, was under $0.1 million in 2008 and 2007.

NON-INTEREST EXPENSE

The below chart shows Customers Bank’s results in the various components of non-interest expense for each of the years ended December 31, 2009, 2008 and 2007.

	Years Ended December 31,
	2009	2008	2007
	(dollars in thousands)
Salaries and employee benefits	$4,267	$3,651	$3,450
Occupancy	1,261	1,280	1,213
Technology, communication and bank operations	1,000	901	829
Advertising and promotion	191	231	321
Professional services	736	402	271
FDIC assessments, taxes, and regulatory fees	892	445	328
Impairment charge on foreclosed assets	350	100	—
Other real estate owned	305	115	1
Other	648	529	495
Total non-interest expenses	$9,650	$7,654	$6,908

Twelve months ended December 31, 2009 and 2008

The 26% or $2.0 million increase in total non-interest expense, from $7.7 million in 2008 to $9.7 million in 2009, was largely due to an increase in FDIC assessments and legal fees incurred in 2009.

Salaries and employee benefits represent the largest component of non-interest expense, and were $4.3 million in 2009 compared to $3.7 million in 2008, an increase of 17% or $0.6 million.  This increase was primarily driven by staff increases in 2009 related to building an infrastructure for planned growth.

Customers Bank’s occupancy expense remained level at $1.3 million in both 2009 and 2008.

Technology, communications and bank operations expense was $1.0 million in 2009, an increase of $0.1 million or 11% over the $0.9 million in 2008.

Customers Bank’s advertising and promotion expense remained stable at $0.2 million in both 2009 and 2008.

Expenses related to professional services increased 83% or $0.3 million to $0.7 million from $0.4 million in 2008.  This increase was primarily attributable to legal expenses related to regulatory filings and loan workouts and consulting fees.

FDIC assessments, taxes and regulatory fees increased 100% or $0.5 million to $0.9 million in 2009 from $0.4 million in 2008.  This increase is attributable to the FDIC special assessment and increases in premiums.

Impairment charges on foreclosed assets increased $0.3 million to $0.4 million in 2009 from $0.1 million in 2008.  This increase is primarily attributable to deteriorating market values on real estate.

Other real estate owned expenses increased 165% or $0.2 million to $0.3 million in 2009 from $0.1 million in 2008.  This increase is attributable to an increase of expenses related to preparing properties for sale.

Other expenses increased 22% or $0.1 million to $0.6 million in 2009 from $0.5 million in 2008.  This increase was primarily attributable to increases in appraisal expenses in connection with loan workouts, director fees, and other miscellaneous expenses.

Twelve months ended December 31, 2008 and 2007

Total non-interest expense increased 11% or $0.7 million to $7.7 million in 2008.

Salaries and employee benefits represent the largest component of non-interest expenses, and were $3.7 million in 2008 compared to $3.5 million in 2007, an increase of 6% or $0.2 million.  This increase was primarily driven by a half year of salaries for the new corporate branch that opened in June 2008, which was partially offset by the elimination of some incentive pay in 2007.

Customers Bank’s occupancy expense increased 6% or $0.1 million to $1.3 million in 2008 from $1.2 million in 2007, primarily due to the added expense of a new corporate branch.

Technology, communications and bank operations expense increased 9%, or $0.1 million, to $0.9 million in 2008 from $0.8 million in 2007.  This increase was primarily attributable to increased transaction volume and the size of Customers Bank.

Advertising and promotion expense decreased 28%, or $0.1 million, to $0.2 million from $0.3 million in 2007, primarily due to higher expenditures in 2007 to attract deposits and loans.

Professional service fees increased to $0.4 million in 2008 from $0.3 million in 2007.  This increase is primarily attributable to higher loan work out expenses.

FDIC assessments, taxes, and regulatory fees increased to $0.4 million in 2008 from $0.3 million in 2007.  This increase is primarily attributable to higher FDIC insurance premiums.

There was a $100 thousand impairment charge on foreclosed assets in 2008 and none in 2007.  This impairment charge was primarily attributable to the deteriorating market values on real estate.

Other real estate owned expenses increased to $0.1 million in 2008 from none in 2007.

Other expenses remained level at $0.5 million in both 2008 and 2007.

INCOME TAXES

Twelve months ended December 31, 2009 and 2008

Customers Bank recognized no income tax benefit in 2009, compared to an income tax benefit of $0.4 million in 2008.  A portion of Customers Bank’s net losses in 2008 were carried back to prior years creating a tax benefit in 2008.  There was no additional income from prior years to create a tax benefit in 2009.

Twelve months ended December 31, 2008 and 2007

Customers Bank had an income tax benefit of $0.4 million for 2008 compared to an income tax benefit of $0.2 million in 2007.  The 2008 tax benefit was related to the net loss for the year.

FINANCIAL CONDITION

GENERAL

Customers Bank’s total assets were $349.8 million at December 31, 2009.  This represents a 28% increase from $274.0 million at December 31, 2008.  The main components of this change were an increase in cash and cash equivalents, loans, and securities volume.  Customers Bank’s total liabilities were $328.3 million at December 31, 2009, up 28% from $257.2 million at December 31, 2008.  The main component of this change was due to increased deposits, offset by a decrease in other borrowings.

The following table sets forth certain key consolidated balance sheet data:

	2009	2008
	(dollars in thousands)
Cash and cash equivalents	$68,807	$6,295
Total investments	44,588	32,503
Total loans	230,298	223,752
Total assets	349,760	274,038
Earning assets	341,548	261,857
Total deposits	313,927	237,842
Total other borrowings	13,000	18,000
Total liabilities	328,257	257,189

CASH AND DUE FROM BANKS

Cash and due from banks consists mainly of vault cash and cash items in the process of collection.  These balances totaled $4.2 million at December 31, 2009.  This represents a $1.7 million increase from $2.5 million at December 31, 2008.  These balances vary from day to day, primarily due to variations in customers’ deposits with Customers Bank.

INTEREST-EARNING DEPOSITS WITH BANKS

Customers Bank’s interest earning deposits consist mainly of deposits at the FHLB-P.  These deposits totaled $59.0 million at December 31, 2009, which was a $57.5 million increase from $1.5 million at December 31, 2008.  This balance varies from day to day, depending on several factors, such as variations in customers’ deposits with Customers Bank and the payment of checks drawn on customers’ accounts.  The growth of interest earning deposits is primarily attributable to growth of deposits and proceeds from capital offerings in 2009, offset somewhat by Customers Bank’s growth of assets.

FEDERAL FUNDS SOLD

Federal funds sold consist of overnight interbank lending through Atlantic Central Bankers Bank.  These funds totaled $5.7 million at December 31, 2009, representing an increase of $3.4 million from the $2.3 million at December 31, 2008.  This balance varies day-to-day, based upon the short-term fluctuations in the net cash position of Customers Bank.

INVESTMENT SECURITIES

Customers Bank’s investment securities portfolio is an important source of interest income and liquidity.  It consists of U.S.  Treasury, government agency and mortgage-backed securities (guaranteed by an agency of the United States government and non-agency guaranteed), municipal securities, domestic corporate debt, and asset-backed securities.  In addition to generating revenue, Customers Bank maintains the investment portfolio to manage interest rate risk, provide liquidity, provide collateral for other borrowings and diversify the credit risk of earning assets.  The portfolio is structured to maximize net interest income, given changes in the economic environment, liquidity position and balance sheet mix.

Management determines the appropriate classification of securities at the time of purchase.  In accordance with ASC 320 “Investments—Debt and Equity Securities,” securities are classified as:  (a) securities held to maturity (“HTM”), which are classified as such based on management’s intent and ability to hold the securities to maturity; (b) trading account securities, which are bought and held principally for the purpose of selling them in the near term; and (c) securities available for sale (“AFS”), which include those securities that may be sold in response to changes in interest rates, changes in pre-payment assumptions, the need to increase regulatory capital or other similar requirements.  Customers Bank does not necessarily intend to sell its AFS securities, but has classified them as AFS to provide flexibility to respond to liquidity needs.

At December 31, 2009, $44.6 million of Customers Bank’s investment securities were classified as AFS.  This represents an increase of 47% from $30.3 million at December 31, 2008.  The increase was largely due to  purchases of securities, offset somewhat by normal maturities, calls, principal repayments, and sales.  Unrealized gains and losses on AFS securities, although excluded from the results of operations, are reported as a separate component of stockholders’ equity, net of the related tax effect.

At December 31, 2009, Customers Bank held no investment securities that were classified as HTM.  This represents a 100% decrease from $2.2 million at December 31, 2008, due to normal principal repayments and the sale of HTM securities in the first quarter of 2009.  Customers Bank’s decision to sell all of its HTM securities related to concerns about the economy and the resulting impact on asset quality, to the opportunity to take advantage of significant gains that existed from the sale of the HTM securities in the first quarter of 2009, and to a desire to maintain regulatory capital ratios within the “Well Capitalized” status prior to Customers Bank’s capital raise in June 2009.  Customers Bank does not intend to purchase any HTM securities in the foreseeable future.

As of December 31, 2009 and 2008, Customers Bank held no trading account securities.

The investment securities portfolio’s composition changes periodically as a result of restructuring transactions, taken primarily to manage liquidity, capital and interest rate risk.  Customers Bank had a concentration greater than 10% of shareholders’ equity in Fannie Mae ($21.5 million), Ginnie Mae ($14.5 million) and Freddie Mac ($2.4 million) at the end of 2009.

The following three tables set forth information regarding the stated maturity, average yield, and compositions, of our investment securities portfolio as of the dates indicated.  The first two tables do not include amortization or anticipated prepayments on mortgage-backed securities; callable securities are included at their stated maturity dates.

	December 31, 2009		December 31, 2008
	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield
	(dollars in thousands)
Due after one year through five years	$452	4.65%	$583	4.61%
Due after five years through ten years	—	—	2,228	6.14
Due after ten years	3,894	6.28	8,210	6.16
	4,346	6.14	11,021	6.07
Mortgage-backed securities	39,403	3.91	17,063	4.83
Asset-backed securities	839	1.37	2,178	4.06
Equity securities	—	—	6	—
	$44,588	4.04%	$30,268	4.67%

	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield
	(dollars in thousands)
Mortgage-backed securities	$—	0.00%	$2,382	4.62%
	$—	0.00%	$2,382	4.62%

	December 31,		December 31,
	2009	2008	2009	2008
	(dollars in thousands)
	Composition of AFS Securities		Composition of HTM Securities
U.S. Treasury and government agency	$452	$1,086	$—	$—
Mortgage-backed securities	39,403	17,063	—	2,382
Asset-backed securities	839	2,178	—	—
Municipal securities	3,894	9,887	—	—
Corporate bonds	—	48	—	—
Equity securities	—	6	—	—
	$44,588	$30,268	$—	$2,382

At December 31, 2009, Customers Bank held $3.9 million in securities that were impaired based on having a fair value lower than amortized cost for at least twelve consecutive months.  Customers Bank considers these securities to be temporarily impaired primarily due to interest rate changes and a lack of liquidity in the market.  Customers Bank does not intend to sell and it is not more likely than not that Customers Bank will be required to sell the securities prior to maturity or market price recovery. Management believes that there is no other than temporary impairment of these securities as of December 31, 2009.  $12 million and $32 million of investment securities were pledged at December 31, 2009 and 2008, respectfully.  Securities are pledged to the FHLB-P to be used as collateral for borrowing purposes and to the Federal Reserve for contingency liquidity planning purposes.

LOANS

Our existing lending relationships are primarily with small businesses and individual consumers in Chester and Delaware Counties and to a lesser extent in surrounding markets.  Our loan portfolio is primarily comprised of commercial real estate, construction and development, and commercial and industrial loans.  We plan to continue our focus on small business loans, our new management team plans to realign our commercial lending efforts, establish a specialty lending business and expand our consumer lending products, as outlined below:

Commercial Lending
Customers Bank’s commercial lending will be segregated into two distinct groups:  Business Banking and Small Business Banking.  This division of groups is designed to allow for greater resource deployment, higher standards of risk management, superior asset quality, lower interest rate risk and higher productivity levels.  The Business Banking lending group will focus on companies with annual revenues ranging from $5.0 million to $20.0 million, which typically have credit requirements between $0.5 million and $2.0 million.  The Small Business Banking platform will originate loans including Small Business Administration loans through the branch network sales force and a team of dedicated Small Business relationship managers.  The support administration of the platform for this group will be centralized and include risk management, product management, marketing, performance tracking and overall strategy.  Credit and sales training has been established for our sales force, ensuring we have small business experts in place providing appropriate financial solutions to the small business owners in our communities.  This segregated approach is intended to focus on industries that offer us high asset quality and are deposit rich to drive profitability.

Specialty Lending
Our long-term financial plan also includes the addition of certain lower-risk specialty lending businesses, such as first mortgages and mortgage warehouse lending.  This is a new area of focus for Customers Bank.  However, due to our anticipated growth in deposits and slower growth in lending due to our more stringent underwriting requirements and our view that it would not be prudent to rapidly grow loan portfolios in relatively small geographical areas, we believe that diversification of our credit risk across asset classes and geographies is the prudent approach to take during our growth stage.  Furthermore, there is an opportunity to start specialty lending businesses with no legacy issues at attractive spreads.  Many of the large banks have exited these businesses after experiencing capital issues or high credit losses.  This provides the opportunity for us to hire experienced management teams in lower risk areas.

Recently, we established a mortgage warehouse lending business which provides financing to mortgage bankers for residential mortgage originations from loan closing until sale in the secondary market.  Many providers of liquidity in this segment exited the business last year during the period of excessive market turmoil.  Despite a recently more stabilized market environment, lending in this area has not returned.  We believe the market will yield an opportunity to provide liquidity to this division at attractive spreads.  There is also opportunity to attract escrow deposits and to generate fee income in this business.  It is anticipated that we will bring in deposit funding equal to 10% to 30% of the loans generated over time.

Consumer Lending
We plan to expand our product offerings in real estate secured consumer lending, but will not offer indirect automobile loans, unsecured loans or credit cards.  Initially, we intend to provide home equity and residential mortgage loans to customers.  Underwriting standards for home equity lending will be conservative, focusing on FICO scores 720 and higher, and lending will be offered to solidify customer relationships and grow relationship revenues in the long term.  Residential loans will be originated for sale, which will become a source of fee revenue for Customers Bank.  In the long term, Customers Bank intends to assess other consumer lending segments that adhere to our critical success factors.  This lending is important in our efforts to grow total relationship revenues for our consumer households.

Loans outstanding (net of the allowance for loan losses) grew to $220.3 million at December 31, 2009, a decrease of $0.6 million, or 0.3%, from $220.9 million at December 31, 2008.  The growth of the loan portfolio was generally diversified among commercial and consumer borrowers.  For further information on our loans, see Note 7 of Customers Bank’s 2009 Audited Financial Statements beginning on page Customers F-20 of this Joint Proxy Statement-Prospectus.

The following table sets forth information concerning the contractual maturities of the loan portfolio, net of unearned costs and fees.  For amortizing loans, scheduled repayments for the maturity category in which the payment is due are not reflected below, because such information is not readily available.

	December 31,
Loan Maturities	2009	2008
	(in thousands)
Within 1 year	$57,062	$50,053
After 1 year but within 5 yrs	82,578	74,090
After 5 yrs but within 15 yrs	41,763	48,257
Over 15 years	48,895	51,352
	$230,298	$223,752

CREDIT RISK

Customers Bank manages credit risk by maintaining diversification in its loan portfolio, by establishing and enforcing rigorous underwriting standards, by intensive collection efforts, and by establishing and performing periodic loan classification reviews by management.  Management also attempts to anticipate and allow for credit risks by maintaining an adequate allowance for loan losses, to which credit losses are charged as they are incurred, and to which provisions are added periodically as Management and the board of directors deem appropriate.

The provision for loan losses was $11.8 million, $0.6 million, and $0.4 million for the years ended December 31, 2009, 2008, and 2007, respectively.  The allowance for loan losses was $10.0 million, or 4.36% of total loans, at December 31, 2009 and $2.9 million, or 1.29%, of total loans at December 31, 2008.  Net charge-offs were $4.6 million for the year ended December 31, 2009, an increase of $4.4 million compared to the $0.2 million for the fiscal year ending December 31, 2008.

The $11.2 million increase in the provision for loan losses for 2009 was primarily attributable to a change in accounting estimate, increased delinquent, non-performing and impaired loans and the deteriorating real estate market.  During 2009, Customers Bank changed the methodology for estimating the allowance for loan loss.  We have implemented the methodology described in ASC 450 “Contingencies” and ASC 310-40 “Troubled Debt Restructurings by Creditors”  This methodology determines the fair value on impaired loans and utilizes Customers Bank’s historical loss experience to project losses in the foreseeable future for performing loans.  See “Asset Quality” beginning on page 169 in this Joint Proxy Statement-Prospectus.

The below chart depicts Customers Bank’s allowance for loan losses for the periods indicated.

	December 31,
	2009	2008	2007	2006	2005
	(in thousands)

Balance of the allowance at the beginning of the year	$2,876	$2,460	$2,029	$1,615	$1,376
Loan charge-offs
Commercial construction	920	100	-	-	5
Commercial real estate	2,597	79	-	-	24
Commercial and industrial	1,080	-	9	8	13
Consumer residential	-	1	-	-	-
Consumer and other	33	15	5	-	2
Total Charge-offs	4,630	195	14	8	44
Loan recoveries
Commercial construction	-	-	-	-	-
Commercial real estate	-	-	-	-	-
Commercial and industrial	8	-	1	4	1
Consumer residential	-	-	-	-	-
Consumer and other	-	-	-	2	-
Total Recoveries	8	-	1	6	1
Total net charge-offs	4,622	195	13	2	43
Provision for loan losses	11,778	611	444	416	282
Balance of the allowance for loan losses at the end of the year	$10,032	$2,876	$2,460	$2,029	$1,615

The allowance for loan losses is based on a periodic evaluation of the loan portfolio and is maintained at a level that management considers adequate to absorb potential losses.  All loans are assigned risk ratings, based on an assessment of the borrower, the structure of the transaction and the available collateral and/or guarantees.  All loans are monitored regularly and the risk ratings are adjusted when appropriate.  This process allows Customers Bank to take corrective actions on a timely basis.  Management considers a variety of factors, and recognizes the inherent risk of loss that always exists in the lending process.  Management uses a disciplined methodology to estimate the appropriate level of allowance for loan losses.  This methodology includes an evaluation of loss potential from individual problem credits, as well as anticipated specific and general economic factors that may adversely affect collectability.  This assessment includes a review of changes in the composition and volume of the loan portfolio, overall portfolio quality and past loss experience, review of specific problem loans, current economic conditions that may affect borrowers’ ability to repay, and other factors that may warrant current recognition.  In addition, Customers Bank’s internal and external auditors, loan review auditors and various regulatory agencies periodically review the adequacy of the allowance as an integral part of their examination process.  Such agencies may require Customers Bank to recognize additions or reductions to the allowance based on their judgments of information available at the time of their examination.

A substantial portion, approximately 75-80%,  of our commercial real estate, commercial and residential construction, consumer residential and commercial and industrial loan types have real estate as collateral (collectively, the real estate portfolio).  Our lien position on the real estate collateral will vary on a loan by loan basis.  Current appraisals are received when our credit group determines that the facts and circumstances have significantly changed since the date of the last appraisal or the geographical real estate values have deteriorated.  The credit committee and loan officers review loans that are fifteen or more days delinquent and all nonaccrual loans on a periodic basis.  In addition, loans where the loan officers have identified a “borrower of interest” are discussed to determine if additional analysis is necessary to apply the risk rating criteria properly.  The risk ratings for the real estate loan portfolio are determined based upon the current information available, including but not limited to discussions with the borrower, updated financial information, economic conditions within the geographical area and other factors that may affect the cash flow of the loan.   On a quarterly basis, if necessary, the collateral values or discounted cash flow models are used to determine the estimated fair value of the underlying collateral for the quantification of a specific reserve for impaired loans.  Appraisals used within this evaluation process do not typically age more than two years before a new appraisal is obtained.   For loans where real estate is not the primary source of collateral, updated financial information is obtained, including accounts receivable and inventory aging reports and relevant supplemental financial data to determine the fair value of the underlying collateral.

These evaluations, however, are inherently subjective as they require material estimates, including, among others, the amounts and timing of expected future cash flows on impaired loans, estimated losses in the loan portfolio, and general amounts for historical loss experience, economic conditions, uncertainties in estimating losses and inherent risks in the various credit portfolios, all of which may be susceptible to significant change.  Pursuant to ASC 450 “Contingencies” and ASC 310-40 “Troubled Debt Restructurings by Creditors” impaired loans, consisting of non-accrual and restructured loans, are considered in the methodology for determining the allowance for credit losses.  Impaired loans are generally evaluated based on the expected future cash flows or the fair value of the underlying collateral if principal repayment is expected to come from the sale or operation of such collateral.

The following table shows how the allowance for loan losses is allocated among the various loan portfolios that Customers Bank has outstanding. This allocation is based on management’s specific review of the credit risk of the outstanding loan portfolios in each category as well as historical trends.

	December 31,
	2009		2008		2007
	Amount	Percent of Loans in each category to total loans	Amount	Percent of Loans in each category to total loans	Amount	Percent of Loans in each category to total loans
	(dollars in thousands)
Commercial construction	$2,349	9.5%	$608	15.8%	$352	16.2%
Commercial real estate	4,874	58.0%	856	53.3%	757	34.2%
Commercial and industrial	1,350	11.0%	532	15.1%	551	20.1%
Consumer residential	1,284	19.1%	696	12.2%	724	27.9%
Consumer and other	75	2.4%	32	3.6%	44	1.6%
Unallocated	100		152		32
	$10,032	100.0%	$2,876	100.0%	$2,460	100.0%

	December 31,
	2006		2005
	Amount	Percent of Loans in each category to total loans	Amount	Percent of Loans in each category to total loans
	(dollars in thousands)
Commercial construction	$69	3.9%	$54	4.1%
Commercial real estate	762	38.4%	502	36.0%
Commercial and industrial	449	18.5%	337	19.6%
Consumer residential	623	37.4%	494	38.5%
Consumer and other	41	1.8%	30	1.8%
Unallocated	85		197
	$2,029	100.0%	$1,615	100.0%

ASSET QUALITY

Customers Bank had impaired loans totaling $17.5 million at December 31, 2009, compared to $5.9 million at December 31, 2008.  Non-accrual loans totaled $10.3 million at December 31, 2009, up from $4.4 million at December 31, 2008.  Customers Bank had charge-offs of $4.6 million in 2009, compared with $195 thousand in 2008.  Customers Bank had recoveries of $8 thousand in 2009, compared with none in 2008.  There was $1.2 million and $1.5 million of other real estate owned as a result of foreclosure or voluntary transfer to Customers Bank at December 31, 2009 and 2008, respectively.  These amounts are included in Other Assets on the Balance Sheets.

The tables below set forth non-performing loans and non-performing assets and asset quality ratios at December 31, 2009, 2008, 2007, 2006 and 2005.

	December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)
Non-accrual loans	$10,341	$4,387	$2,058	$742	$843
Loans 90+ days delinquent still accruing	4,119	1,585	11	-	-
Restructured loans	4,690	1,203	-	-	315
Non-performing loans	19,150	7,175	2,069	742	1,158
OREO	1,155	1,519	-	-	539
Non-performing assets	$20,305	$8,694	$2,069	$742	$1,694

	December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)
Non-accrual loans to total loans	4.49%	1.96%	0.96%	0.42%	0.60%
Non-performing loans to total loans	8.32%	3.21%	1.63%	0.42%	0.83%
Non-performing assets to total assets	5.81%	3.17%	1.28%	0.32%	0.93%
Non-accrual loans and 90+ days delinquent to total assets	4.13%	2.18%	0.76%	0.32%	0.46%
Allowance for loan losses to:
Total loans	4.36%	1.29%	1.15%	1.14%	1.16%
Non-performing loans	52.39%	40.08%	70.41%	273.45%	139.83%
Non-performing assets	49.41%	33.08%	70.41%	273.45%	95.34%

The table below sets forth types of loans that were non-performing at December 31, 2009, 2008, 2007, 2006 and 2005.

	December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)
Commercial construction	$2,835	$1,443	$1,469	$-	$-
Consumer residential	672	350	-	227	895
Commercial real estate	14,786	5,232	411	411	-
Commercial and industrial	721	150	172	104	-
Consumer and other	136	-	17	-	263
Total non-performing loans	$19,150	$7,175	$2,069	$742	$1,158

Customers Bank seeks to manage credit risk through the diversification of the loan portfolio and the application of policies and procedures designed to foster sound credit standards and monitoring practices.  While various degrees of credit risk are associated with substantially all investing activities, the lending function carries the greatest degree of potential loss.

Asset quality assurance activities include careful monitoring of borrower payment status and a review of borrower current financial information to ensure financial strength and viability.  Customers Bank has established credit policies and procedures, seeks the consistent application of those policies and procedures across the organization, and adjusts policies as appropriate for changes in market conditions and applicable regulations.  The risk elements which comprise asset quality include loans past due, non-accrual loans, renegotiated loans, other real estate owned, and loan concentrations.

All loans are assigned risk ratings, based on an assessment of the borrower, the structure of the transaction and the available collateral and/or guarantees.  All loans are monitored regularly and the risk ratings are adjusted when appropriate.  This process allows Customers Bank to take corrective actions on a timely basis.

A regular reporting and review process is in place to provide for proper portfolio oversight and control, and to monitor those loans identified as problem credits by management.  This process is designed to assess Customers Bank’s progress in working toward a solution, and to assist in determining an appropriate specific allowance for possible losses.  All loan work-out situations involve the active participation of management, and are reported regularly to the Board.

Loan charge-offs are determined on a case-by-case basis.  Loans are generally charged off when principle is likely to be unrecoverable and after appropriate collection steps have been taken.

Loan policies and procedures are reviewed internally for possible revisions and changes on a regular basis.  In addition, these policies and procedures, together with the loan portfolio, are reviewed on a periodic basis by various regulatory agencies and by Customers Bank’s internal, external and loan review auditors, as part of their examination and audit procedures.

PREMISES AND EQUIPMENT AND OTHER ASSETS

Customers Bank’s premises and equipment, net of accumulated depreciation, was $2.7 million and $2.8 million at December 31, 2009 and 2008, respectively.

Customers Bank’s restricted stock holdings at December 31, 2009 and December 31, 2008 were $2.0 million and $1.8 million, respectively.  These consist of stock of the Federal Reserve Bank, FHLB-P, and Atlantic Central Bankers Bank, and are required as part of our relationship with these banks.

Customers Bank owned BOLI of $5.0 million and $4.8 million at December 31, 2009 and 2008, respectively.  Cash flow from these policies will occur over an extended period of time and flow through non-interest income.  Customers Bank periodically reviews the creditworthiness of the insurance companies that have underwritten the policies.  The cash surrender values of the policies appear on Customers Bank’s balance sheet and are subject to full regulatory capital requirements.

Other assets increased to $6.5 million at December 31, 2009 from $5.1 million at December 31, 2008.  The other asset increase is primarily due to a prepaid FDIC premium of $1.9 million added at December 31, 2009, somewhat offset by the reduction of other real estate owned to $1.2 million at December 31, 2009 compared to $1.5 million at December 31, 2008.

DEPOSITS

Customers Bank offers a variety of deposit accounts, including checking, savings, money market and time deposits.  Deposits are obtained primarily from Customers Bank’s service area.  Total deposits grew to $313.9 million at December 31, 2009, an increase of $74.1 million, or 31%, from $237.8 million at December 31, 2008.  In the second half of 2009, Customers Bank introduced many new initiatives to increase its deposits.  Sales management practices were introduced along with new marketing and pricing strategies.  As a result of these changes, total deposits increased in the second half of the year by over 70% annualized with most of the growth coming from retail money market accounts and retail CDs.

The components of deposits were as follows at the dates indicated:

	December 31,
	2009	2008
	(in thousands)
Demand, non-interest bearing	$18,502	$20,574
Demand, interest bearing	84,996	53,326
Savings	9,037	9,213
Time, $100,000 and over	76,985	73,535
Time, other	124,407	81,194
Total deposits	$313,927	$237,842

Total time deposits increased $44.7 million, or 30%, to $201.4 million at December 31, 2009 compared to $156.7 million at December 31, 2008.  Time deposits of $100,000 or more were $77.0 million at December 31, 2009 compared to $73.5 million at December 31, 2008, an increase of $3.5 million or 5%.  Customers Bank had brokered deposits of $30.0 million and $20.0 million at December 31, 2009 and 2008, respectively.  Included in time deposits of $100,000 and over, at December 31, 2009 are public fund certificates of deposit of $5.0 million, compared to $23.1 million at December 31, 2008.  During this period, non-interest bearing demand deposits decreased $2.1 million, or 10%, to $18.5 million from $20.6 million.  Interest bearing demand deposits increased $31.7 million, or 59%, to $85.0 million from $53.3 million.  The majority of this increase is in money market accounts that increased to $74.0 million at December 31, 2009 from $42.2 million at December 31, 2008.  Savings deposit accounts decreased $0.2 million, or 2%, to $9.0 million at December 31, 2009 from $9.2 million.  Customers Bank focused on building deposits in late 2009 by promoting demand accounts and time deposits.

At December 31, 2009, the scheduled maturities of time deposits are as follows:

2009
(in thousands)
2010	$169,508
2011	20,421
2012	7,124
2013	1,881
2014	2,458
$201,392

OTHER BORROWINGS

Customers Bank had other borrowings of $11.0 million at December 31, 2009, a 27% decrease from the $15.0 million at December 31, 2008.  Customers Bank had no short-term advances from the FHLB-P at December 31, 2009 and $4 million at December 31, 2008.  Borrowings decreased primarily due to the increase in deposits.

The contractual maturities of long-term advances at December 31, 2009 were as follows:

2009
(in thousands)
2013	$1,000
2015 and thereafter	10,000
$11,000

SUBORDINATED DEBT

In June 2004, Customers Bank issued $2.0 million in floating rate subordinated debt that matures on July 23, 2014.  The quarterly interest rate at December 31, 2009 was 3.03%.  Currently, 80% of this subordinated debt is included in Customers Bank’s Tier II regulatory capital requirement.

Customers Bank issued a subordinated term note during the fourth quarter of 2007.  The note was issued for $1.0 million at a fixed interest rate of 7.50% per annum.  Quarterly interest payments are made on this note in January, April, July and October.  The note was converted to Common Stock in the third quarter of 2009 due to a significant change in Customers Bank’s board of directors, which triggered a change in control event.

PREFERRED STOCK

During 2008, Customers Bank issued $980 thousand in 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock.  There were $30 thousand of expenses related to the issuance of preferred stock in 2008.  This stock pays a 10% dividend that is non-cumulative.  The preferred shares were exchanged for Common Stock during 2009 in conjunction with a capital raise of $16.7 million.  178,164 shares of Common Stock were exchanged for 98 shares of preferred stock at a price of $5.50 per share.  In addition, 24,500 warrants were issued in the exchange.  Each warrant allows for the purchase of one (1) share of Common Stock at a price of $5.50 per share.  The warrants expire seven (7) years from the date of issuance.

CLASS B NON-VOTING COMMON STOCK

In February and March 2010, as part of the equity capital raise that was completed during that time, Customers Bank issued 4,737,790 shares of Class B Non-Voting Common Stock for approximately $19.7 million, and an additional 490,762 shares Class B Non-Voting Common Stock were subsequently issued pursuant to an anti-dilution adjustment.  These shares do not have voting rights, but otherwise are subject to the same dividend, liquidation and other rights as Customers Bank’s Common Stock.  See “THE REORGANIZATION – Private Offerings,” on page 41 of this Joint Proxy Statement-Prospectus, “ANTI-DILUTION AGREEMENTS” beginning on page 97 of this Joint Proxy Statement-Prospectus, and Note 23 – Subsequent Events of the 2009 Audit Financial Statements for further information on the February and March 2010 capital raises.

STOCKHOLDERS’ EQUITY

Stockholders’ equity increased to $21.5 million at December 31, 2009 from $16.8 million at December 31, 2008.  This was due to a capital raise of $16.7 million (net of $0.4 million of costs), the conversion of $1.0 million of subordinated debt to Common Stock, a net loss of $13.2 million, and the decrease of $0.2 million in net unrealized losses on investment securities classified by Customers Bank as AFS.  The unrealized loss in Customers Bank’s investment securities portfolio is subject to change with fluctuations in interest rates and the market prices of the underlying securities, and is recognized as a component of net income only if realized through the sale of such securities prior to maturity, or if the security would become other-than-temporarily impaired.

There are certain limitations on the ability of Customers Bank to pay cash dividends without prior approval of regulatory authorities.  Cash dividends of $4 thousand on the 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock were declared and paid in 2009 and none were declared and paid in 2008.  For a more detailed description of Customers Bank’s Stockholders’ Equity, see Note 14 of our 2009 Audited Financial Statements beginning on page Customers F-20 of this Joint Proxy Statement-Prospectus.

STOCK OPTION PLAN

During 2004, the shareholders of Customers Bank approved the 2004 Incentive Equity and Deferred Compensation Plan (“2004 Plan”), the purpose of which is to promote the success and enhance the value of Customers Bank by providing members of the board of directors, employees, officers, and executives of Customers Bank with an incentive for outstanding performance in order to generate superior returns to shareholders of Customers Bank.  The 2004 Plan is further intended to provide flexibility to Customers Bank in its ability to motivate, attract, and retain the services of such individuals.  Stock options granted normally vest over three years.

The 2004 Plan is administered by the Compensation Committee of the Board.  It provides for the grant of options, some or all of which may be structured to qualify as Incentive Stock Options if granted to employees, and for the grant of stock appreciation rights (“SARS”), restricted stock and unrestricted stock, for up to a total of 200,000 shares of Customers Bank’s Common Stock underlying such awards.  The 2004 Plan replaced the Stock Option Plan approved in 1997 (“1997 Plan”), which provided for an aggregate of 112,500 shares of Common Stock to be granted pursuant to awards.

The following table summarizes changes in stock options outstanding under the 2004 Incentive Equity and Deferred Compensation Plan for the years ended December 31, 2009, 2008 and 2007.

	Years Ended December 31,
	2009		2008		2007
	Number of Options	Wtd Avg Exercise Price	Number of Options	Wtd Avg Exercise Price	Number of Options	Wtd Avg Exercise Price
Outstanding at beginning of Year	46,827	$10.67	48,034	$10.67	120,825	$9.54
Options Exercised	—	—	—	—	(36,708)	8.80
Options Forfeited	(1,417)	10.46	(1,207)	10.68	(36,083)	8.81
Outstanding at December 31	45,410	$10.68	46,827	$10.67	48,034	$10.67
Exercisable at December 31	45,410	$10.68	46,827	$10.67	42,001	$10.75

LIQUIDITY AND CAPITAL RESOURCES

Liquidity for a financial institution is a measure of that institution’s ability to meet depositors’ needs for funds, to satisfy or fund loan commitments, and for other operating purposes.  Ensuring adequate liquidity is an objective of the Asset/Liability Management process.  Customers Bank coordinates its management of liquidity with its interest rate sensitivity and capital position.  Customers Bank’s policy is to maintain a strong liquidity position.

Customers Bank’s investment portfolio provides periodic cash flows through regular maturities and amortization, and can be used as collateral to secure additional liquidity funding.  Customers Bank’s principal sources of funds are shareholder capital, deposits, debt issuance, principal and interest payments on loans, and other funds from operations.  Customers Bank also maintains borrowing arrangements with the FHLB-P and the Federal Reserve Bank of Philadelphia to meet short-term liquidity needs.  As of December 31, 2009, Customers Bank’s borrowing capacity with the FHLB-P was $32.4 million, of which $11.0 million was used in borrowings and $5.1 million was used for letters of credit supporting $5.0 million in public fund certificates of deposit.  Customers Bank had $8.4 million of pledged mortgage backed securities and $45.3 million of pledged loans as collateral for these borrowings and letters of credit.  As of December 31, 2009, Customers Bank’s borrowing capacity with the Federal Reserve Bank of Philadelphia was $3.8 million, and Customers Bank had $4.0 million of pledged municipal securities as collateral for this borrowing capacity.

Customers Bank’s operating activities used $2.4 million and generated $1.4 million for the years ended December 31, 2009 and 2008, respectively.  The change was primarily due to the prepayment of $1.9 million in FDIC premiums and a reduction in pre-provision income after charge-offs for the year.

Expenses related to investing activities were $23.8 million and $4.3 million for the years ended December 31, 2009 and 2008, respectively.  This increase was primarily due to the higher volume of securities and loans in 2009 compared to 2008.

Financing activities provided $88.8 million and $2.5 million for the years ended December 31, 2009 and 2008, respectively.  The increase compared to 2008 was primarily due to increased growth of deposits and a $16.7 million capital raise in 2009.

Overall, based on Customers Bank’s core deposit base and available sources of borrowed funds, management believes that Customers Bank has adequate resources to meet its short-term and long-term cash requirements within the foreseeable future.

CAPITAL ADEQUACY

The Board of Governors of the Federal Reserve System has adopted risk-based capital and leverage ratio requirements for banks like Customers Bank that are members of the Federal Reserve System.  The Pennsylvania Department of Banking also sets minimum capital requirements.  At December 31, 2009 and December 31, 2008, Customers Bank met each of its minimum capital requirements.  Management believes that Customers Bank would be deemed “well capitalized” for regulatory purposes as of December 31, 2009 and December 31, 2008.  Banking regulators have discretion to establish an institution’s classification based on other factors, in addition to the institution’s numeric capital levels.

Management is not aware of any developments that have occurred and that would, or would be reasonably likely to, cause our classification to be reduced below a level of “well capitalized” for regulatory purposes.  Customers Bank’s capital classification is determined pursuant to banking regulations to apply Customers Bank regulators’ “prompt corrective action” regulations, and to determine levels of deposit insurance assessments, and may not constitute an accurate representation of our overall financial condition or prospects.  The following table summarizes the required capital ratios and the corresponding regulatory capital positions of Customers Bank for the periods or dates indicated:

	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
	(dollar amounts in thousands)
As of December 31, 2009:
Total capital (to risk weighted assets)	$25,958	11.8%	≥	$17,648	≥	8.0%	≥	$22,060	≥	10.0%
Tier 1 capital (to risk weighted assets)	21,537	9.8	≥	8,824	≥	4.0	≥	13,236	≥	6.0
Tier 1 capital (to average assets)	21,537	6.7	≥	12,906	≥	4.0	≥	16,132	≥	5.0

As of December 31, 2008:
Total capital (to risk weighted assets)	$22,825	10.5%	≥	$17,395	≥	8.0%	≥	$21,743	≥	10.0%
Tier 1 capital (to risk weighted assets)	17,105	7.9	≥	8,697	≥	4.0	≥	13,046	≥	6.0
Tier 1 capital (to average assets)	17,105	6.2	≥	11,012	≥	4.0	≥	13,765	≥	5.0

In general, Customers Bank’s capital increases with the addition of earnings to stockholders’ equity and with sales of stock or the issuance of certain qualifying debt, such as the subordinated debt Customers Bank issued in 2004 and 2007 (which is included in Tier II and total capital).  Conversely, as Customers Bank’s assets grow, its capital ratios decrease.  In general, in the past few years, balance sheet growth has been offset by decreases in capital through losses and increases in capital from sales of common stock, debt issuance, growth of the allowance for loan losses and our debt issuances.  In 2009, the $16.7 million capital raise improved our capital ratios.  Customers Bank plans to grow in the future and to maintain strong capital ratios.  To accomplish both these goals, Customers Bank will need to raise additional capital to maintain strong capital ratios.

Customers Bank does not presently have any commitments for significant capital expenditures.  Customers Bank is unaware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on liquidity, capital resources, or operations of Customers Bank.

The maintenance of appropriate levels of capital is an important objective of Customers Bank’s Asset and Liability Management process.  Through its initial capitalization and its subsequent offerings, Customers Bank has continued to maintain a strong capital position.  Management believes that, under current requirements and regulations, Customers Bank will meet its minimum capital requirements for the foreseeable future.

MARKET FOR COMMON STOCK

Customers Bank’s Common Stock is not listed or quoted on any exchange or electronic bulletin board or other quotation service.  Furthermore, there are no brokerage firms that act as market makers in Customers Bank’s stock.  Consequently, information on current stock trading prices is not readily available.  Customers Bank currently acts as its own transfer agent and offers to introduce potential buyers and sellers of our stock to each other, but does not make a market in its own stock or attempt to negotiate prices for trades of its stock.  At December 31, 2009, there were approximately 315 shareholders who owned the 5,522,706 shares of Common Stock outstanding.

Based on the information available to us, private sales of Customers Bank’s Common Stock occurred at around $5.50 per share during 2009 and $4.00 per share during 2008.  This quoted price is limited only to those private transactions known by management and the capital raise conducted in 2009 and there may, in fact, have been additional transactions of which management is unaware, and such transactions could have occurred at higher or lower prices.  Customers Bank was successful in February 2010 with an additional capital raise of $43.1 million.  There were 8,547,866 shares of Common Stock and 1,565,319 shares of Class B Non-Voting Common Stock issued at $4.28 per share in this capital raise.  In March of 2010, Customers Bank sold an additional 761,596 shares of Common Stock and 1,189,202 shares of Class B Non-Voting Common Stock, each at $3.76 per share.  As part of the anti-dilution agreement for the shares issued in the capital raise conducted in 2009 and the recent capital raises in February 2010 and March 2010, 2,797,606 million additional shares, including 2,306,844 shares of Common Stock and 490,762 shares of Class B Non-Voting Common Stock, were issued to the purchasers in those offerings in order to adjust their per share cost to $3.76.   See “THE REORGANIZATION - Private Offerings,” on page 41 of this Joint Proxy Statement-Prospectus, and Note 23 – Subsequent Events of the 2009 Audited Financial Statements for further information on the February 2010 and March 2010 capital raises.

OFF-BALANCE SHEET ARRANGEMENTS

Customers Bank is a party to financial instruments and other commitments with off-balance sheet risks.  Financial instruments with off-balance sheet risks are incurred in the normal course of business to meet the financing needs of our customers.  These financial instruments include commitments to extend credit, including unused portions of lines of credit, and standby letters of credit.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheets.

With commitments to extend credit, our exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments.  Customers Bank uses the same credit policies in making commitments and conditional obligations as for on-balance sheet instruments.  Since they involve credit risk similar to extending a loan, they are subject to Customers Bank’s Credit Policy and other underwriting standards.

As of December 31, 2009 and December 31, 2008, the following off-balance sheet commitments, financial instruments and other arrangements were outstanding:

	December 31,
	2009	2008
	(in thousands)
Commitments to fund loans	$3,922	$4,900
Unfunded commitments to fund mortgage warehouse loans	28,565	--
Unfunded commitments under lines of credit	16,842	20,735
Letters of credit	854	1,203

Commitments to fund loans, unfunded commitments to fund mortgage warehouse loans, unfunded commitments under lines of credit and letters of credit are agreements to extend credit to or for the benefit of a customer in the ordinary course of Customers Bank’s business.

Commitments to fund loans and unfunded commitments under lines of credit may be obligations of Customers Bank as long as there is no violation of any condition established in the contract.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  We evaluate each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by Customers Bank upon extension of credit, is based on management’s credit evaluation.  Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Mortgage warehouse loan commitments are agreements to purchase mortgage loans from mortgage bankers that agree to purchase the loans back in a short period of time.  These commitments generally fluctuate monthly as existing loans are repurchased by the mortgage bankers and new loans are purchased by Customers Bank.

Outstanding letters of credit written are conditional commitments issued by Customers Bank to guarantee the performance of a customer to a third party.  Letters of credit may obligate Customers Bank to fund draws under those letters of credit whether or not a customer continues to meet the conditions of the extension of credit.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

OTHER OFF-BALANCE SHEET ARRANGEMENTS

Other off-balance sheet arrangements include operating leases for Customers Bank’s premises.  Customers Bank leases the premises for its corporate headquarters and main banking office, as well as four branches under operating lease agreements with various terms and at various rentals.  Each lease differs as to whether Customers Bank has one or more renewal options and on what terms. As of December 31, 2009, Customers Bank’s approximate future non-cancellable minimum payments under these leases, by year, were as follow:

(in thousands)
2010	$917
2011	902
2012	922
2013	934
2014	720
2015 & Thereafter	3,671
$8,066

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK - INTEREST RATE SENSITIVITY

The largest component of Customers Bank’s total income is net interest income, and the majority of its financial instruments are interest rate sensitive assets and liabilities with various terms and maturities.  One of the primary objectives of management is to maximize net interest income while minimizing interest rate risk.  Interest rate risk is derived from timing differences in the repricing of assets and liabilities, loan prepayments, deposit withdrawals, and differences in lending and funding rates.  Customers Bank’s Asset/Liability Committee actively seeks to monitor and control the mix of interest rate sensitive assets and interest rate sensitive liabilities.

Customers Bank uses two complementary methods to analyze and measure interest rate sensitivity as part of the overall management of interest rate risk.  They are income simulation modeling and estimates of economic value of equity.  The combination of these two methods provides a reasonably comprehensive summary of the levels of interest rate risk of Customers Bank’s exposure to time factors and changes in interest rate environments.

Income simulation modeling is used to measure Customers Bank’s interest rate sensitivity and manage its interest rate risk.  Income simulation considers not only the impact of changing market interest rates upon forecasted net interest income, but also other factors such as yield curve relationships, the volume and mix of assets and liabilities, customer preferences and general market conditions.

Through the use of income simulation modeling, Customers Bank has estimated the net interest income for the year ending December 31, 2009, based upon the assets, liabilities and off-balance sheet financial instruments in existence at December 31, 2009.  Customers Bank has also estimated changes to that estimated net interest income based upon interest rates rising or falling immediately (“rate shocks”).  Rate shocks assume that all interest rates increase or decrease immediately.  The following table reflects the estimated percentage change in estimated net interest income for the year ending December 31, 2009, resulting from changes in interest rates.

Net change in net interest income
Rate Shocks	% Change
Up 3%	6.2%
Up 2%	3.5%
Up 1%	1.1%
Down 1%	-4.8%
Down 2%	-9.5%
Down 3%	-15.4%

The net changes in net interest income in all of the “up” rate shocks and in the “down 1%” rate shock are well within Customers Bank’s interest rate risk policy guidelines.  While the net changes in net interest income in the “down 2%” and “down 3%” rate shocks are slightly higher that Customers Bank’s interest rate risk policy guidelines, Management does not believe these scenarios are likely.

Economic Value of Equity (“EVE”) estimates the discounted present value of asset and liability cash flows.  Discount rates are based upon market prices for comparable assets and liabilities.  Upward and downward rate shocks are used to measure volatility of EVE in relation to a constant rate environment.  This method of measurement primarily evaluates the longer term repricing risks and options in Customers Bank’s balance sheet.  The following table reflects the estimated EVE at risk and the ratio of EVE to EVE adjusted assets at December 31, 2009, resulting from shocks to interest rates.

Percent Change Economic Value of Equity
Rate Shocks	From base	EVE assets

Up 3%	-25.0%	-1.8%
Up 2%	-15.3%	-1.0%
Up 1%	-7.5%	-0.4%
Down 1%	1.0%	-0.4%
Down 2%	-1.3%	-0.8%
Down 3%	-6.8%	-1.3%

The percent changes of EVE are within Customers Bank’s interest rate risk policy guidelines.

The matching of assets and liabilities may also be analyzed by examining the extent to which such assets and liabilities are interest rate sensitive and by monitoring a bank’s interest rate sensitivity “gap.”“  An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.  The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2009, that are anticipated, based upon certain assumptions, to reprice or mature in each of the future time periods shown.  Except as stated below, the amount of assets and liabilities shown that reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability.  The table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 2009, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals.  The loan amounts in the table reflect principal balances expected to be repaid and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable and fixed rate loans, and as a result of contractual rate adjustments on adjustable rate loans.

	At December 31, 2009
	3 months or less	3 to 6 months	6 to 12 months	1 to 3 years	3 to 5 years	over 5 years	Total
	(dollars in millions)
Interest earning deposits	$64.6	$—	$—	$—	$—	$—	$64.6
Securities	4.1	2.8	7.3	17.8	7.2	7.4	46.6
Loans receivable	106.7	9.9	18.5	50.4	18.6	18.4	222.5
Total interest earning assets	175.4	12.7	25.8	68.2	25.8	25.8	333.7
Non interest earning assets	—	—	—	—	—	18.3	18.3
Total assets	$175.4	$12.7	$25.8	$68.2	$25.8	$44.1	$352.0
Other interest bearing deposits	$74.4	$—	$—	$—	$—	$19.6	$94.0
Time deposits	39.6	18.5	102.6	37.0	3.7	—	201.4
Other borrowings	5.0	—	—	5.0	1.0	—	11.0
Subordinated debt	2.0	—	—	—	—	—	2.0
Total interest bearing liabilities	121.0	18.5	102.6	42.0	4.7	19.6	308.4
Non interest bearing liabilities	—	—	—	—	—	20.0	20.0
Stockholders’ equity	—	—	—	—	—	23.6	23.6
Total liabilities and equity	$121.0	$18.5	$102.6	$42.0	$4.7	$63.2	$352.0
Interest sensitivity gap	$54.4	$(5.8)	$(76.8)	$26.2	$21.1	$(19.1)
Cumulative interest sensitivity gap	$54.4	$48.6	$(28.2)	$(2.0)	$19.1	$0.0
Cumulative interest sensitivity gap to total assets	31%	26%	(13%)	(1%)	6%	0%
Cumulative interest earning assets to cumulative interest bearing liabilities	145%	135%	88%	99%	107%	108%

As shown above, Customers Bank has a negative cumulative gap (cumulative interest sensitive assets are lower than cumulative interest sensitive liabilities) within the next year, which generally indicates that an increase in rates may lead to a decrease in net interest income and a decrease in rates may lead to an increase in net interest income.  Interest rate sensitivity gap analysis measures whether assets or liabilities may reprice but does not capture the ability to reprice or the range of potential repricing on assets or liabilities.  Thus indications based on a negative or positive gap position need to be analyzed in conjunction with other interest rate risk management tools.

Management believes that the assumptions and combination of methods utilized in evaluating estimated net interest income are reasonable.  However, the interest rate sensitivity of Customers Bank’s assets, liabilities and off-balance sheet financial instruments, as well as the estimated effect of changes in interest rates on estimated net interest income, could vary substantially if different assumptions are used or actual experience differs from the assumptions used in the model.

CONTRACTUAL OBLIGATIONS

The following table sets forth contractual obligations and other commitments representing required and potential cash outflows as of December 31, 2009.  Interest on subordinated debentures and long-term borrowed funds is calculated based on current contractual interest rates.

			After one	After three
		Within	but within	but within
	Total	one year	three years	five years	More than 5 years

Operating Leases	$8,066	$917	$1,824	$1,654	$3,671
Contractual Maturities on time deposits	201,392	169,506	27,546	4,340	-
Subordinated Notes and the interest expense	2,292	61	121	2,110	-
Loan Commitments	49,329	28,565	20,764	-	-
Long term Debt*	11,000	-	-	1,000	10,000
Interest on Long Term Debt	2,723	357	713	639	1,014
Standby Letters of Credit	854	854	-	-	-
Total	$275,656	$200,260	$50,968	$9,743	$14,685

* Includes interest on long-term debt and subordinated debentures at a weighted rate of 3.03%.

SUPERVISION AND REGULATION

GENERAL

Customers Bank is subject to extensive regulation, examination and supervision by the Pennsylvania Banking Department and, as a member of the Federal Reserve System, by the Federal Reserve Board.  Federal and state banking laws and regulations govern, among other things, the scope of a bank’s business, the investments a bank may make, the reserves against deposits a bank must maintain, terms of deposit accounts, loans a bank makes, the interest rates it charges and collateral it takes, the activities of a bank with respect to mergers and consolidations and the establishment of branches.

PENNSYLVANIA BANKING LAWS

Pennsylvania banks that are Federal Reserve members may establish new offices only after approval by the Pennsylvania Banking Department and the Federal Reserve Board.  Approval by these regulators can be subject to a variety of factors, including the convenience and needs of the community, whether the institution is sufficiently capitalized and well managed, issues of safety and soundness, the institution’s record of meeting the credit needs of its community, whether there are significant supervisory concerns with respect to the institution or affiliated organizations, and whether any financial or other business arrangement, direct or indirect, involving the proposed branch and bank “insiders” (directors, officers, employees and 10%-or-greater shareholders) which involves terms and conditions more favorable to the insiders than would be available in a comparable transaction with unrelated parties.

Under the Pennsylvania Banking Code, Customers Bank is permitted to branch throughout Pennsylvania.  Pennsylvania law also provides Pennsylvania state chartered institutions elective parity with the power of national banks, federal thrifts, and state-chartered institutions in other states as authorized by the FDIC, subject to a required notice to the Pennsylvania Banking Department.  Customers Banking Code also imposes restrictions on payment of dividends, as well as minimum capital requirements.

Interstate Branching.  Federal law allows the Federal Reserve and FDIC, and the Pennsylvania Banking Code allows the Pennsylvania Banking Department, to approve an application by a state banking institution to acquire interstate branches.  For more information on federal law, see, “FEDERAL BANKING LAWS – Interstate Branching,” beginning on page 167 this Joint Proxy Statement-Prospectus.

Pennsylvania banking laws authorize banks in Pennsylvania to acquire existing branches or branch de novo in other states, and also permits out-of-state banks to acquire existing branches or branch de novo in Pennsylvania.

In April 2008, Banking Regulators in the States of New Jersey, New York, and Pennsylvania entered into a Memorandum of Understanding (the “Interstate MOU”) to clarify their respective roles, as home and host state regulators, regarding interstate branching activity on a regional basis pursuant to the Riegle-Neal Amendments Act of 1997. The Interstate MOU establishes the regulatory responsibilities of the respective state banking regulators regarding bank regulatory examinations and is intended to reduce the regulatory burden on state chartered banks branching within the region by eliminating duplicative host state compliance exams.

Under the Interstate MOU, the activities of branches established by Customers Bank in New Jersey or New York would be governed by Pennsylvania state law to the same extent that federal law governs the activities of the branch of an out-of-state national bank in such host states. For Customers Bank, issues regarding whether a particular host state law is preempted are to be determined in the first instance by the Pennsylvania Banking Department. In the event that the Pennsylvania Banking Department and the applicable host state regulator disagree regarding whether a particular host state law is pre-empted, the Pennsylvania Banking Department and the applicable host state regulator would use their reasonable best efforts to consider all points of view and to resolve the disagreement.

FEDERAL BANKING LAWS

Interstate Branching.  The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (called the “Interstate Act”), among other things, permits bank holding companies to acquire banks in any state. A bank may also merge with a bank in another state.  Interstate acquisitions and mergers are subject, in general, to certain concentration limits and state entry rules relating to the age of Customers Bank.  Under the Interstate Act, the responsible federal regulatory agency is permitted to approve the acquisition of less than all of the branches of an insured bank by an out-of-state bank or bank holding company without the acquisition of an entire bank, only if the law of the state in which the branch is located permits.  Under the Interstate Act, branches of state-chartered banks that operate in other states are covered by the laws of the chartering state, rather than the host state.  The Dodd-Frank Act created a more permissive interstate branching regime by permitting banks to establish branches de novo in any state if a bank chartered by such state would have been permitted to establish the branch.  For more information on interstate branching under Pennsylvania law, see, “PENNSYLVANIA BANKING LAWS – Interstate Branching,” beginning on page 167 this Joint Proxy Statement-Prospectus.

Prompt Corrective Action.  Federal banking law mandates certain “prompt corrective actions,” which Federal banking agencies are required to take, and certain actions which they have discretion to take, based upon the capital category into which a Federally regulated depository institution falls.  Regulations have been adopted by the Federal bank regulatory agencies setting forth detailed procedures and criteria for implementing prompt corrective action in the case of any institution that is not adequately capitalized.  Under the rules, an institution will be deemed to be “adequately capitalized” or better if it exceeds the minimum Federal regulatory capital requirements.  However, it will be deemed “undercapitalized” if it fails to meet the minimum capital requirements, “significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0%, or a leverage ratio that is less than 3.0%, and “critically undercapitalized” if the institution has a ratio of tangible equity to total assets that is equal to or less than 2.0%.  The rules require an undercapitalized institution to file a written capital restoration plan, along with a performance guaranty by its holding company or a third party.  In addition, an undercapitalized institution becomes subject to certain automatic restrictions including a prohibition on the payment of dividends, a limitation on asset growth and expansion, and in certain cases, a limitation on the payment of bonuses or raises to senior executive officers, and a prohibition on the payment of certain “management fees” to any “controlling person.”  Institutions that are classified as undercapitalized are also subject to certain additional supervisory actions, including increased reporting burdens and regulatory monitoring, a limitation on the institution’s ability to make acquisitions, open new branch offices, or engage in new lines of business, obligations to raise additional capital, restrictions on transactions with affiliates, and restrictions on interest rates paid by the institution on deposits.  In certain cases, bank regulatory agencies may require replacement of senior executive officers or directors, or sale of the institution to a willing purchaser.  If an institution is deemed to be “critically undercapitalized” and continues in that category for four quarters, the statute requires, with certain narrowly limited exceptions, that the institution be placed in receivership.

Safety and Soundness; Regulation of Bank Management.  The Federal Reserve Board possesses the power to prohibit us from engaging in any activity that would be an unsafe and unsound banking practice and in violation of the law.  Moreover, Federal law enactments have expanded the circumstances under which officers or directors of a bank may be removed by the institution’s Federal supervisory agency; restricted and further regulated lending by a bank to its executive officers, directors, principal shareholders or related interests thereof; and restricted management personnel of a bank from serving as directors or in other management positions with certain depository institutions whose assets exceed a specified amount or which have an office within a specified geographic area; and restricted management personnel from borrowing from another institution that has a correspondent relationship with the bank for which they work.

Capital Rules.  Federal banking agencies have issued certain “risk-based capital” guidelines, which supplemented existing capital requirements.  In addition, the Federal Reserve Board imposes certain “leverage” requirements on member banks such as us.  Banking regulators have authority to require higher minimum capital ratios for an individual bank or bank holding company in view of its circumstances.

The risk-based guidelines require all banks to maintain two “risk-weighted assets” ratios.  The first is a minimum ratio of total capital (“Tier 1” and “Tier 2” capital) to risk-weighted assets equal to 8.00%; the second is a minimum ratio of “Tier 1” capital to risk-weighted assets equal to 4.00%.  Assets are assigned to five risk categories, with higher levels of capital being required for the categories perceived as representing greater risk.  In making the calculation, certain intangible assets must be deducted from the capital base.  The risk-based capital rules are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and to minimize disincentives for holding liquid assets.

The risk-based capital rules also account for interest rate risk.  Institutions with interest rate risk exposure above a normal level would be required to hold extra capital in proportion to that risk.  A bank’s exposure to declines in the economic value of its capital due to changes in interest rates is a factor that Customers Banking agencies will consider in evaluating a bank’s capital adequacy.  The rule does not codify an explicit minimum capital charge for interest rate risk.  Customers Bank currently monitors and manages its assets and liabilities for interest rate risk, and management believes that the interest rate risk rules which have been implemented and proposed will not materially adversely affect our operations.

The Federal Reserve Board’s “leverage” ratio rules require member banks which are rated the highest in the composite areas of capital, asset quality, management, earnings and liquidity to maintain a ratio of “Tier 1” capital to “adjusted total assets” (equal to Customers Bank’s average total assets as stated in its most recent quarterly Call Report filed with the Federal Reserve Board, minus end-of-quarter intangible assets that are deducted from Tier 1 capital) of not less than 3.00%.  For banks which are not the most highly rated, the minimum “leverage” ratio will range from 4.00% to 5.00%, or higher at the discretion of the Federal Reserve Board, and is required to be at a level commensurate with the nature of the level of risk of Customers Bank’s condition and activities.

For purposes of the capital requirements, “Tier 1” or “core” capital is defined to include Common Stockholders’ equity and certain noncumulative perpetual preferred stock and related surplus.  ”Tier 2” or “qualifying supplementary” capital is defined to include a bank’s allowance for loan and lease losses up to 1.25% of risk-weighted assets, plus certain types of preferred stock and related surplus, certain “hybrid capital instruments” and certain term subordinated debt instruments.

The Basel Committee on Banking Supervision (the “Basel Committee”) released a comprehensive list of proposals for changes to capital, leverage, and liquidity requirements for banks in December 2009 (commonly referred to as “Basel III”). In July 2010, the Basel Committee announced the design for its capital and liquidity reform proposals.

In September 2010, the oversight body of the Basel Committee announced minimum capital ratios and transition periods providing: (i) the minimum requirement for the Tier 1 common equity ratio will be increased from the current 2.0% level to 4.5% (to be phased in by January 1, 2015); (ii) the minimum requirement for the Tier 1 capital ratio will be increased from the current 4.0% to 6.0% (to be phased in by January 1, 2015); (iii) an additional 2.5% of Tier 1 common equity to total risk-weighted assets (to be phased in between January 1, 2016 and January 1, 2019; and (iv) a minimum leverage ratio of 3.0% (to be tested starting January 1, 2013). The proposals also narrow the definition of capital, excluding instruments that no longer qualify as Tier 1 common equity as of January 1, 2013, and phasing out other instruments over several years. It is unclear how U.S. banking regulators will define “well-capitalized” in their implementation of Basel III.

The liquidity proposals under Basel III include: (i) a liquidity coverage ratio (to become effective January 1, 2015); (ii) a net stable funding ratio (to become effective January 1, 2018); and (iii) a set of monitoring tools for banks to report minimum types of information to their regulatory supervisors.

Many of the details of the new framework related to minimum capital levels and minimum liquidity requirements in the Basel Committee’s proposals will remain uncertain until the final release is issued. Implementation of the final provisions of Basel III will require implementing regulations and guidelines by U.S. banking regulators. Implementation of these new capital and liquidity requirements has created significant uncertainty with respect to the future liquidity and capital requirements for financial institutions. Therefore, we are not able to predict at this time the content of liquidity and capital guidelines or regulations that may be adopted by regulatory agencies or the impact that any changes in regulation may have on CBI and Customers Bank.

Deposit Insurance Assessments.  The deposits of Customers Bank are insured by the FDIC up to the limits set forth under applicable law and are subject to deposit insurance premium assessments.  The FDIC imposes a risk-based deposit premium assessment system, which was amended pursuant to the Federal Deposit Insurance Reform Act of 2005 (the “Act”).  Under this system, the amount of FDIC assessments paid by an individual insured depository institution, such as Customers Bank, is based on the level of risk incurred in its activities.  The FDIC places a depository institution in one of four risk categories determined by reference to its capital levels and supervisory ratings.  In addition, in the case of those institutions in the lowest risk category, the FDIC further determines its assessment rates based on certain specified financial ratios.  Effective April 1, 2009, a bank’s annual assessment base rates were as follows, depending on Customers Bank’s risk category:

	Risk Category
	I		II	III	IV
	Minimum	Maximum
Annual rates (in basis points)	12	16	22	32	45

The base assessment rate can be adjusted downward based on a bank’s unsecured debt and level of excess capital above the well capitalized threshold, or upward based on a bank’s secured liabilities including FHLB-P advances and repurchase agreements, so that the total risk-based assessment rates will range as follows depending on a bank’s risk category:

Risk Category
	I	II	III	IV
Initial base assessment rate	12 to 16	22	32	45
Unsecured debt adjustment	–5 to 0	–5 to 0	–5 to 0	–5 to 0
Secured liability adjustment	0 to 8	0 to 11	0 to 16	0 to 22.5
Brokered deposit adjustment	—	0 to 10	0 to 10	0 to 10
Total base assessment rate	7 to 24	17 to 43	27 to 58	40 to 77.5

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009.  The amount of the special assessment for any institution will not exceed 10 basis points times the institution’s assessment base for the second quarter 2009.  The special assessment was collected on September 30, 2009.

On September 29, 2009, the FDIC adopted a uniform three-basis point increase in assessment rates to be effective on January 1, 2011.

On October 12, 2009, the FDIC adopted a final rule to require insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012.  The prepaid assessment will be collected on December 30, 2009, along with each institution’s regular quarterly risk-based deposit insurance assessment for the third quarter of 2009.  For purposes of calculating the prepaid assessment, each institution’s assessment rate will be its total base assessment rate in effect on September 30, 2009.  In calculating the prepayment attributable to 2011 and thereafter, it will be calculated using the September 29, 2009 increase in 2011 base assessment rates.  In addition, future deposit growth is to be reflected in the prepayment by assuming that an institution’s third quarter 2009 assessment base will be increased quarterly at a 5 percent annual growth rate through the end of 2012.  The FDIC will begin to draw down an institution’s prepaid assessments on March 30, 2010, representing payment for the regular quarterly risk-based assessment for the fourth quarter of 2009.  In announcing these initiatives, the FDIC stated that, while the prepaid assessment would not immediately affect bank earnings, each institution would record the entire amount of its prepaid assessment as a prepaid expense asset as of December 30, 2009, the date the payment would be made and, as of December 31, 2009 and each quarter thereafter, record an expense or charge to earnings for its regular quarterly assessment and an offsetting credit to the prepaid assessment until the asset is exhausted.  Once the asset is exhausted, institutions would resume paying and accounting for quarterly deposit insurance assessments as they currently do.  The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) that was enacted by Congress on July 15, 2010, and was signed into law by President Obama on July 21, 2010, enacted a number of changes to the federal deposit insurance regime that will affect the deposit insurance assessments the Bank will be obligated to pay in the future.  For example:

•
The law permanently raises the federal deposit insurance limit to $250,000 per account ownership.  This change may have the effect of increasing losses to the FDIC insurance fund on future failures of other insured depository institutions.

•
The new law makes deposit insurance coverage unlimited in amount for non-interest bearing transaction accounts until December 31, 2012.  This change may also have the effect of increasing losses to the FDIC insurance fund on future failures of other insured depository institutions.

•
The law increases the insurance fund’s minimum designated reserve ratio from 1.15 to 1.35, and removes the current 1.50 cap on the reserve ratio. The law gives the FDIC discretion to suspend or limit the declaration or payment of dividends even when the reserve ratio exceeds the minimum designated reserve ratio.

Each of these changes may increase the rate of FDIC insurance assessments to maintain or replenish the FDIC’s deposit insurance fund.  This could, in turn, raise Customers Bank’s future deposit insurance assessment costs.  On the other hand, the law changes the deposit insurance assessment base so that it will generally be equal to consolidated assets less tangible equity.  This change of the assessment base from an emphasis on deposits to an emphasis on assets is generally considered likely to cause larger banking organizations to pay a disproportionately higher portion of future deposit insurance assessments, which may, correspondingly, lower the level of deposit insurance assessments that community banks such as Customers Bank may otherwise have to pay in the future.  While it is likely that the new law will increase Customers Bank’s future deposit insurance assessment costs, the specific amount by which the new law’s combined changes will affect Customers Bank’s deposit insurance assessment costs is hard to predict, particularly because the new law gives the FDIC enhanced discretion to set assessment rate levels.

Customers Bank’s current regular assessment rate is 22.5 basis points.

In addition to deposit insurance assessments, banks are subject to assessments to pay the interest on Financing Corporation bonds.  The Financing Corporation was created by Congress to issue bonds to finance the resolution of failed thrift institutions.  The FDIC sets the Financing Corporation assessment rate every quarter.  The Financing Corporation assessment for us (and all other banks) for the fourth quarter of 2008 was an annual rate of $.0184 for each $100 of deposits.

Community Reinvestment Act.  Under the Community Reinvestment Act of 1977 (“CRA”), the record of a bank holding company and its subsidiary banks must be considered by the appropriate Federal banking agencies, including the Federal Reserve Board, in reviewing and approving or disapproving a variety of regulatory applications including approval of a branch or other deposit facility, office relocation, a merger and certain acquisitions of bank shares.  Federal banking agencies have recently demonstrated an increased readiness to deny applications based on unsatisfactory CRA performance.  The Federal Reserve Board is required to assess our record to determine if Customers Bank is meeting the credit needs of the community (including low and moderate neighborhoods) that we serve.  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 amended the CRA to require, among other things, that the Federal Reserve Board make publicly available an evaluation of our record of meeting the credit needs of our entire community including low- and moderate-income neighborhoods.  This evaluation includes a descriptive rating (outstanding, satisfactory, needs to improve, or substantial noncompliance) and a statement describing the basis for the rating.

Consumer Protection Laws.  Customers Bank is subject to a variety of consumer protection laws, including the Truth in Lending Act, the Truth in Savings Act adopted as part of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, the Electronic Funds Transfer Act, the Real Estate Settlement Procedures Act and the regulations adopted thereunder.  In the aggregate, compliance with these consumer protection laws and regulations involves substantial expense and administrative time on our part.

Dodd-Frank Wall Street Reform and Consumer Protection Act.  The Dodd-Frank bill was enacted by Congress on July 15, 2010, and was signed into law by President Obama on July 21, 2010.  Among many other provisions, the legislation:

•          establishes the Financial Stability Oversight Council, a federal agency acting as the financial system’s systemic risk regulator with the authority to review the activities of significant bank holding companies and non-bank financial firms, to make recommendations and impose standards regarding capital, leverage, conflicts and other requirements for financial firms and to impose regulatory standards on certain financial firms deemed to pose a systemic threat to the financial health of the U.S. economy;

•          creates a new Consumer Financial Protection Bureau within the U.S. Federal Reserve, which will have substantive rule-making authority over a wide variety of consumer financial services and products, including the power to regulate unfair, deceptive, or abusive acts or practices;

• permits state attorney generals and other state enforcement authorities broader power to enforce consumer protection laws against banks;

•          authorizes federal regulatory agencies to ban compensation arrangements at financial institutions that give employees incentives to engage in conduct that could pose risks to the nation’s financial system;

•          grants the U.S. government resolution authority to liquidate or take emergency measures with regard to troubled financial institutions, such as bank holding companies, that fall outside the existing resolution authority of the Federal Deposit Insurance Corporation;

• gives the FDIC substantial new authority and flexibility in assessing deposit insurance premiums, which is likely to result in increased deposit insurance premiums for Customers Bank in the future;

• increases the deposit insurance coverage limit for insurable deposits to $250,000 generally, and removes the limit entirely for transaction accounts;

• permits banks to pay interest on business demand deposit accounts;

• extends the national bank lending (or loans-to-one-borrower) limits to other institutions such as Customers Bank;

•          prohibits banks subject to enforcement action such as a memorandum of understanding from changing their charter without the approval of both their existing charter regulator and their proposed new charter regulator;

• imposes new limits on asset purchase and sale transactions between banks and their insiders;

• may require collateralization of interest rate swap exposure by parties to those transactions;

• modify disclosure standards and limit fees chargeable with respect to consumer loans, including home mortgage loans; and

• provide for low- or no-cost basic consumer deposit accounts and require new disclosures and consumer protections for remittance transactions.

Many of these provisions are subject to further rule making and to the discretion of regulatory bodies, including Customers Bank’s and Holding Company’s primary federal banking regulator, the Federal Reserve.  It is not possible to predict at this time the extent to which regulations authorized or mandated by the Dodd-Frank bill will impose requirements or restrictions on Customers Bank or Holding Company in addition to or different from the provisions summarized above.

MEMORANDUM OF UNDERSTANDING

As a result of a March 31, 2009 regulatory examination prior to the arrival of new management, Customers Bank entered into an August 24, 2009 Memorandum of Understanding (“MOU”) with its regulators that called for a back-up Bank Secrecy Act officer and employee training, and precluded Customers Bank from declaring or paying dividends that would cause its capital ratios to fall below the higher of the minimum levels for a “well capitalized” classification under Prompt Corrective Action standards or the internal ratios set in Customers Bank’s capital plan, or redeeming its stock or issuing debt with maturity greater than one year without prior regulatory approval.  The MOU calls for Customers Bank to update plans relating to earnings and capital improvement, management and board oversight, credit risk management and liquidity risk, enhancing pre-purchase analysis of investment securities, and a revision to its allowance for loan and lease losses (“ALLL”) methodology by November 15, 2009. Management believes that the Bank is in substantial compliance with all terms of the MOU at this time.

BANK HOLDING COMPANY REORGANIZATION AND REGULATION

As a bank holding company, CBI will be subject to additional regulation beyond that to which Customers Bank is currently subject.

The Bank Holding Company Act requires a “company” (including CBI, to secure the prior approval of the Federal Reserve Board before it owns or controls, directly or indirectly, more than five percent (5%) of the voting shares or substantially all of the assets of any bank.  It also prohibits acquisition by any “company” (including Customers Bank’s proposed holding company) of more than five percent (5%) of the voting shares of, or interest in, or all or substantially all of the assets of, any bank located outside of the state in which a current bank subsidiary is located unless such acquisition is specifically authorized by laws of the state in which such bank is located.  A bank holding company is prohibited from engaging in or acquiring direct or indirect control of more than five percent (5%) of the voting shares of any company engaged in non-banking activities unless the Federal Reserve Board, by order or regulation, has found such activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.  In making this determination, the Federal Reserve Board considers whether the performance of these activities by a bank holding company would offer benefits to the public that outweigh possible adverse effects.  Applications under the Bank Holding Company Act and the Change in Control Act are subject to review, based upon the record of compliance of the applicant with the Community Reinvestment Act of 1977.

CBI will be required to file an annual report with the Federal Reserve Board and any additional information that the Federal Reserve Board may require pursuant to the Bank Holding Company Act.  The Federal Reserve Board may also make examinations of Customers Bank’s proposed holding company and any or all of its subsidiaries.  Further, under Section 106 of the 1970 amendments to the Bank Holding Company Act and the Federal Reserve Board’s regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of credit or provision of any property or services.  The so-called “anti-tie-in” provisions state generally that a bank may not extend credit, lease, sell property or furnish any service to a customer on the condition that the customer provide additional credit or service to Customers Bank, to its bank holding company or to any other subsidiary of its bank holding company or on the condition that the customer not obtain other credit or service from a competitor of Customers Bank, its bank holding company or any subsidiary of its bank holding company.

The Federal Reserve Board permits bank holding companies to engage in non-banking activities so closely related to banking or managing or controlling banks as to be a proper incident thereto.  A number of activities are authorized by Federal Reserve Board regulation, while other activities require prior Federal Reserve Board approval.  The types of permissible activities are subject to change by the Federal Reserve Board.  Recent revisions to the Bank Holding Company Act contained in the Federal Gramm Leach Bliley Act of 1999 (the “Gramm Leach Bliley Act”) permit certain eligible bank holding companies to qualify as “financial holding companies” and thereupon engage in a wider variety of financial services such as securities and insurance activities.

The Gramm Leach Bliley Act repealed certain restrictions on bank and securities firm affiliations, and allows bank holding companies to elect to be treated as a “financial holding company” that can engage in approved “financial activities,” including insurance, securities underwriting and merchant banking.  Banks without holding companies can engage in many of these new financial activities through a “financial subsidiary.” The law also mandates functional regulation of bank securities activities.  Banks’ exemption from broker dealer regulation would be limited to, for example, trust, safekeeping, custodian, shareholder and employee benefit plans, sweep accounts, private placements (under certain conditions), self-directed IRAs, third party networking arrangements to offer brokerage services to bank customers, and the like.  It also requires banks that advise mutual funds to register as investment advisers.  The legislation provides for state regulation of insurance, subject to certain specified state preemption standards.  It establishes which insurance products banks and bank subsidiaries may provide as principal or underwriter, and prohibits bank underwriting of title insurance, but also preempts state laws interfering with affiliations.  The Gramm Leach Bliley Act prohibits approval of new de novo thrift charter applications by commercial entities and limits sales of existing so-called “unitary” thrifts to commercial entities.  The law bars banks, savings and loans, credit unions, securities firms and insurance companies, as well as other “financial institutions,” from disclosing customer account numbers or access codes to unaffiliated third parties for telemarketing or other direct marketing purposes, and enables customers of financial institutions to “opt out” of having their personal financial information shared with unaffiliated third parties, subject to exceptions related to the processing of customer transactions and joint financial services marketing arrangements with third parties, as long as the institution discloses the activity to its customers and requires the third party to keep the information confidential.  It requires policies on privacy and disclosure of information to be disclosed annually, requires federal regulators to adopt comprehensive regulations for ensuring the security and confidentiality of consumers’ personal information, and allows state laws to give consumers greater privacy protections.

BERKSHIRE BANKCORP, INC.

History and Business

History

BBI is a Pennsylvania business corporation and a registered bank holding company headquartered in Wyomissing, Pennsylvania and was founded in 2006 to become the holding company for Berkshire Bank.  Berkshire Bank is a Pennsylvania state chartered bank and was founded in 2002.

BBI received funds under the United States Department of Treasury’s TARP Capital Purchase Program pursuant to the securities purchase agreement entered into by BBI and the Treasury on June 12, 2009.  Through its participation in the TARP Capital Purchase Program, BBI issued (1) 2,892 shares of its Series A Preferred Stock and (2) a warrant to purchase 145.14515 shares of its Series B Preferred Stock which was immediately exercised to purchase 145 shares.  BBI received $2,892,000 through its participation in the TARP Capital Purchase Program.  As a participant in the TARP Capital Purchase Program, BBI is subject to additional regulations to which other financial institutions that did not participate in TARP are not subject.

Business

BBI’s primary activity consists of owning and supervising its subsidiary, Berkshire Bank.  Berkshire Bank, has five branch locations (West Reading, Bern Township, Muhlenberg, Exeter Township and Wyomissing, Pennsylvania), and is a full service commercial bank providing a wide range of services to individuals and small to medium sized businesses in its Southeastern market area.  Berkshire Bank’s commercial banking activities include accepting time, demand, and savings deposits and making secured and unsecured commercial, real estate and consumer loans.

At September 30, 2010, Berkshire Bank had 43 full time employees and 6 part time employees.  In the opinion of management, Berkshire Bank enjoys a satisfactory relationship with its employees.  Berkshire Bank is not a party to any collective bargaining agreement.

Supervision and Regulation of BBI and Berkshire Bank

The operations of BBI and Berkshire Bank are subject to federal and state statutes applicable to bank holding companies and banks chartered under the banking laws of the Federal Reserve System, the Commonwealth of Pennsylvania, and to banks whose deposits are insured by the FDIC.  Berkshire Bank’s operations are also subject to regulations of the Commonwealth of Pennsylvania and the FDIC.

During 2010, BBI and Berkshire Bank became subject to certain regulatory actions, restrictions, and agreements which may materially affect BBI’s and Berkshire Bank’s ability to do business and compete with other financial institutions that are not subject to such actions, restrictions, and agreements.  The regulatory actions, restrictions and agreements include, but are not limited to, (1) notices of downgrades in ratings for BBI and Berkshire Bank, (2) notices of violations of Regulation W and Section 1103 of the Pennsylvania Banking Code relating to intercompany transactions between BBI and Berkshire Bank due to insufficient collateral for specific covered transactions not involving customers, (3) the board of directors of Berkshire Bank adopting resolutions requiring action on certain matters requiring attention as well as prohibitions, (4) BBI being determined by the Federal Reserve Board to be in “troubled condition”, (5) restrictions by the Federal Reserve Board from paying dividends on BBI’s preferred stock issued to the U.S. Treasury under TARP or on any other preferred stock or debt securities, and (6) a consent order and fines for violation of the Home Mortgage Disclosure Act.

While management believes BBI and Berkshire Bank have made progress in addressing each of the above matters, the regulatory actions, restrictions and agreements have the effect of restricting the ability of BBI and Berkshire Bank from competing effectively with other financial institutions in their markets and regionally.  Although, management is unaware of any pending concerns, BBI and Berkshire Bank may become subject to further regulatory restrictions or enforcement actions in the future.

MARKET PRICE OF COMMON STOCK AND DIVIDENDS – BBI

Trading Market for Common Stock

There is no established public trading market for BBI’s common stock.  BBI’s common stock is neither actively traded nor listed for trading on any securities exchange.  BBI’s common stock is traded in the local over-the-counter market and in privately negotiated transactions.  Furthermore, there are no brokerage firms that act as a market maker in BBI’s common stock.  Consequently, information on current stock trading prices is not readily available. Berkshire Bank currently acts as BBI’s transfer agent, but it does not make a market in BBI’s common stock, nor does it attempt to negotiate prices for trades of such stock.

Market Price of Common Stock

As of September 30, 2010, there were 421 shareholders of record, 4,051,063 outstanding shares of BBI’s common stock and 774,571 outstanding warrants to purchase BBI’s common stock.

The chart below shows the high and low sale prices known by management to have occurred of BBI common stock for the periods indicated.

	High(1)	Low(1)

2010 (2)	-	-
2009	$10.25	$9.75
2008	$10.25	$10.00

(1)
These ranges are limited only to those transactions known by management to have occurred, based primarily on individual trades of which management may have become aware.  There may, in fact, have been additional transactions of which management is unaware, and such transactions could have occurred at higher or lower prices.

(2)	There were no trades of BBI common stock during 2010.
Dividends on Common Stock

BBI has not paid any cash dividends on its shares.  Presently, BBI and Berkshire Bank are not authorized to pay cash dividends on their shares and must obtain approval of their primary regulators prior to declaration of a dividend.  BBI’s ability to pay dividends is restricted by banking laws, Pennsylvania corporate law, the regulations of the Federal Reserve Board and the Berkshire Bank’s ability to pay dividends to BBI.

Security Ownership of Certain Beneficial Owners and Management

The following table shows, to the best of Berkshire Bank’s knowledge, those persons or entities, who owned of record or beneficially, on September 30, 2010, more than 5% of the outstanding BBI common stock.

Beneficial ownership of BBI common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes power to vote or to direct the voting of the stock; or
•	Investment power, which includes the power to dispose or direct the disposition of the stock; or
•	The right to acquire beneficial ownership within 60 days after September 30, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
First Niagara Financial Group*	878,757 **	20.68%***
726 Exchange Street, Suite 618
Buffalo, New York 14210
_______________________________________________________

*  On April 9, 2010, First Niagara Financial Group (“First Niagara”) acquired Harleysville National Corporation (“HNC”), a bank holding company that had, until this time, held a passive investment interest in BBI pursuant to “Crown X” written commitment provided by HNC to the Federal Reserve Bank of Philadelphia.  As part of the acquisition, First Niagara assumed HNC ownership percentage with the same terms as was extended to HNC.

Pursuant to this commitment, First Niagara may not acquire or retain BBI shares that would cause the combined interests of First Niagara, its directors, officers, and affiliates to equal or exceed 25% of the outstanding voting shares of BBI or any of its subsidiaries.

**  For purposes of the Crown X written commitment entered into by HNC, and subsequently assumed by First Niagara, with the Federal Reserve Bank of Philadelphia, the ownership by First Niagara of 679,728 shares of common stock  or 16.78% ownership of BBI by First Niagara.  First Niagara also holds 127,758 vested warrants and 71,271 five-year, non-detachable warrants.

***  For federal securities law purposes, the beneficial ownership percentage calculation is based on 679,728 shares, 127,758 vested warrants, and 71,271 five-year, non-detachable warrants owned by First Niagara as the numerator, divided by the aggregate of 4,051,063 shares of issued and outstanding common stock and First Niagara 127,758 vested warrants and 71,271 five-year, non-detachable warrants, expressed as a percentage.

Beneficial Ownership of Executive Officers, Directors and Nominees

The following table shows, as of September 30, 2010 the amount and percentage of BBI common stock beneficially owned by each director and executive officer individually and as a group.

Beneficial ownership of shares of BBI common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in which the person has or shares:

•	Voting power, which includes the power to vote or to direct the voting of the stock; or
•	Investment power, which includes the power to dispose or direct the disposition of the stock; or
•	The right to acquire beneficial ownership within 60 days after the record date of September 30, 2010.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person.  The number of shares owned by the directors and executive officers is rounded to the nearest whole share.

Directors and Nominees	Amount and Nature of Beneficial Ownership*	Percentage of Class**
(i) Rick B. Burkey*****/******	159,3131	3.88%
(ii) Richard C. Gromis***/*****/******	114,4162	2.81%
(iii) Richard I. Hart, Jr.*****/******	125,5293	3.07%
(iv) Norman E. Heilenman****/*****/******	113,1534	2.77%
(v) Edward S. Jenkins*****	90,4155	2.21%
(vi) Dennis H. Lorah******	125,9966	3.07%
(vii) Jeffrey A. Nilsson*****/******	147,0877	3.59%
(viii) Alan D. Ross, CPA*****/******	93,6208	2.31%
(ix) Aggregate of All Directors and Executive Officers (8 Directors, 2 Executive Officers also serve as Directors)	969,529	22.49%

*  Information furnished by the directors and BBI.
**  As of September 30, 2010, the number of shares of common stock issued and outstanding was 4,051,063.  The calculation of individual director’s percentage ownership is based on the individual director’s beneficial ownership as the numerator, divided by the sum of the aggregate common stock of 4,051,063 shares, and the individual director’s vested transferable warrants, vested non-transferable warrants and five-year non-detachable warrants as the denominator, expressed as a percentage.  The aggregate calculation for ownership by all directors is the sum of the aggregate directors’ beneficial ownership of 969,529 as the numerator, divided by the sum of 4,051,063 shares of common stock issued and outstanding and 135,493 vested transferable warrants, 102,841 vested non-transferable warrants and 21,200 five-year, non-detachable warrants from the 2007 stock offering, expressed as a percentage.
***   Mr. Richard C. Gromis is a Director and the President and Chief Operating Officer of BBI.
****   Mr. Norman E. Heilenman is the Chairman of the Board and Chief Executive Officer of BBI.
*****  Five members of the Board of Directors and the Executive Officers of BBI are members in BB Investment Group, LLC organized March 28, 2005 to invest in the common stock of BBI.  BB Investment Group, LLC purchased 40,909 shares of BBI common stock during the final phase of the stock offering in 2005.  BB Investment Group, LLC also purchased 47,871 shares of BBI common stock during the 2007 offering and currently owns 63,734 shares and 57,801 five-year, non-detachable warrants, as of September 30, 2010.

****** Seven members of the Board of Directors and the Executive Officers of BBI are members in BB II Investment Group, LLC organized August 20, 2010 to invest in common stock of BBI.  BB II Investment Group, LLC purchased 175,000 shares during a private placement offering in September 2010.
_____________________________
1
Includes 7,082 shares through BB Investment Group, LLC, 25,000 shares through BB II Investment Group, LLC, 20,446 vested transferable warrants, 21,362 vested non-transferable warrants, 11,913 five-year, non-detachable warrants from the 2007 stock offering and 6,422 five-year, non-detachable warrants through BB Investment Group, LLC.

2
Includes 7,082 shares through BB Investment Group, LLC, 25,000 shares through BB II Investment Group, LLC, 4,065 shares owned individually by spouse, and 20,446 vested transferable warrants and 6,422 five-year, non-detachable warrants through BB Investment Group, LLC.

3
Includes 7,082 shares through BB Investment Group, LLC, 25,000 shares through BB II Investment Group, LLC, 20,446 vested transferable warrants, 7,629 vested non-transferable warrants, 3,038 five-year, non-detachable warrants from the 2007 stock offering and 6,422 five-year, non- detachable warrants through BB Investment Group, LLC.

4
Includes 2,440 shares owned by spouse, 7,082 shares through BB Investment Group, LLC, 25,000 shares through BB II Investment Group, LLC, 12,817 vested transferable warrants, 11,901 vested non-transferable warrants, 781 five-year, non-detachable warrants from the 2007 stock offering and 6,422 five-year, non-detachable warrants through BB Investment Group, LLC and 5,796 shares held in an IRA.

5
Includes 7,082 shares through BB Investment Group, LLC, 22,018 shares owned jointly with spouse, 7,627 shares owned individually by spouse, 20,446 vested transferable warrants, 13,732 vested non-transferable warrants, 6,422 five-year, non-detachable warrants and 13,088 shares held in an IRA.

6
Includes 25,000 shares through BB II Investment Group, LLC, 20,446 vested transferable warrants, 26,855 vested non-transferable warrants, 1,562 five-year, non-detachable warrants from the 2007 stock offering and 7,627 shares held in an IRA.

7
Includes 7,082 shares through BB Investment Group, LLC, 25,000 shares through BB II Investment Group, LLC, and 20,446 vested transferable warrants, 21,362 vested non-transferable warrants, 6,422 five-year, non-detachable warrants through BB Investment Group, LLC, 26,243 shares held in an IRA and 40,532 shares held in a revocable trust.

8
Includes 7,082 shares through BB Investment Group, LLC, 25,000 shares through BB II Investment Group, LLC, 3,906 five-year, non-detachable warrants from the 2007 stock offering which represent a purchase by the 401(k) plan, 6,422 five-year, non-detachable warrants through BB Investment Group, LLC and 26,547 shares in 401(k) plan and 24,663 shares owned jointly with spouse.

BERKSHIRE BANCORP, INC.  - MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1.  Critical Accounting Policies

BBI has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and that are consistent with banking industry practices in the preparation of financial statements.  BBI’s significant accounting policies are described in footnote 1 to its audited consolidated financial statements.

Certain accounting policies involve significant judgments and assumptions by BBI that have a material impact on the carrying value of certain assets and liabilities.  BBI considers these accounting policies to be critical accounting policies.  The judgment and assumptions BBI uses are based on historical experience and other factors, which BBI believes to be reasonable under the circumstances.  Because of the nature of the judgments and assumptions management makes, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of its assets and liabilities and its results of operations.

The following is a summary of the policies BBI recognizes as involving critical accounting estimates:  Allowance for Loan Losses, Fair value of Available for Sale Securities and Deferred Income taxes.

Allowance for Loan Losses.  BBI maintains an allowance for loan losses at a level management believes is sufficient to absorb estimated probable credit losses.  Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors.  However, this evaluation is inherently subjective as it requires significant estimates by management.  Consideration is given to a variety of factors in establishing these estimates including historical losses, current and anticipated economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers’ perceived financial and management strengths, the adequacy of underlying collateral, the dependence on collateral, or the strength of the present value of future cash flows and other relevant factors.  These factors may be susceptible to significant change.  To the extent actual outcomes differ from management estimates, additional provisions for loan losses may be required which may adversely affect BBI’s results of operations in the future.

Fair Value of  Securities Available for Sale.  BBI receives estimated fair values of debt securities from independent valuation services and brokers.  In developing these fair values, the valuation services and brokers use estimates of cash flows based on historical performance of similar instruments in similar rate environments.  Debt securities available for sale are mostly comprised of U.S. government agency securities.  BBI uses various indicators in determining whether a security is other-than-temporarily impaired, including if the market value is below its cost for an extended period of time with low expectation of recovery or, for debt securities, when it is probable that the contractual interest and principal will not be collected.  The debt securities are monitored for changes in credit ratings because adverse changes in credit ratings could indicate a change in the estimated cash flows of the underlying collateral or issuer.  The unrealized losses associated with securities that management does not intend to sell, and it is not more likely than not that BBI will be required to sell prior to maturity or market price recovery, are not considered to be other than temporary as of December 31, 2009, because the unrealized losses are related to changes in interest rates and do not affect the expected cash flows of the underlying collateral or issuer.

Deferred Income Taxes.  BBI provides for deferred income taxes on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and net operating loss carry-forwards and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

2. Overview

The following discussion and analysis presents material factors affecting BBI’s financial condition as of September 30, 2010 and results of operations for the three and nine month periods ended September 30, 2010 and 2009, and as of December 31, 2009 and 2008, and results of operations for each of the three years in the period ended December 31, 2009, 2008 and 2007.  This discussion and analysis should be read in conjunction with BBI’s financial statements, notes thereto and other financial information appearing elsewhere in this document.

Like most financial institutions, BBI derives the majority of its income from interest it receives on its interest-earning assets, such as loans and investments.  BBI’s primary source of funds for making these loans and investments is its deposits, on which BBI pays interest.  Consequently, one of the key measures of BBI’s success is its amount of net interest income, or the difference between the income on its interest-earning assets and the expense on its interest-bearing liabilities, such as deposits and borrowings.  Another key measure is the spread between the yield BBI earns on these interest-earning assets and the rate it pays on its interest-bearing liabilities, which is called its net interest spread.

There are risks inherent in all loans, so BBI maintains an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible.  BBI maintains this allowance by charging a provision for loan losses against our operating earnings.

 The external environment in 2009 was, and continues in the first nine months of 2010 to be, very challenging as the economy struggles through a recession.  Many business customers in our market experienced a loss of revenues and there was an increase in bankruptcies.  Many overleveraged real estate customers were forced to take action to improve their cash flow due to high vacancy rates and a reduction in rents due to the reduced demand for space during the downturn.  Unemployment increased throughout 2009 and the first nine months of 2010 as companies reduced expenses to manage through the challenging times.  These conditions produced stress in the asset quality of the loan portfolio, primarily the commercial real estate portfolio.  There continues to be uncertainty in the external environment in 2010 and it is likely that these challenging conditions will continue in the next few years.

This prediction about continued growth is a forward-looking statement and is subject to a number of contingencies, including an assumption that the recession may have reached bottom, and to BBI’s estimation that borrowers will increase their borrowing activity in the coming months.  If the economy falters or remains stagnant, or if businesses delay their borrowings, it is possible that BBI’s continued growth in this business will not occur.  Further, given the unprecedented low level of interest rates, there is no guarantee that the demand and profitability in this type of lending will continue.  If interest rates rise, refinancing activity will most likely decline.  The decline in volumes could put pressure on spreads and fee income margins.  See “FORWARD LOOKING STATEMENTS” on page 1.

In addition to earning interest on its loans and investments, BBI earns income through other sources, such as fees and other charges to its customers and earnings from bank owned life insurance (“BOLI”).  We describe the various components of this non-interest income, as well as non-interest expense, in the following discussion.

3. Results of Operations – Three and nine months ended September 30, 2010 and 2009

Over the past nine months, management has seen signs of economic recovery, albeit at a moderate rate.  Household spending has expanded but remains constrained by other factors, such as high unemployment, modest income growth, lower housing wealth, and tighter credit standards.  Consumer spending continues to be concentrated in necessities, as opposed to discretionary big-ticket items, while business spending patterns are tempered due to uncertainties in the economic and political environment.  Economists expect that economic conditions, including low rates of resource utilization, subdued inflation trends, and stable inflation expectations are likely to warrant the continued low levels of the federal funds rate for an extended period.

There continues to be stress on the financial industry in terms of asset quality and loan demand.  Credit quality continues to remain a primary focus as delinquencies are inflated throughout the industry.  Commercial, industrial and consumer lending remains weak throughout the national banking industry.  Real estate lending, however, has increased.  Despite these economic conditions and the impact the recession has had on our borrowers, BBI is pleased to report improvements in our financial performance as noted below.

BBI’s performance during the third quarter of 2010 included the following items when compared to the third quarter of 2009:

•	Net loss decreased $153,000 or 74.6%;

•	Net interest margin increased to 3.78% or by 46 basis points due to reduced funding costs as higher-priced time deposits rolled off and higher-cost borrowings were paid off;

•	The provision for loan losses increased $213,000;

•	Increase in non-interest income of $118,000 or 105.4% due to increased gains on the sale of SBA and residential mortgage loans and increases in other miscellaneous income; and

•	BBI was well-capitalized.

For the three months ended September 30, 2010 and 2009, BBI reported a net loss of $358 thousand and a net loss available to common shareholders of $405 thousand and $205 thousand, respectively.

BBI’s performance during the nine months ended September 30, 2010 included the following accomplishments when compared to the same period in the prior year:

•	Net loss decreased $227,000 or 39.1%;

•	Net interest margin increased to 2.72% or 36 basis points due to reduced funding costs as higher-priced time deposits rolled off and higher-cost borrowings were paid off;

•	The provision for loan losses increased $100 thousand and;

•	BBI was well-capitalized.

For the nine months ended September 30, 2010 and 2009, BBI reported net loss of $353 thousand and a net loss available to common shareholders of $493 thousand and $580 thousand, respectively.

NET INTEREST INCOME

Three months ended September 30, 2010 and 2009

Net interest income (the difference between the interest earned on loans, investments and interest-earning deposits with banks, interest paid on deposits and borrowed funds) is the primary source of BBI’s earnings.  The following table summarizes BBI’s net interest income and related spread and margin for the periods indicated:

				Three months ended September 30
		2010			2009
	Average Balance	Interest income or expense	Average yield or cost	Average Balance	Interest income or expense	Average yield or cost
			(dollars in thousands)
ASSETS
Interest earning deposits with banks	$5,687	$11	0.76%	$211	$0	0.50%
Federal funds sold	8,937	3	0.13%	548	-	0.27%
Investment securities	5,589	60	4.28%	12,450	144	4.60%
Loans (A)	107,947	1,673	6.15%	112,403	1,630	5.75%
Restricted stock	1,153	-	0.02%	1,153	-	0.00%
Total interest earning assets	129,313	1,747	5.36%	126,765	1,774	5.55%

Less allowance for loan losses	(1,276)			(1,245)
Other assets	15,950			12,073

TOTAL ASSETS	$143,987			$137,593

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest checking	$17,859	22	0.50%	$21,969	29	0.53%
Money market	59,113	236	1.58%	8,609	16	0.73%
Other Savings	1,850	2	0.50%	1,440	2	0.50%
Certificates of deposit	43,508	222	2.02%	71,108	554	3.09%
Total interest-bearing deposits	122,330	482	1.56%	103,126	601	2.31%
Other borrowings	2,425	33	5.43%	14,466	111	3.04%
Total interest-bearing liabilities	124,755	515	1.64%	117,592	712	2.40%
Non-interest-bearing deposits	6,745	-		6,821	-
Other liabilities	708			743
Shareholders' equity	11,779			12,437
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$143,987			$137,593
Net interest income		$1,232			$1,062
Interest spread (B)			3.72%			3.15%
Net interest margin (C)			3.78%			3.32%

(A)   Includes non-accrual loans, the effect of which is to reduce the yield earned on loans, and deferred loan fees.

(B)    Interest spread is defined as the average yield on interest-earnings assets less the average rate on interest   bearing liabilities.

(C)   Net interest margin is defined as net interest income divided by interest earning assets.

Net interest income was $1.2 million for the three months ended September 30, 2010 compared to $1.1 million for the same period in 2009, an increase of $170 thousand or 16%.  Interest income on loans, investments and interest earning deposits was $1.7 million in the third quarter of 2010 compared to $1.8 million in the same period of 2009, a decrease of $27 thousand or 1.5%.  Meanwhile, interest expense on deposits and borrowed funds was $515 thousand in the three months ended September 30, 2010, down $197 thousand or 28%, from $712 thousand for the same period in 2009.    Average interest earning assets increased $2.5 million as the yield on interest earning assets decreased 19 basis points to 5.36% in the three months ended September 30, 2010 from 5.55% for the three months ended September 30, 2009 due to the continued decline of interest rates through the third quarter of 2010.   Average interest bearing liabilities increased $7.2 million to $125 million at September 30, 2010.   The cost of funds for the interest bearing liabilities decreased 76 basis points to 1.64% in the third quarter of 2010 from 2.40% in the third quarter of 2009 due to the continuing decline of interest rates, primarily time deposit accounts.

The key measure of BBI’s net interest income is its net interest margin.  BBI’s net interest margin increased to 3.78% in the three months ended September 30, 2010 from 3.32% in the same period of 2009.  This increase was primarily attributable to lower yields on loans due to the downward re-pricing of variable rate commercial loans in a falling rate environment being offset by lower costs on money market and time deposit accounts.

Nine months ended September 30, 2010 and 2009

Net interest income (the difference between the interest earned on loans, investments and interest-earning deposits with banks, and interest paid on deposits and borrowed funds) is the primary source of BBI’s earnings.  The following table summarizes BBI’s net interest income and related spread and margin for the periods indicated:

	Nine months ended September 30,
	2010				2009
	Average Balance	Interest income or expense	Average yield or cost	Average Balance	Interest income or expense	Average yield or cost
	(dollars in thousands)
ASSETS
Interest earning deposits with banks	$3,810	$24	0.83%	$337	$1	0.20%
Federal funds sold	8,387	8	0.13%	201	-	0.28%
Investment securities	9,468	335	4.73%	12,214	424	4.64%
Loans (A)	109,594	4,827	5.89%	109,792	4,780	5.82%
Restricted stock	1,153	-	0.02%	1,147	-	0.00%
Total interest earning assets	132,412	5,194	5.23%	123,691	5,205	5.61%

Less allowance for loan losses	(1,426)			(1,224)
Other assets	14,743			12,933

TOTAL ASSETS	$145,729			$135,400

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest checking	$17,956	67	0.50%	$22,419	124	0.74%
Money market	53,911	648	1.61%	8,288	54	0.87%
Other Savings	1,929	7	0.50%	1,272	5	0.50%
Certificates of deposit	49,247	777	2.11%	69,500	1,761	3.39%
Total interest-bearing deposits	123,043	1,499	1.63%	101,479	1,944	2.56%
Other borrowings	3,631	89	3.27%	15,506	343	2.95%
Total interest-bearing liabilities	126,674	1,588	1.68%	116,985	2,287	2.61%
Non-interest-bearing deposits	6,582	-		6,581	-
Other liabilities	727			1,050
Shareholders' equity	11,746			10,784
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$145,729			$135,400
Net interest income		$3,606			$2,918
Interest spread (B)			3.55%			3.00%
Net interest margin (C)			3.64%			3.15%

(A)  Includes non-accrual loans, the effect of which is to reduce the yield earned on loans, and deferred loan fees.

(B)  Interest spread is defined as the average yield on interest-earnings assets less the average rate on interest   bearing liabilities.

(C)  Net interest margin is defined as net interest income divided by interest earning assets.

Net interest income was $3.6 million for the nine months ended September 30, 2010 compared to $3 million for the same period in 2009, an increase of $688 thousand or 23.6%.  Interest income on loans, investments and interest earning deposits was $5.2 million for the first nine months of 2010 compared to $5.2 million in the same period of 2009.  Meanwhile, interest expense on deposits and borrowed funds was $1.6 million in the nine months ended September 30, 2010, down $699 thousand or 30.6%, from $2.3 million for the same period in 2009.    Average interest earning assets increased $8.7 million as the yield on interest earning assets decreased 38 basis points to 5.23% in the nine months ended September 30, 2010 from 5.61% at September 30, 2009 due to the continued decline of interest rates through the first three quarters of 2010.

PROVISION FOR LOAN LOSSES

Three months ended September 30, 2010 and 2009

The provision for loan losses was $251 thousand for the three months ended September 30, 2010, an increase of $213 thousand from $38 thousand in the same period of 2009.  This increase was primarily due to a significant increase in non-performing loans, charge-offs of problem loans and the declining value of real estate in our market area, all of which were related to the significant economic downturn faced by the national and regional economies in 2010. For more information about the provision and allowance for loan and lease losses and the loss experience see “Credit Risk” and “Asset Quality” on page 202 of this Joint Proxy Statement - Prospectus for further information regarding BBI’s provision for loan losses, allowance for loan losses and net charge-offs generally and additional discussion of BBI’s non-performing loans.

Nine months ended September 30, 2010 and 2009

The provision for loan losses was $286 thousand for the nine months ended September 30, 2010, an increase of  $100 thousand from $186 thousand in the same period of 2009.  This increase was primarily due to a significant increase in non-performing loans, charge-offs of problem loans and the declining value of real estate in our market area, all of which were related to the significant economic downturn faced by the national and regional economies in 2010.   The regional economy noted a lag in the economic downturn compared to other areas of Pennsylvania and nationally.  For more information about the provision and allowance for loan and lease losses and the loss experience see “Credit Risk” and “Asset Quality” on page 202 of this Joint Proxy Statement - Prospectus for further information regarding BBI’s provision for loan losses, allowance for loan losses and net charge-offs generally and additional discussion of BBI’s non-performing loans.

NON-INTEREST INCOME

The chart below shows BBI’s results in the various components of non-interest income for the three and nine months ended September 30, 2010 and 2009.

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(dollars in thousands)		(dollars in thousands)
Gain on the sale of loans	$99	$51	$341	$279
Gain (loss) on the sale of available for sale securities	38	-	41	(10)
Net gain on the sale of OREO	-	-	14	108
Other	93	61	262	200
Total non-interest income	$230	$112	$658	$577

Three months ended September 30, 2010 and 2009

Non-interest income was $230 thousand for the three months ended September 30, 2010, an increase of $118 thousand from $112 thousand for the three months ended September 30, 2009.  This change is primarily due to the increased gains on the sale of loans, which included residential loans sold in the secondary market, in the normal course of business, in addition to Small Business Administration loans, of $48 thousand and increased gains on sales of investment securities of $38 thousand in the third quarter of 2010.

BBI sold $703 thousand of investment securities in the third quarter of 2010 for a gain of $38 thousand, compared to no sales of securities for the same period of 2009.  The gains in 2010 were primarily due to the sales of mortgage backed securities.

Nine months ended September 30, 2010 and 2009

Non-interest income was $658 thousand for the nine months ended September 30, 2010, an increase of $81 thousand from $577 thousand for the nine months ended September 30, 2009.  This change is primarily due to the increased gains on the sale of loans of $62 thousand and increased gains on sales of investment securities of $51 thousand for the nine months ended September 30, 2010.

BBI sold $703 thousand of investment securities for the nine months ended September 30, 2010 for a gain of $38 thousand, in addition to security calls of $8.8 million which resulted in a gain of $3 thousand, compared to one security sale of mortgage backed securities in the amount of $1.3 million which resulted in a loss of $12 thousand combined with $6.2 million in agency security calls resulting in a gain of $2 thousand for the same period of 2009.

NON-INTEREST EXPENSE

The below chart shows BBI’s results in the various components of non-interest expense for the three and nine months ended September 30, 2010 and 2009.

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(dollars in thousands)		(dollars in thousands)
Compensation and benefits, net	$571	$574	$1,694	$1,596
Occupancy and data processing	389	381	856	811
Marketing and business development	8	12	24	35
Professional services	245	109	381	235
FDIC assessments, taxes, and regulatory fees	70	47	190	192
Impairment charge on foreclosed assets	19	80	87	80
Other real estate owned	84	38	203	107
Costs related to non-performing loans	23	30	77	80
Other	160	70	818	753
Total non-interest expense	$1,569	$1,341	$4,330	$3,889

Three months ended September 30, 2010 and 2009

Non-interest expense was $1.6 million for the three months ended September 30, 2010, an increase of $228 thousand from $1.3 million for the same period in 2009.  The increase was largely due to an increase in the FDIC assessment fees, ongoing costs of other real estate owned and professional fees related to legal expenses and merger related expenses.

Compensation and benefits, net, which represent the largest component of non-interest expense, remained stable.  These expenses were $571 thousand in the third quarter of 2010 compared to $574 thousand in the third quarter of 2009.

Occupancy and data processing expense was $389 thousand in the three months ended September 30, 2010, an increase of $8 thousand or 2.10% over the $381 thousand in the same period of 2009.  This increase primarily represents the annual increase in data processing costs combined with increases in account volume on the deposit side.

Marketing and business development expenses remained stable when comparing the three months ended September 30, 2010 with September 30, 2009.

Expenses related to professional services increased to $245 thousand in the third quarter of 2010 from $109 thousand in the same period of 2009.  This increase was primarily attributable to legal expenses related to loan workouts, foreclosure of loans and merger related costs.

FDIC assessments, taxes and regulatory fees increased 48.94% or $23 thousand to $70 thousand in the third quarter of 2010 from $47 thousand in the third quarter of 2009.  Due to recent changes in deposit premium assessments by the FDIC, FDIC insurance assessments increased significantly from last year.  With regard to the FDIC premium, on November 12, 2009, the Board of Directors of the FDIC adopted a final rulemaking requiring insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012.  The FDIC also voted to adopt a uniform three-basis point increase in assessment rates effective on January 1, 2011.  Each institution recorded the entire amount of its prepaid assessment as a prepaid expense (asset) as of December 31, 2009.  As of December 31, 2009, and each quarter thereafter, each institution will record an expense (charge to earnings) for its regular quarterly assessment for the quarter and an offsetting credit to the prepaid assessment until the asset is exhausted.  Once the asset is exhausted, the institution will record an accrued expense payable each quarter for the assessment payment, which would be paid in arrears to the FDIC at the end of the following quarter.  If the prepaid assessment is not exhausted by December 31, 2014, any remaining amount would be returned to the depository institution.  Thus the expense for the third quarter of 2010 is higher than the third quarter of 2009 because of the increase in the “regular” FDIC assessment.

Other real estate owned (OREO) expenses increased $46 thousand to $84 thousand in the three months ended September 30, 2010 from $38 thousand in the same period of 2009.  At September 30, 2010, BBI has thirteen properties and land holdings identified as OREO.   Foreclosed properties are adjusted to fair value less estimated selling costs at the time of foreclosure in preparation for  transfer from portfolio loans to other real estate owned (“OREO”), establishing a new accounting basis.  BBI subsequently adjusts the fair value on the OREO on a non-recurring basis to reflect partial write-downs based on the observable market price, current appraised value of the asset or other estimates of fair value.   During the three months ended September 30, 2010, BBI adjusted the fair value of the OREO properties by $19 thousand compared to $80 thousand during the same period 2009.

Costs related to non-performing loans were down slightly in the three months ended September 30, 2010 to $23 thousand from a level of $30 thousand for the same period ended September 30, 2009, or a 4% decrease.

Other expenses increased 128.6% or $90 thousand to $160 thousand in the third quarter of 2010 from $70 thousand in the third quarter of 2009.  This increase was primarily attributable to increases in Pennsylvania Bank shares tax and other miscellaneous expenses.

Nine months ended September 30, 2010 and 2009

Non-interest expense was $4.3 million for the nine months ended September 30, 2010, an increase of $441 thousand from $3.9 million for the same period in 2009.  The increase was largely due to increased personnel expenses as well as increases related to impairment and ongoing costs of OREO, professional fees related to legal expenses and merger related expenses.

Compensation and benefits, net, represent the largest component of non-interest expense and was $1.7 million for the nine months ended September 30, 2010 compared to $1.6 million for the same period of 2009, an increase of $98 thousand.   The increase in compensation and benefit expense was the result of a decrease in loan origination costs and fees, which are netted against total compensation costs, for the nine months ended September 30, 2010 versus the same period in 2009. Unearned loan costs and fees were $151 thousand for the nine months ended September 30, 2010 and $261 thousand for the nine months ended September 30, 2009.

Occupancy and data processing expense was $856 thousand in the nine months ended September 30, 2010, an increase of $45 thousand or 5.6% over the $811 thousand in the same period of 2009.  This increase is the result of increased maintenance and utilities costs on facilities.  Increased data processing costs based upon increased deposit account volume in addition to cost escalation in accordance with data processing contracts were also contributing factors.

Marketing and business development expenses were down slightly in the nine months ended September 30, 2010 to $24 thousand from a level of $35 thousand for the same period ended September 30, 2009.

Expenses related to professional services increased to $381 thousand for the nine months ended September 30, 2010 from $235 thousand in the same period of 2009.  This increase was primarily attributable to legal expenses related to loan workouts or foreclosure of loans as well as merger related items.

FDIC assessments, taxes and regulatory fees remained relatively stable from the nine months ended September 30, 2009 to the same period in 2010.

OREO expenses increased $96 thousand to $203 thousand in the nine months ended September 30, 2010 from $107 thousand in the same period of 2009.  At September 30, 2010, BBI has thirteen properties and land holdings identified as OREO.   During the nine months ended September 30, 2010, BBI adjusted the fair value of the OREO properties by $87 thousand compared to $80 thousand during the same period of 2009.

Costs related to non-performing loans remained stable when comparing the nine months ended September 30, 2010 with September 30, 2009.

Other expenses increased 8.6% or $65 thousand to $818 thousand for the nine months ended September 30, 2010 from $753 thousand for the same period in 2009.  This increase was primarily attributable to increases in Pennsylvania Bank shares tax, dues and memberships in professional organizations and insurance expense.

INCOME TAXES

Three months ended September 30, 2010 and 2009

BBI had incurred cumulative net losses for several years since its inception through the third quarter ended September 30, 2010.  This has resulted in no provision for income taxes, deferred taxes and income taxes payable for the three months ended September 30, 2010 and for the same period in 2009.

Nine months ended September 30, 2010 and 2009

BBI had incurred cumulative net losses for several years since its inception through the nine months ended September 30, 2010.  This has resulted in no provision for income taxes, deferred taxes and income taxes payable for the nine months ended September 30, 2010 and for the same period in 2009.

FINANCIAL CONDITION

GENERAL

BBI’s total assets were $139.9 million at September 30, 2010, a 3.02% decrease from the $144.4 million at December 31, 2009.  The main components of this change were decreases in investment securities and loans receivable.  BBI’s total liabilities were $128.5 million at September 30, 2010, down 3.33% from $132.9 million at December 31, 2009.  The main component of this change was a decrease in deposits, primarily time deposits as well as borrowings.

The following table sets forth certain key condensed balance sheet data:
	September 30, 2010	December 31, 2009
	(dollars in thousands)
Cash and cash equivalents	$12,940	$11,552
Total investment securities	3,616	11,845
Total loans receivable	108,795	110,215
Total assets	139,993	144,350
Earning assets	126,635	134,141
Total deposits	125,306	128,078
Total borrowings	2,290	4,304
Total liabilities	128,528	132,944
Total shareholders’ equity	11,465	11,406

CASH AND DUE FROM BANKS

Cash and due from banks consists mainly of vault cash, cash items in the process of collection, interest bearing deposits with other banks and Federal funds sold.  These balances totaled $1.75 million at September 30, 2010.  This represents a $36 thousand decrease from $1.78 million at December 31, 2009.  These balances vary from day to day, primarily due to variations in customers’ deposits with BBI and based upon liquidity needs.

INTEREST-EARNING DEPOSITS WITH BANKS

BBI’s interest earning deposits consist mainly of deposits at the FHLB of Pittsburgh (FHLB-P) and certificates of deposit held through other banks.  These deposits totaled $4.9 million at September 30, 2010, which was a $4.4 million increase from $506 thousand at December 31, 2009.  This balance varies from day to day, depending on several factors, such as variations in customers’ deposits with BBI and the payment of checks drawn on customers’ accounts.

FEDERAL FUNDS SOLD

Federal funds sold consist of overnight interbank lending through Atlantic Central Bankers Bank.  These funds totaled $6.3 million at September 30, 2010, representing a decrease of $3 million from the $9.3 million at December 31, 2009.  This balance varies day-to-day, based upon the short-term fluctuations in the net cash position of BBI.

INVESTMENT SECURITIES

BBI’s investment securities portfolio is an important source of interest income and liquidity.  It consists of government agency and mortgage-backed securities (guaranteed by an agency of the United States government). In addition to generating revenue, BBI maintains the investment portfolio to manage interest rate risk, provide liquidity, provide collateral for other borrowings and diversify the credit risk of earning assets.  The portfolio is structured to maximize net interest income, given changes in the economic environment, liquidity position and balance sheet mix.

At September 30, 2010, BBI’s investment securities of $3.6 million were classified as available for sale (AFS).  This represents a decrease of $8.2 million, or 69.5% from $11.8 million at December 31, 2009.  The decrease was largely due to sales of investment securities of $703 thousand and $8.8 million in security calls.  In addition, principal repayments in the amount of $535 and the purchase of $1.5 million of agency securities represented other investment activities.  Unrealized gains and losses of $40 thousand on AFS securities, although excluded from the results of operations, are reported as a separate component of shareholders’ equity, net of the related tax effect.

At September 30, 2010, BBI has no investment securities that were impaired based on having a fair value lower than amortized cost for at least twelve consecutive months.  BBI would consider securities to be temporarily impaired primarily due to interest rate changes and a lack of liquidity in the market.  BBI does not intend to sell and it is not more likely than not that BBI will be required to sell the securities prior to maturity or market price recovery. Management believes that there is no other than temporary impairment of these securities as of September 30, 2010.

LOANS

BBI makes commercial loans, including Small business administration loans (SBA), real estate and consumer loans to customers.  These customers consist of small businesses and individual consumers substantially in Berks County and to a lesser extent in surrounding markets.  BBI’s loan portfolio is primarily comprised of commercial real estate, commercial and industrial loans and consumer real estate loans.

Loans outstanding (net of the allowance for loan losses) decreased to $107.4 million at September 30, 2010, a decrease of $1.2 million or 1.1%, from $108.6 million at December 31, 2009.

The composition of net loans receivable at September 30, 2010 and December 31, 2009 is as follows:

	September 30,	December 31,
	2010	2009
	(dollars in thousands)
Commercial construction	$4,127	$4,645
Commercial real estate	58,818	57,847
Commercial and industrial	24,155	24,705
Residential construction	1,004	1,119
Consumer residential	17,390	18,051
Consumer and other	2,876	3,397
Total loans	108,370	109,764
Net deferred loan costs	425	451
Allowance for loan losses	(1,423)	(1,655)
Net loans receivable	$107,372	$108,560

BBI's loans are generally to diversified customers in Berks, Montgomery and Chester Counties, Pennsylvania.  Loans to professional real estate management enterprises and lessors, general building contractors and developers and miscellaneous food stores and restaurants constitute 38%, 9% and 7% respectively, of commercial loans as of September 30, 2010.  These concentrations were approximately 38%, 10% and 8%, respectively as of December 31, 2009.

As is typical with most community banks, BBI has a high concentration (93.3%) of its loans secured by real estate collateral at September 30, 2010. Construction (commercial and residential) and commercial real estate represent 56.1% of the loan portfolio (by collateral type), although exposure in construction loans has been gradually winding down over the past years and represents 7.70% and 6.62% of the portfolio at December 31, 2009 and September 30, 2010, respectively. The construction and commercial real estate secured portion of the loan portfolio are experiencing the most difficulty with delinquent and non-accrual loans. Although BBI believes that these loans have been identified and have appropriately allocated reserves against the riskiest of the loans in commercial real estate, the possibility of further deterioration before the real estate market turns around presents the potential for increased allocations of the Allowance for Loan Losses (ALLL) in that area in the future.

SBA loans

BBI has originated Small Business Administration (SBA) loans whereby the SBA guarantees up to 90 percent of the principle balance.  FASB ASC Topic 860, “Transfers and Servicing” requires that the gains on sales of SBA 7(a) loans be deferred for a 90-day period after the sale.  BBI originated $3.4 million of SBA loans during 2010.  BBI sold three of these loans that were guaranteed by the Small Business Administration (SBA) under the SBA 7(a) program in 2010.  Of the three loans that were sold, two have surpassed the 90-day period and thus their gains were recognized in May 2010 for $15 thousand and in June 2010 for $128 thousand.  These gains were included in Other Non-interest income in the gain on the sale of loans section.  The remaining loan was sold on September 30, 2010 and the gain in the amount of $171 thousand will be recognized in December 2010, subsequent to the 90 day deferral period. The principle balance of this loan at September 30, 2010 was $1.5 million and was reflected on the balance sheet as a secured borrowing under Other Borrowings.

CREDIT RISK

BBI manages credit risk by maintaining diversification in its loan portfolio, by establishing and enforcing rigorous underwriting standards, by intensive collection efforts and by establishing and performing periodic loan classification reviews by management and independent consultants.  Management also attempts to anticipate and allow for credit risks by maintaining an adequate allowance for loan losses, to which credit losses are charged when they are identified and to which provisions are added when they are anticipated to be incurred.  The ALLL is evaluated periodically as management and the board of directors deem appropriate.

The provision for loan losses was $251 thousand and $38 thousand for the three months ended September 30, 2010 and 2009, respectively.  The allowance for loan losses was $1.4 million or 1.31% of total loans at September 30, 2010 and $1.6 million, or 1.50% of total loans, at December 31, 2009.  Net charge-offs were $140 thousand for the three months ended September 30, 2010, an increase compared to the $5 thousand in net recoveries for the three months ending September 30, 2009.

The provision for loan losses was $286 thousand and $186 thousand for the nine months ended September 30, 2010 and 2009, respectively.  Net charge-offs were $518 thousand for the nine months ended September 30, 2010, compared to the net charge-offs amount of $173 thousand for the nine months ending September 30, 2009.

The chart below depicts BBI’s allowance for loan losses for the periods indicated.

	Three Months ended September 30		Nine Months ended September 30		Year ended
					December
					31,
	2010	2009	2010	2009	2009
(dollars in thousands)
Balance of the allowance at the beginning of period	$1,312	$1,237	$1,655	$1,267	$1,267
Loan charge-off:
Commercial construction	-	-	8	-	-
Commercial real estate	12	-	100	83	83
Commercial and industrial	101	-	239	-	206
Residential construction	-	-	-	-	-
Consumer residential	41	-	171	-	-
Consumer and other	13	-	28	99	142
Total Charge-offs	167	-	546	182	431
Loan Recoveries:
Commercial construction	-	-	-	-	-
Commercial real estate	-	2	-	2	3
Commercial and industrial	-	-	-	-	-
Consumer residential	26	-	26	-	-
Consumer and other	1	3	2	7	7
Total Recoveries	27	5	28	9	10
Total net charge-offs	140	(5)	518	173	421
Provision for loan losses	251	38	286	186	809
Balance of the allowance for loan losses, end of period	$1,423	$1,280	$1,423	$1,280	$1,655

ASSET QUALITY

BBI had impaired loans totaling $3.7 million at September 30, 2010, compared to $4.4 million at December 31, 2009.  Non-accrual loans totaled $2.8 million at September 30, 2010, down from $5.4 million at December 31, 2009.  BBI had charge-offs of $140 thousand in the third quarter of 2010, compared with $5 thousand of net recoveries for the three months ended September 30, 2009.   There were $4.6 million and $1.7 million of OREO as a result of foreclosure or voluntary transfer to BBI at September 30, 2010 and December 31, 2009, respectively.

The tables below set forth non-performing loans and non-performing assets and asset quality ratios at September 30, 2010 and December 31, 2009.

	September 30,	December 31,
	2010	2009
	(dollars in thousands)
Non-accrual loans	$2,822	$5,412
Loans 90+ days delinquent still accruing	300	87
Non-performing loans	3,122	5,499
OREO	4,623	1,765
Non-performing assets	$7,745	$7,264

	September 30,	December 31,
	2010	2009
Non-accrual loans to total loans	2.60%	4.93%
Non-performing loans to total loans	2.88%	5.01%
Non-performing assets to total assets	5.53%	5.03%
Non-accrual loans and 90+ days delinquent to total assets	2.23%	3.81%
Allowance for loan losses to:
Total loans	1.31%	1.50%
Non-performing loans	45.58%	30.10%
Non-performing assets	18.37%	22.79%

The table below sets forth the types of loans that were non-performing at September 30, 2010 and December 31, 2009.

	September 30,	December 31,
	2010	2009
	(dollars in thousands)
Commercial construction	$449	$379
Commercial real estate	1,307	2,347
Commercial and industrial	835	1,646
Residential construction	-	-
Consumer residential	456	1,034
Consumer and other	75	93
Total non—performing loans	$3,122	$5,499

Nonperforming loans consist of loans that are not accruing interest (nonaccrual loans) as a result of principal or interest being in default for a period of 90 days or more or when the ability to collect principal and interest according to the contractual terms is in doubt.  When a loan is classified as nonaccrual, interest accruals discontinue and all past due interest previously recognized as income is reversed and charged against current period income.  Generally, until the loan becomes current, any payments received from the borrower are applied to outstanding principal, until such time as management determines that the financial condition of the borrower and other factors merit recognition of a portion of such payments as interest income.  Loans past due 90 days or more and still accruing interest generally represent loans that are well collateralized and in a continuing process that is expected to result in repayment or restoration to current status.  Nonperforming loans decreased $1 million as of September 30, 2010 to $4.5 million from $5.5 million as of December 31, 2009.  This was the result of non-performing loans being transferred to OREO as BBI took back collateral related to these loans.

Troubled debt restructurings (“TDRs”) occur when a creditor, for economic or legal reasons related to a debtor’s financial condition, grants a concession to the debtor that it would not otherwise consider, such as a below market interest rate, extending the maturity of a loan, or a combination of both.  At September 30, 2010, there was one loan, which is a participation loan with another bank,  in the amount of $1.4 million that was classified as a TDR by BBI and the lead bank and was deemed impaired, compared to $0 loans at December 31, 2009.  The TDR loan is not included in non-accrual loans, as this loan continues to perform under its modified terms.

Inherent in the lending function is credit risk, which is the possibility a borrower may not perform in accordance with the contractual terms of their loan.  BBI seeks to manage its credit risk through the diversification of the loan portfolio and the application of policies and procedures designed to foster sound credit standards and monitoring practices.  While various degrees of credit risk are associated with substantially all investing activities, the lending function carries the greatest degree of potential loss.

PREMISES AND EQUIPMENT AND OTHER ASSETS

BBI’s premises and equipment, net of accumulated depreciation, was $3.9 million at September 30, 2010 and $4.2 million at December 31, 2009.  BBI’s restricted stock holdings at September 30, 2010 and December 31, 2009 were $1.2 million.  These consist of stock of FHLB-P and Atlantic Central Bankers Bank (ACBB), and are required as part of our relationship with these banks.

Other assets, which consist of BOLI, goodwill, OREO and accrued interest receivable and other assets, increased $2.9 million to $10.2 million at September 30, 2010 from $7.3 million at December 31, 2009.  This category increased $2.9 million, primarily due to the additional assets added to OREO, to $4.6 million at September 30, 2010 compared to $1.7 million at December 31, 2009.  In addition, the increase in BOLI of $88 thousand plus the prepaid FDIC premiums of approximately $719 thousand, added to the increase of other assets.

DEPOSITS AND BORROWINGS

BBI offers a variety of deposit accounts, including checking, savings, money market and time deposits to attract and retain customers with the primary focus on building and expanding relationships.  Deposits are obtained primarily from BBI’s service area and are the primary source of BBI’s funds.  Total deposits decreased to $125.3 million at September 30, 2010, a decrease of $2.8 million or 2.16% from $128.1 million at December 31, 2009.   The decrease in deposits was the result of an $18 million decrease in time deposits, which was almost completely offset by an increase in demand, interest bearing accounts.  The "Green Money Market account” was introduced in the last quarter of 2009 and BBI noted an increase of $16 million in the demand interest bearing account from $60 million as of December 31, 2009 to $76.1 million as of September 30, 2010.

BBI’s borrowings were $2.3 million as of September 30, 2010 compared to $4.3 million as of December 31, 2009.  This decrease resulted from the payoff of $3.4 million in FHLB-P borrowings during 2010.  Excess liquidity, which was reflected in federal funds sold balances, enabled BBI to paydown these borrowings in order to improve net interest margin.  The decrease in FHLB-P borrowings was offset by an increase in a secured borrowing which reflects the principle balance of an SBA loan at September 30, 2010 in the amount of $1.5 million.  This amount was reflected on the balance sheet as a secured borrowing under Other Borrowings.

CAPITAL ADEQUACY

Shareholders’ equity increased to $11.5 million at September 30, 2010 from $11.4 million at December 31, 2009, a $73 thousand increase.  The increase in capital was the result of issuance of 175,000 shares of common stock in a private placement in addition to an increase in unrealized gains related to investment securities which is reflected in accumulated other comprehensive income (loss) and amounted to $40 thousand in unrealized gains as of September 30, 2010 from an unrealized loss of $120 thousand as of December 31, 2009.  This increase in shareholders’ equity was offset by the consolidated net loss of $353 thousand for the nine months ended September 30, 2010.

BBI is subject to various regulatory capital requirements that are monitored by federal banking agencies. Failure to meet minimum capital requirements can lead to certain supervisory actions by regulators; any supervisory action could have a direct material effect on BBI’s financial statements. Management believes, as of September 30, 2010, that Berkshire Bank is well capitalized and meets all capital adequacy requirements to which it is subject.

BBI received funds under the United States Department of Treasury’s TARP Capital Purchase program pursuant to the securities purchase agreement entered into by BBI and the Treasury on June 12, 2009.  Through its participation in the TARP Capital Purchase Program, BBI issued (1) 2,892 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and a liquidation preference of $1,000 per share (“Series A Preferred Stock”) and (2) a warrant to purchase 145.14515 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share and a liquidation preference of $1,000 per share (“Series B Preferred Stock”).  The warrant for the Series B Preferred Stock was immediately exercised on June 12, 2009.   BBI received $2,892,000 through its participation in the TARP Capital Purchase Program.  The proceeds from the preferred stock were allocated between the Series A Preferred Stock and Series B Preferred Stock based on their relative fair value, using a discount rate of 12%.  The original net discount is being accreted over the expected term of five years using the effective interest method.  As a participant in the TARP Capital Purchase Program, BBI is subject to additional regulations to which other financial institutions that did not participate in TARP are not subject.

During 2010, all preferred stock dividends that have been accrued through May 31, 2010 have been paid to the U.S. Treasury.  BBI did not declare a dividend on the Series A Preferred Stock & B Preferred Stock for the third quarter of 2010.  However the amounts for the unpaid dividends have been included in the face of the financial statements as preferred stock dividends and discount accretion in order to determine the net loss attributable to common shareholders.

The capital ratios for BBI on a consolidated basis and Berkshire Bank at September 30, 2010 are as follows:

			September 30, 2010
					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk Based Capital to Risk Weighted Assets
Bank	$12,303	11.22%	$8,771	8.0%	$10,964	10.0%
Consolidated	12,395	11.29%	8,780	8.0%	N/A	N/A
Tier I Capital (to Risk Weighted Assets)
Bank	10,932	9.97%	4,386	4.0%	6,578	6.0%
Consolidated	11,022	10.04%	4,390	4.0%	N/A	N/A
Tier I Capital (to Average Assets)
Bank	10,932	7.63%	5,732	4.0%	7,165	5.0%
Consolidated	11,022	7.69%	5,732	4.0%	N/A	N/A

LIQUIDITY AND CAPITAL RESOURCES

Liquidity for a financial institution is a measure of that institution’s ability to meet depositors’ needs for funds, to satisfy or fund loan commitments, and for other operating purposes.  Ensuring adequate liquidity is an objective of the Asset/Liability Management process.  BBI coordinates its management of liquidity with its interest rate sensitivity and capital position.  BBI’s policy is to maintain a strong liquidity position.

BBI’s investment portfolio provides periodic cash flows through regular maturities and amortization, and can be used as collateral to secure additional liquidity funding.  BBI’s principal sources of funds are deposits, principal and interest payments on loans, and other funds from operations.

BBI’s operating activities used $332 thousand of cash flows for the nine months ended September 30, 2010.   Investing activities generated $6.2 million during the nine month period ended September 30, 2010 primarily as a result of the proceeds from the calls of investment securities.  Financing activities used $4.5 million for the nine months ended September 30, 2010 from the decrease of deposit activity of approximately $2.8 million and the prepayment of FHLB borrowings of approximately $3.5 million.

BBI also has available a line of credit agreement to purchase federal funds from the ACBB totaling $4 million of which advances up to $1 million would be unsecured.  Additional advances up to the remaining $3 million would be secured by investments held in safekeeping at ACBB. Overall, based on BBI’s core deposit base and available sources of borrowed funds, management believes that BBI has adequate resources to meet its short-term and long-term cash requirements within the foreseeable future.

4. Results of Operations – Years ended December 31, 2009, 2008 and 2007

Twelve months ended December 31, 2009 and 2008

BBI experienced a net loss of $1.3 million and a net loss attributable to common shareholders of $1.4 million for the year ended December 31, 2009 compared to a net loss of $1.2 million for the year ended December 31, 2008.  Net interest income was up $555 thousand at $4 million for the year ended December 31, 2009 compared to $3.4 million for the year ended December 31, 2008.  The increase in provision for loan losses of $414 thousand over that in 2008 was primarily due to the increase in non-performing loans and the deterioration of the economic conditions during 2009 as compared to 2008.  This is highlighted by a 29 basis point increase in our allowance for loan losses to loans ratio, to 1.50% at December 31, 2009 from 1.21% at December 31, 2008.  Non-interest income increased $272 thousand to $730 thousand for the year ended December 31, 2009 compared to $458 thousand for the year ended December 31, 2008.  The increase of $511 thousand in non-interest expense to $5.2 million for the year ended December 31, 2009 from $4.7 million for the year ended December 31, 2008 was due to an increase in legal fees due to strategic initiatives, expenses related to loan workout, increased charges for impaired loans, and increased premiums for FDIC insurance.  On a basic and diluted per share basis, the net loss was $0.35 per share for 2009 compared to a net loss of $0.31 per share for 2008.  BBI’s return (loss) on average assets was -0.90% in 2009 compared to -0.92% in 2008.  BBI’s return (loss) on average equity was -11.22% in 2009 compared to -11.98% in 2008.

Twelve months ended December 31, 2008 and 2007

BBI reported a net loss of $1.2 million for the fiscal year ended December 31, 2008.  This represents a decrease of $377 thousand, when compared to $1.5 million net loss for the fiscal year ended December 31, 2007.   On a basic and diluted per share basis, the net loss was $0.31 per share for 2008 compared to net loss of $0.54 per share for 2007.  BBI’s return (loss) on average assets was -0.92% in 2008 compared to -1.46% in 2007.  BBI’s return (loss) on average equity was -11.98% in 2008 compared to -16.42% in 2007.

NET INTEREST INCOME

Twelve months ended December 31, 2009 and 2008

Net interest income (the difference between the interest earned on loans, investments and interest-earning deposits with banks, interest paid on deposits and borrowed funds) is the primary source of BBI’s earnings.  The following table summarizes BBI’s net interest income and related spread and margin for the periods indicated:

		2009			2008			2007
	Average Balance	Interest income or expense	Average yield or cost	Average Balance	Interest income or expense	Average yield or cost	Average Balance	Interest income or expense	Average yield or cost
ASSETS:	(dollars in thousands)
Interest earning deposits with banks	$401	$1	0.25%	$346	$8	2.32%	$460	$23	5.00%
Federal funds sold	2,268	2	0.10%	1,966	55	2.79%	2,502	132	5.28%
Investment securities	12,053	558	4.63%	14,748	688	4.66%	14,306	607	4.24%
Loans (A)	110,890	6,398	5.77%	96,430	6,340	6.57%	79,191	5,566	7.03%
Restricted stock	1,149	-	0.00%	1,036	30	2.88%	648	44	6.77%
Total interest earning assets	126,761	6,959	5.49%	114,526	7,121	6.22%	97,107	6,372	6.54%

Less allowance for loan losses	(1,254)			(1,038)			(871)
Other assets	12,971			11,220			8,630

TOTAL ASSETS	$138,478			$124,708			$104,866

TOTAL LIABILITIES
Interest checking	$21,775	149	0.68%	$28,827	634	2.20%	$22,302	$949	4.25%
Money market	12,316	147	1.19%	9,356	209	2.23%	8,375	245	2.93%
Other Savings	1,438	7	0.49%	953	10	1.05%	2,381	97	4.10%
Certificates of deposit	69,709	2,215	3.18%	53,731	2,279	4.24%	48,018	2,394	4.98%
Total interest-bearing deposits	105,238	2,518	2.39%	92,867	3,132	3.37%	81,076	3,685	4.55%
Other borrowings	14,466	436	3.01%	16,137	539	3.34%	8,873	445	5.02%
Total interest-bearing liabilities	119,704	2,954	2.46%	109,004	3,671	3.36%	89,949	4,130	4.59%
Non-interest-bearing deposits	6,658	-		5,447	-		4,739	-
Other liabilities	976			641			868
Shareholders' equity	11,140			9,616			9,310
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$138,478			$124,708			$104,866
Net interest income		$4,005			$3,450			$2,242
Interest spread (B)			3.03%			2.86%			1.95%
Net interest margin (C)			3.16%			3.01%			2.31%

(A)	Includes non-accrual loans, the effect of which is to reduce the yield earned on loans, and deferred loan fees.
(B)	Interest spread is defined as the average yield on interest-earnings assets less the average rate on interest bearing liabilities.
(C)	Net interest margin is defined as Net interest income divided by interest earning assets.

Net interest income was $4 million for the year ended December 31, 2009, compared to $3.4 million for the same period of 2008, an increase of $555 thousand, or 16.1%.  Interest income on loans, investments and interest earning deposits was $6.9 million in 2009 compared to $7.1 million in 2008, a decrease of $162 thousand or 2.27%.  Meanwhile, interest expense on deposits and borrowed funds was $2.9 million in 2009, down $717 thousand, or 19.5%, from $3.7 million in 2008. The decrease in interest income and interest expense reflects the declining market interest rates in 2008 and throughout 2009.  Two benchmark rates, the prime rate and the Fed Funds rate, decreased 4.00% during 2008.  In addition to average interest rates decreasing in 2009 compared to 2008, BBI experienced an increase in non-accrual loans which also decreased yields on loans.  Yield on assets decreased to 5.49% in 2009 from 6.22% in 2008 while the cost of funds decreased to 2.46% in 2009 from 3.36% in 2008.  Average interest earning assets increased to $126.8 million in 2009 from $114.5 million in 2008.

The key measure of BBI’s net interest income is its net interest margin.  BBI’s net interest margin increased to 3.16% in 2009 from 3.01% in 2008.  This increase was primarily attributable to lower yields on loans due to the downward re-pricing of variable rate commercial loans in a falling rate environment being more profoundly offset by lower costs on time deposits and borrowings and to the mix of assets and liabilities.  BBI was able to take higher costing deposits and reprice those downward, particularly time deposits as they came due.  This resulted in an overall lower cost of funds which enhanced the improvement of the margin.

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities.  Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate:

	2009 vs. 2008			2008 vs. 2007
	Increase (decrease) due to change in			Increase (decrease) due to change in
	Rate	Volume	Total	Rate	Volume	Total
Interest income	(dollars in thousands)
Interest earning deposits	$(715)	$708	$(7)	$(1,233)	$1,218	$(15)
Federal funds sold	(5,278)	5,225	(53)	(6,230)	6,153	(77)
Investment securities	(483)	353	(130)	6,055	(5,974)	81
Loans	(77,669)	77,727	58	(35,916)	36,690	774
Restricted stock	(2,988)	2,958	(30)	(2,519)	2,505	(14)
Total interest income	(87,133)	86,971	(162)	(39,843)	40,592	749
Interest expense
Interest checking accounts	(43,737)	43,252	(485)	(45,779)	45,465	(314)
Money market accounts	(9,735)	9,673	(62)	(5,809)	5,773	(36)
Other savings accounts	(533)	530	(3)	(7,257)	7,169	(88)
Certificates of deposit	(57,143)	57,079	(64)	(35,736)	35,621	(115)
Total interest bearing deposits	(111,148)	110,534	(614)	(94,581)	94,028	(553)
Other borrowings	(5,251)	5,148	(103)	(14,928)	15,022	94
Total interest expense	(116,399)	115,682	(717)	(109,509)	109,050	(459)
Net interest income	$29,266	$(28,711)	$555	$69,666	$(68,458)	$1,208

Twelve months ended December 31, 2008 and 2007

BBI’s net interest income was $3.4 million for the year ended December 31, 2008, compared to $2.2 million for the prior year, an increase of $1.2 million, or 54%.  Interest income on loans, investments and interest earning deposits was $7.1 million in 2008 compared to $6.4 million in 2007, an increase of $749 thousand or 12%.  Meanwhile, interest expense on deposits and borrowed funds was $3.7 million in 2008, down $459 thousand, or 11%, from $4.1 million in 2007.  The decrease in interest income and interest expense reflects the declining market interest rates in 2008; however, BBI was able to mitigate the decrease in loan yield by making it up in volume.  Two benchmark rates, the prime rate and the Fed Funds rate, decreased 4.00% during 2008.  Yield on assets decreased to 6.22% in 2008 from 6.54% in 2007 while the cost of funds decreased to 3.36% in 2008 from 4.59% in 2007.  Average interest earning assets increased to $114.5 million in 2008 from $97.1 million in 2007.

The key measure of BBI’s net interest income is its net interest margin.  BBI’s net interest margin increased to 3.01% in 2008 from 2.31% in 2007.  This increase is primarily attributable to lower yields on loans being offset by lower costs on time deposits and borrowings and to the mix of assets and liabilities.

PROVISION FOR LOAN LOSSES

Twelve months ended December 31, 2009 and 2008

During December 31, 2009, the provision for loan losses was $809 thousand, up $414 thousand from $395 thousand in 2008.  This increase was primarily due to a significant increase in non-performing loans and charge-offs and the declining value of real estate in our market area, all of which were related to the significant economic downturn faced by the national and regional economies in 2009.

As is typical with community banks, BBI has a high concentration (93.7%) of its loans secured by real estate. Construction, commercial and residential, and commercial real estate represent 56.3% of the loan portfolio (by collateral type), although exposure in construction loans has been gradually winding down over the past several years and now represents 7.7% of the portfolio at December 31, 2009. It is in the construction and commercial real estate secured portion of the loan portfolio that BBI is experiencing the most difficulty with delinquent and non-accrual loans. Although management believes that they have identified and appropriately allocated reserves against the riskiest of BBI’s loans in construction and commercial real estate, the possibility of further deterioration before the real estate market turns presents the potential for increased allocations of the ALLL in that area in the future.

BBI’s loan portfolio is comprised of approximately 1,125 loans spread over approximately 700 relationships. The average size of loans tends to be larger because of the higher concentration of commercial vs. consumer loans. There are also several large relationships that represent a disproportionate percentage of the loan portfolio. This imbalance in the portfolio can be seen in the disproportionate impact that large borrowers have on the delinquent and non-accrual loan figures. Although the delinquent and non-accrual loan percentages of the portfolio have risen over the past four quarters, a relatively limited number of borrowers are driving those numbers rather than a broad trend of delinquency across our borrowers as a whole.

For the year ended December 31, 2009, BBI had twenty five (25) significant credit relationships with outstanding balances of approximately $32 million or 29% of the total loan portfolio.  In addition, only one of these significant credit relationships for $1.3 million was classified as Substandard at December 31, 2009 but had no specific reserve allocation.  Approximately 230 loans had outstanding balances of approximately $55.5 million or 50.4% of the total loan portfolio where the primary or secondary collateral is commercial real estate at December 31, 2009.  The concentration of these credit relationships causes the imbalance of the loan portfolio; however, no individual credit relationship concentration was greater than 3% of total loans at December 31, 2009. Management monitors these credit relationships on an ongoing basis to evaluate that the collateral and the cash flow estimates used to determine that specific reserves are appropriate and reflect the current circumstances of the borrowers.   These ongoing monitoring activities include obtaining updated financial information on a more frequent and formalized basis, evaluation of the underlying collateral to determine if the assumptions used to determine the valuation are appropriate, site visits to properties, if determined to be necessary and other factors significant to the underlying collateral of these loans.

The majority of BBI’s borrowers are small, local businesses and individuals with investments in residential or commercial real estate. The typical borrower provides self-prepared or accountant assisted financial statements and tax returns that are not audited and therefore are less reliable than information that would be obtained from more sophisticated borrowers. The cost of audited financial statements would be prohibitive for many of our small borrowers. The absence of objectively verified financial information is a challenge to all community banks and represents a layer of risk that must be considered in judging the adequacy of the ALLL.

BBI believes that the allowance for loan losses is at a level considered adequate to provide for losses that can be reasonably anticipated.  Net charge-offs were $421 thousand and $215 thousand, respectively, for the years ended December 31, 2009 and 2008.

Twelve months ended December 31, 2008 and 2007

In 2008, the provision for loan losses, at $395 thousand, was up 41%, or $114 thousand, from $281 thousand in 2007.  This increase was primarily due to an increase in non-performing loans and increased charge-offs, each related to the deterioration of the economy.

See “Credit Risk” and “Asset Quality” beginning on page 217, respectively, of this Joint Proxy Statement - Prospectus for further information regarding BBI’s provision for loan losses, allowance for loan losses and net charge-offs generally, and additional discussion of BBI’s non-performing loans.

NON-INTEREST INCOME

The below chart shows BBI’s results in the various components of non-interest income for each of the years ended December 31, 2009, 2008 and 2007.
	Years ended December 31,
	2009	2008	2007
		(dollars in thousands)
Gain on the sale of loans	$365	$202	$193
Gain (loss) on the sale of available for sale securities	(10)	2	-
Gain on the sale of OREO	103	1	-
Gain on the disposition of assets, net	2	-	-
Other	270	253	200
Total non-interest income	$730	$458	$393

Twelve months ended December 31, 2009 and 2008

In 2009, non-interest income was $730 thousand, up $272 thousand from $458 thousand in 2008.  This change is largely due to a gain of $365 thousand on the sale of loans in 2009, compared to a gain of $202 thousand on the sale of loans in 2008, as well as a gain on the sale of other real estate owned in 2009 of $103 thousand versus a gain of $1 thousand in 2008.

BBI purchased $2 million of BOLI in August of 2006.  Income from this was steady for 2009 and 2008 at $101 thousand.

BBI sold investments in 2009 for a loss of $10 thousand, compared to a gain of $2 thousand in 2008.  The gain in 2009 was primarily due to the sale of mortgage backed securities of $1.3 million.

BBI had a gain of $103 thousand on the sale of other real estate owned in 2009 and $1 thousand in 2008.

In 2009, other non-interest income was $270 thousand, up $17 thousand from $253 thousand in 2008.

Twelve months ended December 31, 2008 and 2007

In 2008, non-interest income was $458 thousand, up $65 thousand from $393 thousand in 2007.  This change is partially due to a gain of $202 thousand on the sale of loans in 2008, compared to a gain of $193 thousand on the sale of loans in 2007.  In addition, other income increased from $200 thousand in 2007 to $253 thousand in 2008 which was primarily driven by deposit service charges which were $145 thousand in 2008 compared to $94 thousand in 2007.

BOLI is carried at its cash surrender value.  BBI recognizes tax-free income from the periodic increases in the cash surrender value of these policies and from death benefits. BBI purchased $2 million in BOLI in August of 2006.  Income from this was steady for 2008 and 2007 at $101 thousand and was included in other income.

NON-INTEREST EXPENSE

The chart below shows BBI’s results in the various components of non-interest expense for each of the years ended December 31, 2009, 2008 and 2007.

	Years Ended December 31
	2009	2008	2007
		(dollars in thousands)
Compensation and benefits, net	$2,141	$2,263	$1,828
Occupancy and data processing	1,525	1,364	1,092
Marketing and business development	46	77	153
Professional services	321	248	184
FDIC assessments, taxes, and regulatory fees	237	82	72
Impairment charge on foreclosed assets	80	-	-
Other real estate owned	126	24	-
Costs related to non-performing loans	118	6	-
Other	582	601	554
Total non-interest expenses	$5,176	$4,665	$3,883

Twelve months ended December 31, 2009 and 2008

The 11% or $511 thousand increase in total non-interest expense, from $4.7 million in 2008 to $5.2 million in 2009, was largely due to an increase in FDIC assessments, other real estate owned expenses which included necessary write-downs based upon current market appraisals and nonperforming loan expenses incurred in 2009.

Compensation and benefits, net represent the largest component of non-interest expense, was $2.1 million in 2009 compared to $2.3 million in 2008, a decrease of 5.4% or $122 thousand.  Unearned loan costs and fees were $311 thousand and $430 thousand for the years ended December 31, 2009 and 2008, respectively, which accounts for a majority of the difference in the compensation and benefits, net between the two periods.

BBI’s occupancy expense services increased 12% or $161 thousand to $1.5 million from $1.4 million in 2008. This increase is the result of increased maintenance and utilities costs on facilities in the amount of $118 thousand.  Increased data processing costs based upon increased deposit account volume in addition to cost escalation in accordance with data processing contracts were also contributing factors resulting in increased expenses in the amount of $43 thousand or an 11% increase.

BBI’s 2009 marketing and business development expense of $46 thousand was down $31 thousand or 40% compared to 2008 level of $77 thousand as no additional branches were added during 2009.  2008 marketing dollars were higher due to the increased advertising initiatives required to establish the recognition for the additional branch built and the two branches acquired in 2007.  These marketing and advertising costs flowed into 2008 from the two branches purchased from another financial institution and one new branch construction, all of which occurred during 2007.

Expenses related to professional services increased 29% or $73 thousand to $321 thousand from $248 thousand in 2008.  This increase was primarily attributable to legal expenses related to loan workouts and consulting fees, which included strategic initiatives.

FDIC assessments, taxes and regulatory fees increased 189% or $155 thousand to $237 thousand in 2009 from $82 thousand in 2008.  This increase is attributable to the FDIC special assessment in the amount of $62 thousand and other increases in premiums.  Due to recent changes in deposit premium assessments by the FDIC, FDIC insurance assessments increased significantly from last year.  With regard to the FDIC premium, on November 12, 2009, the Board of Directors of the FDIC adopted a final rulemaking requiring insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012.  The FDIC also voted to adopt a uniform three-basis point increase in assessment rates effective on January 1, 2011.  Each institution recorded the entire amount of its prepaid assessment as a prepaid expense (asset) as of December 31, 2009.  As of December 31, 2009, and each quarter thereafter, each institution will record an expense (charge to earnings) for its regular quarterly assessment for the quarter and an offsetting credit to the prepaid assessment until the asset is exhausted.  Once the asset is exhausted, the institution will record an accrued expense payable each quarter for the assessment payment, which would be paid in arrears to the FDIC at the end of the following quarter.  If the prepaid assessment is not exhausted by December 31, 2014, any remaining amount would be returned to the depository institution.

Impairment charges on foreclosed assets increased 100% from $0 in 2008 to $80 thousand in 2009.  This increase is primarily attributable to deteriorating market values on real estate.

Other real estate owned expenses increased 430% or $102 thousand to $126 thousand in 2009 from $24 thousand in 2008.  This increase is attributable to an increase of expenses related to preparing properties for sale and costs associated with holding these properties, such as payment of real estate taxes and other maintenance related costs.

Other expenses decreased 3% or $19 thousand to $582 thousand in 2009 from $601 thousand in 2008.  This decrease was primarily attributable to decreases in Pennsylvania Bank shares tax in the amount of $9 thousand and other miscellaneous expenses.

Twelve months ended December 31, 2008 and 2007

Total non-interest expense increased 20% or $782 thousand to $4.7 thousand in 2008 from $3.9 million in 2007.

Compensation and benefits, net represent the largest component of non-interest expenses, and was $2.3 million in 2008 compared to $1.8 million in 2007, an increase of 24% or $435 thousand.  This increase was primarily driven by additional hiring of personnel for staffing of the following branch offices:  the Bern Township (Airport Office) and West Reading Office both of which were purchased during 2007 from another bank.  In addition, BBI constructed a facility in Exeter which opened in the third quarter of 2007 which housed an additional branch office plus Loan and Credit department office space.

BBI’s occupancy expense increased 25% or $272 thousand to $1.4 million in 2008 from $1.1 million in 2007, primarily due to the added expense of the three new branch offices.

Marketing and business development expense decreased 50%, or $76 thousand, to $77 thousand from $153 thousand in 2007, primarily due to higher expenditures in 2007 to attract deposits and loans in the new branch offices.

Professional service fees increased to $248 thousand in 2008 from $184 thousand in 2007.  This increase is primarily attributable to the costs associated with outsourcing both loan review and both internal and external audit services.

FDIC assessments, taxes, and regulatory fees increased to $82 thousand in 2008 from $72 thousand in 2007.  This increase is primarily attributable to higher FDIC insurance premiums.

Other real estate owned expenses increased to $24 thousand in 2008 from $0 in 2007.

Other expenses increased $47 thousand or 8% to $601 thousand at 2008 in comparison to $554 thousand at 2007 due to an increase in telephone expense which increased $42 thousand from December 31, 2008 when compared to the same period ended December 31, 2007.

INCOME TAXES

Twelve months ended December 31, 2009 and 2008

BBI had incurred cumulative net losses for several years since its inception through the year ended December 31, 2009.  This has resulted in no provision for income taxes, deferred taxes and income taxes payable for the year ended December 31, 2009 and for the same period in 2008.

Twelve months ended December 31, 2008 and 2007

BBI had incurred cumulative net losses for several years since its inception through the year ended December 31, 2008.  This has resulted in no provision for income taxes, deferred taxes and income taxes payable for the year ended December 31, 2008 and for the same period in 2007.

FINANCIAL CONDITION

GENERAL

BBI’s total assets were $144.4 million at December 31, 2009.  This represents a 10% increase from $131.0 million at December 31, 2008.  The main components of this change were an increase in cash and cash equivalents, and loans offset by a decrease in investment securities.  BBI’s total liabilities were $132.9 million at December 31, 2009, up 10% from $121.1 million at December 31, 2008.  The main component of this change was due to increased deposits, offset by a decrease in borrowings.

The following table sets forth certain key consolidated balance sheet data:
	2009	2008
	(dollars in thousands)
Cash and cash equivalents	$11,552	$2,132
Total investments	11,845	14,478
Total loans	110,215	104,767
Total assets	144,350	131,029
Earning assets	134,141	122,317
Total deposits	128,078	103,317
Total other borrowings	4,304	17,194
Total liabilities	132,944	121,071
Total shareholders’ equity	11,406	9,958

CASH AND DUE FROM BANKS

Cash and due from banks consists mainly of vault cash and cash items in the process of collection, interest bearing deposits with other banks and Federal funds sold.   These balances totaled $11.5 million at December 31, 2009.  This represents a $9.4 million increase from $2.1 million at December 31, 2008.  These balances vary from day to day, primarily due to variations in customers’ deposits with BBI.  The increase was driven by an increase in Federal funds sold which were $9.3 million at 2009 compared to $0 at 2008.

INTEREST-EARNING DEPOSITS WITH BANKS

BBI’s interest earning deposits consist mainly of deposits at the FHLB-P and certificates of deposit held through other banks.  These deposits totaled $506 thousand at December 31, 2009, which was a $271 thousand increase from $235 thousand at December 31, 2008.  This balance varies from day to day, depending on several factors, such as variations in customers’ deposits with BBI and the payment of checks drawn on customers’ accounts.

FEDERAL FUNDS SOLD

Federal funds sold consist of overnight interbank lending through Atlantic Central Bankers Bank.  These funds totaled $9.3 million at December 31, 2009, representing an increase of 100% from $0 at December 31, 2008.  This balance varies day-to-day, based upon the short-term fluctuations in the net cash position of BBI.

INVESTMENT SECURITIES

BBI’s investment securities portfolio is an important source of interest income and liquidity.  It consists of government agency and mortgage-backed securities (guaranteed by an agency of the United States government).   In addition to generating revenue, BBI maintains the investment portfolio to manage interest rate risk, provide liquidity, provide collateral for other borrowings and diversify the credit risk of earning assets.  The portfolio is structured to maximize net interest income, given changes in the economic environment, liquidity position and balance sheet mix.

Management determines the appropriate classification of securities at the time of purchase.  In accordance with ASC 320 “Investments—Debt and Equity Securities,” securities are classified as:  (a) securities held to maturity (“HTM”), which are classified as such based on management’s intent and ability to hold the securities to maturity; (b) trading account securities, which are bought and held principally for the purpose of selling them in the near term; and (c) securities available for sale (“AFS”), which include those securities that may be sold in response to changes in interest rates, changes in pre-payment assumptions, the need to increase regulatory capital or other similar requirements.  BBI does not necessarily intend to sell its AFS securities, but has classified them as AFS to provide flexibility to respond to liquidity needs.

At December 31, 2009, all of BBI’s $11.8 million in investment securities were classified as AFS.  This represents a decrease of 18% from $14.5 million at December 31, 2008.  The decrease was largely due to several security calls, in addition to normal maturities, principal repayments, and sales.  Unrealized gains and losses on AFS securities, although excluded from the results of operations, are reported as a separate component of shareholders’ equity, net of the related tax effect.

At December 31, 2009, BBI held no investment securities that were classified as HTM.   BBI does not intend to purchase any HTM securities in the foreseeable future.  As of December 31, 2009 and 2008, BBI held no trading account securities.

The investment securities portfolio’s composition changes periodically as a result of restructuring transactions, taken primarily to manage liquidity, capital and interest rate risk.

The following two tables set forth information regarding the stated maturity, average yield, and compositions, of our investment securities portfolio as of the dates indicated.  The first two tables do not include amortization or anticipated prepayments on mortgage-backed securities; callable securities are included at their stated maturity dates.

	December 31, 2009		December 31, 2008
	Fair Value	Weighted	Fair Value	Weighted
		Average		Average
		Yield		Yield
	(dollars in thousands)
Due after one year through five years	$-	-%	$-	-%
Due after five years through ten years	-	-	1,121	5.04%
Due after ten years	9,516	5.07%	8,090	5.55%
	9,516	5.07%	9,211	5.49%
Mortgage-backed securities	2,329	3.65%	5,267	3.60%
	$11,845	4.79%	$14,478	4.80%

	December 31
	2009	2008
	(dollars in thousands) Composition of AFS Securities
U.S. Government agencies	$9,516	$9,211
Mortgage-backed securities	2,329	5,267
	$11,845	$14,478

At December 31, 2009, BBI held no securities that were impaired based on having a fair value lower than amortized cost for at least twelve consecutive months.  BBI did have $8.5 million in securities, which consisted of 12 securities, with continuous losses for less than twelve months that it considers to be temporarily impaired primarily due to interest rate changes and a lack of liquidity in the market.  BBI does not intend to sell and it is not more likely than not that BBI will be required to sell the securities prior to maturity or market price recovery. Management believes that there is no other than temporary impairment of these securities as of December 31, 2009.  Securities with a carrying value of $7.7 million and $10.9 million of investment securities were pledged as collateral at December 31, 2009 and 2008, respectfully.  Securities are pledged to the FHLB-P to be used as collateral for borrowing purposes and to provide collateral for municipal deposit customers.

       LOANS

	December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)
Commercial construction	$4,645	$-	$-	$-	$-
Commercial real estate	57,847	53,500	44,992	35,340	21,258
Commercial and industrial	24,705	26,529	21,943	17,951	12,265
Residential construction	1,119	379	467	1,880	2,307
Consumer residential	18,051	19,601	16,542	12,561	11,867
Consumer and other	3,397	4,279	5,616	2,497	2,807
Total loans	109,764	104,288	89,560	70,229	50,504
Net deferred loan costs	451	479	415	178	63
Allowance for loan losses	(1,655)	(1,267)	(1,087)	(811)	(587)
Net loans receivable	$108,560	$103,500	$88,888	$69,596	$49,980

BBI engages in the general business of commercial and consumer banking primarily in the market area of Berks County, Pennsylvania.  BBI has been locally managed to serve the needs of individuals, small and medium size businesses and professionals, as it has a community focus with an emphasis on personal service, flexibility and responsiveness to customers’ needs.

BBI operates five banking locations and an operation center.  The retail banking offices are in Bern Township, Exeter Township, Muhlenberg Township, West Reading and Wyomissing.  The operation center is in Shillington.  In addition, BBI has one remote ATM on Tuckerton Road in Muhlenberg Township.

BBI offers a full range of banking products and services including: personal and business checking accounts, time, demand and savings accounts, money market accounts, safe deposit box services, retirement accounts and online banking/bill pay.  Loan products include commercial and consumer installment loans, commercial and residential mortgages, SBA lending, construction loans and lines of credit.  The majority of residential mortgage loans are sold in the secondary market.  The majority of commercial loans are retained.

BBI’s relationship managers originate loan requests through a variety of sources which include BBI’s existing customer base, referrals from directors and various networking sources (accountants, attorneys, and realtors), and market presence.  Over the past several years, BBI’s relationship managers have expanded their local presence by BBI’s continued participation in community and civic events and strong networking efforts. In addition, the consolidation and other changes which are occurring in the market have allowed BBI to increase market share.

Commercial Lending/SBA Lending

The Small Business Banking platform originates loans, including Small Business Administration (SBA) loans, through a team of dedicated and experienced Small Business relationship managers. This ensures BBI has small business experts in place providing appropriate financial solutions to the small business owners in our communities.  The focus of the group are companies located in Berks County with annual revenues of less than $5 million, which typically have credit needs of less than $2 million. BBI lends to a wide range of businesses in the market to diversify risk.  Much of the commercial loan portfolio is secured by owner occupied real estate and hard business assets. BBI does very little lending on an unsecured basis or where the receivables are the primary collateral.   The support administration of the platform for this group is centralized and includes risk management, product management, marketing, performance tracking and overall strategy.

Consumer Lending

BBI’s product offerings include real estate secured consumer lending, but BBI does not offer indirect automobile loans, and do very little unsecured loans or credit cards.  BBI provides home equity and residential mortgage loans to customers.  Underwriting standards for home equity lending is conservative. Lending helps to solidify customer relationships and grow relationship revenues.  Residential loans which are originated for sale in the normal course of business is a source of fee revenue for BBI.

Loans outstanding (net of the allowance for loan losses) grew to $108.6 million at December 31, 2009, an increase of $5.1 million, or 5%, from $103.5 million at December 31, 2008.  The growth of the loan portfolio was generally diversified among commercial and consumer borrowers.  For further information on our loans, see Note 6 of BBI’s 2009 Audited Financial Statements on page Berkshire F-51 of this Joint Proxy Statement - Prospectus.

The following table sets forth information concerning the contractual maturities of the loan portfolio, net of unearned costs and fees.  For amortizing loans, scheduled repayments for the maturity category in which the payment is due are not reflected below, because such information is not readily available.

	December 31,
Loan Maturities	2009	2008
	(dollars in thousands)
Within 1 year	$41,572	$34,617
After 1 year but within 5 yrs	11,823	17,774
After 5 yrs but within 15 yrs	12,964	10,890
Over 15 years	43,856	41,486
	$110,215	$104,767
Fixed Rate:
Within 1 year	$13,802	$7,689
After 1 year but within 5 yrs	9,967	14,085
After 5 yrs but within 15 yrs	12,872	10,789
Over 15 years	43,857	41,486
	80,498	74,049
Variable Rate:
Within 1 year	$27,769	$26,930
After 1 year but within 5 yrs	1,856	3,688
After 5 yrs but within 15 yrs	92	100
Over 15 years	-	-
	29,717	30,718

Total	$110,215	$104,767

CREDIT RISK

BBI manages credit risk by maintaining diversification in its loan portfolio, by establishing and enforcing rigorous underwriting standards, by intensive collection efforts, and by establishing and performing periodic loan classification reviews by management as well as external loan review.  Management also attempts to anticipate and allow for credit risks by maintaining an adequate allowance for loan losses, to which credit losses are charged as they are incurred, and to which provisions are added periodically as Management and the board of directors deem appropriate.

The provision for loan losses was $809 thousand, $395 thousand, and $281 thousand for the years ended December 31, 2009, 2008, and 2007, respectively.  The allowance for loan losses was $1.7 million, or 1.50% of total loans, at December 31, 2009 and $1.3 million, or 1.21%, of total loans at December 31, 2008.  Net charge-offs were $421 thousand for the year ended December 31, 2009, an increase of $206 thousand compared to the $215 thousand for the fiscal year ending December 31, 2008.

The $414 thousand increase in the provision for loan losses for 2009 was primarily attributable to increased delinquent, non-performing and impaired loans and the deteriorating real estate market.  During 2008, BBI changed the methodology for estimating the allowance for loan loss.  The standardized methodology used to assess the adequacy of the allowance includes the allocation of specific and general reserves.  Specific reserves are made to individual impaired loans, which have been defined to include all nonperforming loans and troubled debt restructurings.  The general reserve is set based upon a representative average historical net charge-off and recovery trends, volume and loan term trends, risk and underwriting policies trends, staffing and experience changes, national and local economic trends, industry conditions and credit concentration changes.  Beginning in the second quarter of 2010, BBI began to use the three previous year historical net charge-off rate as opposed to a six year net charge-off base.  This resulted in an overall increase of approximately $150 thousand in the required reserve.  In addition, all of the environmental factors are ranked and assigned a basis point value based on the following scale:  low, low moderate, moderate, high moderate and high risk.  The factors are evaluated separately for each type of loan.  For example, commercial loans are broken further into commercial mortgages, commercial lines of credit, etc. Each loan type is risk weighted for environmental factors based on its individual characteristics.

According BBI’s policy, a loss (“charge-off”) is to be recognized and charged to the allowance for loan losses as soon as a loan is recognized as uncollectible.  All credits which are 90 days past due must be analyzed for BBI’s ability to collect on the credit.  Once a loss is known to exist, the charge-off approval process is immediately expedited.   Beginning in 2009, BBI increased its loan loss provision in response to the inherent credit risk within its loan portfolio and changes to some of the environmental factors noted above.  The inherent credit risk was evidenced by the increase in delinquent and non-performing loans from previous quarters, as the downturn in the economy impacted borrowers’ ability to pay and factors such as a weakened housing market eroded the value of underlying collateral.  In addition, net charge-offs of $518 thousand as of September 30, 2010 are higher than normal from previous levels of net charge-offs of $421 thousand, $215 thousand and $5 thousand for the years ended December 31, 2009, 2008 and 2007, respectively. BBI is proactively addressing these issues.

BBI has implemented the methodology described in ASC 450 “Contingencies” and ASC 310-10-35 “Troubled Debt Restructurings by Creditors”.  This methodology provides guidance in determining the fair value on impaired loans and utilizes BBI’s historical loss experience to consider inherent losses for performing loans.  See “Asset Quality” beginning on 222 in this Joint Proxy Statement - Prospectus.

The below chart depicts BBI’s allowance for loan losses for the periods indicated.

	December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)

Balance of the allowance at the beginning of the year	$1,267	$1,087	$811	$587	$437
Loan charge-offs
Commercial construction	-	-	-	-	-
Commercial real estate	83	-	-	-	-
Commercial and industrial	206	198	-	-	-
Residential construction	-	-	-	-	-
Consumer residential	-	-	-	-	-
Consumer and other	142	17	5	12	1
Total Charge-offs	431	215	5	12	1
Loan recoveries
Commercial construction	-	-	-	-	-
Commercial real estate	3	-	-	-	-
Commercial and industrial	-	-	-	-	-
Residential construction	-	-	-	-	-
Consumer residential	-	-	-	-	-
Consumer and other	7	-	-	-	-
Total Recoveries	10	-	-	-	-
Total net charge-offs	421	215	5	12	1
Provision for loan losses	809	395	281	236	151
Balance of the allowance for loan losses at the	$1,655	$1,267	$1,087	$811	$587
end of the year

Please note:  The above table was prepared with additional detail by loan type as was reported in the Call reports on a quarterly basis.  This provides more detail than the breakout of loan composition as is reflected in the other loan footnotes.

The allowance for loan losses is based on a periodic evaluation of the loan portfolio and is maintained at a level that management considers adequate to absorb inherent losses.  All loans are assigned risk ratings, based on an assessment of the borrower, the structure of the transaction and the available collateral and/or guarantees.  All loans are monitored regularly and the risk ratings are adjusted when appropriate.  This process allows BBI to take corrective actions on a timely basis.  Management considers a variety of factors, and recognizes the inherent risk of loss that always exists in the lending process.  Management uses a disciplined methodology to estimate the appropriate level of allowance for loan losses.  This methodology includes an evaluation of loss potential from individual problem credits, as well as anticipated specific and general economic factors that may adversely affect collectability.  This assessment includes a review of changes in the composition and volume of the loan portfolio, overall portfolio quality and past loss experience, review of specific problem loans, current economic conditions that may affect borrowers’ ability to repay, and other factors that may warrant current recognition.  In addition, BBI’s outsourced internal auditors, outsourced loan review function and various regulatory agencies periodically access the adequacy of the allowance as an integral part of their examination process.  Such agencies may require BBI to recognize additions or reductions to the allowance based on their judgments of information available at the time of their examination.

A substantial portion, approximately 90-95%,  of BBI’s commercial real estate, commercial and residential construction, consumer residential and commercial and industrial loan types have real estate as collateral (collectively, the real estate portfolio).  BBI’s lien position on the real estate collateral will vary on a loan by loan basis.   BBI’s credit group assesses whether the facts and circumstances have significantly changed since the date of the last appraisal or the geographical real estate values have deteriorated.  The credit committee and loan officers review loans that are fifteen or more days delinquent or have issues that warrant additional attention and all nonaccrual loans on a periodic basis.  In addition, loans where the loan officers have identified a “borrower of interest” are discussed to determine if additional analysis is necessary to apply the risk rating criteria properly.  The risk ratings for the real estate loan portfolio are determined based upon the current information available, including but not limited to discussions with the borrower, updated financial information, economic conditions within the geographical area and other factors that may affect the cash flow of the loan.   On a quarterly basis, if necessary, the collateral values or discounted cash flow models are used to determine the estimated fair value of the underlying collateral for the quantification of a specific reserve for impaired loans.  Appraisals used within this evaluation process do not typically age more than twelve to eighteen months before a new appraisal is obtained.   For loans where real estate is not the primary source of collateral, updated financial information is obtained, including accounts receivable and inventory aging reports and relevant supplemental financial data to determine the fair value of the underlying collateral.

These evaluations, however, are inherently subjective as they require material estimates, including, among others, the amounts and timing of expected future cash flows on impaired loans, estimated losses in the loan portfolio, and general amounts for historical loss experience, economic conditions, uncertainties in estimating losses and inherent risks in the various credit portfolios, all of which may be susceptible to significant change.  Pursuant to ASC 450 “Contingencies” and ASC 310-10-35 “Troubled Debt Restructurings by Creditors” impaired loans, consisting of non-accrual and restructured loans, are considered in the methodology for determining the allowance for credit losses.  Impaired loans are generally evaluated based on the expected future cash flows or the fair value of the underlying collateral if principal repayment is expected to come from the sale or operation of such collateral.

The following table shows how the allowance for loan losses is allocated among the various loan portfolios that BBI has outstanding. This allocation is based on management’s specific review of the credit risk of the outstanding loan portfolios in each category as well as historical trends.

	December 31,
	2009		2008		2007
	Amount	Percent	Amount	Percent of	Amount	Percent of
		of Loans		Loans in		Loans in
		in each		each		each
		category		category to		category
		to total		total		to total
		loans		loans		loans
	(dollars in thousands)
Commercial construction	$13	4.23%	$21	-%	$4	-%
Commercial real estate	609	52.70%	613	51.30%	191	50.24%
Commercial and industrial	370	22.51%	49	25.44%	25	24.50%
Residential construction	93	1.02%	51	0.36%	412	0.52%
Consumer residential	554	16.45%	450	18.80%	417	18.47%
Consumer and other	-	3.09%	70	4.10%	27	6.27%
Unallocated	16	-	13	-	11	-
	$1,655	100.00%	$1,267	100.00%	$1,087	100.00%

	December 31,
	2006		2005
	Amount	Percent of	Amount	Percent of
		Loans in		Loans in
		each		each
		category to		category to
		total		total
		loans		loans
	(dollars in thousands)
Commercial construction	$-	-%	$-	-%
Commercial real estate	304	50.32%	274	42.08%
Commercial and industrial	50	25.56%	70	24.29%
Residential construction	175	2.68%	38	4.57%
Consumer residential	266	17.88%	198	23.50%
Consumer and other	8	3.56%	1	5.56%
Unallocated	8	-	6	-
	$811	100.00%	$587	100.00%

ASSET QUALITY

BBI had impaired loans totaling $4.4 million at December 31, 2009, compared to $1.5 million at December 31, 2008.  Non-accrual loans totaled $5.4 million at December 31, 2009, up from $1.6 million at December 31, 2008.  BBI had charge-offs of $431 thousand in 2009, compared with $215 thousand in 2008.  BBI had recoveries of $10 thousand in 2009, compared with none in 2008.  There was $1.8 million and $1.3 million of other real estate owned as a result of foreclosure or voluntary transfer to BBI at December 31, 2009 and 2008, respectively.

The tables below set forth non-performing loans and non-performing assets and asset quality ratios at December 31, 2009, 2008, 2007, 2006 and 2005.

	December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)
Non-accrual loans	$5,412	$1,612	$1,137	$147	$17
Loans 90+ days delinquent still accruing	87	105	-	-	-
Restructured loans	-	-	-	-	-
Non-performing loans	5,499	1,717	1,137	147	17
OREO	1,765	1,280	-	-	-
Non-performing assets	$7,264	$2,997	$1,137	$147	$17

	December 31,
	2009	2008	2007	2006	2005
Non-accrual loans to total loans	4.91%	1.54%	1.26%	0.21%	0.03%
Non-performing loans to total loans	4.99%	1.64%	1.26%	0.21%	0.03%
Non-performing assets to total assets	5.03%	2.29%	0.95%	0.14%	0.02%
Non-accrual loans and 90+ days delinquent to total assets	3.81%	1.31%	0.95%	0.14%	0.02%
Allowance for loan losses to:
Total loans	1.50%	1.21%	1.21%	1.15%	1.16%
Non-performing loans	30.10%	73.79%	95.60%	551.70%	3,452.94%
Non-performing assets	22.79%	42.28%	95.60%	551.70%	3,452.94%

The table below sets forth types of loans that were non-performing at December 31, 2009, 2008, 2007, 2006 and 2005.

	December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)
Commercial construction	$379	$-	$-	$-	$-
Commercial real estate	2,347	767	100	-	-
Commercial and industrial	1,646	682	1,031	-	-
Residential construction	-	-	-	-	-
Consumer residential	1,034	168	-	117	-
Consumer and other	93	100	6	30	17
Total non-performing loans	$5,499	$1,717	$1,137	$147	$17

BBI seeks to manage credit risk through the diversification of the loan portfolio and the application of policies and procedures designed to foster sound credit standards and monitoring practices.  While various degrees of credit risk are associated with substantially all investing activities, the lending function carries the greatest degree of potential loss.  Asset quality assurance activities include careful monitoring of borrower payment status and a review of borrower current financial information to ensure financial strength and viability.  BBI has established credit policies and procedures, seeks the consistent application of those policies and procedures across the organization, and adjusts policies as appropriate for changes in market conditions and applicable regulations.  The risk elements which comprise asset quality include loans past due, non-accrual loans, renegotiated loans, other real estate owned, and loan concentrations.

All loans are assigned risk ratings, based on an assessment of the borrower, the structure of the transaction and the available collateral and/or guarantees.  All loans are monitored regularly and the risk ratings are adjusted when appropriate.  This process allows BBI to take corrective actions on a timely basis.

A regular reporting and review process is in place to provide for proper portfolio oversight and control, and to monitor those loans identified as problem credits by management.  This process is designed to assess BBI’s progress in working toward a solution, and to assist in determining an appropriate specific allowance for possible losses.  All loan work-out situations involve the active participation of management, and are reported regularly to the Board.  Loan charge-offs are determined on a case-by-case basis.  Loans are generally charged off when principal is likely to be unrecoverable and after appropriate collection steps have been taken.  Loan policies and procedures are reviewed internally for possible revisions and changes on a regular basis.  In addition, these policies and procedures, together with the loan portfolio, are reviewed on a periodic basis by various regulatory agencies and by BBI’s outsourced internal auditors and loan review auditors, as part of their examination and audit procedures.

PREMISES AND EQUIPMENT AND OTHER ASSETS

BBI’s premises and equipment, net of accumulated depreciation, was $4.2 million and $4.4 million at December 31, 2009 and 2008, respectively.

BBI’s restricted stock holdings at December 31, 2009 and December 31, 2008 were $1.2 million and $1.1 million, respectively.  These consist of stock of the FHLB-P and Atlantic Central Bankers Bank, and are required as part of our relationship with these banks.  Federal law requires a member institution of the Federal Home Loan Bank to hold stock of its district FHLB according to a predetermined formula.  The redeemable carrying amount of Federal Home Loan Bank stock with limited marketability is carried at cost.

BBI owned BOLI of $2.3 million and $2.2 million at December 31, 2009 and 2008, respectively.  Cash flow from these policies will occur over an extended period of time and flow through non-interest income.  BBI periodically reviews the creditworthiness of the insurance companies that have underwritten the policies.  The cash surrender values of the policies appear on BBI’s balance sheet and are subject to full regulatory capital requirements.

Other assets increased to $2.7 million at December 31, 2009 from $2.1 million at December 31, 2008.  The other asset increase is primarily due to a prepaid FDIC premium of $719 thousand added at December 31, 2009 in addition to an increase in other real estate owned to $1.8 million at December 31, 2009 compared to $1.3 million at December 31, 2008.

DEPOSITS

BBI offers a variety of deposit accounts, including checking, savings, money market and time deposits.  Deposits are obtained primarily from BBI’s service area.  Total deposits grew to $128.1 million at December 31, 2009, an increase of $24.8 million, or 24%, from $103.3 million at December 31, 2008.  In the fourth quarter of 2009, BBI introduced a new product, the “Green Money Market account” to increase its deposit holdings.   This product, which was launched in October of 2009, resulted in total deposits in this product category in the amount of $33 million as of December 31, 2009.  The account had an interest rate of 2% which was guaranteed through November of 2010.  This is reflected below in the $27.7 million increase in demand, interest bearing deposits from a level of $32.7 million in 2008 to $60.4 million in 2009, or 85% increase was a direct result of this marketing promotion.  BBI does not have any brokered deposits at December 31, 2009 and 2008.

The components of deposits were as follows at the dates indicated:
	December 31,
	2009	2008	2007
	(dollars in thousands)
Demand, non-interest bearing	$6,821	$5,761	$5,563
Demand, interest bearing	60,376	32,664	39,192
Savings	1,970	983	888
Time, $100,000 and over	14,700	14,303	9,801
Time, other	44,211	49,606	38,279
Total deposits	$128,078	$103,317	$93,723

Total time deposits decreased $5 million, or 8%, to $58.9 million at December 31, 2009 compared to $63.9 million at December 31, 2008.  Time deposits of $100,000 or more were $14.7 million at December 31, 2009 compared to $14.3 million at December 31, 2008, an increase of $397 thousand or 3%.     During this period, non-interest bearing demand deposits increased $1.1 million, or 18%, to $6.8 million from $5.8 million.  In an effort to obtain more business deposits, BBI initiated a program of remote deposit capture which allowed business customers to transmit checks electronically without having to go to a branch.  Interest bearing demand deposits increased $27.7 million, or 85%, to $60.4 million from $32.7 million.  The majority of this increase is in money market accounts.

Savings deposit accounts increased $987 thousand, or 100%, to $2 million at December 31, 2009 from $983 thousand.

At December 31, 2009, the scheduled maturities of time deposits of $100,000 or more were as follows:

December 31, 2009
(dollars in thousands)
3 months or less	$2,719
Over 3 through 6 months	2,463
Over 6 through 12 months	7,945
Over 12 months	1,573
$14,700

OTHER BORROWINGS

BBI had other borrowings of $4.3 million at December 31, 2009, a 75% decrease from the $17.2 million at December 31, 2008, represented by $16.8 million in FHLB-P borrowings in addition to $396 thousand in federal funds purchased.  BBI had $1.4 million in short-term advances from the FHLB-P at December 31, 2009 and $11.8 million at December 31, 2008.  Borrowings decreased primarily due to the increase in deposits.

Federal funds purchased, Federal Reserve Bank discount window borrowings and FHLB-P advances represent overnight or less than 30 day borrowings.

Short term borrowings consisted of the following at December 31, 2009, 2008 and 2007:

	December 31, 2009
	Ending Balance	Average Balance	Maximum Month End Balance	Average Rate
Federal funds purchased	$-	$856	$2,704	1.25%
Federal Reserve - Discount Window	-	19	-	0.5%
Federal Home Loan Bank	-	3,845	4,819	2.35%
Total	$-	$4,720	$7,523	2.14%

	December 31, 2008
	Ending Balance	Average Balance	Maximum Month End Balance	Average Rate
Federal funds purchased	$396	$721	$2,413	2.09%
Federal Reserve - Discount Window	-	-	-	-%
Federal Home Loan Bank	5,000	3,097	5,000	3.66%
Total	$5,396	$3,818	$7,413	3.37%

	December 31, 2007
	Ending Balance	Average Balance	Maximum Month End Balance	Average Rate
Federal funds purchased	$-	$570	$3,117	5.12%
Federal Reserve - Discount Window	-	-	-	-%
Federal Home Loan Bank	1,600	1,893	4,999	5.43%
Total	$1,600	$2,463	$8,116	5.36%

Long-term borrowings are comprised of advances from the FHLB-P.  Under the terms of a blanket agreement, collateral for the loans is secured by certain qualifying assets such as loans and investment securities.

The contractual maturities of long-term advances at December 31, 2009 were as follows:

2009
(dollars in thousands)
2010	$1,440
2011	2,000
2013	266
2015 and thereafter	598
$4,304

PREFERRED STOCK

BBI received funds under the United States Department of Treasury’s TARP Capital Purchase program pursuant to the securities purchase agreement entered into by BBI and the Treasury on June 12, 2009.  Through its participation in the TARP Capital Purchase Program, BBI issued (1) 2,892 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and a liquidation preference of $1,000 per share (“Series A Preferred Stock”) and (2) a warrant to purchase 145 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share and a liquidation preference of $1,000 per share (“Series B Preferred Stock”).  The warrant for the Series B Preferred Stock was immediately exercised on June 12, 2009.   BBI received $2,892,000 through its participation in the TARP Capital Purchase Program.  The proceeds from the preferred stock were allocated between the Series A Preferred Stock and Series B Preferred Stock based on their relative fair value, using a discount rate of 12%.  The original net discount is being accreted over the expected term of five years using the effective interest method.  As a participant in the TARP Capital Purchase Program, BBI is subject to additional regulations to which other financial institutions that did not participate in TARP are not subject.

As of December 31, 2009, BBI continues to have outstanding 2,892 shares Series A Preferred Stock and 145 shares of its Series B Preferred Stock.  The Series A Preferred Stock qualifies as Tier 1 capital and pays cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter.  The Series B Preferred Stock has a cumulative dividend rate of 9% per annum.

The American Recovery and Reinvestment Act of 2009 provides that subject to consultation with the appropriate Federal banking agency, the U.S. Treasury shall permit a TARP recipient to repay any assistance previously provided under the TARP without regard to whether the financial institution has replaced such funds from any other source or to any waiting period.  BBI will be subject to existing supervisory procedures for approving redemption requests for capital instruments.  The federal regulator will weigh BBI’s desire to redeem the preferred stock against the contribution of Treasury capital to BBI’s overall soundness, capital adequacy and ability to lend, including confirming that BBI has a comprehensive internal capital assessment process.

On October 26, 2009, BBI commenced the sale of 6,000 shares of its 6% non-cumulative, non-voting, convertible perpetual preferred stock, Series C, par value $1.00 per share, $1,000 liquidation preference per share.  During the year ended December 31, 2009, the Company sold 50 shares for total gross proceeds of $50 thousand.  Direct offering expenses of $65 thousand are netted against the gross proceeds and charged against additional paid-in capital.

SHAREHOLDERS’ EQUITY

Shareholders’ equity increased to $11.4 million at December 31, 2009 from $10.0 million at December 31, 2008.  This was due to the injection of $2.9 million in TARP proceeds on June 12, 2009 less the consolidated net loss of $1.3 million for 2009 less an increase in net unrealized losses on investment securities in the amount of $101 thousand classified by BBI as AFS.  The unrealized loss in BBI’s investment securities portfolio is subject to change with fluctuations in interest rates and the market prices of the underlying securities, and is recognized as a component of net income only if realized through the sale of such securities prior to maturity, or if the security would become other-than-temporarily impaired.

In 2003, BBI entered into an agreement with East Penn Financial Corporation (“East Penn”) whereby East Penn purchased 19.9% of the Company’s stock in the initial public offering.  The agreement included the issuance of a stock warrant that allowed East Penn to purchase and own up to 24.9% of the Company’s outstanding shares.  East Penn has since been acquired by Harleysville National Corporation (HNC) which assumed the right to 19.9% ownership in the Company with the same terms as was extended to East Penn.  On April 9, 2010, First Niagara Financial Group (“First Niagara”) acquired HNC and assumed the HNC ownership percentage with the same terms as was extended to HNC.  Pursuant to this commitment, First Niagara may not acquire or retain BBI shares that would cause the combined interests of First Niagara, its directors, officers, and affiliates to equal or exceed 25% of the outstanding voting shares of BBI or any of its subsidiaries.

There are certain limitations on the ability of BBI to pay cash dividends without prior approval of regulatory authorities.  BBI recorded dividends in the approximate amount of $87 thousand on the Series A Preferred Stock and Series B Preferred Stock through December 31, 2009.  Presently, BBI and Berkshire Bank are not authorized to pay cash dividends on their shares and must obtain approval of their primary regulators prior to declaration of a dividend.  BBI’s ability to pay dividends is restricted by banking laws, Pennsylvania corporate law, and the regulations of the Federal Reserve Board and Berkshire Bank’s ability to pay dividends to BBI.  For a more detailed description of BBI’s shareholders’ equity, see Note 14 of our 2009 Audited Financial Statements on page Berkshire F-84 of this Joint Proxy Statement - Prospectus.

STOCK WARRANT PLAN

During 2003, BBI issued stock purchase warrants in connection with its initial public offering, giving organizers the right to purchase at the initial offering price of $3.28 per share.  Subsequently, in 2007, as part of the stock offering, BBI issued non-detachable warrants exercisable until December 31, 2012 at varying share prices ranging from $7.36 through December 31, 2008 to $11.20 through December 31, 2012.

The following table summarizes changes in stock warrants outstanding under the 2003 Initial Offering and the Warrants associated with the Stock Offering of 2007 for the years ended December 31, 2009, 2008 and 2007.
	Years Ended December 31,
	2009		2008		2007
	Number of	Wtd Avg	Number of	Wtd Avg	Number of	Wtd Avg
	Options	Exercise	Options	Exercise	Options	Exercise
		Price		Price		Price

Outstanding at beginning of Year	775,611	$5.08	865,519	$5.32	520,189	$4.10
Granted	-	-	-	-	349,058	-
Expired/terminated	-	-	-	-	-	-
Exercised	(1,040)	8.32	(89,908)	7.45	(3,728)	7.71
Outstanding at December 31	774,571	$5.08	775,611	$5.08	865,519	$6.41

LIQUIDITY AND CAPITAL RESOURCES

Liquidity for a financial institution is a measure of that institution’s ability to meet depositors’ needs for funds, to satisfy or fund loan commitments, and for other operating purposes.  Ensuring adequate liquidity is an objective of the Asset/Liability Management process.  BBI coordinates its management of liquidity with its interest rate sensitivity and capital position.  BBI’s policy is to maintain a strong liquidity position.

BBI’s investment portfolio provides periodic cash flows through regular maturities and amortization, and can be used as collateral to secure additional liquidity funding.  BBI’s principal sources of funds are shareholder capital, deposits, principal and interest payments on loans, and other funds from operations.  BBI also maintains borrowing arrangements with the FHLB-P and the Federal Reserve Bank of Philadelphia to meet short-term liquidity needs.  As of December 31, 2009, BBI’s borrowing capacity with the FHLB-P was $64.6 million, of which $4.3 million was used in borrowings.  BBI had $7.5 million of pledged mortgage backed and agency securities and $12.1 million of pledged loans as collateral for these borrowings.  As of December 31, 2009, BBI’s borrowing capacity with the Federal Reserve Bank of Philadelphia was $9.3 million, and BBI had $6.9 million of pledged loans as collateral for this borrowing capacity.  BBI also has available a line of credit agreement to purchase federal funds from the ACBB totaling $4 million of which advances up to $1 million would be unsecured.  Additional advances up to the remaining $3 million would be secured by investments held in safekeeping at ACBB. There were federal funds purchased outstanding of $0 and $396 thousand, respectively at December 31, 2009 and December 31, 2008.

BBI’s operating activities used $533 thousand and $335 thousand for the years ended December 31, 2009 and 2008, respectively.  The change was primarily due to the prepayment of $719 thousand in FDIC premiums and $771 thousand proceeds from the sale of other real estate owned.

Net cash used in investing activities were $4.7 million and $16.5 million for the years ended December 31, 2009 and 2008, respectively.  This increase was primarily due to the higher volume loans in 2008 compared to 2009.

Financing activities provided $14.7 million and $13.3 million for the years ended December 31, 2009 and 2008, respectively.  The increase compared to 2008 was primarily due to increased growth of deposits offset somewhat by repayments in borrowings.

Overall, based on BBI’s core deposit base and available sources of borrowed funds, management believes that BBI has adequate resources to meet its short-term and long-term cash requirements within the foreseeable future.

CAPITAL ADEQUACY

BBI is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on BBI’s financial statements.  Under capital adequacy and the regulatory framework for prompt corrective action, BBI must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

At December 31, 2009 and December 31, 2008, BBI and Berkshire Bank met each of its minimum capital requirements.  Management believes that Berkshire Bank would be deemed “well capitalized” for regulatory purposes as of December 31, 2009 and December 31, 2008.  Banking regulators have discretion to establish an institution’s classification based on other factors, in addition to the institution’s numeric capital levels.

At December 31, 2009, management was not aware of any developments that have occurred and that would, or would be reasonably likely to, cause our classification to be reduced below a level of “well capitalized” for regulatory purposes.  Berkshire Bank’s capital classification is determined pursuant to banking regulations to apply Berkshire Bank regulators’ “prompt corrective action” regulations, and to determine levels of deposit insurance assessments, and may not constitute an accurate representation of our overall financial condition or prospects.  The following table summarizes the required capital ratios and the corresponding regulatory capital positions of BBI and Berkshire Bank for the periods or dates indicated:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(dollar amounts in thousands)
As of December 31, 2009:
Total Risk Based Capital (to Risk Weighted Assets)
Bank	$12,680	11.62%	$8,731	8.0%	$10,913	10.0%
Consolidated	12,472	11.46%	8,706	8.0%	N/A	N/A
Tier I Capital (to Risk Weighted Assets) Bank	11,316	10.37%	4,365	4.0%	6,548	6.0%
Consolidated	11,108	10.21%	4,353	4.0%	N/A	N/A
Tier I Capital (to Average Assets)
Bank	11,316	7.68%	5,891	4.0%	7,364	5.0%
Consolidated	11,108	7.54%	5,891	4.0%	N/A	N/A
As of December 31, 2008:
Total Risk Based Capital (to Risk Weighted Assets)
Bank	$10,867	10.86%	$8,006	8.0%	$10,007	10.0%
Consolidated	10,826	10.82%	8,006	8.0%	N/A	N/A
Tier I Capital (to Risk Weighted Assets)
Bank	9,616	9.61%	4,003	4.0%	6,004	6.0%
Consolidated	9,559	9.55%	4,003	4.0%	N/A	N/A
Tier I Capital (to Average Assets)
Bank	9,616	7.35%	5,230	4.0%	6,537	5.0%
Consolidated	9,559	7.31%	5,230	4.0%	N/A	N/A

In general, BBI’s capital increased with the addition of TARP in the amount of $2,892 thousand received June 12, 2009.  Conversely, as BBI’s assets grow, its capital ratios decrease.  In general, in the past few years, balance sheet growth has been offset by decreases in capital through losses and increases in capital from sales of common stock and growth of the allowance for loan losses.

BBI does not presently have any commitments for significant capital expenditures.  BBI is unaware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on liquidity, capital resources, or operations of BBI.

The maintenance of appropriate levels of capital is an important objective of BBI’s Asset and Liability Management process.  Through its initial capitalization and its subsequent offerings, BBI has continued to maintain a strong capital position.

MARKET FOR COMMON STOCK

BBI’s Common Stock is not listed or quoted on any exchange or electronic bulletin board or other quotation service.  Furthermore, there are no brokerage firms that act as market makers in BBI’s stock.  Consequently, information on current stock trading prices is not readily available.  BBI currently acts as its own transfer agent and offers to introduce potential buyers and sellers of our stock to each other, but does not make a market in its own stock or attempt to negotiate prices for trades of its stock.  At December 31, 2009, there were approximately 420 shareholders who owned the 3,876,063 shares of Common Stock outstanding.

Based on the information available to us, private sales of BBI’s Common Stock was traded at a high of $10.25 to a low of $9.75 per share during 2009 and at a high of $10.25 and a low of $10.00 per share during 2008.  This quoted price is limited only to those private transactions known by management in fact, there may have been additional transactions of which management is unaware, and such transactions could have occurred at higher or lower prices.

OFF-BALANCE SHEET ARRANGEMENTS

BBI is a party to financial instruments and other commitments with off-balance sheet risks.  Financial instruments with off-balance sheet risks are incurred in the normal course of business to meet the financing needs of our customers.  These financial instruments include commitments to extend credit, including unused portions of lines of credit, and standby letters of credit.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheets.

With commitments to extend credit, BBI’s exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments.  BBI uses the same credit policies in making commitments and conditional obligations as for on-balance sheet instruments.  Since they involve credit risk similar to extending a loan, they are subject to BBI’s Credit Policy and other underwriting standards.

As of December 31, 2009 and December 31, 2008, the following off-balance sheet commitments, financial instruments and other arrangements were outstanding:
	December 31,
	2009	2008
	(dollars in thousands)
Commitments to fund loans	$36,783	$37,625
Unfunded commitments under lines of credit	12,655	14,499
Letters of credit	769	756

Commitments to fund loans, unfunded commitments under lines of credit and letters of credit are agreements to extend credit to or for the benefit of a customer in the ordinary course of BBI’s business.

Commitments to fund loans and unfunded commitments under lines of credit may be obligations of BBI as long as there is no violation of any condition established in the contract.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  BBI evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by BBI upon extension of credit, is based on management’s credit evaluation.  Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by BBI to guarantee the performance of a customer to a third party.  Letters of credit may obligate BBI to fund draws under those letters of credit whether or not a customer continues to meet the conditions of the extension of credit.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

OTHER OFF-BALANCE SHEET ARRANGEMENTS

Other off-balance sheet arrangements include operating leases for BBI’s premises.  BBI leases the premises for its corporate headquarters and main banking office, as well as four branches in addition to an operations center under operating lease agreements with various terms and at various rentals.  Each lease differs as to whether BBI has one or more renewal options and on what terms. As of December 31, 2009, BBI’s approximate future non-cancellable minimum payments under these leases, by year, were as follow:

December 31, 2009
(dollars in thousands)
2010	$404
2011	415
2012	430
2013	361
2014	301
2015 & Thereafter	1,177
$3,088

CONTRACTUAL OBLIGATIONS

Contractual obligations	Payments due by period
	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
Long-Term Debt Obligations	$4,304	$1,440	$2,266	$-	$598
Capital Lease Obligations	-	-	-	-	-
Operating Lease Obligations	3,088	404	1,206	584	894
Time Deposits	58,911	50,410	8,250	251	-
Other Long-Term Liabilities Reflected on the Company's Balance Sheet under GAAP	-	-	-	-	-
Total	$66,303	$52,254	$11,722	$835	$1,492

The chart above indicates BBI’s contractual obligations related to long-term debt obligations at December 31, 2009 which are the combinations of mid-term repurchase agreements in the amount of $3.7 million as well as $598 thousand in an amortized fixed rate term note at FHLB-P.  These borrowings due require repayment penalties if paid in advance of the due date.  In addition, operating lease obligations are a result of BBI leases for the premises for its corporate headquarters and main banking office, as well as four branches in addition to an operations center under operating lease agreements with various terms and at various rentals.  Each lease differs as to whether BBI has one or more renewal options and on what terms.  Contractual obligations regarding time deposits in the amount of $58.9 million are also included by payments due period.  There are no capital lease obligations or other long-term liabilities as of December 31, 2009.

WHERE YOU CAN FIND MORE INFORMATION

Neither Customers Bank’s nor CBI’s Voting Common Stock is registered with any federal or state securities or banking regulator, and neither entity currently makes periodic securities filings with any regulator.  Upon effectiveness of the registration statement of which this Joint Proxy Statement-Prospectus forms a part, CBI will become subject to the reporting requirements of Section 15(a) of the Securities Act, and will begin filing periodic reports, proxy statements, and other information required by the Exchange Act.  See “Additional Information” on page 233 of this Joint Proxy Statement-Prospectus for additional information on where you may read and copy materials filed with the SEC.

Customers Bank files quarterly reports of condition on Form FFIEC 041 (“Call Reports”) with the Federal Reserve Bank of Philadelphia, Ten Independence Mall, Philadelphia, PA 19106-1574.  The Call Reports are publicly available from the FDIC’s Internet website at http://www2.fdic.gov/idasp/main.asp or the Federal Financial Institutions Examination Council Internet website at https://cdr.ffiec.gov/public/.  If you wish to obtain a printed copy of an individual Call Report facsimile for periods prior to 2001, please contact the FDIC Public Information Center for ordering instructions and current fees by E-Mail at publicinfo@fdic.gov, by telephone at 877-688-3342 or 703-562-2200, or by fax at 703-562-2296.  You may contact the National Technical Information Service (“NTIS”), a branch of the U.S.  Department of Commerce), at 800-363-2068 or 703-605-6000 to obtain all available Call Reports for a specific period on magnetic tape, cartridge, or CD-ROM format, at a cost.  NTIS has a website for ordering products at http://www.ntis.gov.  Use the Site Index at the bottom to find products in Customers Banking Information category.  Each Call Report consists of a Balance Sheet, Income Statement, Changes in Equity Capital and other supporting schedules as of the end of or for the period to which the Call Report relates.  The Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council.  These instructions in most, but not all, cases follow GAAP, including the opinions and statements of the Accounting Principles Board and the Financial Accounting Standards Board.  The Call Reports are not incorporated by reference and are not a part of this Joint Proxy-Statement Prospectus.  While the Call Reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure, the reports nevertheless provide important information concerning Customers Bank.  In addition to filing Call Reports, Customers Bank has delivered Audited Financial Statements to its shareholders each year, as well as proxy statements together with notices of each annual meeting.

Customers Bank is not subject to the informational requirements of the Exchange Act, and is not therefore required to file reports or other information with the SEC pursuant to the Exchange Act.  Customers Bank maintains a website (http://www.customersbank.com) where you may find additional information about Customers Bank.  The information contained in the website is not incorporated by reference and is not a part of this Joint Proxy-Statement Prospectus.

Upon written request of any shareholder, a copy of Customers Bank’s Call Report, Customers Bank’s audited Annual Report for the fiscal year ended December 31, 2009, Customers Bank’s proxy statement for its 2009 Annual Meeting of shareholders, and Customers Bank’s unaudited quarterly financial statements for the fiscal quarter ended June 30, 2010 may be obtained, without charge, on written request to Thomas Brugger, Chief Financial Officer, 99 Bridge Street, Phoenixville, PA 19460.

ADDITIONAL INFORMATION

CBI has filed electronically with the SEC, Washington, D.C., through EDGAR a registration statement (No. 333-166225) on Form S-1 under the Securities Act of 1933, for the registration of CBI Voting Common Stock and Class B Non Voting Common Stock to be issued in the reorganization and merger.  This Joint Proxy Statement-Prospectus constitutes the prospectus that was filed as a part of that registration statement, and does not contain all of the information set forth in the registration statement and its annexes and exhibits.  Some items were omitted in accordance with the rules and regulations of the SEC.  Anyone may inspect the registration statement or any other document filed with the SEC without charge at the public reference facilities of the SEC, 100 F Street, N.E. Washington, D.C. 20549 and may obtain copies of all or any part of it from the SEC upon payment of the required fees.  The registration statement may also be reviewed on the SEC’s website at http://www.sec.gov.

PROPOSAL C3 AND B2
TO ADJOURN THE ANNUAL MEETING IF NECESSARY TO SOLICIT OR RECEIVE ADDITIONAL PROXIES

Management does not anticipate that it will be necessary to adjourn the meeting in order to obtain sufficient proxies to complete the voting on the proposals, but management believes it is prudent to identify this as a possible action in the unlikely event that insufficient proxies are returned to determine the outcome of the vote on the proposals.

THE BOARDS OF DIRECTORS OF BOTH CBI AND BBI RECOMMEND A VOTE “FOR” APPROVAL OF PROPOSAL C3 AND B2 TO ADJOURN THE MEETING IF
NECESSARY TO SOLICIT OR RECEIVE ADDITIONAL PROXIES.

SHAREHOLDER PROPOSALS FOR 2011

Assuming consummation of the reorganization, shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in CBI’s proxy statement for its 2011 Annual Meeting of Shareholders must be received by CBI no later than __________, which is 120 days prior to the first anniversary of the mailing date of this Joint Proxy Statement-Prospectus. However, if the date of the 2011 Annual Meeting shall be changed by more than 30 days from the date of Customers Bank’s 2010 Annual Meeting, then the deadline is a reasonable time before CBI begins to print and send its proxy materials.  Any such proposal and our obligation, if applicable, to include it in CBI’s proxy statement, will be subject to Rule 14a-8 of the rules and regulations of the SEC.

Assuming consummation of the reorganization, nominations for the election of directors of CBI may be made by any shareholder entitled to vote for the election of directors by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Corporate Secretary of CBI not less than ninety (90) days nor more than one hundred and twenty (120) days prior to any meeting of shareholders called for election of directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such written notice may be delivered or mailed, as prescribed, to the Corporate Secretary of CBI not later than the close of the seventh day following the day on which notice was mailed to shareholders. Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of capital stock of the Corporation which are beneficially owned by each such nominee and the earliest date of acquisition of any of such stock.

Assuming consummation of the reorganization, subject to the immediately preceding paragraph relating to shareholder nominations, if a shareholder wishes to present a proposal at the 2011 Annual Meeting but does not intend to have such proposal included in CBI’s proxy statement, and such proposal is properly brought before the 2011 Annual Meeting, then in accordance with Rule 14a-4 under the Exchange Act, if the shareholder has not provided notice of the proposal by ____________ (or if the date of the meeting has changed more than 30 days from the date of Customers Bank’s 2010 Annual Meeting, a reasonable time before CBI sends its proxy materials), the board of directors of CBI will have the right to exercise its discretionary voting authority on that proposal. The persons designated in CBI’s proxy card will be granted discretionary voting authority with respect to any such shareholder proposal for which CBI does not receive timely notice.

LEGAL MATTERS

Certain legal matters in connection with the reorganization will be passed upon for CBI and Customers Bank by Stradley Ronon Stevens & Young, LLP, 30 Valley Stream Parkway, Malvern, PA 19355 and for BBI and Berkshire Bank by Bybel Rutledge LLP, 1017 Mumma Road, Suite 302, Lemoyne, PA 17043.

EXPERTS

The financial statements of New Century Bank including the balance sheets of  New Century Bank as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, as well as audited statements of assets acquired and liabilities assumed as of July 9, 2010 with respect to the USA Bank FDIC assisted transaction and audited statements of assets acquired and liabilities assumed as of September 17, 2010 with respect to the ISN Bank FDIC assisted transaction have been attached to this Joint Proxy Statement-Prospectus in reliance upon the report of ParenteBeard LLC, 2609 Keiser Boulevard, Wyomissing, Pennsylvania, 19610, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

ACCOUNTANTS

The financial statements of BBI including the balance sheets of BBI as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended have been attached to this Joint Proxy Statement-Prospectus in reliance upon the report of McGladrey & Pullen, LLP, 512 Township Line Road, One Valley Square, Suite 250, Blue Bell, PA 19422, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

OTHER BUSINESS

We do not presently know of any business other than that described above to be presented to the shareholders for action at the meeting.  Should other business come before the meeting, votes may be cast pursuant to proxies in respect of any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

USA BANK ACQUISITION

EXPLANATORY NOTE

On July 9, 2010, Customers Bank entered into a definitive Purchase and Assumption Agreement (“Agreement”) with the FDIC pursuant to which Customers Bank purchased substantially all of the assets and assumed the majority of the liabilities of USA Bank of Port Chester, New York.   In accordance with the guidance provided in SEC Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1: K”) and a request for relief granted by the SEC, certain financial information of USA Bank required by Rule 3-05 of Regulation S-X has been omitted from this Joint Proxy Statement-Prospectus.  SAB 1: K provides relief from requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the acquisition of USA Bank in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

The fair value of assets purchased by Customers Bank in the USA Bank transaction totaled $196.2 million, including $126.7 million in loans and $3.4 million in other real estate acquired through foreclosure (OREO). Customers Bank assumed liabilities with a fair value of $203.2 million, including $179.3 million in deposits.

As required under USGAAP and as discussed in further detail below, the acquired assets and assumed liabilities were recorded at their estimated fair values. Except where otherwise indicated, the accompanying discussion of assets acquired and liabilities assumed are based on estimated fair values on the date of the Agreement.

The loans receivable and OREO purchased from the FDIC as the Receiver for USA Bank are covered by two loss share agreements between the FDIC and Customers Bank (one for residential real estate loans and the other for non-residential loans and OREO), which afford Customers Bank significant loss protection. Under the loss share agreements, the FDIC will cover 80 percent of the covered loan and OREO losses. The term for loss share on residential real estate loans is ten years, while the term for loss share on non-residential real estate loans is five years with respect to losses and eight years with respect to loss recoveries. The losses reimbursable by the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the transaction. New loans made after the acquisition date and certain unsecured loans are not covered by the loss share agreements. Pursuant to the terms of the shared-loss agreements, the FDIC is obligated to reimburse Customers Bank 80% of eligible losses with respect to the covered assets.  Customers Bank has a corresponding obligation to reimburse the FDIC for 80% of eligible recoveries related to the covered assets.

Within 30 days after the end of each calendar quarter beginning September 30, 2010 and through June 30, 2020, Customers Bank will deliver to the FDIC a certificate documenting the losses on single family residential mortgage loans, all other loans and OREO and any recoveries offsetting prior losses on such loans.

Within 15 days after the FDIC accepts a certificate as described above, the FDIC will remit payment for the covered portion of a net loss reflected in such certificate. If a certificate reflects a net recovery, then Customers Bank will remit to the FDIC the covered percentages at the time the certificate is submitted.

The following discussion should be read in conjunction with the historical financial statements and the related notes of Customers Bank and the audited statement of assets acquired and liabilities assumed, each of which form a part of this Joint Proxy Statement-Prospectus.

FAIR VALUE ESTIMATES

The determination of the fair value of assets acquired and liabilities assumed involves a high degree of judgment and complexity. Management estimated fair values of the acquired assets and assumed liabilities in accordance with Accounting Standards Code (ASC) 820 Fair Value Measurements and Disclosures. However, the amount that Customers Bank realizes on these assets and liabilities could differ materially from the carrying value reflected in the financial statements. The fair value of the acquired loans, OREO and the FDIC receivable for loss share agreements reflects management’s best estimate of the amount to be realized on each of these assets. To the extent the actual values realized for the acquired loans and OREO are different from the estimates, the FDIC loss share receivable will generally be impacted in an offsetting manner due to the terms of loss share support from the FDIC.

SUMMARY

Including the impact of all fair value adjustments and FDIC receivable for loss sharing agreements, acquired assets totaled $196.2 million or 19.2% of Customers Bank’s total assets as of September 30, 2010. The fair value of loans acquired totaled $126.7 million, which represented 15.6% of gross loans as of September 30, 2010. The fair value of OREO and other assets acquired through foreclosure totaled $3.4 million. Customers Bank recorded a $21.4 million loss share receivable that was based on the present value of projected amounts to be received from the FDIC under the USA Bank loss share agreements. Customers Bank also received cash of $25.6 million from the FDIC as a part of the initial settlement process.

The fair value of liabilities assumed equaled $203.2 million or 21.9% of Customers Bank’s liabilities at September 30, 2010. Deposit liabilities assumed totaled $179.3 million or 19.8% of deposit liabilities at September 30, 2010.

INVESTMENTS

The following table presents information regarding the securities portfolio acquired on July 9, 2010.

Type of Security	Amortized Cost	Fair Value
	(dollars in thousands)
GNMA mortgage-backed securities	$14,759	$14,692
FHLMC mortgage-backed securities	635	638

Total	$15,394	$15,330

In July 2010, these investment securities were sold based upon Customers Bank’s asset and liability management policies.

LOANS

The following table presents information regarding the loan portfolio acquired on July 9, 2010:

July 9, 2010
(thousands)

Contractual balance of acquired loans*:
Construction/land development	$61,273
Commercial mortgage	44,777
Residential mortgage	28,469
Commercial and industrial	18,047
Consumer	1,034

Total contractual balance of acquired loans	153,600
Fair value adjustments	(26,885)

Fair value of loans acquired	$126,715

*              There are approximately $1.4 million of acquired loans that are not subject to the loss sharing agreements with the FDIC.

At the July 9, 2010 acquisition date, Customers Bank estimated the fair value of the USA Bank Acquisition loan portfolio at $126.7 million, which represents the expected discounted cash flows from the portfolio.  In estimating such fair value, Customers Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments ( the “undiscounted expected cash flows”).  The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans.  The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the nonaccretable difference.

The nonaccretable difference represents an estimate of the credit risk in USA Bank’s loan portfolio at the acquisition date.  The credit risk is not reflected in the allowance for loan losses of Customers Bank.

As part of the loan portfolio fair value estimation, Customers Bank established the FDIC loss share receivable, which represents the present value of the estimated losses on covered loans to be reimbursed by the FDIC.  The FDIC loss share receivable will be reduced as losses are recognized on covered loans and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC loss share receivable.  Conversely, if realized losses are less than acquisition date estimates, the FDIC loss share receivable will be reduced by a charge to earnings.

Loans covered under the loss sharing agreements with the FDIC (the Covered Loans) are reported in loans exclusive of the estimated FDIC loss share receivable.  The Covered Loans acquired in the USA Bank acquisition transaction are and will continue to be subject to Customers Bank’s internal and external credit review procedures.  As a result, if and when credit deterioration is noted subsequent to the July 9, 2010 acquisition date, such deterioration will be measured through Customers Bank’s loss reserving methodology and a provision for loan losses will be charged to earnings with a partially offsetting noninterest income item reflecting the increase to the FDIC loss share receivable.

The undiscounted contractual cash flows for the Covered Loans is $90.2 million and the undiscounted estimated cash flows not expected to be collected for covered loans is $26.8 million.  The Covered Loans will be reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield. At July 9, 2010, the accretable yield was approximately $1.5 million for the acquired loan portfolio.

Customers Bank also acquired OREO with a fair value of $3.4 million.  Customers Bank refers to the loans and OREO acquired from USA Bank as “Covered Assets” as Customers Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the shared-loss agreements.

The following table provides the contractual maturity and concentration of loans acquired as of July 9, 2010:

Maturing:	Within 1 year	1 - 5 years	After 5 years	Total	Percentage of total portfolio
Construction/land development	$61,273	$-	$-	$61,273	39.88%
Commercial real estate	9,176	25,830	9,781	44,777	29.15%
Residential mortgage	-	7,710	20,759	28,469	18.53%
Commercial and Industrial	14,318	3,729	-	18,047	11.75%
Consumer	904	130	-	1,034	0.67%

Total	$85,671	$37,389	$30,540	$153,600	100.0%

Loans maturing later than one year after the acquisition date with variable contractual interest rates have a total contractual balance of $24.9 million and loans with a fixed contractual interest rate have a total contractual balance of $43.0 million.

DEPOSITS

The following table presents information regarding the USA Bank’s deposits assumed by Customers Bank. All brokered deposits of USA Bank were retained by the FDIC.

Noninterest-bearing – demand deposits	$7,584
Interest-bearing checking and savings	9,165
Money market	31,381
Time	131,218

Total assumed deposits	$179,348

The following table provides the scheduled maturity of all time deposits assumed:

Maturing during 12-month period ending July 9,
2011	$57,133
2012	68,894
2013	3,670
2014	1,039
2015	482

Total	$131,218

As of July 9, 2010, USA Bank had $97.7 million in time deposits of $100,000 or more. The following table provides the scheduled maturity of these time deposits:

July 9, 2010
(thousands)
Maturing:
3 months or less	$28,326
Over 3 through 6 months	6,217
Over 6 through 12 months	3,971
Over 12 months	59,147

Total	$97,661

RESULTS OF OPERATIONS

Customers Bank believes the transaction will improve net interest income, as interest earned on the acquired loans will exceed interest paid on assumed deposits. The extent to which net interest income may be adversely affected by acquired loans that may be designated as nonaccrual loans at a later date will likely be offset by the loss share agreements and the related discounts recorded upon the purchase of the loans.

Based upon the acquisition date fair values of the net assets acquired, no goodwill was recorded. The transaction resulted in a gain which is included in noninterest income in the September 30, 2010 statement of income in Customers Bank’s Quarterly Report on page Customers F-2 of this filing. The gain resulted from the difference between the estimated fair values of acquired assets and assumed liabilities.

The majority of the acquired loans and OREO are covered by loss share agreements between the FDIC and Customers Bank, which provide Customers Bank with significant loss protection. Under the loss share agreements, the FDIC will cover 80 percent of covered loan and OREO losses. Customers Bank expects to be reimbursed by the FDIC for 80 percent of the post-acquisition losses incurred on loans and OREO. In addition, at the end of the loss share agreements, Customers Bank may be required to make a true-up payment to the FDIC.

The loss share agreements will likely have a material impact on the cash flows and operating results of Customers Bank. It is possible that significant covered loan balances will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the contractual obligation. If the borrower is unable to make the contractual payments, cash flows will be affected. If a loan is subsequently charged-off after Customers Bank exhausts its collection efforts, the loss share agreements will cover a substantial portion of the loss associated with the covered assets.

Customers Bank does not currently expect to record significant loan loss provisions in the foreseeable future related to USA Bank’s loan portfolio because the loans were written down to estimated fair value as of the acquisition date. Nevertheless, in the event acquired loan quality deteriorates further in future periods, Customers Bank will record provisions for loan losses and increases in the FDIC receivable.

Customers Bank believes that noninterest income and expense will both increase as a result of the USA Bank transaction. Noninterest income will benefit from the service charge income and other fees generated by new customer relationships. Noninterest expenses will increase due to the personnel, occupancy and other operating costs resulting from the new markets.

LIQUIDITY

Assets acquired from USA Bank include $43.8 million of highly-liquid assets (cash and investment securities available for sale), which represent 22.2% of total acquired assets. These assets provide liquidity for various operating needs, including the funding of deposit runoff. In addition, the FDIC-assisted transaction provides access to new customers, and allows Customers Bank the opportunity to generate new deposit balances as needed to support its liquidity position.

Customers Bank residual liquidity is held in cash or invested in overnight investments and investment securities available for sale. See Customers Bank’s Quarterly Report on pages Customers F-1 to F-19 of this filing for additional discussion on Customers Bank.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Customers Bank

We have audited the accompanying statement of assets acquired and liabilities assumed by Customers Bank (the Bank) pursuant to the Purchase and Assumption Agreement dated July 9, 2010 executed by the Bank with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Bank’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.  We were not engaged to perform an audit of the Bank’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion as the effectiveness of the Bank’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed referred to above is presented fairly, in all material respects, as of July 9, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC
Reading, Pennsylvania
January 12, 2011

Statement of Assets Acquired and Liabilities Assumed
By Customers Bank
 (in thousands)

July 9, 2010
Assets
Cash and due from banks	$28,471
Federal funds sold and Interest earning deposits	25,669
Investment securities available for sale	15,330
Loans receivable covered under loss sharing agreements	125,301
Loans receivable not covered under loss sharing agreements	1,414
Other real estate owned covered under loss share agreements	3,416
FDIC loss share receivable	21,371
Other assets	841

Total assets acquired	221,813

Liabilities
Deposits:
Noninterest-bearing	$7,584
Interest-bearing	171,764

Total deposits	179,348
Deferred tax liability	10,454
Other liabilities	13,427

Total liabilities assumed	203,229

Net assets acquired	$18,584

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Assets Acquired and Liabilities Assumed
by Customers Bank as of July 9, 2010
(dollars in thousands)

Note 1 — FDIC-Assisted Acquisition of Certain Assets and Liabilities of USA Bank

On July 9, 2010, Customers Bank (formerly, New Century Bank) entered into a Purchase and Assumption Agreement (the Agreement) with the Federal Deposit Insurance Corporation (FDIC) to acquire certain assets of USA Bank and assume the deposits (excluding certain brokered deposits) and certain other liabilities, headquartered in Port Chester, New York.

USA Bank operated in Port Chester, New York in one branch location. Prior to purchase accounting adjustments, Customers Bank purchased $153,600 in loans and $7,107 of other real estate acquired through foreclosure (OREO) and assumed $179,348 of deposits. In addition, Customers Bank also purchased cash and due from banks, investment securities and various other assets and assumed various other liabilities.

Under the terms of the Agreement, Customers Bank and the FDIC entered into two loss share agreements – one for residential real estate loans and one for all other loans and OREO. Under the loss share agreements, the FDIC will cover 80 percent of covered loan and OREO losses. The term for loss share on residential real estate loans is ten years, while the term for loss share on non-residential real estate loans and OREO is five years in respect to losses and eight years for loss recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the transaction, accrued interest on loans for up to 90 days, the book value of OREO and certain direct costs. New loans made after the date of the transaction are not covered by the loss share agreements.

Note 2 — Basis of Presentation

Customers Bank has determined that the acquisition of the net assets of USA Bank constitutes a business acquisition as defined under accounting principles generally accepted in the United States of America (USGAAP). As required under USGAAP, the assets acquired and liabilities assumed are recorded at their fair values. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In many cases the determination of these fair values requires management to make estimates about discount rates, market conditions, expected cash flows and other future events that are highly subjective in nature and subject to change. Management has evaluated subsequent events through the date of issuance of the Statement of Assets Acquired and Liabilities Assumed.

Following is a description of the methods used to determine the fair values of significant assets and liabilities.

Cash and due from banks, interest earning deposits and federal funds sold

Cash and cash equivalents, interest earning deposits and federal funds sold have a maturity of 90 days or less at the time of purchase.  The fair value of financial instruments that are short-term or re-price frequently and that have little or no risk are considered to have a fair value equal to carrying value.

Investment securities available for sale

Fair values for investment securities are based on quoted market prices, where available. All acquired investment securities were investment securities with readily-available quoted market prices.

Loans covered under loss share agreements

Fair values for loans are based on a discounted cash flow methodology that is considered a level 3 valuation in Accounting Standards Code 820 Fair Value Measurements and Disclosures. Factors considered in determining the fair value of acquired loans include projected cash flows, type of loan and related collateral, classification status, contractual interest rate, term of loan, amortization status, current market conditions and discount rates. Loans were evaluated individually when applying valuation techniques. The present values of projected cash flows are measured using discount rates that are based on current market rates for new originations of comparable loans. The discount rates do not include adjustments for credit losses that are included in the estimated cash flows.

The fair value of loans with evidence of credit deterioration are recorded net of a nonaccretable difference and, if appropriate, an accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the nonaccretable difference, which is included in the carrying amount of acquired loans. Subsequent decreases to the expected cash flows will generally result in a provision for loan and lease losses. Subsequent increases in cash flows result in a reversal of the provision for loan and lease losses to the extent of prior charges, or a reclassification of the difference from nonaccretable to accretable with a positive impact on accretion of interest income in future periods. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of those cash flows.

FDIC loss share receivable

The FDIC loss share receivable is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold. Fair value was estimated using projected cash flows related to the loss share agreements based on the expected reimbursements for losses using the applicable loss share percentages and the estimated true-up payment. These cash flows were discounted to reflect the estimated timing of the receipt of the loss share reimbursement from the FDIC. Although no true-up payment is currently anticipated under the USA Bank loss share agreements, those projections are subject to change.

Notes to Statement of Assets Acquired and Liabilities Assumed
by Customers Bank as of July 9, 2010
(dollars in thousands)

Note 2 — Basis of Presentation (continued)

Other real estate acquired through foreclosure covered under loss share agreements

Other real estate acquired through foreclosure is presented at the estimated fair value that management expects to receive when the property is sold, net of related costs of disposal. Management used appraisals of properties to determine fair values and applied additional discounts where appropriate for passage of time or, in certain cases, for subsequent events occurring after the appraisal date.

Deposits

Under the terms of the Agreement, Customers Bank had the right to adjust various terms, including interest rates, on deposit liabilities. Customers Bank adjusted interest rates on time deposits with maturity dates extending beyond 90 days after the assumption date when the contractual interest rate exceeded July 9, 2010 market rates. With this adjustment, the carrying value of all deposits is considered to be a reasonable estimate of fair value.

Deferred tax liability

The deferred tax liability of $10,454 relates to the differences between the financial statement and tax bases of assets acquired and liabilities assumed in this transaction.

Note 3 — Fair Value Adjustments

The following table presents the assets acquired and liabilities assumed, as recorded by USA Bank on the acquisition date and as adjusted for purchase accounting adjustments.

	July 9, 2010
	As recorded by USA Bank	Fair value adjustments	As recorded by Customers Bank
	($ in thousands)
Assets
Cash and due from banks	$2,871	$—	$2,871
Federal funds sold and interest earning deposits	25,669	—	25,669
Investment securities available for sale	15,330	—	15,330
Loans receivable covered under loss share agreements	152,081	(26,780)	125,301
Loans receivable not covered under loss share agreements	1,519	(105)	1,414
Other real estate owned covered under loss share agreements	7,107	(3,691)	3,416
FDIC receivable for loss share agreements	—	21,371	21,371
Other assets	1,013	(172)	841

Total assets acquired	$205,590	$(9,377)	$196,213

Liabilities
Deposits:
Noninterest-bearing	$7,584	$—	$7,584
Interest-bearing	171,764	—	171,764

Total deposits	179,348	—	179,348
Deferred tax liability	—	10,454	10,454
Other liabilities	13,427	—	13,427

Total liabilities assumed	192,775	10,454	203,229

Excess of assets acquired over liabilities assumed	$12,815

Aggregate fair value adjustments		$(19,831)

Cash received from the FDIC			$25,600
Net assets acquired			$18,584

Notes to Statement of Assets Acquired and Liabilities Assumed
by Customers Bank as of July 9, 2010
(dollars in thousands)

Note 4 — Premises and Equipment

Customers Bank acquired furniture and equipment in the Port Chester branch and the administrative offices of USA Bank upon the assumption of the lease for this Branch.   The furniture and equipment’s fair value is $121 at July 9, 2010.

Note 5 — Investment Securities Available for Sale

The fair value of investment securities acquired was as follows at July 9, 2010:

	Amortized Cost	Fair Value
GNMA mortgage-backed securities	$14,759	$14,792
FHLMC mortgage-backed securities	635	638

Total investment securities	$15,394	$15,330

The investment securities were sold subsequent to their acquisition to conform to Customers Bank’s asset and liability management policies.

Note 6 — Loans

The contractual balance and fair value of acquired loans at July 9, 2010 is provided below.

Contractual balance of acquired loans:
Construction/land development	$61,273
Commercial real estate	44,777
Residential mortgage	28,469
Commercial and industrial	18,047
Consumer	1,034

Total contractual balance of acquired loans	153,600
Fair value adjustment	(26,885)

Fair value of loans acquired	$126,715

Loans covered under loss share agreements with the FDIC (Covered Loans) are reported in loans exclusive of the expected reimbursement from the FDIC. Covered Loans are initially recorded at fair value at the acquisition date. At the acquisition date, Customers Bank estimated the fair value of the loan portfolio at $126,715.

Prospective losses incurred on Covered Loans are eligible for partial reimbursement by the FDIC. Subsequent decreases in the amount expected to be collected result in a provision for loan and lease losses, an increase in the allowance for loan and lease losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed. Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for loan and lease losses and related allowance for loan and lease losses and adjustments to the FDIC receivable, or accretion of certain fair value amounts into interest income in future periods if no provision for loan and lease losses had been recorded.

Under GAAP, loans that have experienced deterioration since origination such that it is probable that the borrower will not be able to make all contractually required payments are considered to be impaired. Cash flow analyses were performed on all loans deemed impaired at date of acquisition in order to determine the cash flows expected to be collected. Loans deemed 100 percent impaired are placed on nonaccrual and no accretable yield will be recognized. For the remaining impaired loans, the accretable yield calculation is used to determine the amount of interest income recognized on each impaired loan, and the accretion method is being applied with respect to recognition of accretable yield.

The following table presents the loans with credit deterioration as of July 9, 2010:

Contractually required payments receivable	$90,220
Credit Discount (nonaccretable difference)	(26,780)
Cash flows expected to be collected	63,440
Market Discount (accretable yield)	(588)
Fair value of loans acquired with credit deterioration	$62,852

Notes to Statement of Assets Acquired and Liabilities Assumed
by Customers Bank as of July 9, 2010
(dollars in thousands)

Note 7 — Deposits

Deposit liabilities assumed are composed of the following at July 9, 2010:

Noninterest-bearing	$7,834
Interest-bearing and savings	9,165
Money market	31,181
Time	131,218

Total assumed deposits	$179,598

At July 9, 2010, scheduled maturities of time deposits were as follows:

Maturing during 12-month period ending July 9,
2011	$57,133
2012	68,894
2013	3,670
2014	1,039
2015	482

Total	$131,218

Time deposits of $100 or more were $97,661 at July 9, 2010.

Note 8 — Deferred Tax Liability

The deferred tax liability of $10,454 as of July 9, 2010, is related to differences between the financial statement and tax bases of assets acquired and liabilities assumed in this transaction. For income tax purposes, the transaction will be accounted for as an asset purchase and the tax bases of assets acquired and liabilities assumed will be allocated based on fair values in accordance with the appropriate tax rates. Customers Bank acquired none of the tax attributes of USA Bank.

Note 9 — Contingencies

In the ordinary course of business, USA Bank made various commitments to fulfill the financing needs of their customers. At July 9, 2010 commitments to extend credit of $9,731 were outstanding and assumed by Customers Bank.

ISN BANK ACQUISITION

EXPLANATORY NOTE

On September 17, 2010, Customers Bank entered into a definitive Purchase and Assumption Agreement (“Agreement”) with the FDIC pursuant to which Customers Bank purchased substantially all of the deposits and assets of ISN Bank, a full-service bank headquartered in Cherry Hill, New Jersey.   In accordance with the guidance provided in SAB 1: K and a request for relief granted by the SEC, certain financial information of ISN Bank required by Rule 3-05 of Regulation S-X has been omitted from this Joint Proxy Statement-Prospectus.

The fair value of assets purchased by Customers Bank in the ISN Bank transaction totaled $84.4 million, including $51.7 million in loans and $1.5 million in other real estate acquired through foreclosure (OREO). Customers Bank assumed liabilities with a fair value of $76.3 million, including $71.9 million in deposits.

As required under GAAP and as discussed in further detail below, the acquired assets and assumed liabilities were recorded at their estimated fair values. Except where otherwise indicated, the accompanying discussion of assets acquired and liabilities assumed are based on estimated fair values on the date of the Agreement.

The loans receivable and OREO purchased from the FDIC as the Receiver for ISN Bank are covered by two loss share agreements between the FDIC and Customers Bank (one for residential real estate loans and the all non-residential loans and OREO), which afford Customers Bank significant loss protection. Under the loss share agreements, the FDIC will cover 80 percent of the covered loan and OREO losses. The term for loss share on residential real estate loans is ten years, while the term for loss share on non-residential real estate loans is five years with respect to losses and eight years with respect to loss recoveries. The losses reimbursable by the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the transaction. New loans made after the acquisition date and certain unsecured loans are not covered by the loss share agreements. Pursuant to the terms of the shared-loss agreements, the FDIC is obligated to reimburse Customers Bank 80% of eligible losses with respect to the covered assets.  Customers Bank has a corresponding obligation to reimburse the FDIC for 80% of eligible recoveries related to the covered assets.

Within 30 days after the end of each calendar quarter beginning December 31, 2010 and through September 30, 2020, Customers Bank will deliver to the FDIC a certificate documenting the losses on single family residential mortgage loans, all other loans and OREO and any recoveries offsetting prior losses on such loans.

Within 15 days after the FDIC accepts a certificate as described above, the FDIC will remit payment for the covered portion of a net loss reflected in such certificate. If a certificate reflects a net recovery, then Customers Bank will remit to the FDIC the covered percentages at the time the certificate is submitted.

The following discussion should be read in conjunction with the historical financial statements and the related notes of Customers Bank and the audited statement of assets acquired and liabilities assumed, each of which form a part of this Joint Proxy Statement-Prospectus.

FAIR VALUE ESTIMATES

The determination of the fair value of assets acquired and liabilities assumed involves a high degree of judgment and complexity. Management estimated fair values of the acquired assets and assumed liabilities in accordance with Accounting Standards Code (ASC) 820 Fair Value Measurements and Disclosures. However, the amount that Customers Bank realizes on these assets and liabilities could differ materially from the carrying value reflected in the financial statements. The fair value of the acquired loans, OREO and the FDIC receivable for loss share agreements reflects management’s best estimate of the amount to be realized on each of these assets. To the extent the actual values realized for the acquired loans and OREO are different from the estimates, the FDIC loss share receivable will generally be impacted in an offsetting manner due to the terms of loss share support from the FDIC.

SUMMARY

Including the impact of all fair value adjustments and FDIC receivable for loss sharing agreements, acquired assets totaled $84.0 million or 8.2% of Customers Bank’s total assets as of September 30, 2010. The fair value of loans acquired totaled $51.7 million, which represented 6.4% of gross loans as of September 30, 2010. The fair value of OREO and other assets acquired through foreclosure totaled $1.5 million. Customers Bank recorded a $5.0 million receivable that was based on the present value of projected amounts to be received from the FDIC under the ISN Bank loss share agreements. Customers Bank also received cash of $5.9 million from the FDIC as a part of the initial settlement process.

The fair value of liabilities assumed equaled $76.4 million or 8.2% of Customers Bank’s liabilities at September 30, 2010. Deposit liabilities assumed totaled $71.9 million or 7.9% of deposit liabilities at September 30, 2010.

INVESTMENTS

The following table presents information regarding the securities portfolio acquired on September 17, 2010.

Type of Security	Amortized Cost	Fair Value
	(dollars in thousands)
U.S. Treasury Notes	$681	$684
U.S. government-sponsored agencies	3,201	3,194
Mortgage-backed securities	2,325	2, 303
Total investment securities	$6,207	$6,181

The estimated fair value of securities at September 17, 2010, by contractual maturity during the 12-month period ending September 17, 2010, is show below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (dollars in thousands).

Fair Value
Due in one year or less	$347
Due after one year through five years	2,491
Due after ten years	1,040
Mortgage-backed securities	2,303
Total investment securities	$6,181

LOANS

The following table presents information regarding the loan portfolio acquired on September 17, 2010 (dollars in thousands).

Contractual balance of acquired loans:
Construction/land development	$2,131
Commercial real estate	38,987
Residential mortgage	3,256
Commercial and industrial	8,994
Consumer	28
Manufactured housing	4,839
Total contractual balance of acquired loans	58,235
Fair value adjustment	(6,531)
Fair value of loans acquired	$51,704

*           There are approximately $26,000 of acquired loans that are not subject to the loss sharing agreements with the FDIC.

At the September 17, 2010 acquisition date, Customers Bank estimated the fair value of the ISN Bank Acquisition loan portfolio at $51.7 million, which represents the expected discounted cash flows from the portfolio.  In estimating such fair value, Customers Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments ( the “undiscounted expected cash flows”).  The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans.  The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the nonaccretable difference.

The nonaccretable difference represents an estimate of the credit risk in ISN Bank’s loan portfolio at the acquisition date.  The credit risk is not reflected in the allowance for loan losses for Customers Bank.

As part of the loan portfolio fair value estimation, Customers Bank established the FDIC loss share receivable, which represents the present value of the estimated losses on covered loans to be reimbursed by the FDIC.  The FDIC loss share receivable will be reduced as losses are recognized on covered loans and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC loss share receivable.  Conversely, if realized losses are less than acquisition date estimates, the FDIC loss share receivable will be reduced by a charge to earnings.

Loans covered under the loss sharing agreements with the FDIC (the Covered Loans) are reported in loans exclusive of the estimated FDIC loss share receivable.  The Covered Loans acquired in the ISN Bank acquisition transaction are and will continue to be subject to Customers Bank’s internal and external credit review procedures.  As a result, if and when credit deterioration is noted subsequent to the September 17, 2010 acquisition date, such deterioration will be measured through Customers Bank’s loss reserving methodology and a provision for loan losses will be charged to earnings with a partially offsetting noninterest income item reflecting the increase to the FDIC loss share receivable.

The undiscounted contractual cash flows for the Covered Loans is $58.2 million and the undiscounted estimated cash flows not expected to be collected for covered loans is $6.9 million.  The Covered Loans will be reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield. At September 17, 2010, the accretable yield was a premium of approximately $340 for the acquired loan portfolio.

Customers Bank also acquired OREO with a fair value of $ 1.5 million.  Customers Bank refers to the loans and OREO acquired from ISN Bank as “Covered Assets” as Customers Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the shared-loss agreements.

The following table provides the contractual maturity and concentration of loans acquired as of September 17, 2010 (dollars in thousands):

Maturing:	Within 1 year	1 - 5 years	After 5 years	Total	Percentage of total portfolio
Construction/land development	$2,131	$-	$-	$2,131	3.66%
Commercial real estate	8,669	8,610	21,708	38,987	66.95%
Residential mortgage	1,846	-	1,410	3,256	5.59%
Commercial and Industrial	4,355	2,548	2,091	8,994	15.44%
Manufactured housing	-	81	4,758	4,839	8.31%
Consumer	-	28	-	28	0.05%

Total	$17,001	$11,267	$29,967	$58,235	100%

Loans maturing later than one year after the acquisition date with variable contractual interest rates have a total contractual balance of $30.9 million and loans with a fixed contractual interest rate have a total contractual balance of $10.5 million.

DEPOSITS

The following table presents information regarding the ISN Bank’s deposits assumed by Customers Bank. All brokered deposits of ISN Bank were retained by the FDIC (in thousands).

Noninterest-bearing – demand deposits	$972
Interest-bearing checking and savings	102
Money market	599
Time	70,218

Total assumed deposits	$71,891

The following table provides the scheduled maturity of all time deposits assumed (in thousands):

Maturing during 12-month period ending September 17,
2011	$52,856
2012	13,047
2013	2,466
2014	181
2015	1,068

Total	$70,218

As of September 17, 2010, ISN Bank had $38.4 million in time deposits of $100,000 or more. The following table provides the scheduled maturity of these time deposits (dollars in thousands):

September 17, 2010
(thousands)
Maturing:
3 months or less	$14,768
Over 3 through 6 months	3,964
Over 6 through 12 months	12,246
Over 12 months	7,400

Total	$38,378

RESULTS OF OPERATIONS

Customers Bank believes the transaction will improve net interest income, as interest earned on the acquired loans will exceed interest paid on assumed deposits. The extent to which net interest income may be adversely affected by acquired loans that may be designated as nonaccrual loans at a later date will likely be offset by the loss share agreements and the related discounts recorded upon the purchase of the loans.

Based upon the acquisition date fair values of the net assets acquired, no goodwill was recorded. The transaction resulted in a gain which is included in noninterest income in the September 30, 2010 statement of income in Customers Bank’s Quarterly Report on page Customers F-2 of this filing. The gain resulted from the difference between the estimated fair values of acquired assets and assumed liabilities.

The majority of the acquired loans and OREO are covered by loss share agreements between the FDIC and Customers Bank, which provide Customers Bank with significant loss protection. Under the loss share agreements, the FDIC will cover 80 percent of covered loan and OREO losses. Customers Bank expects to be reimbursed by the FDIC for 80 percent of the post-acquisition losses incurred on loans and OREO. In addition, at the end of the loss share agreements, Customers Bank may be required to make a true-up payment to the FDIC.

The loss share agreements will likely have a material impact on the cash flows and operating results of Customers Bank. It is possible that significant covered loan balances will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the contractual obligation. If the borrower is unable to make the contractual payments, cash flows will be affected. If a loan is subsequently charged-off after Customers Bank exhausts its collection efforts, the loss share agreements will cover a substantial portion of the loss associated with the covered assets.

Customers Bank does not currently expect to record significant loan loss provisions in the foreseeable future related to ISN Bank’s loan portfolio because the loans were written down to estimated fair value as of the acquisition date. Nevertheless, in the event acquired loan quality deteriorates further in future periods, Customers Bank will record provisions for loan losses and increases in the FDIC receivable.

Customers Bank believes that noninterest income and expense will both increase as a result of the ISN Bank transaction. Noninterest income will benefit from the service charge income and other fees generated by new customer relationships. Noninterest expenses will increase due to the personnel, occupancy and other operating costs resulting from the new markets.

LIQUIDITY

Assets acquired from ISN Bank include $25.0 million of highly-liquid assets (cash and investment securities available for sale), which represent 29.6% of total acquired assets. These assets provide liquidity for various operating needs, including the funding of deposit runoff. In addition, the FDIC-assisted transaction provides access to new customers, and allows Customers Bank the opportunity to generate new deposit balances as needed to support its liquidity position.

Customers Bank residual liquidity is held in cash or invested in overnight investments and investment securities available for sale. See Customers Bank’s Quarterly Report on pages Customers F-1 to F-19 of this filing for additional discussion on Customers Bank.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Customers Bank

We have audited the accompanying statement of assets acquired and liabilities assumed by Customers Bank (the Bank) pursuant to the Purchase and Assumption Agreement dated September 17, 2010 executed by the Bank with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Bank’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.  We were not engaged to perform an audit of the Bank’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion as the effectiveness of the Bank’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed referred to above is presented fairly, in all material respects, as of September 17, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC
Reading, Pennsylvania
January 12, 2011

Statement of Assets Acquired and Liabilities Assumed
By Customers Bank
 (in thousands)

September 17, 2010
Assets
Cash and due from banks	$6,038
Federal funds sold and Interest earning deposits	12,753
Investment securities available for sale	6,181
Loans receivable covered under loss sharing agreements	51,678
Loans receivable not covered under loss sharing agreements	26
Other real estate owned covered under loss share agreements	1,527
FDIC loss share receivable	5,039
Other assets	735

Total assets acquired	$83,977

Liabilities
Deposits:
Noninterest-bearing	$972
Interest-bearing	70,919
Total deposits	71,891
Deferred tax liability	4,287
Other liabilities	177

Total liabilities assumed	76,355

Net assets acquired	$7,622

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Assets Acquired and Liabilities Assumed
by Customers Bank as of September 17, 2010
(dollars in thousands)

Note 1 — FDIC-Assisted Acquisition of Certain Assets and Liabilities of ISN Bank

On September 17, 2010, Customers Bank (formerly, New Century Bank) entered into a Purchase and Assumption Agreement (the Agreement) with the Federal Deposit Insurance Corporation (FDIC) to acquire certain assets of ISN Bank and assume the deposits (excluding certain brokered deposits) and certain other liabilities, headquartered in Cherry Hill, New Jersey.

ISN Bank operated in Cherry Hill, New Jersey in one branch location. Prior to purchase accounting adjustments, Customers Bank purchased $58,235 in loans and $1,795 of other real estate acquired through foreclosure (OREO) and assumed $71,891 of deposits. In addition, Customers Bank also purchased cash and due from banks, investment securities and various other assets and assumed various other liabilities.

Under the terms of the Agreement, Customers Bank and the FDIC entered into two loss share agreements – one for residential real estate loans and one for all other loans and OREO. Under the loss share agreements, the FDIC will cover 80 percent of covered loan and OREO losses. The term for loss share on residential real estate loans is ten years, while the term for loss share on non-residential real estate loans and OREO is five years in respect to losses and eight years for loss recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the transaction, accrued interest on loans for up to 90 days, the book value of OREO and certain direct costs. New loans made after the date of the transaction are not covered by the loss share agreements.

Note 2 — Basis of Presentation

Customers Bank has determined that the acquisition of the net assets of ISN Bank constitutes a business acquisition as defined under accounting principles generally accepted in the United States of America (US GAAP). As required under US GAAP, the assets acquired and liabilities assumed are recorded at their fair values. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In many cases the determination of these fair values requires management to make estimates about discount rates, market conditions, expected cash flows and other future events that are highly subjective in nature and subject to change. Management has evaluated subsequent events through the date of issuance of the Statement of Assets Acquired and Liabilities Assumed.

Following is a description of the methods used to determine the fair values of significant assets and liabilities.

Cash and due from banks, interest earning deposits and federal funds sold

Cash and cash equivalents, interest earning deposits and federal funds sold have a maturity of 90 days or less at the time of purchase.  The fair value of financial instruments that are short-term or re-price frequently and that have little or no risk are considered to have a fair value equal to carrying value.

Investment securities available for sale

Fair values for investment securities are based on quoted market prices, where available. All acquired investment securities were investment securities with readily-available quoted market prices.

Loans covered under loss sharing agreements

Fair values for loans are based on a discounted cash flow methodology that is considered a level 3 valuation in Accounting Standards Code 820 Fair Value Measurements and Disclosures. Factors considered in determining the fair value of acquired loans include projected cash flows, type of loan and related collateral, classification status, contractual interest rate, term of loan, amortization status, current market conditions and discount rates. Loans were evaluated individually when applying valuation techniques. The present values of projected cash flows are measured using discount rates that are based on current market rates for new originations of comparable loans. The discount rates do not include adjustments for credit losses that are included in the estimated cash flows.

The fair value of loans with evidence of credit deterioration are recorded net of a nonaccretable difference and, if appropriate, an accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the nonaccretable difference, which is included in the carrying amount of acquired loans. Subsequent decreases to the expected cash flows will generally result in a provision for loan and lease losses. Subsequent increases in cash flows result in a reversal of the provision for loan and lease losses to the extent of prior charges, or a reclassification of the difference from nonaccretable to accretable with a positive impact on accretion of interest income in future periods. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of those cash flows.

FDIC loss sharing receivable

The FDIC loss share receivable is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold. Fair value was estimated using projected cash flows related to the loss share agreements based on the expected reimbursements for losses using the applicable loss share percentages and the estimated true-up payment. These cash flows were discounted to reflect the estimated timing of the receipt of the loss share reimbursement from the FDIC. Although no true-up payment is currently anticipated under the ISN Bank loss share agreements, those projections are subject to change.

Notes to Statement of Assets Acquired and Liabilities Assumed
by Customers Bank as of September 17, 2010
(dollars in thousands)

Note 2 — Basis of Presentation (continued)

Other real estate acquired through foreclosure covered under loss share agreements

Other real estate acquired through foreclosure is presented at the estimated fair value that management expects to receive when the property is sold, net of related costs of disposal. Management used appraisals of properties to determine fair values and applied additional discounts where appropriate for passage of time or, in certain cases, for subsequent events occurring after the appraisal date.

Deposits

Under the terms of the Agreement, Customers Bank had the right to adjust various terms, including interest rates, on deposit liabilities. Customers Bank adjusted interest rates on time deposits with maturity dates extending beyond 90 days after the assumption date when the contractual interest rate exceeded September 17, 2010 market rates. With this adjustment, the carrying value of all deposits is considered to be a reasonable estimate of fair value.

Deferred tax liability

The deferred tax liability of $4,287 relates to the differences between the financial statement and tax bases of assets acquired and liabilities assumed in this transaction.

Note 3 — Fair Value Adjustments

The following table presents the assets acquired and liabilities assumed, as recorded by ISN Bank on the acquisition date and as adjusted for purchase accounting adjustments.

	September 17, 2010
	As recorded by ISN Bank	Fair value adjustments	As recorded by Customers Bank
	($ in thousands)
Assets
Cash and due from banks	$119	$—	$119
Federal funds sold and interest earning deposits	12,753	—	12,753
Investment securities available for sale	6,181	—	6,181
Loans receivable covered under loss share agreements	58,207	(6,529)	51,678
Loans receivable not covered under loss share agreements	28	(2)	26
Other real estate owned covered under loss share agreements	1,795	(268)	1,527
FDIC receivable for loss share agreements	—	5,039	5,039
Other assets	757	(22)	735

Total assets acquired	$79,840	$(1,782)	$78,058

Liabilities
Deposits:
Noninterest-bearing	$972	$—	$972
Interest-bearing	70,919	—	70,919

Total deposits	71,891	—	71,891
Deferred tax liability	--	4,287	4,287
Other liabilities	177	—	177

Total liabilities assumed	72,068	4,287	76,355

Excess of assets acquired over liabilities assumed	$7,772

Aggregate fair value adjustments		$(6,069)

Cash received from the FDIC			$5,919
Net assets acquired			$7,622

Notes to Statement of Assets Acquired and Liabilities Assumed
by Customers Bank as of September 17, 2010
(dollars in thousands)

Note 4 — Premises and Equipment

Customers Bank did not acquire the banking facilities and furniture and equipment of ISN Bank as part of the Agreement. In addition, Customers Bank has not elected the option to purchase these assets at fair market value from the FDIC.

Note 5 — Investment Securities Available for Sale

The fair value of investment securities acquired was as follows at September 17, 2010:

Fair Value
U.S. Treasury Notes	$684
U.S. government-sponsored agencies	3,194
Mortgage-backed securities	2,303
Total investment securities	$6,181

Investment securities having a carrying value of approximately $830 were pledged for various purposes required or permitted by law.

The estimated fair value of securities at September 17, 2010, by contractual maturity during the 12-month period ending September 17, 2010, is show below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
Fair Value
Due in one year or less	$347
Due after one year through five years	2,491
Due after ten years	1,040
Mortgage-backed securities	2,303
Total investment securities	$6,181

Note 6 — Loans

The contractual balance and fair value of acquired loans at September 17, 2010 is provided below.

Contractual balance of acquired loans:
Construction/land development	$2,131
Commercial real estate	38,987
Residential mortgage	3,256
Commercial and industrial	8,994
Consumer	28
Manufactured housing	4,839
Total contractual balance of acquired loans	58,235
Fair value adjustment	(6,531)
Fair value of loans acquired	$51,704

Loans covered under loss share agreements with the FDIC (Covered Loans) are reported in loans exclusive of the expected reimbursement from the FDIC. Covered Loans are initially recorded at fair value at the acquisition date. At the acquisition date, Customers Bank estimated the fair value of the loan portfolio at $51,704.

Prospective losses incurred on Covered Loans are eligible for partial reimbursement by the FDIC. Subsequent decreases in the amount expected to be collected result in a provision for loan and lease losses, an increase in the allowance for loan and lease losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed. Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for loan and lease losses and related allowance for loan and lease losses and adjustments to the FDIC receivable, or accretion of certain fair value amounts into interest income in future periods if no provision for loan and lease losses had been recorded.

Notes to Statement of Assets Acquired and Liabilities Assumed
by Customers Bank as of September 17, 2010
(dollars in thousands)

Note 6 — Loans (continued)

Under US GAAP, loans that have experienced deterioration since origination such that it is probable that the borrower will not be able to make all contractually required payments are considered to be impaired. Cash flow analyses were performed on all loans deemed impaired at date of acquisition in order to determine the cash flows expected to be collected. Loans deemed 100 percent impaired are placed on nonaccrual and no accretable yield will be recognized. For the remaining impaired loans, the accretable yield calculation is used to determine the amount of interest income recognized on each loan identified with credit deterioration, and the accretion method is being applied with respect to recognition of accretable yield.

The following table presents the loans with credit deterioration as of September 17, 2010:

Contractually required payments receivable	$28,372
Credit Discount (nonaccretable difference)	(6,871)
Cash flows expected to be collected	21,501
Market Premium (accretable yield)	288
Fair value of loans acquired with credit deterioration	$21,789

Note 7 — Deposits

Deposit liabilities assumed are composed of the following at September 17, 2010:

Noninterest-bearing	$972
Interest-bearing and savings	102
Money market	599
Time	70,218
Total assumed deposits	$71,891

At September 17, 2010, scheduled maturities of time deposits were as follows:

Maturing during 12-month period ending September 17,
2011	$52,856
2012	13,047
2013	2,466
2014	781
2015	1,068
Total	$70,218

Time deposit of $100 or more were $38,378 at September 17, 2010.

Note 8 — Deferred Tax Liability

The deferred tax liability of $4,287 as of September 17, 2010, is related to differences between the financial statement and tax bases of assets acquired and liabilities assumed in this transaction. For income tax purposes, the transaction will be accounted for as an asset purchase and the tax bases of assets acquired and liabilities assumed will be allocated based on fair values in accordance with the appropriate tax rates. Customers Bank acquired none of the tax attributes of ISN Bank.

Note 9 — Contingencies

In the ordinary course of business, ISN Bank made various commitments to fulfill the financing needs of their customers. At September 17, 2010 commitments to extend credit of $651 were outstanding and assumed by Customers Bank.

INDEX TO CUSTOMERS BANK FINANCIAL STATEMENTS

Unaudited Balance Sheets as of September 30, 2010 and December 31, 2009	Customers F-1
Unaudited Statements of Operations for the three and nine months ended September 30, 2010 and 2009	Customers F-2
Unaudited Statements of Stockholders’ Equity for the nine months ended September 30, 2010	Customers F-3
Unaudited Statements of Cash Flows for the nine months ended September 30, 2010 and 2009	Customers F-4
Notes to Unaudited Financial Statements for the three and nine months ended September 30, 2010 and 2009	Customers F-5

Report of Independent Registered Public Accounting Firm	Customers F-20
Audited Balance Sheets as of December 31, 2009 and December 31, 2008	Customers F-21
Audited Statements of Operations for the years ended December 31, 2009, 2008, and 2007	Customers F-22
Audited Statements of Stockholders’ Equity for the years ended December 31, 2009, 2008, and 2007	Customers F-23
Audited Statements of Cash Flows for the years ended December 31, 2009, 2008, and 2007	Customers F-24
Notes to Audited Financial Statements for the years ended December 31, 2009, 2008, and 2007	Customers F-25

CUSTOMERS BANK
UNAUDITED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(dollar amounts in thousands, except per share data)
ASSETS

Cash and due from banks	$7,751	$4,171
Interest earning deposits	112,027	58,978
Federal funds sold	30,073	5,658

Cash and cash equivalents	149,851	68,807
Investment securities available for sale, at fair value	11,261	44,588
Loans receivable, net of allowance for loan losses 2010 $14,621; 2009 $10,032	636,544	220,266
Loans receivable covered under loss sharing agreements with the FDIC, net	168,110	-
Total loans receivable, net	804,654	220,266
FDIC loss sharing receivable	29,566	-
Bank premises and equipment, net	4,811	2,719
Bank owned life insurance	5,154	4,955
Other real estate owned ($5,221 covered by FDIC loss sharing agreements at September 30, 2010)	8,677	1,155
Accrued interest receivable and other assets	10,590	7,270
Total assets	$1,024,564	$349,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Demand, non-interest bearing	$68,435	$18,502
Interest bearing	835,910	295,425

Total deposits	904,345	313,927
Borrowings	11,000	11,000
Subordinated debt	2,000	2,000
Accrued interest payable and other liabilities	9,526	1,330

Total liabilities	926,871	328,257

Stockholders’ equity:
Preferred stock, par value $1,000 per share; 0 shares issued
and outstanding in 2010 and 2009	—	—
Common stock, par value $1.00 per share;
40,500,000 shares authorized; shares issued and
outstanding 2010 – 22,261,400; 2009 - 5,522,706	22,261	5,522
Surplus	64,871	29,243
Retained earnings (accumulated deficit)	10,646	(13,229)
Accumulated other comprehensive loss	(85)	(33)

Total stockholders’ equity	97,693	21,503

Total liabilities and stockholders’ equity	$1,024,564	$349,760

See Notes to Unaudited Financial Statements.

Customers F-1

CUSTOMERS BANK
UNAUDITED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(dollar amounts in thousands, except per share data)		(dollar amounts in thousands, except per share data)
Interest income:
Loans receivable, including fees	$9,204	$3,116	$17,900	$8,996
Investment Securities, taxable	115	321	933	729
Investment Securities, non-taxable	22	42	88	149
Other	125	11	219	29

Total interest income	9,466	3,490	19,140	9,903
Interest expense:
Deposits	3,111	1,340	6,656	4,224
Borrowed funds	92	91	276	370
Subordinated debt	17	38	49	130

Total interest expense	3,220	1,469	6,981	4,724

Net interest income	6,246	2,021	12,159	5,179

Provision for loan losses	4,075	1,000	9,547	9,130

Net interest income (loss) after provision for loan losses	2,171	1,021	2,612	(3,951)

Non-interest income:
Service fees	266	21	456	301
Mortgage warehouse transactional fees	780	-	1,483	-
Bank owned life insurance	59	58	175	171
Gains on sales of securities	35	-	1,111	222
Bargain purchase gains on bank acquisitions	38,517	54	38,517	-
Other than temporary impairment charge on Investment securities	-	-	-	(15)
Other	266	39	346	112
Total non-interest income	39,923	172	42,088	791

Non-interest expense:
Salaries and employee benefits	7,552	1,244	10,773	2,823
Occupancy	601	317	1,234	947
Technology, communication and bank operations	1,049	234	1,759	689
Advertising and promotion	239	94	567	191
Professional services	795	117	1,493	307
FDIC assessments, taxes, and regulatory fees	463	225	1,078	702
Loan workout and other real estate owned	531	251	1,174	726
Other	312	114	609	380
Total non-interest expense	11,542	2,596	18,687	6,765

(Loss) income before tax expense	30,552	(1,403)	26,013	(9,925)
Income tax expense	2,138	—	2,138	—
Net income (loss)	$28,414	$(1,403)	$23,875	$(9,925)

Basic earnings (loss) per share	$1.31	$(0.29)	$1.35	$(3.33)

Diluted earnings (loss) per share	$1.30	$(0.29)	$1.34	$(3.33)
See Notes to Unaudited Financial Statements.

Customers F-2

CUSTOMERS BANK
UNAUDITED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Number of Shares of Common stock	Common Stock	Surplus	Retained Earnings (Accumulated deficit)	Accumulated other comprehensive loss	Total
(dollars in thousands)
Balance, December 31, 2009	5,522,706	$5,522	$29,243	$(13,229)	$(33)	$21,503

Comprehensive income:
Net income	—	—	—	23,875	—	23,875
Change in net unrealized losses on securities available for sale, net of taxes	—	—	—	—	(52)	(52)
Total comprehensive income	—					23,823
Common stock shares issued	16,738,694	16,739	33,676			50,415
Stock-based compensation expense	—	—	1,952	—	—	1,952

Balance, September 30, 2010	22,261,400	$22,261	$64,871	$10,646	$(85)	$97,693

See Notes to Unaudited Financial Statements.

Customers F-3

CUSTOMERS BANK
UNAUDITED STATEMENTS OF CASH FLOWS

Nine months ended September 30,	2010	2009
	(in thousands)

Cash Flows from Operating Activities	$23,875	$(9,925)
Net (loss) income
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Provision for loan losses	9,547	9,130
Provision for depreciation and amortization	274	355
Net amortization (accretion) of securities premiums and discounts	105	(115)
(Gain) loss on sale of investment securities	(1,111)	(222)
Bargain purchase gains on bank acquisitions	(38,517)	-
Accretion of fair values discounts, net	(212)	-
Increase in FDIC loss sharing receivables	(161)	-
Deferred income tax benefit	(9,890)	-
Fair value adjustments on OREO	628	350
Earnings on investment in bank owned life insurance	(175)	(153)
Stock-based compensation expense	1,952	-
(Increase) decrease in accrued interest receivable and other assets	(864)	556
(Decrease) increase in accrued interest payable and other liabilities	(4,933)	193
	(9,617)	169
Net Cash (Used in) Provided by Operating Activities

Cash Flows from Investing Activities
Purchases of securities available for sale	(101,633)	(24,404)
Proceeds from maturities, calls and principal repayments on securities available for sale	5,035	6,102
Proceeds from sales of securities available for sale	139,436	14,238
Net (increase) decrease in loans	(315,679)	281
Purchase of loan portfolio	(94,632)	-
Purchases of bank premises and equipment	(2,402)	(213)
Purchase of restricted stock	(2,256)	(148)
Proceeds from sales of foreclosed real estate	268	1,721
Net cash proceeds from FDIC assisted transactions	72,930	-
Net Cash Used in Investing Activities	(298,934)	(2,424)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	339,180	3,980
Net decrease in short term borrowed funds	-	(4,000)
Proceeds from issuance of common stock	50,415	16,145
Dividends on preferred stock	-	(4)
Net Cash Provided by Financing Activities	389, 595	16,121

Net Increase in Cash and Cash Equivalents	81,044	13,866

Cash and Cash Equivalents - Beginning	68,807	6,295
Cash and Cash Equivalents - Ending	$149,851	$20,161

Supplementary Cash Flows Information
Interest paid	$6,006	$5,819
Income taxes (refund) paid	(1,046)	(165)
Transfers of loans to other real estate owned	3,296	1,728
Conversion of subordinated term note to common stock	-	1,000
Exchange of preferred shares to common stock	-	980

Acquisitions:
Assets acquired	$285,605	$-
Liabilities assumed	264,842	-

See Notes to Unaudited Financial Statements.

Customers F-4

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

Note 1 - BASIS OF PRESENTATION

This quarterly report presents the financial statements of New Century Bank d/b/a Customers Bank. The accounting and reporting policies of Customers Bank conform with accounting principles generally accepted in the United States of America (USGAAP) and predominant practices within the banking industry.

Customers Bank’s unaudited interim financial statements reflect all adjustments, such as normal recurring accruals that are, in the opinion of management, necessary for fair statement of the results of interim periods presented. The results of operations for the three and nine month periods ended September 30, 2010 presented do not necessarily indicate the results that Customers Bank will achieve for all of 2010. You should read these interim financial statements in conjunction with the financial statements and accompanying notes that are presented in the financial statements for New Century Bank for the year ended December 31, 2009.

The financial information in this quarterly report has been prepared in accordance with Customers Bank’s customary accounting practices. Certain information and footnote disclosures required under USGAAP have been condensed or omitted, as permitted by rules and regulations of the Securities and Exchange Commission.

Customers Bank evaluated its September 30, 2010 financial statements for subsequent events through the date the financial statements were issued. Customers Bank is not aware of any subsequent events which would require recognition or disclosure in the financial statements except as disclosed within the notes to the financial statements.

NOTE 2 – ACQUISITION ACTIVITY

Berkshire Bancorp Acquisition

On August 24, 2010, Customers Bank entered into a definitive agreement to acquire Berkshire Bancorp, Inc. and its subsidiary Berkshire Bank (collectively, Berkshire) upon the formation of its Holding Company.  Berkshire is a $150 million bank holding company with five branch offices.   Customers Bank will issue shares of its common stock valued at its tangible book value at the month-end prior to closing for Berkshire and Customers Bank.  In addition, the Bank will provide Berkshire approximately $3.0 million to repurchase the preferred shares held by the U.S. Department of the Treasury under the Troubled Asset Relief Program Capital Purchase Program. The merger is expected to close in April of 2011 and will require both regulatory and each Bank’s shareholder approval.

FDIC Assisted Acquisitions

On July 9, 2010, Customers Bank acquired certain assets and assumed certain liabilities of USA Bank from the Federal Deposit Insurance Corporation (FDIC) in an FDIC-assisted transaction (the USA Bank acquisition). USA Bank was headquartered in Port Chester, New York and operated one branch.   On September 17, 2010, Customers Bank acquired certain assets and assumed certain liabilities of ISN Bank, from the FDIC in an FDIC-assisted transaction (the ISN Bank acquisition). ISN Bank was headquartered in Cherry Hill, New Jersey and operated one branch (the ISN Bank acquisition).  These acquisitions expand Customers Bank’s footprint into New Jersey and New York.   The acquisitions were accounted for under the acquisition method of accounting in accordance with ASC Topic 805 Business Combinations. The purchased assets and assumed liabilities were recorded at their respective acquisition date fair values.

As part of the Purchase and Assumption Agreement entered into by Customers Bank with the FDIC (the Agreement) in connection with the USA Bank and ISN Bank acquisitions, Customers Bank entered into loss sharing agreements, in accordance with which the FDIC will cover a substantial portion of any future losses on the acquired loans.  Excluding certain consumer loans, the loans and other real estate owned acquired are covered by a loss share agreement between Customers Bank and the FDIC which affords Customers Bank protection against future losses. Under the Agreement, the FDIC will cover 80% of losses on the disposition of the loans and OREO covered under the Agreements (collectively, the Covered Assets). The term for loss sharing and Customers Bank reimbursement to the FDIC is five years for non-single family loans and ten years for single family loans. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreement. Customers Bank has recorded an aggregate receivable from the FDIC of $29,405 for the USA Bank and ISN Bank acquisitions which represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed to Customers Bank.

Customers F-5

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

NOTE 2 – ACQUISITION ACTIVITY (continued)

The Purchase and Assumption Agreement (the Agreement) with the FDIC for each acquisition provided Customers Bank with an option to purchase at appraised value the premises, furniture, fixtures, and equipment of each bank and assume the leases associated with these offices. Customers Bank exercised the option to purchase the assets of USA Bank during the third quarter.  Customers Bank did not exercise the option to purchase the assets of ISN and has received approval from the FDIC to move the deposits to its Hamilton, New Jersey branch with an anticipated opening date of January 2011.

The acquired assets and liabilities, as well as the adjustments to record the assets and liabilities at fair value, are presented in the following table. Cash received from the FDIC is included in the fair value adjustments to arrive at the total assets acquired. Because the consideration paid to the FDIC was less than the net fair value of the acquired assets and liabilities, the Company recorded negative goodwill (bargain purchase gain) as part of the acquisition.

Because of the time period between the acquisition dates of the USA Bank and ISN Bank transactions and the completion of Customers Bank’s quarter close on September 30, 2010, Customers Bank continues to analyze its estimates of the fair values of the loans acquired and the loss share receivable recorded. As Customers Bank is in the process of finalizing its analysis of these assets, there may be adjustments to the recorded carrying values during the measurement period.

A summary of the net assets acquired and the estimated fair value adjustments for USA Bank as of July 9, 2010 and ISN Bank as of September 17, 2010 resulting in a bargain purchase gain as follows:

Cost basis of assets acquired in excess of liabilities assumed	$20,586
Cash payments received from the FDIC	31,519
Net assets acquired before fair value adjustments	52,105
Fair value adjustments:
Loans receivable	(39,018)
FDIC loss share receivable	29,405
Other real estate owned	(3,981)
Bank premises and equipment and reposed assets	(194)
Total fair value adjustments	(13,588)

Pre-tax gain on the acquisition	$38,517
Deferred income tax liability	(13,074)

Net after-tax gain on the acquisitions	$25,443

The net after-tax gain represents the excess of the estimated fair value of the assets acquired (including cash payments received from the FDIC) over the estimated fair value of the liabilities assumed, and is influenced significantly by the FDIC-assisted transaction process.  As indicated in the preceding table, net assets of $20,586 (i.e., the cost basis) were transferred to Customers Bank in the USA Bank and ISN Bank acquisitions and the FDIC made cash payments to the Company totaling $31,519.

In many cases, the determination of the fair value of the assets acquired and liabilities assumed required management to make estimates about discount rates, future expected cash flows, market conditions, and other future events that are highly subjective in nature and subject to change. These fair value estimates are considered preliminary, and are subject to change as additional information relative to closing date fair values becomes available. Customers Bank and the FDIC may engage in discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Community Bank and/or the purchase price.

Customers F-6

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

NOTE 2 – ACQUISITION ACTIVITY (continued)

The following table sets forth the assets acquired and liabilities assumed, at the estimated fair value, in the USA Bank and ISN Bank acquisitions:

	USA Bank July 9, 2010	ISN Bank September 17, 2010
Assets Acquired
Cash and cash equivalents, including federal funds sold	$54,140	$18,791
Investment securities	15,330	6,181
Loans receivable – covered under FDIC loss sharing	122,191	49,895
Loans receivable – not covered under FDIC loss sharing	1,414	26
Total loans receivable	123,605	49,921
Other real estate owned	2,882	1,527
FDIC loss sharing receivable	24,305	5,100
Other assets	785	713

Total assets acquired	221,047	82,233
Liabilities Assumed
Deposits
Non-interest bearing	7,584	972
Interest bearing	171,764	70,919
Total deposits	179,348	71,891
Deferred income taxes payable	9,626	3,448
Other liabilities	13,370	154
p
Total liabilities assumed	202,344	75,493

Net Assets Acquired	$18,703	$6,740

Results of operations of USA Bank and ISN Bank are included in the September 30, 2010 income statement commencing with their acquisition dates through September 30, 2010.  Due to significant amount of fair value adjustments, the resulting accretion (amortization) of fair value adjustments, and the protection resulting from the FDIC loss sharing arrangements, the historical results of USA Bank and ISN Bank are not relevant to Customer Bank's results of operations.  Therefore, no proforma information is presented.

Fair Value of Assets Acquired and Liabilities Assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions, and other future events that are highly subjective in nature and are subject to change. Described below are the methods used to determine the fair values of the significant assets acquired and liabilities assumed in the USA Bank and ISN Bank acquisitions.

Cash and due from banks, interest earning deposits and federal funds sold

Cash and cash equivalents, interest earning deposits and federal funds sold have a maturity of 90 days or less at the time of purchase.  The fair value of financial instruments that are short-term or re-price frequently and that have little or no risk are considered to have a fair value equal to carrying value.

Investment securities available for sale

Fair values for investment securities are based on quoted market prices of nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

Customers F-7

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

NOTE 2 – ACQUISITION ACTIVITY (continued)

Loans receivable

Fair values for loans are based on a discounted cash flow methodology.   Factors considered in determining the fair value (Level 3) of acquired loans include projected cash flows, type of loan and related collateral, classification status, contractual interest rate, term of loan, amortization status, current market conditions and discount rates. Loans were evaluated individually when applying valuation techniques. The present values of projected cash flows are measured using discount rates that are based on current market rates for new originations of comparable loans. The discount rates do not include adjustments for credit losses that are included in the estimated cash flows.

The fair value of loans with evidence of credit deterioration are recorded net of a nonaccretable difference and, if appropriate, an accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the nonaccretable difference, which is included in the carrying amount of acquired loans. Subsequent decreases to the expected cash flows will generally result in a provision for loan and lease losses. Subsequent increases in cash flows result in a reversal of the provision for loan and lease losses to the extent of prior charges, or a reclassification of the difference from nonaccretable to accretable with a positive impact on accretion of interest income in future periods. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of those cash flows.

FDIC loss share receivable

The FDIC loss share receivable is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold. Fair value (Level 3) was estimated using projected cash flows related to the loss share agreements based on the expected reimbursements for losses using the applicable loss share percentages and the estimated true-up payment. These cash flows were discounted to reflect the estimated timing of the receipt of the loss share reimbursement from the FDIC.  In November 2010, Customers Bank received $11.9 million from the FDIC for the September 30, 2010 loss sharing certificate submission for loans receivable and other real estate owned acquired in the USA Bank acquisition on July 9, 2010.

Other real estate acquired through foreclosure covered under loss share agreements

Other real estate acquired through foreclosure is presented at the estimated fair value (Level 3) that management expects to receive when the property is sold, net of related costs of disposal. Management used appraisals of properties to determine fair values and applied additional discounts where appropriate for passage of time or, in certain cases, for subsequent events occurring after the appraisal date.

Deposits

Under the terms of the Agreement, Customers Bank had the right to adjust various terms, including interest rates, on deposit liabilities. Customers Bank adjusted interest rates on time deposits with maturity dates extending beyond 90 days after the assumption date when the contractual interest rate exceeded acquisition date market rates. With this adjustment, the carrying value of all deposits is considered to be a reasonable estimate of fair value (Level 3).

Customers F-8

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

NOTE 3 – EARNINGS PER SHARE

Basic earnings per share are computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share reflects the potential dilution that could occur if (i) options to issue common stock were exercised and (ii) warrants to issue common stock were exercised.  Potential common shares that may be issued related to outstanding stock options are determined using the treasury stock method.

The following are the components of Customers Bank’s earnings (loss) per share for the periods presented:

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
Net income (loss) allocated to common shareholders	$28,414	$(1,403)	$23,875	$(9,925)

Weighted average number of common shares outstanding - basic	21,645,397	4,848,610	17,639,610	2,983,097
Warrants	63,742	—	22,320	—
Stock-based compensation plans	205,838	—	159,553	—

Weighted average number of common shares - diluted	21,914,977	4,848,610	17,811,483	2,983,097

Basic earnings (loss) per share	$1.31	$(0.29)	$1.35	$(3.33)

Diluted earnings (loss) per share	$1.30	$(0.29)	$1.34	$(3.33)

Stock options outstanding for 28,850 shares of common stock with exercise prices ranging from $10.25 to $11.00 and warrants for 33,591 shares of common stock with an exercise price of $5.50 for the three and nine month periods ended September 30, 2010 were not dilutive because the exercise price was greater than the average market price.  Stock options outstanding for 44,810 shares of common stock with exercise prices ranging from $10.25 to $11.00 and warrants for 1,107,411 shares of common stock for the three and nine month periods ended September 30, 2009 were not dilutive due to losses in 2009.

NOTE 4 – INVESTMENT SECURITIES

The amortized cost and approximate fair value of available for sale investment securities as of September 30, 2010 and December 31, 2009 are summarized as follows:

	September 30, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale:
U.S. Treasury and government agency	$3,878	$—	$(2)	$3,876
Mortgage-backed securities	4,679	26	(60)	4,645
Asset-backed securities	738	2	(1)	739
Municipal securities	2,093	—	(92)	2,001
	$11,388	$28	$(155)	$11,261

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale:
U.S. Treasury and government agency	$435	$17	$—	$452
Mortgage-backed securities	39,314	317	(228)	39,403
Asset-backed securities	843	—	(4)	839
Municipal securities	4,048	3	(157)	3,894
	$44,640	$337	$(389)	$44,588

Customers F-9

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

NOTE 4 – INVESTMENT SECURITIES - continued

The amortized cost and fair value of available for sale securities as of September 30, 2010, by contractual maturity, are shown below.  Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalties.

	Available for Sale
	Amortized Cost	Fair Value

One year or less	$830	$830
After one year to five years	5,141	5,047
	5,971	5,877
Mortgage-backed securities	4,679	4,645
Asset-backed securities	738	739
	$11,388	$11,261

The following table shows gross gains and gross losses on sales of securities for the periods indicated:

	Nine months ended September 30, 2010	Nine months ended September 30, 2009

Gross gains	$1,113	$267
Gross losses	(2)	(45)

Customers Bank’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time for individual securities that have been in a continuous unrealized loss position, at September 30, 2010 and December 31, 2009 are as follows:

	September 30, 2010
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available for Sale:
U.S. Treasury and government agency	$1,037	$(2)	$—	$—	$1,037	$(2)
Mortgage-backed securities	—	—	783	(60)	783	(60)
Asset-backed securities	116	(1)	—	—	116	(1)
Municipal securities	—	—	2,001	(92)	2,001	(92)
Total investment securities
available for sale	$1,153	$(3)	$2,784	$(152)	$3,937	$(155)

Customers F-10

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

NOTE 4 – INVESTMENT SECURITIES - continued

	December 31, 2009
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available for Sale:
Mortgage-backed securities	$10,142	$(21)	$1,934	$(207)	$12,076	$(228)
Asset-backed securities	122	—	717	(4)	839	(4)
Municipal securities	374	(1)	1,949	(156)	2,323	(157)
Total investment securities available for sale	$10,638	$(22)	$4,600	$(367)	$15,238	$(389)

At September 30, 2010, there were two available for sale investment securities in the less than twelve month category and six available for sale investment securities in the twelve month or more category. At December 31, 2009, there were nine available for sale investment securities in the less than twelve month category and sixteen available for sale securities in the twelve month or more category.  In management’s opinion, the unrealized losses reflect primarily changes in interest rates, such as but not limited to changes in economic conditions and the liquidity of the market, subsequent to the acquisition of specific securities. Customers Bank does not intend to sell and it is not more likely than not that Customers Bank will be required to sell the securities prior to maturity or market price recovery.

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The composition of net loans receivable at September 30, 2010 and December 31, 2009 is as follows:

2010	2009

Commercial construction	$41,320	$
Commercial real estate	67,898		—
Commercial and industrial	24,150		—
Consumer residential	30,512		—
Manufactured housing	4,230		—
Total loans receivable covered under FDIC loss sharing agreements (a)	168,110		—

Commercial construction	14,713	21,742
Commercial real estate	139,691	133,433
Commercial and industrial	32,515	25,290
Mortgage warehouse	328,945	16,435
Manufactured housing	104,476	—
Consumer residential, net of nonaccretable credit discount of $105 at September 30, 2010	28,659	27,422
Consumer and other	1,816	5,524
	650,815	229,846
Unearned net loan origination costs and fees	350	452
Allowance for loan losses	(14,621)	(10,032)
Total loans receivable not covered under FDIC loss share agreements, net	636,544	220,266

Loans receivable, net	$804,654	$220,266

(a)
Certain loans receivable acquired from USA and ISN are covered under FDIC loss sharing agreements and presented net of the nonaccretable discount of $24.5 million at September 30, 2010.  During the three months ended September 30, 2010, loans receivable totaling $11.9 million were charged off through the nonaccretable credit discount and submitted to the FDIC for reimbursement.

Customers F-11

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

The changes in the allowance for loan losses for the three and nine months ended September 30, 2010 and 2009 are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Balance, beginning of period	$12,236	$9,934	$10,032	$2,876
Provision for loan losses	4,075	1,000	9,547	9,130
Loans charged off	(1,690)	(2,389)	(4,912)	(3,461)
Loan recoveries	—	—	4	—
Transfers to reserve for unfunded commitments (b)	—	—	(50)	—
Balance at period end	$14,621	$8,545	$14,621	8,545

(b)
At September 30, 2010, the Bank had a reserve of $50 for unfunded commitments previously included within the allowance for loan losses.  The reserve for unfunded loan commitments was reclassified to other liabilities during the nine months ended September 30, 2010.

Non-performing assets as of September 30, 2010 and December 31, 2009 are as follows:

Non-Performing Assets	2010	2009
Non-performing assets not covered under loss sharing agreements
Non-accrual loans	$18,414	$10,341
Loans 90 days past due and still accruing	2,316	4,119
Restructured Loans	3,290	4,690
Other real estate owned	3,556	1,155
	27,376	20,305
Non-performing assets covered under loss sharing agreements
Non-accrual loans (c)	$50,153	—
Other real estate owned	5,220	—
	53,373	—
Total non-performing assets	$83,407	$20,305

 (c)  Presented net of the nonaccretable credit discount of $17,327 at September 30, 2010.

As of September 30, 2010 and December 31, 2009, Customers Bank had impaired loans of $42.3 million and $17.5 million, respectively.  Customers Bank identifies a loan or lease as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the agreements. The allowance for loan and lease losses associated with impaired loans and leases was $10.1 million and $6.8 million, respectively, at September 30, 2010 and December 31, 2009, respectively. At September 30, 2010 and December 31, 2009, Customers Bank did not have any impaired loans for which there was no related allowance for loan losses recognized.  Interest income recognized on impaired loans was $1,413 and $637 for the nine months ended September 30, 2010 and 2009, respectively.

Included in certain loan categories in the impaired loans are troubled debt restructuring loans that were classified as impaired.  At September 30, 2010 and December 31, 2009, Customers Bank had $4.2 million and $3.8 million, respectively, of commercial real estate loans that were modified in trouble debt restructurings and classified as impaired.

Customers F-12

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

NOTE 6 - STOCKHOLDERS’ EQUITY

In December 2010, Customers Bank sold an aggregate of 2,232,624 shares, which included shares of Common Stock and 147,800 shares of Class B Non-Voting Common Stock at a weighted average price of $3.94 per share.  In September 2010, Customers Bank sold an aggregate of 236,098 shares of Common Stock at an average price of $3.55 with gross proceeds of $852.  In July 2010, Customers Bank sold an aggregate of 305,000 shares, which included 25,000 shares of Common Stock and 280,000 shares of Class B Non-Voting Common Stock at a price of $3.50 per share with gross proceeds of $1.1 million. As a result of the July 2010 capital raise at a price less than $3.76 per share, 1,011,061 shares of Common Stock and 327,323 shares of Class B Non-Voting Common Stock at a price of $3.50 per share have been issued to the existing investors pursuant to anti-dilution agreements between the Bank and those investors.

In February 2010, the Bank sold 10,078,139 total shares, which included 6,529,550 shares of Common Stock and 3,548,589 shares of Class B Non-Voting Common Stock at a price of $4.28 per share and in March 2010, 1,950,798 total shares, which included 761,596 shares of Common Stock and 1,189,202 shares of Class B Non-Voting Common Stock at a price of $3.76 per share (collectively, the 2010 Capital Raises).  The proceeds of the 2010 Capital Raises were $48.9 million, net of offering costs of approximately $1.8 million. As a result of the March 2010 capital raise at a price less than $4.28 per share, 1,417,902 shares of Common Stock and 490,762 shares of Class B Non-Voting Common Stock at a price of $3.76 per share have been issued to the existing investors pursuant to anti-dilution agreements between the Bank and those investors. Taking into account the impact of the anti-dilution agreements issued to investors in the 2010 Capital Raises, the two offerings accumulated to the issuance of 14.9 million shares.   Following the close of these transactions, no investor owns or controls more than 9.9% of the aggregate outstanding shares of the Bank’s Common Stock and Class B Non-Voting Common Stock, including for purposes of this calculation any shares issuable under unexercised warrants.

Each investor who participated in the 2010 Capital Raises and owns more than 9% of the common equity of the Bank has been identified by the Bank as a Lead Investor.  The 2010 Capital Raises resulted in seven Lead Investors who received warrants equal to 5% of the shares that they purchased in 2010 and have exercise prices (after taking into account anti-dilution repricing) of $3.76 per share (collectively, the 2010 Warrants).  The 2010 Warrants are for the issuance of 253,885 shares of the Bank’s Common Stock and 204,638 shares of the Bank’s Class B Non-Voting Common Stock.  The Lead Investors also have the right to invest in future capital raises until February 17, 2011 at the issuance price of $3.76 per share.

In conjunction with the 2009 capital raise, investors entered into anti-dilution agreements (the 2009 Agreements) providing them each with price protection until March 31, 2011, such that if the Bank issues any share of common stock at or prior to that date at a price less than $5.50 per share, the Bank will issue sufficient additional shares to the holders of the agreements to maintain the values of their holding of common stock at the new, lower issuance price.  Due to the 2010 Capital Raises being conducted at per share prices less than $5.50 per share, the anti-dilution provisions of the 2009 Agreements become effective.  The Bank issued 921,611 shares of the Bank’s Common Stock during the nine months ended September 30, 2010.

The Bank agreed to extend and amend the anti-dilution agreements with shareholders who purchased shares in June 2009 or later, to extend anti-dilution protections from June 30, 2010 through March 31, 2011 for any capital raising transactions at a price or value below $3.50 per share, but, after June 30, 2010, only where the capital raising transaction involves share issuances for cash.

NOTE 7 – EMPLOYEE BENEFIT PLANS

Stock Option Plan

Stock-based compensation expense of $98 and $190 was recognized for the three and nine months ended September 30, 2010, respectively. Unrecognized compensation expense related to unvested stock options was approximately $1,791 as of September 30, 2010 and is expected to be recognized over a period of 4.54 years. There were no grants of stock options in the first nine months of 2009.

During the second quarter of 2010, the Bank granted options to purchase 1,870,140 shares to employees at an exercise price of $3.25 per share. The stock options vest over the next five anniversaries of the date of grant. The estimated fair value of the stock options granted using a Black-Scholes option pricing model using the following assumptions: risk-free interest rate was 3.28%; an expected dividend yield 0%; an expected volatility was 20% and an expected life of seven years. The fair value of the option granted was estimated to be $1.03 per share. The expected compensation expense to be recorded over the vesting period is $1,925.

Customers F-13

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

NOTE 7 – EMPLOYEE BENEFIT PLANS - continued

During the third quarter of 2010, the Bank granted options to purchase 60,500 shares to employees at an exercise price of $3.50 per share. The stock options vest over the next five anniversaries of the date of grant. The estimated fair value of the stock options granted using a Black-Scholes option pricing model using the following assumptions: risk-free interest rate was 1.77%; an expected dividend yield 0%; an expected volatility was 20% and an expected life of seven years. The fair value of the option granted was estimated to be $0.91 per share. The expected compensation expense to be recorded over the vesting period is $55.

Stock option activity under the Company’s stock option plans as of September 30, 2010 is as follows:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value

Outstanding, January 1, 2010	28,850	$ 10.62		—
Issued	1,930,640	3.26
Outstanding, September 30, 2010	1,959,490	$ 3.37	6.51	$ 2,182

Options exercisable at September 30, 2010	28,850	$10.62	5.24	—

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the third quarter of 2010 and the exercise price, multiplied by the number of in-the-money options.

Management Stock Purchase Plan

Customers Bank initiated a Management Stock Purchase Program in 2010 where employees were offered an option to purchase shares of common stock at $1.00 per share for an aggregate issuance of 700,000 shares of common stock.  The MSPP offers vested in accordance with the plan documented in the third quarter as result of the acquisition of USA Bank on July 9, 2010.  Customers Bank’s common stock had a market value of $3.50 and compensation expense of $1,752 was recorded during the three and nine months ended September 30, 2010.  In December 2010, the offer period was completed and 700,000 shares of common stock were issued.

Supplemental Executive Retirement Plan

Customers Bank entered into a supplemental executive retirement plan with its Chairman and Chief Executive Officer that provides annual retirement benefits of $300,000 a year for a 15 year period upon his reaching the age of 65.  As a result of the acquisition of USA Bank on July 9, 2010, the SERP became effective and the chairman and Chief Executive Officer is entitled to receive the balance of his account in accordance with the terms of the SERP.  For the three and nine months ended September 30, 2010, the Bank recorded compensation expense for the SERP of $2.5 million which represents the present value of payments based upon an estimated retirement period of 5.9 years and a discount rate of 4.27%.

NOTE 8 – INCOME TAXES

The income tax provision is $2,138 for the three and nine months ended September 30, 2010. The income tax provision reflects a provision for approximately $12,028 off set by a $9,890 adjustment to reverse the deferred tax valuation allowances previously recorded on our net deferred tax asset through the six months ended June 30, 2010. Due to the acquisitions of USA Bank and ISN Bank and our profitability through the third quarter, it is more likely than not that our net deferred tax asset will be realized.

Customers F-14

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

NOTE 9 - COMPREHENSIVE INCOME (LOSS)

The components of other comprehensive income (loss) are as follows:

	Nine months ended September 30,
	2010	2009

Unrealized holding gains on available for sale investment securities	$1,036	$439
Less: Reclassification adjustment for gains on sales of Investment securities recognized in the net income (loss)	1,111	222
Net unrealized (losses) gains	(75)	217
Income tax benefit	23	—
Other comprehensive income (Loss), net	$(52)	$217

NOTE 10 - REGULATORY MATTERS

Customers Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on Customers Bank’s financial statements. Management believes, as of September 30, 2010, that Customers Bank meets all capital adequacy requirements to which it is subject.  Customers Bank’s capital amounts and ratios at September 30, 2010 and December 31, 2009 are presented below:

	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio

As of September 30, 2010:
Total capital (to risk weighted assets)	$103,254	23.4%	≥	$35,361	≥	8.0%	≥	$44,202	≥	10.0%
Tier 1 capital (to risk weighted assets)	96,016	21.7%	≥	17,681	≥	4.0%	≥	26,521	≥	6.0%
Tier 1 capital (to average assets)	96,016	10.5%	≥	36,449	≥	4.0%	≥	45,561	≥	5.0%

As of December 31, 2009:
Total capital (to risk weighted assets)	$25,958	11.8%	≥	$17,648	≥	8.0%	≥	$22,060	≥	10.0%
Tier 1 capital (to risk weighted assets)	21,537	9.8%	≥	8,824	≥	4.0	≥	13,236	≥	6.0%
Tier 1 capital (to average assets)	21,537	6.7%	≥	12,906	≥	4.0	≥	16,132	≥	5.0%

Customers F-15

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Customers Bank uses fair value measurements to record fair value adjustments to certain assets and to disclose the fair value of its financial instruments.  FASB ASC 825, Financial Instruments, requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments. For Customers Bank, as for most financial institutions, the majority of its assets and liabilities are considered to be financial instruments. However, many of such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. For fair value disclosure purposes, Customers Bank utilized certain fair value measurement criteria under the FASB ASC 820, Fair Value Measurements and Disclosures, as explained below.  The following methods and assumptions were used to estimate the fair values of Customers Bank’s financial instruments at September 30, 2010 and December 31, 2009:

Cash and cash equivalents:

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Investment Securities:

The fair value of investment securities available for sale (carried at fair value) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Loans receivable:

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans.  Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired loans:

Impaired loans are those that are accounted for under FASB ASC 450, Contingencies, in which Customers Bank has measured impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

FDIC loss sharing receivable

The FDIC loss sharing receivable is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold. Fair value was estimated using projected cash flows related to the loss share agreements based on the expected reimbursements for losses using the applicable loss share percentages and the estimated true-up payment. These cash flows were discounted to reflect the estimated timing of the receipt of the loss share reimbursement from the FDIC.

Accrued interest receivable and payable:

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities:

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).  Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings:

The carrying amounts of short-term borrowings approximate their fair values.

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity.  These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Customers F-16

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

Subordinated debt:

Fair values of subordinated debt are estimated using discounted cash flow analysis, based on market rates currently offered on such debt with similar credit risk characteristics, terms and remaining maturity.

Off-balance sheet financial instruments:

Fair values for Customers Bank’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

The estimated fair values of Customers Bank’s financial instruments were as follows at September 30, 2010 and December 31, 2009.
	September 30,		December 31,
	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Assets:
Cash and cash equivalents	$149,851	$149,851	$68,807	$68,807
Investment securities available for sale	11,261	11,261	44,588	44,588
Loans receivable, net	804,654	801,653	220,266	213,901
Restricted stock	4,380	4,380	2,026	2,026
Accrued interest receivable	1,873	1,873	2,055	2,055
Liabilities:
Deposits	904,345	911,048	313,927	316,377
Subordinated debt	2,000	2,000	2,000	2,000
Borrowings	11,000	12,767	11,000	11,290
Accrued interest payable	895	895	575	575
Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	—	—	—	—
Standby letters of credit issued on Customers Bank’s behalf	—	—	—	—

In accordance with FASB ASC 820, Fair Value Measurements and Disclosures, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for Customers Bank’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Customers F-17

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.
Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at September 30, 2010 and December 31, 2009 are as follows:

	September 30, 2010
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value

U.S. Treasury and government agency	$684	$3,192	$—	3,876
Mortgage-backed securities	—	4,645	—	4,645
Asset-backed securities	—	739	—	739
Municipal securities	—	2,001	—	2,001
	$684	$10,577	$—	$11,261

	December 31, 2009
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value

U.S. Treasury and government agency	$452	$—	$—	$452
Mortgage-backed securities	1,207	38,196	—	39,403
Asset-backed securities	—	839	—	839
Municipal securities	—	3,894	—	3,894
	$1,659	$42,929	$—	$44,588

Customers F-18

Customers Bank
Notes To Unaudited Financial Statements
(Dollars, in thousands except for per share data)

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

The following table summarizes financial assets and financial liabilities measured at fair value on a nonrecurring basis as of September 30, 2010 and December 31, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	September 30, 2010
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
Impaired loans, net of specific reserves of $10.1 million	$—	$—	$32,226	$32,226
Other Real Estate Owned	—	—	8,677	8,677
FDIC loss sharing receivable	—	—	29,566	29,566
	$—	$—	$70,469	$70,469

	December 31, 2009
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value

Impaired Loans, net of specific reserves of $6.8 million	$—	$—	$10,780	$10,780
Other Real Estate Owned	—	—	1,155	1,155
	$—	$—	$11,935	$11,935

The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of Customers Bank’s assets.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between Customers Bank’s disclosures and those of other companies may not be meaningful.

NOTE 12- LEASE COMMITMENTS

During the nine months ended September 30, 2010, Customers Bank entered into eight additional leases with initial terms through 2015.  The following chart shows the minimum commitments, under all noncancellable leases with remaining terms of more than one year:

2010	$543
2011	1,311
2012	1,305
2013	1,291
2014	1,076
Thereafter	3,873
$9,399

NOTE 13 – NEW ACCOUNTING PRONOUNCEMENTS

In January 2010, the FASB issued accounting guidance to enhance fair value measurement disclosures by requiring the reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reason for the transfers. Furthermore, activity in Level 3 fair value measurements should separately provide information about purchases, sales, issues and settlements rather than providing that information as one net number. These new disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, with the exception of the enhanced Level 3 disclosures, which are effective for interim and annual reporting periods beginning after December 15, 2010. Customers Bank applied this guidance in the first quarter of 2010 and application did not have a material impact on Customers Bank’s financial statements.

In July 2010, the FASB issued accounting guidance to enhance the disclosures for the Credit Quality of Financing Receivables and the Allowance for Credit Losses to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses.  The existing disclosure guidance is amended to require an entity to provide a greater level of disaggregated information about the credit quality of its financing receivables and its allowance for loan losses and to disclose credit quality indicators, past due information, and modifications of its financing receivables. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. Management is currently evaluating the impact that this accounting standard update may have on the financial statements.

NOTE 14 – SUBSEQUENT EVENTS

Bank Owned Life Insurance. Customers Bank invests in bank owned life insurance to provide us with a funding source for our benefit plan obligations. Bank owned life insurance also generally provides us noninterest income that is non-taxable. Federal regulations generally limit our investment in bank owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses at the time of investment. This investment is accounted for using the cash surrender value method and is recorded at the amount that can be realized under the insurance policies at the balance sheet date. In December 2010, Customers Bank invested in additional bank owned life insurance policies of $20 million for certain employees.

Customers F-19

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of New Century Bank

We have audited the accompanying balance sheets of New Century Bank as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. New Century Bank’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Century Bank as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Reading, Pennsylvania
April 19, 2010

Customers F-20

BALANCE SHEETS

December 31,	2009	2008
	(dollar amounts in thousands, except per share data)
ASSETS
Cash and due from banks	$4,171	$2,486
Interest earning deposits	58,978	1,494
Federal funds sold	5,658	2,315
Cash and cash equivalents	68,807	6,295
Securities available for sale, at fair value	44,588	30,268
Securities held to maturity, at amortized cost fair value 2009 $0; 2008 $2,382	—	2,235
Loans receivable, net of allowance for loan losses 2009 $10,032; 2008 $2,876	220,266	220,876
Bank premises and equipment, net	2,719	2,764
Restricted stock, at cost	2,026	1,793
Bank owned life issuance	4,955	4,751
Accrued interest receivable and other assets	6,399	5,056
Total assets	$349,760	$274,038
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, non-interest bearing	$18,502	$20,574
Interest bearing	295,425	217,268
Total deposits	313,927	237,842
Borrowings	11,000	15,000
Subordinated debt	2,000	3,000
Accrued interest payable and other liabilities	1,330	1,347
Total liabilities	328,257	257,189
Stockholders’ equity:
Preferred stock, par value $1,000 per share; shares issued and outstanding 2009 - 0; 2008 - 98	—	980
Common stock, par value $1.00 per share;
40,500,000 shares authorized; shares issued and outstanding 2009 - 5,522,706; 2008 - 2,021,078	5,522	2,021
Stock Warrants; warrants issued and outstanding 2009 - 670,136; 2008 - 0	863	—
Surplus	28,380	14,093
(Accumulated deficit) retained earnings	(13,229)	10
Accumulated other comprehensive loss	(33)	(255)
Total stockholders’ equity	21,503	16,849
Total liabilities and stockholders’ equity	$349,760	$274,038

See Notes to Financial Statements

Customers F-21

STATEMENTS OF OPERATIONS

Years Ended December 31,	2009	2008	2007
	(dollar amounts in thousands, except per share data)
Interest income:
Loans receivable, including fees	$12,142	$13,644	$15,286
Securities, taxable	1,140	1,419	1,884
Securities, non-taxable	191	413	410
Other	13	26	79
Total interest income	13,486	15,502	17,659
Interest expense:
Deposits	5,729	6,832	8,858
Borrowed funds	461	1,112	1,571
Subordinated debt	146	194	164
Total interest expense	6,336	8,138	10,593
Net interest income	7,150	7,364	7,066
Provision for loan losses	11,778	611	444
Net interest (loss) income after provision for loan losses	(4,628)	6,753	6,622
Non-interest income:
Service fees	528	637	526
Bank owned life insurance	229	218	156
Gain (loss) on sale of securities	236	(361)	—
Loss on sale of foreclosed assets	(31)	-	—
Impairment charge on securities	(15)	(940)	(394)
Other	96	96	68
Total non-interest income (loss)	1,043	(350)	356
Non-inerest expenses:
Salaries and employee benefits	4,267	3,651	3,450
Occupancy	1,261	1,280	1,213
Technology, communication and bank operations	1,000	901	829
Advertising and promotion	191	231	321
Professional services	736	402	271
FDIC assessments, taxes, and regulatory fees	892	445	328
Impairment charge on foreclosed assets	350	100	—
Other real estate owned	305	115	1
Other	648	529	495
Total Non-interest expenses	9,650	7,654	6,908
(Loss) income before taxes	(13,235)	(1,251)	70
Income tax benefit	—	(426)	(160)
Net (loss) income	$(13,235)	$(825)	$230
Basic and diluted (loss) income per share	$(3.66)	$(0.41)	$0.11

See Notes to Financial Statements

Customers F-22

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For Years Ended December 31, 2009, 2008, and 2007
	Preferred stock	Number of common stock shares issued	Common stock	Surplus	Number of Stock Warrants issued	Stock Warrants	(Accumulated deficit) retained earnings	Accumulated other comprehend- sive loss	Total
	(dollar amounts in thousands except per share amounts)
Balance, December 31, 2006	$—	1,984,370	$1,984	$13,837	—	$—	$605	$(187)	$16,239
Comprehensive income:
Net income							230		230
Change in net unrealized losses on securities available for sale, net of taxes								38	38
Total comprehensive income									268
Exercise of 36,708 stock options	—	36,708	37	286	—	—	—	—	323
Balance, December 31, 2007	—	2,021,078	2,021	14,123	—	—	835	(149)	16,830
Comprehensive loss:
Net loss							(825)		(825)
Change in net unrealized losses on securities available for sale, net of taxes								(106)	(106)
Total comprehensive loss									(931)
Preferred Stock Series A issued	980			(30)					950
Balance, December 31, 2008	980	2,021,078	2,021	14,093	—	—	10	(255)	16,849
Comprehensive loss:
Net loss							(13,235)		(13,235)
Change in net unrealized losses on securities available for sale, net of taxes								222	222
Total comprehensive loss									(13,013)
Dividends paid on preferred stock Series A							(4)		(4)
Preferred stock Series A exchanged for common stock	(980)	178,164	178	802	—				—
Subordinated debt converted to common stock		213,219	213	787	—				1,000
Common stock shares issued		3,110,245	3,110	13,561	—				16,671
Warrants issued		—	—	(863)	670,136	863			—
Balance, December 31, 2009	$—	5,522,706	$5,522	$28,380	670,136	$863	$(13,229)	$(33)	$21,503

See Notes to Financial Statements

Customers F-23

STATEMENTS OF CASH FLOWS

For Years Ended December 31,	2009	2008	2007
Cash Flows (used in) provided by Operating Activities	(in thousands)
Net (loss) income	$(13,235)	$(825)	$230
Adjustments to reconcile net (loss) income to net cash (used in), provided by operating activities:
Provision for loan losses	11,778	611	444
Provision for depreciation and amortization	726	846	700
Deferred income tax benefit	(394)	(17)	(372)
Net amortization of securities premiums and discounts	184	1	15
(Gain) loss on sale of securities	(236)	361	—
Impairment charge on securities	15	940	394
Loss on sale of foreclosed real estate	31	—	—
Impairment charge on foreclosed real estate	350	100	—
Earnings on investment in bank owned life insurance	(204)	(204)	(147)
Decrease (increase) in accrued interest receivable and other assets	(1,868)	(853)	30
Increase (decrease) in accrued interest payable and other liabilities	425	427	(56)
Net Cash (Used in) Provided by Operating Activities	(2,428)	1,387	1,238
Cash Flows from Investing Activities
Purchases of securities available for sale	(34,489)	(5,910)	(6,870)
Proceeds from maturities, calls and principal repayments on securities available for sale	8,425	8,887	9,697
Proceeds from sales of securities available for sale	11,816	4,267	2,613
Sales of securities held to maturity	2,263	—	—
Proceeds from maturities, calls and principal repayments on securities held to maturity	39	243	389
Net increase in loans	(14,507)	(11,264)	(36,881)
Purchases of bank premises and equipment	(430)	(545)	(1,416)
Purchase of life insurance	—	—	(4,400)
Proceeds from sale of foreclosed real estate	3,071	—	260
Net Cash Used in Investing Activities	(23,812)	(4,322)	(36,608)
Cash Flows from Financing Activities
Net increase in deposits	76,085	17,497	37,912
Net decrease in short—term borrowed funds	(4,000)	(11,900)	(6,100)
Proceeds from long—term borrowed funds	—	1,000	15,000
Repayment of long—term borrowed funds	—	(5,000)	(10,750)
Proceeds from issuance of subordinated debt	—	—	1,000
Proceeds from issuance of common stock	16,671	—	—
Proceeds from the exercise of stock options	—	—	323
Proceeds from issuance of preferred stock	—	950	—
Dividends on preferred stock	(4)	—	—
Net Cash Provided by Financing Activities	88,752	2,547	37,385
Net Increase (Decrease) in Cash and Cash Equivalents	62,512	(388)	2,015
Cash and Cash Equivalents — Beginning	6,295	6,683	4,668
Cash and Cash Equivalents — Ending	$68,807	$6,295	$6,683
Supplementary Cash Flows Information
Interest paid	$5,030	$8,248	$10,534
Income taxes (refund) paid	$(165)	$152	$240
Supplemental Schedule of Noncash Investing and Financing Activities
Other real estate acquired in settlement of loans	$3,088	$1,619	$260
Exchange of preferred shares to common stock	$980	$—	$—
Conversion of subordinated term note to common stock	$1,000	$—	$—

See Notes to Financial Statements

Customers F-24

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

New Century Bank was incorporated March 25, 1994 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank.  Customers Bank commenced operations on June 26, 1997 and provides full banking services.  Customers Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Reserve Bank.  The area served by Customers Bank is principally the western suburbs of Philadelphia, Pennsylvania.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported balances of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported balances of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the potential impairment of restricted stock, the valuation of deferred tax assets, determination of other-than-temporary impairment losses on securities, and the fair value of financial instruments.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks with a maturity date of three months or less, and federal funds sold.

Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Securities classified as available for sale are those securities that Customers Bank intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred tax effect.  Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings and recorded at the trade date.  Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Equity securities include restricted stock of the Federal Reserve Bank and Federal Home Loan Bank, which are carried at cost.

Customers F-25

Securities classified as held to maturity are those debt securities Customers Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions.  These securities are carried at cost, adjusted for the amortization of premium and accretion of discount, computed by a method which approximates the interest method over the terms of the securities.

Other-than-temporary impairment means management believes the security’s impairment is due to factors that could include its inability to pay interest or dividends, its potential for default, and/or other factors. When a held to maturity or available for sale debt security is assessed for other-than-temporary impairment, management has to first consider (a) whether Customers Bank intends to sell the security, and (b) whether it is more likely than not that Customers Bank will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of operations equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a security, but Customers Bank does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of other-than-temporary impairment attributable to credit loss, management compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings (as the difference between the fair value and the present value of the estimated cash flows), while the amount related to other factors is recognized in other comprehensive income. The total other-than-temporary impairment loss is presented in the statement of operations, less the portion recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss.

Restricted Stock

Restricted stock which represents required investment in the capital stock of a Federal Home Loan Bank and Atlantic Central Bankers Bank, is carried at cost as of December 31, 2009 and 2008. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock.  Management evaluates the restricted stock for impairment in accordance with Statement of Position (SOP) 01-6, Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others.  Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.  The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management believes no impairment charge is necessary related to the restricted stock as of December 31, 2009.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans.  Customers Bank is generally amortizing these amounts over the contractual life of the loans.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing.  A loan may remain on accrual status if it is in the process of collection and is well secured.  When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans is applied against principal until all principal has been repaid.  Thereafter, interest payments are recognized as income until all unpaid interest has been received.  Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a minimum of six months and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through provisions for loan losses charged against income.  Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated.  Management’s periodic evaluation of the adequacy of the allowance is based on Customers Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors.  This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

Customers F-26

The allowance consists of specific and general components.  The specific component relates to impaired loans.  For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-classified loans and is based on historical loss experience and expected loss given default derived from Customers Bank’s internal risk rating process, adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that Customers Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.  Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, Customers Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Significant Group Concentrations of Credit Risk

Most of Customers Bank’s activities are with customers located in southeastern Pennsylvania.  Note 6 discusses the types of securities that Customers Bank invests in.  Note 7 discusses the types of lending in which Customers Bank engages.  Although Customers Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy.  Customers Bank does not have any significant concentrations to any one industry or customer.  Commercial real estate, including commercial construction loans, represented 66% and 67% of the total portfolio at December 31, 2009 and 2008, respectively.

Transfers of Financial Assets

Transfers of financial assets, including loan participations sold, are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from Customers Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) Customers Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less cost to sell at the date of foreclosure establishing a new cost basis.

After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of its carrying amount or fair value less the cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses.  Foreclosed real estate is included in other assets. The balance in foreclosed real estate at December 31, 2009 and 2008 was $1,155 thousand and $1,519, respectively.

Customers F-27

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the related assets:

Years
Leasehold improvements	3 – 25
Furniture, fixtures and equipment	5 – 10
IT equipment and software	3 – 5

Advertising Costs

Customers Bank follows the policy of charging the costs of advertising to expense as incurred.  Advertising costs were $191 thousand, $231 thousand, and $321 thousand, respectively for the years ended December 31, 2009, 2008, and 2007.

Earnings per Share

Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the period.  Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustments to income that would result from the assumed issuance.  The weighted average number of shares of common stock outstanding was 3,618,002, 2,021,078 and 2,004,097 in 2009, 2008 and 2007, respectively.  The weighted average number of dilutive shares was -0- in 2009 and 2008.  Options to purchase 45,410 shares of common stock and warrants to purchase 716,921 shares of common stock outstanding at December 31, 2009 were not included in diluted earnings per share since their exercise price exceeded the fair value of the related common stock.

Income Taxes

Customers Bank accounts for income taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes).  On January 1, 2008, Customers Bank adopted accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  Customers Bank determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are recognized if it is more likely than not, based on the technical merits that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent;  the terms examined and upon examination also include resolution of the related appeals or litigation process, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.  At December 31, 2009 and 2008, Customers Bank maintained a valuation allowance for deferred federal income tax assets.

Customers Bank recognizes interest and penalties on income taxes as a component of income tax expense.

Stock Based Compensation

Stock compensation accounting guidance (FASB ASC 718, Compensation – Stock Compensation) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements.  That cost will be measured based on the grant date fair value of the equity or liability instruments issued.  The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period.  For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.  A Black-Scholes model is used to estimate the fair value of stock options, while the market price of Customers Bank’s common stock at the date of grant is used for restricted stock awards.

Customers F-28

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income.  Other comprehensive income includes unrealized gains on securities available for sale, and unrealized losses related to factors other than credit on debt securities.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 22.  Fair value estimates involve uncertainties and matters of significant judgment.  Changes in assumptions or in market conditions could significantly affect the estimates.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, Customers Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit.  Such financial instruments are recorded in the balance sheet when they are funded.

Reclassifications

Certain amounts reported in the 2008 and 2007 financial statements have been reclassified to conform to the 2009 presentation.  These reclassifications did not impact Customers Bank’s financial position or results of operations.

Change in Accounting Estimates

In 2009, Customers Bank refined the methodology for calculating the allowance for loan losses.  FASB ASC 450, Contingencies, considers two sections for estimating the allowance for loan losses.  The first section is identifying individual problem assets and determining the current fair value using current appraisals, comparative asset values, discounted non-current appraisals, condition of the asset, and other relevant factors.  The second section for estimating the allowance is for performing loans.  Customers Bank considers eight years of historical trends by risk ratings by loan category, charge-offs by loan category, and delinquencies by loan category.  Customers Bank includes additional allowance amounts by loan category based on one year trends in local, regional, and national qualitative factors such as: unemployment, real estate sales, concentrations of credit, portfolio factors, and availability of current customer financial information.  The impact of this change in methodology was to increase the allowance for loan losses by approximately $0.8 million in 2009 from the amount that would have been reported under the previous methodology.  This change in accounting estimate was applied prospectively.  The remaining $11 million of the provision for loan losses was due to specific reserves required on collateral deficient loans and loan charge-offs as a result of events arising in the year ended December 31, 2009.

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS

Effective July 1, 2009, changes to the source of authoritative U. S. GAAP, the FASB Accounting Standards Codification™ (“FASC”), will be communicated through an Accounting Standards Update (“ASU”).  ASUs will be published for all authoritative GAAP promulgated by the Financial Accounting Standards Board (“FASB”), regardless of the form in which such guidance may have been issued prior to the release of the FASB Codification.

In August 2009, FASB issued ASU No. 2009-5, “Fair Value Measurement and Disclosures: Measuring Liabilities at Fair Value.” This ASU provides clarification on measuring liabilities at fair value when a quoted price in an active market is not available and was effective for the first reporting period beginning after issuance. Adoption of this guidance has had no material impact on results of operations or financial condition.

In June 2009, FASB issued ASU 2009-17, Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.  FASB ASC Topic 810 must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter with early application prohibited. Adoption of this Statement, effective January 1, 2010, will not have a material effect on Customers Bank’s operations or financial condition.

In May 2009, FASB issued an update to Topic 855 – Subsequent Events. This update established general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Adoption of this guidance has had no material impact on results of operations or financial condition. See Note 23 for the required disclosures.

In April 2009, FASB issued three updates intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairment of securities. The update to Topic 820 – Fair Value Measurements and Disclosures provides guidelines for determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. The update to Topic 825 – Financial Instruments enhances consistency in financial reporting by increasing the frequency of fair value disclosures. The update to Topic 320 – Investments – Debt and Equity Securities provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. These updates were effective for annual periods ending after June 15, 2009. Adoption of this guidance has had no material impact on results of operations or financial condition.

Customers F-29

In April 2009, FASB issued an update to Topic 805 – Business Combinations. This update addresses application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This update was effective for assets or liabilities arising from contingencies in business combinations for which the acquisition was on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Adoption of this guidance has had no material impact on results of operations or financial condition.

In December 2008, FASB issued an update to Topic 715 – Compensation – Retirement Benefits. This update provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. Adoption of this guidance has had no material impact on results of operations or financial condition.

In November 2008, FASB issued an update to Topic 323 – Investments – Equity Method and Joint Ventures. This update clarifies the accounting for certain transactions and impairment considerations involving equity method investments and was effective for fiscal years beginning on or after December 15, 2008. Adoption of this guidance has had no material impact on results of operation or financial condition.

In June 2008, FASB issued an update to Topic 260 – Earnings Per Share. This update states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. This update was effective for financial statements issued for fiscal years beginning after December 15, 2008. Adoption of this guidance has had no material impact on results of operation or financial condition.

In April 2008, FASB issued updates to Topic 350 – Intangibles – Goodwill and Other and Topic 275 – Risks and Uncertainties. These updates amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. These updates were effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Adoption of this guidance has had no material impact on results of operations or financial condition.

In February 2008, FASB issued an update to Topic 860 – Transfer and Servicing. This update provides guidance on a repurchase financing, which is a repurchase agreement that relates to a previously transferred financial asset between the same counterparties, that is entered into contemporaneously with, or in contemplation of, the initial transfer. This update was effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Adoption of this guidance has had no material impact on results of operations or financial condition.

In December 2007, FASB issued an update to Topic 805 – Business Combinations. This update requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. This update was effective for fiscal years beginning after December 15, 2008. At December 31, 2009, adoption of this guidance has had no material impact on results of operations or financial condition.

In December 2007, FASB issued an update to Topic 810 – Consolidations. This update requires that a reporting entity provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. This update was effective for fiscal years beginning after December 15, 2008. Adoption of this guidance has had no material impact on results of operations or financial condition.

NOTE 4 – RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

Customers Bank is required to maintain average balances on hand or with the Federal Reserve Bank.  At December 31, 2009 and 2008, these reserve balances amounted to $25 thousand and $25 thousand, respectively.

NOTE 5 – EARNINGS PER SHARE

Basic earnings per share are computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share reflects the potential dilution that could occur if (i) options to issue common stock were exercised, (ii) warrants to issue common stock were exercised, (iii) preferred stock shares were exchanged for common stock shares, and (iv) subordinated debentures were converted to common stock shares.  Potential common shares that may be issued related to outstanding stock options are determined using the treasury stock method.  For the year ended December 31, 2009, there were 98 preferred shares that were exchanged for 178,164 common stock shares at an average share price of $5.50.  This exchange was related to the capital raise that occurred in the second and third quarters of 2009.  For the same period, we converted $1,000,000 of subordinated debentures for 213,219 common stock shares at an average share price of $4.69.  This conversion was related to the change in control language of the debentures related to turnover on the Board of Directors.  This change occurred in the third quarter when five directors resigned from the Board of Directors.  There were no options or warrants exercised in 2009 or 2008, and 36,708 options exercised at an average share price of $8.80 in 2007.  There were no preferred stock or subordinated debentures converted or exchanged in 2008 or 2007.  All stock options and warrants outstanding, 762,331 and 46,827 as of December 31, 2009 and 2008, respectively, were not dilutive due to losses in 2009 and 2008 even though they had some intrinsic value.  Accordingly, the diluted loss per share for each period was not affected by the impact of stock options outstanding.

Customers F-30

The computation of basic and diluted (loss) income per share for the three years ended December 31, 2009, 2008, and 2007, are presented below:

Years Ended December 31,	2009	2008	2007
	(amounts in thousands, except per share data)
Basic and diluted (loss) income per share:

Net (loss) income	$(13,235)	$(825)	$230
Weighted average common shares outstanding	3,618	2,021	2,004
Basic (loss) income per share	$(3.66)	$(0.41)	$0.11

Weighted average common shares outstanding	3,618	2,021	2,004
Effect of Diluted Securities:
Options and warrants	—	—	35
Convertible preferred stock	—	—	—
Convertible subordinated debt	—	—	—
	3,618	2,021	2,039
Diluted (loss) income per share	$(3.66)	$(0.41)	$0.11

NOTE 6 – INVESTMENT SECURITIES

The amortized cost and approximate fair value of available for sale and held to maturity securities as of December 31, 2009 and 2008 are summarized as follows:

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Available for Sale:
U.S. Treasury and government agency	$435	$17	$—	$452
Mortgage-backed securities	39,314	317	(228)	39,403
Asset-backed securities	843	—	(4)	839
Municipal securities	4,048	3	(157)	3,894
	$44,640	$337	$(389)	$44,588

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Available for Sale:
U.S. Treasury and government agency	$1,073	$13	$—	$1,086
Mortgage-backed securities	17,228	255	(420)	17,063
Asset-backed securities	2,159	30	(11)	2,178
Municipal securities	10,135	38	(286)	9,887
Corporate bonds	45	3	—	48
Equity securities	15	—	(9)	6
	$30,655	$339	$(726)	$30,268
Held to Maturity:
Mortgage-backed securities	$2,235	$147	$—	$2,382
	$2,235	$147	$—	$2,382

Customers F-31

The amortized cost and fair value of available for sale securities as of December 31, 2009, by contractual maturity, are shown below.  Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalties.

	Available for Sale Amortized Cost	Fair Value
	(in thousands)
Due after one year through five years	$435	$452
Due after ten years	4,048	3,894
	4,483	4,346
Mortgage-backed securities	39,314	39,403
Asset-backed securities	843	839
	$44,640	$44,588

Proceeds from the sale of available for sale securities were $11,816 thousand, $4,267 thousand and $2,613 thousand in 2009, 2008 and 2007, respectively.  Proceeds from the sale of held to maturity securities was $2,263 thousand in 2009.  There were no sales of held to maturity securities in 2008 or 2007.  There was a gain on the sale of available for sale and held to maturity securities in 2009 of $236 thousand.  Customers Bank sold available for sale securities and three held to maturity securities in the first quarter of 2009.  Customers Bank’s decision to sell all of its held to maturity securities resulted from concerns of the economy and the resulting impact on asset quality, the opportunity to take advantage of gains that existed in the three securities, and to help maintain regulatory capital ratios within the “Well Capitalized” status before raising capital in June 2009.  Customers Bank does not intend to purchase any HTM securities in the foreseeable future.  There was a loss on the sale of available for sale securities in 2008 of $361 thousand and no gain or loss on the sale of securities in 2007. Customers Bank recorded other than temporary impairment charges of $15 thousand, $940 thousand, and $394 thousand in 2009, 2008 and 2007, respectively.

Customers Bank’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008 are as follows:

	December 31, 2009
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Available for Sale:
Mortgage-backed securities	$10,142	$(21)	$1,934	$(207)	$12,076	$(228)
Asset-backed securities	122	—	717	(4)	839	(4)
Municipal securities	374	(1)	1,949	(156)	2,323	(157)
Total investment securities available for sale	$10,638	$(22)	$4,600	$(367)	$15,238	$(389)

	December 31, 2008
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Available for Sale:
Mortgage-backed securities	$3,821	$(222)	$3,854	$(198)	$7,675	$(420)
Asset-backed securities	1,023	(11)	—	—	1,023	(11)
Municipal securities	5,510	(286)	—	—	5,510	(286)
Equity securities	6	(9)	—	—	6	(9)
Total investment securities available for sale	$10,360	$(528)	$3,854	$(198)	$14,214	$(726)

Customers F-32

In 2008, Customers Bank incurred $940 thousand in expense when it determined that the FHLMC preferred stock and the Lehman Bros. Holding floater note had been other-than-temporarily impaired.  In 2009, Customers Bank completed the write down of the FHLMC preferred stock for $15 thousand and sold the Lehman Bros Holding floater for a $14 thousand gain.  At December 31, 2009, there were nine available for sale securities in the less than twelve month category and sixteen available for sale securities in the twelve month or more category.  At December 31, 2008, there were forty three available for sale securities in the less than twelve months category and thirty two available for sale securities in the twelve months or more category.  In management’s opinion, the unrealized losses reflect primarily changes in interest rates, such as but not limited to changes in economic conditions and the liquidity of the market, subsequent to the acquisition of specific securities. Customers Bank does not intend to sell and it is not more likely than not that Customers Bank will be required to sell the securities prior to maturity or market price recovery.  Management believes that as of December 31, 2009 there is no other than temporary impairment of these securities.

As of December 31, 2009, Customers Bank pledged municipal and mortgage-backed securities to the Federal Reserve for $4.0 million and Federal Home Loan Bank for $8.4 million as collateral for borrowings.

NOTE 7 - LOANS RECEIVABLE

The composition of net loans receivable at December 31, 2009 and 2008 is as follows:

	2009	2008
	(in thousands)
Commercial construction	$19,161	$31,421
Residential construction	2,581	3,849
Consumer residential	27,422	26,987
Commercial real estate	133,433	119,087
Commercial and Industrial	25,290	33,762
Consumer and other	5,524	8,126
Mortgage Warehouse loans	16,435	-
Total loans	229,846	223,232
Unearned net loan origination costs and fees	452	520
Allowance for loan losses	(10,032)	(2,876)
Net loans	$220,266	$220,876

NOTE 8 - ALLOWANCE FOR LOAN LOSSES

The changes in the allowance for loan losses for the years ended December 31, 2009, 2008, and 2007 are as follows:

	2009	2008	2007
	(in thousands)
Balance, January 1	$2,876	$2,460	$2,029
Provision for loan losses	11,778	611	444
Loans charged off	(4,630)	(195)	(14)
Recoveries	8	—	1
Balance, December 31	$10,032	$2,876	$2,460

Non-Performing Assets	2009	2008
	(in thousands)
Non-accrual loans	$10,341	$4,387
Loans 90 days past due and still accruing	4,119	1,585
Restructured Loans	4,690	1,203
Other real estate owned	1,155	1,519
Balance, ending	$20,305	$8,694

As of December 31, 2009, 2008 and 2007, Customers Bank had impaired loans of $17.5 million, $3.5  million and $958 thousand, respectively, requiring an allowance for loan losses of $6,763 thousand, $376 thousand, and $134 thousand, respectively.  At December 31, 2009, Customers Bank did not have any impaired loans where there was no related allowance for loan losses recognized.  At December 31, 2008 and 2007 Customers Bank had $2.3 million and $930 thousand, respectively, of impaired loans for which there was no specific allowance for loan losses allocated as the value of the underlying collateral was in excess of current outstanding loan and interest receivable balances.  During 2009, 2008, and 2007, the average recorded investment in these impaired loans was $17.9 million, $6.0 million and $1.8 million, respectively, and the interest income recognized on impaired loans was $638 thousand, $172 thousand and $131 thousand, respectively.

Customers F-33

Loans on which the accrual of interest has been discontinued amounted to $10.3 million and $4.4 million at December 31, 2009 and 2008, respectively.  There are $4.1 million and $1.6 million of loans with balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, at December 31, 2009 and 2008, respectively.

Included in certain loan categories in the impaired loans are troubled debt restructuring loans that were classified as impaired.  At December 31, 2009, Customers Bank had $3.8 million commercial real estate loans that were modified in trouble debt restructurings and impaired.  In addition to these amounts Customers Bank had troubled debt restructurings that were performing in accordance with their modified terms of $5.5 million in commercial real estate loans and that were not performing in accordance with their modified terms of $0.7 million in residential real estate loans at December 31, 2009.

NOTE 9 - BANK PREMISES AND EQUIPMENT

The components of bank premises and equipment at December 31, 2009 and 2008 are as follows:

	2009	2008
	(in thousands)
Leasehold improvements	$2,917	$3,105
Furniture, fixtures and equipment	815	995
IT equipment and software	1,422	1,359
Automobiles	51	51
Construction in process	52	5
	5,257	5,515
Less accumulated depreciation	2,538	2,751
	$2,719	$2,764

NOTE 10 - DEPOSITS

The components of deposits at December 31, 2009 and 2008 are as follows:

	2009	2008
	(in thousands)
Demand, non-interest bearing	$18,502	$20,574
Demand, interest bearing	84,996	53,326
Savings	9,037	9,213
Time, $100,000 and over	76,985	73,535
Time, other	124,407	81,194
Total deposits	$313,927	$237,842

At December 31, 2009, the scheduled maturities of time deposits are as follows:

2009
(in thousands)
2010	$169,508
2011	20,421
2012	7,124
2013	1,881
2014	2,458
$201,392

Included in time deposits, $100,000 and over, at December 31, 2009 and 2008 are public fund certificates of deposit of $5 million and $23 million, respectively.  These certificates of deposit have a maturity of less than one year.

Customers F-34

NOTE 11 - LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

In 2007, Customers Bank moved its corporate office and operations center into a new facility and leases the premises under an operating lease agreement expiring July 2022, with an option to extend the agreement for two additional six-year periods.  Customers Bank also leases four branch locations: one is under an operating lease agreement which expires November 2013; one is an operating lease agreement which expires January 2014, but includes the option to extend the agreement for an additional five-year period; one is under an operating lease agreement which expires November 2014; one is an operating lease which expires December 2013, but includes the option to extend the agreement for three additional five-year periods. Additionally we have a lending office operating lease which expires August 2010, and a prospective branch location under a five year operating lease.

Approximate future non-cancellable minimum lease payments by year are as follows:

(in thousands)
2010	$917
2011	902
2012	922
2013	934
2014	720
2015 & Thereafter	3,671
$8,066

Rent expense, which includes reimbursements to the lessor for real estate taxes, was approximately $788 thousand, $729 thousand, and $731 thousand for the years ended  December 31, 2009, 2008 and 2007, respectively.  Included in 2007 rent expense was $178 thousand related to incentives included in the new lease contract, which will be amortized over the term of the lease.

NOTE 12 - OTHER BORROWINGS AND SUBORDINATED DEBT

At December 31, 2009, Customers Bank had long-term advances from the Federal Home Loan Bank totaling $11 million with an average interest rate of 3.24%.  At December 31, 2008, Customers Bank had short-term and long-term advances from the Federal Home Loan Bank totaling $4 million and $11 million, respectively, with an average interest rate of 4.47% and 3.24%, respectively.

The contractual maturities of fixed rate long-term advances at December 31, 2009 are as follows:

2009
(in thousands)
2013	$1,000
2015 and thereafter	10,000
$11,000

The $10.0 million in Federal Home Loan Bank advances maturing in 2015 and thereafter are convertible select advances.  One $5.0 million advance may be converted to a floating rate advance any quarter.  The rate would be the three month LIBOR plus 17 basis points.  The other $5.0 million advance may be converted to a floating rate advance any quarter after May 2011.  The rate would be the three month LIBOR plus 18 basis points.  If these advances convert to a floating rate, we have the right to prepay the advance with no penalty.

Customers Bank has a total borrowing capacity with the Federal Home Loan Bank and Federal Reserve Bank of Philadelphia of approximately $16.3 million and $3.8 million, respectively.  The public fund certificates of deposit discussed in Note 10, are backed by a $5.1 million letter of credit issued at the Federal Home Loan Bank.  Advances from the Federal Home Loan Bank are secured by certain qualifying assets of Customers Bank totaling $71.4 million.

Customers Bank issued a subordinated term note during the second quarter of 2004. The note was issued for $2.0 million at a floating rate based upon the three-month LIBOR rate, determined quarterly, plus 2.75% per annum. Quarterly interest payments are made on this note in January, April, July and October. At December 31, 2009, the quarterly interest rate was 3.03%. The note matures in the third quarter of 2014.

Customers Bank issued a subordinated term note during the fourth quarter of 2007. The note was issued for $1.0 million at a fixed rate of 7.50% per annum. Quarterly interest payments were made on this note in January, April, July and October. The note was converted to voting common stock in the third quarter of 2009 due to a significant change in the Board of Directors.  See Note 14 – Stockholders’ Equity for a more detailed discussion.

Customers F-35

NOTE 13 – EMPLOYEE BENEFIT PLAN

Customers Bank has a 401(k) profit sharing plan whereby eligible employees may contribute up to 15% of their salary to the Plan. Customers Bank provides a matching contribution equal to 50% of the first 6% of the contribution made by the employee. Employer contributions for the years ended December 31, 2009, 2008, and 2007 were approximately $56 thousand, $60 thousand, and $55 thousand, respectively.

NOTE 14 - STOCKHOLDERS’ EQUITY

During 2009, Customers Bank sold 3,110,245 shares of common stock at $5.50 per share, which resulted in net proceeds of $16.7 million.  In addition, 692,421 warrants were issued in the offering.  Each warrant allows for the purchase of one (1) share of common stock at $5.50 per share.  The warrants expire in seven (7) years.  Holders of these shares of common stock and warrants are beneficiaries of anti-dilution agreements (2009) providing each of them price protection until March 31, 2011, such that if we issue any shares of our common stock at or prior to that date at a price less than $5.50, we will issue sufficient additional shares to them to maintain the values of their holdings of common stock at the new, lower issuance price.  See Note 23 for Subsequent Events for a discussion of the capital raise that was completed in February 2010 and the impact it has on the anti-dilution agreements (2009).  The cost of raising this capital was $0.4 million.

The new Chairman and CEO managed a private equity firm before joining Customers Bank.  He was instrumental in raising the net proceeds of $16.7 million and received 670,136 warrants as an incentive to raise more than $10.0 million in capital before he joined Customers Bank.  The fair value of the warrants that he received was calculated using a Black-Scholes model and recorded as a separate component of Stockholders’ Equity.  As warrants are exercised, their value will return to Surplus in addition to the proceeds.  See Note 24 for Subsequent Events for a discussion of the capital raise that was completed in February 2010 and the impact it has on the anti-dilution agreements (2009).

The fair value of warrants issued during 2009 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Expected life	7 years
Expected volatility	20.00%
Range of risk-free interest rates	2.93% - 3.19%
Weighted average fair value of options granted	$1.29

The expected volatility is based on historic volatility of Customers Bank’s common stock.  The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant.  The expected life is based on their expiration date.

Customers Bank issued $980 thousand in 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock during 2008.  This stock pays a 10% dividend that is non-cumulative.  The preferred shares were exchanged for common stock during 2009 in conjunction with the capital raise of $16.7 million.  178,164 shares of common stock were exchanged for 98 shares of preferred stock at a price of $5.50 per share.  In addition, 24,500 warrants were issued in the exchange.  Each warrant allows for the purchase of one (1) share of common stock at $5.50 per share.  The warrants expire in seven (7) years.

During 2009, $1.0 million of subordinated debt, issued in December 2007, was converted to common stock.  The conversion was required under the terms of the subordinated term note due to the significant change in the membership of the Board of Directors.  Based on the terms of the subordinated term note, 213,219 shares of common stock were issued at a price of $4.69 per share to the holders of the subordinated debt.

The Pennsylvania Department of Banking has certain restrictions for paying dividends on all classes of stock.

NOTE 15 - COMPREHENSIVE INCOME

Generally accepted accounting principles in the United States of America require that revenue, expenses, gains and losses are to be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The only components of other comprehensive income (loss) are unrealized holding gains (losses), net of deferred taxes, on securities available for sale.

Customers F-36

	Years Ended December 31,
	2009	2008	2007
		(in thousands)
Unrealized holding gains (losses) on available for sale securities	$556	$(1,462)	$57
Reclassification adjustment for impairment charges recognized in income on available for sale securities	15	940	-
Reclassification adjustment for (gains) losses recognized in income on available for sale and held to maturity securities	(236)	361	-
Net unrealized gains (losses)	335	(161)	57
Income tax effect	(113)	55	(19)
Net of tax amount	$222	$(106)	$38

NOTE 16 - STOCK OPTION PLAN

During 2004, the stockholders of Customers Bank approved the 2004 Incentive Equity and Deferred Compensation Plan (“2004 Plan”), the purpose of which is to promote the success and enhance the value of Customers Bank by linking the personal interests of the members of the Board of Directors and Customers Bank’s employees, officers and executives to those of Customers Bank’s stockholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to stockholders of Customers Bank. The 2004 Plan is further intended to provide flexibility to Customers Bank in its ability to motivate, attract and retain the services of members of the Board of Directors, employees, officers and executives of Customers Bank.  Stock options granted normally vest over three years.

The 2004 Plan is administered by the Compensation Committee of the Board of Directors.  It provides for the grant of options, some or all of which may be structured to qualify as Incentive Stock Options if granted to employees, and for the grant of stock appreciation rights (“SARS”), restricted stock and unrestricted stock up to a total of 200,000 shares of Common Stock.  The 2004 Plan replaced the Stock Option Plan approved in 1997 (“1997 Plan”), which provided for an aggregate of 112,500 shares of common stock to be granted.

Under the 1997 Plan, Customers Bank, in connection with the initial stock offering, issued to the Incorporators options to acquire 60,750 shares of common stock as well as granted to two of its executive officers stock options to purchase 11,875 shares of common stock.  The options issued have either been exercised at a price of $8.80 per share or have expired.

The remaining 39,875 shares of common stock otherwise available under the 1997 Plan ceased to be available for grant when the 2004 Plan was approved. Under the 2004 Plan, Customers Bank issued to its employees stock options to purchase 52,200 shares at a weighted average price of $10.68 per share, which expire ten years from the grant date.

The following summarizes changes in stock options outstanding under the 2004 Incentive Equity and Deferred Compensation Plan and the 1997 Stock Option Plan for the years ended December 31, 2009, 2008 and 2007:

	Years Ended December 31,
	2009		2008		2007
	Number of Options	Wtd Avg Exercise Price	Number of Options	Wtd Avg Exercise Price	Number of Options	Wtd Avg Exercise Price
Outstanding at beginning of Year	46,827	$10.67	48,034	$10.67	120,825	$9.54
Options Exercised	—	—	—	—	(36,708)	8.80
Options Forfeited	(1,417)	10.46	(1,207)	10.68	(36,083)	8.81
Outstanding at December 31	45,410	$10.68	46,827	$10.67	48,034	$10.67
Exercisable at December 31	45,410	$10.68	46,827	$10.67	42,001	$10.75

No stock options were granted in either 2009 or 2008.  The weighted average remaining contractual life of the outstanding stock options at December 31, 2009 is approximately 6 years.  The aggregate intrinsic value of options outstanding was $0 as of December 31, 2009 and 2008.

NOTE 17 - FEDERAL INCOME TAXES

The components of income tax (benefit) expense for the years ended December 31 are as follows:

Customers F-37

	2009	2008	2007
	(in thousands)
Current	$394	$(409)	$212
Deferred	(394)	(17)	(372)
	$—	$(426)	$(160)

Effective tax rates differ from the federal statutory rate of 34% applied to income (loss) before income tax (benefit) due to the following:

	2009		2008		2007
	(in thousands)
	Amount	% of pretax income	Amount	% of pretax income	Amount	% of pretax income
Federal income tax at statutory rate	$(4,500)	-34.00%	$(425)	-34.00%	$24	34.00%
Tax exempt interest	(104)	-0.79%	(183)	-14.63%	(175)	-250.74%
Interest disallowance	12	0.09%	23	1.84%	31	44.42%
Bank owned life insurance	(69)	-0.53%	(69)	-5.53%	(50)	-71.64%
Recordation of valuation allowance	4,653	35.15%	360	28.78%	-	0.00%
Other	9	0.08%	(132)	-10.52%	10	14.33%
Effective income tax rate	$-	0.00%	$(426)	-34.1%	$(160)	-229.6%

The components of the net deferred tax asset at December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007
Deferred tax assets:	(in thousands)
Allowance for loan losses	$3,411	$978	$836
Net unrealized losses on securities	18	132	77
Bank premises and equipment	230	193	104
Impairment charge on securities	139	216	134
OREO expenses	104	—	—
Non-accrual interest	239	—	—
Net operating losses	3,922	—	—
Other	72	20	—
Total deferred tax assets	8,135	1,539	1,151
Valuation allowance	(6,605)	(360)	—
Total deferred tax assets, net of valuation allowance	1,530	1,179	1,151
Deferred tax liabilities:
Deferred loan costs	(71)	—	—
Cash basis conversion	—	—	(44)
Total deferred tax liabilities	(71)	—	(44)
Net deferred tax asset	$1,459	$1,179	$1,107

In 2009, Customers Bank generated net operating income tax losses of approximately $5.7 million which are available to be carried back to prior open tax years.  Customers Bank recognizes deferred tax assets and liabilities for the future tax consequences related to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax credits.

Management evaluated the deferred tax assets for recoverability using a consistent approach which considers the relative impact of negative and positive evidence, including historical profitability and projections of future reversals of temporary differences and future taxable income. Customers Bank is required to establish a valuation allowance for deferred tax assets and record a charge to income or stockholders’ equity if management determines, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, Customers Bank estimates future taxable income based on management approved business plans and ongoing tax planning strategies. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or variances between projected operating performance, actual results and other factors.

Customers F-38

Customers Bank established a valuation allowance for the deferred tax asset amount of $5.9 million as of December 31, 2009.  The remaining deferred tax asset of $1.5 million is related to projected reversals of temporary differences in 2009 that are projected to be carried back to prior open years.

NOTE 18 - TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

Customers Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.  There were no related party loans at December 31, 2009 and $4 thousand at December 31, 2008.  During 2009, there were $1 thousand in new advances and no new loans to such related parties and repayments totaled $5 thousand.

Some current directors, nominees for director and executive officers of Customers Bank and entities or organizations in which they were executive officers or the equivalent or owners of more than 10% of the equity were customers of and had transactions with or involving Customers Bank in the ordinary course of business during the fiscal year ended December 31, 2009.  None of these transactions involved amounts in excess of 5% of Customers Bank’s consolidated gross revenues during 2009 or $200,000, nor was Customers Bank indebted to any of the foregoing persons or entities in an aggregate amount in excess of 5% of Customers Bank’s total consolidated assets at December 31, 2009.  Additional transactions with such persons and entities may be expected to take place in the ordinary course of business in the future.

On June 17, 2009, Customers Bank entered into a Consulting Agreement with Kenneth B.  Mumma, its former Chairman and CEO, pursuant to which Customers Bank agreed to engage Mr. Mumma as a consultant until December 31, 2011.  During the period of his engagement, Mr. Mumma has agreed to provide from 20 to 40 hours of consulting services per month, for a consulting fee of $13,500 per month plus reimbursement of expenses incurred by him in performing the services.  The agreement also provides non-compete covenants for a period ending one year after the term of the consulting agreement.  During 2009, Customers Bank paid an aggregate of $67,500 in consulting fees to Mr. Mumma under the agreement.

During 2009, Customers Bank paid director John Sickler $30,000 in consulting fees in connection with Mr. Sickler’s services as interim Chairman of the board of directors of Customers Bank from January 2009 to June 2009, and $50,000 in connection with the 2009 private offering.  Mr. Sickler also received immediately exercisable warrants to purchase 9,091 shares of Customers Bank’s Common Stock with a grant date fair value of $11,727 (as computed in accordance with FASB ASC Topic 718).  Such warrants were subject to an anti-dilution adjustment in April 2010.  See “ANTI-DILUTION AGREEMENTS” beginning on page 97 of this Joint Proxy Statement-Prospectus.

NOTE 19 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Customers Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

Customers Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. Customers Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At December 31, 2009 and 2008, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2009	2008
	(in thousands)
Commitments to fund loans	$3,922	$4,900
Unfunded commitments to fund mortgage warehouse loans	28,565	—
Unfunded commitments under lines of credit	16,842	20,735
Letters of credit	854	1,203

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Mortgage warehouse loan commitments are agreements to purchase mortgage loans from mortgage bankers that agree to purchase the loans back in a short period of time.  These commitments generally fluctuate monthly as existing loans are repurchased by the mortgage bankers and new loans are purchased Customers Bank.

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Customers Bank evaluates each customer’s credit worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by Customers Bank upon extension of credit, is based on management’s credit evaluation.  Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Customers F-39

Outstanding letters of credit written are conditional commitments issued by Customers Bank to guarantee the performance of a customer to a third party.  The majority of these standby letters of credit expire within the next twelve months.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments.  Customers Bank requires collateral supporting these letters of credit as deemed necessary.  Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.  The current amount of the liabilities as of December 31, 2009 and 2008 for guarantees under standby letters of credit issued is not material.

NOTE 20 – LEGAL CONTINGENCIES

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on Customers Bank’s financial statements.

NOTE 21 - REGULATORY MATTERS

Customers Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on Customers Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Customers Bank must meet specific capital guidelines that involve quantitative measures of Customers Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Customers Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Customers Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2009 and 2008, that Customers Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2009, the most recent notification received from federal banking agencies categorized Customers Bank as well capitalized under the regulatory framework for prompt corrective action. Customers Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios set forth in the table. There are no conditions or events since that notification that management believes have changed Customers Bank’s category.

Customers Bank’s actual capital amounts and ratios at December 31, 2009 and 2008 are presented below:

	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
	(dollar amounts in thousands)
As of December 31, 2009:
Total capital (to risk weighted assets)	$25,958	11.8%	≥	$17,648	≥	8.0%	≥	$22,060	≥	10.0%
Tier 1 capital (to risk weighted assets)	21,537	9.8	≥	8,824	≥	4.0	≥	13,236	≥	6.0
Tier 1 capital (to average assets)	21,537	6.7	≥	12,906	≥	4.0	≥	16,132	≥	5.0

As of December 31, 2008:
Total capital (to risk weighted assets)	$22,825	10.5%	≥	$17,395	≥	8.0%	≥	$21,743	≥	10.0%
Tier 1 capital (to risk weighted assets)	17,105	7.9	≥	8,697	≥	4.0	≥	13,046	≥	6.0
Tier 1 capital (to average assets)	17,105	6.2	≥	11,012	≥	4.0	≥	13,765	≥	5.0

Customers Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.

Customers F-40

NOTE 22 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Customers Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  In accordance with FASB ASC 820, Fair Value Measurements and Disclosures, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for Customers Bank’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Level 1:                      Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:                      Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:                      Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2009 and 2008 are as follows:

	As of December 31, 2009
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
U.S. Treasury and government agency	$452	$—	$—	$452
Mortgage-backed securities	1,207	38,196	—	39,403
Asset-backed securities	—	839	—	839
Municipal securities	—	3,894	—	3,894
	$1,659	$42,929	$—	$44,588

	As of December 31, 2008
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
U.S. Treasury and government agency	$—	$1,086	$—	$1,086
Mortgage-backed securities	905	16,158	—	17,063
Asset-backed securities	—	2,178	—	2,178
Municipal securities	—	9,887	—	9,887
Corporate bonds	—	48	—	48
Equity securities	—	6	—	6
	$905	$29,363	$—	$30,268

Customers F-41

The following table summarizes financial assets and financial liabilities measured at fair value on a nonrecurring basis as of December 31, 2009 and 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	December 31, 2009
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
Impaired Loans, net of specific reserves of $6.8 million	$—	$—	$10,780	$10,780
Other Real Estate Owned	—	—	1,155	1,155
	$—	$—	$11,935	$11,935

	December 31, 2008
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
Impaired Loans, net of specific reserves of $376 thousand	$—	$—	$5,496	$5,496
Other Real Estate Owned	—	—	1,519	1,519
	$—	$—	$7,015	$7,015

The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of Customers Bank’s assets and liabilities.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between Customers Bank’s disclosures and those of other companies may not be meaningful.  The following methods and assumptions were used to estimate the fair values of Customers Bank’s financial instruments at December 31, 2009 and 2008:

Cash and cash equivalents (carried at cost):

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Securities:

The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Loans receivable (carried at cost):

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans.  Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Customers F-42

Impaired loans (carried at fair value):

Impaired loans are those that are accounted for under FASB ASC 450, Contingencies, in which Customers Bank has measured impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Accrued interest receivable and payable (carried at cost):

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities (carried at cost):

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).  Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings (carried at cost):

The carrying amounts of short-term borrowings approximate their fair values.

Long-term debt (carried at cost):

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity.  These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Subordinated debt (carried at cost):

Fair values of subordinated debt are estimated using discounted cash flow analysis, based on market rates currently offered on such debt with similar credit risk characteristics, terms and remaining maturity.

Off-balance sheet financial instruments (disclosed at cost):

Fair values for Customers Bank’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

Customers Bank has issued public fund certificates of deposit that are backed by letters of credit issued at the Federal Home Loan Bank.  Customers Bank does not foresee the need to utilize these letters of credit.  The estimated fair value approximates the recorded deferred fee amounts, which are not significant.

The estimated fair values of Customers Bank’s financial instruments were as follows at December 31, 2009 and 2008.

Customers F-43

	December 31,
	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Assets:
Cash and cash equivalents	$68,807	$68,807	$6,295	$6,295
Securities available for sale	44,588	44,588	30,268	30,268
Securities held to maturity	—	—	2,235	2,382
Loans receivable, net	220,266	213,901	220,876	221,211
Restricted stock	2,026	2,026	1,793	1,793
Accrued interest receivable	2,055	2,055	1,542	1,542
Liabilities:
Deposits	313,927	316,377	237,842	240,084
Subordinated debt	2,000	2,000	3,000	3,000
Borrowings	11,000	11,290	15,000	17,148
Accrued interest payable	575	575	660	660
Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	—	—	—	—
Standby letters of credit issued on Customers Bank’s behalf	—	—	—	—

NOTE 23 – SUBSEQUENT EVENTS

New Century Bank has evaluated events subsequent to December 31, 2009, both recognized and non-recognized, for their impact on the reported results and disclosures and determined that the following items are material subsequent events.

In February 2010, Customers Bank sold 10,078,139 total shares, which included 6,529,550 of its Common Stock and 3,548,589 of Class B Non-Voting Common Stock at a price of $4.28 per share, and in March 2010 1,950,798 total shares, which included 761,596 of its Common Stock and 1,189,202 of its Class B Non-Voting Common Stock at a price of $3.76 per share.  Taking into account the impact of anti-dilution agreements issued to investors in the February offering, the result of the two offerings was the issuance of 13.4 million shares in those offerings. As a result, further shares have also been issued to existing investors pursuant to anti-dilution agreements between Customers Bank and those investors.  Following the close of these transactions, no investor owns or controls more than 9.9% of the aggregate outstanding shares of Customers Bank’s Common Stock and Class B Non-Voting Common Stock, including for purposes of this calculation any shares issuable under unexercised warrants.

Each investor who participated in this capital raise and owns more than 9% of the common equity of Customers Bank has been identified by Customers Bank as a lead investor.  The February and March 2010 offerings resulted in seven lead investors and they each received warrants equal to 5% of the shares that they purchased, having exercise prices (after taking into account anti-dilution repricing) of $3.76 per share.  The number of warrants issued for purposes of Common Stock totaled 253,885, and the number of warrants issued for purposes of Class B Non-Voting Common Stock totaled 204,638. The lead investors also have the right to invest in future capital raises until February 17, 2011 at the issuance price of $3.76 per share.

In conjunction with the 2009 capital raise, investors entered into anti-dilution agreements (2009) providing them each with price protection until March 31, 2011, such that if Customers Bank issues any share of common stock at or prior to that date at a price less than $5.50 per share, Customers Bank will issue sufficient additional shares to the holders of the agreements to maintain the values of their holding of common stock at the new, lower issuance price.  Due to the February and March 2010 capital raises both being conducted at per share prices less than $5.50 per share, the anti-dilution provisions of the 2009 agreements become effective in 2010.  Customers Bank considers the issuance of these 2,830,275 anti-dilutive shares to be a nonrecognized subsequent event as of the balance sheet date and, therefore, will not recognize the transaction until the date the shares were issued.

Customers Bank agreed to extend and amend the anti-dilution agreements with shareholders who purchased shares in June 2009 or later, to extend anti-dilution protections from June 30, 2010  through March 31, 2011 for any capital raising transactions at a price or value below $3.76 per share, but, after June 30, 2010, only where the capital raising transaction involves share issuances for cash.  For further information on the terms of the anti-dilution agreements, see, “ANTI-DILUTION AGREEMENTS,” beginning on page 97.

In March 2010, Customers Bank decided to change the name of Customers Bank to Customers Bank.  The reason for the change is that the new name better conveys the new mission and vision of Customers Bank.  The other reason is that it is more cost effective to change the name in its early stages before spending money to build the brand through marketing efforts and before Customers Bank incurs significant costs such as building signage.  Assuming the approval of Proposal C1 by shareholders, this name change will be effected in connection with the merger of Customers Bank into the merger subsidiary in the reorganization.

Customers F-44

INDEX TO BERKSHIRE FINANCIAL STATEMENTS

Unaudited Consolidated Balance Sheets as of September 30, 2010 and December 31, 2009	Berkshire F-2
Unaudited Consolidated Statements of Operations for the three and nine months ended September 30, 2010 and 2009	Berkshire F-3
Unaudited Consolidated Statements of Shareholders’ Equity for the nine months ended September 30, 2010 and 2009	Berkshire F-4
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2010 and 2009	Berkshire F-6
Notes to Unaudited Consolidated Financial Statements	Berkshire F-8
Independent Auditor’s Report	Berkshire F-35
Audited Balance Sheets as of December 31, 2009 and December 31, 2008	Berkshire F-36
Audited Statements of Operations for the years ended December 31, 2009 and 2008	Berkshire F-37
Audited Statements of Shareholders’ equity for the years ended December 31, 2009 and 2008	Berkshire F-38
Audited Statements of Cash Flows for the years ended December 31, 2009 and 2008	Berkshire F-39
Notes to Audited Financial Statements for the years ended December 31, 2009 and December 31, 2008	Berkshire F-41
Independent Auditor’s Report	Berkshire F-64
Audited Balance Sheets as of December 31, 2008 and December 31, 2007	Berkshire F-65
Audited Statements of Operations for the years ended December 31, 2008 and 2007	Berkshire F-66
Audited Statements of Shareholders’ equity for the years ended December 31, 2008 and 2007	Berkshire F-67
Audited Statements of Cash Flows for the years ended December 31, 2008 and 2007	Berkshire F-68
Notes to Audited Financial Statements for the years ended December 31, 2008 and December 31, 2007	Berkshire F-70

Berkshire F-1

Berkshire Bancorp, Inc.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands, Except Share Data)
	September 30,	December 31,
	2010	2009
Assets
Cash and Due from Banks	$1,751	$1,787
Interest-Bearing Deposits with other Banks	4,893	506
Federal Funds Sold	6,296	9,259
Cash and cash equivalents	12,940	11,552

Investment Securities Available for Sale, at fair value	3,616	11,845
Loans Receivable (net of allowance for loan losses of $1,423 and
$1,655, as of 2010 and 2009, respectively)	107,372	108,560
Loans Held for Sale	1,923	978
Bank Premises and Equipment, net	3,952	4,164
Bank-owned Life Insurance	2,407	2,319
Goodwill	418	418
Accrued Interest Receivable and Other Assets	2,742	2,749
Other Real Estate Owned (OREO)	4,623	1,765
	$139,993	$144,350
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing demand	$6,401	$6,821
Interest-bearing	118,905	121,257
Total deposits	125,306	128,078
Borrowings	2,290	4,304
Accrued interest payable and other accrued liabilities	932	562
Total liabilities	128,528	132,944

Commitments and Contingencies (Note 17)

Shareholders' Equity
Cumulative perpetual preferred stock, $1 par value,
10,000,000 shares authorized;
Series A-5% for five years, 9% thereafter, $1,000 liquidation preference,
2,892 shares issued and outstanding	2,752	2,737
Series B-9%, $1,000 liquidation preference, 145 shares issued
and outstanding	165	168
Non-Cumulative perpetual preferred stock,
Series C-6%, $1,000 liquidation preference, 50 shares issued
and outstanding	-	-
Common stock, $1 par value, 10,000,000 shares authorized;
shares issued and outstanding
2010 - 4,051,063; 2009-3,876,063	4,051	3,876
Additional paid-in-capital	11,256	11,171
Accumulated deficit	(6,785)	(6,426)
Accumulated other comprehensive income (loss)	26	(120)
	11,465	11,406
See Notes to Consolidated Financial Statements.	$139,993	$144,350

Berkshire F-2

Berkshire Bancorp, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Share Data)	Three month ended		Nine month ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest income
Interest and fees on loans	$1,673	$1,630	$4,827	$4,780
Interest and dividends on securities	60	144	335	424
Interest on federal funds sold	3	-	8	-
Interest on deposits with banks	11	-	24	1
Total interest and dividend income	1,747	1,774	5,194	5,205
Interest expense
Interest on deposits	482	601	1,499	1,944
Interest on federal funds purchased	-	4		11
Interest on borrowings	33	107	89	332
Total interest expense	515	712	1,588	2,287
Net interest income	1,232	1,062	3,606	2,918
Provision for loan losses	251	38	286	186
Net interest income after provision for loan losses	981	1,024	3,320	2,732
Noninterest income
Gain on the sale of loans	99	51	341	279
Gain (loss) on the sale of available for sale securities	38	-	41	(10)
Gain on the sale of OREO	-	-	14	108
Loss on the disposition of assets, net	-	-	-	(3)
Other income	93	61	262	203
Total noninterest income	230	112	658	577
Noninterest expenses
Compensation and benefits, net	571	574	1,694	1,596
Occupancy and data processing	389	381	856	811
Marketing and business development	8	12	24	35
Professional services	245	109	381	235
Other operating expenses	356	265	1,375	1,212
Total noninterest expenses	1,569	1,341	4,330	3,889
Loss before income taxes	(358)	(205)	(352)	(580)
Income taxes	-	-	1	-
Net loss	(358)	(205)	(353)	(580)
Preferred stock dividends and discount accretion	(47)	-	(140)	-
Net loss attributable to common shareholders	(405)	(205)	(493)	(580)
Net loss per common share:
Basic and diluted	$(0.10)	$(0.05)	$(0.13)	$(0.15)
Weighted average shares outstanding:
Basic and diluted	3,906,498	3,876,000	3,886,319	3,875,451
See Notes to Consolidated Financial Statements.

Berkshire F-3

Berkshire Bancorp, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(Amounts in Thousands, Except Share Data)

					Accumulated
			Additional		Other	Total
	Preferred	Common	Paid-In	Accumulated	Comprehensive	Shareholders'
	Stock	Stock	Capital	Deficit	Income (Loss)	Equity
Balance, December 31, 2008	$-	$3,875	$11,178	$(5,076)	$(19)	$9,958

Exercise of 1,040 stock warrants at a
weighted average price of $8.32	-	1	8	-	-	9

Issuance of preferred stock, 2,892 shares Series A
and 145 shares Series B	2,892	-	-	-	-	2,892

Accretion of preferred stock discount	6	-	-	(6)	-	-

Dividends on preferred stock, Series A & B				(47)		(47)

Comprehensive loss:

Net loss	-	-	-	(580)	-	(580)

Change in net unrealized loss on securities available for sale,
net of tax effect of $54	-	-	-	-	26	26

Total comprehensive loss	-	-	-	-	-	(554)
Balance, September 30, 2009	$2,898	$3,876	$11,186	$(5,709)	$7	$12,258

See Notes to Consolidated Financial Statements.

Berkshire F-4

Berkshire Bancorp, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
(Amounts in Thousands, Except Share Data)

					Accumulated
			Additional		Other	Total
	Preferred	Common	Paid-In	Accumulated	Comprehensive	Shareholders'
	Stock	Stock	Capital	Deficit	Income (Loss)	Equity
Balance, December 31, 2009	$2,905	$3,876	$11,084	$(6,339)	$(120)	$11,406

Issuance of common stock, 175,000 Shares at $2.00 per share	-	175	175			350

Capital stock offering fees from Series C Preferred Offering			(3)			(3)

Accretion of preferred stock discount	12	-	-	(12)	-	-

Dividends on preferred stock,
Series A & B	-	-	-	(81)	-	(81)

Comprehensive loss:

Net loss	-	-	-	(353)	-	(353)

Change in net unrealized loss on securities available for
sale, net of tax effect of $77	-	-	-	-	146	146

Total comprehensive loss	-	-	-	-	-	(207)

Balance, September 30, 2010	$2,917	$4,051	$11,256	$(6,785)	$26	$11,465

See Notes to Consolidated Financial Statements.

Berkshire F-5

Berkshire Bancorp, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine months ended September 30,
(Amounts in Thousands, Except Share Data)	2010	2009
Cash Flows from Operating Activities
Net loss	$(353)	$(580)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	244	253
Net amortization of SBA servicing assets	2	-
Provision for loan losses	286	186
Impairment charge on OREO	87	80
Accretion of fair value adjustment on loans	(12)	(13)
Net amortization of premiums/discounts on securities	4	1
Gain on the sale of loans	(196)	(279)
Gain on the sale of SBA loans	(145)	-
Net (gain) loss on the sale of investment securities	(41)	10
Loss on the disposition of repossessed assets	-	3
Loss on the disposition of fixed assets	-	3
Loans originated for sale	(7,499)	(14,437)
Proceeds from sale of loans held for sale	6,750	13,737
Net gain on sale of OREO	(14)	(108)
Proceeds from sale of OREO	280	720
Earnings on Bank owned life insurance, net	(88)	(71)
Changes in operating assets and liabilities:
Decrease in accrued interest receivable and other assets	7	890
Increase in accrued interest payable and other accrued liabilities	356	122
Net cash (used in ) provided by operating activities	(332)	517
Cash Flows from Investing Activities
Purchases of investment securities available for sale	(1,500)	(6,748)
Purchases of FHLB stock	-	(32)
Proceeds from redemption of FHLB stock	-	-
Proceeds from maturities, calls and principal payments on investment
securities available for sale	9,286	7,681
Proceeds from the sale of investment securities available for sale	703	1,336
Net decrease in loans	(2,217)	(12,747)
Net purchases of premises and equipment	(32)	(72)
Net cash provided by (used in) investing activities	6,240	(10,582)
Cash Flows from Financing Activities
Net proceeds from the exercise of common stock warrants	-	9
Net proceeds from the issuance of common stock	350	-
Cash payments on common stock in lieu of fractional shares	-	-
Dividends paid on preferred stock, Series A & B	(80)	(47)
Dividends paid on preferred stock, Series C	(1)	-
Proceeds from the issuance of preferred stock, Series A & B	-	2,892
Offering costs related to the preferred stock, Series C	(3)	-
Net proceeds from borrowings	-	(3,631)
Net increase in secured borrowings	1,500	-
Net proceeds from federal funds purchased	-	(396)
Repayment of borrowings	(3,514)	-
Increase (decrease) in interest-bearing deposits	(2,352)	12,142
Increase (decrease) in noninterest-bearing deposits	(420)	511
Net cash (used in) provided by financing activities	(4,520)	11,480
Increase in cash and cash equivalents	1,388	1,415
Cash and Cash Equivalents, January 1	11,552	2,132
Cash and Cash Equivalents, September 30	$12,940	$3,547
Continued

Berkshire F-6

Berkshire Bancorp, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Nine months ended September 30,
(Amounts in Thousands, Except Share Data)

	2010	2009

Supplemental Disclosure of Cash Flow Information:
Cash Paid During the Year for:
Interest	$1,616	$2,313
Income taxes	$1	$-

Non-cash items:
Transfer from loans to OREO	$2,505	853
Change in unrealized loss on AFS Securities	223	162
Change in valuation allowance for OREO	82	6

See Notes to Consolidated Financial Statements.

Berkshire F-7

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies

Description of Business: Berkshire Bancorp, Inc. (“the Company”) is a bank holding company headquartered in Wyomissing, Pennsylvania.  Through its wholly owned subsidiary, Berkshire Bank, the Company provides individuals, corporations and other businesses, commercial and retail banking services, principally loans and deposits. Berkshire Bancorp, Inc. was incorporated on September 1, 2006 under the laws of the State of Pennsylvania for the sole purpose of becoming the holding company of Berkshire Bank (the "Bank").

Berkshire Bank (the “Bank”) is a commercial bank incorporated on May 14, 2002 under the laws of the Commonwealth of Pennsylvania.  The Bank commenced operations on September 23, 2003.  The Bank is chartered by the Pennsylvania Department of Banking and insured by the Federal Deposit Insurance Corporation.  The Bank maintains its principal office at Wyomissing, Pennsylvania but also has branch offices in Muhlenberg Township, West Reading, Route 183 Airport, and Exeter, Pennsylvania. The Bank provides financial services primarily to Berks County and the surrounding Pennsylvania counties.

Zenith Mortgage Company, LLC, a subsidiary of the Bank, was established in 2007 for the purpose of providing mortgage brokerage and related services to the public. Zenith Mortgage is a limited liability company owned by Berkshire Bank (51%) and a third party.  Zenith Mortgage Company, LLC was dormant as of September 30, 2010 and December 31, 2009.

Accounting Standards Codification (ASC):  On July 1, 2009, the Financial Accounting Standards Board (FASB) officially launched the FASB Accounting Standards Codification™ (Codification), which has become the single official source of authoritative, nongovernmental U.S. GAAP, superseding all prior FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF), and related literature.  The Codification is effective for interim and annual periods ending on or after September 15, 2009.  Accordingly, the Company’s accounting policies, which are consistent with prior periods and detailed below are now in accordance with ASC and no longer contain references to Statements on Financial Accounting Standards (SFAS), EITF or related literature.

Principles of Consolidation:  The accounting and financial reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.  The policies that materially affect the determination of the consolidated financial position, results of operations and cash flows are summarized below.  The consolidated financial statements for 2010 and 2009 include the accounts of Berkshire Bancorp, Inc. and Berkshire Bank.  All intercompany balances and transactions have been eliminated.

Use of Estimates:  The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

Cash and Cash Equivalents:  Cash and cash equivalents include cash on hand, interest bearing deposits with banks and federal funds sold, all of which mature within ninety days.

Investment Securities Available for Sale:  Management determines the appropriate classification of investments at the time of purchase.  As of September 30, 2010, all securities are classified “available for sale” and carried at fair value.  The Company has no trading securities or securities classified “held to maturity.”

Berkshire F-8

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 1.  Summary of Significant Accounting Policies (Continued)

Investment Securities Available for Sale (Continued):  The cost of investment securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security.  Such amortization or accretion recorded as adjustments to interest and dividends are included in interest income from investments.  Realized gains and losses are included in gains (losses) on investment securities in the statements of operations.  Gains and losses on the sale of securities are recorded on the trade date and are determined based on the specific-identification method.

Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer whether the Company intends to sell the security, or it is more likely than not that the Company will be required to sell the security before recovery of the cost basis, which may be maturity.  In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security or it is not more likely than not that it will not be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors.  The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings.  The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

The Company holds investments in the common stocks of Atlantic Central Bankers Bank (“ACBB”) and Federal Home Loan Bank of Pittsburgh (“FHLB”).  These investments in restricted stock are carried at cost and are included in Other Assets.  The stock has no quoted market value and is subject to redemption restrictions.  Management reviews for impairment based on the ultimate recoverability of the cost basis in the stock.  Management considers such criteria as the significance of the decline in all assets, if any, of the FHLB, the length of time the situation has persisted, commitments by the FHLB to make payments required by law or regulation, the impact of legislative and regulatory changes on the customer base of the FHLB and the liquidity position of the FHLB.

Loans:  The Company makes commercial, real estate and consumer loans to customers.  A substantial portion of the loan portfolio is represented by loans in Berks County.  The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.  Loans are stated at the outstanding principal amount, adjusted for the allowance for loan losses and any deferred fees or costs on originated loans.  Interest income on loans is recognized as earned based on contractual interest rates applied to daily principal amounts outstanding.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.  Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Berkshire F-9

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies (Continued)

Loans Held for Sale:  The Company periodically sells mortgage loans.  These loans are reported at the lower of cost or fair value.  Gains and losses on sales of loans are recognized at settlement dates in non interest income and are determined by the difference between the sales proceeds and the carrying value of the loans.  All sales are made without recourse and servicing is released.

Loans - Nonaccrual:  Loans are placed on nonaccrual status and the accrual of interest income ceases, when a default of principal or interest exists for a period of ninety days except when, in management’s judgment, the collection of principal and interest is reasonably anticipated (i.e. the loan is well secured and in the process of collection).  Interest receivable on nonaccrual loans previously credited to interest income is reversed.  Nonaccrual loans are generally not returned to accruing status until principal and interest payments have been brought current and full collectability is reasonably assured.

Concentration of Credit Risk:  The Company’s loans are generally to diversified customers in Berks, Montgomery and Chester counties, Pennsylvania.  Loans to professional real estate management enterprises and lessors, general building contractors and developers, miscellaneous food stores and restaurants constitute approximately 38%, 9% and 7%, respectively, of commercial loans as of September 30, 2010.  These concentrations were approximately 38%, 10% and 8%, respectively, of commercial loans as of December 31, 2009.  Generally, loans are collateralized by assets of the borrower and are expected to be repaid from the cash flow or proceeds from the sale of selected assets of the borrower.

Loan Fees:  Loan fees and direct costs associated with loan originations are netted and deferred.  The deferred amount is recognized as an adjustment to loan interest over the term of the related loans on the interest method.

Allowance for Loan Losses:  The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses.  Loans that are determined to be uncollectible are charged against the allowance account, and subsequent recoveries, if any, are credited to the allowance.  When evaluating the adequacy of the allowance, an assessment of the loan portfolio will typically include changes in the composition and volume of the loan portfolio, overall portfolio quality and past loss experience, review of specific problem loans, current economic conditions which may affect borrowers’ ability to repay, and other factors which may warrant current recognition.

Such periodic assessments may, in management’s judgment, require the Company to recognize additions or reductions to the allowance.

Various regulatory agencies periodically review the adequacy of the Company’s allowance for loan losses as an integral part of their examination process.  Such agencies may require the Company to recognize additions or reductions to the allowance based on their evaluation of information available to them at the time of their examination.  It is reasonably possible that the above factors may change significantly and, therefore, affect management’s determination of the allowance for loan losses in the near term.

The allowance consists of allocated and general components.  The allocated component relates to loans that are classified as impaired.  For those loans that are classified impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected losses given the Company’s internal risk rating process.  Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not reflected in the historical loss or risk rating data.

Berkshire F-10

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies (Continued)

Interest Rate Risk:  The Company is principally engaged in the business of attracting deposits from the general public and using these deposits, together with any borrowed funds, to make commercial, commercial mortgage, residential mortgage, and consumer loans, and to invest in overnight and term investment securities.  Inherent in such activities is the potential for the Company to assume interest rate risk that results from differences in the maturities and repricing characteristics of assets and liabilities.  For this reason, management regularly monitors the level of interest rate risk and the potential impact on net income.

Bank Premises and Equipment:  Premises and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation is computed and charged to expense using the straight-line method over the estimated useful lives of the assets.  Leasehold improvements are amortized to expense over the shorter of the term of the respective lease or the estimated useful life of the improvements.

The estimated useful lives for calculating depreciation and amortization on furniture and equipment are between three and seven years.  Leasehold improvements are depreciated over the lesser of the economic life or the term of the related lease, generally terms ranging from five to twenty-nine years.

Other Real Estate Owned (OREO):  OREO is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure.  Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis.  After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell.  Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

Bank Owned Life Insurance:  The Company invests in bank owned life insurance (“BOLI”) as a source of funding for employee benefit expenses.  BOLI involves the purchasing of life insurance by the Company on a chosen group of employees.  The Company is the owner and beneficiary of the policies.  The life insurance investment is carried at the cash surrender value of the underlying policies.  Income generated from the increase in cash surrender value of the policies is included in other income on the income statement.  BOLI is used to fund the Nonqualified Supplemental Executive Retirement Plan discussed in Note 15.

Goodwill:  Goodwill representing the excess of the cost over fair value of net assets of the acquired businesses.  The Company acquired two branches that resulted in goodwill which is not amortized, but tested annually for impairment or more frequently if events or changes in circumstances indicate that the asset might be impaired.  Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.  The Company has evaluated goodwill and determined that no impairment existed as of September 30, 2010 and December 31, 2009.

Income Taxes:  Deferred federal and state tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial statement and tax bases of existing assets and liabilities.  The effect of a change in the tax rate on deferred taxes is recognized in the period of the enactment date.  Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.  Berkshire Bancorp, Inc. and its wholly-owned subsidiary, Berkshire Bank, file a consolidated federal income tax return.

Berkshire F-11

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies (Continued)

Income Taxes (Continued):  When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that ultimately would be sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more-likely-than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. The evaluation of a tax position taken is considered by itself and not offset or aggregated with other positions. Tax positions that meet the more likely-than not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits would be recognized in income tax expense on the income statement.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Comprehensive Income (Loss):  Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss).  However, certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as other comprehensive income (loss), a separate component of the equity section of the balance sheet.  Such items, along with net income, are components of comprehensive income (loss).

The components of accumulated other comprehensive income and related tax effects are as follows:

	September 30,	December 31,
	2010	2009
Net unrealized holding gains (losses) on available for
sale securities	$40	$(183)
Tax effect	14	63
Net-of-tax amount	$26	$(120)

Earnings (Loss) Per Common Share:  Basic earnings (loss) per common share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted earnings (loss) per common share considers common stock equivalents (when dilutive) outstanding during the period such as options and warrants outstanding.  In computing diluted earnings (loss) per shares for 2010 and 2009, warrants to purchase approximately 774,571 shares of common stock for both the nine months ended September 30, 2010 and the year ended December 31, 2009 were excluded from the computation noting the effect of these shares would be antidilutive.

Berkshire F-12

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies (Continued)

Stock-Based Employee Compensation:  The Bank accounts for its stock based compensation plans (more fully described at Note 14) under the provisions of ASC Topic 718, Compensation – Stock Compensation, which requires recognizing expense for options granted equal to the grant-date fair value of the unvested amounts over their remaining vesting period.  Excess tax benefits arising from increases in the value of equity instruments issued under stock-based payment arrangements are treated as cash inflows from financing activities.

Note 2.   Recent Accounting Pronouncements

Business Combinations: This new authoritative accounting guidance (ASC Topic 805) is a revision of previous business combinations guidance.  It requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination.  It applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and became effective for Berkshire Bank on January 1, 2009.  No transactions have occurred through September 30, 2010 warranting application of this guidance.

Subsequent Events: The Bank adopted the requirements of ASC 855-10-05 relating to subsequent events.  This accounting establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued (i.e., complete in a form and format that complies with GAAP and approved for issuance).  It does not apply to subsequent events or transactions that are within the scope of other applicable GAAP that provide different guidance on the accounting treatment for subsequent events or transactions.

There are two types of subsequent events to be evaluated:

Recognized subsequent events - An entity must recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements.

Non-recognized subsequent events - An entity must not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but that arose after the balance sheet date but before financial statements are issued or are available to be issued.  Some non-recognized subsequent events may be of such a nature that they must be disclosed to keep the financial statements from being misleading.  For such events, an entity must disclose the nature of the event and an estimate of its financial effect or a statement that such an estimate cannot be made.

The guidance also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date - that is, whether that date represents the date the financial statements were issued or were available to be issued.  The requirements of this standard are effective for interim and annual periods ending after June 15, 2009, and should be applied prospectively.

BBI has evaluated subsequent events for potential recognition and or disclosure through the date of the financial statements included in this Registration Statement on the date Form S-1 was issued.

Berkshire F-13

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 2.   Recent Accounting Pronouncements (Continued)

FASB ASC Topic 320, Investments − Debt and Equity Securities:  New authoritative accounting guidance under ASC Topic 320, Investments −Debt and Equity Securities, (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under ASC Topic 320, declines in the fair value of held−to−maturity and available−for−sale debt securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses.  The amount of the impairment related to other factors would be recognized in other comprehensive income.  The Company adopted the provisions of the new authoritative accounting guidance under ASC Topic 320 during 2009.  Adoption of the new guidance did not significantly impact the Company’s financial statements.

FASB ASC Topic 820, Fair Value Measurements and Disclosures:  New authoritative accounting guidance (Accounting Standards Update No. 2010-6) provides amendments to ASC Topic 820 that require new disclosures are follows:  1) A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers, and 2) In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately  information about purchases, sales, issuances and settlements (that is, on a gross basis rather than as one net number).  The new authoritative guidance also clarifies existing disclosures as follows:  1) A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities.  A class is often a subset of assets or liabilities within a line item in the statement of financial position.  A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities.  2) A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3.  These new disclosures and clarifications of existing disclosures were effective for the Company’s financial statements beginning after December 15, 2009 (except for the disclosures about the purchases, sales, issuances, and settlements in the roll forward activity of Level 3 fair value measurements, which is effective for fiscal years beginning after December 15, 2010) and did not have a significant impact on the Company’s financial statements.

FASB ASC Topic 860, Transfers and Servicing:  New authoritative accounting guidance under ASC Topic 860, Transfers and Servicing, amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets.  The new authoritative accounting guidance eliminates the concept of a “qualifying special−purpose entity” and changes the requirements for derecognizing financial assets.  The new authoritative accounting guidance also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period.  The new authoritative accounting guidance under ASC Topic 860 was effective January 1, 2010 and did have an impact on the Company’s financial statements.  BBI has originated Small Business Administration (SBA) loans whereby the SBA guarantees up to 90 percent of the principal balance.  FASB ASC Topic 860, “Transfers and Servicing” requires that the gains on sales of SBA 7(a) loans be deferred for a 90-day period after the sale.  BBI originated a $2 million of SBA loans during the third quarter of 2010.   A gain in the amount of $171 thousand is deferred until the fourth quarter of 2010.

In February 2010, the FASB issued Accounting Standards Update (ASU) 2010-09 Subsequent Events (Topic 855). This update addresses both the interaction of the requirements of Topic 855, Subsequent Events, with the SEC’s reporting requirements and the intended breadth of the reissuance disclosures provision related to subsequent events in paragraph 855-10-50-4.

Berkshire F-14

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 2.   Recent Accounting Pronouncements (Continued)

In July 2010, the FASB issued (ASU) 2010-20 Receivables (Topic 310) covering disclosures about the credit quality of financing receivables and the allowance for credit losses. This Update is intended to provide additional information and greater transparency to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The Update requires increased disclosures on the nature of the credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses and the changes and reasons for those changes in the allowance for credit losses. Entities will need to provide a roll forward schedule of the allowance for credit losses for the reporting period with ending balances further disaggregated on the basis of impairment methods, the related recorded investments in financing receivables, the nonaccrual status of financing receivables by class and the impaired financing receivables by class.  The Update will also require additional disclosures on credit quality indicators of financing receivables, the aging of past due financing receivables by class, the nature and extent of troubled debt restructurings by class with their effect on the allowance for credit losses, the nature and extent of financing receivables modified as troubled debt restructurings by class for the past 12 months that defaulted during the reporting period and significant purchases and sales of financing receivables during the reporting period. The amendments in this Update are effective for public entities for interim and annual reporting periods ending on or after December 15, 2010. The amendments in this Update encourage, but do not require, comparative disclosures for earlier reporting periods that ended before initial adoption.  No significant impact to amounts reported in the consolidated financial position or results of operations are expected from the adoption of ASU 2010-20.

Note 3.   Reclassifications

Certain items in the 2009 financial statements have been reclassified to conform to 2010 presentation, with no effect on the statements of operations or statements of changes in shareholders’ equity.

Note 4.   Cash and Due from Banks

The Company maintains various deposit accounts with other banks to meet normal funds transaction requirements, to satisfy minimum deposit requirements, and to compensate other banks for certain correspondent services.  Management is responsible for assessing the credit risk of its correspondent banks.

Berkshire F-15

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 5.   Investment Securities

The amortized cost and estimated fair value of securities available for sale at September 30, 2010, summarized by contractual maturities are shown below.  Expected maturities may differ from contractual maturities for mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without any penalties; therefore, these securities are not included in the maturity categories in the following maturity summary.

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Government agencies and corporations
Due within one year	$-	$-	$-	$-
Due within one year through five years	-	-	-	-
Due within five years through ten years	-	-	-	-
Due after ten years	2,500	21	-	2,521
	2,500	21	-	2,521
Mortgage-backed securities	1,076	19	-	1,095
	$3,576	$40	$-	$3,616

The amortized cost and estimated fair value of securities available for sale at December 31, 2009, summarized by contractual maturity, are as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Government agencies and corporations
Due within one year	$-	$-	$-	$-
Due within one year through five years	-	-	-	-
Due within five years through ten years	-	-	-	-
Due after ten years	9,745	1	(230)	9,516
	9,745	1	(230)	9,516
Mortgage-backed securities	2,283	46	-	2,329
	$12,028	$47	$(230)	$11,845

Securities with a carrying value of $2,351 and $7,665 at September 30, 2010 and December 31, 2009, respectively, were pledged as collateral to secure borrowings at the Federal Home Loan Bank of Pittsburgh and public deposits.

Berkshire F-16

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 5.   Investment Securities (Continued)

The proceeds from the sale of available for sale securities, including realized gains and losses are as follows:

	Three Months ended September 30		Nine Months ended September 30
	2010	2009	2010	2009
	(dollars in thousands)

Realized gains	$38	$-	$41	$2
Realized losses	-	-	-	(12)
Proceeds from the sale of securities	703	-	703	1,336
Proceeds from security calls	5,250	-	8,750	6,204

	December 31, 2009
	Continuous Unrealized Losses		Continuous Unrealized Losses
	Existing for Less Than 12 Months		Existing for More Than 12 Months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Government agencies and corporations	$8,516	$(230)	$-	$-

Mortgage-backed securities	-	-	-	-

Total temporarily impaired securities	$8,516	$(230)	$-	$-

Securities available-for-sale are stated at fair value with an adjustment to shareholders’ equity for unrealized gains and losses.  The fair value of securities with unrealized losses by length of time that the individual securities have been in a continuous loss position at September 30, 2010 and December 31, 2009, consist of 0 and 12 securities, respectively.  The unrealized loss on these investments was caused by movement in interest rates.  Management periodically evaluates securities for other-than-temporary impairment when economic or market concerns warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which fair value has been less than cost (2) the financial condition and near term prospects of the issuer, (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value and (4) whether it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost basis, which may be maturity.  Management does not consider these securities to be other-than-temporarily impaired at December 31, 2009.

Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period in which the other-than-temporary impairment is identified.

Berkshire F-17

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 6.   Loans

The composition of loans follows:

	September 30,	December 31,
	2010	2009

Commercial	$87,100	$87,197
Residential real estate	18,394	19,170
Consumer	2,876	3,397
Total loans	108,370	109,764
Less:
Allowance for loan losses	(1,423)	(1,655)
Net deferred loan costs	425	451
Net loans	$107,372	$108,560

Below is a summary of the Bank’s impaired loan information:

	September 30,	December 31,
	2010	2009

Impaired loans without a valuation allowance	$813	$555
Impaired loans with a valuation allowance	1,511	3,808
Troubled debt restructuring	1,363	-
Total impaired loans	$3,687	$4,363
Valuation allowance related to impaired loans	$252	$898
Total nonaccrual loans	2,822	5,412
Total loans past-due ninety days or more and still accruing	300	87
Average investment in impaired loans	2,615	2,850
Interest income recognized on impaired loans	-	-
Interest income recognized on a cash basis on impaired loans	-	-

Berkshire F-18

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 6.   Loans (Continued)

Troubled debt restructurings (“TDRs”) occur when a creditor, for economic or legal reasons related to a debtor’s financial condition, grants a concession to the debtor that it would not otherwise consider, such as a below market interest rate, extending the maturity of a loan, or a combination of both.  At September 30, 2010, there was one loan, which is a participation loan with another bank,  in the amount of $1.4 million that was classified as a TDR by BBI and the lead bank and was deemed impaired, compared to $0 loans at December 31, 2009.  The TDR loan is not included in non-accrual loans, as this loan continues to perform under its modified terms.

Note 7.   Loans and Deposits to Related Parties

In the normal course of business, the Company has granted loans to executive officers, directors and their affiliates (related parties).  In the opinion of management, the terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions with other customers and do not involve more than a normal risk of collectability.

An analysis of the activity of such related party loans is as follows:

	September 30,	December 31,
	2010	2009

Balance, beginning of period	$2,210	$2,111
Advances	339	238
Less: repayments	(129)	(139)
Balance, end of period	$2,420	$2,210

At September 30, 2010 and December 31, 2009, deposits from related parties totaled approximately $702 and $751, respectively.

Berkshire F-19

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 8.   Allowance for Loan Losses

An analysis of the allowance for loan losses is as follows:

	Three Months ended September 30		Nine Months ended September 30		Year ended December 31,
	2010	2009	2010	2009	2009
	(dollars in thousands)
Balance, Beginning of Period	$1,312	$1,237	$1,655	$1,267	$1,267
Provision for loan losses	251	38	286	186	809
Loans charged off:	-	-		-	-
Commercial real estate	-	-	(88)	-	(201)
Commercial and industrial	(101)	-	(213)	-	(6)
Residential construction	-	-	(8)	-	-
Consumer residential	(53)	-	(209)	(83)	(98)
Consumer and other	(13)	-	(28)	(99)	(126)
Recoveries:
Consumer residential	26	1	26	2	3
Consumer and other	1	4	2	7	7
Balance, End of Period	$1,423	$1,280	$1,423	$1,280	$1,655

Berkshire F-20

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 9.   Bank Premises and Equipment

A summary of the cost and accumulated depreciation of bank premises and equipment is as follows:

	September 30,	December 31,
	2010	2009

Leasehold improvements	$4,297	$4,297
Furniture and equipment	1,038	1,029
	5,335	5,326
Less: accumulated depreciation and amortization	(1,383)	(1,162)

Bank premises and equipment	$3,952	$4,164

The Company has a fifteen-year operating lease agreement for its main banking office which commenced in September 2002.  The Company has the option to extend the lease agreement for two additional five-year periods.

In September 2004, the Company entered into a five-year operating lease for its Operations Center located in Shillington.  The Company had the option to extend the lease agreement for an additional five-year period and exercised this option in 2009.  In December 2005, the Company entered into a fifteen-year operating lease for its second branch office located in Muhlenberg.  The Company has the option to extend the lease agreement for two additional five-year periods and one additional 59 month period.

In February 2006, the Company entered into a fifteen-year operating land lease for its third branch office in Exeter Township.  The Company has the option to extend the lease agreement for two additional five-year periods and one additional 59 month period.  In June 2007, as part of two branch acquisitions from Fleetwood Bank, the Company assumed the following leases:  Airport office on Route 183: five-year term with the option to extend the lease agreement for an additional five years.  West Reading office lease: five-year term with the option to extend the lease agreement for an additional six years and six months.

In each case, in addition to the base rent, the Company is also required to pay a monthly fee for its portion of certain operating expenses.

At September 30, 2010, the required future rental payments under leases are as follows:

2010	$102
2011	415
2012	430
2013	361
2014	301
2015	283
Thereafter	894
-
Total minimum lease payments	$2,786

Rent expense for the three months ended September 30, 2010 and 2009, was $104 and $110, respectively.  Rent expense for the nine months ended September 30, 2010 and 2009 was $323 and $316, respectively.

Berkshire F-21

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 10.   Deposits

Deposits consisted of the following:

	September 30,	December 31,
	2010	2009

Demand deposits, noninterest-bearing	$6,402	$6,821
Demand deposits, interest-bearing	76,108	60,376
Savings deposits	1,847	1,970
Time deposits of $100,000 or more	10,706	14,700
Other time deposits	30,243	44,211

Total deposits	$125,306	$128,078

Scheduled maturities of certificates of deposit at September 30, 2010 are as follows:

Years Ending December 31,

2010	$19,911
2011	13,731
2012	3,229
2013	3,117
2014	81
2015 and thereafter	880

$40,949

Note 11.   Borrowings

The Company has maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh of approximately $52,269, of which $790 and $4,304 was outstanding at September 30, 2010 and December 31, 2009, respectively as follows:

	September 30,	December 31,	Weighted Average Rate
	2010	2009	2010	2009
Mid-Term Repurchase Agreement maturing:
2010	$-	$1,440	-	0.44%
2011	-	2,000	-	1.61%
2013	266	266	3.91%	3.91%
Amortized fixed rate term note due:
2015	524	598	4.59%	4.59%
SBA Loan Sales:
Secured Borrowing	1,500	-	5.92%	-

	$2,290	$4,304

Berkshire F-22

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 11.   Borrowings (Continued)

Advances from the Federal Home Loan Bank are secured by qualifying assets of the Company and include Federal Home Loan Bank stock, certain investment securities and first mortgage loans aggregating approximating $12,725.

The Company also has available a line of credit agreement to purchase federal funds from the ACBB totaling $4,000 of which advances up to $1,000 would be unsecured.  Additional advances up to the remaining $3,000 would be secured by investments held in safekeeping at ACBB. There were no borrowings outstanding at September 30, 2010 or December 31, 2009.

BBI has originated Small Business Administration (SBA) loans whereby the SBA guarantees up to 90 percent of the principal balance.  FASB ASC Topic 860, “Transfers and Servicing” requires that the gains on sales of SBA 7(a) loans be deferred for a 90-day period after the sale.  BBI originated $3.4 million of SBA loans during 2010.  BBI sold three of these loans that were guaranteed by the Small Business Administration (SBA) under the SBA 7(a) program in 2010.  This resulted in a secured borrowing in the amount of $1.5 million.  This represents the principle balance of an SBA loan at September 30, 2010 which has been sold but was within the 90 day recourse period requiring classification on the balance sheet as a secured borrowing under Other Borrowings.

Note 12.   Income Taxes

The Company has incurred cumulative net losses for several years since its inception through September 30, 2010 which has caused there to be no provision for income taxes, deferred taxes and income taxes payable for the nine months ended September 30, 2010 and the year ended December 31, 2009.

The components of the net deferred tax asset are as follows:

	September 30,	December 31,
	2010	2009
Deferred tax assets:
Allowance for loan losses	$238	$526
Deferred Compensation	145	114
Organizational costs	14	15
Goodwill	111	118
Purchase accounting adjustment	44	48
Net unrealized loss on securities - Available for Sale	-	63
Net operating loss carryforwards	2,146	1,927
Other	231	103
	2,929	2,914
Valuation allowance	(2,597)	(2,551)
Total deferred tax assets, net of valuation allowance	332	363
Deferred tax liabilities:
Depreciation	29	44
Deferred loan costs	163	174
Cash basis conversion	81	106
Prepaid expenses	31	39
Net unrealized gain on securities - Available for sale	14	-
Other	14	-
	332	363
Net deferred taxes	$-	$-

Berkshire F-23

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 12.   Income Taxes (Continued)

The Company has net operating loss carryforwards available for federal income tax purposes of approximately $6,313, which expire from 2023 through 2030.

Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.  With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, state or local tax authorities for years before 2007.

Note 13.   Regulatory Matters

Capital Ratios:  The Company is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the Regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of September 30, 2010 and December 31, 2009, the Bank met all capital adequacy requirements to which it is subject.

De novo banks (those insured seven years or less), such as Berkshire Bank are required to maintain Tier I capital to average assets (leverage) ratios of at least 8% during this period.  This requirement did not apply to the Bank as confirmed by the FDIC.  The most recent notification from the Federal Deposit Insurance Corporation categorized Berkshire Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. Under these guidelines, Berkshire Bank was considered well capitalized as of September 30, 2010 and December 31, 2009.

Berkshire F-24

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 13.   Regulatory Matters (continued)

The BBI and Berkshire Bank’s actual capital amounts and ratios are presented in the following table:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of September 30, 2010:
Total Risk Based Capital
(to Risk Weighted Assets)
Bank	$12,303	11.22%	$8,771	8.0%	$10,964	10.0%
Consolidated	12,395	11.29%	8,780	8.0%	N/A	N/A
Tier I Capital
(to Risk Weighted Assets)
Bank	10,932	9.97%	4,386	4.0%	6,578	6.0%
Consolidated	11,022	10.04%	4,390	4.0%	N/A	N/A
Tier I Capital
(to Average Assets)
Bank	10,932	7.63%	5,732	4.0%	7,165	5.0%
Consolidated	11,022	7.69%	5,732	4.0%	N/A	N/A

As of December 31, 2009:
Total Risk Based Capital
(to Risk Weighted Assets)
Bank	$12,680	11.62%	$8,731	8.0%	$10,913	10.0%
Consolidated	12,472	11.46%	8,706	8.0%	N/A	N/A
Tier I Capital
(to Risk Weighted Assets)
Bank	11,316	10.37%	4,365	4.0%	6,548	6.0%
Consolidated	11,108	10.21%	4,353	4.0%	N/A	N/A
Tier I Capital
(to Average Assets)
Bank	11,316	7.68%	5,891	4.0%	7,364	5.0%
Consolidated	11,108	7.54%	5,891	4.0%	N/A	N/A

Berkshire F-25

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 13.   Regulatory Matters (Continued)

Capital Ratios (Continued):  Banking regulations limit the amount of dividends that may be paid without prior regulatory agency approval.  Since the Bank’s deposits are insured by the FDIC, no dividends may be paid if the Bank is in default on any assessment due the FDIC.  In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

Note 14.   Shareholders’ Equity

Share Purchase Agreement:  In 2003, the Company entered into an agreement with East Penn Financial Corporation (“East Penn”) whereby East Penn purchased 19.9% of the Company’s stock in the initial public offering.  The agreement included the issuance of a stock warrant that allowed East Penn to purchase and own up to 24.9 % of the Company’s outstanding shares.  East Penn has since been acquired by Harleysville National Corporation (“HNC”), which assumed the right to 19.9% ownership in the Company with the same terms as was extended to East Penn.  On April 9, 2010, First Niagara Financial Group (“First Niagara”) acquired HNC. As part of the acquisition, First Niagara assumed HNC ownership percentage with the same terms as was extended to HNC.

Stock Offering:  On March 22, 2007, the Bank commenced the sale of 300,000 units of its common stock, which was completed in two stages through August 31, 2007.  Each unit consisted of one share of common stock and one five-year, non-detachable warrant to purchase one share of common stock, exercisable until December 31, 2012 at various original exercise prices ranging from $10.00 to $17.50 from August 31, 2007 through December 31, 2012.  The exercise prices were adjusted to reflect the stock split effected as a stock dividend.  The adjusted exercise prices ranged from $8.32 to $11.20 ratably over the exercise term.

During the nine months ended September  30, 2010 and the year ended December 31, 2009, the Company  received proceeds from the exercise of stock warrants in the amount of $0 and $9, respectively, at a weighted average exercise price of $0 and $8.32, respectively.

On October 26, 2009, the Bank commenced the sale of 6,000 shares of its 6% non-cumulative, non-voting, convertible perpetual preferred stock, Series C, par value $1.00 per share, $1,000 per share.  During the year ended December 31, 2009, the Company sold 50 shares for total gross proceeds of $50.  Direct offering expenses of $65 and $3 for the period ended December 31, 2009 and the nine months ended September 30, 2010 are netted against the gross proceeds and charged against additional paid-in capital.

TARP Capital Purchase Program:  On October 3, 2008 Congress passed the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to the U.S. markets. One of the provisions resulting from the Act was the U. S. Treasury’s TARP Capital Purchase Program (“CPP”) which provides direct equity investment of preferred stock by the U.S. Treasury in qualified financial institutions.  This program is voluntary and requires an institution to comply with several restrictions and provisions, including limits on executive compensation, stock redemptions, and declaration of dividends.  The CPP provides for a minimum investment of 1 percent of Risk-Weighted-Assets, with a maximum investment of the lesser of 3 percent of Risk-Weighted Assets or $25 Billion.  The cumulative perpetual preferred stock, Series A has a dividend rate of 5 percent per year until the fifth anniversary of the Treasury investment and a dividend of 9 percent, thereafter.  The CPP also requires the Treasury to receive warrants for fixed rate cumulative perpetual preferred stock, Series B with liquidation value equal to 5 percent of the capital invested by the Treasury.  The exercise price of the warrants was $1.00.  The Series B preferred stock has a dividend rate of 9 percent per year.

Berkshire F-26

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 14.   Shareholders’ Equity (Continued)

TARP Capital Purchase Program (Continued):  On June 12, 2009, the Company received an investment in Series A preferred stock of $2.892 million.  On the same date, the warrant for 145 shares of cumulative perpetual preferred stock, Series B was exercised.  The proceeds for the preferred stock were allocated between the Series A and Series B preferred stock based on their relative fair value, using a discount rate of 12%.  The original net discount is being accreted over the expected term of five years using the effective interest method.  The Company has recorded dividends in the approximate amount of $87 and $81 through December 31, 2009 and May 31, 2010, respectfully.  In accordance with state law, because the Company is in an accumulated deficit position, the preferred stock dividends are declared from additional paid-in capital.  All dividends that have accrued through May 31, 2010 have been paid to the U.S Treasury.  The Company did not declare a dividend on the Series A and Series B preferred stock for the third quarter of 2010.  However, the amounts for the unpaid dividends have been included in the consolidated statements of operations to determine the loss attributable to common shareholders.  The two preferred stock series qualify for and are accounted for as equity securities and included in the Company’s Tier I Capital on the date of receipt.

The American Recovery and Reinvestment Act of 2009 provides that subject to consultation with the appropriate Federal banking agency, the U.S. Treasury shall permit a TARP recipient to repay any assistance previously provided under the TARP without regard to whether the financial institution has replaced such funds from any other source or to any waiting period.  BBI will be subject to existing supervisory procedures for approving redemption requests for capital instruments.  The federal regulator will weigh BBI’s desire to redeem the preferred stock against the contribution of Treasury capital to BBI’s overall soundness, capital adequacy and ability to lend, including confirming that BBI has a comprehensive internal capital assessment process.

Stock Grants:  The Company issues stock grants to its Executive Officers in accordance with the terms of their respective Employment contracts.  The contracts provide for 764 shares of common stock each in the form of stock grants to the CEO and to the President and 489 shares of common stock in the form of stock grants to the CFO during the year ended December 31, 2008.  No grants were issued in 2009 or 2010.  All shares had vested as of September 30, 2010.

Stock Warrants:  The Company issued stock purchase warrants in 2003 with its initial public offering at a price of $3.28 per share.  Subsequently, in 2007, as part of the stock offering, the Company issued non-detachable warrants exercisable until December 31, 2012 at varying share prices ranging from $7.36 through December 31, 2008 to $11.20 through December 31, 2012.

	Nine Months Ended		Year Ended
	September 30, 2010		December 31, 2009
	Number	Weighted -average	Number	Weighted -average
	of Warrants	Exercise Price	of Warrants	Exercise Price

Outstanding, beginning of period	774,571	$5.08	775,611	$5.08
Granted	-	-	-	-
Expired/terminated	-	-	-	-
Exercised	-	-	(1,040)	8.32
Outstanding, ending of period	774,571	$5.08	774,571	$5.08

The initial offering warrants and the 2007 stock offering warrants have a weighted-average remaining contractual life of three years and 2.25 years as of September 30, 2010, respectively and the number of warrants exercisable totaled $433,537 and 341,034, respectively as of September 30, 2010 and December 31, 2009.

Berkshire F-27

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 15.   Employee Benefit Plans

The Company has a 401(k) deferred contribution salary deferral plan (with matching contributions) which covers substantially all full-time employees who meet the required criteria.  The amount charged to expense for the three months ended September 30, 2010 and 2009 was $12 for both periods.  401(k) expense for the nine months ended September 30, 2010 and 2009 was $34 and $31, respectively.

The Company has a Nonqualified Supplemental Executive Retirement Plan for its Chief Executive Officer (“CEO”), President and Chief Financial Officer (“CFO”) of the Company which provides a retirement benefit.  The Plan is funded by life insurance.  The amount charged to expense for the three months ended September 30, 2010 and 2009, was $32 and $28, respectively.  Supplemental Executive Retirement Plan expense for the nine months ended September 30, 2010 and 2009 was $90 and $80, respectively.

Note 16.   Other Related Party Transactions

A member of the Board of Directors is a principal of a property and casualty insurance agency that provides all the insurance coverage for the Company.  The cost of insurance for the three months ended September 30, 2010 and 2009 was $0 for both periods.  Insurance expense for the nine months ended September 30, 2010 and 2009 was $17 and $18, respectively.  A member of the Board of Directors operates a general contracting company that provides services relating to the leasehold improvements at the branch and main office locations, as well as OREO held by the Bank.  These costs for the three months ended September 30, 2010 and 2009, was $0 and $4, respectively.  These expenses for the nine months ended September 30, 2010 and 2009 was $0 and $6, respectively.  Effective September 1, 2004, the Bank has been making annual lease payments of approximately $28 to another Director for its Operations Center in Shillington, Pennsylvania (Note 9).

Note 17.   Commitments and Contingencies

During the period in which preferred stock issued under the TARP Capital Purchase Program is issued and outstanding, certain “change in control” agreements with the CEO, President and CFO of the Company, which provide for continued payment of certain employment salaries and benefits in the event of a change in control, as defined, will be prohibited in accordance with EESA provisions.

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of these instruments reflect the extent of the Bank’s involvement in these particular classes of financial instruments.  The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

Berkshire F-28

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 17.   Commitments and Contingencies (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer’s credit-worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation.  Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.  As of September 30, 2010 and December 31, 2009, commitments to extend credit amounted to approximately $11,257 and $12,665, respectively.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  As of September 30, 2010 and December 31, 2009, standby letters of credit with customers were $420 and $769, respectively.

The Bank does not issue or hold derivative instruments.  The Bank does have standby letters of credit and these instruments are issued in the ordinary course of business to meet customer needs.  Variable-rate commitments are generally issued for less than one year and carry market rates of interest.  Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates.  Management believes that off-balance sheet risk is not material to the results of operations or financial condition.

In the normal course of business, there are outstanding various contingent liabilities such as claims and legal action, which are not reflected in the financial statements.  In the opinion of management, no material losses are anticipated as a result of these actions or claims.

Note 18.   Fair Value of Financial Instruments

Fair Value Measurements:  The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic of FASB ASC, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions. In accordance with this guidance, the Company groups its assets and liabilities carried at fair value in three levels as follows:

Berkshire F-29

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 18.   Fair Value of Financial Instruments (Continued)

Fair Value Measurements (Continued):

Level 1
•	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•
Generally, this includes debt and equity securities and derivative contracts that are traded in an active exchange market (i.e. New York Stock Exchange), as well as certain US Treasury and US Government and agency mortgage-backed securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2
•	Quoted prices for similar assets or liabilities in active markets.
•	Quoted prices for identical or similar assets or liabilities in markets that are not active.
•
Inputs other than quoted prices that are observable, either directly or indirectly, for the term of the asset or liability (e.g., interest rates, yield curves, credit risks, prepayment speeds or volatilities) or “market corroborated inputs.”

•	Generally, this includes US Government and agency mortgage-backed securities, corporate debt securities, derivative contracts and loans held for sale.

Level 3 Inputs
•	Prices or valuation techniques that require inputs that are both unobservable (i.e. supported by little or no market activity) and that are significant to the fair value of the assets or liabilities.
•
These assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The following is a description of the valuation methodologies used for instruments measured at fair value:

Fair Value on a Recurring Basis:

Available for Sale Securities Portfolio: The fair value of available for sale securities is the market value based on quoted market prices, when available, or market prices provided by recognized broker dealers (level 1). If listed prices or quotes are not available, fair value is based upon quoted market prices for similar or identical assets or other observable inputs (Level 2) or externally developed models that use unobservable inputs due to limited or no market activity of the instrument (Level 3).  As of September 30, 2010, the Company’s investment securities were valued using Level 2 inputs from a market approach, which uses quoted market prices for similar assets in active markets.  It includes model pricing, defined as valuing securities based upon their relationship with other benchmark securities.

Loans Held for Sale:  The fair value of loans held for sale is the market value based upon quoted market prices provided by the investor at the time of sale.  The carrying value is the lower of cost or quoted market prices.

Berkshire F-30

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 18.   Fair Value of Financial Instruments (Continued)

Fair Value on a Recurring Basis (Continued):

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis.

September 30, 2010	Level 1	Level 2	Level 3	Total
Financial Assets:
Securities available for sale	$-	$3,616	$-	$3,616
Loans held for sale	1,923	-	-	1,923

December 31, 2009	Level 1	Level 2	Level 3	Total
Financial Assets:
Securities available for sale	$500	$11,345	$-	$11,845
Loans held for sale	985	-	-	985

Fair Value on a Non-Recurring Basis:

Impaired Loans: The carrying value of impaired loans is derived in accordance with FASB ASC Topic 310, “Receivables”.  Fair value is determined based on the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.  Appraised values may be discounted based upon Management’s historical knowledge and changes in market conditions from the time of valuation.  The valuation allowance for impaired loans is included in the allowance for loan losses in the balance sheets.  The valuation allowance for impaired loans at September 30, 2010 was $252 resulting in a decrease in fair value of $1,393 for the period ended September 30, 2010.  The valuation allowance at December 31, 2009 was $898 resulting in an increase in fair value of $2,126 for the year ended December 31, 2009.

OREO:  The fair value of OREO is determined by the net realizable value of the real estate as of the reporting date.  Such fair value is established by current appraised values adjusted for reasonable disposition costs.  The appraised value may be discounted based on management’s review and changes in market conditions (Level 3) inputs.

Certain assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).  The following table presents the assets and liabilities measured at fair value on a recurring basis.

September 30, 2010	Level 1	Level 2	Level 3	Total
Financial Assets:
Other real estate owned	$-	$-	$4,623	$4,623
Impaired loans	-	-	3,435	3,435

Berkshire F-31

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 18.   Fair Value of Financial Instruments (Continued)

Fair Value on a Non-Recurring Basis (Continued):

December 31, 2009	Level 1	Level 2	Level 3	Total
Financial Assets:
Other real estate owned	$-	$-	$1,765	$1,765
Impaired loans	-	-	3,465	3,465

Fair Value of Financial Instruments:  FASB ASC Topic 825, “Financial Instruments” requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments that are not measured and reported at fair value on a recurring basis or non-recurring basis.  The methodologies for estimating the fair value of financial assets and liabilities that are measured on a recurring or non-recurring basis are discussed above.  The methodologies for other financial assets and liabilities are discussed below.

For cash and cash equivalents and interest-bearing demand deposits with other banks, the carrying values approximate their fair values.

The net loan portfolio other than impaired loans is valued using a present value discounted cash flow method where market prices were not available.  The discount rate used in these calculations is the estimated current market rate adjusted for credit risk.

The carrying values of accrued interest receivable, accrued interest payable and FHLB stock approximate their fair values.

The estimated fair values of non interest-bearing demand deposits, interest-bearing checking deposits, savings and certain types of money market accounts are, by their definition, equal to the amounts payable on demand at the reporting date (i.e., their carrying values). The carrying values of variable rate deposit accounts approximate their fair values.  For fixed maturity certificates of deposit, fair value is estimated using the rates currently offered for deposits of similar remaining maturities. The carrying value of accrued interest payable approximates its fair value.

The estimated fair values of borrowings are based on the discounted value of estimated cash flows.  The discounted rate is estimated using the rates currently offered for similar instruments.

The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees.  The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit. Fair values of unrecognized financial instruments, including commitments to extend credit and the fair value of letters of credit, are considered immaterial.

Berkshire F-32

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 18.   Fair Value of Financial Instruments (Continued)

Fair Value of Financial Instruments (Continued):  The carrying values and estimated fair values of the Company’s financial instruments as of September 30, 2010 and December 31, 2009 are as follows:

	September 30, 2010		December 31, 2009
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial assets:
Cash and due from banks	$1,751	$1,751	$1,787	$1,787
Federal funds sold	6,296	6,296	9,259	9,259
Interest-bearing demand deposits
with other banks	4,893	4,893	506	506
Investment securities, available for sale	3,616	3,616	11,845	11,845
Loans, net of unearned income	107,372	106,042	108,560	109,860
Loans held for sale	1,923	1,923	978	985
FHLB stock	1,108	1,108	1,108	1,108
Accrued interest receivable	482	482	456	456

Financial liabilities:
Noninterest-bearing demand	6,401	6,401	6,821	6,821
Interest-bearing demand and time deposits	118,905	119,433	121,257	122,077
Federal funds purchased	-	-	-	-
Borrowings	2,290	2,356	4,304	4,352
Accrued interest payable	49	49	77	77

Berkshire F-33

Berkshire Bancorp, Inc.
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Except Share Data)

Note 19.  Merger Agreement

On August 23, 2010, Berkshire Bancorp, Inc. (“BBI”), the parent company of Berkshire Bank and Customers Bancorp, Inc. (“CBI”), the parent company of Customers Bank entered into a definitive merger agreement whereby BBI would merge with and into CBI (the “Merger Agreement”).  The total estimated value of the transaction as of July 31, 2010 is approximately $11.8 million based on 3,876,063 shares of BBI common stock outstanding, 774,571 BBI common stock warrants outstanding, repayment of approximately $3 million in TARP to the Treasury and conversion of 50 Series C Preferred Stock into common stock, although the actual value of the transaction will depend on several factors including changes to the tangible book value of BBI and CBI and increases to BBI’s loan loss reserve.

Pursuant to the Merger Agreement, each share of BBI common stock will be converted into the right to receive the number of shares of CBI voting common stock equal to an exchange ratio to be calculated at the effective time of the merger and cash in lieu of fractional shares.  The exchange ratio is the “Berkshire Valuation” divided by three (3) times the “NCB Valuation.”

The merger agreement defines the “Berkshire Valuation” as the greater of  (1) $1.95, and (2) (A) (i) BBI's tangible common book value as of the most recent calendar month-end prior to the effective time of the merger, minus (ii) the Book Value Adjustment (which is the dollar amount necessary, as of the most recent calendar month end prior to the effective time of the merger, to bring Berkshire Bank’s total loan loss reserves up to an amount equal to 40% of its nonperforming loans), if any, minus the costs (whether capitalized or expensed) that have been accrued or otherwise incurred as of the effective time by either or both of BBI and Berkshire Bank related to the Merger Agreement and transactions contemplated thereby, divided by (B) the number of shares of BBI common stock outstanding at the effective time.

The Merger Agreement defines the “NCB Valuation” as Customers Bank’s tangible common book value as of the most recent calendar month-end prior to the effective time of the merger, divided by the then-current number of shares of Customers Bank voting common stock and Class B non-voting common stock outstanding at the effective time.

The merger is subject to the approval of Customers Bank’s shareholders to reorganize into a bank holding company under CBI, shareholder approvals by BBI and CBI of the merger agreement and customary federal and state regulatory approvals.  Further, as part of the Merger Agreement, prior to the effective time, CBI will invest $3,180,000 net cash in securities qualifying as Tier 1 capital into BBI.

Berkshire F-34

Independent Auditor’s Report

To the Board of Directors
Berkshire Bancorp, Inc.
Wyomissing, Pennsylvania

We have audited the accompanying consolidated balance sheets of Berkshire Bancorp, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Berkshire Bancorp, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladry & Pullen, LLP
Blue Bell, Pennsylvania
March 12, 2010

Berkshire F-35

Berkshire Bancorp, Inc.

Consolidated Balance Sheets
December 31, 2009 and 2008
(Amounts in Thousands, Except Share Data)

	2009	2008

Assets

Cash and Due from Banks	$1,787	$1,897
Interest-Bearing Deposits with other Banks	506	235
Federal Funds Sold	9,259	-
Cash and cash equivalents	11,552	2,132

Investment Securities Available for Sale, at fair value	11,845	14,478
Loans Receivable (net of allowance for loan losses of $1,655 and
$1,267, as of December 31, 2009 and 2008, respectively)	108,560	103,500
Loans Held for Sale	978	420
Bank Premises and Equipment, net	4,164	4,434
Bank-owned Life Insurance	2,319	2,224
Goodwill	418	418
Accrued Interest Receivable and Other Assets	2,749	2,143
Other Real Estate Owned (OREO)	1,765	1,280
	$144,350	$131,029

Liabilities and Shareholders' Equity

Liabilities
Deposits
Noninterest-bearing demand	$6,821	$5,761
Interest-bearing	121,257	97,556
Total deposits	128,078	103,317

Federal funds purchased	-	396
Borrowings	4,304	16,798
Accrued interest payable and other accrued liabilities	562	560
Total liabilities	132,944	121,071

Commitments and Contingencies (Note 17)

Shareholders' Equity
Cumulative perpetual preferred stock, $1 par value,
10,000,000 shares authorized;
Series A-5% for five years, 9% thereafter, $1,000 liquidation preference,
2,892 shares issued and outstanding in 2009	2,737	-
Series B-9%, $1,000 liquidation preference, 145 shares issued
and outstanding in 2009	168	-
Non-Cumulative perpetual preferred stock,
Series C-6%, $1,000 liquidation preference, 50 shares issued
and outstanding in 2009	-	-
Common stock, $1 par value, 10,000,000 shares authorized
3,876,063 and 3,875,023 shares issued and outstanding
at December 31, 2009 and 2008, respectively	3,876	3,875
Additional paid-in-capital	11,084	11,178
Accumulated deficit	(6,339)	(5,076)
Accumulated other comprehensive loss	(120)	(19)
	11,406	9,958
	$144,350	$131,029

See Notes to Consolidated Financial Statements.

Berkshire F-36

Berkshire Bancorp, Inc.
Consolidated Statements of Operations
Years Ended December 31, 2009 and 2008
(Amounts in Thousands, Except Share Data)
	2009	2008
Interest income
Interest and fees on loans	$6,398	$6,340
Interest and dividends on securities	558	718
Interest on federal funds sold	2	55
Interest, other	1	8
Total interest and dividend income	6,959	7,121
Interest expense
Interest on deposits	2,518	3,132
Interest on borrowings	436	539
Total interest expense	2,954	3,671
Net interest income	4,005	3,450
Provision for loan losses	809	395
Net interest income after provision for loan losses	3,196	3,055
Noninterest income
Gain on the sale of loans	365	202
Gain (loss) on the sale of available for sale securities	(10)	2
Gain on the sale of OREO	103	1
Gain on the disposition of assets, net	2	-
Other income	270	253
Total noninterest income	730	458
Noninterest expenses
Compensation and benefits, net	2,141	2,263
Occupancy and data processing	1,525	1,364
Marketing and business development	46	77
Professional services	321	248
Other operating expenses	1,143	713
Total noninterest expenses	5,176	4,665
Loss before income taxes	(1,250)	(1,152)
Income taxes	-	-
Net loss	(1,250)	(1,152)
Preferred stock dividends and discount accretion	(100)	-
Net loss attributable to common shareholders	(1,350)	(1,152)
Net loss per common share:
Basic and diluted	$(0.35)	$(0.31)
Weighted average shares outstanding:
Basic and diluted	3,875,605	3,736,877
See Notes to Consolidated Financial Statements.

Berkshire F-37

Berkshire Bancorp, Inc.
Consolidated Statements of Shareholders' Equity
Years Ended December 31, 2009 and 2008
(Amounts in Thousands, Except Share Data)
					Accumulated
			Additional		Other	Total
	Preferred	Common	Paid-In	Accumulated	Comprehensive	Shareholders'
	Stock	Stock	Capital	Deficit	Income (Loss)	Equity

Balance, December 31, 2007	$-	$3,025	$11,338	$(3,923)	$(102)	$10,338

Five-for-four stock split, 757,631 shares	-	758	(758)	-	-	-

Exercise of 89,908 stock warrants at a
weighted average price of $7.45	-	90	580	-	-	670

Issuance of 2,017 shares of common stock in
the form of stock grants to executive officers	-	2	18	-	-	20

Cash payments in lieu of fractional shares	-	-	-	(1)	-	(1)

Comprehensive loss:
Net loss - 2008	-	-	-	(1,152)	-	(1,152)

Change in net unrealized loss on securities
available for sale, net of tax effect	-	-	-	-	83	83

Total comprehensive loss	-	-	-	-	-	(1,069)
Balance, December 31, 2008	$-	$3,875	$11,178	$(5,076)	$(19)	$9,958

Exercise of 1,040 stock warrants at a
weighted average price of $8.32	-	1	8	-	-	9

Issuance of preferred stock, 2,892 shares
Series A and 145 shares Series B	2,892	-	-	-	-	2,892

Issuance of preferred stock, Series C, net
of offering costs of $65	-		(15)	-	-	(15)

Accretion of preferred stock discount	13	-	-	(13)	-	-

Dividends on preferred stock,
Series A & B	-	-	(87)	-	-	(87)

Comprehensive loss:
Net loss - 2009	-	-	-	(1,250)	-	(1,250)

Change in net unrealized loss on securities
available for sale, net of tax effect	-	-	-	-	(101)	(101)

Total comprehensive loss	-	-	-	-	-	(1,351)
Balance, December 31, 2009	$2,905	$3,876	$11,084	$(6,339)	$(120)	$11,406

See Notes to Consolidated Financial Statements.

Berkshire F-38

Berkshire Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2009 and 2008
(Amounts in Thousands, Except Share Data)
	2009	2008
Cash Flows from Operating Activities
Net loss	$(1,250)	$(1,152)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	328	335
Provision for loan losses	809	395
Impairment charge on OREO	80	-
Net amortization of premiums/discounts on securities	9	20
Gain on the sale of loans	(365)	(202)
Net (gain) loss on the sale of investment securities	10	(2)
Loss on the disposition of repossessed assets	2	-
Loss on the disposition of fixed assets	2	-
Loans originated for sale	(16,482)	(10,108)
Proceeds from sale of loans held for sale	16,289	11,230
Net gain on sale of OREO	(103)	-
Proceeds from sale of OREO	771	-
Earnings on Bank owned life insurance, net	(95)	(95)
Changes in operating assets and liabilities:
Increase in accrued interest receivable and other assets	(574)	(188)
Increase (decrease) in accrued interest payable and other accrued liabilities	36	(568)
Net cash used in operating activities	(533)	(335)
Cash Flows from Investing Activities
Purchases of investment securities available for sale	(8,247)	(8,990)
Purchases of FHLB stock	(32)	(1,025)
Proceeds from redemption of FHLB stock	-	827
Proceeds from maturities, calls and principal payments on investment
securities available for sale	9,370	8,576
Proceeds from the sale of investment securities available for sale	1,336	500
Net increase in loans	(7,104)	(16,244)
Cash effect of branch acquisitions	-	-
Net purchases of premises and equipment	(60)	(90)
Net cash used in investing activities	(4,737)	(16,446)
Cash Flows from Financing Activities
Net proceeds from issuance of common stock	-	-
Net proceeds from the exercise of common stock warrants	9	670
Cash payments on common stock in lieu of fractional shares	-	(1)
Dividends paid on preferred stock, Series A & B	(67)	-
Proceeds from the issuance of preferred stock, Series A & B	2,892	-
Proceeds from the issuance of preferred stock, Series C	50	-
Offering costs related to the preferred stock, Series C	(65)	-
Net proceeds from borrowings	1,440	2,596
Net proceeds from federal funds purchased	(396)	396
Repayment of borrowings	(13,934)	-
Increase in interest-bearing deposits	23,701	9,396
Increase in noninterest-bearing deposits	1,060	198
Net cash provided by financing activities	14,690	13,255
Increase (decrease) in cash and cash equivalents	9,420	(3,526)
Cash and Cash Equivalents, January 1	2,132	5,658
Cash and Cash Equivalents, December 31	$11,552	$2,132
(Continued)

Berkshire F-39

Berkshire Bancorp, Inc.
Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2009 and 2008
(Amounts in Thousands, Except Share Data)

	2009		2008
Supplemental Disclosure of Cash Flow Information:
Cash Paid During the Year for:
Interest		$3,055		$3,716
Non-cash items:
Issuance of common stock to executive officers in the form
of stock grants in accordance with executive contracts in
in 2009 and 2008, respectively		$-		$20
Issuance of common stock to directors as payment for directors fees
Transfer from loans to OREO		1,235		1,280
Change in unrealized loss on AFS Securities		(155)		(126)

Assets and (Liabilities) Received in Conjunction with Acquisition of Branches
Cash and due from banks		-		-
Loans, net		-		-
Premises and equipment, net		-		-
Good will		-		-
Other assets		-		-
Deposits		-		-
Other liabilities		-		-

Less cash acquired		-		-
Net cash provided	$		$

See Notes to Consolidated Financial Statements.

Berkshire F-40

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies

Description of Business: Berkshire Bancorp, Inc. (“the Company”) is a bank holding company headquartered in Wyomissing, Pennsylvania.  Through its wholly owned subsidiary, Berkshire Bank, the Company provides individuals, corporations and other businesses, commercial and retail banking services, principally loans and deposits. Berkshire Bancorp, Inc. was incorporated on September 1, 2006 under the laws of the State of Pennsylvania for the sole purpose of becoming the holding company of Berkshire Bank (the "Bank").

Berkshire Bank (the “Bank”) is a commercial bank incorporated on May 14, 2002 under the laws of the Commonwealth of Pennsylvania.  The Bank commenced operations on September 23, 2003.  The Bank is chartered by the Pennsylvania Department of Banking and insured by the Federal Deposit Insurance Corporation.  The Bank maintains its principal office at Wyomissing, Pennsylvania but also has branch offices in Muhlenberg Township, West Reading, Route 183 Airport, and Exeter, Pennsylvania. The Bank provides financial services primarily to Berks County and the surrounding Pennsylvania counties.

Zenith Mortgage Company, LLC, a subsidiary of the Bank, was established in 2007 for the purpose of providing mortgage brokerage and related services to the public. Zenith Mortgage is a limited liability company owned by Berkshire Bank (51%) and a third party.  Zenith Mortgage Company, LLC was dormant as of December 31, 2009.

Accounting Standards Codification (ASC):  On July 1, 2009, the Financial Accounting Standards Board (FASB) officially launched the FASB Accounting Standards Codification™ (Codification), which has become the single official source of authoritative, nongovernmental U.S. GAAP, superseding all prior FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF), and related literature.  The Codification is effective for interim and annual periods ending on or after September 15, 2009.  Accordingly, the Company’s accounting policies, which are consistent with prior periods and detailed below are now in accordance with ASC and no longer contain references to Statements on Financial Accounting Standards (SFAS), EITF or related literature.

Principles of Consolidation:  The accounting and financial reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.  The policies that materially affect the determination of the consolidated financial position, results of operations and cash flows are summarized below.  The consolidated financial statements for 2009 and 2008 include the accounts of Berkshire Bancorp, Inc. and Berkshire Bank.  All intercompany balances and transactions have been eliminated.

Use of Estimates:  The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

Cash and Cash Equivalents:  Cash and cash equivalents include cash on hand, interest bearing deposits with banks and federal funds sold, all of which mature within ninety days.

Investment Securities Available for Sale:  Management determines the appropriate classification of investments at the time of purchase.  As of December 31, 2009, all securities are classified “available for sale” and carried at fair value.  The Company has no trading securities or securities classified “held to maturity.”

Berkshire F-41

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies (Continued)

Investment Securities Available for Sale (Continued):  The cost of investment securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security.  Such amortization or accretion recorded as adjustments to interest and dividends are included in interest income from investments.  Realized gains and losses are included in gains (losses) on investment securities in the statements of operations.  Gains and losses on the sale of securities are recorded on the trade date and are determined based on the specific-identification method.

Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer whether the Company intends to sell the security, or it is more likely than not that the Company will be required to sell the security before recovery of the cost basis, which may be maturity.  In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security or it is not more likely than not that it will not be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors.  The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings.  The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

The Company holds investments in the common stocks of Atlantic Central Bankers Bank (“ACBB”) and Federal Home Loan Bank of Pittsburgh (“FHLB”).  These investments in restricted stock are carried at cost and are included in Other Assets.  The stock has no quoted market value and is subject to redemption restrictions.  Management reviews for impairment based on the ultimate recoverability of the cost basis in the stock.  Management considers such criteria as the significance of the decline in all assets, if any, of the FHLB, the length of time the situation has persisted, commitments by the FHLB to make payments required by law or regulation, the impact of legislative and regulatory changes on the customer base of the FHLB and the liquidity position of the FHLB.

Loans:  The Company makes commercial, real estate and consumer loans to customers.  A substantial portion of the loan portfolio is represented by loans in Berks County.  The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.  Loans are stated at the outstanding principal amount, adjusted for the allowance for loan losses and any deferred fees or costs on originated loans.  Interest income on loans is recognized as earned based on contractual interest rates applied to daily principal amounts outstanding.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.  Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Berkshire F-42

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies (Continued)

Loans Held for Sale:  The Company periodically sells mortgage loans.  These loans are reported at the lower of cost or fair value.  Gains and losses on sales of loans are recognized at settlement dates in non interest income and are determined by the difference between the sales proceeds and the carrying value of the loans.  All sales are made without recourse and servicing is released.

Loans - Nonaccrual:  Loans are placed on nonaccrual status and the accrual of interest income ceases, when a default of principal or interest exists for a period of ninety days except when, in management’s judgment, the collection of principal and interest is reasonably anticipated (i.e. the loan is well secured and in the process of collection).  Interest receivable on nonaccrual loans previously credited to interest income is reversed.  Nonaccrual loans are generally not returned to accruing status until principal and interest payments have been brought current and full collectability is reasonably assured.

Concentration of Credit Risk:  The Company’s loans are generally to diversified customers in Berks, Montgomery and Chester counties, Pennsylvania.  Loans to professional real estate management enterprises and lessors, general building contractors and developers, miscellaneous food stores and restaurants constitute approximately 38%, 10% and 8%, respectively, of commercial loans as of December 31, 2009.  These concentrations were approximately 42%, 10% and 7%, respectively, of commercial loans as of December 31, 2008.  Generally, loans are collateralized by assets of the borrower and are expected to be repaid from the cash flow or proceeds from the sale of selected assets of the borrower.

Loan Fees:  Loan fees and direct costs associated with loan originations are netted and deferred.  The deferred amount is recognized as an adjustment to loan interest over the term of the related loans on the interest method.

Allowance for Loan Losses:  The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses.  Loans that are determined to be uncollectible are charged against the allowance account, and subsequent recoveries, if any, are credited to the allowance.  When evaluating the adequacy of the allowance, an assessment of the loan portfolio will typically include changes in the composition and volume of the loan portfolio, overall portfolio quality and past loss experience, review of specific problem loans, current economic conditions which may affect borrowers’ ability to repay, and other factors which may warrant current recognition.

Such periodic assessments may, in management’s judgment, require the Company to recognize additions or reductions to the allowance.

Various regulatory agencies periodically review the adequacy of the Company’s allowance for loan losses as an integral part of their examination process.  Such agencies may require the Company to recognize additions or reductions to the allowance based on their evaluation of information available to them at the time of their examination.  It is reasonably possible that the above factors may change significantly and, therefore, affect management’s determination of the allowance for loan losses in the near term.

The allowance consists of allocated and general components.  The allocated component relates to loans that are classified as impaired.  For those loans that are classified impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected losses given the Company’s internal risk rating process.  Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not reflected in the historical loss or risk rating data.

Berkshire F-43

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies (Continued)

Interest Rate Risk:  The Company is principally engaged in the business of attracting deposits from the general public and using these deposits, together with any borrowed funds, to make commercial, commercial mortgage, residential mortgage, and consumer loans, and to invest in overnight and term investment securities.  Inherent in such activities is the potential for the Company to assume interest rate risk that results from differences in the maturities and repricing characteristics of assets and liabilities.  For this reason, management regularly monitors the level of interest rate risk and the potential impact on net income.

Bank Premises and Equipment:  Premises and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation is computed and charged to expense using the straight-line method over the estimated useful lives of the assets.  Leasehold improvements are amortized to expense over the shorter of the term of the respective lease or the estimated useful life of the improvements.

The estimated useful lives for calculating depreciation and amortization on furniture and equipment are between three and seven years.  Leasehold improvements are depreciated over the lesser of the economic life or the term of the related lease, generally terms ranging from five to twenty-nine years.

Other Real Estate Owned (OREO):  OREO is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure.  Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis.  After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell.  Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

Bank Owned Life Insurance:  The Company invests in bank owned life insurance (“BOLI”) as a source of funding for employee benefit expenses.  BOLI involves the purchasing of life insurance by the Company on a chosen group of employees.  The Company is the owner and beneficiary of the policies.  The life insurance investment is carried at the cash surrender value of the underlying policies.  Income generated from the increase in cash surrender value of the policies is included in other income on the income statement.  BOLI is used to fund the Nonqualified Supplemental Executive Retirement Plan discussed in Note 15.

Goodwill:  Goodwill representing the excess of the cost over fair value of net assets of the acquired businesses.  The Company acquired two branches that resulted in goodwill which is not amortized, but tested annually for impairment or more frequently if events or changes in circumstances indicate that the asset might be impaired.  Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.  The Company has evaluated goodwill and determined that no impairment existed as of December 31, 2009.

Income Taxes:  Deferred federal and state tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial statement and tax bases of existing assets and liabilities.  The effect of a change in the tax rate on deferred taxes is recognized in the period of the enactment date.  Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.  Berkshire Bancorp, Inc. and its wholly-owned subsidiary, Berkshire Bank, file a consolidated federal income tax return.

Berkshire F-44

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies (Continued)

Income Taxes (Continued):  When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that ultimately would be sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more-likely-than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. The evaluation of a tax position taken is considered by itself and not offset or aggregated with other positions. Tax positions that meet the more likely-than not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits would be recognized in income tax expense on the income statement.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Comprehensive Income (Loss):  Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss).  However, certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as other comprehensive income (loss), a separate component of the equity section of the balance sheet.  Such items, along with net income, are components of comprehensive income (loss).

The components of accumulated other comprehensive income and related tax effects for are as follows:

	2009	2008

Net unrealized holding losses on available for
sale securities	$(183)	$(28)
Tax effect	63	9

Net-of-tax amount	$(120)	$(19)

Earnings (Loss) Per Common Share:  Basic earnings (loss) per common share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted earnings (loss) per common share considers common stock equivalents (when dilutive) outstanding during the period such as options and warrants outstanding.  Both basic and diluted earnings (loss) per common share computations give retroactive effect to stock dividends paid as a 5 for 4 stock splits in prior years.  In computing diluted earnings (loss) per shares for 2009 and 2008, warrants to purchase approximately 774,571 and 775,611 shares of common stock were excluded from the computation noting the effect of these shares would be antidilutive.

Berkshire F-45

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies (Continued)

Stock-Based Employee Compensation:  The Bank accounts for its stock based compensation plans (more fully described at Note 15) under the provisions of ASC Topic 718, Compensation – Stock Compensation, which requires recognizing expense for options granted equal to the grant-date fair value of the unvested amounts over their remaining vesting period.  Excess tax benefits arising from increases in the value of equity instruments issued under stock-based payment arrangements are treated as cash inflows from financing activities.

Note 2.   Recent Accounting Pronouncements

Accounting for Uncertainty in Income Taxes in accordance with ASC Topic 740 became effective for the Bank on January 1, 2009.  This standard clarifies the application of accounting for income taxes by defining the criteria that an individual tax position must meet in order for the position to be recognized within the financial statements and provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition for tax positions.

The Bank presently recognizes income tax positions based on management’s estimate of whether it is reasonably possible that a liability has been incurred for unrecognized income tax benefits by applying ASC Topic 450, Accounting for Contingencies.  Adoption of this authoritative accounting guidance did not have a material impact on the Bank’s financial position and results of operations.  The Bank did not recognize or accrue any interest or penalties related to the income tax during the year ended December 31, 2009.  The Bank does not have an accrual for uncertain tax positions as of December 31, 2009, as deductions taken and benefits accrued are based on widely understood administrative practices and procedures and are based on clear and unambiguous tax law.  Tax returns for all years 2007 and thereafter are subject to future examination by tax authorities.

Fair value of non-financial assets and liabilities:  Effective January 1, 2009, the Bank measures non-recurring nonfinancial assets and liabilities recognized or disclosed at fair value and has included these disclosures at Note 18.  Accordingly, the fair value of OREO is included as of December 31, 2009.

Business Combinations: This new authoritative accounting guidance (ASC Topic 805) is a revision of previous business combinations guidance.  It requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination.  It applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and became effective for Berkshire Bank on January 1, 2009.  No transactions have occurred through December 31, 2009 warranting application of this guidance.

Subsequent Events: The Bank adopted the requirements of ASC 855-10-05 relating to subsequent events effective December 31, 2009.  This accounting establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued (i.e., complete in a form and format that complies with GAAP and approved for issuance).  It does not apply to subsequent events or transactions that are within the scope of other applicable GAAP that provide different guidance on the accounting treatment for subsequent events or transactions.

Berkshire F-46

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 2.   Recent Accounting Pronouncements (Continued)

There are two types of subsequent events to be evaluated:

Recognized subsequent events - An entity must recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements.

Non-recognized subsequent events - An entity must not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but that arose after the balance sheet date but before financial statements are issued or are available to be issued.  Some non-recognized subsequent events may be of such a nature that they must be disclosed to keep the financial statements from being misleading.  For such events, an entity must disclose the nature of the event and an estimate of its financial effect or a statement that such an estimate cannot be made.

The guidance also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date - that is, whether that date represents the date the financial statements were issued or were available to be issued.  The requirements of this standard are effective for interim and annual periods ending after June 15, 2009, and should be applied prospectively.

Accordingly, management has evaluated subsequent events through March 12, 2010, the date the financial statements are available to be issued and has determined that no recognized or non-recognized subsequent events warranted inclusion or disclosure in the financial statements as of December 31, 2009.

FASB ASC Topic 320, Investments − Debt and Equity Securities:  New authoritative accounting guidance under ASC Topic 320, Investments −Debt and Equity Securities, (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under ASC Topic 320, declines in the fair value of held−to−maturity and available−for−sale debt securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses.  The amount of the impairment related to other factors would be recognized in other comprehensive income.  The Company adopted the provisions of the new authoritative accounting guidance under ASC Topic 320 during 2009.  Adoption of the new guidance did not significantly impact the Company’s financial statements.

FASB ASC Topic 860, Transfers and Servicing:  New authoritative accounting guidance under ASC Topic 860, Transfers and Servicing, amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets.  The new authoritative accounting guidance eliminates the concept of a “qualifying special−purpose entity” and changes the requirements for derecognizing financial assets.  The new authoritative accounting guidance also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period.  The new authoritative accounting guidance under ASC Topic 860 will be effective January 1, 2010 and is not expected to have a significant impact on the Company’s financial statements.

Note 3.   Reclassifications

Certain items in the 2008 financial statements have been reclassified to conform to 2009 presentation, with no effect on the statements of operations or statements of changes in shareholders’ equity.

Berkshire F-47

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 4.   Cash and Due from Banks

The Company maintains various deposit accounts with other banks to meet normal funds transaction requirements, to satisfy minimum deposit requirements, and to compensate other banks for certain correspondent services.  The Federal Deposit Insurance Corporation insures these accounts up to $250,000 per account through December 31, 2013.  Management is responsible for assessing the credit risk of its correspondent banks.  The withdrawal or usage restrictions of these balances did not have a significant impact on the operations of the Company as of December 31, 2009 and 2008.

Note 5.   Investment Securities

The amortized cost and estimated fair value of securities available for sale at December 31, 2009, summarized by contractual maturities are shown below.  Expected maturities may differ from contractual maturities for mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without any penalties; therefore, these securities are not included in the maturity categories in the following maturity summary.

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Government agencies and corporations
Due within one year	$-	$-	$-	$-
Due within one year through five years	-	-	-	-
Due within five years through ten years	-	-	-	-
Due after ten years	9,745	1	(230)	9,516
	9,745	1	(230)	9,516
Mortgage-backed securities	2,283	46	-	2,329
	$12,028	$47	$(230)	$11,845

The amortized cost and estimated fair value of securities available for sale at December 31, 2008, summarized by contractual maturity, are as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Government agencies and corporations
Due within one year	$-	$-	$-	$-
Due within one year through five years	-	-	-	-
Due within five years through ten years	1,115	6	-	1,121
Due after ten years	8,085	17	(12)	8,090
	9,200	23	(12)	9,211
Mortgage-backed securities	5,306	36	(75)	5,267
	$14,506	$59	$(87)	$14,478

Berkshire F-48

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 5.   Investment Securities (Continued)

Securities with a carrying value of $7,665 and $10,912 at December 31, 2009 and 2008, respectively, were pledged as collateral to secure borrowings at the Federal Home Loan Bank of Pittsburgh and public deposits.

For the years ended December 31, 2009 and 2008, proceeds from sales of securities available for sale amounted to $1,336 and $500, respectively.  Gross realized gains were $2 and gross realized losses were $12 in 2009.  Gross realized gain of $2 and no losses were recognized in 2008.

	December 31, 2009
	Continuous Unrealized Losses Existing for Less Than 12 Months		Continuous Unrealized Losses Existing for More Than 12 Months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Government agencies and corporations	$8,516	$(230)	$-	$-

Mortgage-backed securities	-	-	-	-

Total temporarily impaired securities	$8,516	$(230)	$-	$-

	December 31, 2008
	Continuous Unrealized Losses Existing for Less Than 12 Months		Continuous Unrealized Losses Existing for More Than 12 Months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Government agencies and corporations	$995	$(3)	$1,490	$(10)

Mortgage-backed securities	358	(2)	3,608	(72)

Total temporarily impaired securities	$1,353	$(5)	$5,098	$(82)

Securities available-for-sale are stated at fair value with an adjustment to shareholders’ equity for unrealized gains and losses.  The fair value of securities with unrealized losses by length of time that the individual securities have been in a continuous loss position at December 31, 2009 and 2008, consist of 12 and 7 securities respectively.  The unrealized loss on these investments was caused by movement in interest rates.  Management periodically evaluates securities for other-than-temporary impairment when economic or market concerns warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which fair value has been less than cost (2) the financial condition and near term prospects of the issuer, (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value and (4) whether it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost basis, which may be maturity.  Management does not consider these securities to be other-than-temporarily impaired at December 31, 2009.

Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period in which the other-than-temporary impairment is identified.

Berkshire F-49

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 6.   Loans

The composition of loans follows:

	December 31,
	2009	2008

Commercial	$87,197	$80,029
Residential real estate	19,170	19,980
Consumer	3,397	4,279
Total loans	109,764	104,288
Less:
Allowance for loan losses	(1,655)	(1,267)
Net deferred loan costs	451	479
Net loans	$108,560	$103,500

Below is a summary of the Bank’s impaired loan information:

	December 31,
	2009	2008

Impaired loans without a valuation allowance	$555	$864
Impaired loans with a valuation allowance	3,808	582
Total impaired loans	$4,363	$1,446
Valuation allowance related to impaired loans	$898	$107
Total nonaccrual loans	5,412	1,612
Total loans past-due ninety days or more and still accruing	87	105
Average investment in impaired loans	2,850	1,375
Interest income recognized on impaired loans	-	-
Interest income recognized on a cash basis on impaired loans	-	-

Note 7.   Loans and Deposits to Related Parties

In the normal course of business, the Company has granted loans to executive officers, directors and their affiliates (related parties).  In the opinion of management, the terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions with other customers and do not involve more than a normal risk of collectibility.

An analysis of the activity of such related party loans is as follows:

	December 31,
	2009	2008

Balance, beginning of year	$2,111	$2,014
Advances	238	1,858
Less: repayments	(139)	(1,761)
Balance, end of year	$2,210	$2,111

At December 31, 2009 and 2008, deposits from related parties totaled approximately $751 and $1,305 respectively.

Berkshire F-50

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 8.   Allowance for Loan Losses

An analysis of the allowance for loan losses is as follows:

	2009	2008

Balance, January 1	$1,267	$1,087
Provision for loan losses	809	395
Charge-offs	(431)	(215)
Recoveries	10	-
Balance, December 31	$1,655	$1,267

Note 9.   Bank Premises and Equipment

A summary of the cost and accumulated depreciation of bank premises and equipment is as follows:

	December 31,
	2009	2008

Leasehold improvements	$4,297	$4,270
Furniture and equipment	1,029	1,020
	5,326	5,290
Less: accumulated depreciation and amortization	(1,162)	(856)

Bank premises and equipment	$4,164	$4,434

The Company has a fifteen-year operating lease agreement for its main banking office which commenced in September 2002.  The Company has the option to extend the lease agreement for two additional five-year periods.  In September 2004, the Company entered into a five-year operating lease for its Operations Center located in Shillington.  The Company had the option to extend the lease agreement for an additional five-year period and exercised this option in 2009.  In December 2005, the Company entered into a fifteen-year operating lease for its second branch office located in Muhlenberg.  The Company has the option to extend the lease agreement for two additional five-year periods and one additional 59 month period.

In February 2006, the Company entered into a fifteen-year operating land lease for its third branch office in Exeter Township.  The Company has the option to extend the lease agreement for two additional five-year periods and one additional 59 month period.  In June 2007, as part of two branch acquisitions from Fleetwood Bank, the Company assumed the following leases:  Airport office on Route 183: five-year term with the option to extend the lease agreement for an additional five years.  West Reading office lease: five-year term with the option to extend the lease agreement for an additional six years and six months.

In each case, in addition to the base rent, the Company is also required to pay a monthly fee for its portion of certain operating expenses.

Berkshire F-51

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 9.   Bank Premises and Equipment (Continued)

At December 31, 2009, the required future rental payments under leases are as follows:

Years Ending December 31,

2010	$404
2011	415
2012	430
2013	361
2014	301
Thereafter	1,177
-
Total minimum lease payments	$3,088

Rent expense of approximately $426 and $316 is reflected in the statements of operations for the periods ended December 31, 2009 and 2008, respectively.

Note 10.   Deposits

Deposits consisted of the following:

	December 31,
	2009	2008

Demand deposits, noninterest-bearing	$6,821	$5,761
Demand deposits, interest-bearing	60,376	32,664
Savings deposits	1,970	983
Time deposits of $100,000 or more	14,700	14,303
Other time deposits	44,211	49,606

Total deposits	$128,078	$103,317

Scheduled maturities of certificates of deposit at December 31, 2009 are as follows:

Years Ending December 31,

2010	$50,315
2011	6,007
2012	2,339
2013	209
2014 and thereafter	41
$58,911

Berkshire F-52

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 11.   Borrowings

The Company has maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh of approximately $64,629, of which $4,304 and $16,798 was outstanding at December 31, 2009 and 2008, respectively as follows:

	Amount		Weighted Average Rate
	2009	2008	2009	2008

Mid-Term Repurchase Agreement maturing:
2009	$-	$11,819	0.00%	2.59%
2010	1,440	4,020	0.44%	2.73%
2011	2,000	-	1.61%	0.00%
2013	266	266	3.91%	3.91%

Amortized fixed rate term note due:
2015	598	693	4.59%	4.59%

	$4,304	$16,798
Advances from the Federal Home Loan Bank are secured by qualifying assets of the Company and include Federal Home Loan Bank stock, certain investment securities and first mortgage loans aggregating approximating $20,679.

The Company also has available a line of credit agreement to purchase federal funds from the ACBB totaling $4,000 of which advances up to $1,000 would be unsecured.  Additional advances up to the remaining $3,000 would be secured by investments held in safekeeping at ACBB. There were $0 and $396 of borrowings outstanding at December 31, 2009 and 2008.

Note 12.   Income Taxes

The Company has incurred cumulative net losses for several years since its inception through December 31, 2009 which has caused there to be no provision for income taxes, deferred taxes and income taxes payable for the years ended December 31, 2009 and 2008.

Berkshire F-53

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 12.   Income Taxes (Continued)

The components of the net deferred tax asset are as follows:

	December 31,
	2009	2008
Deferred tax assets:
Allowance for loan losses	$526	$401
Deferred Compensation	114	77
Organizational costs	15	16
Goodwill	118	127
Purchase accounting adjustment	48	53
Net unrealized loss on securities - Available for Sale	63	9
Net operating loss carryforwards	1,927	1,748
Other	103	47
	2,914	2,478
Valuation allowance	(2,551)	(2,055)
Total deferred tax assets, net of valuation allowance	363	423

Deferred tax liabilities:
Depreciation	44	58
Deferred loan costs	174	185
Cash basis conversion	106	156
Other	39	24
	363	423
Net deferred taxes	$-	$-

The Company has net operating loss carryforwards available for federal income tax purposes of approximately $5,667, which expire from 2023 through 2029.

Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.  With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, state or local tax authorities for years before 2006.

Note 13.   Regulatory Matters

Capital Ratios:  The Company is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the Regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Berkshire F-54

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 13.   Regulatory Matters (Continued)

Capital Ratios (Continued):  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2009 and 2008, the Bank met all capital adequacy requirements to which it is subject.

De novo banks (those insured seven years or less), such as Berkshire Bank are required to maintain Tier I capital to average assets (leverage) ratios of at least 8% during this period.  This requirement did not apply to the Bank as confirmed by the FDIC.  The most recent notification from the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. Under these guidelines, the Company and the Bank were considered well capitalized as of December 31, 2009 and 2008.

The Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2009:
Total Risk Based Capital
(to Risk Weighted Assets)
Bank	$12,680	11.62%	$8,731	8.0%	$10,913	10.0%
Consolidated	12,472	11.46%	8,706	8.0%	N/A	N/A
Tier I Capital
(to Risk Weighted Assets)
Bank	11,316	10.37%	4,365	4.0%	6,548	6.0%
Consolidated	11,108	10.21%	4,353	4.0%	N/A	N/A
Tier I Capital
(to Average Assets)
Bank	11,316	7.68%	5,891	4.0%	7,364	5.0%
Consolidated	11,108	7.54%	5,891	4.0%	N/A	N/A

As of December 31, 2008:
Total Risk Based Capital
(to Risk Weighted Assets)
Bank	$10,867	10.86%	$8,006	8.0%	$10,007	10.0%
Consolidated	10,826	10.82%	8,006	8.0%	N/A	N/A
Tier I Capital
(to Risk Weighted Assets)
Bank	9,616	9.61%	4,003	4.0%	6,004	6.0%
Consolidated	9,559	9.55%	4,003	4.0%	N/A	N/A
Tier I Capital
(to Average Assets)
Bank	9,616	7.35%	5,230	4.0%	6,537	5.0%
Consolidated	9,559	7.31%	5,230	4.0%	N/A	N/A

Berkshire F-55

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 13.   Regulatory Matters (Continued)

Capital Ratios (Continued):  Banking regulations limit the amount of dividends that may be paid without prior regulatory agency approval.  Since the Bank’s deposits are insured by the FDIC, no dividends may be paid if the Bank is in default on any assessment due the FDIC.  In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

Note 14.   Shareholders’ Equity

Share Purchase Agreement:  In 2003, the Company entered into an agreement with East Penn Financial Corporation (“East Penn”) whereby East Penn purchased 19.9% of the Company’s stock in the initial public offering.  The agreement included the issuance of a stock warrant that allowed East Penn to purchase and own up to 24.9 % of the Company’s outstanding shares.  East Penn has since been acquired by Harleysville National Corporation (“HNC”), which assumed the right to 19.9% ownership in the Company with the same terms as was extended to East Penn.  HNC is presently under an agreement of sale to First Niagara Financial Group, Inc. (FNFG).  The transaction is slated to close at the beginning of the second quarter of 2010, at which time FNFG will assume the right to 19.9% ownership in Berkshire Bancorp, Inc. with the same terms as was extended to HNC.

Stock Offering:  On March 22, 2007, the Bank commenced the sale of 300,000 units of its common stock, which was completed in two stages through August 31, 2007.  Each unit consisted of one share of common stock and one five-year, non-detachable warrant to purchase one share of common stock, exercisable until December 31, 2012 at various original exercise prices ranging from $10.00 to $17.50 from August 31, 2007 through December 31, 2012.  The exercise prices were adjusted to reflect the stock split effected as a stock dividend.  The adjusted exercise prices ranged from $8.32 to $11.20 ratably over the exercise term.

During the years ended December 31, 2009 and 2008, the Company received proceeds from the exercise of stock warrants in the amount of $9 and $670, respectively, at a weighted average exercise price of $8.32 and $7.45, respectively.

On September 1, 2008, the Board of Directors declared a 25% stock split effected as a 5 for 4 stock dividend to shareholders of record on September 15, 2008.  The stock dividends were paid on September 30, 2008.  All stock warrant information below has been adjusted to reflect the splits.

On October 26, 2009, the Bank commenced the sale of 6,000 shares of its 6% non-cumulative, non-voting, convertible perpetual preferred stock, Series C, par value $1.00 per share, $1,000 per share.  During the year ended December 31, 2009, the Company sold 50 shares for total gross proceeds of $50.  Direct offering expenses of $65 are netted against the gross proceeds and charged against additional paid-in capital.

TARP Capital Purchase Program:  On October 3, 2008 Congress passed the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to the U.S. markets. One of the provisions resulting from the Act was the Treasury Capital Purchase Program (“CPP”) which provides direct equity investment of preferred stock by the U.S. Treasury in qualified financial institutions.  This program is voluntary and requires an institution to comply with several restrictions and provisions, including limits on executive compensation, stock redemptions, and declaration of dividends.  The CPP provides for a minimum investment of 1 percent of Risk-Weighted-Assets, with a maximum investment of the lesser of 3 percent of Risk-Weighted Assets or $25 Billion.  The cumulative perpetual preferred stock, Series A has a dividend rate of 5 percent per year until the fifth anniversary of the Treasury investment and a dividend of 9 percent, thereafter.  The CPP also requires the Treasury to receive warrants for fixed rate cumulative perpetual preferred stock, Series B with liquidation value equal to 5 percent of the capital invested by the Treasury.  The exercise price of the warrants was $1.00.  The Series B preferred stock has a dividend rate of 9 percent per year.

Berkshire F-56

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 14.   Shareholders’ Equity (Continued)

TARP Capital Purchase Program (Continued):  On June 12, 2009, the Company received an investment in preferred stock of $2.892 million.  On the same date, the warrant for 145 shares of cumulative perpetual preferred stock, Series B was exercised.  The proceeds for the preferred stock were allocated between the Series A and Series B preferred stock based on their relative fair value, using a discount rate of 12%.  The original net discount is being accreted over the expected term of five years using the effective interest method.  The Company has recorded dividends in the approximate amount of $87 through December 31, 2009.  In accordance with state law, because the Company is in an accumulated deficit position, the preferred stock dividends are declared from additional paid-in capital.  All dividend amounts billed by the US Treasury through December 31, 2009 have been paid.  The two preferred stock series qualify for and are accounted for as equity securities and included in the Company’s Tier I Capital on the date of receipt.

Provisions introduced by the American Recovery and Reinvestment Act of 2009 indicate that once the Company notifies Treasury that it would like to redeem the CPP preferred stock, the Treasury must permit the Company to do so subject to consultation with the Company’s federal regulator.  The Company will be subject to existing supervisory procedures for approving redemption requests for capital instruments.  The federal regulator will weigh the Company’s desire to redeem the preferred stock against the contribution of Treasury capital to the Company’s overall soundness, capital adequacy and ability to lend, including confirming that the Company has a comprehensive internal capital assessment process.

Stock Grants:  The Company issues stock grants to its Executive Officers in accordance with the terms of their respective Employment contracts.  The contracts provide for 764 shares of common stock each in the form of stock grants to the CEO and to the President and 489 shares of common stock in the form of stock grants to the CFO during the year ended December 31, 2008.  No grants were issued in 2009.  All shares had vested as of December 31, 2009.

Since 2004, a total of 6,008 stock grants have been authorized and awarded, net of cancellations, through December 31, 2009, at grant prices ranging from $8.80 to $10.50.  Awards are adjusted for stock dividends and stock splits.  The grant price is the price of the Company’s stock the day following the approval of the grant and is based upon the price of the last available trade.  The grants vest over a period of one year of service, per the employment agreements.

Compensation cost approximating $0 and $21 has been charged against income for the years ended December 31, 2009 and 2008, respectively.  There was no unrecognized compensation cost at December 31, 2009.

Stock Warrants:  The Company issued stock purchase warrants in 2003 with its initial public offering at a price of $3.28 per share.  Subsequently, in 2007, as part of the stock offering, the Company issued non-detachable warrants exercisable until December 31, 2012 at varying share prices ranging from $7.36 through December 31, 2008 to $11.20 through December 31, 2012.  These prices and warrants reflect the adjusted amounts for the 5-for-4 stock split affected as stock dividends in 2008.

	2009		2008
	Number of Warrants	Weighted- average Exercise Price	Number of Warrants	Weighted- average Exercise Price

Outstanding, beginning of period	775,611	$5.08	865,519	$5.32
Granted	-	-	-	-
Expired/terminated	-	-	-	-
Exercised	(1,040)	8.32	(89,908)	7.45
Outstanding, December 31	774,571	$5.08	775,611	$5.08

Berkshire F-57

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 14.   Shareholders’ Equity (Continued)

Stock Warrants (Continued):  The initial offering warrants and the 2007 stock offering warrants have a weighted-average remaining contractual life of 3.75 years and three years, respectively and the number of warrants exercisable totaled 433,537 and 341,034, respectively as of December 31, 2009.

Note 15.   Employee Benefit Plans

The Company has a 401(k) deferred contribution salary deferral plan (with matching contributions) which covers substantially all full-time employees who meet the required criteria.  The amount charged to expense was $42 and $43, respectively for the years ended December 31, 2009 and 2008.

The Company has a Nonqualified Supplemental Executive Retirement Plan for its Chief Executive Officer (“CEO”), President and Chief Financial Officer (“CFO”) of the Company which provides a retirement benefit.  The Plan is funded by life insurance.  For the years ended December 31, 2009 and 2008, $109 and $99 was charged to expense and included in other accrued liabilities in connection with the plan.

Note 16.   Other Related Party Transactions

A member of the Board of Directors is a principal of a property and casualty insurance agency that provides all the insurance coverage for the Company.  The cost of the insurance was approximately $32 and $38 for the years ended December 31, 2009 and 2008.  A member of the Board of Directors operates a general contracting company that constructed the building currently housing the Exeter branch office.  The remainder of construction costs was $6 and $8 for the years ended December 31, 2009 and 2008. In addition, the general contracting company provides services relating to the leasehold improvements at the branch and main office locations, as well as OREO held by the Bank.  These costs were $6 for the year ended December 31, 2009.  Effective September 1, 2004, the Bank has been making annual lease payments of approximately $28 to another Director for its Operations Center in Shillington, Pennsylvania (Note 9).

Note 17.   Commitments and Contingencies

During the period in which preferred stock issued under the TARP Capital Purchase Program is issued and outstanding, certain “change in control” agreements with the CEO, President and CFO of the Company, which provide for continued payment of certain employment salaries and benefits in the event of a change in control, as defined, will be prohibited in accordance with EESA provisions.

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of these instruments reflect the extent of the Bank’s involvement in these particular classes of financial instruments.  The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

Berkshire F-58

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 17.   Commitments and Contingencies (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer’s credit-worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation.  Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.  As of December 31, 2009 and 2008, commitments to extend credit amounted to approximately $12,665 and $14,499, respectively.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  As of December 31, 2009 and 2008, standby letters of credit with customers were $769 and $756, respectively.

The Bank does not issue or hold derivative instruments.  The Bank does have standby letters of credit and these instruments are issued in the ordinary course of business to meet customer needs.  Variable-rate commitments are generally issued for less than one year and carry market rates of interest.  Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates.  Management believes that off-balance sheet risk is not material to the results of operations or financial condition.

In the normal course of business, there are outstanding various contingent liabilities such as claims and legal action, which are not reflected in the financial statements.  In the opinion of management, no material losses are anticipated as a result of these actions or claims.

Note 18.   Fair Value of Financial Instruments

Fair Value Measurements:  The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic of FASB ASC, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions. In accordance with this guidance, the Company groups its assets and liabilities carried at fair value in three levels as follows:

Berkshire F-59

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 18.   Fair Value of Financial Instruments (Continued)

Fair Value Measurements (Continued):

Level 1
•	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•
Generally, this includes debt and equity securities and derivative contracts that are traded in an active exchange market (i.e. New York Stock Exchange), as well as certain US Treasury and US Government and agency mortgage-backed securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2
•	Quoted prices for similar assets or liabilities in active markets.
•	Quoted prices for identical or similar assets or liabilities in markets that are not active.
•
Inputs other than quoted prices that are observable, either directly or indirectly, for the term of the asset or liability (e.g., interest rates, yield curves, credit risks, prepayment speeds or volatilities) or “market corroborated inputs.”

•	Generally, this includes US Government and agency mortgage-backed securities, corporate debt securities, derivative contracts and loans held for sale.

Level 3 Inputs
•	Prices or valuation techniques that require inputs that are both unobservable (i.e. supported by little or no market activity) and that are significant to the fair value of the assets or liabilities.
•
These assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The following is a description of the valuation methodologies used for instruments measured at fair value:

Fair Value on a Recurring Basis:

Available for Sale Securities Portfolio: The fair value of available for sale securities is the market value based on quoted market prices, when available, or market prices provided by recognized broker dealers (level 1). If listed prices or quotes are not available, fair value is based upon quoted market prices for similar or identical assets or other observable inputs (Level 2) or externally developed models that use unobservable inputs due to limited or no market activity of the instrument (Level 3).

Loans Held for Sale:  The fair value of loans held for sale is the market value based upon quoted market prices provided by the investor at the time of sale.  The carrying value is the lower of cost or quoted market prices.

Berkshire F-60

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 18.   Fair Value of Financial Instruments (Continued)

Fair Value on a Recurring Basis (Continued):

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis.

December 31, 2009	Level 1	Level 2	Level 3	Total
Financial Assets:
Securities available for sale	$500	$11,345	$-	$11,845
Loans held for sale	985	-	-	985

December 31, 2008	Level 1	Level 2	Level 3	Total
Financial Assets:
Securities available for sale	$-	$14,478	$-	$14,478
Loans held for sale	425	-	-	425

Fair Value on a Non-Recurring Basis:

Impaired Loans: The carrying value of impaired loans is derived in accordance with FASB ASC Topic 310, “Receivables”.  Fair value is determined based on the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.  Appraised values may be discounted based upon Management’s historical knowledge and changes in market conditions from the time of valuation.  The valuation allowance for impaired loans is included in the allowance for loan losses in the balance sheets.  The valuation allowance for impaired loans at December 31, 2009 was $898 resulting in an increase in fair value of $2,126 for the year ended December 31, 2009.  The valuation allowance at December 31, 2008 was $107 resulting in an increase in fair value of $113 for the year ended December 31, 2008.

OREO:  The fair value of OREO is determined by the net realizable value of the real estate as of the reporting date.  Such fair value is established by current appraised values adjusted for reasonable disposition costs.  The appraised value may be discounted based on management’s review and changes in market conditions (Level 3) inputs.  Disclosures were not required prior to 2009, accordingly, this is not presented at December 31, 2008.

Certain assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).  The following table presents the assets and liabilities measured at fair value on a recurring basis.

December 31, 2009	Level 1	Level 2	Level 3	Total
Financial Assets:
Other real estate owned	$-	$-	$1,725	$1,725
Impaired loans	-	-	3,465	3,465

Berkshire F-61

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 18.   Fair Value of Financial Instruments (Continued)

Fair Value on a Non-Recurring Basis (Continued):

December 31, 2008	Level 1	Level 2	Level 3	Total
Financial Assets:
Impaired loans	$-	$-	$1,339	$1,339

Fair Value of Financial Instruments:  FASB ASC Topic 825, “Financial Instruments” requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments that are not measured and reported at fair value on a recurring basis or non-recurring basis.  The methodologies for estimating the fair value of financial assets and liabilities that are measured on a recurring or non-recurring basis are discussed above.  The methodologies for other financial assets and liabilities are discussed below.

For cash and cash equivalents and interest-bearing demand deposits with other banks, the carrying values approximate their fair values.

The net loan portfolio other than impaired loans is valued using a present value discounted cash flow method where market prices were not available.  The discount rate used in these calculations is the estimated current market rate adjusted for credit risk.

The carrying values of accrued interest receivable, accrued interest payable and FHLB stock approximate their fair values.

The estimated fair values of non interest-bearing demand deposits, interest-bearing checking deposits, savings and certain types of money market accounts are, by their definition, equal to the amounts payable on demand at the reporting date (i.e., their carrying values). The carrying values of variable rate deposit accounts approximate their fair values.  For fixed maturity certificates of deposit, fair value is estimated using the rates currently offered for deposits of similar remaining maturities. The carrying value of accrued interest payable approximates its fair value.

The estimated fair values of borrowings are based on the discounted value of estimated cash flows.  The discounted rate is estimated using the rates currently offered for similar instruments.

The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees.  The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit. Fair values of unrecognized financial instruments, including commitments to extend credit and the fair value of letters of credit, are considered immaterial.

Berkshire F-62

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 18.   Fair Value of Financial Instruments (Continued)

Fair Value of Financial Instruments (Continued):  The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2009 are as follows:

	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial assets:
Cash and due from banks	$1,787	$1,787	$1,897	$1,897
Federal funds sold	9,259	9,259	-	-
Interest-bearing demand deposits
with other banks	506	506	235	235
Investment securities, available for sale	11,845	11,845	14,478	14,478
Loans, net of unearned income	108,560	109,860	103,500	105,592
Loans held for sale	978	985	420	425
FHLB stock	1,108	1,108	1,076	1,076
Accrued interest receivable	456	456	552	552

Financial liabilities:
Noninterest-bearing demand	6,821	6,821	5,761	5,761
Interest-bearing demand and time deposits	121,257	122,077	97,556	99,494
Federal funds purchased	-	-	396	396
Borrowings	4,304	4,352	16,798	17,110
Accrued interest payable	77	77	180	180

Berkshire F-63

Independent Auditor's Report

To the Board of Directors
Berkshire Bancorp, Inc.
Wyomissing, Pennsylvania

We have audited the accompanying consolidated balance sheets of Berkshire Bancorp, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts amnd disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Berkshire 8ancorp, Inc. as of December 31,2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As indicated in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurements, effective January 1, 2008.

/s/ McGladry & Pullen, LLP
Blue Bell, Pennsylvania
March 13, 2009

Berkshire F-64

Berkshire Bancorp, Inc. Consolidated Balance Sheets
December 31, 2008 and 2007
(Amounts in Thousands, Except Share Data)

	2008	2007

Assets

Cash and Due from Banks	$1,897	$1,992
Interest-Bearing Demand Deposits with other Banks	235	428
Federal Funds Sold	-	3,238
Cash and cash equivalents	2,132	5,658

Investment Securities Available for Sale, at fair value	14,478	14,456
Loans Receivable (net of allowance for loan losses of $1,267 and
$1,087, as of December 31, 2008 and 2007, respectively)	103,500	88,888
Loans Held for Sale	420	1,340
Bank Premises and Equipment, net	4,434	4,680
Bank-owned Life Insurance	2,224	2,129
Goodwill	418	418
Accrued Interest Receivable and Other Assets	2,143	1,800
Other Real Estate Owned	1,280	-
	$131,029	$119,369

Liabilities and Shareholders' Equity

Liabilities
Deposits
Noninterest-bearing demand	$5,761	$5,563
Interest-bearing	97,556	88,160
Total deposits	103,317	93,723

Federal Funds Purchased	396	-
Borrowings	16,798	14,202
Accrued interest payable and other accrued liabilities	560	1,106
Total liabilities	121,071	109,031

Commitments and Contingencies (Note 18)

Shareholders' Equity
Common stock, $1 par value, 10,000,000 shares authorized;
3,875,023 and 3,025,467 shares issued and outstanding
at December 31, 2008 and 2007, respectively	3,875	3,025
Additional paid-in-capital	11,178	11,338
Accumulated deficit	(5,076)	(3,923)
Accumulated other comprehensive loss	(19)	(102)
	9,958	10,338
	$131,029	$119,369

See Notes to Consolidated Financial Statements.

Berkshire F-65

Berkshire Bancorp, Inc.

Consolidated Statements of Operations
Years Ended December 31, 2008 and 2007
(Amounts in Thousands, Except Share Data)

	2008	2007

Interest income
Interest and fees on loans	$6,340	$5,566
Interest and dividends on securities	718	651
Interest on federal funds sold	55	132
Interest, other	8	23
Total interest and dividend income	7,121	6,372

Interest expense
Interest on deposits	3,132	3,685
Interest on borrowings	539	445
Total interest expense	3,671	4,130

Net interest income	3,450	2,242

Provision for loan losses	395	281
Net interest income after provision for loan losses	3,055	1,961

Noninterest income
Gain on the sale of loans	202	193
Gain on the sale of available for sale securities	2	-
Gain on the sale of other real estate owned	1	-
Other income	253	200
Total noninterest income	458	393

Noninterest expenses
Compensation and benefits, net	2,263	1,828
Occupancy and data processing	1,364	1,092
Marketing and business development	77	153
Professional services	248	184
Other operating expenses	713	626
Total noninterest expenses	4,665	3,883

Loss before income taxes	(1,152)	(1,529)

Income taxes	-	-

Net loss	$(1,152)	$(1,529)

Net loss per common share:
Basic and diluted	$(0.31)	$(0.54)

Weighted average shares outstanding:
Basic and diluted	3,736,877	2,857,148

See Notes to Consolidated Financial Statements.

Berkshire F-66

Berkshire Bancorp, Inc.

Consolidated Statements of Shareholders' Equity
Years Ended December 31, 2008 and 2007
(Amounts in Thousands, Except Share Data)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Accumulated	Comprehensive	Shareholders'
	Stock	Capital	Deficit	Income (Loss)	Equity

Balance, December 31, 2006	$2,135	$9,418	$(2,393)	$(286)	$8,874

Five-for-four stock split, 604,363 shares	604	(604)	-	-	-

Sale of 279,731 shares of common stock
at $10.00 per share, net of offering costs
of $38,000	280	2,479	-	-	2,759

Exercise of 3,484 stock warrants at a weighted
average price of $7.71	4	23	-	-	27

Issuance of 1,291 shares of common stock in
the form of stock grants to executive officers	1	12	-	-	13

Issuance of 1,485 shares of common stock as
directors fees	1	10	-	-	11

Cash payments in lieu of fractional shares	-	-	(1)	-	(1)

Comprehensive loss:

Net loss - 2007	-	-	(1,529)	-	(1,529)

Change in net unrealized loss on securities
available for sale, net of tax effect	-	-	-	184	184

Total comprehensive loss	-	-	-	-	(1,345)

Balance, December 31, 2007	3,025	11,338	(3,923)	(102)	10,338

Five-for-four stock split, 757,631 shares	758	(758)	-	-	-

Exercise of 89,908 stock warrants at a
weighted average price of $7.45	90	580	-	-	670

Issuance of 2,017 shares of common stock in
the form of stock grants to executive officers	2	18	-	-	20

Cash payments in lieu of fractional shares	-	-	(1)	-	(1)

Comprehensive loss:

Net loss - 2008	-	-	(1,152)	-	(1,152)

Change in net unrealized loss on securities
available for sale, net of tax effect	-	-	-	83	83

Total comprehensive loss	-	-	-	-	(1,069)

Balance, December 31, 2008	$3,875	$11,178	$(5,076)	$(19)	$9,958

See Notes to Consolidated Financial Statements.

Berkshire F-67

Berkshire Bancorp, Inc.

Consolidated Statements of Cash Flows
Years Ended December 31, 2008 and 2007
(Amounts in Thousands, Except Share Data)

	2008	2007

Cash Flows from Operating Activities
Net loss	$(1,152)	$(1,529)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	335	227
Provision for loan losses	395	281
Accretion of fair value adjustment on loans and deposits acquired	(22)	(6)
Net amortization of securities premiums and discounts	20	12
Gain on the sale of loans	(202)	(193)
Gain on the sale of investment securities	(2)	-
Loans originated for sale	(10,108)	(11,869)
Proceeds from sale of loans held for sale	11,230	11,881
Gain on sale of other real estate owned	-	(14)
Proceeds from sale of other real estate owned	-	130
Earnings on Bank owned life insurance, net	(95)	(95)
Changes in operating assets and liabilities:
Increase in accrued interest receivable and other assets	(188)	(260)
Increase in accrued interest payable and other accrued liabilities	(546)	241
Net cash used in operating activities	(335)	(1,194)

Cash Flows from Investing Activities
Purchases of investment securities available for sale	(8,990)	(2,995)
Purchases of FHLB stock	(1,025)	(437)
Proceeds from redemption of FHLB stock	827	145
Proceeds from maturities, calls and principal payments on investment
securities available for sale	8,576	2,026
Proceeds from the sale of investment securities available for sale	500	-
Net increase in loans	(16,244)	(15,861)
Cash effect of branch acquisitions	-	2,169
Net purchases of premises and equipment	(90)	(2,771)
Net cash used in investing activities	(16,446)	(17,724)

Cash Flows from Financing Activities
Net proceeds from issuance of common stock	-	2,759
Net proceeds from the exercise of common stock warrants	670	27
Cash payments on common stock in lieu of fractional shares	(1)	(1)
Net proceeds from borrowings	2,596	5,331
Net proceeds from federal funds purchased	396	-
Increase in interest-bearing deposits	9,396	3,379
Increase in noninterest-bearing deposits	198	263
Net cash provided by financing activities	13,255	11,758

Decrease in cash and cash equivalents	(3,526)	(7,160)

Cash and Cash Equivalents, January 1	5,658	12,818

Cash and Cash Equivalents, December 31	$2,132	$5,658

(Continued)

Berkshire F-68

Berkshire Bancorp, Inc.

Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2008 and 2007
(Amounts in Thousands, Except Share Data)

	2008	2007

Supplemental Disclosure of Cash Flow Information:
Cash Paid During the Year for:
Interest	$3,716	$4,070

Non-cash items:
Issuance of common stock to executive officers in the form
of stock grants in accordance with executive contracts in
in 2008 and 2007, respectively	$20	$13
Issuance of common stock to directors as payment for directors fees	-	11
Transfer from loans to OREO	1,280	-
Change in unrealized loss on AFS Securities	(126)	-

Assets and (Liabilities) Received in Conjunction with Acquisition of Branches (Note 11)
Cash and due from banks	-	183
Loans, net	-	3,820
Premises and equipment, net	-	145
Goodwill	-	418
Other assets	-	12
Deposits	-	(6,527)
Other liabilities	-	(37)

	-	(1,986)
Less cash acquired	-	(183)
Net cash provided	$-	$(2,169)

See Notes to Consolidated Financial Statements.

Berkshire F-69

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies

Description of Business: Berkshire Bancorp, Inc. (“the Company”) is a bank holding company headquartered in Wyomissing, Pennsylvania.  Through its wholly owned subsidiary, Berkshire Bank, the Company provides individuals, corporations and other businesses, commercial and retail banking services, principally loans and deposits. Berkshire Bancorp, Inc. was incorporated on September 1, 2006 under the laws of the State of Pennsylvania for the sole purpose of becoming the holding company of Berkshire Bank (the "Bank").

Re-organization:  In the re-organization, Berkshire Bank became a wholly-owned subsidiary of the Company.  In conjunction with the re-organization, each outstanding share of Berkshire Bank was converted into one share of Berkshire Bancorp, Inc.  Berkshire Bancorp, Inc. is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share.  Shares and warrants outstanding as detailed under Stock Grants and Stock Warrants below were converted automatically into shares and warrants to purchase shares of Berkshire Bancorp, Inc. on the same terms and conditions.

Berkshire Bank (the “Bank”) is a commercial bank incorporated on May 14, 2002 under the laws of the Commonwealth of Pennsylvania.  The Bank commenced operations on September 23, 2003.  The Bank is chartered by the Pennsylvania Department of Banking and insured by the Federal Deposit Insurance Corporation.  The Bank maintains its principal office at Wyomissing, Pennsylvania but also has branch offices in Muhlenberg Township, West Reading, Route 183 Airport, and Exeter, Pennsylvania. The Bank provides financial services primarily to Berks County and the surrounding Pennsylvania counties.

Zenith Mortgage Company, LLC, a subsidiary of the Bank, was established in 2007 for the purpose of providing mortgage brokerage and related services to the public. Zenith Mortgage is a limited liability company owned by Berkshire Bank (51%) and Berkshire Real Estate Network, Inc. d/b/a GMAC Real Estate Premier Network (49%).  GMAC Real Estate Premier Network is a real estate agency owned by a director of the Corporation.

Principles of Consolidation:  The accounting and financial reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.  The policies that materially affect the determination of the consolidated financial position, results of operations and cash flows are summarized below.  The consolidated financial statements for 2008 and 2007 include the accounts of Berkshire Bancorp, Inc. and Berkshire Bank.  All intercompany balances and transactions have been eliminated.

Use of Estimates:  The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

Cash and Cash Equivalents:  Cash and cash equivalents include cash on hand, balances due from banks and federal funds sold.

Berkshire F-70

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies (Continued)

Investment Securities Available for Sale:  Management determines the appropriate classification of investments at the time of purchase.  As of December 31, 2008, all securities are classified “available for sale” and carried at fair value.  The Company has no trading securities or securities classified “held to maturity”.

All of the Company’s identified investment securities are held for indefinite periods of time but not necessarily to maturity, including securities that would be used as part of the Company’s asset/liability management strategy and possibly sold in response to changes in interest rates, prepayments and similar factors.  These securities are carried at fair value, with any temporary unrealized gains or losses reported as a separate component of other comprehensive income (loss), net of the related income tax effect.  Declines in the fair value of individual available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value, and are included in noninterest income in the statement of operations.  Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

Interest income from securities, adjusted for the amortization of premiums and accretion of discounts over the contractual lives of the related securities, is recognized in interest income using the interest method.  Realized gains and losses, determined using the amortized cost value of the specific securities sold, would be included in noninterest income in the statement of operations.

The Company holds investments in the common stocks of Atlantic Central Bankers Bank (“ACBB”) and Federal Home Loan Bank of Pittsburgh (“FHLB”).  These investments in restricted stock are carried at cost and are included in Other Assets.

Loans:  The Company makes commercial, real estate and consumer loans to customers.  A substantial portion of the loan portfolio is represented by loans in Berks County.  The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.  Loans are stated at the outstanding principal amount, adjusted for the allowance for loan losses and any deferred fees or costs on originated loans.  Interest income on loans is recognized as earned based on contractual interest rates applied to daily principal amounts outstanding.

Loans Held for Sale:  The Company periodically sells mortgage loans.  These loans are reported at the lower of aggregate cost or fair market value. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.  Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds and the carrying value of the loans.  All sales are made without recourse and servicing is released.  Such loans are generally under an agreement of sale to an outside investor prior to the settlement.

Loans - Nonaccrual:  Loans are placed on nonaccrual status and the accrual of interest income ceases, when a default of principal or interest exists for a period of ninety days except when, in management’s judgment, the collection of principal and interest is reasonably anticipated (i.e. the loan is well secured and in the process of collection).  Interest receivable on nonaccrual loans previously credited to income is reversed, and subsequently recognized as income only as received if the collection of principal is reasonably assured.  Nonaccrual loans are generally not returned to accruing status until principal and interest payments have been brought current and full collectability is reasonably assured.

Berkshire F-71

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies (Continued)

Concentration of Credit Risk:  The Company’s loans are generally to diversified customers in Berks, Montgomery and Chester counties, Pennsylvania.  Loans to professional real estate management enterprises and lessors, general building contractors and developers, miscellaneous food stores and restaurants constitute approximately 42%, 10% and 7%, respectively, of commercial loans as of December 31, 2008.  These concentrations were approximately 32%, 12% and 4%, respectively, of commercial loans as of December 31, 2007.  Generally, loans are collateralized by assets of the borrower and are expected to be repaid from the cash flow or proceeds from the sale of selected assets of the borrower.

Loan Fees:  Loan fees and direct costs associated with loan originations are netted and deferred.  The deferred amount is recognized as an adjustment to loan interest over the term of the related loans on the interest method.

Allowance for Loan Losses:  The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses.  Loans that are determined to be uncollectible are charged against the allowance account, and subsequent recoveries, if any, are credited to the allowance.  When evaluating the adequacy of the allowance, an assessment of the loan portfolio will typically include changes in the composition and volume of the loan portfolio, overall portfolio quality and past loss experience, review of specific problem loans, current economic conditions which may affect borrowers’ ability to repay, and other factors which may warrant current recognition.

Such periodic assessments may, in management’s judgment, require the Company to recognize additions or reductions to the allowance.

Various regulatory agencies periodically review the adequacy of the Company’s allowance for loan losses as an integral part of their examination process.  Such agencies may require the Company to recognize additions or reductions to the allowance based on their evaluation of information available to them at the time of their examination.  It is reasonably possible that the above factors may change significantly and, therefore, affect management’s determination of the allowance for loan losses in the near term.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.  Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Interest Rate Risk:  The Company is principally engaged in the business of attracting deposits from the general public and using these deposits, together with any borrowed funds, to make commercial, commercial mortgage, residential mortgage, and consumer loans, and to invest in overnight and term investment securities.  Inherent in such activities is the potential for the Company to assume interest rate risk that results from differences in the maturities and repricing characteristics of assets and liabilities.  For this reason, management regularly monitors the level of interest rate risk and the potential impact on net income.

Berkshire F-72

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies (Continued)

Bank Premises and Equipment:  Premises and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation is computed and charged to expense using the straight-line method over the estimated useful lives of the assets.  Leasehold improvements are amortized to expense over the shorter of the term of the respective lease or the estimated useful life of the improvements.

The estimated useful lives for calculating depreciation and amortization on Furniture and equipment are between three and seven years.  Leasehold Improvements are depreciated over the lesser of the economic life or the term of the related lease, generally terms ranging from five to twenty-nine years.

Foreclosed Assets:  Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure.  A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place.  Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis.  After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell.  Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.  Foreclosed assets are included in other assets on the balance sheet.

Bank Owned Life Insurance:  The Company invests in bank owned life insurance (“BOLI”) as a source of funding for employee benefit expenses.  BOLI involves the purchasing of life insurance by the Company on a chosen group of employees.  The Company is the owner and beneficiary of the policies.  The life insurance investment is carried at the cash surrender value of the underlying policies.  Income generated from the increase in cash surrender value of the policies is included in other income on the income statement.  As of December 31, 2008 and 2007, BOLI is used to fund the Nonqualified Supplemental Executive Retirement Plan discussed in Note 16.

Goodwill:  Goodwill represents the excess of the cost over fair value of net assets of acquired businesses.  In July 2007, the Company completed the acquisition of two branches from Fleetwood Bank which consisted of the purchase of certain assets and the assumption of certain liabilities.  The transaction is more fully described at Note 11.  Under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but tested annually for impairment or more frequently if events or changes in circumstances indicate that the asset might be impaired.  Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.  The Company evaluated goodwill in accordance with SFAS No. 142 and determined that no impairment existed as of December 31, 2008.

Income Taxes:  Deferred federal and state tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial statement and tax bases of existing assets and liabilities.  The effect of a change in the tax rate on deferred taxes is recognized in the period of the enactment date.  Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.  Berkshire Bancorp, Inc. and its wholly-owned subsidiary, Berkshire Bank file a consolidated federal income tax return.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Berkshire F-73

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 1.   Summary of Significant Accounting Policies (Continued)

Comprehensive Income (Loss):  Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss).  However, certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as other comprehensive income (loss), a separate component of the equity section of the balance sheet.  Such items, along with net income, are components of comprehensive income (loss).

The components of accumulated other comprehensive income and related tax effects for are as follows:

	2008	2007

Net unrealized holding losses on available for
sale securities	$(28)	$(154)
Tax effect	9	52
Net-of-tax amount	$(19)	$(102)

Earnings (Loss) Per Common Share:  Basic earnings (loss) per common share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted earnings (loss) per common share considers common stock equivalents (when dilutive) outstanding during the period such as options and warrants outstanding.  Both basic and diluted earnings (loss) per common share computations give retroactive effect to stock dividends paid as a 5 for 4 stock splits on September 30, 2008 and December 30, 2007, respectively.  In computing diluted earnings (loss) per shares for 2008 and 2007, warrants to purchase approximately 775,611 and 866,738 shares of common stock were excluded from the computation noting the effect of these shares would be antidilutive.

Earnings per common share have been computed based on the following for the years ended December 31, 2008 and 2007:

	2008	2007

Net loss	$(1,152)	$(1,529)

Average number of common shares
outstanding (basic and diluted)	3,736,877	2,857,148

Basic and diluted net loss per share	$(0.31)	$(0.54)

Stock – Based Employee Compensation:  Since 2004, the Company has granted stock to Executive Officers on the anniversary of their employment, in accordance with their employment contracts. (See detailed disclosure at Note 15.)

Berkshire F-74

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 2.   Recent Accounting Pronouncements

FIN 48, Accounting for Uncertainty Income Taxes:  The Financial Accounting Standards Board (“FASB”) has issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109.  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes.  FIN 48 prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return including positions that the organization is exempt from income taxes or not subject to income taxes on unrelated business income.  In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company presently recognizes income tax positions based on management’s estimate of whether it is reasonably possible that a liability has been incurred for unrecognized income tax benefits by applying FASB Statement No. 5, Accounting for Contingencies.

The Company has elected to defer the application of Interpretation 48 in accordance with FASB Staff Position (“FSP”) FIN 48-3.  This FSP defers the effective date of Interpretation 48 for nonpublic enterprises included within its scope to the annual financial statements for fiscal years beginning after December 15, 2008. The Company will be required to adopt FIN 48 in its 2009 annual financial statements.  The provisions of FIN 48 are to be applied to all tax positions upon initial application of this standard.  Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption.  Management has determined that the adoption of FIN 48 will not have a material effect on its financial statements.

SFAS No. 157, Fair Value Measurements:  Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements, which provides the framework for measuring fair value under generally accepted accounting principles.  SFAS No. 157 applies to all financial instruments that are being measured and reported on a fair value basis, with the exception of nonfinancial assets and nonfinancial liabilities that are recognized and disclosed at fair value on a nonrecurring basis, for which fair value disclosures have been delayed under FASB FSP No. 157-2, Effective Date of FASB Statement No. 157, to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years.  Adoption of this standard did not have a material effect on the Company’s financial statements.

In February 2008, the FASB issued FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, to partially defer FASB Statement No. 157, Fair Value Measurements.  This FSP defers the effective date of Statement No. 157, for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.  All other provisions of this Statement not within the scope of FSP-FAS 157-2 are effective for fiscal years beginning after November 15, 2007.  Adoption of this FSP did not have a material effect on the Company’s financial statements.

FSP 157-3 - Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active:  In October 2008, the FASB issued FSP No. FAS 157- 3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.  This FSP clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.

Berkshire F-75

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 2.   Recent Accounting Pronouncements (Continued)

FSP 157-3 - Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (Continued):  This FSP was effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application shall be accounted for as a change in accounting estimate (FASB Statement No. 154, Accounting Changes and Error Corrections, paragraph 19). The disclosure provisions of Statement 154 for a change in accounting estimate are not required for revisions resulting from a change in valuation technique or its application.  The Company adopted this FSP with no material impact on its financial position, results of operation and cash flows.

SFAS No. 141 (R), Business Combinations: This Statement is a revision of a previous statement on business combinations.  The new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination.  This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date.

EITF 99-20-1:  This FSP amends the impairment guidance in EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other- than-temporary impairment assessment and the related disclosure requirements in FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and other related guidance.

The objective of an other-than-temporary impairment analysis is to determine whether it is probable that the holder will realize some portion of the unrealized loss on an impaired security. U.S. GAAP indicates that the holder may ultimately realize the unrealized loss on the impaired security because, for example, (a) it is probable that the holder will not collect all of the contractual or estimated cash flows, considering both the timing and amount or (b) the holder lacks the intent and ability to hold the security to recovery.  In making its other-than-temporary impairment assessment, the holder should consider all available information relevant to the collectibility of the security, including information about past events, current conditions, and the value of underlying collateral.  The FSP shall be effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively.  Retrospective application to a prior interim or annual reporting period is not permitted.

Note 3.   Reclassifications

Certain items in the 2007 financial statements have been reclassified to conform to 2008 presentation, with no effect on the statements of operations or statements of changes in shareholders’ equity.

Berkshire F-76

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 4.   Cash Due from Banks

The Company maintains various deposit accounts with other banks to meet normal funds transaction requirements, to satisfy minimum deposit requirements, and to compensate other banks for certain correspondent services.  The Federal Deposit Insurance Corporation insures these accounts up to $250,000 per account through December 31, 2009.  Management is responsible for assessing the credit risk of its correspondent banks.  The withdrawal or usage restrictions of these balances did not have a significant impact on the operations of the Company as of December 31, 2008 and 2007.

Note 5.   Investment Securities

The amortized cost and estimated fair value of securities available for sale at December 31, 2008, summarized by contractual maturities are shown below.  Expected maturities may differ from contractual maturities for mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without any penalties; therefore, these securities are not included in the maturity categories in the following maturity summary.

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Government agencies and corporations
Due within one year	$-	$-	$-	$-
Due within one year through five years	-	-	-	-
Due within five years through ten years	1,115	6	-	1,121
Due after ten years	8,085	17	(12)	8,090
	9,200	23	(12)	9,211
Mortgage-backed securities	5,306	36	(75)	5,267
	$14,506	$59	$(87)	$14,478

The amortized cost and estimated fair value of securities available for sale at December 31, 2007, summarized by contractual maturity, are as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Government agencies and corporations
Due within one year	$2,499	$-	$(11)	$2,488
Due within one year through five years	500	-	(1)	499
Due within five years through ten years	1,500	-	-	1,500
Due after ten years	2,994	13	-	3,007
	7,493	13	(12)	7,494
Mortgage-backed securities	7,117	-	(155)	6,962
	$14,610	$13	$(167)	$14,456

Berkshire F-77

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 5.   Investment Securities (Continued)

Securities with a carrying value of $10,912 and $11,046 at December 31, 2008 and 2007, respectively, were pledged as collateral to secure borrowings at the Federal Home Loan Bank of Pittsburgh and public deposits.

For the years ended December 31, 2008 and 2007, proceeds from sales of securities available for sale amounted to $500 and $0, respectively.  Gross realized gains amounted to $2 and gross realized losses were $0 in 2008.

Securities available for sale are stated at fair value with an adjustment to shareholders’ equity for unrealized gains and losses.  The fair value of securities with unrealized losses by length of time that the individual securities have been in continuous loss position at December 31, 2008 and 2007, consist of 7 and 13 securities respectively and are as follows:

	December 31, 2008
	Continuous Unrealized Losses		Continuous Unrealized Losses
	Existing for Less Than 12 Months		Existing for More Than 12 Months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Government agencies and corporations	$995	$(3)	$1,490	$(10)

Mortgage-backed securities	358	(2)	3,608	(72)

Total temporarily impaired securities	$1,353	$(5)	$5,098	$(82)

	December 31, 2007
	Continuous Unrealized Losses		Continuous Unrealized Losses
	Existing for Less Than 12 Months		Existing for More Than 12 Months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Government agencies and corporations	$326	$(2)	$2,987	$(12)

Mortgage-backed securities	-	-	6,456	(155)

Total temporarily impaired securities	$326	$(2)	$9,443	$(167)

The unrealized losses that existed as of December 31, 2008 and 2007 are the result of market changes in interest rates since the securities purchase.  This factor coupled with the fact that the Company has both the intent and ability to hold these securities for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in available for sale portfolio are temporary.  None of the individual unrealized losses are significant.

Management periodically evaluates securities for other-than-temporary impairment when economic or market concerns warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period in which the other-than-temporary impairment is identified.

Berkshire F-78

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 6.   Loans

The composition of loans follows:

	December 31,
	2008	2007

Commercial	$80,029	$66,935
Residential real estate	19,980	17,009
Consumer	4,279	5,616
Total loans	104,288	89,560
Less:
Allowance for loan losses	(1,267)	(1,087)
Net deferred loan costs	479	415
Net loans	$103,500	$88,888

Below is a summary of the Bank’s impaired loan information:

	December 31,
	2008	2007

Impaired loans without a valuation allowance	$864	$270
Impaired loans with a valuation allowance	582	1,033
Total impaired loans	$1,446	$1,303
Valuation allowance related to impaired loans	$107	$177
Total nonaccrual loans	1,612	1,137
Total loans past-due ninety days or more and still accruing	105	-
Average investment in impaired loans	1,375	1,128
Interest income recognized on impaired loans	-	-
Interest income recognized on a cash basis on impaired loans	-	-

Note 7.   Loans and Deposits to Related Parties

In the normal course of business, the Company has granted loans to executive officers, directors and their affiliates (related parties).  In the opinion of management, the terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions with other customers and do not involve more than a normal risk of collectibility.

An analysis of the activity of such related party loans is as follows:

	December 31,
	2008	2007

Balance, beginning of year	$2,014	$1,715
Advances	1,858	1,206
Less: repayments	(1,761)	(907)
Balance, end of year	$2,111	$2,014

Berkshire F-79

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

At December 31, 2008 and 2007, deposits from related parties totaled approximately $1,305 and $1,755 respectively.

Berkshire F-80

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 8.   Allowance for Loan Losses

An analysis of the allowance for loan losses is as follows:

	2008	2007

Balance, January 1	$1,087	$811
Provision for loan losses	395	281
Charge-offs	(215)	(5)
Recoveries	-	-
Balance, December 31	$1,267	$1,087

Note 9.   Bank Premises and Equipment

A summary of the cost and accumulated depreciation of bank premises and equipment is as follows:

	December 31,
	2008	2007

Leasehold improvements	$4,270	$4,211
Furniture and equipment	1,020	990
	5,290	5,201
Less: accumulated depreciation and amortization	(856)	(521)

Bank premises and equipment	$4,434	$4,680

The Company has a fifteen-year operating lease agreement for its main banking office which commenced in September 2002.  The Company has the option to extend the lease agreement for two additional five-year periods.  In September 2004, the Company entered into a five-year operating lease for its Operations Center located in Shillington.  The Company has the option to extend the lease agreement for an additional five-year period.  In December 2005, the Company entered into a fifteen-year operating lease for its second branch office located in Muhlenberg.  The Company has the option to extend the lease agreement for two additional five-year periods and one additional 59 month period.

In February 2006, the Company entered into a fifteen-year operating land lease for its third branch office in Exeter Township.  The Company has the option to extend the lease agreement for two additional five-year periods and one additional 59 month period.  In June 2007, as part of two branch acquisitions from Fleetwood Bank, the Company assumed the following leases:  Airport office on Route 183: five-year term with the option to extend the lease agreement for an additional five years.  West Reading office lease: five-year term with the option to extend the lease agreement for an additional six years and six months.

In each case, the Company is also required to pay a monthly fee for its portion of certain operating expenses, including real estate taxes, insurance, utilities, maintenance and repairs, in addition to the base rent.

Berkshire F-81

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 9.   Bank Premises and Equipment (Continued)

At December 31, 2008, the required future rental payments under leases are as follows:

Years Ending December 31,

2009	$400
2010	404
2011	415
2012	430
2013	361
Thereafter	1,488
-
Total minimum lease payments	$3,498

Rent expense of approximately $316 and $361 is reflected in the statements of operations for the periods ended December 31, 2008 and 2007, respectively.

Note 10.   Deposits

Deposits consisted of the following:

	December 31,
	2008	2007

Demand deposits, noninterest-bearing	$5,761	$5,563
Demand deposits, interest-bearing	32,664	39,192
Savings deposits	983	888
Time deposits of $100,000 or more	14,303	9,801
Other time deposits	49,606	38,279

Total deposits	$103,317	$93,723

Scheduled maturities of certificates of deposit at December 31, 2008 are as follows:

Years Ending December 31,

2009	$56,415
2010	4,069
2011	1,940
2012	1,363
2013 and thereafter	122

$63,909

Berkshire F-82

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 11.   Goodwill

On June 8, 2007, the Company purchased two branch offices in West Reading and Route 183, Berks County from another financial institution.  Pursuant to these acquisitions, the Bank acquired the following:

2007
Fair value of assets	$3,940
Fair value of liabilities	(6,527)
2,587
Cash received	2,169
Goodwill	$418

The fair value of assets acquired on June 8, 2007 principally included loans of $3,820, net, premises and equipment, net totaling $145, prepaid assets of $12 and adjusted for other liabilities of $37.  Liabilities assumed were predominantly deposits at a fair value of $6,527 which included a fair value adjustment of $9 related to Time Deposits.  The premium paid was $198 and included in Goodwill of $418.  Management has evaluated goodwill as of December 31, 2008 and concluded that it is not impaired.

Note 12.   Borrowings

The Company has maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh of approximately $69,356, of which $16,798 and $14,202 was outstanding at December 31, 2008 and 2007, respectively as follows:

	Amount		Weighted Average Rate
	2008	2007	2008	2007

Mid-Term Repurchase Agreement maturing:
2008	$-	$6,599	-	5.21%
2009	11,819	6,819	2.59%	3.98%
2010	4,020	-	2.73%	-
2013	266	-	3.91%	-

Amortized fixed rate term note due:
2015	693	784	4.59%	4.59%

	$16,798	$14,202

Advances from the Federal Home Loan Bank are secured by qualifying assets of the Company and include Federal Home Loan Bank stock, certain investment securities and first mortgage loans aggregating approximating $24,330.

The Company also has available a line of credit agreement to purchase federal funds from the Atlantic Central Bankers Bank totaling $4,000 of which advances up to $1,000 would be unsecured.  Additional advances up to the remaining $3,000 would be secured by investments held in safekeeping at Atlantic Central Bankers Bank. There were $396 and $0 of borrowings outstanding at December 31, 2008 and 2007.

Berkshire F-83

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 13.   Income Taxes

The Company has incurred cumulative net losses for several years since its inception through December 31, 2008 which has caused there to be no provision for income taxes, deferred taxes and income taxes payable for the years ended December 31, 2008 and 2007.

The components of the net deferred tax asset at December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred tax assets:
Allowance for loan losses	$401	$308
Deferred Compensation	77	44
Organizational costs	16	46
Goodwill	127	137
Purchase accounting adjustment	53	56
Net unrealized loss on securities - Available for Sale	9	52
Net operating loss carryforwards	1,721	1,369
Other	47	7
	2,451	2,019
Valuation allowance	(2,023)	(1,630)
Total deferred tax assets, net of valuation allowance	428	389

Deferred tax liabilities:
Depreciation	64	59
Deferred loan costs	185	164
Cash basis conversion	156	163
Other	23	3
	428	389
Net deferred taxes	$-	$-

The Company has net operating loss carryforwards available for federal income tax purposes of approximately $5,063, which expire from 2023 through 2028.

Note 14.   Regulatory Matters

Capital Ratios:  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the Regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Berkshire F-84

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 14.   Regulatory Matters (Continued)

Capital Ratios (Continued):  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2008 and 2007, the Bank met all capital adequacy requirements to which it is subject.

The Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. Under these guidelines, the Bank was considered well capitalized as of December 31, 2008 and 2007.

The Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2008:
Total Risk Based Capital
(to Risk Weighted Assets)
Bank	$ 10,867	10.86%	$ 8,006	8.0%	$ 10,007	10.0%
Consolidated	10,826	10.82%	8,006	8.0%	N/A	N/A
Tier I Capital
(to Risk Weighted Assets)
Bank	9,616	9.61%	4,003	4.0%	6,004	6.0%
Consolidated	9,559	9.55%	4,003	4.0%	N/A	N/A
Tier I Capital
(to Average Assets)
Bank	9,616	7.35%	5,230	4.0%	6,537	5.0%
Consolidated	9,559	7.31%	5,230	4.0%	N/A	N/A

As of December 31, 2007:
Total Risk Based Capital
(to Risk Weighted Assets)
Bank	$ 11,114	12.89%	$ 6,899	8.0%	$ 8,624	10.0%
Consolidated	11,204	12.99%	6,898	8.0%	N/A	N/A
Tier I Capital
(to Risk Weighted Assets)
Bank	10,036	11.64%	3,450	4.0%	5,174	6.0%
Consolidated	10,126	11.74%	3,449	4.0%	N/A	N/A
Tier I Capital
(to Average Assets)
Bank	10,036	8.81%	4,554	4.0%	5,693	5.0%
Consolidated	10,126	8.89%	4,554	4.0%	N/A	N/A

Banking regulations limit the amount of dividends that may be paid without prior regulatory agency approval.  Since the Bank’s deposits are insured by the FDIC, no dividends may be paid if the Bank is in default on any assessment due the FDIC.  In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

Berkshire F-85

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 15.   Shareholders’ Equity

Share Purchase Agreement:  The Company entered into an agreement with East Penn Financial Corporation, a bank holding Company located in Emmaus, Lehigh County, Pennsylvania on July 3, 2003 by which East Penn Financial Corporation has subscribed and purchased 19.9% of the shares being offered by Berkshire Bancorp, Inc. in the initial public offering.  The agreement also provides that East Penn Financial Corporation will have the right to purchase additional shares of Berkshire Bancorp, Inc. common stock pursuant to a stock purchase warrant that is exercisable over a period of ten years at the $3.28 per share initial offering price as adjusted for the five-for-four stock splits.  The stock purchase warrant allows East Penn Financial Corporation to purchase and own up to 24.9% of the outstanding shares of Berkshire Bancorp, Inc.

On November 19, 2007, East Penn Financial Corporation was acquired by Harleysville National Corporation.  Subsequent to this transaction, Harleysville National Corporation has assumed the right to 19.9% ownership in Berkshire Bancorp, Inc. with the same terms as was extended to East Penn Financial Corporation.

Pursuant to this agreement, Harleysville Financial Corporation has the legal right to maintain its respective shares.  Subsequent to the issuance of the stock grants to executive officers, which requires issuance from authorized common stock, East Penn Financial purchased 256 shares at a cost of $10.00 in 2007 per share in order to maintain its proportional ownership.

Stock Offering:  On March 22, 2007, the Bank commenced the sale of 300,000 units of its common stock, which was completed in two stages through August 31, 2007.  Each unit consisted of one share of common stock and one five-year, non-detachable warrant to purchase one share of common stock, exercisable until December 31, 2012 at various original exercise prices ranging from $10.00 to $17.50 from August 31, 2007 through December 31, 2012.  The exercise prices were adjusted to reflect the stock split effected as a stock dividend.  The adjusted exercise prices ranged from $7.36 to $11.20 ratably over the exercise term.

During the year ended December 31, 2007, the Company sold an aggregate of 279,731 shares, respectively, for total gross proceeds of $2,797, respectively.  Net proceeds for the years ended December 31, 2008 and 2007 were $0 and $2,759, respectively.

During the years ended December 31, 2008 and 2007, the Company received proceeds from the exercise of stock warrants in the amount of $670 and $27, respectively, at a weighted average exercise price of $7.45 and $7.71, respectively.

On September 1, 2008 and December 1, 2007, the Board of Directors declared a 25% stock split effected as a 5 for 4 stock dividend to shareholders of record on September 15, 2008 and December 14, 2007, respectively.  The stock dividends were paid on September 30, 2008 and December 30, 2007.  All stock warrant information below has been adjusted to reflect the splits.

Stock Grants:  The Company issues stock grants to its Executive Officers in accordance with the terms of their respective Employment contracts.  The contracts provide for 764 shares of common stock each in the form of stock grants to the CEO and to the President and 489 shares of common stock in the form of stock grants to the CFO.  All shares had vested as of December 31, 2008.

In accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), Share-Based Payment, compensation cost approximating $21 and $13 has been charged against income for the years ended December 31, 2008 and 2007, respectively.

Berkshire F-86

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 15.   Shareholders’ Equity (Continued)

Stock Grants (Continued):  Since 2004, a total of 6008 stock grants have been authorized and awarded net of cancellations, through December 31, 2008, at grant prices ranging from $8.80 to $10.50.  Awards are adjusted for changes from recapitalization, such as stock dividends and stock splits.  The grant price is the price of the Company’s stock the day following the approval of the grant and is based upon the price of the last available trade.  The grants vest over a period of one year of service, per the employment agreements.

As of December 31, 2008, there was no unrecognized compensation cost related to the stock granted in 2008 or earlier.

Stock Warrants:  During 2003, the Company issued stock purchase warrants in connection with its initial public offering, giving certain organizers the right to purchase a total of 434,771 shares of common stock at the initial offering price of $3.28 per share.  These warrants were granted in consideration of the risks undertaken by the organizers and are comprised of two types:  one based upon shares issued for the advancement of funds to the Bank during its organization, which may be transferable and immediately exercisable and the other based upon the regular stock purchases, which must be nontransferable with a three-year vesting schedule.  These shares may be issued from previously authorized but unissued shares of stock.

During 2007, the Company, as part of the stock offering, offered units at $10 per unit.  Each unit consisted of one share of common stock and one five-year, non-detachable warrant to purchase one share of common stock, exercisable until December 31, 2012 at varying share prices ranging from an initial price of $7.36 through December 31, 2008 to $11.20 through December 31, 2012.  These prices and warrants reflect the adjusted amounts for the 5-for-4 stock split affected as stock dividends in 2008 and 2007.

The 2008 and 2007 information has been effected for the 5 for 4 stock splits on September 30, 2008 and December 30, 2007, respectively.

	2008		2007
		Weighted-		Weighted-
		average		average
	Number	Exercise	Number	Exercise
	of Warrants	Price	of Warrants	Price

Outstanding, beginning of period	865,519	$5.32	347,817	$4.10
Granted	-	-	349,058	7.36 - 11.20
Expired/terminated	-	-	-	-
Exercised	(89,908)	7.45	(3,484)	7.71
Outstanding, December 31	775,611	$5.08	693,391	$6.65

The initial offering warrants and the 2008 stock offering warrants have a weighted-average remaining contractual life of 4.75 years and four years, respectively and the number of warrants exercisable totaled 433,537 and 342,074, respectively as of December 31, 2008.

Berkshire F-87

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 16.   Employee Benefit Plans

The Company has a 401(k) deferred contribution salary deferral plan which covers substantially all full-time employees who meet the required criteria.  The plan commenced matching contributions by the Company to the plan effective January 1, 2006.  The amount charged to expense was $43 and $41 respectively for the years ended December 31, 2008 and 2007.

Effective in 2006, the Company has a Nonqualified Supplemental Executive Retirement Plan for its Chief Executive Officer (“CEO”), President and Chief Financial Officer (“CFO”) of the Company which provides a retirement benefit.  The Plan is funded by life insurance.  For the years ended December 31, 2008 and 2007, $99 and $87 was charged to expense and included in other accrued liabilities in connection with the plan.

Note 17.   Other Related Party Transactions

A member of the Board of Directors is a principal of a property and casualty insurance agency that provides all the insurance coverage for the Company.  The cost of the insurance was approximately $38 and $37 for the years ended December 31, 2008 and 2007.  A member of the Board of Directors operates a general contracting company that constructed the building currently housing the Exeter branch office.  The cost of this total construction was $8 and $2,225 for the years ended December 31, 2008 and 2007. Effective September 1, 2004, the Bank has been making annual lease payments of approximately $28 to another Director for its Operations Center in Shillington, Pennsylvania (see Note 9).

Note 18.   Commitments and Contingencies

The Company has entered into “change in control” agreements with the CEO, President and CFO of the Company, which provides for continued payment of certain employment salaries and benefits in the event of a change in control, as defined.  The CEO, President and CFO are also eligible to receive a yearly bonus not less than 10% of annual direct salary if the Company exceeds budgeted financial results as well as stock grants as detailed in Note 15.

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of these instruments reflect the extent of the Bank’s involvement in these particular classes of financial instruments.  The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer’s credit-worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation.  Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.  As of December 31, 2008 and 2007, commitments to extend credit amounted to approximately $1,607 and $1,352, respectively.

Berkshire F-88

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 18.   Commitments and Contingencies (Continued)

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  As of December 31, 2008 and 2007, standby letters of credit with customers were $756 and $400, respectively.

The Bank does not issue or hold derivative instruments.  The Bank does have stand by letters of credit and these instruments are issued in the ordinary course of business to meet customer needs.  Variable-rate commitments are generally issued for less than one year and carry market rates of interest.  Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates.  Management believes that off-balance sheet risk is not material to the results of operations or financial condition.

In the normal course of business, there are outstanding various contingent liabilities such as claims and legal action, which are not reflected in the financial statements.  In the opinion of management, no material losses are anticipated as a result of these actions or claims.

Note 19.   Fair Value of Financial Instruments

Fair Value Measurements:  SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches.  Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed as follows:

Level 1
•	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•
Generally, this includes debt and equity securities and derivative contracts that are traded in an active exchange market (i.e. New York Stock Exchange), as well as certain US Treasury and US Government and agency mortgage-backed securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2
•	Quoted prices for similar assets or liabilities in active markets.
•	Quoted prices for identical or similar assets or liabilities in markets that are not active.
•
Inputs other than quoted prices that are observable, either directly or indirectly, for the term of the asset or liability (e.g., interest rates, yield curves, credit risks, prepayment speeds or volatilities) or “market corroborated inputs.”

•	Generally, this includes US Government and agency mortgage-backed securities, corporate debt securities, derivative contracts and loans held for sale.
•

Berkshire F-89

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 19.   Fair Value of Financial Instruments (Continued)

Fair Value Measurements (Continued):

Level 3 Inputs
•	Prices or valuation techniques that require inputs that are both unobservable (i.e. supported by little or no market activity) and that are significant to the fair value of the assets or liabilities.
•
These assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The following is a description of the valuation methodologies used for instruments measured at fair value:

Available for Sale Securities Portfolio: The fair value of available for sale securities is the market value based on quoted market prices, when available, or market prices provided by recognized broker dealers. If listed prices or quotes are not available, fair value is based upon quoted market prices for similar or identical assets or other observable inputs (Level 2) or externally developed models that use unobservable inputs due to limited or no market activity of the instrument (Level 3).

Loans Held for Sale:  The fair value of loans held for sale is the market value based upon quoted market prices provided by the investor at the time of sale.  The carrying value is the lower of cost or quoted market prices.

Fair Value on a Recurring Basis:  The table below presents the balances of assets and liabilities measured at fair value on a recurring basis.

	Level 1	Level 2	Level 3	Total
Financial Assets:
Securities available for sale	$-	$14,478	$-	$14,478
Loans held for sale	420	-	-	420

Fair Value on a Non-Recurring Basis:  Certain assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).  The following table presents the assets and liabilities carried on the balance sheet by caption and by level within the FAS 157 hierarchy (as described above) as of December 31, 2008, for which a nonrecurring change in fair value has been recorded during the twelve months ended December 31, 2008.

	Level 1	Level 2	Level 3	Total
Financial Assets:
Impaired loans	$-	$-	$1,446	$1,446

Impaired Loans:  The fair value of impaired loans is derived in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan based on the fair value of the collateral if the loan is collateral dependent.  There was no change in the valuation techniques used to measure fair value of impaired loans in the year ended December 31, 2008.

The valuation allowance for impaired loans of $107 is included in the allowance for loan losses in the consolidated balance sheet.

Berkshire F-90

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 19.   Fair Value of Financial Instruments (Continued)

Goodwill:  The disclosure of the fair value of goodwill has been deferred under FSB No. FAS 157-2 as detailed in Note 2.

Fair Value of Financial Instruments (SAS 107 Disclosure):  SFAS No.107, Disclosures about Fair Value of Financial Instruments, requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments that are not measured and reported at fair value on a recurring basis or non-recurring basis.  The methodologies for estimating the fair value of financial assets and liabilities that are measured on a recurring or non-recurring basis are discussed above.  The methodologies for other financial assets and liabilities are discussed below.

For cash and cash equivalents and interest-bearing demand deposits with other banks, the carrying values approximate their fair values.

The net loan portfolio is valued using a present value discounted cash flow method where market prices were not available.  The discount rate used in these calculations is the estimated current market rate adjusted for credit risk.

The carrying values of accrued interest receivable and FHLB stock approximate their fair values.

The estimated fair values of non interest-bearing demand deposits, interest-bearing checking deposits, savings and certain types of money market accounts are, by their definition, equal to the amounts payable on demand at the reporting date (i.e., their carrying values). The carrying values of variable rate deposit accounts approximate their fair values.  For fixed maturity certificates of deposit, fair value is estimated using the rates currently offered for deposits of similar remaining maturities. The carrying value of accrued interest payable approximates its fair value.

The estimated fair values of borrowings are based on the discounted value of estimated cash flows.  The discounted rate is estimated using the rates currently offered for similar instruments.

The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees.  The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit. Fair values of unrecognized financial instruments, including commitments to extend credit and the fair value of letters of credit, are considered immaterial.

Berkshire F-91

Berkshire Bancorp, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 19.   Fair Value of Financial Instruments (Continued)

Fair Value of Financial Instruments (SAS 107 Disclosure) (Continued):  The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2008 are as follows:
	2008		2007
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial assets:
Cash and due from banks	$1,897	$1,897	$1,992	$1,992
Federal funds sold	-	-	3,238	3,238
Interest-bearing demand deposits
with other banks	235	235	428	428
Investment securities, available for sale	14,478	14,478	14,456	14,456
Loans, net of unearned income	103,500	105,592	88,888	90,420
Loans held for sale	420	425	-	-
FHLB stock	1,076	1,076	878	585
Accrued interest receivable	552	552	488	373

Financial liabilities:
Noninterest-bearing demand	5,761	5,761	5,563	5,563
Interest-bearing demand and time deposits	97,556	99,494	88,160	88,085
Federal funds purchased	396	396	-	-
Borrowings	16,798	17,110	14,202	14,252
Accrued interest payable	180	180	230	172

Berkshire F-92

ANNEX A

PLAN OF MERGER AND REORGANIZATION

Date:           __________, 2010

NEW CENTURY BANK (the "Bank"), a banking institution organized under the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"), and NEW CENTURY INTERIM BANK (the "Surviving Bank"), an interim bank in organization under the Banking Code, and Customers 1st Bancorp, Inc. (the "Holding Company"), a Pennsylvania business corporation organized under the Pennsylvania Business Corporation Law of 1988, as amended, hereby enter into this Plan of Merger and Reorganization (the "Plan").

In consideration of their mutual promises and covenants, and intending to be legally bound hereby, the parties hereto, deeming it to be advantageous to their respective banking associations, corporation and their shareholders, have duly approved this Plan and its execution, and do hereby adopt this Plan setting forth the method, terms and conditions of the merger, including the rights under the Plan of the shareholders of each of the parties, and the agreements concerning the merger:

1. Merger. The Bank shall merge into the Surviving Bank under the charter of the Surviving Bank, under the title of "Customers 1st Bank," and pursuant to the provisions of the Banking Code, by the method, on the terms and subject to the conditions and requirements hereinafter stated. Upon the merger becoming effective, Bank and Surviving Bank shall be merged into and continued in a single institution, the Surviving Bank, which shall be a Pennsylvania chartered bank and which shall be considered the same business and corporate entity as the constituent institutions. The Surviving Bank shall thenceforth be responsible for all of the liabilities and obligations of the Bank.. The Surviving Bank shall, upon consummation of  the merger, engage in the business of a Pennsylvania chartered bank at the principal office and the legally established and approved branch offices of the Bank. Surviving Bank shall maintain the insurance of the Federal Deposit Insurance Corporation in the same way as it is now carried by the Bank.

2. Articles of Incorporation of Surviving Bank. When the merger becomes effective, the initial Articles of Incorporation of the Surviving Bank shall be substantially in the form attached hereto as Exhibit A attached hereto and incorporated herein.

3. Bylaws of Surviving Bank. When the merger becomes effective, the initial Bylaws of the Surviving Bank shall be substantially in the form attached hereto as Exhibit B attached hereto and incorporated herein, and the principal office and established and authorized branch offices of the Bank shall become the principal office and established and authorized branch offices, respectively, of the Surviving Bank.

4. Board of Directors of Surviving Bank. The persons who shall constitute the Board of Directors of the Surviving Bank at the time the merger becomes effective shall be the persons who were then members of the Board of Directors of the Bank.  They shall serve until the subsequent annual meeting of shareholders of Surviving Bank or until their successors are duly qualified and elected. Any vacancy in the Board of Directors of the Surviving Bank which may exist upon or after the effective date of the merger may be filled as provided by the Articles of Incorporation and Bylaws of the Surviving Bank. The officers of the Bank at the time the merger becomes effective shall hold the same offices in the Surviving Bank.

5. Conversion of Shares: Exchange of Certificates: Capitalization. Upon the merger becoming effective:

(a) Each three (3) issued and outstanding shares of voting common stock of the Bank shall, ipso facto, and without any action on the part of the holder thereof, become and be converted into one (1) share of voting common stock of the Holding Company, par value $1.00 per share.  Each three (3) issued and outstanding shares of Class B Non-Voting Common Stock of the Bank, if then authorized and issued, shall, ipso facto, and without any action on the part of the holder thereof, become and be converted into one (1) share of Non-Voting Common Stock of the Holding Company, par value $1.00 per share.

(b) As soon as practicable after the merger becomes effective, holders of shares of Bank common stock shall be furnished a form letter of transmittal for the tender of their share certificates to the Surviving Bank, which shall act as “Exchange Agent” for the Holding Company, to be exchanged for new certificates for the appropriate number of shares of Holding Company common stock. Holding Company shall be required to issue certificates for Holding Company common stock only upon the actual surrender of Bank shares or an acceptable indemnity agreement or bond from any Bank shareholder who is unable to surrender his or her certificate by reason of loss or destruction of the certificate. Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of Bank common stock, accompanied by a duly executed letter of transmittal in proper form, or an appropriate indemnity agreement or bond, as the case may be, the Exchange Agent shall, promptly after the effective date of the merger, deliver to each holder of such surrendered Bank certificates new certificates representing the appropriate number of shares of Holding Company common stock. Until certificates for Bank common stock have been surrendered and exchanged as herein provided for certificates of Holding Company common stock, each outstanding certificate for Bank common stock shall be deemed, for all corporate purposes, to be the number of full shares of Holding Company common stock into which the number of shares of Bank common stock shown thereon have been converted. In the event that any certificates for Bank common stock are not surrendered for exchange within two (2) years from the effective date of the merger, the shares of Holding Company common stock that would otherwise have been delivered in exchange for the unsurrendered Bank certificates shall be delivered by the Exchange Agent to the Holding Company, in which event the persons entitled thereto shall look only to the Holding Company for delivery of the Holding Company shares upon surrender of their outstanding certificates for Bank common stock. Following the expiration of such two (2) year period, the Holding Company may sell such unclaimed Holding Company common stock, in which event the sole right of the holders of the unsurrendered outstanding Bank certificates shall be the right to collect the net sale proceeds held for their account by the Holding Company. In the event that Holding Company shall, as required or permitted by law, pay to the Commonwealth of Pennsylvania any net sale proceeds relating to unclaimed Holding Company common stock, the holders of unsurrendered outstanding Bank certificates shall thereafter look only to the Commonwealth of Pennsylvania for payment on account thereof.

(c) Prior to the merger becoming effective, the Surviving Bank will have a capital of $100,000 consisting of 100,000 issued and outstanding shares of common stock, par value $1.00 per share, and a surplus of $55,000. Upon the merger becoming effective: (i) the amount and number of issued and outstanding shares of common stock of the Surviving Bank shall be increased to an amount equal to the total, immediately before the merger, of (A) the issued and outstanding shares of common stock of the Bank, now being _____ shares, and (B) the issued and outstanding shares of common stock of the Surviving Bank; (ii) the surplus of the Surviving Bank shall be increased to an amount equal to the total of the surplus of the Bank and the surplus of the Surviving Bank immediately before the merger; and (iii) all of the issued and outstanding shares of the Surviving Bank, as increased by the number of issued and outstanding shares of the Bank, shall be issued to and owned by the Holding Company.

(d) Except as provided below in connection with fractional shares, no cash shall be allocated to shareholders of the Bank or to any other person, firm, or corporation upon and by reason of the merger becoming effective. Cash fees will, however, be paid to attorneys, accountants and other like persons for services rendered in the accomplishment of the merger and reorganization and other phases of the overall transaction; some of these persons may be shareholders of the Bank and of Holding Company.  The Holding Company will not issue any fractional shares of its common stock in the reorganization. Holders of Bank voting common stock or Class B Non-Voting Common Stock who would otherwise be entitled to a fractional share of Holding Company common stock or Holding Company Class B Non-Voting Common Stock will instead receive an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of such share to which the holder would otherwise have been entitled and (ii) the book-value of one share of voting common stock of the Bank as of the final day of the quarter ended immediately prior to the consummation of the merger.

(e) Each then outstanding warrant or option to acquire shares of the common stock of the Bank heretofore issued by the Bank shall, ipso facto, and without any action on the part of the holder thereof, become and be converted into a warrant or option, respectively, to acquire one-third the number of shares of the Holding Company on the same terms and conditions and shall remain outstanding.  The number of shares of Holding Company stock for which each outstanding option or warrant will be exercisable after the consummation of the merger will be rounded up to the nearest whole number of shares, subject to the holder’s agreement to any necessary corresponding upward rounding adjustments of the exercise price to the nearest whole cent.  After the merger becomes effective the Holding Company may, but is not obligated to, issue amended warrant or option agreements reflecting the conversion and the assumption of such warrants or options.

6. Dissenting Shareholders. The rights and remedies of a dissenting shareholder under Sections 1607 and 1222 of the Pennsylvania Banking Code, 7 P.S. Sections 1607 and 1222, and, thereby, Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. Section 1571 et seq.) shall be afforded to any shareholder of the Bank who takes the necessary steps to perfect his or her dissenters rights. The Bank will make whatever payments are to be made to validly dissenting shareholders in the exercise of such rights. Unless otherwise provided by law, shares of the Holding Company not taken by the dissenting shareholders of the Bank shall not be issued.

7. Conditions. The merger provided under this Plan shall take place only if: (i) this Plan is approved (A) by the affirmative vote of holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank and (B) by the Holding Company as a shareholder of the Surviving Bank, in accordance with applicable law; (ii) this Plan, the merger and any constituent steps are approved by the Pennsylvania Department of Banking, the Board of Governors of the Federal Reserve System and (if applicable) the Federal Deposit Insurance Corporation, and the Notice or Application, as applicable, of the Holding Company to form a bank holding company is not objected to, or is otherwise approved, by the Board of Governors of the Federal Reserve System and all other requirements prescribed by law are satisfied; (iii) the Bank receives an opinion of its special counsel, Stradley Ronon Stevens & Young, LLP, to the effect that the transactions contemplated herein constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and that neither gain nor loss will be recognized for federal income tax purposes to the Bank, the Surviving Bank, the Holding Company or the shareholders of the Bank (other than the dissenting shareholders who elect dissenters' rights), the Surviving Bank and the Holding Company, by reason of the transactions contemplated herein, and as to such further matters relating to the tax consequences of the transactions contemplated hereby, as the Bank may deem advisable; and (iv) there shall be no litigation or proceeding pending or threatened for the purpose of enjoining, restraining or preventing the consummation of the merger in accordance with this Plan.

8. Amendment; Termination. At any time before the merger becomes effective, by vote of a majority of the Board of Directors of each of the Bank, the Holding Company and the Surviving Bank, this Plan (a) may be amended in any manner not inconsistent with its general purpose, provided that no amendment shall change the share exchange ratio following approval of this Plan by the shareholders of the Bank, or (b) may be terminated for any reason, including without limitation for reasons such as because of the number of shares of common stock of the Bank exercising dissenters' rights, or if it shall appear that the consummation of the Plan would be inadvisable for any reason.  If this Plan is terminated pursuant to this Section, this Plan shall be void and of no further effect, without any liability on the part of any of the parties hereto, or their respective directors, officers, shareholders or agents.

9. Shares of Holding Company Subscribers. The shares of the Holding Company, subscribed for by the initial subscriber or subscribers for common stock of the Holding Company, shall be purchased by such subscriber or subscribers by the payment of each individual incorporator's own cash to the Holding Company. Upon consummation of the merger, each subscriber for common stock of the Holding Company shall sell, surrender and redeem all of such subscriber’s stock subscribed for to the Holding Company for cash.

10. Financing of Initial Capitalization. In order to provide funds with which the Holding Company can purchase shares of common stock of the Surviving Bank for $155,000 (which Surviving Bank shall allocate as follows: Capital - $100,000; Surplus - $50,000; Expense Fund - $5,000), the Holding Company will make a temporary borrowing from an unaffiliated lender.  After consummation of the merger the Surviving Bank will pay a special cash dividend to the Holding Company which will enable the Holding Company to repay the principal amount of said loan in full plus interest.

11. Issuance of Shares. When required by the terms of this Plan, the Holding Company will issue the shares of its common stock which the shareholders of the Bank shall be entitled to receive as hereinabove provided, and will perform all other acts necessary for it to comply with the provisions of this Plan.

12. Assumption and Amendment of Stock Option Plan. Upon the merger becoming effective, without any further action being required:

(a) the Holding Company shall assume all equity compensation, employee retirement and employee benefit plans of the Bank (each, a "Plan");

(b) all then outstanding grants by the Bank under any Plan shall be converted, to the extent required, to grants by the Holding Company under such Plan; and

(c) each Plan shall be deemed amended and restated: (i) to substitute the Holding Company and the common stock of the Holding Company for the Bank and the common stock of the Bank, respectively; and (ii) to provide that eligible participants under the Plan shall include the same category or categories of officers, other employees, and non-employee directors, of the Holding Company and any current or future subsidiary of the Holding Company, including the Bank, as the categories of officers, other employees and non-employee directors of the Bank currently eligible to be participants under the Plan. The maximum number of shares of Holding Company common stock that have been or may be issued or transferred under any Plan immediately after the merger shall be the same as the maximum number of shares of Bank common stock immediately prior to the Merger, and the maximum aggregate number of shares of Holding Company common stock that shall be subject to options or awards under any Plan to any single individual immediately after the merger shall be the same as the maximum number of shares of Bank common stock immediately prior to the merger, subject to any adjustment provisions of the Plan. Approval of this Plan of Merger and Reorganization shall constitute approval of each Plan as so amended by the directors and shareholders of the Bank and Holding Company for all purposes, including, without limitation, for purposes of Sections 162(m) and 422 of Internal Revenue Code of 1986, as amended, and Section 16(b) of the Securities Exchange Act of 1934, as amended, and the exemptive rules promulgated thereunder.

13. Board of Directors of Holding Company. The persons who shall constitute the Board of Directors of the Holding Company at the time the merger becomes effective shall be the persons who were then members of the Board of Directors of the Bank immediately prior to the merger. The Board of Directors of the Holding Company shall, to the extent consistent with the provisions of the Holding Company Articles of Incorporation and Bylaws and applicable law, be divided into three classes, with members of one class serving until the first Holding Company annual meeting and members of each of the other two classes serving until successive annual meetings.  The directors in each class shall serve until the annual meeting of shareholders of the Holding Company at which his or her class is to be re-elected or until their successors are duly qualified and elected.  The members of each class shall be designated initially by the Board of Directors.  Any vacancy in the Board of Directors of the Holding Company which may exist upon or after the effective date of the merger may be filled as provided by the Articles of Incorporation and Bylaws of the Holding Company.

14. Affiliates; Agreements Relating to Resales of Holding Company Securities.  The Bank shall prepare and deliver to Holding Company, prior to completion of the merger, a list that identifies all persons whom the Bank believes may be deemed to be “affiliates” of Bank or Holding Company under applicable securities laws.  The Bank shall use its commercially reasonable best efforts to cause each person whom it identifies on the list as a potential affiliate to deliver, at or prior to the completion of the transaction, a written agreement that the affiliate will not sell, pledge, transfer or otherwise dispose of any Holding Company shares issued to the affiliate pursuant to the transaction unless the sale, pledge, transfer or other disposition meets one of the following criteria: (1) it is made pursuant to an effective registration statement filed under the Securities Act; (2) it is in compliance with Rule 144; or (3) in the opinion of counsel, it is otherwise exempt from the registration requirements of the Securities Act.   Without limiting the foregoing, any shares of Holding Company common stock issued to any persons deemed to be “affiliates” for such persons shall, at the discretion of management, include a legend disclosing applicable restrictions on transfer for such “control shares.”

15. Waiver. Any of the terms or conditions of this Plan may be waived in writing at any time by the Bank by action taken by its Board of Directors, whether before or after action by the Bank's shareholders, provided, however, that such action shall be taken only if, in the judgment of the Board of Directors, such waiver will not have a materially adverse effect on the benefits intended to be granted hereunder to the shareholders of the Bank.

16. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except as such may be pre-empted by federal law.

17. Entire Agreement. This Plan contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

18. Counterparts. This Plan may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this instrument to be executed by its Chief Executive Officer and its seal affixed, attested by its Secretary, all under authority of its Board of Directors.

Attest: [Corporate Seal] _____________________________ Gertrude M. Hackney Secretary	NEW CENTURY BANK By: ____________________________ Jay S. Sidhu Chairman & CEO
Attest: [Corporate Seal] _____________________________ Gertrude M. Hackney Secretary	NEW CENTURY INTERIM BANK By: ____________________________ Jay S. Sidhu Chairman & CEO
Attest: [Corporate Seal] _____________________________ Gertrude M. Hackney Secretary	Customers 1st Bancorp, Inc. By: ____________________________ Jay S. Sidhu Chairman & CEO

Exhibit A to Agreement and Plan of Merger and Reorganization

Draft Articles Of Incorporation of Interim Bank

ARTICLES OF INCORPORATION

TO THE DEPARTMENT OF BANKING OF
THE COMMONWEALTH OF PENNSYLVANIA:

In compliance with the requirements of the Pennsylvania Banking Code of November 30, 1965, P.L. 847, as amended, the undersigned hereby states that:

ARTICLE I

Name and Place of Business

Section 1 The name of the institution is New Century Interim Bank (the “Bank”).

Section 2 The location and post office address of its principal place of business are at 99 Bridge Street, Phoenixville, PA 19460.

ARTICLE II

Purpose and Term

Section 1 The institution is incorporated for the purpose of receiving deposits, making loans and generally transacting all business permitted to a bank, as defined in the Banking Code of 1965, as amended, and under any present or future laws of the Commonwealth of Pennsylvania.

Section 2 The Bank is to have perpetual existence.

Section 3 The institution is incorporated under the provisions of the Banking Code of 1965, as amended.

ARTICLE III

Capitalization

Section 1 The total number of shares of all capital stock which the Bank shall have the authority to issue is 41,500,000 shares of capital stock consisting of:

(i)	40,000,000 share of voting common stock, par value $1.00 per share (the “Voting Common Stock”),

(ii)	500,000 shares of nonvoting common stock, par value $1.00 per share (the “Nonvoting Common Stock”), and

(iii)
1,000,000 shares of preferred stock in one or more series, any series having such par value or no par value as may be determined by the Bank’s board of directors from time to time as more fully provided in this Article (the “Preferred Stock”).

Section 2 The Bank’s board of directors is hereby authorized and vested with the exclusive authority to establish one or more additional series of common stock and one or more series of preferred stock, without further approval by the shareholders of the Bank, but nevertheless subject to compliance with provisions of applicable law including without limitation applicable provisions of the Pennsylvania Banking Code.

Section 3 As to any series of common or preferred stock hereafter established by the Bank’s board of directors, whether or not the shares in such series have par value and, if so, the par value, whether or not the shares in such series have voting rights and if so whether such voting rights are full, limited, multiple or fractional, and the designations, preferences, qualifications, privileges, limitations, redemption provisions, options, conversion rights and other special rights attributable to the shares in such series, shall be as may be established and changed from time to time by a resolution or resolutions providing for the issue of such shares, in each case adopted by the Bank’s board of directors.  Without limiting the foregoing, the Board of Directors shall have authority to establish any and all of the following:

(a)	The distinctive serial designation and the number of shares constituting any series;

(b)
The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and. if so from which date(s)1 the payment date(s) for dividends and the participating or other special rights, if any, with respect to dividends;

(c)	The voting powers, full or limited, if any, or shares of such series;

(d)	Whether the shares of such series shall be redeemable and. if so, the price(s) at which, and the terms and conditions of which, such shares may be redeemed;

(e)	The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Bank;

(f)
Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

(g)
Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Bank and, if so. the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any. at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(h)	The price or other consideration for which the shares of such series shall be issued;

(i)
Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock;

(j)	Preferences as to dividends or assets which are prior or subordinate to or on parity with any other class or series; and

(k)
Designations, qualifications, privileges, limitations, redemption provisions, options, conversion rights and other special rights, including, but not limited to, voting rights, which are greater or lesser than or equal to those of any other class or series, whether or not the other shares are issued or outstanding at the time when the board of directors acts to determine them.

Section 4 Any of the terms of a class or series of preferred shares may be made dependent upon facts ascertainable outside of these articles, or outside of the resolution or resolutions providing for the issue of such shares adopted by the board of directors pursuant to the authority vested in the board of directors by this Article, provided that the manner in which the facts will operate upon the terms of the class or series is set forth in the resolution or resolutions providing for the issue of such shares adopted by the board of directors.

Section 5 No shareholder of any class of capital stock or any series of any class of capital stock shall have a pre-emptive right to purchase, pro rata or otherwise, additional shares of any class or series of capital stock or any other security of the Bank.

Section 6 The Board of Directors, in its sole discretion, has authority to sell any treasury stock and/or authorized but unissued stock or other securities of the Bank, or any options, warrants or other rights to purchase any of the foregoing, upon such terms as the Board of Directors deems advisable.

ARTICLE IV

The name, occupation, place of residence and post office address of each of the incorporators of the Institution, two-thirds of whom are citizens of the United States of America, and the number of shares subscribed by each are as follows:

Name	Occupation	Place of Residence and Post Office Address	Number of Shares of Common Stock Subscribed
Richard A. Ehst	Banker	1309 East Wyomissing Boulevard, Reading, PA 19611	1,000
Gertrude M. Hackney	Banker	1324 Barrowdale Rd., Rydal, PA 19046	1,000
Robert Philips	Banker	122 Rockwood Rd., Newtown Square, PA 19073	1,000

ARTICLE V
Ownership Limitation

Section 1 Except as provided in Article V, Section 2, no shareholder may have Holdings (as defined in Section 4 of this Article) of shares that exceed twenty-five percent (25%) of the issued and outstanding shares of Common Stock.

Section 2 Upon the resolution of at least two-thirds of the Board of Directors, the restriction imposed by Article V, Section 1 may be waived with respect to the Holdings of any shareholders.

Section 3 If any shareholder acquires Holdings which cause the violation of the restriction contained in Article V, Section 1, the Board of Directors may (i) terminate all voting rights attributable to the shares owned beneficially by such shareholder (the “Substantial Shareholder”) during the time that Article V, Section 1 is being violated; (ii) commence litigation to require the divestiture of such amount of the shares so that after such divestiture the shareholder would no longer be in violation of the restriction contained in Article V, Section 1; or (iii) take such ether action as is appropriate under the circumstances.

Section 4 A shareholder’s Holdings, as such term is used in this Article V are:  (i) the Common Stock the shareholder owns of record; (ii) the Common Stock to which the shareholder has direct or indirect beneficial ownership and (iii) the Common Stock owned of record or beneficially (as defined in this Section) by other shareholder(s) acting together with the shareholder as a group for the purpose of acquiring, holding or disposing of Common Stock (such group is hereinafter referred to as a “Shareholder Group”).  The Board of Directors may use, but is not necessarily limited to, the following indicia to determine “beneficial ownership”:  the effect of stock ownership by a person’s spouse and minor children; ownership of shares held by a corporation or foundation of which a Substantial Shareholder is an officer or affiliate; the extent of a Substantial Shareholder’s ownership of partnership shares; transfers pursuant to divorce; installment purchases; stock warrants, grants and options; control over the voting power of any stock; the status of a Substantial Shareholder as trustee, trust beneficiary or settlor of a trust of which part or all of the corpus is shares of the common stock of the Bank; and stock dividends.  The Board of Director’s determination of the existence and membership of a Shareholder Group, of a shareholder’s Holdings and of the record are conclusive, absent proof of bad faith.

Section 5 This Article V may not be amended unless approved by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of Common Stock of the Bank.

ARTICLE VI

Control Transactions

Section 1 Section 1610 of the Banking Code of 1965 (relating to the right  of shareholders to receive payment for shares following a control transaction) shall not apply to the institution.

ARTICLE VII

The name, occupation, place of residence and post office address of each of the first directors, all of whom shall serve until the first annual meeting of shareholders of the Institution and until their respective successors are elected, are:

Name	Occupation	Place of Residence and Post Office Address
Jay S. Sidhu	Banker	5 Chardonnay Circle, Mohnton, PA 19540
Richard A. Ehst	Banker	1309 East Wyomissing Boulevard, Reading, PA 19611
Thomas Brugger	Banker	1142 Lehigh Avenue, Wyomissing, PA 19610
Gertrude M. Hackney	Banker	1324 Barrowdale Rd., Rydal, PA 19046
Robert Philips	Banker	122 Rockwood Rd., Newtown Square, PA 19073

ARTICLE VIII
Acquisition Offers

Section 1 The Board of Directors may, if it deems it advisable, oppose a tender, or other offer for the Bank’s securities, whether the offer is in cash or in the securities of a corporation or otherwise.  When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant or pertinent issue; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

(a) whether the offer price is acceptable based on the historical and present operating results or financial condition of the Bank;

(b) whether a more favorable price could be obtained for the Bank’s securities in the future;

(c) the social and economic effects of the offer or transaction on this Bank and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which this Bank and any of its subsidiaries operate or are located;

(d) the business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon this Bank and any of its subsidiaries and the other elements of the communities in which this Bank and any of its subsidiaries operate or are located;

(e) the value of the securities (if any) which the offeror is offering in exchange for the Bank’s securities, based, on an analysis of the worth of the Bank as compared to the corporation whose securities are being offered;

(f) any antitrust or other legal and regulatory issues that are raised by the offer.

Section 2 If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; or obtaining a more favorable offer from another individual or entity.

Section 3 This Article VIII may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank.

ARTICLE IX

Special Voting and Concurrence Provision

Section 1 The Bylaws may be altered, amended or repealed by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock at regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, (except the directors shall not make or alter any bylaws fixing their qualification, classification or term of office) subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock.

Section 2 No merger, consolidation, liquidation or dissolution of the Bank nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Bank shall be valid unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank.

Section 3 This Article IX may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank.
- 0 – 0 – 0 –
IN WITNESS WHEREOF, the incorporators have signed and sealed these Articles of Incorporation this ____ day of February, 2010

___________________________________ Richard A. Ehst, Incorporator	___________________________________ Gertrude M. Hackney, Incorporator
___________________________________ Robert Philips, Incorporator

Entity #: 3947063 Date Filed: 12/28/2010 Basil L Merenda Secretary of the Commonwealth

PENNSYLVANIA DEPARTMENT OF STATE
CORPORATION BUREAU

Articles of Amendment-Domestic Corporation
(15 Pa.C.S.)

☒Business Corporation (§ 1915)
☐Nonprofit Corporation (§ 5915)

Name			Document will be returned to the name and address you enter to the left.
Address			‹
City	State	Zip Code

Fee: $70

In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1. The name of the corporation is: Customers 1st Bancorp, Inc.

2. The (a) address of this corporation's current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department)
       (a)     Number and Street                                                City                                          State                     Zip                             County
                 99 Bridge Street                                                      Phoenixville                            PA                       19460                          Chester

(b) Name of Commercial Registered Office Provider	County
c/o

3. The statute by or under which it was incorporated: Pennsylvania Business Corporation Law of 1988

4. The date of its incorporation: April 7, 2010

5. Check, and if appropriate complete, one of the following:

☒The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

☐The amendment shall be effective on:                                        at
    Date                   Hour

PA009 - 10/09/2006 C T System Online

DSCB:15-1915/5915-2

6. Check one of the following:

☒The amendment was adopted by the shareholders or members pursuant to 15 Pa.C.S. § 1914(a) and (b) or § 5914(a).

☐The amendment was adopted by the board of directors pursuant to 15 Pa. C.S. § 1914(c) or § 5914(b).

7. Check, and if appropriate, complete one of the following:

☒The amendment adopted by the corporation, set forth in full, is as follows
☐The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

8. Check if the amendment restates the Articles: ☐The restated Articles of Incorporation supersede the original articles and all amendments thereto.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 20th day of December,
2010.
Customers Bancorp, Inc.
Name of Corporation
Signature
President and Chief Operating Officer
Title

EXHIBIT A
TO
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CUSTOMERS 1st BANCORP, INC.

The Articles of Incorporation of Customers 1st Bancorp, Inc. are hereby amended as follows:

Article FIRST is amended and restated in its entirety to read:

“FIRST. The name of the Corporation is Customers Bancorp, Inc.”

Article SECOND is amended and restated in its entirety to read:

“SECOND. The location and address of the Corporation’s registered office in this Commonwealth is 1015 Penn Avenue, Suite 103, Wyomissing, Pennsylvania 19610.”

pennsylvania
DEPARTMENT OF BANKING

  MARKET SQUARE PLAZA | 17 N SECOND STREET, SUITE 1300 | HARRISBURG, PA 17101
  Ph 717.787.2665  Fx 717.787.8773 w www.banking.state.pa.us

December 21, 2010	717-783-2253

Christopher S. Connell, Esquire
Stradley Ronon Stevens & Young, LLP
2005 Market Street, Suite 2600
Philadelphia, PA 19103-7018

Dear Mr. Connell:

This will advise you that the Pennsylvania Department of Banking (the "Department") does not object to use of the names "Customers Bank" and "Customers Bancorp, Inc."

It is understood that the name "Customers Bank" is intended to be used by New Century Bank (the "Bank"), Phoenixville, Pennsylvania for a proposed change in corporate name. Similarly, the name "Customers Bancorp, Inc." will be utilized in a proposed bank holding company reorganization planned by the Bank. New Century Bank is chartered and supervised by this Department.

Very truly yours,

Joseph A. Moretz
Manager
Corporate Applications Division

JAM:jsb

cc: William L. Gaunt, Assistant Vice President, Federal Reserve Bank of Philadelphia

Exhibit B to Agreement and Plan of Merger and Reorganization

BYLAWS
of
NEW CENTURY INTERIM BANK

Article I.

PURPOSE

Section 1.1    New Century Interim Bank will provide banking services to its community in a manner that stimulates community consciousness and vision, involves its customers in forming that vision and provides funds for the achievement of the vision.  The Bank will provide security for its depositors, a sound financial basis for its future and a fair return to its shareholders.

Section 1.2    The Bank shall have and continuously maintain in Pennsylvania a registered office.

Article 2

SHAREHOLDERS MEETINGS

Section 2.1    All meetings of the shareholders shall be held within the Commonwealth of Pennsylvania at such time and place as may be fixed from time to time by the Board of Directors.

Section 2.2    The annual meeting of the shareholders shall be held at such time and place as may be set by the Board of Directors but not later than the thirty-first day of May in each year, when the shareholders shall elect directors to the Board of Directors and transact such other business as may properly be brought before the meeting.

Section 2.3    Special meetings of the shareholders may be called at any time by the Chairperson of the Board, the President, a majority of the Board of Directors or by one or more shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast at the particular meeting.  If such request is addressed to the Secretary, it shall be signed by the persons making the same and shall state the purpose or purposes of the proposed meeting.  Upon receipt of any such request, the Secretary shall fix the date of such meeting to be held not more than sixty (60) days after the receipt of the request and shall give due notice thereof.  In the event of the Secretary’s failure within thirty (30) days after the receipt of the request to fix the date or give the notice, the person or persons making the request may issue the call.

Section 2.4    Written notice of all meetings other than adjourned meetings of shareholders, stating the place, date and hour, and, in case of special meetings of shareholders, the purpose thereof, shall be served upon, or mailed, postage prepaid, or telegraphed, charges prepaid, at least ten (10) days before such meeting, unless a greater period of notice is required by statute or by these Bylaws, to each shareholder entitled to vote thereat at such address as appears on the transfer books of the Bank.

Article 3

QUORUM OF SHAREHOLDERS

Section 3.1    The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote shall constitute a quorum.  If a meeting cannot be organized for lack of a quorum, those present may adjourn the meeting to such time and place as they may determine.

In the case of a meeting for the election of directors which is twice adjourned for lack of a quorum, those present at the second of such adjourned meetings shall constitute a quorum for the election of directors without regard to the other quorum requirements of this section, the articles or bylaws.

Article 4

VOTING RIGHTS

Section 4.1    Except as may be otherwise provided by statute or by the Articles of Incorporation, at every shareholders meeting, every shareholder entitled to vote thereat shall have the right to one vote for every share having voting power standing in his or her name on the books of the Bank on the record date fixed for the meeting.  No share shall be voted at any meeting if an installment is due and unpaid thereon.

Section 4.2    When a quorum is present at any meeting the voice vote of the holders of a majority of the stock having voting power, present, in person or by proxy, shall decide any question brought before such meeting except as provided differently by statute or by the Articles of Incorporation.

Section 4.3    Upon demand made by a shareholder entitled to vote at any election for directors before the voting begins, the election shall be by ballot.

Article 5

PROXIES

Section 5.1    Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy.  Every proxy shall be executed in writing by the shareholder or his or her duly authorized attorney in fact and filed with the Secretary of the Bank.  A proxy shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Bank.  No unrevoked proxy shall be valid after eleven (11) months from the date of its execution.  A proxy shall not be revoked by the death or incapacity of the maker, unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Bank.

Article 6

RECORD DATE

Section 6.1    The Board of Directors may fix a time, not more than forty-five (45) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares.  The Board of Directors may close the books of the Bank against transfers of shares during the whole or any part of such period, and in such case written or printed notice thereof shall be mailed at least ten (10) days before closing thereof to each shareholder of record at the address appearing on the records of the Bank or supplied by him or her to the Bank for the purpose of notice.  While the stock transfer books of the Bank are closed, no transfer of shares shall be made thereon.  If no record date is fixed by the Board of Directors for the determination of shareholders entitled to receive notice of, and vote at, a shareholders meeting, transferees of shares which are transferred on the books of the Bank within ten (10) days next preceding the date of such meeting shall not be entitled to notice of or to vote at such meeting.

Article 7

VOTING LISTS

Section 7.1    The officer or agent having charge of the transfer books for shares of the Bank shall make, at least five (5) days before each meeting of shareholders, a complete alphabetical list of the shareholders entitled to vote at the meeting, with their addresses and the number of shares held by each, which list shall be kept on file at the registered office or principal place of business of the Bank and shall be subject to inspection by any shareholder during normal business hours and at the time and place of the meeting during the entire meeting.  The original transfer books for shares of the Bank, or a duplicate thereof kept in this Commonwealth, shall be prima facie evidence as to who are the shareholders entitled to exercise the rights of a shareholder.

Article 8

JUDGES OF ELECTION

Section 8.1    In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournment thereof.  If judges of election are not so appointed, the Chairperson of any such meeting may, and on the request of any shareholder or his or her proxy shall, make such appointment at the meeting.  The number of judges shall be one or three.  If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shares present and entitled to vote shall determine whether one or three judges are to be appointed.  No person who is a candidate for office shall act as a judge.  The judges of election shall do all such acts as may be proper to conduct the election or vote, and such other duties as may be prescribed by statute, with fairness to all shareholders, and if requested by the Chairperson of the meeting or any shareholder or his or her proxy, shall make a written report of any matter determined by them and execute a certificate of any fact found by them.  If there are three judges of election, the decision, act or certificate of a majority shall be the decision, act or certificate of all.

Article 9

CONSENT OF SHAREHOLDERS IN LIEU OF MEETING

Section 9.1    Any action required to be taken at a meeting of the shareholders, or of a class of shareholders, may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with the Secretary of the Bank.

Article 10

DIRECTORS

Section 10.1                      Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote in the election of directors.  All nominations made by any shareholder must be made in writing, delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, to the Secretary of the Bank not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the shareholders called for the election of directors.  If less than thirty (30) days’ notice of the meeting is given to the shareholders, the nomination shall be delivered or mailed to the Secretary not later than the close of the seventh (7th) day following the day on which notice of the meeting was mailed to shareholders.  Every nomination shall include:

(a)	the consent of the person nominated to serve as a director;

(b)	the name, age, business address and residence address of the nominee;

(c)	the principal occupation or employment of the nominee;

(d)	the number of shares of the Bank beneficially owned by the nominee;

(e)	the name and address of the notifying shareholder; and

(f)	the number of shares of the Bank owned by the notifying shareholder.

The chairperson of any meeting called for the election of directors shall reject any nomination made by any shareholder which was not made in accordance with the provisions of this Section, unless the Board of Directors has agreed to waive said provisions as to such nomination.  In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with this Section, the nomination shall be honored and all votes cast for such nominee shall be counted.  Nominations for the election of directors made by the Board of Directors need not comply with the provisions of this Section.

Section 10.2    Within the requirements of law, the exact number of directors shall be determined from time to time by resolution adopted by an affirmative majority vote of the Board of Directors.  However, no increase in the number of directors shall shorten the term of any incumbent director.

Section 10.3    The Board of Directors shall be divided into three classes (Class A, Class B and Class C), as nearly equal in number as the then total number of directors constituting the whole Board permits, with the term of office of one class expiring each year.  At the first annual meeting of shareholders, directors in Class A shall be elected to hold office for one (1) year term; directors in Class B shall be elected to hold office for a two (2) year term; and directors in Class C shall be elected to hold office for a three (3) year term.  Each class shall be elected in a separate election.

Section 10.4    Within the requirements of law, the term and number of directors in each class shall be fixed, from time to time, by the Board of Directors.  The term of office, until otherwise fixed, for all directors elected at each annual meeting held after the first annual meeting shall be three (3) years from the date of their election.  At each annual meeting after the first annual meeting, elections shall be held to elect directors to replace those whose terms have expired.  All directors shall continue in office after the expiration of their term until their successors are elected or appointed and have qualified, except in the event of earlier resignation, removal or disqualification.

Section 10.5    Each director shall be required to attend a minimum of 75% of meetings of directors properly called under Article 13, each calendar year.

Article 11

VACANCIES ON BOARD OF DIRECTORS

Section 11.1    Any vacancies in the Board of Directors for any reason, including vacancies caused by any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum.  Any director chosen to fill a vacancy in any class of directors defined in Section 3 of Article 10 shall become a member of the class of directors in which the vacancy occurred.  Such director shall hold office for the remainder of the original term of such vacancy.

Article 12

POWERS OF BOARD OF DIRECTORS

Section 12.1    The business and affairs of the Bank shall be managed by its Board of Directors, which may exercise all such powers of the Bank and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised and done by the shareholders.

Section 12.2    The Board of Directors may appoint each year such number of Advisory Directors as the Board may from time to time determine.

Article 13

MEETINGS OF THE BOARD OF DIRECTORS

Section 13.1    An organization meeting may be held immediately following the annual shareholders meeting without the necessity of notice to the directors to constitute a legally convened meeting, or the directors may meet at such time and place as may be fixed by either a notice or waiver of notice or consent signed by all of such directors.

Section 13.2    Regular meetings of the Board of Directors shall be held not less often than semi-annually at a time and place determined by the Board of Directors at the preceding meeting.  One or more directors may participate in any meeting of the Board of Directors, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another.

Section 13.3    Special meetings of the Board of Directors may be called by the Chairperson of the Board or the President and shall be called at the request of any three Directors on one day’s notice to each director, either personally or by mail, telegram or telephone; special meetings shall be called by the Chairperson of the Board or the President in like manner and on like notice upon the written request of three directors.

Section 13.4    At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting in person or by conference telephone or similar communications equipment at which a quorum is present in person or by such communications equipment shall be the acts of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation or by these Bylaws.

Article 14

INFORMAL ACTION BY THE BOARD OF DIRECTORS

Section 14.1 If all the directors shall severally or collectively consent in writing, including but not limited to telegrams and radiograms, to any action to be taken by the Bank, such action shall be as valid a corporate action as though it had been authorized at a meeting of the Board of Directors.

Article 15

COMPENSATION OF DIRECTORS

Section 15.1    Directors, as such, may receive a stated salary for their services or fixed sum and expenses for attendance at regular and special meetings, or any combination of the foregoing as may be determined from time to time by resolution of the Board of Directors, and nothing contained herein shall be construed to preclude any director from serving the Bank in any other capacity and receiving compensation therefore.

Article 16

COMMITTEES

Section 16.1    The standing committees which shall be appointed from time to time by the Board of Directors shall be the Executive Committee, the Audit Committee and such other committees as may be deemed necessary by the Board or shareholders for efficient operation of the institution.

Section 16.2    The Executive Committee shall consist of not less than three nor more than five outside directors and such officers as shall be appointed by the board.  The Executive Committee shall meet at such time as may be fixed by the Board of Directors, or upon call of the Chairperson of the Board or the President. A majority of voting members of the Executive Committee shall constitute a quorum. The Executive committee shall have and exercise the authority of the Board of Directors in the intervals between the meetings of the Board of Directors as far as may be permitted by law.

Section 16.3    The Audit Committee shall consist of not less than two nor more than five Directors, all of whom shall comply with such independence standards as may be required by the laws governing the bank from time to time, subject to such stricter standards of independence, if any, as the Board may establish from time to time. A majority of the members of the Committee shall constitute a quorum. The Committee shall effect its own organization.

For so long as required by the Department of Banking, the Audit Committee or the Board of Directors shall at least once in each year cause to be made by a certified public accountant selected for the purpose, a complete audit of the books and affairs of the bank.  Upon completion of the audit the certified public accountant shall make a report thereof and its recommendations in accordance with the Department of Banking’s minimum acceptable requirements for directors’ audits to the Board of Directors.

Article 17

OFFICERS

Section 17.1    The officers of the Bank shall be elected by the Board of Directors at its organization meeting and shall be a Chairperson, a President, a Secretary and a Treasurer.  The Board of Directors may also elect one or more Vice Presidents and such other officers and appoint such agents as it shall deem necessary, who shall hold their offices for such terms, have such authority and perform such duties as may from time to time be prescribed by the Board of Directors.  Any two or more offices may be held by the same person except both the offices of President and of Treasurer.

Section 17.2    Chairperson.  The Chairperson of the Board shall preside at all meetings of the shareholders and directors.  He or she shall supervise the carrying out of the policies adopted or approved by the Board of Directors.  He or she shall have general executive powers, as well as the specific powers conferred by these Bylaws.  He or she shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the Board of Directors.

Section 17.3    President.  The President shall have general and active management of the business of the Bank; shall see that all orders and resolutions of the Board of Directors are put into effect, subject, however, to the right of the Board of Directors to delegate any specific powers, except such as may be by statute exclusively conferred on the President, to any other officer or officers of the Bank; and shall execute bonds, mortgages and other contracts requiring a seal under the seal of the Bank, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Bank.

Section 17.4    Chief Executive Officer.  The Board of Directors shall designate the Chairperson of the Board or the President as Chief Executive Officer.  He or she shall supervise the carrying out of the policies adopted or approved by the Board.  He or she shall have general executive powers as well as any specific powers and duties as may be conferred upon him or her by the Board.

Section 17.5    Vice Presidents.  The Vice Presidents shall have such duties and powers as may from time to time be assigned to them by the Board of Directors or the President in the absence of any assignment by the Board of Directors.  One or more may be designated Executive Vice President.

Section 17.6    Secretary.  The Secretary shall keep the minutes of the meetings of the shareholders, of the Board of Directors and of the Executive Committee.  He or she shall have charge of the corporate records, papers, and the corporate seal of the bank.  He or she shall give notice of all meetings of shareholders, of the Board of Directors and of special meetings of the Executive Committee.

Section 17.7    Treasurer.  The Treasurer shall be responsible for all money, funds, securities, fidelity and indemnity bonds and other valuables belonging to the bank; shall cause to be kept proper records of the transactions of the bank; and shall perform such other duties as may be assigned to him or her from time to time by the Board of Director-, or the President.

Section 17.8    The compensation of all officers of the Bank shall be fixed by the Board of Directors.

Section 17.9    The Board of Directors may remove any officer or agent elected or appointed, at any time and within the period, if any, for which such person was elected or employed whenever in the Board of Directors’ judgment it is in the best interests of the Bank, and all persons shall be elected and employed subject to the provisions thereof.  If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

Article 18

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

Section 18.1    A director of this Bank shall stand in a fiduciary relation to the Bank and shall perform his or her duties as a director, including his or her duties as a member of any committee of the board upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the Bank, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.  In performing his or her duty, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

(a)	one or more officers or employees of the Bank whom the director reasonably believes to be reliable and competent in the matters presented.

(b)	Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person.

(c)
A committee of the board upon which he or she does not serve,  duly designated in accordance with law, as to matters within its designated authority, which committee the director  reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted.

Section 18.2  In discharging the duties of their respective positions, the board of directors, committees of the board, and individual directors may, in considering the best interests of the Bank, consider the effects of any action upon employees, upon suppliers and customers of the Bank and upon communities in which offices or other establishments of the Bank are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of Section 18.1.

Section 18.3    Absent a breach of fiduciary duty, lack of good faith or  self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the Bank.

Section 18.4    A director of this Bank shall not be personally liable for monetary damages as such for any action taken or for any failure to take any action, unless:

(a)	the director has breached or failed to perform the duties of his or her office under the provisions of Sections 18.1 and 18.2; and

(b)	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Section 18.5    The provisions of Section 18.4 shall not apply to:

(a)	the responsibility or liability of a director pursuant to a criminal statute; or

(b)	the liability of a director for the payment of taxes pursuant to local, state or federal law.

Section 18.6    The Bank shall indemnify any director, officer and/or employee, or any former director, officer and/or employee, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer and/or employee of the Bank, or is or was serving at the request of the Bank as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Bank, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Bank, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  No indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his or her duty to the Bank.

Section 18.7    Except as may be otherwise ordered by a court, there shall be a presumption party director, officer and/or employee is entitled to indemnification as provided in Sections 18.6 of this Article unless either a majority of the directors who are not involved in such proceedings (“disinterested directors”) or, if there are less than three disinterested directors, then the holders of one-third of the outstanding shares of the Bank determine that the person is not entitled to such presumption by certifying such determination in writing to the Secretary of the Bank.  In such event the disinterested director(s) or, in the event of certification by shareholders, the Secretary of the Bank shall request of independent counsel, who may be the outside general counsel of the Bank, a written opinion as to whether or not the parties involved are entitled to indemnification under Sections 18.6 of this Article.

Section 18.8    Expenses incurred by a director, officer and/or employee in defending a civil or criminal action, suit or proceeding may be paid by the Bank in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided under Section 18.7 of this Article upon receipt of an undertaking by or on behalf of the director, officer and/or employee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Bank.

Section 18.9    The indemnification provided by this Article shall not be deemed exclusive of any other rights, to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity while serving as a director, officer and/or employee and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer and/or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 18.10    The Bank may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations arising under this Article.

Section 18.11    The Bank shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer and/or employee of the Bank, or is or was serving at the request of the Bank as a director, officer and/or employee of a corporation, partnership, joint venture trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Bank would have the power to indemnify him or her against such liability under the provisions of this Article.

Section 18.12    Indemnification under this Article shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted negligence, willful misconduct or recklessness.

Article 19

DIVIDENDS

Section 19.1    The Board of Directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of the Bank in cash, property or shares of the Bank, as long as any dividend shall not be in violation of law or the Articles of Incorporation.

Section 19.2    Before payment of any dividend, there may be set aside out of any funds of the Bank available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Bank, or for such other purposes as the Board of Directors shall believe to be for the best interests of the Bank, and the Board of Directors may reduce or abolish any such reserve in the manner in which it was created.

Article 20

FINANCIAL REPORT TO SHAREHOLDERS

Section 20.1    The President and the Board of Directors shall present at each annual meeting of the shareholders a full and complete statement of the business and affairs of the Bank for the preceding year.

Article 21

INSTRUMENTS

Section 21.1    All checks or demands for money and notes of the Bank shall be signed by such officer or officers or such other persons as the Executive Committee or the Board of Directors may from time to time designate.

Section 21.2    All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments and documents may be signed, executed, acknowledged, verified, delivered or accepted, on behalf of the Bank by the Chairperson, President or other persons as may be designated by them.

Article 22

FISCAL YEAR

                Section 22.1    The fiscal year of the Bank shall be the calendar year.

Article 23

NOTICES AND WAIVERS THEREOF

Section 23.1    Whenever, under the provisions of applicable law or of the Articles of Incorporation or of these Bylaws, written notice is required to be given to any person, it may be given to such person either personally or by sending a copy thereof through the mail or by telegram, charges prepaid, to his or her address appearing on the books of the Bank or supplied by him or her to the Bank for the purpose of notice.  If the notice is sent by mail or telegraph, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office for transmission to such person.  Such notice shall specify the place, day and hour of the meeting and, in the case of a special meeting of shareholders, the general nature of the business to be transacted.

Section 23.2    Any written notice required to be given to any person may be waived in writing signed by the person entitled to such notice whether before or after the time stated therein.  Attendance of any person entitled to notice whether in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where any person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.  Where written notice is required of any meeting, the waiver thereof must specify the purpose only if it is for a special meeting of shareholders.

Article 24

AMENDMENTS

Section 24.1    These Bylaws may be altered, amended or repealed by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock at regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, (except the directors shall not make or alter any bylaws fixing their qualification, classification or term of office) subject always to the.  power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock.

Article 25

EMERGENCIES

Section 1.    In the event of any emergency declared by governmental authorities, the result of a regional or national disaster and of such severity as to prevent the normal conduct and management of the affairs of this bank by its Directors and Officers as contemplated by these bylaws, any three available Directors shall constitute the Executive Committee to exercise the full authority of that Committee until such time as a duly elected Board of Directors can again assume full responsibility and control of the bank.

Exhibit C to Agreement and Plan of Merger and Reorganization

ARTICLES OF INCORPORATION
OF
CUSTOMERS 1ST BANCORP, INC.

FIRST. The name of the Corporation is Customers 1st Bancorp, Inc.

SECOND. The location and post office address of the Corporation’s registered office in this Commonwealth is 99 Bridge Street, Phoenixville, PA 19460.

THIRD. The Corporation is being incorporated under the provisions of the Business Corporation Law of 1988, as amended (the “Pennsylvania Business Corporation Law”). The corporation is being organized on a stock share basis.  The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under such Law.

FOURTH. The term of the Corporation’s existence is perpetual.

FIFTH. A. Authorized Shares.  The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 300,000,000 shares, divided into three classes consisting of:

(a)	100,000,000 shares of common stock without par value (“Common Stock”);
(b)
100,000,000 shares of Class B Non-Voting Common Stock with the rights, designations, preferences and limitations provided more fully in Sub-Article B of this Article below (“Class B Non-Voting Common Stock”); and

(c)
100,000,000 shares of preferred stock, having such par value, or no par value, as the board of directors shall fix and determine as provided in Article SIXTH below or as may be permitted by applicable law (“Preferred Stock”).

B.  Statement of Designations Applicable to Class B Non-Voting Common Stock.

Section 1. General.  The Class B Non-Voting Common Stock shall have the rights, designations, preferences and limitations set forth in this Sub-Article.

Section 2. Ranking. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, holders of Common Stock and Class B Non-Voting Common Stock shall be entitled to receive an equal amount per share of all the assets of the Corporation of whatever kind available for distribution to holders of Common Stock, after the rights of the holders of preferred stock have been satisfied.

Section 3. Definitions. As used herein with respect to the Class B Non-Voting Common Stock:

“Articles of Incorporation” shall mean these articles of incorporation of the Corporation, as they have been or may hereafter be amended from time to time.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

“Bylaws” means the Bylaws of the Corporation, as they have been or may hereafter be amended from time to time.

“Common Stock” means the voting common stock, par value $1.00 per share, of the Corporation.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

“DTC” means The Depository Trust Company and its successors or assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Holder” means the Person in whose name the shares of the Class B Non-Voting Common Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Class B Non-Voting Common Stock for the purpose of making payment and for all other purposes.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Class B Non-Voting Common Stock, and its successors and assigns or any other registrar duly appointed by the Corporation.

“Transfer Agent” means the Corporation, acting as Transfer Agent, Registrar and paying agent for the Class B Non-Voting Common Stock, and its successors and assigns, including any successor transfer agent appointed by the Corporation.  The Corporation may act as its own transfer agent.

Section 4. Dividends and Other Distributions.  The holders of the Common Stock and Class B Non-Voting Common Stock shall be entitled to receive an equal amount of dividends per share if, as and when declared from time to time by the Board of Directors. In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Common Stock or Class B Non-Voting Common Stock unless the shares of Common Stock and Class B Non-Voting Common Stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of Common Stock, shares of Class B Non-Voting Common Stock shall only be entitled to receive shares of Class B Non-Voting Common Stock and shares of Common Stock shall only be entitled to receive shares of Common Stock.

Section 5. Voting Rights. Except as otherwise required by law, herein or as otherwise provided in any statement of designation for any series of preferred stock, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall be entitled to one vote, and the holders of the Class B Non-Voting Common Stock shall have no voting power, and shall not have the right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B Non-Voting Common Stock with respect to the modification of the terms of the securities or dissolution, shall require the approval of the Class B Non-Voting Common Stock voting separately as a class.

Section 6. Other Rights, Preferences and Privileges.  Except as expressly provided in this Article FIFTH(B), the rights, preferences and privileges of the Common Stock and Class B Non-Voting Common Stock shall be in all respects and for all purposes and in all circumstances absolutely and completely identical.

Section 7. Redemptions. The Class B Non-Voting Common Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time. The Class B Non-Voting Common Stock shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Class B Non-Voting Common Stock.

Section 8. Listing; Registration. In the event the Corporation lists the Common Stock on any national securities exchange or quotation system or registers the Common Stock under the Securities Act, it shall also list the shares of Class B Non-Voting Common Stock at the same time, to the extent such listing or registration is permitted by applicable laws, rules and regulations, and reasonably feasible.

Section 9. Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Registrar and paying agent for the Class B Non-Voting Common Stock shall initially be the Corporation. The Corporation may, in its sole discretion, remove itself or any appointed successor as Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 10. Miscellaneous.

(i) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the conversion of shares of Class B Non-Voting Common Stock into shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the Holder of Class B Non-Voting Common Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(ii) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(iii) The headings of the various subdivisions of this Article FIFTH are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(iv) If any of the voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof set forth herein that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative participating, optional or other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative participating, optional or other special rights of Class B Non-Voting Common Stock and qualifications limitations and restrictions thereof unless so expressed herein.

SIXTH. There is hereby expressly granted to and vested in the board of directors of the Corporation authority to, pursuant to and in accordance with the Section 1522(b) of the Business Corporation Law and any amendment to or restatement of such section, divide the authorized and unissued shares of the Corporation into classes or series, or both, and to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Common Stock, Class B Non-Voting Common Stock or Preferred Stock (or any entire class if none of the shares in such class have been issued), the number of shares constituting any such series or class, and the terms and conditions of the issue thereof.

SEVENTH. Each holder of record of Common Stock, to the extent such Common Stock has voting rights, shall have the right to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. No shareholder shall be entitled to cumulate any votes for the election of directors.

EIGHTH. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than six (6) nor more than twenty-five (25) members in number, as fixed by the board of directors of the Corporation from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible; subject to the foregoing, the number of Class I, Class II or Class III directors may be changed from time to time by a majority vote of the board of directors. The term of office of each Class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred. No director of the Corporation shall be removed from office by the vote of shareholders, unless the votes of shareholders cast in favor of the resolution for the removal of such director constitute at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

NINTH. Any or all classes of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall be represented thereby until the certificate is surrendered to the Corporation.

TENTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.

ELEVENTH. Except as set forth below, the affirmative vote of shareholders entitled to cast at least 80 percent (80%) of the votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following ---

(a) any merger or consolidation of the Corporation with or into any other organization;

(b) any share exchange in which an organization, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

(c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other organization, person or entity; or

(d) any transaction similar to, or having similar effect as, any of the foregoing transactions;

--- if, in any of the foregoing cases, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other organization, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast.

If any of the transactions identified above in this Article ELEVENTH is with an organization, person or entity that is not the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast, then the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall be required to approve any such transaction. An affirmative vote as provided in the foregoing provisions shall, to the extent permitted by law, be in lieu of the vote of the shareholders otherwise required by law.

The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article ELEVENTH, on the basis of information known to the board, if and when such other corporation, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast, and/or if any transaction is similar to, or has an effect similar to, any of the transactions identified above in this Article ELEVENTH. Any such determination shall be conclusive and binding for all purposes of this Article ELEVENTH. The Corporation may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least 80 percent (80%) of the votes which all shareholders are entitled to cast. The provisions of this Article ELEVENTH shall not apply to any transaction which is approved in advance by 66-2/3 percent (66-2/3%) of the members of the board of directors of the Corporation, at a meeting duly called and held.

Notwithstanding any provision of this Article or any other provision of these Articles of Incorporation or the Corporation’s bylaws, a plan of merger or consolidation may be approved and adopted without the approval of the Corporation’s shareholders in those circumstances where the applicable law, rules and regulations permit the plan to be approved by the board of directors without the approval of the shareholders.

TWELFTH. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.

THIRTEENTH. The authority to make, amend, alter, change or repeal the Corporation’s bylaws is hereby expressly and solely granted to and vested in the board of directors of the Corporation, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least 66-2/3 percent (66-2/3%) of the votes which all shareholders are entitled to cast, except that Article Eight of the Corporation’s bylaws relating to limitations on directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of 66-2/3 percent (66-2/3%) of the entire board of directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least 80 percent (80%) of the votes which all shareholders are entitled to cast.

FOURTEENTH. The board of directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the depositors, employees, suppliers, customers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located, the business reputation of the other party, and the board of directors’ evaluation of the then value of the Corporation in a freely negotiated sale and of the future prospects of the Corporation as an independent entity.

FIFTEENTH. If any corporation, person, entity, or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote, such corporation, person, entity or group shall within thirty (30) days thereafter offer to purchase all shares of capital stock of the Corporation issued, outstanding and entitled to vote. Such offer to purchase shall be at a price per share equal to the highest price paid for shares of the respective class or series of capital stock of the Corporation purchased by such corporation, person, entity or group within the preceding twelve months. If such corporation, person, entity or group did not purchase any shares of a particular class or series of capital stock of the Corporation within the preceding twelve months, such offer to purchase shall be at a price per share equal to the fair market value of such class or series of capital stock on the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding capital stock of the Corporation. Such offer shall provide that the purchase price for such shares shall be payable in cash. The provisions of this Article FIFTEENTH shall not apply if 80 percent (80%) or more of the members of the board of directors of the Corporation approve in advance the acquisition of beneficial ownership by such corporation, person, entity or group, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation.

SIXTEENTH. The Corporation’s board of directors may amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in Articles SEVENTH, EIGHTH, ELEVENTH and TWELFTH through FOURTEENTH, inclusive, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders of the Corporation entitled to cast at least 80 percent (80%) of the votes which all shareholders of the Corporation are then entitled to cast or (b) the affirmative vote of 80 percent (80%) of the members of the board of directors of the Corporation and the affirmative vote of shareholders of the Corporation entitled to cast at least a majority of the votes which all shareholders of the Corporation are then entitled to cast.

SEVENTEENTH. The Control Transactions provisions of Section 2541 of the Business Corporation Law and any amendment to or restatement of such section, shall not be applicable to the Corporation. The Disgorgement By Certain Controlling Shareholders Following Attempt to Acquire Control provisions of Section 2571 of the Business Corporation Law and any amendment to or restatement of such section , shall not be applicable to the Corporation.

NINETEENTH.  The name and address, including number and street, if any, of each incorporator is as follows:

Name	Address
Jay S. Sidhu	5 Chardonnay Circle, Mohnton, PA 19540
Richard A. Ehst	1309 East Wyomissing Boulevard, Reading, PA 19611
Thomas Brugger	1142 Lehigh Avenue, Wyomissing, PA 19610

IN TESTIMONY WHEREOF, the Incorporators have signed these Articles of Incorporation this 6th day of April, 2010.

/s/Jay S. Sidhu Jay S. Sidhu, Incorporator	/s/ Richard A. Ehst Richard A. Ehst, Incorporator
/s/ Thomas Brugger Thomas Brugger, Incorporator

Exhibit D to Agreement and Plan of Merger and Reorganization

BYLAWS
OF
CUSTOMERS 1ST BANCORP, INC.

ARTICLE ONE
OFFICES

1.01. Registered Office. The registered office of Customers 1st Bancorp, Inc. (the “Corporation”) shall be located in such place as the Board of Directors may from time to time designate.

1.02. Other Offices. The Corporation may also have offices at such other places within or without the Commonwealth of Pennsylvania as the Board of Directors may from time to time designate or the business of the Corporation may require.

ARTICLE TWO
SEAL

2.01. Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words “Corporate Seal, Pennsylvania.”

ARTICLE THREE
SHAREHOLDERS’ MEETINGS

3.01. Place of Meeting. Meetings of shareholders shall be held at any geographic location within or without the Commonwealth of Pennsylvania as shall be fixed from time to time by the Board of Directors. In the absence of such designation, shareholders’ meetings shall be held at the executive office of the Corporation. Shareholders shall not be permitted to participate in any meeting of shareholders by means of conference telephone or the Internet or other electronic communications technology, unless the Board of Directors, by resolution so directs with respect to such meeting. Meetings held by means of the Internet conference or telephone or other electronic communications technology shall not be required to be held at a particular geographic location and shall provide shareholders with the opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders and pose questions to the Directors.

3.02. Annual Meeting. The annual meeting of shareholders shall be held on such day each year as may be fixed from time to time by the Board of Directors. At such meetings, Directors shall be elected, reports of the affairs of the Corporation shall be considered, and any other business may be transacted which is within the powers of the shareholders.

3.03. (a) Notice of Meetings. Notice of all meetings of shareholders shall be delivered, personally, by courier service, charges prepaid, by first class, express or bulk mail, postage prepaid, facsimile transmission, e-mail or other electronic communication addressed to the shareholder at his or her postal address, facsimile number, e-mail address or other electronic communication location as it appears on the books of the Corporation or as supplied by such shareholder to the Corporation for the purpose of notice, by or at the direction of the Chief Executive Officer, the Secretary or the officer or persons calling the meeting.

(b) Time of Notice. Notice of any meeting of shareholders shall be delivered not less than ten (10) days, or in the case of bulk mail not less than twenty (20) days, before the date of the meeting, and in accordance with any laws, rules or regulations applicable to the Corporation (collectively referred to herein as “applicable law”). If the notice is sent by mail or courier, such notice shall be deemed to be delivered when deposited in the United States mail or with a courier service for delivery to the shareholder. If the notice is sent by facsimile, e-mail or other electronic communication, such notice shall be deemed to be delivered when sent to the shareholder.

(c) Contents of Notice. Notice of any meeting of shareholders shall state the day, hour and geographic location, if any, of the meeting. The notice shall also state the general nature of the business to be transacted if it is a special meeting.

(d) Notice of Adjourned Meeting. When a shareholders’ meeting is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted thereat other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the new meeting.

3.04. (a) Calling of Special Meetings. Upon request in writing to the Chief Executive Officer, Vice President or Secretary, sent by registered mail or delivered to the officer in person, by any persons entitled to call a special meeting of shareholders, the Secretary of the Corporation shall fix as the date of the meeting a date not less than sixty (60) days after the receipt of the request, and cause notice to be delivered to the shareholders entitled to vote thereat in accordance with Section 3.03 of these Bylaws. Nothing contained in this section shall be construed as limiting, fixing, or affecting the time or date when a meeting of shareholders called by action of the Board of Directors may be held.

(b) Persons Entitled to Call Special Meetings. Special meetings of the shareholders may be called at any time by any of the following: (1) the Board of Directors at a duly called and held meeting of the Board of Directors or upon the unanimous written consent of the members of the Board of Directors; or (2) the Chairman of the Board or the Chief Executive Officer, but only upon receiving written direction of at least a majority of Directors then in office.

(c) Business of Special Meeting. Business transacted at all special meetings shall be confined to the subjects stated in the notice and matters germane thereto, unless all shareholders entitled to vote are present and shall have otherwise consented.

3.05. (a) Quorum of and Action by Shareholders. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all of shareholders are entitled to cast on a particular matter to be acted upon at a meeting (after giving effect to Article FIFTEENTH or any successor “excess shares” provision, in the Articles of Incorporation of the Corporation), shall constitute a quorum for the purpose of consideration and action on the matter. If a proxy casts a vote on behalf of a shareholder on any issue other than a procedural motion considered at a meeting of shareholders, the shareholder shall be deemed to be present during the entire meeting for purposes of determining whether a quorum is present for consideration of any other issue. If a quorum is present, except in the election of Directors, the affirmative vote of a majority of all votes cast at the meeting shall be the act of the shareholders, unless the vote of a greater or lesser number or the voting by classes is required by these Bylaws, the Articles of Incorporation of the Corporation, the Pennsylvania Business Corporation Law of 1988, as amended (“BCL”) or other applicable law.

(b) Adjournment for Lack or Loss of Quorum. In the absence of a quorum, any meeting of shareholders may be adjourned from time to time by the affirmative vote of a majority of all votes cast at the meeting, but no other business may be transacted. Meetings at which Directors are to be elected shall be adjourned only from day to day or for such longer periods not exceeding fifteen (15) days each and those shareholders who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing Directors.  The minimum attendance required for purposes of determining a quorum at an adjourned meeting shall be as provided by applicable law.

3.06. (a) Closing Transfer Books. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may provide, or may authorize any officer to provide, that the share transfer books shall be closed for a stated period not to exceed fifty (50) days, in which case written or printed notice thereof shall be mailed at least ten (10) days before the beginning of such period to each shareholder of record at the address appearing on the books of the Corporation or supplied by him to the Corporation for the purpose of notice.

(b) Record Date. In lieu of closing the share transfer books, the Board of Directors may fix in advance, or may authorize any officer to fix, a date as the record date for any such determination of shareholders, such date in any case to be not more than ninety (90) days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

(c) Other Determination of Shareholders. If the share transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, absent subsequent action by the Board of Directors establishing a different record date, the date fifteen (15) days after the date on which the resolution of the Board of Directors declaring such dividend is adopted, or the date on which the resolutions of the Board of Directors on any other matter is adopted, shall be the record date for such determination of shareholders of record.

(d) Adjourned Meetings. When any determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date for the adjourned meeting.

3.07. Inspection of Corporate Records. Every shareholder, upon written demand under oath stating the purpose thereof, shall have the right to examine, in person or by agent or attorney, during the usual hours for business for any proper purpose, the share register, books or records of account, and records of the proceedings of the incorporators, shareholders and Directors, and make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a shareholder. In every instance where an attorney or other agent is the person who seeks the right of inspection, the demand under oath shall be accompanied by a power of attorney or other writing which authorizes the attorney or other agent to so act on behalf of the shareholder. In all cases, the demand under oath shall be directed to the Corporation at its registered office in the Commonwealth of Pennsylvania, at its principal place of business or in care of the person in charge of the actual business office of the Corporation. For purposes of this Section, the Corporation’s principal place of business and its sole actual business office shall be deemed to be the location where the Chief Executive Officer maintains his or her principal office and the person in charge of that office shall be deemed to be the Chief Executive Officer.

3.08. Voting List. The officer or agent having charge of the transfer book for shares of the Corporation shall make, at least ten (10) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such a meeting, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open, or otherwise made available in accordance with applicable law, at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the Commonwealth of Pennsylvania, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share or transfer book or to vote at any meeting of shareholders.

3.09. Voting of Shares. Except as otherwise provided in the Articles of Incorporation of the Corporation or any statement or other instrument establishing the voting rights of any class or series of shares, or any amendment to any of the foregoing, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

3.10. Nominations for Directors. Nominations for the election of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of Directors. Nominations made by the shareholders entitled to vote for the election of Directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to any meeting of shareholders called for election of Directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the seventh day following the day on which notice was mailed to shareholders.  Notice of nominations, which are proposed by the Board of Directors, shall be given by the Chairman of the Board or any other appropriate officer. Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of capital stock of the Corporation which are beneficially owned by each such nominee and the earliest date of acquisition of any of such stock. The Chairman of a meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

3.11. Voting by Ballot. Voting by shareholders in elections for Directors shall be by ballot. No shares shall be voted at any meeting upon which shares an installment is due and unpaid.

3.12. Agenda and Inclusion of Materials in Proxy for Annual Meeting.

(a)  Matters to be placed on the agenda for consideration at annual meetings of shareholders may be proposed by the Board of Directors or by any shareholder in accordance with applicable law. Matters proposed for the agenda by shareholders shall be made in accordance with applicable law, by notice in writing, mailed by first class United States mail, postage prepaid, and received by the Secretary of the Corporation not less than forty-five (45) days nor more than one hundred and twenty (120) days prior to the one year anniversary of the date materials were mailed to shareholders for the prior year’s annual meeting of shareholders. Notice of matters, which are proposed by the Board of Directors, shall be given by the Chairman of the Board or any other appropriate officer. Each notice given by a shareholder shall set forth a brief description of the business desired to be brought before the annual meeting in accordance with applicable law. The Chairman of the meeting of shareholders may determine and declare to the meeting that a matter proposed for the agenda was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the matter shall be disregarded.

(b)  Any shareholder request to include matters in the Corporation’s proxy material for an annual meeting shall be made in accordance with applicable law, and shall be in writing, mailed by first class United States mail, postage prepaid, and received by the Secretary of the Corporation not less than one hundred and twenty (120) days nor more than one hundred and eighty (180) days prior to the one year anniversary of the date materials were mailed to shareholders for the prior year’s annual meeting of shareholders, unless the annual meeting of shareholders is to be held more than thirty days before or after such anniversary date, in which case, such notice must be received by the Secretary of the Corporation within a reasonable time for inclusion in the Corporation’s proxy materials for the annual meeting.

3.13. Proxies and Revocation of Proxies. Every shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him by proxy. Every proxy shall be executed or authenticated by the shareholder, or by his duly authorized attorney in fact, and filed or transmitted to with the Secretary of the Corporation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any agreement or any provision to the contrary, but the revocation of a proxy shall not be effective until an executed or authenticated notice thereof shall have been given to the Secretary of the Corporation or its designated agent in writing or by electronic transmission. A telegram, telex, cablegram, datagram, e-mail, Internet communication or other means of electronic transmission from a shareholder or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a shareholder or attorney-in-fact:

(1) may, at the discretion of the Secretary, be treated as properly executed or authenticated for purposes of this subsection; and

(2) shall be so treated if it sets forth or utilizes a confidential and unique identification number or other mark furnished by the Corporation to the shareholder for the purposes of a particular meeting or transaction.

No unrevoked proxy shall be valid after eleven (11) months from the date of its execution, authentication or transmission, unless a longer time is expressly provided therein, but in no event shall a proxy unless coupled with an interest, be voted on after three years from the date of its execution. A proxy shall not be revoked by the death or incapacity of the maker unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Corporation or its designated agent. A shareholder shall not sell his vote or execute a proxy to any person for any sum of money or any other thing of value. A proxy coupled with an interest shall include an unrevoked proxy in favor of a creditor of a shareholder and such proxy shall be valid so long as the debt owed by the shareholder to the creditor remains unpaid.

3.14. Waiver of Notice. Whenever any notice whatever is required to be given to a shareholder under the provisions of the BCL or under the provisions of the Articles of Incorporation or Bylaws of the Corporation, a waiver thereof in writing signed by the shareholder entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice; however, in the case of special meetings, the business to be transacted and the purpose of the meeting shall be stated in the waiver of notice. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

3.15. (a) Appointment of Judges of Election. In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournment thereof. If judges of election not be so appointed, the chairman of any such meeting may, and on the request of any shareholder or his proxy shall, make such appointment at the meeting. The number of judges shall be one (1) or three (3) in number. If appointed at a meeting on the request of one (1) or more shareholders or proxies, the majority of all votes entitled to be cast shall determine whether one (1) or three (3) judges are to be appointed. No person who is a candidate for Director shall act as a judge. In case any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting, or at the meeting by the person acting as chairman.

(b) Duties of Judges. The judges of election shall determine the number of shares outstanding and the voting power and rights of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity, and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result, and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability, and as expeditiously as is practical. If there are three (3) judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

(c) Report of Judges. On request of the chairman of the meeting, or of any shareholder or his proxy, the judges shall be made a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them.

3.16. Conduct of Meetings. Unless the Board of Directors shall designate another officer or Director of the Corporation to preside and act as the chairman at any regular or special meeting of shareholders, the Chairman of the Board, or in his absence, the Chief Executive Officer shall preside and act as the chairman at any regular or special meeting of shareholders. The chairman of the meeting, consistent with any authority, direction, restriction or limitation given to him by the Board of Directors, shall have any and all powers and authority necessary to conduct an orderly meeting, preserve order and determine any and all procedural matters, including the proper means of obtaining the floor, who shall have the right to address the meeting, the manner in which shareholders will be recognized to speak, imposing reasonable limits on the amount of time at the meeting taken up in remarks by any one shareholder or group of shareholders, the number of times a shareholder may address the meeting, and the person to whom questions should be addressed. Any actions by the Chairman of the Board or any person acting in his place in adopting rules for, or in conducting, a meeting shall be fair to the shareholders. Rules adopted for use at a meeting which are approved in advance by the Board of Directors, and actions taken by the chairman in conducting the meeting pursuant to such rules shall be deemed to be fair to shareholders. The chairman shall announce at the meeting when the polls close for each matter voted upon. If no announcement is made, the ability to cast a vote will be deemed to have closed upon the final adjournment of the meeting. After the polls close, no ballots, proxies, or votes, nor any revocations or changes thereto, may be accepted. In addition, until the business to be completed at a meeting of shareholders is completed, the chairman of a meeting of the shareholders is expressly authorized to temporarily adjourn and postpone the meeting from time to time. The Secretary of the Corporation or in his absence, an Assistant Secretary, shall act as Secretary of all meetings of the shareholders. In the absence at such meeting of the Secretary and Assistant Secretary, the chairman of the meeting may appoint another person to act as Secretary of the meeting.

3.17. Action Without Meeting. No action required to be taken or which may be taken at any annual or special meeting of the shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied.

ARTICLE FOUR
DIRECTORS

4.01. Directors Defined. “Director” means a director of the Corporation, and “Directors,” when used in relation to any power or duty requiring collective action, means “Board of Directors.”

4.02. Powers. The business and affairs of the Corporation and all corporate powers shall be exercised by or under authority of the Board of Directors, subject to any limitation imposed by the BCL, the Articles of Incorporation of the Corporation, or these Bylaws as to action which requires authorization or approval by the shareholders.

4.03. (a) Number and Classes of Directors. The number of Directors of the Corporation shall be not less than six (6) nor more than twenty-five (25), and the Directors shall be divided into classes and be elected for such terms of office, as provided in the Articles of Incorporation of the Corporation.

(b) Qualifications. Directors need not be residents of the Commonwealth of Pennsylvania. Unless waived by a majority of the Directors in accordance with applicable law, a majority of the Directors shall be persons who are not directors, officers, employees, agents or record or beneficial holders of more than 5% of the voting securities of the Corporation or any corporation or other entity which is a record or beneficial holder of 66-2/3% or more of the issued and outstanding shares of any class of capital stock of the Corporation.

4.04. (a) Vacancies. Vacancies in the Board of Directors shall exist in the case of the happening of any of the following events: (i) the death or resignation of any Director; (ii) if at any annual, regular or special meeting of shareholders at which any Director is elected, the shareholders fail to elect the full authorized number of Directors to be voted for at that meeting; (iii) an increase in the number of Directors (up to a maximum of twenty-five (25)) by resolution of the Board of Directors; (iv) the removal of a Director by the affirmative vote of shareholders of the Corporation in accordance with the Articles of Incorporation of the Corporation; or (v) if the Board of Directors declares vacant the office of any Director for such just cause as the Directors may determine or because such Director has not accepted the office of Director within seventy-five (75) days of being notified of his election by either responding in writing or attending any meeting of the Board of Directors.

(b) Filling of Vacancies. Except as provided in the Articles of Incorporation of the Corporation, any vacancy occurring in the Board of Directors shall be filled by a majority of the remaining Directors (even if less than a quorum of the Board) and each person so elected shall be a Director of the same class as his predecessor until his successor is elected by the shareholders.

4.05. Place of Meetings. All meetings of the Board of Directors shall be held at the principal office of the Corporation or at such place within or without the Commonwealth of Pennsylvania as may be designated from time to time by a majority of the Directors, or may be designated in the notice calling the meeting.

4.06. Regular Meetings. Regular meetings of the Board of Directors shall be held, without call or notice, immediately following each annual meeting of the shareholders of the Corporation, and at such other times as the Directors may determine.

4.07. (a) Call of Special Meetings. Special meetings of the Board of Directors of the Corporation may be called by the Chief Executive Officer, Chairman of the Board, President or by one-third of the Directors.

(b) Notice of Special Meetings. Notice of the day, hour, geographic location and purpose of special meetings of the Board of Directors shall be delivered at least five (5) days before the meeting, personally, by courier service, charges prepaid, first class or express mail, postage prepaid, facsimile transmission, e-mail or other electronic communication, to the postal address, facsimile number, e-mail address or other electronic communication location supplied by the Secretary of the Corporation for the purpose of notice. Notice sent by United States mail shall be deemed to have been delivered when deposited in the United States mail or with a courier service. Notice sent by facsimile transmission, e-mail or other electronic communication shall be deemed to have been given when sent.

4.08. Validation of Meetings Defectively Called or Noticed. The transactions of any meeting of the Board of Directors, however called and noticed and wherever held, are as valid as though taken at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the Directors not present signs a waiver of notice. All such waivers shall be filed with corporate records or made a part of the minutes of the meeting. Attendance of a Director at any meeting shall constitute a waiver of notice of such a meeting except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

4.09. Quorum. A majority of the number of Directors in office constitutes a quorum of the Board for the transaction of business.

4.10. Majority Action. Every action or decision done or made by a majority of the Directors present at any meeting duly held at which a quorum is present is the act of the Board of Directors. Each Director who is present at a meeting will be conclusively presumed to have assented to the action taken at such meeting unless his dissent to the action is entered in the minutes of the meeting, or, where he is absent from the meeting, his written objection to such action is promptly filed with the Secretary of the Corporation upon learning of the action. Such right to dissent shall not apply to a Director who voted in favor of such action.

4.11. Action by Consent of Board Without Meeting. Any action required by the BCL to be taken at a meeting of the Board of Directors, or any other action which may be taken at a meeting of the Board of Directors or the executive or other committee thereof, may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the Directors entitled to vote with respect to the subject matter thereof, or by all the members of such committee, as the case may be, and filed with the Secretary of the Corporation.

4.12. (a) Adjournment. In the absence of a quorum a majority of the Directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board.

(b) Notice of Adjourned Meeting. Notice of the time and place of holding an adjourned meeting, whether the meeting is a regular meeting or special meeting, need not be given to absent Directors if the time and place are fixed at the meeting adjourned.

4.13. Conduct of Meetings. At every meeting of the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or in their absence, an officer of the Corporation designated by one of them, or in the absence of such designation, a chairman chosen by a majority of the Directors present, shall preside. The Secretary of the Corporation shall act as Secretary of the Board of Directors. In case the Secretary shall be absent from any meeting, the chairman of the meeting may appoint any person to act as secretary of the meeting.

4.14. Participation at Meeting. One or more Directors may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

4.15. Compensation. The Board of Directors, by the affirmative vote of a majority of the Directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all Directors for services to the Corporation as Directors, officers, or otherwise.

ARTICLE FIVE
COMMITTEES

5.01. Authorization. The Board of Directors, by resolution adopted by a majority of the whole Board, may create an Executive Committee, an Audit Committee, a Nominating Committee, a Compensation Committee, and such other permanent or temporary committees as the Board deems necessary for the proper conduct of the business of the Corporation. Each committee shall have and may exercise such powers as shall be conferred or authorized by resolution of the Board and which are not inconsistent with these Bylaws nor applicable law. The creation of any committee and the delegation thereto of authority shall not operate to relieve the Board of Directors of any responsibility imposed on it by law.

5.02. Appointment of Committees. The Chief Executive Officer shall submit to the Board of Directors, at its first meeting after the annual meeting of the shareholders, his or her recommendations for the members of and chairman of each committee. The Board shall then appoint, in accordance with such recommendations or otherwise, the members and a chairman for each committee. If the appointees accept their appointment, they shall serve for one (1) year or until their successors are appointed. The Board of Directors shall have the power to fill any vacancies occurring on any committee and to remove and replace a member of any committee. Unless otherwise provided, a Director may be a member of more than one (1) committee. If the Chief Executive Officer of the Corporation is a member of the Board of Directors, the Chief Executive Officer of the Corporation shall be appointed as a full member of the Executive Committee and, to the extent permitted by applicable law, as an ex-officio, non-voting member of each committee of which he or she is not a full member.

5.03. Conduct of Committees. A majority of the membership of each committee shall constitute a quorum for the transaction of business. Each committee shall meet at such times as the committee may decide or as the Board of Directors may require. Special meetings of committees may be called at any time by its chairman, or by the Chairman of the Board or by the Chief Executive Officer. Except, for its chairman, each committee may appoint a secretary and such other officers as the committee members deem necessary. Each committee shall have the power and authority to obtain from the appropriate officers of the Corporation all information necessary for the conduct of the proper business of the committee. If required by the Board of Directors, minutes of the proceedings shall be submitted to the Board of Directors upon its request.

5.04. Executive Committee. If created by resolution adopted by a majority of the whole Board, the Executive Committee shall meet upon five (5) days’ notice. The Executive Committee shall have and may exercise all the powers of the Board of Directors in the management of the Corporation, except as the Board of Directors may specifically limit by resolution, or except where action by the entire Board of Directors is specifically required by law.

5.05. Audit Committee. If created by resolution adopted by a majority of the whole Board, the Audit Committee shall consist entirely of outside Directors whose emphasis and background shall preferably be in the areas of accounting, finance, or law or who have significant experience with the Corporation or any of its subsidiaries. The object of the Audit Committee shall be to give additional assurance of the integrity of the financial information distributed to the shareholders and the public at large. The Audit Committee shall review the internal audit controls of the Corporation and shall have the authority to cause and supervise such examinations and audits to be made by public accountants of the books and affairs of the Corporation and subsidiary companies as it, in its discretion, deems advisable. The Audit Committee shall also review audit policies, oversee internal audits, review external audits and review any federal or state examination reports. Members of management of the Corporation, whether or not Directors of the Corporation, may be invited by the Audit Committee to attend meetings thereof.

5.06. Nominating Committee. If created by resolution adopted by a majority of the whole Board, the Nominating Committee shall meet at least annually to propose, for consideration by the whole Board, nominees for election as Directors of the Corporation.

ARTICLE SIX
OFFICERS

6.01. Number and Titles. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a President, a Secretary, and a Treasurer. The Corporation may also have, at the discretion of the Board of Directors, one (1) or more Vice Chairman, one (1) or more Executive Vice Chairman, one (1) or more Executive Vice Presidents or Vice Presidents, one (1) or more Assistant Secretaries, one (1) or more Assistant Treasurers, and such other officers and assistant officers as may be appointed in accordance with the provisions of Section 6.03 of this Article. One person may hold two (2) or more offices. No person shall, however, simultaneously hold the offices of President and Secretary.

6.02. Election. The Board of Directors shall choose, annually, either the President or Chairman of the Board to be the Chief Executive Officer of the Corporation. The other officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 6.03 or Section 6.05 of this Article, shall be chosen annually by the Board of Directors. Each officer of the Corporation shall hold his office until he shall resign or shall be removed or otherwise disqualified to serve, or his successor shall be elected and qualified.

6.03. Subordinate Officers. The Chief Executive Officer may appoint, subject to the power of the Board of Directors to approve or disapprove such appointment, such other officers or agents as he may deem necessary, each of whom shall hold office for such period, have such authority and perform such duties in the management of the property and affairs of the Corporation as may be determined by the Chairman or the President not inconsistent with these Bylaws. The Board of Directors may delegate to any officer or committee the power to appoint any subordinate officers, committees or agents to specify their duty and authority, and to determine their compensation.

6.04. Removal and Resignation. Any officer or agent may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer may resign at any time giving written notice to the Board of Directors, to the President or to the Secretary of the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

6.05. Vacancies. If the office of the Chairman of the Board or the Chief Executive Officer becomes vacant by reason of death, resignation, removal, or otherwise, the Board of Directors shall elect a successor who shall hold office for the unexpired term and until his successor is elected. If any other office becomes vacant by reason of death, resignation, removal or otherwise, the Chief Executive Officer shall appoint a successor who shall hold office for the unexpired term and until his successor is elected or appointed.

6.06. Chairman of the Board. The Chairman of the Board shall perform the duties of the Chief Executive Officer either when he has (i) been chosen as Chief Executive Officer by the Board of Directors or (ii) when the appointed Chief Executive Officer is legally incapable or physically unable to perform the duties of Chief Executive Officer, and shall perform such duties until the Board of Directors appoints a temporary or permanent successor. The Chairman shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by the Bylaws.

6.07. Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, the Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation, and shall have the general powers and duties of management usually vested in the office of Chief Executive of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or the Bylaws. Within this authority and in the course of his duties he shall:

(a) Conduct Meeting. In the absence of the Chairman of the Board, preside at all meetings of the Board of Directors.

(b) Execute Instruments. When authorized by the Board of Directors or required by law, execute in the name of the Corporation, deeds, conveyances, notices, leases, checks, drafts, bills of exchange, warrants, promissory notes, debentures, contracts, and other papers and instruments in writing, and unless the Board of Directors shall order otherwise by resolution, make such contracts as the ordinary conduct of the Corporation’s business may require.

(c) Hire and Fire Employees. Appoint and remove, employ and discharge, and prescribe the duties and fix the compensation of all agents, employees, and clerks of the Corporation other than the duly appointed officers, subject to the approval of the Board of Directors, and control, subject to the direction of the Board of Directors, all of the officers, agents, and employees of the Corporation.

(d) Meetings of Other Corporations. Unless otherwise directed by the Board of Directors, attend in person, or by substitute appointed by him, or by proxy executed by him, and vote on behalf of the Corporation at all meetings of the shareholders of any corporation in which the Corporation holds stock.

6.08. President. The President shall perform the duties of Chief Executive Officer either when he has been chosen as Chief Executive Officer or when the Chairman of the Board is absent or unable to perform the duties of the Chief Executive Officer. The President shall have such other powers and perform such other duties from time to time as may be prescribed for him by the Board of Directors, the Chief Executive Officer or the Bylaws.

6.09. Vice Chairman. The Vice Chairman shall have such powers and perform such duties from time to time as may be prescribed for him by the Board of Directors, the Chief Executive Officer or the Bylaws.

6.10. Chief Financial Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chief Executive Officer, and subject to the control of the Board of Directors, the Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation, and shall have the general powers and duties of management usually vested in the office of Chief Financial Officer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors, the Chief Executive Officer or the Bylaws.

6.11. Executive Vice President or Vice President. Except as otherwise provided in these Bylaws with respect to the performance of the duties of Chief Executive Officer, in the absence or disability of the President, the Executive Vice Presidents and Vice Presidents, in order of their rank as fixed by the Board of Directors, or if not ranked, the Executive Vice President or Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions on, the President. The Executive Vice Presidents and Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors, the Chief Executive Officer or the Bylaws.

6.12. Secretary. The Secretary shall:

(a) Certify Bylaws. Certify and keep at the registered office or principal place of business of the Corporation the original or a copy of its Bylaws, including all amendments or alterations to date.

(b) Minutes of Meetings. Keep the place where the certified Bylaws or a copy thereof are kept, a record of the proceedings of meetings of its Directors, shareholders, Executive Committee, and other committees, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at Directors’ meetings, the number of shares present or represented at shareholders’ meetings, and the proceedings thereof.

(c) Sign or Attest Documents. Sign, certify, or attest such documents as may be required by law for the business of the Corporation.

(d) Notices. See that all notices are duly given in accordance with the provisions of these Bylaws and as required by applicable law. In case of the absence or disability of the Secretary or his or her refusal or neglect to act, notice may given and served by an Assistant Secretary, Treasurer, or by the Chief Executive Officer or Board of Directors.

(e) Custodian of Records and Seals. Be custodian of the records and of the seal of the Corporation and see that it is engraved, lithographed, printed, stamped, impressed upon or affixed to all certificated shares prior to their issuance, and to all documents or instruments the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws, or which otherwise attested to or certified to by the Secretary.

(f) Share Register. Keep at the place where the certified Bylaws or a copy thereof are kept, or at the office of the transfer agent or registrar, a share register or duplicate share register giving the names of shareholders, their respective addresses, and the number of classes of shares held by each. The secretary shall also keep appropriate, complete, and accurate books or records of account at the Corporation’s registered office or its principal place of business.

(g) Reports and Statements. See that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed.

(h) Exhibit Records. Exhibit at all reasonable times to proper persons on such terms as are provided by applicable law on proper application, the Bylaws, the share register, and minutes of proceedings of the shareholders and Directors of the Corporation.

(i) Other Duties. In general, perform all duties incident to the office of Secretary, and such other duties as from time to time may be assigned to him or her by the Board of Directors.

(j) Absence of Secretary. In case of the absence or disability of the Secretary or his or her refusal or neglect to act, the Assistant Secretary, or if there be none, the Treasurer, acting as Assistant Secretary may perform all of the functions of the Secretary. In the absence or inability to act or refusal or neglect to act of the Secretary, the Assistant Secretary and Treasurer, any person thereunto authorized by the Chief Executive Officer or by the Board of Directors may perform the functions of the Secretary.

6.13. Assistant Secretary. At the request of the Secretary or in his or her absence or disability, any Assistant Secretary, shall perform all the duties of the Secretary, and when so acting, he or she shall have all the powers of, and be subject to all restrictions on, the Secretary. The Assistant Secretary shall perform such other duties as from time to time may be assigned to him or her by the Board of Directors or the Secretary.

6.14. Treasurer.

(a) Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chief Financial Officer, the Treasurer shall, subject to the control of the Board of Directors, have the general powers and duties of management usually vested in the office of Treasurer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Bylaws.

(b) The Treasurer and such other Officers as may be designated by the Board of Directors shall receive, take care of, and be responsible for all moneys, securities, and evidences of indebtedness belonging to the Corporation, deposit the same in the name of the Corporation in such depositories as the Board of Directors shall direct and shall keep a complete record of all receipts and disbursements of the Corporation.

(c) The Treasurer shall sign drafts and such other instruments as may, under these Bylaws or by direction of the Board of Directors, require his official signature, and shall keep a record thereof.

(d) The Treasurer shall perform such other duties as may be required by these Bylaws or by the Chief Executive Officer, Chief Executive Officer or the Board of Directors.

6.15. Assistant Treasurer. At the request of the Treasurer or in his or her absence or disability, the Assistant Treasurer shall perform all the duties of the Treasurer, and when so acting, shall have all the powers of, and be subject to, all the restrictions on the Treasurer. The Assistant Treasurer shall perform such duties as from time to time may be assigned to him or her by the Board of Directors, the Chief Financial Officer, the Chief Executive Officer or the Treasurer.

6.16. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the Corporation.

ARTICLE SEVEN
ISSUANCE AND TRANSFER OF SHARES

7.01. Classes and Series of Shares. The Corporation may issue such shares of stock as are authorized by the Articles of Incorporation of the Corporation. Except as provided in the Articles of Incorporation, if a class is divided into series, all the shares of any one series shall have the same conversion, redemption and other rights, preferences, qualifications, limitations and restrictions.

7.02. Fully Paid Shares. No shares may be issued by the Corporation until the full amount of the consideration for such shares has been paid. When such consideration has been paid to the Corporation, the shares shall be issued to the shareholder in uncertificated form or in certificated form if the shareholder requests physical certificates representing such shares.

7.03. Certificated and Uncertificated Shares Authorized. As authorized in the Corporation’s Articles of Incorporation, any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Shares shall be issued in certificated form if a shareholder requests physical certificates representing such shareholder’s shares. Except as otherwise expressly provided by applicable law, the rights and obligations of the holders of uncertificated and certificated shares of the same class and series shall be identical.

7.04. Consideration for Shares. The consideration for the issuance of shares may be paid, in whole or in part, in money, in other property actually received, tangible or intangible, or in labor done for the Corporation. Future services shall not constitute payment, or part-payment, for shares of the Corporation.

7.05. Information Regarding Shares.

(a) Form of Certificates. Certificated shares shall be of such form and style, printed or otherwise, as the Board of Directors may designate, and each certificate shall state all of the following facts:

(i)	That the Corporation is organized under the laws of the Commonwealth of Pennsylvania.

(ii)	The name of the registered holder of the shares represented by the certificate.

(iii)	The number and class of shares and the designation of the series, if any, which such certificate represents.

(b) Shares in Classes or Series. If the Corporation is authorized to issue shares of more than one class or series, each certificated share shall set forth, either on the face or back of the certificate, a full or summary statement of all of the designations, voting rights, preferences, limitations, and relative rights of the shares of each class or series authorized to be issued and, if the Corporation is authorized to issue any preferred or special class in series, the variations in the relative rights and preferences between the shares of each such series, so far as the same have been fixed and determined, and authority of the Board of Directors to fix and determine the designations, voting rights, preferences, limitations, and relative rights of the classes and series of shares of the Corporation.  The full or summary statement required by this paragraph (b) to be on the face or back of the certificated share or in the written notice required by paragraph (d) of this Section with respect to uncertificated shares, may be omitted from the certificate or written notice, as the case may be, if it is written on the face or back of such certificate or written notice that such statement, in full, will be furnished by the Corporation to any shareholder upon request and without charge.

(c) Restriction on Transfer. Any restrictions imposed by the Corporation on the sale or other disposition of its shares and on the transfer thereof must be noted conspicuously on each certificated share, or on a written notice given as required by paragraph (d) of this Section in the case of each uncertificated share, to which the restriction applies.

(d) Notice of Rights for Uncertificated Shares. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered holder of such shares, a written notice containing the information required to be set forth on certificated shares as set forth in paragraphs (a), (b) and (c) of this Section.

7.06. Signing Certificates — Facsimile Signatures. All certificated shares shall be signed by such officers as the Board of Directors may determine from time to time, or, in the absence of such any determination, by the Chief Executive Officer or a Vice President and by either the Secretary, Assistant Secretary, Treasurer or Assistant Treasurer, and shall be sealed with the corporate seal, or a facsimile of the seal of the Corporation. If a certificated share is countersigned by a transfer agent or registrar, any other signatures or countersignatures on the certificate may be facsimiles. In case any officer of the Corporation or any officer or employee of the transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificated share ceases to be an officer of the Corporation, or an officer or employee of the transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if the officer of the Corporation, or the officer or employee of the transfer agent or registrar, had not ceased to be such at the date of its issue.

7.07. (a) Transfer of Shares. Transfer of certificated or uncertificated shares shall be made on the books of the Corporation upon surrender of the shares therefor, and, in the case of certificated shares, endorsed by the person named in the certificate or by his attorney, lawfully constituted in writing. No transfer shall be made which is inconsistent with applicable law.

(b) Transfer of Lost or Destroyed Shares. Where a certificated shares has been lost, apparently destroyed, or wrongfully taken and the owner fails to notify the Corporation of that fact within a reasonable time after he has notice of it, and the Corporation registers a transfer of the share(s) represented by the certificate before receiving such notification, the owner is precluded from asserting against the Corporation any claim for registering the transfer or any claim to new certificated or uncertificated shares representing such lost, destroyed or wrongfully taken shares.

(c) Replacement of Lost or Destroyed Certificates. Where the holder of certificated shares claims that the certificate has been lost, destroyed, or wrongfully taken, the Corporation shall issue new shares in uncertificated form, unless the holder requests certificated shares, in place of the original certificate if the owner: (i) so requests before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (ii) files with the Corporation a sufficient indemnity bond; and (iii) satisfies any other reasonable requirements imposed by the Board of Directors.

(d) Transfer After Replacement. If, after the issue of new certificated or uncertificated shares as a replacement for a lost, destroyed, or wrongfully taken certificated shares, a bona fide purchaser of the original certificate presents it for registration of transfer, the Corporation must register the transfer unless registration would result in over-issue. In addition to any rights on the indemnity bond, the Corporation may recover the new certificated or uncertificated shares from the person to whom such shares were issued or any person taking under him except a bona fide purchaser.

7.08. Transfer Agents and Registrars. The Board of Directors may appoint one (1) or more transfer agents and one (1) or more registrars, each of which shall be an incorporated bank or trust company, either domestic or foreign, either independent or a subsidiary of the Corporation, which shall be appointed at such times and places as the requirements of the Corporation may necessitate and the Board of Directors may designate.

7.09. Conditions of Transfer. A person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof as regards the Corporation, provided that whenever any transfer of shares shall be made for collateral security, and written notice thereof shall be given to the Secretary of the Corporation or its transfer agent, if any, such fact shall be stated in the entry of the transfer. When a transfer of shares is requested and there is reasonable doubt as to the right of the person seeking the transfer, the Corporation or its transfer agent, before recording the transfer of the shares on its books or issuing any certificated or uncertificated shares therefor, may require from the person seeking the transfer reasonable proof of his right to the transfer. If there remains a reasonable doubt of the right to the transfer, the Corporation may refuse a transfer unless the person gives adequate security or a bond of indemnity executed by a corporate surety or by two (2) individual sureties satisfactory to the Corporation as to form, amount and responsibility of sureties. The bond shall be conditioned to protect the Corporation, its officers, transfer agents, and registrars, and any of them against any loss, damage, expense, or other liability (including attorneys’ fees) to the owner of the shares by reason of the recordation of the transfer or the issuance of new shares.

ARTICLE EIGHT
LIMITATION OF DIRECTORS’ LIABILITY; INDEMNIFICATION

8.01. Limitation of Liability. To the fullest extent permitted by the provisions of Subchapter B of Chapter 17 of the BCL (15 Pa. C.S. 1711 et seq.) and any amendment to or restatement of such provisions, other applicable provisions of the BCL and any other applicable law, a Director (including a member of any advisory board) of the Corporation shall not be personally liable to the Corporation, its shareholders or others for monetary damages for any action taken or any failure to take any action unless the Director has breached or failed to perform the duties of his or her office, as set forth in the applicable law, and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The provisions of this Article Eight shall not apply with respect to the responsibility or liability of a Director (including a member of any advisory board) under any criminal statute or the liability of a Director (including a member of any advisory board) for the payment of taxes pursuant to local, state or federal law.

8.02. (a) Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Director (including a member of any advisory board), officer, employee or agent of the Corporation, any one or more bank subsidiaries of the Corporation (individually and collectively, the “Bank”), or any other direct or indirect subsidiary of the Corporation or the Bank designated by the Board of Directors or is or was serving at the request of the Corporation as a Director (including a member of any advisory board), officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the fullest extent authorized or permitted by the laws of the Commonwealth of Pennsylvania.

(b) Advance of Expenses. Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of (i) an undertaking by or on behalf of the Director (including a member of any advisory board), officer, employee, or agent to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article Eight and (ii) if requested at the discretion of the Board of Directors, adequate security or a bond to cover any such amounts for which it is ultimately determined that he or she is not entitled to such indemnity.

(c) Indemnification not Exclusive. The indemnification and advancement of expenses provided by this Article Eight shall not be deemed exclusive of any other right to which persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested Directors, or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a Director (including a member of any advisory board), officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

(d) Insurance, Contracts, Security. The Corporation may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person, and may create a fund of any nature (which may, but need not, be under the control of a trustee) for the benefit of any person and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses, whether arising under this Article Eight or otherwise, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article Eight.

8.03. Effective Date. The limitation of liability provided in Section 8.01 of this Article Eight and the right to indemnification provided in Section 8.02 of this Article Eight shall apply to any action or failure to take any action occurring on or after the formation of the Corporation.

8.04. Amendment, Etc. Notwithstanding anything herein contained to the contrary, this Article Eight may not be amended or repealed, and a provision inconsistent herewith may not be adopted, except by the affirmative vote of 66-2/3% of the members of the entire Board of Directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least 80% of the votes which all shareholders of the Corporation are then entitled to cast, except that, if the BCL is amended or any other statute is enacted or amended so as to decrease the exposure of Directors (including a member of any advisory board) to liability or increase the indemnification rights available to Directors (including a member of any advisory board), officers, employees, agents or others, then this Article Eight and any other provisions of these Bylaws inconsistent with such decreased exposure or increased indemnification rights shall be amended, automatically and without any further action on the part of the shareholders or Directors, to reflect such reduced exposure or increased indemnification rights, unless such legislation expressly requires otherwise. Any repeal or modification of this Article Eight by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director (including a member of any advisory board) of the Corporation or any right to indemnification from the Corporation with respect to any action or failure to take any action occurring prior to the time of such repeal or modification.

ARTICLE NINE
SEVERABILITY

9.01. If a final judicial determination is made or an order is issued by a court or government regulatory agency having jurisdiction that any provision of these Bylaws is unreasonable or otherwise unenforceable, such provisions shall not be rendered void, but shall be deemed amended to apply to the maximum extent as such court or government regulatory agency may determine or indicate to be reasonable. If, for any reason, any provision of these Bylaws shall be held invalid, such invalidity shall not affect any other provision of these Bylaws not held so invalid, and each such other provision shall, to the full extent permitted by law, continue in full force and effect. If any provision of these Bylaws shall be held invalid in part, such invalidity shall in no way affect the remainder of such provisions, and the remainder of such provisions, together with all other provisions of these Bylaws shall, to the full extent permitted by law, continue in full force and effect.

ARTICLE TEN
AMENDMENTS

10.01. Except and only to the extent otherwise expressly provided in these Bylaws, the Articles of Incorporation of the Corporation, the BCL or other applicable law, the authority to make, amend, alter, change, or repeal these Bylaws is hereby expressly and solely granted to and vested in the Board of Directors of the Corporation, subject always to the power of shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least 66-2/3% of the votes that all shareholders are entitled to cast thereon.

ANNEX B

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of August 23, 2010 (this “Agreement”), by and among Berkshire Bancorp, Inc., a Pennsylvania corporation (“Berkshire Bancorp”), its direct wholly-owned subsidiary, Berkshire Bank, a Pennsylvania commercial bank (“Berkshire Bank”), Customers 1ST Bancorp, Inc., a Pennsylvania business corporation, intending to be renamed Customers Bancorp, Inc. (“Holdco”) and New Century Bank, a Pennsylvania commercial bank (“NCB”).

W I T N E S S E T H:

WHEREAS, the boards of directors of Berkshire Bancorp, Berkshire Bank and NCB have determined that it is in the best interests of their respective companies and their shareholders, customers, employees and communities, to consummate the strategic business combination transaction provided for in this Agreement in which (i) Berkshire Bancorp will merge with and into Holdco (the “Merger”), and, immediately thereafter, (ii) Berkshire Bank will, on the terms and subject to the conditions set forth in this Agreement, merge with and into NCB (the “Bank Merger”), so that NCB is the resulting institution in the Bank Merger (sometimes referred to in such capacity as the “Resulting Institution”) and Holdco will continue as the holding company and sole shareholder of the Resulting Institution;

WHEREAS, NCB and Holdco have proposed a holding company reorganization pursuant to which Holdco, which is presently a wholly owned subsidiary of NCB, will become the holding company for NCB (the “Holding Company Reorganization”).  As presently proposed, the Holding Company Reorganization is more fully described in a certain registration statement on form S-1 filed with the SEC on April 22, 2010 (File No. 333-166225), and further amended to and including the amended registration statement filed on July 2, 2010 (collectively, as so amended, the “Pending NCB Registration Statement”).  In connection with the Holding Company Reorganization, which is not expected to be consummated until immediately prior to the Merger and Bank Merger, Holdco proposes to issue shares of “Holdco Common Stock” and “Holdco Nonvoting Stock” (as those terms are hereinafter defined) to holders of NCB Common Stock and NCB Nonvoting Stock, respectively, in exchange for the NCB Shares they hold.

WHEREAS, for federal income Tax purposes, it is intended that the Merger and Bank Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, concurrently with the execution of this Agreement, each individual included on Schedule A attached hereto, constituting each of the directors and executive officers of Berkshire Bancorp and Berkshire Bank, has executed an agreement in the form of Exhibit A attached hereto (collectively, the “Support Agreements”) between such individual and Holdco and NCB governing the voting of all shares of Berkshire Bancorp Common Stock (as defined herein) owned by such individual and the support of the Merger and Bank Merger and this Agreement by such individual as director and/or officer of Berkshire Bancorp and Berkshire Bank, in connection with the Berkshire Shareholders Meeting (as defined herein); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and Bank Merger and also to prescribe certain conditions to the Merger and Bank Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
Definitions

Section 1.1.        Defined Terms.  As used in this Agreement, the following terms have the following meanings.

“BCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“Berkshire Bank Common Stock” means the class of common stock, $1.00 par value per share, of Berkshire Bank.

“Berkshire Bancorp Common Stock” means the class of common stock, $1.00 par value per share, of Berkshire Bancorp.

“Berkshire Bancorp Shares” means and includes shares of the Berkshire Bank Common Stock.

“Berkshire Series C Preferred Stock’ means the 6% non-cumulative, non-voting, convertible perpetual preferred stock, Series C.

“Berkshire Valuation” means (A) (i) Berkshire's tangible common book value (as determined according to GAAP) as of the most recent calendar month-end prior to the Effective Time, minus (ii) the Book Value Adjustment, if any, minus the costs (whether capitalized or expensed) that, as of the Effective Time, shall be or have been accrued or otherwise incurred by either or both of Berkshire Bancorp and Berkshire Bank related to this Agreement and the Merger or Bank Merger, divided by (B) the number of shares of Berkshire Common Stock outstanding at the Effective Time; provided, however, that, in the event the Berkshire Valuation would be less than $1.95, then the Berkshire Valuation shall be deemed equal to $1.95.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Book Value Adjustment” means the dollar amount necessary, as of the most recent calendar month end prior to the Effective Time, to bring Berkshire Bank’s total loan loss reserves up to an amount equal to 40% of its Nonperforming Loans.

“Certificate” means each certificate evidencing Berkshire Bancorp Shares.

“Dissenting Holder” means a holder of Dissenting Shares.

“Dissenting Shares” means Berkshire Bancorp Shares owned of record by persons who do not vote any such Berkshire Bancorp Shares in favor of the adoption of this Agreement and the Merger and who comply with the provisions of the BCL concerning the rights of holders of Berkshire Bancorp Shares to dissent from the Merger and require appraisal of their Common Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means such bank or trust company or other agent designated by Holdco, and reasonably acceptable to Berkshire Bancorp, which shall act as agent for Holdco in connection with the exchange procedures for converting Berkshire Bancorp Shares into the Merger Consideration.

“Exchange Ratio” means, subject to the provisions of Section 3.1.5, the quotient, rounded to the nearest one ten thousandth, of (i) the Berkshire Valuation, divided by (ii) the product of the NCB Valuation multiplied by exchange ratio that is used with respect to the Holding Company Reorganization.

“Holdco Common Stock” means the class of voting common stock, $1.00 par value per share, of Holdco.

“Holdco Nonvoting Stock” means the Class B Non-Voting Common Stock, $1.00 par value per share, of Holdco.

“Holdco Shares” means the Holdco Common Stock and the Holdco Nonvoting Stock.

“Lien” means any lien, pledge, charge, security interest or similar encumbrance.

“Material Adverse Effect” means, with respect to Berkshire Bancorp, Berkshire Bank, Holdco, NCB or the Resulting Institution, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, a Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including national emergencies, the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, (D) consummation or public disclosure of this Agreement or the transactions contemplated hereby or compliance with the terms hereof, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, or (E) actions or omissions of Berkshire Bancorp, Berkshire Bank on the one hand, or NCB on the other hand, taken with the prior written consent of the other party or parties in contemplation of the transactions contemplated hereby or required hereunder.  Without limiting the foregoing in any respect, at “Material Adverse Effect” shall be deemed to have occurred if at any time heretofore or hereafter Berkshire Bank’s combined Nonperforming Loans and Nonperforming Assets exceed $9,685,907.80, calculated in the same manner (subject, nevertheless, to the definitions of the respective terms set forth in this Agreement) as in Schedule B attached hereto.

“NCB Common Stock” means the class of voting common stock, $1.00 par value per share, of NCB.

“NCB Nonvoting Stock” means the Class B Non-Voting Common Stock, $1.00 par value per share, of NCB.

“NCB Shares” means the NCB Common Stock and the NCB Nonvoting Stock.

“NCB Valuation” means (i) NCB's tangible common book value (as determined according to GAAP) as of the most recent calendar month-end prior to the Effective Time, divided by (ii) the then current number of NCB Shares outstanding at the Effective Time.

“Nonperforming Asset” with respect to Berkshire Bank means an asset (other than property originally acquired for future expansion but no longer intended to be used for that purpose) required to be reported, as of any date of reference, in Item 3 of Schedule RC-M to FFIEC Form 041 (Consolidated Report of Condition and Income), as in force on the date of this Agreement, whether or not Berkshire Bank is required to report such items or is required to report as required in the instructions to such form, and “Nonperforming Assets” shall mean them collectively.

 “Nonperforming Loan” with respect to Berkshire Bank means an asset required to be reported, as of any date of reference, in Column B or Column C of Items 1 through 9 of Schedule RC-N to FFIEC Form 041 (Consolidated Report of Condition and Income), as in force on the date of this Agreement, whether or not Berkshire Bank is required to report such items or is required to report as required in the instructions to such form, and “Nonperforming Loans” shall mean them collectively.

“Relevant Group” means any affiliated, combined, consolidated, unitary or similar group.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, or other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Troubled Debt Restructuring” when applied to Berkshire Bank means and includes each asset that is included in the term “Troubled Debt Restructurings” for regulatory reporting purposes,

as of any date of reference, as defined in the FFIEC Instructions for Preparation of Consolidated Reports of Condition and Income (FFIEC 031 and 041) as in force on the date of this Agreement, whether or not Berkshire Bank is required to report such items or is required to report as required in such instructions.

Section 1.2.           Other Defined Terms.  Other capitalized terms used herein are defined elsewhere in this Agreement.

Term	Section

Agreement	Introduction
Alternative Proposal	Section 7.9.1
Alternative Transaction	Section 7.9.1
Articles of Merger	Section 2.2
Banking Code	Section 2.1
Bank Merger	Preamble
Berkshire Bank	Introduction
Berkshire Bank Articles	Section 5.1.3
Berkshire Bank Bylaws	Section 5.1.3
Berkshire Bancorp	Introduction
Berkshire Bancorp Articles	Section 5.1.2
Berkshire Bancorp Bylaws	Section 5.1.2
Berkshire Bancorp Disclosure Schedule	Article 5
Berkshire Bancorp Ratio	Section 9.1.7
Berkshire Bancorp Regulatory Agreement	Section 5.5.2
Berkshire Bancorp Requisite Regulatory Approvals	Section 8.2.3
Berkshire Bancorp Stock Plans	Section 5.2.1
Berkshire Bancorp Subsidiary	Section 5.1.3
Berkshire Bancorp Warrants	Section 3.1.6
Berkshire Contract	Section 5.13.1
Berkshire Director Designee	Section 7.11
Berkshire Tarp Shares	Section 5.2.1
Berkshire Tarp Shares Series A	Section 5.2.1
Berkshire Tarp Shares Series B	Section 5.2.1
Claim	Section 7.6.1
Closing	Section 10.1
Closing Date	Section 10.1
Code	Preamble
Confidentiality Agreement	Section 7.3.3
Covered Employees	Section 7.5.1
Departing Berkshire Directors	Section 7.11
Derivative Transactions	Section 4.14.1
DPC Common Shares	Section 3.12
Effective Time	Section 2.2
Election	Section 3.2.1(a)
Election Deadline	Section 3.2.1(d)

Term	Section

Environmental Laws	Section 4.18
ERISA	Section 4.11.1
ERISA Affiliate	Section 4.11.3(d)
Exchange Agent Agreement	Section 3.2.1(d)
Exchange Fund	Section 3.2.2
Expense Reimbursement	Section 9.3.2(c)
FDIC	Section 4.1.4
Federal Reserve Board	Section 4.4
Form of Election	Section 3.2.1(b)
GAAP	Section 5.1.3
Governmental Entity	Section 4.4
Holdco	Introduction
Holder	Section 3.2.1
Holding Company Reorganization	Preamble
HSR Act	Section 4.4
Indemnified Parties	Section 7.6.1
Index Price	Section 9.1.7
Index Ration	Section 9.1.7
Injunction	Section 8.1.3
Insurance Amount	Section 7.6.2
Intellectual Property	Section 4.17
Letter of Transmittal	Section 3.2.3(a)
Loan(s)	Section 4.25.1
Materially Burdensome Regulatory Condition	Section 7.2
Merger	Preamble
Merger Consideration	Section 3.1.3
NCB	Introduction
NCB Articles	Section 4.1.2
NCB Board	Section 4.3.1
NCB Bylaws	Section 4.1.2
NCB Contract	Section 4.13.1
NCB Directors	Section 7.11
NCB Disclosure Schedule	Article 4
NCB Regulatory Agreement	Section 4.5.2
NCB Requisite Regulatory Approvals	Section 8.3.3
NCB Shareholder Meeting	Section 7.4.1
Other Regulatory Approvals	Section 4.4
Pending NCB Registration Statement	Preamble
Permitted Encumbrances	Section 4.16
Personal Property Lease	Section 4.19
Plans	Section 4.11.1
Policies, Practices and Procedures	Section 4.15.2
Proxy Statement-Prospectus	Section 7.1.1
Public Proposal	Section 9.3.2(b)
Real Property	Section 4.16

Term	Section

Regulatory Agencies	Section 4.5.1
Resulting Institution	Preamble
SEC	Section 4.4
Securities Act	Section 4.2.1
Shortfall Number	Section 3.1.6(b)(ii)
Stock Consideration	Section 3.1.3
Subsidiary	Section 5.1.3
Support Agreements	Preamble
Termination Fee	Section 9.3.2
Trust Account Common Shares	Section 3.12
Voting Debt	Section 4.2.1

ARTICLE 2
The Merger

Section 2.1.                          The Merger. Subject to the terms and conditions of this Agreement, in accordance with the BCL, at the Effective Time Berkshire Bancorp shall merge with and into Holdco in the Merger.  NCB shall be the resulting institution in the Merger and Holdco shall continue its existence under the laws of the Commonwealth of Pennsylvania, continuing as the holding company and sole shareholder of the Resulting Institution.

Section 2.2.                          Effective Time.  The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the Commonwealth of Pennsylvania.  The “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.  The Bank Merger is intended to become effective immediately after the Merger, as more fully provided in the Bank Plan of Merger.

Section 2.3.                          Effects of the Bank Merger.  At and after the Effective Time, the Bank Merger shall have the effects set forth in Section 1606 of the Banking Code.

Section 2.4.                          Tax Consequences.  It is intended that the Merger and Bank Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

Section 2.5.                          Board of Directors; Officers.  At and after the Effective Time, the directors of Holdco and the Resulting Institution, respectively, shall be comprised of the directors of Holdco and NCB, respectively, immediately prior to the Effective Time, and immediately after the Effective Time, one individual who is presently a member of the board of directors of Berkshire Bancorp on the date of this Agreement shall be appointed to the board of directors of Holdco and the board of directors of the Resulting Institution in accordance with Section 7.13.  The executive officers of the Holdco and Resulting Institution at and immediately after the Effective Time shall consist of the officers of Holdco and NCB, respectively, immediately prior to the Effective Time.

Section 2.6.                          Articles of Incorporation.  At the Effective Time, (a) the Articles of Incorporation of Holdco shall be and remain the Articles of Incorporation of Holdco as the survivor of the Merger (subject to such amendments as Holdco may hereafter elect to make to establish such name as Holdco deems appropriate), provided, however, after the Berkshire Shareholder Meeting, Holdco shall not make changes that affect the rights or consideration to the Berkshire Bancorp shareholders, and (b) the Articles of Incorporation of NCB shall be the Articles of Incorporation of the Resulting Institution until thereafter amended in accordance with applicable law.

Section 2.7.                          Bylaws.  At the Effective Time, (a) the Bylaws of Holdco shall be and remain the Bylaws of Holdco as the survivor of the Merger (subject to such amendments as Holdco may hereafter elect to make to establish such name as Holdco deems appropriate), and (b) the Bylaws of NCB shall be the Bylaws of the Resulting Institution, in each case until thereafter amended in accordance with applicable law.

ARTICLE 3
Conversion of Shares; Delivery of Merger Consideration

Section 3.1.                          Conversion of Common Stock; Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of Berkshire Bancorp, Berkshire Bank, Holdco, NCB or the holder of any of the following securities:

3.1.1.           The share(s) of Berkshire Bancorp Common Stock issued and outstanding immediately prior to the Effective Time and owned by Holdco or NCB shall be cancelled and shall cease to exist and no stock of Holdco or other consideration shall be delivered in exchange therefor.

3.1.2.           All Berkshire Bancorp Shares issued and outstanding immediately prior to the Effective Time that are owned by Holdco, NCB, Berkshire Bank or Berkshire Bancorp (other than Berkshire Bancorp Shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than Berkshire Bancorp Shares held, directly or indirectly, by Holdco, NCB, Berkshire Bancorp or Berkshire Bank in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Holdco or other consideration shall be delivered in exchange therefor.  Prior to closing, Berkshire Bancorp shall have received from the holders of all Berkshire Series C Preferred Stock all requisite approvals to redeem or exchange such shares for shares of Holdco Common Stock, as NCB or Holdco may elect.

3.1.3.           Subject to Sections 3.1.4, 3.1.5, 3.1.6 and 3.1.7, each share of Berkshire Bancorp Common Stock, except for shares of Berkshire Bancorp Common Stock owned by Holdco, NCB, Berkshire Bank or Berkshire Bancorp (other than Trust Account Common Shares and DPC Common Shares), shall be converted into the right to receive such number of shares of Holdco Common Stock as is equal to the Exchange Ratio.

 The Berkshire Bancorp Shares to be exchanged pursuant to this subsection 3.1.3 are sometimes referred to herein as the “Stock Consideration.”  The aggregate Stock Consideration, together with any cash to be paid for fractional shares, is sometimes referred to herein as the “Merger Consideration.”

3.1.4.           All of the Berkshire Bancorp Shares converted into the right to receive the Merger Consideration pursuant to this Article 3 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each Certificate shall thereafter represent only the right to receive the Merger Consideration into which the Berkshire Bancorp Shares represented by such Certificate have been converted pursuant to this Section 3.1 and Section 3.2.3(f), as well as any dividends to which holders of Berkshire Bancorp Common Stock become entitled in accordance with Section 3.2.3(c).

3.1.5.           If, between the date of this Agreement and the Effective Time, the outstanding Berkshire Bancorp Shares, the Holdco Shares or the NCB Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.  In addition, in the event that, NCB enters into or is a party to an agreement pursuant to which shares of NCB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Berkshire Bancorp shareholder entitled to receive shares of Holdco Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.  Without limiting any of the foregoing, Berkshire Bancorp shareholders shall be entitled to receive shares of Holdco Common Stock in the merger in the event NCB Common Stock has been exchanged for Holdco Common Stock and the appropriate and proportional adjustment shall be made to the Exchange Ratio.

3.1.6.           Berkshire Warrants Treatment of Berkshire Bancorp Warrants.  Section 3.1.6 of the Berkshire Bancorp Disclosure sets forth all of the outstanding Berkshire Bancorp warrants as of the date hereof (“Berkshire Bancorp Warrants”), which schedule includes, for each warrant, the name of the individual holder of the warrant, the exercise price, the vesting schedule and the expiration date.  At the Effective Time, all Berkshire Bancorp Warrants that are outstanding and unexercised immediately prior thereto shall be converted, in their entirety, automatically into the right to receive warrants to purchase shares of Holdco Common Stock upon the same terms and conditions as the Berkshire Bancorp Warrants, except that the expiration date shall be extended five (5) years and the number of shares and exercise price of the warrants shall be adjusted as follows:

(a)           The number of shares of Holdco Common Stock to be subject to the converted Berkshire Bancorp Warrants shall be equal to the product of the number of shares of Berkshire Bancorp Common Stock subject to the Berkshire Bancorp Warrants and the Exchange Ratio, provided that any fractional shares of Holdco Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(b)           The exercise price per share of Holdco Common Stock under the converted Berkshire Bancorp Warrants shall be equal to the exercise price per share of Berkshire Bancorp Common Stock under the Berkshire Bancorp Warrants divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

At all times after the Effective Time, Holdco shall reserve for issuance such number of shares of Holdco Common Stock as necessary so as to permit the exercise of converted Berkshire Bancorp Warrants in the manner contemplated by this Agreement and in the instruments pursuant to which such Berkshire Bancorp Warrants were granted.

3.1.7.           Dissenting Shares.  Any Dissenting Shares which, as of the Effective Time of the Merger, the holder thereof has not withdrawn or otherwise lost any right to such appraisal, shall not be entitled to receive the consideration set forth in Section 3.1.3, as applicable, but instead shall be converted into the right to receive such amount as may be determined to be due with respect to such Dissenting Shares pursuant to applicable provisions of the BCL.  Berkshire Bancorp shall give Holdco (i) prompt notice of any written notice or demands for appraisal of Berkshire Bancorp Shares, written withdrawals or modifications of such demands, and any other instruments served pursuant to the applicable provisions of the BCL and received by Berkshire Bancorp which relate to any such demand for appraisal, and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Closing.  Berkshire Bancorp agrees that, except with the prior written consent of Holdco, it will not make any payment with respect to or settle any claim, demand or other obligation it may have with respect to any Dissenting Shares.  Each Dissenting Holder who, pursuant to the applicable provisions of the BCL, becomes entitled to payment of the fair value for any Dissenting Shares, shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to the applicable provisions of the BCL) and thereupon such Dissenting Shares shall be canceled and retired, and shall cease to exist.  If, after the Effective Time of the Merger, any Dissenting Shares shall lose their status as Dissenting Shares for any reason, including because the Dissenting Holder withdraws, fails to perfect or otherwise loses the right to appraisal, then Holdco shall pay the consideration, without interest, which such Dissenting Holder would have been entitled to receive pursuant to Section 3.1.3, assuming such shares were not Dissenting Shares at the Effective Time of the Merger.

3.1.8.           Bank Merger; Bank Plan of Merger.  The Bank Merger shall be consummated in accordance with the Bank Plan of Merger in the form of Exhibit B attached hereto, which NCB and Berkshire Bank shall mutually execute promptly hereafter.

Section 3.2.                          Procedures for Exchange of Berkshire Bancorp Common Stock.

3.2.1.           Deposit of Merger Consideration.  At or prior to the Effective Time, Holdco shall deposit, or shall cause to be deposited, with the Exchange Agent (i) certificates representing the number of shares of Holdco Common Stock sufficient to deliver, and Holdco shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 3.2.2(f) (collectively, the “Exchange

Fund”) and Holdco shall instruct the Exchange Agent to timely pay the Stock Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

3.2.2.           Delivery of Merger Consideration.

(a)           As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding Berkshire Bancorp Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1 and any cash in lieu of fractional Holdco Shares to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement) (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration to be issued or paid in consideration therefor in accordance with Section 3.2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 3.2.3(c).

(b)           Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Berkshire Bancorp Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional Holdco Shares to be issued or paid in consideration therefor in respect of the Berkshire Bancorp Shares represented by its Certificate or Certificates.  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Section 3.2.

(c)           No dividends or other distributions with respect to Holdco Shares shall be paid to the holder of any unsurrendered Certificate with respect to the Holdco Shares represented thereby, in each case until the surrender of such Certificate in accordance with this Section 3.2.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole Holdco Shares represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Holdco Shares represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Holdco Common Stock issuable with respect to such Certificate.

(d)           In the event of a transfer of ownership of a Certificate representing Berkshire Bancorp Shares that is not registered in the stock transfer records of Berkshire Bancorp, the proper amount of cash and/or Holdco Shares shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Berkshire Bancorp Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Holdco that the Tax has been paid or is not applicable.

(e)           After the Effective Time, there shall be no transfers on the stock transfer books of Berkshire Bancorp of the Berkshire Bancorp Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Berkshire Bancorp Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 3.2.

(f)           Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional Holdco Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Holdco Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Holdco.  In lieu of the issuance of any such fractional share, Holdco shall pay to each former shareholder of Berkshire Bancorp who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the NCB Valuation by (ii) the fraction of a share (after taking into account all Berkshire Bancorp Shares held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Holdco Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 3.1.

(g)           Any portion of the Exchange Fund that remains unclaimed by the shareholders of Berkshire Bancorp as of the first anniversary of the Effective Time may, to the extent permitted by applicable law, be paid to Holdco.  In such event, any former shareholders of Berkshire Bancorp who have not theretofore complied with this Section 3.2 shall thereafter look only to Holdco with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Holdco Common Stock deliverable in respect of each share of Berkshire Bancorp Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Holdco, Berkshire Bank, Berkshire Bancorp, the Exchange Agent or any other person shall be liable to any former holder of Berkshire Bancorp Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Holdco or the Exchange Agent, the posting by such person of a bond in such amount as Holdco may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.2.3.           Withholding Rights.  The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Holdco) shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Berkshire Bancorp Common Stock such amounts as the Exchange Agent or Holdco, as the case may be, is required to deduct and withhold under federal, state, local or foreign law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent or Holdco, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Berkshire Bancorp Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Holdco, as the case may be.

Section 3.3.                          Reservation of Shares.  Holdco shall reserve for issuance a sufficient number of shares of Holdco Common Stock for the purpose of issuing shares of Holdco Common Stock in accordance with this Article 3.

ARTICLE 4
Representations and Warranties of Holdco and NCB

Holdco and NCB have delivered a disclosure schedule (the “NCB Disclosure Schedule”), to Berkshire Bancorp and Berkshire Bank in connection with the execution of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4 or to one or more of Holdco or NCB’s covenants contained herein.   The Pending NCB Registration Statement is publicly available and has been available for inspection by Berkshire Bancorp and Berkshire Bank prior to the date of this Agreement.  Holdco’s and NCB’s representations and warranties set forth herein, and the NCB Disclosure Schedules and each Section thereof, shall be deemed supplemented in their entirety by the disclosures set forth in the Pending NCB Registration Statement, which Holdco and NCB hereby represent and warrant to Berkshire Bancorp and Berkshire Bank is accurate and complete in all material respects, and all references in this Agreement to the NCB Disclosure Schedule or any Section thereof shall also be deemed to refer to the Pending NCB Registration Statement to the extent any disclosure therein is applicable.  For purposes of the NCB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  Except as set forth in the NCB Disclosure Schedules or the Pending NCB Registration Statement, Holdco and NCB hereby represent and warrant to Berkshire Bancorp and Berkshire Bank as follows:

Section 4.1.                          Corporate Organization.

4.1.1.           NCB is a commercial bank duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  NCB has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in such jurisdictions where to failure to be so licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect.  Except as set forth on Section 4.1.1 of the NCB Disclosure Schedule, NCB has no Subsidiaries (as defined below).

4.1.2.           True, complete and correct copies of the Articles of Incorporation of NCB, as amended (the “NCB Articles”), and the Bylaws of NCB (the “NCB Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Berkshire Bancorp.

4.1.3.           NCB is a member of the Federal Reserve System and the deposit accounts of NCB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.1.4.           Holdco is a Pennsylvania business corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Holdco has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in such jurisdictions where to failure to be so licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect.  Holdco has no Subsidiaries (as defined below).

4.1.5.           True, complete and correct copies of the Articles of Incorporation of Holdco, as amended (the “Holdco Articles”), and the Bylaws of Holdco (the “Holdco Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Berkshire Bancorp.

Section 4.2.                          Capitalization.

4.2.1.           The authorized capital stock of NCB consists of: (i) 30,000,000 shares of NCB Common Stock, par value $1.00 per share, of which, as of the date of this Agreement, 17,010,728 shares were issued and outstanding; (ii) 500,000 shares of nonvoting common stock, par value $1.00 per share, of which, as of the date of this Agreement, no shares were issued and outstanding; (iii) 10,000,000 shares of Class B Non-Voting Common Stock, par value $1.00 per share, of which, as of the date of this Agreement, 5,013,513 shares were issued and outstanding; and (iv) 1,000,000 shares of preferred stock, any series having such par value or no par value as may be determined by the Bank’s board of directors from time to time, of which, as of the date of this Agreement, no shares were issued and outstanding.  As of the date of this Agreement, 1,975,450 shares of NCB Common Stock were reserved for issuance under one or more plans or agreements, or otherwise.  All of the issued and outstanding NCB Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

4.2.2.           The authorized capital stock of Holdco consists of: (i) 100,000,000 shares of common stock, without par value (“Common Stock”), of which [___] share(s) is/are issued and outstanding; 100,000,000 shares of Class B Non-Voting Common Stock, without designated par value (“Class B Non-Voting Common Stock”), of which no shares are issued and outstanding; and (iii) 100,000,000 shares of preferred stock, having such par value, or no par value, as the board of directors shall fix and determine (“Preferred Stock”), of which no shares are issued or outstanding.

4.2.3.           As of the date of this Agreement, no shares of Holdco Common Stock were reserved for issuance under one or more plans or agreements, or otherwise.  All of the issued and outstanding Holdco Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

4.2.4.           As of the date of this Agreement, except as set forth in Section 4.2.2 of the NCB Disclosure Schedule:  (X) no bonds, debentures, notes or other indebtedness of NCB having the right to vote on the Merger, the Bank Merger, this Agreement or the actions to be taken by NCB pursuant to this Agreement (“Voting Debt”) are issued or outstanding; (Y) NCB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any NCB Shares, Voting Debt or any other equity securities of NCB or any securities representing the right to purchase or otherwise receive any NCB Shares, Voting Debt or other equity securities of NCB; and (Z) there are no contractual obligations of NCB (i) to repurchase, redeem or otherwise acquire any shares of capital stock of NCB or any equity security of NCB or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of NCB or (ii) pursuant to which NCB is or could be required to register shares of NCB capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”); and (iv) no equity-based awards are outstanding as of the date of this Agreement.

4.2.5.           Neither Holdco or NCB does not own any capital stock, equity interest or other direct or indirect ownership interest in any person, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

Section 4.3.                          Authority; No Violation.

4.3.1.           Holdco and NCB each has requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the boards of directors of NCB (the “NCB Board”) and Holdco (the “Holdco Board”).  The NCB Board and Holdco Board have determined that the Bank Merger and the Merger, respectively, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Holdco and of NCB and its shareholders, customers, employees and communities, have resolved to recommend that their respective shareholders vote in favor of the Merger and Bank Merger, on substantially the terms and conditions set forth in this Agreement, and has directed that the Merger and Bank Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to their respective shareholders for consideration at a duly held meeting of such shareholders.  Except for the approval of this Agreement by the affirmative vote of the holders of two thirds of the outstanding shares of NCB Common Stock entitled to vote at such meeting, and the approval of the Merger by NCB as sole shareholder of Holdco, no other proceedings on the part of NCB are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by NCB and (assuming due authorization, execution and delivery by Berkshire Bancorp and Berkshire Bank) constitutes the valid and binding obligation of NCB, enforceable against NCB in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

4.3.2.           Neither the execution and delivery of this Agreement by NCB or Holdco, nor the consummation by NCB or Holdco of the transactions contemplated hereby, nor compliance by NCB or Holdco with any of the terms or provisions of this Agreement, will (i) violate any provision of the Holdco Articles or the Holdco Bylaws, NCB Articles or the NCB Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Holdco or NCB or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Holdco or NCB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Holdco or NCB is a party or by which any of them or any of their respective properties or assets is bound.

Section 4.4.                          Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, with the FDIC, the Pennsylvania Department of Banking and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and approval or waiver of such applications and notices, (b) the filing of any required applications, filings or notices with any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (c) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement-Prospectus in definitive form relating to the meeting of NCB’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement and the Pending NCB Registration Statement, in which the Proxy Statement-Prospectus will be included as a prospectus, and declaration of effectiveness of Pending NCB Registration Statement, (d) the filing of the respective Articles of Merger for the Merger and the Bank Merger with the Secretary of State of the Commonwealth of Pennsylvania after approval by the Pennsylvania Department of Banking pursuant to the Banking Code, (e) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Holdco Shares pursuant to this Agreement, NCB is not aware of any consents or approvals of or filings or registrations with any Governmental Entity that are necessary in connection with the consummation by

Holdco and NCB of the Merger and Bank Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Holdco and NCB of this Agreement.

Section 4.5.                          Reports; Regulatory Matters.

4.5.1.           Except as set forth on Section 4.5.1 of the NCB Disclosure Schedule, NCB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2007 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Pennsylvania Department of Banking or any state regulatory authority, (iv) any foreign regulatory authority, (v) any applicable industry self-regulatory organization, and (vi) the SEC (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2007, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of NCB, no Regulatory Agency or Governmental Entity has initiated since January 1, 2007 or has pending any proceeding, enforcement action or, to the knowledge of NCB, investigation into the business, disclosures or operations of NCB.  Except as set forth on Section 4.5.1 of the NCB Disclosure Schedule, since January 1, 2007, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of NCB (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in NCB’s ordinary course of business).

4.5.2.           Except as set forth on Section 4.5.2 of the NCB Disclosure Schedule, NCB is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2007 a recipient of any supervisory letter from, or since January 1, 2007 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity (each item in this sentence, a “NCB Regulatory Agreement”), nor has NCB been advised since January 1, 2007 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such NCB Regulatory Agreement.  Except as set forth on Section 4.5.2 of the NCB Disclosure Schedules, to the knowledge of NCB, there has not been any event or occurrence since January 1, 2007 that would result in a determination that NCB is not “well capitalized” and “well managed” as a matter of U.S. federal banking law, and there has been no notification or communication from any Governmental Entity (i) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

Section 4.6.                          Financial Statements.

4.6.1.           The financial statements of NCB at and for the years ended December 31, 2009 and 2008 (including the related notes, where applicable), as well as the financial statements of NCB at and for the seven-month period ended July 31, 2010 that have been provided to Berkshire Bancorp (including any notes thereto), (i) have been prepared from, and are in accordance with, the books and records of NCB, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of NCB for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of NCB have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.6.2.           NCB does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of NCB included in the financial statements of NCB at and for the seven-month period ended July 31, 2010 (including any notes thereto) that have been provided to Berkshire Bancorp and for liabilities incurred in the ordinary course of business consistent with past practice since July 31, 2010 or in connection with this Agreement and the transactions contemplated hereby.

4.6.3.           Except as set forth on Section 4.6.3 of the NCB Disclosure Schedules, since December 31, 2009, (i) through the date hereof, neither NCB nor any of its Subsidiaries nor, to the knowledge of NCB, any director, officer, employee, auditor, accountant or representative of NCB has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of NCB or its respective internal accounting controls, including any material complaint, allegation, assertion or claim that NCB has engaged in questionable accounting or auditing practices, and (ii) no attorney representing NCB, whether or not employed by NCB, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by NCB or any of its officers, directors, employees or agents to the NCB Board or any committee thereof or to any director or officer of NCB.

Section 4.7.                          Broker’s Fees.  Neither NCB nor any of its officers, directors, employees, agents and representatives, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than to ________ pursuant to agreement dated September __, 2009, a true, complete and correct copy of which has been previously delivered to Berkshire Bancorp.

Section 4.8.                          Absence of Certain Changes or Events.

4.8.1.           Except as set forth in the financial statements of NCB at and for the seven-month period ended July 31, 2010 that have been provided to Berkshire Bancorp, since December 31, 2009, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on NCB.

4.8.2.           Since December 31, 2009 through and including the date of this Agreement, NCB has carried on its respective business in all material respects in the ordinary course of business consistent with their past practice.

Section 4.9.                          Legal Proceedings.

4.9.1.           Except as disclosed on Section 4.9 of the NCB Disclosure Schedule, NCB is not a party to any, and there are no pending or, to the knowledge of NCB, threatened, legal, administrative, arbitration, mediation or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against NCB, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement.  None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 4.9 of the NCB Disclosure Schedule would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB.

4.9.2.           There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated Pennsylvania commercial banks or their Subsidiaries) imposed upon NCB or the assets of NCB.

Section 4.10.                          Compliance with Applicable Law.  NCB holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied in all respects with and is not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to NCB.  NCB does not act as a fiduciary for any person, or administer any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 4.11.                          Certain Contracts.

4.11.1.          Except as disclosed on Section 4.11.1 of the NCB Disclosure Schedule, NCB is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Holdco, NCB, the Resulting Institution, or any of their respective Subsidiaries to any officer or employee of NCB thereof, (iii) that materially restricts the conduct of any line of business by NCB or, to the knowledge of NCB, upon consummation of the Merger or Bank Merger will materially restrict the ability of the Resulting Institution to engage in any line of business in which a bank holding company may lawfully engage, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement, or (vi) which is otherwise material.  Each contract, arrangement, commitment or understanding of the type described in this Section 4.11.1, whether or not set forth in the NCB Disclosure Schedule, is referred to as an “NCB Contract,” and NCB does not know of, and has not received notice of, any material violation of any NCB Contract by any of the other parties thereto.

Section 4.12.                          Reorganization; Approvals.  NCB (a) is not aware of any fact or circumstance, and has not taken or agreed to take any action, that could reasonably be expected to prevent the Merger or Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

Section 4.13.                          NCB Information.  The information relating to NCB that is provided by NCB or its representatives for inclusion in the Proxy Statement-Prospectus and Pending NCB Registration Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement-Prospectus relating to NCB and other portions within the reasonable control of NCB will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 4.14.                          Taxes.

4.14.1.                      All Tax Returns required to have been filed by or with respect to NCB or Holdco have been duly and timely filed, and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon.  All Taxes owed by NCB or Holdco (whether or not shown on any Tax Return) have been timely paid.  NCB and Holdco have adequately provided for, in its books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable.

4.14.2.                      There is no action, audit, dispute or claim now proposed, threatened or pending against, or with respect to, NCB or Holdco in respect of any Taxes.  Neither NCB nor Holdco is the beneficiary of any extension of time within which to file any Tax Return, nor has it requested such an extension.  No claim has ever been made by an authority in a jurisdiction where NCB or Holdco does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens on any of the stock or assets of NCB or Holdco with respect to Taxes.

4.14.3.                      NCB and Holdco have withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements

4.14.4.                      Section 4.14.4 of the NCB Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to NCB and Holdco for taxable periods ended on or after January 1, 2007, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  NCB and Holdco have delivered to Berkshire Bancorp correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by NCB or Holdco since January 1, 2007.  Neither NCB nor Holdco has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.14.5.                       Neither NCB nor Holdco has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  Except as set forth on Section 4.14.5 of the NCB Disclosure Schedule, neither NCB nor Holdco has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code.  NCB and Holdco have never been a member of a Relevant Group.

4.14.6.                       Neither NCB nor Holdco has agreed to and is not required to make by reason of a change in accounting method and could not be required to make by reason of a proposed or threatened change in accounting method, any adjustment under Section 481(a) of the Code.  Neither NCB nor Holdco has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement.  Neither NCB nor Holdco is subject to any ruling from or agreement with any taxing authority.  NCB and Holdco have each disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  Neither NCB nor Holdco has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

4.14.7.                      Except as set forth on Section 4.14.7 of the NCB Disclosure Schedule, neither NCB nor Holdco is a party to any Tax allocation or sharing agreement. Neither NCB nor Holdco has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.  Neither NCB nor Holdco is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

ARTICLE 5
Representations and Warranties of Berkshire Bancorp and Berkshire Bank

Berkshire Bancorp and Berkshire Bank have delivered a disclosure schedule (the “Berkshire Bancorp Disclosure Schedule”) to NCB in connection with the execution of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to a disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 5 or to one or more of Berkshire Bancorp’s covenants contained herein.  For purposes of the Berkshire Bancorp Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  Except as set forth on the Berkshire Bancorp Disclosure Schedule, Berkshire Bancorp hereby represents and warrants to NCB as follows:

Section 5.1.                          Corporate Organization.

5.1.1.           Berkshire Bancorp is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Berkshire Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in such jurisdictions where to failure to be so licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect.

5.1.2.           Berkshire Bancorp is duly registered as a bank holding company under the BHC Act.  True, complete and correct copies of the Articles of Incorporation of Berkshire Bancorp, as amended (the “Berkshire Bancorp Articles”) and Bylaws of Berkshire Bancorp (the “Berkshire Bancorp Bylaws”), as in effect as of the date of this Agreement, have previously been made available to NCB.

5.1.3.           Each Berkshire Bancorp Subsidiary, including Berkshire Bank, (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.  True, complete and correct copies of the Articles of Incorporation of Berkshire Bank, as amended (the “Berkshire Bank Articles”) and Bylaws of Berkshire Bank (the “Berkshire Bank Bylaws”), as in effect as of the date of this Agreement, have previously been made available to NCB.  As used in this Agreement, the word “Subsidiary,” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Berkshire Bancorp Subsidiary” shall mean any direct or indirect Subsidiary of Berkshire Bancorp.

5.1.4.           The deposit accounts of Berkshire Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

Section 5.2.                          Capitalization.

5.2.1.           The authorized capital stock of Berkshire Bancorp consists of:  (i)  10,000,000 shares of Common Stock, par value $1.00 per share, of which 3,876,063 shares were issued and outstanding; (ii) 10,000,000 shares of preferred stock consisting of (A) its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference $1,000 per share (the “Berkshire TARP Shares Series A”), of which 2,892 shares are issued and outstanding; (B) Fixed Rate Cumulative Perpetual Preferred Stock, Series B, liquidation preference $1,000 per share (the “Berkshire TARP Shares Series B”), of which 145 shares are issued and outstanding; and (C) Series C Preferred Stock of which 50 shares are issued and outstanding.  The Berkshire TARP Shares Series A and Berkshire TARP Shares Series B are sometimes collectively referred to herein as the “Berkshire TARP Shares.”  No Berkshire Bancorp Shares are reserved for issuance.  All of the issued and outstanding Berkshire Bancorp Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, no Voting Debt of Berkshire Bancorp is issued or outstanding.  Section 5.2.1 of the Berkshire Bancorp Disclosure Schedule sets forth any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any Berkshire Bancorp Shares, Voting Debt of Berkshire Bancorp or any other equity securities of Berkshire Bancorp or any securities representing the right to purchase or otherwise receive any Berkshire Bancorp Shares, Voting Debt of Berkshire Bancorp or other equity securities of Berkshire Bancorp.

5.2.2.           The authorized capital stock of Berkshire Bank consists of 10,000,000 shares of Berkshire Bank Common Stock, of which, as of the date of this Agreement, 1,706,998 shares were issued and outstanding.  As of the date of this Agreement, no shares of Berkshire Bank Common Stock were reserved for issuance.  All of the issued and outstanding shares of Berkshire Bank Common Stock have been duly authorized and validly issued and are fully paid, and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, Berkshire Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Berkshire Bank Common Stock or any other equity securities of Berkshire Bank or any securities representing the right to purchase or otherwise receive any shares of Berkshire Bank Common Stock or other equity securities of Berkshire Bank.

5.2.3.           All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Berkshire Bancorp are owned by Berkshire Bancorp, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights.

5.2.4.           Section 5.2.4 of the Berkshire Bancorp Disclosure Schedule sets forth Berkshire Bancorp’s capital stock, equity interest or other direct or indirect ownership interest in any person, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

Section 5.3.                          Authority; No Violation.

5.3.1.           Each of Berkshire Bancorp and Berkshire Bank has requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of Berkshire Bancorp and Berkshire Bank, and by Berkshire Bancorp as the sole shareholder of Berkshire Bank, and no other corporate proceedings on the part of Berkshire Bancorp or Berkshire Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  The Berkshire Bancorp Board and Berkshire Bank Board have each determined that the Merger and Bank Merger, respectively, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of it and its shareholders.  This Agreement has been duly and validly executed and delivered by each of Berkshire Bancorp and Berkshire Bank and (assuming due authorization, execution and delivery by NCB) constitutes the valid and binding obligations of each of Berkshire Bancorp and Berkshire Bank, enforceable against each of them in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

5.3.2.           Except as provided on Section 5.3.2 of the Berkshire Bancorp Disclosure Schedules, neither the execution and delivery of this Agreement by Berkshire Bancorp or Berkshire Bank, nor the consummation by Berkshire Bancorp or Berkshire Bank of the transactions contemplated hereby, nor compliance by Berkshire Bancorp or Berkshire Bank with any of the terms or provisions of this Agreement, will (i) violate any provision of the Berkshire Bancorp Articles, Berkshire Bancorp Bylaws, Berkshire Bank Articles or Berkshire Bank Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Berkshire Bancorp, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Berkshire Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Berkshire Bancorp or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

Section 5.4.                          Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, with the FDIC, the Pennsylvania Department of Banking and the Federal Reserve Board and approval of such applications and notices, (b) the Other Regulatory Approvals, (c) the filing with the SEC of the Proxy Statement-Prospectus and the filing and declaration of effectiveness of Pending NCB Registration Statement, (d) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania after approval by the Pennsylvania Department of Banking pursuant to the Banking Code, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with consumer finance, mortgage banking and other similar laws, (f) notices or filings under the HSR Act, if any, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Holdco Shares pursuant to this Agreement, and (h) approval of the U.S. Treasury to repay the Berkshire Tarp Shares, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Berkshire Bancorp or Berkshire Bank of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Berkshire Bancorp or Berkshire Bank of this Agreement.

Section 5.5.                          Reports; Regulatory Matters.

5.5.1.           Except as set forth on Section 5.5.1 of the Berkshire Bancorp Disclosure Schedule, Berkshire Bancorp and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2007 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2007, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Berkshire Bancorp and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2007 or has pending any proceeding, enforcement action or, to the knowledge of Berkshire Bancorp, investigation into the business, disclosures or operations of Berkshire Bancorp or any of its Subsidiaries.  Since January 1, 2007, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Berkshire Bancorp, investigation into the business, disclosures or operations of Berkshire Bancorp or any of its Subsidiaries.  Since January 1, 2007, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Berkshire Bancorp or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Berkshire Bancorp’s ordinary course of business).

5.5.2.           Except as set forth on Section 5.5.2 of the Berkshire Bancorp Disclosure Schedule, neither Berkshire Bancorp nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2007 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2007 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to bank holding companies or their Subsidiaries

(each, a “Berkshire Bancorp Regulatory Agreement”), nor has Berkshire Bancorp or any of its Subsidiaries been advised since January 1, 2007 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Berkshire Bancorp Regulatory Agreement. Except as set forth on Section 5.5.2 of the Berkshire Bancorp Disclosure Schedules, to the knowledge of Berkshire Bancorp and Berkshire Bank, there has not been any event or occurrence since January 1, 2007 that would result in a determination that Berkshire Bank is not “well capitalized” and “well managed” as a matter of U.S. federal banking law, and there has been no notification or communication from any Governmental Entity (i) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

Section 5.6.                          Financial Statements.

5.6.1.           The consolidated financial statements of Berkshire Bancorp and Berkshire Bank at and for the years ended December 31, 2009 and 2008 (including the related notes, where applicable), as well as the consolidated financial statements of Berkshire Bancorp and Berkshire Bank at and for the seven-month period ended July 31, 2010 that have been provided to NCB (including any notes thereto), (i) have been prepared from, and are in accordance with, the books and records of Berkshire Bancorp and Berkshire Bank (as applicable), (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Berkshire Bancorp and Berkshire Bank, as applicable, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Berkshire Bancorp and Berkshire Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

5.6.2.           Neither Berkshire Bancorp nor Berkshire Bank has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Berkshire Bancorp included in the consolidated financial statements of Berkshire Bancorp at and for the seven-month period ended July 31, 2010 (including any notes thereto) that have been provided to NCB and for liabilities incurred in the ordinary course of business consistent with past practice since July 31, 2010 or in connection with this Agreement and the transactions contemplated hereby.

5.6.3.            Except as provided on Section 5.3.2 of the Berkshire Bancorp Disclosure Schedules, since December 31, 2009, (i) through the date hereof, neither Berkshire Bancorp nor any of its Subsidiaries nor, to the knowledge of Berkshire Bancorp, any director, officer, employee, auditor, accountant or representative of Berkshire Bancorp has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Berkshire Bancorp or its respective internal accounting controls, including any material complaint, allegation, assertion or claim that Berkshire Bancorp has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Berkshire Bancorp, whether or not employed by Berkshire Bancorp, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Berkshire Bancorp, Berkshire Bank, any Subsidiary of either of them, or any of its officers, directors, employees or agents to the Berkshire Bancorp or Berkshire Bank board of directors or any committee thereof or to any director or executive officer of Berkshire Bancorp or Berkshire Bank.

Section 5.7.                          Broker’s Fees.  Neither Berkshire Bancorp nor any Berkshire Bancorp Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger, the Bank Merger or related transactions contemplated by this Agreement, other than to Commonwealth Advisors pursuant to agreement dated July 1, 2010, a true, complete and correct copy of which has been previously delivered to NCB.

Section 5.8.                          Absence of Certain Changes or Events.

5.8.1.           Except as set forth on Section 5.8.1 of the Berkshire Bancorp Disclosure Schedule and as reflected in the July 31, 2010 financial statements, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Berkshire Bancorp or Berkshire Bank.

5.8.2.            Since December 31, 2009 through and including the date of this Agreement, Berkshire Bancorp and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

5.8.3.           Except as set forth on Section 5.8.3 of the Berkshire Bancorp Disclosure Schedule, since December 31, 2009, neither Berkshire Bancorp nor Berkshire Bank has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of December 31, 2009, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 5.8 of the Berkshire Bancorp Disclosure Schedule, as in effect as of the date hereof), or paid any bonus, (ii) granted any stock appreciation rights or options to purchase Berkshire Bancorp Shares, any restricted Berkshire Bancorp Shares or any right to acquire any shares of its capital stock to any executive officer, director or employee, (iii) changed any accounting methods, principles or practices of Berkshire Bancorp or Berkshire Bank affecting its or their assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Berkshire Bancorp Common Stock, other than customary dividends, (vi) effected or authorized any issuance, split, combination or reclassification of Berkshire Bancorp Common Stock, (vii) to the Knowledge of Berkshire Bancorp, taken or omitted to take any action, the taking or omission of which violated or violates any provision of the Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recovery and Reinvestment Act of 2009 (“ARRA”) or the regulations or statements of policy adopted under either of such acts, or (vii) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 5.9.                          Legal Proceedings.

5.9.1.           Except as set forth on Section 5.9.1 of the Berkshire Bancorp Disclosure Schedule, none of Berkshire Bancorp or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Berkshire Bancorp’s knowledge, threatened, material legal, administrative, arbitration, mediation or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Berkshire Bancorp or any of its Subsidiaries, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement.  None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 5.9.1 of the Berkshire Bancorp Disclosure Schedule would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Berkshire Bancorp or any of its Subsidiaries.

5.9.2.           There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Berkshire Bancorp, any of its Subsidiaries or the assets of Berkshire Bancorp or any of its Subsidiaries.

Section 5.10.                          Taxes.

5.10.1.           All Tax Returns required to have been filed by or with respect to Berkshire Bancorp or Berkshire Bank have been duly and timely filed, and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon.  All Taxes owed by Berkshire Bancorp and Berkshire Bank (whether or not shown on any Tax Return) have been timely paid.  Berkshire Bancorp and Berkshire Bank have adequately provided for, in its books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable.

5.10.2.           There is no action, audit, dispute or claim now proposed, threatened or pending against, or with respect to, Berkshire Bancorp or Berkshire Bank in respect of any Taxes.  Neither Berkshire Bancorp nor Berkshire Bank is the beneficiary of any extension of time within which to file any Tax Return, nor has it requested such an extension.  No claim has ever been made by an authority in a jurisdiction where Berkshire Bancorp or Berkshire Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens on any of the stock or assets of Berkshire Bancorp or Berkshire Bank with respect to Taxes.

5.10.3.            Berkshire Bancorp and Berkshire Bank have withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements

5.10.4.            Section 5.10.4 of the Berkshire Bancorp Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Berkshire Bancorp and Berkshire Bank for taxable periods ended on or after January 1, 2007, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Berkshire Bancorp and Berkshire Bank have delivered to NCB correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Berkshire Bancorp or Berkshire Bank since January 1, 2007.  Neither Berkshire Bancorp nor Berkshire Bank has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

5.10.5.                       Except as provided on Section 5.10.5 of the Berkshire Bancorp Disclosure Schedules, neither Berkshire Bancorp nor Berkshire Bank has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  Except as set forth on Section 5.10.5 of the Berkshire Bancorp Disclosure Schedule, neither Berkshire Bancorp nor Berkshire Bank has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code.  Berkshire Bancorp and Berkshire Bank have never been a member of a Relevant Group.

5.10.6.                       Neither Berkshire Bancorp nor Berkshire Bank has agreed to and is not required to make by reason of a change in accounting method and could not be required to make by reason of a proposed or threatened change in accounting method, any adjustment under Section 481(a) of the Code.  Neither Berkshire Bancorp nor Berkshire Bank has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement.  Neither Berkshire Bancorp nor Berkshire Bank is subject to any ruling from or agreement with any taxing authority.  Berkshire Bancorp and Berkshire Bank have each disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  Neither Berkshire Bancorp nor Berkshire Bank has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

5.10.7.                      Except as set forth on Section 5.10.7 of the Berkshire Bancorp Disclosure Schedule, neither Berkshire Bancorp nor Berkshire Bank is a party to any Tax allocation or sharing agreement. Neither Berkshire Bancorp nor Berkshire Bank has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.  Neither Berkshire Bancorp nor Berkshire Bank is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

5.10.8.                      Neither Berkshire Bancorp nor Berkshire Bank will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or prepaid amount received on or prior to the Closing Date.  There is no power of attorney in force with respect to Taxes with respect to Berkshire Bancorp or Berkshire Bank.

5.10.9.                      The amount of the bad debt reserve of Berkshire Bank that must be recaptured for federal income Tax purposes as a result of the Merger and Bank Merger is $163,450.

5.10.10.                    Except as set forth on Section 5.10.10 of the Berkshire Bancorp Disclosure Schedule, Berkshire Bancorp has no equity interest in any corporation, partnership, limited liability company, trust or other entity.

Section 5.11.                          Employee Matters.

5.11.1.                      Section 5.11.1 of the Berkshire Bancorp Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Berkshire Bancorp or Berkshire Bank or any of its ERISA Affiliates, for the benefit of any employee or former employee, director or consultant of Berkshire Bancorp or Berkshire Bank or with respect to which Berkshire Bancorp or Berkshire Bank has any liability or obligation, contingent or otherwise (the “Berkshire Plans”), whether or not subject to ERISA.

5.11.2.                      Berkshire Bancorp and Berkshire Bank have heretofore made available to NCB with respect to each of the Berkshire Plans true and correct copies of each of the following documents, if applicable: (i) the Berkshire Plan document and any amendment thereto (or if there is no Berkshire Plan document, a summary of the material terms of the Berkshire Plan); (ii) any related trust or other funding vehicle; (iii) the actuarial report and annual report for such Berkshire Plan for the most recent two years for which such reports are available; (iv) the most recent determination letter from the IRS for such Berkshire Plan, and (v) the most recent summary plan description and related summaries of material modifications.

5.11.3.                      Except as may be set forth in Section 5.11.3 of the Berkshire Bancorp Disclosure Schedule and to the Knowledge of Berkshire Bancorp and Berkshire Bank:

(a)           each of the Berkshire Plans has been established and has at all times been operated and administered in material compliance with the applicable law, including the Code and ERISA;

(b)           there is no material liability relating to the Berkshire Plans (with materiality determined with respect to the Berkshire Plans in the aggregate) that has not been disclosed on Berkshire Bancorp’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements and such liability with respect to any Berkshire Plan will not materially increase as a result of the Merger and the Bank Merger;

(c)           with respect to each of the Berkshire Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, Berkshire Bancorp has received a favorable determination or opinion letter from the IRS, and, to Berkshire Bancorp’s knowledge, no event has occurred that would reasonably be expected to affect such determination or opinion and each of the Berkshire Plans has been timely amended to comply with current laws and regulations (or time remains to make such amendments under Section 401(b) of the Code or other similar statutory, regulatory or administrative relief);

(d)           Berkshire Bancorp and its ERISA Affiliates do not sponsor, participate in or contribute to, and have not in the past sponsored, participated in or contributed to, and have no current or contingent obligation with respect to: (1) any defined benefit pension plan subject to Title IV of ERISA, (2) any multiemployer Plan (as defined in Section 3(37) of ERISA), (3) any plan or arrangement that provides medical benefits, life insurance benefits or other welfare benefits following cessation of employment, except to the extent required by the continuation coverage requirements of part 6 of Title I of ERISA (“COBRA”) or any similar state law or (4) any “welfare benefit fund” (within the meaning of Section 419 of the Code), and for purposes of this Agreement, “ERISA Affiliate” shall mean all persons that are treated as being a single employer with Berkshire Bancorp or any affiliate under Code Section 414(b), (c), (m), or (o);

(e)           Neither Berkshire Bancorp nor Berkshire Bank has incurred any liability for any Tax (including any excise tax) or penalty with respect to any Berkshire Plan, and no event has occurred and no circumstance exists or has existed that could reasonably be expected to give rise to the imposition of any such Tax or penalty;

(f)           to Berkshire Bancorp’s knowledge, no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA has occurred that could result in any material liability, direct or indirect, for Berkshire Bancorp or Berkshire Bank or any of its ERISA Affiliates or any shareholder, officer, director or employee of Berkshire Bancorp or Berkshire Bank or an ERISA Affiliate;

(g)           each Berkshire Plan that is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies, and in each and every case has complied, with all material requirements of ERISA and section 4980B of the Code;

(h)           all amounts that Berkshire Bancorp and Berkshire Bank and its ERISA Affiliates are required to pay as contributions to each of the Berkshire Plans have been paid or properly accrued and fully deducted by Berkshire Bancorp and Berkshire Bank for federal income tax purposes;

(i)           all benefits accrued under any funded or unfunded Berkshire Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to Berkshire Plans have been transferred to the appropriate Berkshire Plan or otherwise applied to pay premiums or benefits in a timely manner as required by applicable law;

(j)           except as specifically described in this Agreement, the execution of and performance of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) result in: (i) any payment to or acceleration, vesting or increase in the rights of any current or former service provider of Berkshire Bancorp or Berkshire Bank, or (ii) any “excess parachute payment” (as defined in Section 280G of the Code) to any person;

(k)           there are no pending or, to the knowledge of Berkshire Bancorp and Berkshire Bank, threatened or anticipated (i) claims (other than routine claims for benefits) by, on behalf of or against any of the Berkshire Plans or any trusts related thereto, or (ii) any audit or investigation by any Governmental Entity with respect to a Berkshire Plan;

(l)           each Berkshire Plan that is subject to Section 409A of the Code has been maintained and operated in good faith based on the regulations promulgated by the IRS and related IRS guidance issued with respect to Section 409A of the Code and has been timely amended in accordance therewith;

(m)           all persons classified by Berkshire Bancorp or Berkshire Bank or its ERISA Affiliates as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; and Berkshire Bancorp and Berkshire Bank and its ERISA Affiliates have fully and accurately reported their compensation on IRS Forms 1099 when required to do so;

(n)           no individuals are currently providing services to Berkshire Bancorp or Berkshire Bank or its ERISA Affiliates pursuant to an employee leasing agreement or similar type of arrangement, nor is Berkshire Bancorp or Berkshire Bank or its ERISA Affiliates party to any such arrangement; and

(o)            each Berkshire Plan may be amended or terminated at any time determined by Berkshire Bancorp or Berkshire Bank in its sole discretion without the consent of any third party.

Section 5.12.                          Compliance with Applicable Law.  Except as set forth on Section 5.12 of the Berkshire Bancorp Disclosure Schedule, Berkshire Bancorp and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Berkshire Bancorp or any of its Subsidiaries.  Since the enactment of the Sarbanes-Oxley Act, Berkshire Bancorp has been and is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to Berkshire Bancorp.  Section 5.12 of the Berkshire Bancorp Disclosure Schedule sets forth a schedule of all officers and directors of Berkshire Bancorp and Berkshire Bank who have outstanding loans from Berkshire Bancorp or Berkshire Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

Section 5.13.                          Certain Contracts.

5.13.1.                      Except as disclosed on Section 5.13.1 of the Berkshire Bancorp Disclosure Schedule, neither Berkshire Bancorp nor Berkshire Bank is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Berkshire Bancorp, Holdco, NCB, the Resulting Institution, or any of their respective Subsidiaries to any officer or employee of Berkshire Bancorp or Berkshire Bank, (iii) that materially restricts the conduct of any line of business by Berkshire Bancorp or Berkshire Bank or, to the knowledge of Berkshire Bancorp or Berkshire Bank, upon consummation of the Merger and Bank Merger will materially restrict the ability of the Resulting Institution to engage in any line of business in which a bank holding company may lawfully engage, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement, or (vi) which is otherwise material.  Each contract, arrangement, commitment or understanding of the type described in this Section 5.13.1, whether or not set forth in the Berkshire Bancorp Disclosure Schedule, is referred to as an “Berkshire Contract,” and Berkshire Bancorp and Berkshire Bank do not know of, and has not received notice of, any material violation of any Berkshire Contract by any of the other parties thereto.

5.13.2.                      (i) Each Berkshire Contract is valid and binding on Berkshire Bancorp or Berkshire Bank and is in full force and effect, (ii) Berkshire Bancorp and Berkshire Bank have in all material respects performed all obligations required to be performed by it to date under each Berkshire Contract except as restricted by federal regulators and (iii) except as set forth on Section 5.13.2 of the Berkshire Bancorp Disclosure Schedule, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Berkshire Bancorp or Berkshire Bank under any such Berkshire Contract.

Section 5.14.                          Risk Management Instruments.

5.14.1.                      “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

5.14.2.                      All Derivative Transactions, whether entered into for the account of Berkshire Bancorp or Berkshire Bank or for the account of a customer of Berkshire Bancorp or Berkshire Bank, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Berkshire Bancorp or Berkshire Bank, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  All of such Derivative Transactions are legal, valid and binding obligations of Berkshire Bancorp or Berkshire Bank enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect.  Berkshire Bancorp and Berkshire Bank have duly performed its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Berkshire Bancorp and Berkshire Bank’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 5.15.                          Investment Securities and Commodities.

5.15.1.                      Except as would not reasonably be expected to have a Material Adverse Effect on Berkshire Bancorp or Berkshire Bank, Berkshire Bancorp and Berkshire Bank have good title to all securities and commodities owned by each of them respectively (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Berkshire Bancorp or Berkshire Bank.  Such securities and commodities are valued on the books of Berkshire Bancorp and Berkshire Bank in accordance with GAAP in all material respects.

5.15.2.                      Berkshire Bancorp and Berkshire Bank and their business employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Berkshire Bancorp and Berkshire Bank believe are prudent and reasonable in the context of such business.  Before the date hereof, Berkshire Bancorp and Berkshire Bank have made available to NCB in writing its material Policies, Practices and Procedures.

Section 5.16.                          Property.  Each of Berkshire Bancorp and Berkshire Bank (a) has fee simple title to all its Real Property, free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Berkshire Bancorp and Berkshire Bank on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as conducted by Berkshire Bancorp and Berkshire Bank on the date hereof (collectively, “Permitted Encumbrances”).  Neither Berkshire Bancorp nor Berkshire Bank is a lessor or lessee under any real property Lease.  The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted.  There are no pending or, to the knowledge of Berkshire Bancorp and Berkshire Bank, threatened condemnation proceedings against the Real Property.  Each of Berkshire Bancorp and Berkshire Bank is in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.  Each of Berkshire Bancorp and Berkshire Bank currently maintains (or causes to be maintained) insurance on all its property, including the Real Property in amounts, scope and coverage reasonably necessary for its operations.  Neither Berkshire Bancorp nor Berkshire Bank has received any written notice of termination, nonrenewal or premium adjustment for such policies.

Section 5.17.                          Intellectual Property.  Each of Berkshire Bancorp and Berkshire Bank owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted.  The use of any Intellectual Property by Berkshire Bancorp and Berkshire Bank does not, to the knowledge of Berkshire Bancorp and Berkshire Bank, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Berkshire Bancorp and Berkshire Bank acquired the right to use any Intellectual Property.  To Berkshire Bancorp and Berkshire Bank’s knowledge, no person is challenging, infringing on or otherwise violating any right of Berkshire Bancorp or Berkshire Bank with respect to any Intellectual Property owned by and/or licensed to Berkshire Bancorp or Berkshire Bank.  Neither Berkshire Bancorp nor Berkshire Bank has received any written notice of any pending claim with respect to any Intellectual Property used by Berkshire Bancorp or Berkshire Bank and, to Berkshire Bancorp and Berkshire Bank’s knowledge, no Intellectual Property owned and/or licensed by Berkshire Bancorp or Berkshire Bank is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

Section 5.18.                          Environmental Liability.  There are no legal, administrative, arbitration, mediation or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of Berkshire Bancorp or Berkshire Bank arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance (collectively,

“Environmental Laws”), including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of Berkshire Bancorp and Berkshire Bank, threatened against Berkshire Bancorp or Berkshire Bank.  To the knowledge of Berkshire Bancorp and Berkshire Bank, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of Berkshire Bancorp or Berkshire Bank.  Neither Berkshire Bancorp nor Berkshire Bank is  subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.  Each of Berkshire Bancorp and Berkshire Bank is and has been, and all properties foreclosed upon by Berkshire Bancorp or Berkshire Bank are, in compliance with all applicable Environmental Laws.

Section 5.19.                          Personal Property Leases.  Section 5.19 of the Berkshire Bancorp Disclosure Schedule sets forth a list of each personal property lease involving annual payments in excess of $100,000 to which Berkshire Bancorp or Berkshire Bank is a party (each, a “Personal Property Lease”).  Each Personal Property Lease is valid and binding on Berkshire Bancorp or Berkshire Bank and is in full force and effect.  Each of Berkshire Bancorp and Berkshire Bank has performed, in all material respects, all obligations required to be performed by it to date under each Personal Property Lease.  Neither Berkshire Bancorp nor Berkshire Bank is in material default under any Personal Property Lease beyond any applicable notice and cure period.

Section 5.20.                          Securitizations.  Neither Berkshire Bancorp nor Berkshire Bank is a party to any agreement pursuant to which it has securitized any of its assets.

Section 5.21.                          Reorganization; Approvals.  Berkshire Bancorp (a) is not aware of any fact or circumstance, and has not taken or agreed to take any actions, that could reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

Section 5.22.                          Opinion.  Before the execution of this Agreement, the Berkshire Bancorp board of directors has received an opinion from Commonwealth Advisors LLC to the effect that as of the date thereof and based upon and subject to the assumptions, qualifications and other matters set forth therein, the Merger Consideration is fair to Berkshire Bancorp and its shareholders from a financial point of view.  A copy of such opinion shall be delivered to Holdco and NCB within 10 days of Berkshire Bancorp’s receipt thereof.  Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 5.23.                          Berkshire Bancorp Information.  The information relating to Berkshire Bancorp and its Subsidiaries that is provided by Berkshire Bancorp or its representatives for inclusion in the Proxy Statement-Prospectus and Pending NCB

Registration Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement-Prospectus relating to Berkshire Bancorp and other portions within the reasonable control of Berkshire Bancorp will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 5.24.                          State Takeover Law.  The Berkshire Bancorp and Berkshire Bank boards of directors have approved the transactions contemplated by this Agreement such that no “moratorium,” “control share,” “fair price,” “business combination” or other anti-takeover laws are applicable to the Merger, the Bank Merger or any transactions contemplated therein.

Section 5.25.                           Loan Portfolio.

5.25.1.                      Berkshire Bank has made available to NCB a listing, as of July 31, 2010, of the following: (i) each borrower, customer or other party which has notified Berkshire Bank during the past 12 months of, or has asserted against Berkshire Bank, in each case in writing, any “lender liability” or similar claim; (ii) (A) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and interest-bearing assets) payable to Berkshire Bank (each, a “Loan” and collectively, the “Loans”), other than “nonaccrual” Loans, (B) the aggregate outstanding principal amount of all “nonaccrual” Loans, (C) a summary of all Loans designated as of such date by either Berkshire Bank or Berkshire Bancorp, its accountants (whether internal or external) or its auditors (whether internal or external) as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, including the aggregate principal amount of such Loans and the amount of specific reserves with respect to all such Loans, (D) any Loan where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loan is less than 90 days past due, (E) any Loan where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay and (F) any Loan where a specific reserve allocation exists in connection therewith; and (iii) all other assets classified by Berkshire Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  Since July 31, 2010, no Loans have been designated by either Berkshire Bank or Berkshire Bancorp, its accountants (whether internal or external) or its auditors (whether internal or external) as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, except for such Loans that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Berkshire Bank or Berkshire Bancorp.

5.25.2.                      Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens in favor of Berkshire Bank that have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).  All Loans originated by Berkshire Bank, and all such Loans purchased by Berkshire Bank, were made or purchased in accordance with customary lending standards.  All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Berkshire Bank has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

5.25.3.                      Except as disclosed in the financial statements of Berkshire Bancorp at and for the seven-month period ended July 31, 2010 that have been provided to NCB, since December 31, 2009, neither Berkshire Bank nor Berkshire Bancorp has incurred any unusual or extraordinary loan losses which are material to Berkshire Bank or Berkshire Bancorp; to Berkshire Bancorp and Berkshire Bank’s knowledge and in light of its historical loan loss experiences and its managements’ analyses of the quality and performance of its loan portfolios, as of July 31, 2010, its reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management of Berkshire Bancorp and Berkshire Bank’s continuing review and evaluation of the loan portfolio and their judgment as to the impact of economic conditions on the portfolio.

Section 5.26.                          Internal Controls.  The records, systems, controls, data and information of Berkshire Bancorp and Berkshire Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Berkshire Bancorp or Berkshire Bank, respectively, or their accountants (including all means of access thereto and therefrom).  Since December 31, 2007, Berkshire Bancorp and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

Section 5.27.                           U.S. Treasury Capital Purchase Program.  On June 12, 2009, Berkshire Bancorp closed on the issuance of $2,892,000 in liquidation amount of its Berkshire TARP Shares Series A together with a warrant (the “TARP Warrant”) for the purchase of an additional $145,000 in liquidation amount of Berkshire TARP Shares Series B to the United States Treasury Department (“UST”) under the UST's Capital Purchase Program (the “Capital Purchase Program”), for a total consideration of $2,892,145 and liquidation amount of $3,037,000, plus any unpaid dividends.  Except as set forth on Section 5.27 of the Berkshire Bancorp Disclosure Schedule, Berkshire Bancorp and Berkshire Bank are in compliance with all statutory, regulatory and contractual requirements applicable to them in connection with their participation in the Capital Purchase Program.

Section 5.28.                          Intentionally omitted.

Section 5.29.                          Certain Matters Relating to Berkshire Bancorp Shareholders.

5.29.1.                      Approval of the Merger and approval and adoption of this Agreement by Berkshire Bancorp shareholders will not require the affirmative vote of more than 66 2/3% (assuming the prior approval of 75% of the members of the Berkshire board of directors) of the votes cast on the matter by all holders of shares of Berkshire Bancorp Common Stock that are entitled to vote thereon.

ARTICLE 6
Covenants Relating to Conduct of Business

Section 6.1.                          Conduct of Berkshire Bancorp's and Berkshire Bank’s Business Before the Effective Time.  Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of NCB, during the period from the date of this Agreement to the Effective Time, each of Berkshire Bancorp and Berkshire Bank shall:

6.1.1.           conduct its business in the ordinary course in all material respects;

6.1.2.           use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and

6.1.3.           take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Holdco, NCB or Berkshire Bancorp to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

6.1.4.            at all times comply with all statutory, regulatory and contractual requirements applicable to them in connection with their participation in the Capital Purchase Program, and deliver immediately to NCB true and complete copies of all notice and other communications given or received by either of them with respect to the Capital Purchase Program or compliance or alleged noncompliance by either of this with its requirements, the TARP Preferred, the TARP Warrant Preferred or the TARP Warrant or any agreement relating to any of the foregoing.

Section 6.2.                          Berkshire Bancorp and Berkshire Bank Forbearances.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, neither Berkshire Bancorp nor Berkshire Bank shall, without the prior written consent of NCB or at the request of a Regulatory Agency or Government Entity (provided that prior to taking any action requested by a Regulatory Agency or Government Entity, Berkshire Bancorp and Berkshire Bank shall first notify NCB and consult with NCB as to possible resolutions of the issue raised by the Regulatory Agency or Government Entity):

6.2.1.           other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, purchases of brokered certificates of deposit, sales of certificates of deposit and entering into repurchase agreements);

6.2.2.           (i) adjust, split, combine or reclassify any of its capital stock; (ii) except to repay the Tarp Shares, make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (provided that nothing herein shall be deemed to limit the ability of Berkshire Bancorp and Berkshire Bank to make intercompany transfers of up to $1,000,000 in the aggregate of newly invested capital received from third parties); (iii) grant any stock options, restricted shares or other equity-based award with respect to Berkshire Bancorp Shares or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or (iv) issue any additional shares of capital stock or other securities, except as provided on Section 6.2.2 of the Berkshire Bancorp Disclosure Schedule;

6.2.3.           except (A) as required by applicable law (including, without limitation, Section 409A of the Code), (B) the terms of any Berkshire Plan as in effect on the date of this Agreement, or (C) as described on Section 6.2.3 of the Berkshire Bancorp Disclosure Schedule (i) increase the wages, salaries, incentive compensation or incentive compensation opportunities of any officer, director or employee of Berkshire Bancorp or Berkshire Bank, or pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any officer, director or employee of Berkshire Bancorp or Berkshire Bank, excepting (only with respect to employees who are not executive officers or directors) normal increases made in the ordinary course of business consistent with past practices; (ii) pay any bonus other than bonuses to employees who are not executive officers or directors made in the ordinary course of business and consistent with past practices or (iii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any Berkshire Plan;

6.2.4.           sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than in the ordinary course of business consistent with past practice, or cancel, release, assign or enter into a forbearance agreement with respect to any amount of indebtedness in excess of $[100,000], except as requested or required by any Regulatory Agency or Government Entity (provided that prior to taking such action requested or required by such Regulatory Agency or Government Entity, Berkshire Bancorp and Berkshire Bank shall first notify NCB and consult with NCB as to the requested or required action);

6.2.5.           enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

6.2.6.           (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets or make any investments which would be material, individually or in the aggregate, to Berkshire Bancorp or Berkshire Bank, other than in connection with foreclosures and settlements in lieu of foreclosure in the ordinary course of business consistent with prudent banking practices or in accordance with Section 9.1.7 or (ii) open, close, sell or acquire any branches;

6.2.7.           take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

6.2.8.           amend the Berkshire Bancorp Articles, the Berkshire Bancorp Bylaws, the Berkshire Bank Articles or Berkshire Bank Bylaws, or otherwise take any action to exempt any person (other than NCB or its Subsidiaries) or any action taken by any person from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

6.2.9.           restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

6.2.10.         except in accordance with commitments issued prior to the date hereof which have not expired, which commitments are described in Section 6.2.10 of the Berkshire Bancorp Disclosure Schedule, renew any existing loan or credit facility, or extend any new loan or credit facility, in an amount in excess of $500,000;

6.2.11.          except in furtherance of loan collection efforts in the ordinary course, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $100,000 or subjecting Berkshire Bancorp or Berkshire Bank to any material restrictions on its current or future business or operations (including the future business and operations of the Resulting Institution);

6.2.12.          take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

6.2.13.           implement or adopt any change in its Tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

6.2.14.           (i) file any Tax Return other than in the ordinary course of business, amend any Tax Return, make any change in any method of Tax or financial accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make, revoke or change any Tax election, enter into any closing agreements, settle or compromise any Tax liability, (ii) surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Berkshire Bancorp or Berkshire Bank or Holdco, or (iii) take any other action, if such action would have the effect of increasing the Tax liability of NCB, Berkshire Bancorp, Berkshire Bank, Holdco or any of their Subsidiaries for any period ending after the Effective Time or decreasing any Tax attribute of NCB existing at the Effective Time;

6.2.15.                      except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of any Berkshire Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

6.2.16.                      take any action that would reasonably be expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transaction, contemplated hereby;

6.2.17.                      fail to comply with the terms of any regulatory orders issued by any Governmental Entity;

6.2.18.                      make capital expenditures other than in the ordinary and usual course of business consistent with past practice;

6.2.19.                      file any application to establish, or relocate or terminate the operations of, any banking office of Berkshire Bancorp or Berkshire Bank; or

6.2.20.                      agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2.

6.2.21.                      not redeem or cancel any TARP Preferred, or TARP Warrant Preferred, or any TARP Warrant, or agree to any modification of the terms of any TARP Preferred, TARP Warrant Preferred or TARP Warrant, or any agreement relating to any of the foregoing, nor issue any additional TARP Preferred, TARP Warrant Preferred or TARP Warrant, other than in accordance with Section 7.13 hereof.

Section 6.3.                          NCB Covenants.  Except as expressly permitted by this Agreement or with the prior written consent of Berkshire Bancorp, during the period from the date of this Agreement to the Effective Time, NCB shall not, and shall not permit any of its Subsidiaries to, (i) amend, repeal or otherwise modify any provision of the NCB Articles or NCB Bylaws in a manner that would adversely effect, the shareholders of either NCB or Berkshire Bancorp or the transactions contemplated by this Agreement; (ii) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (iii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 8 not being satisfied; (iv) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated hereby; (v) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect; or (vi) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.3.

ARTICLE 7
Additional Agreements

Section 7.1.                          Registration Statement; Proxy Statement-Prospectus.

7.1.1.           For the purposes (x) of registering the Holdco Common Stock to be offered to holders of Berkshire Bancorp Shares in connection with the Merger with the SEC under the Securities Act and (y) of holding the NCB Shareholder Meeting and Berkshire Shareholder Meeting, Berkshire Bancorp and NCB shall jointly draft and prepare Pending NCB Registration Statement, including a proxy statement of NCB, proxy statement of Berkshire Bancorp and prospectus of Holdco satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the NCB shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  Each of Berkshire Bancorp and NCB shall use their reasonable best efforts to have Pending NCB Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders.  Holdco shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Berkshire Bancorp shall furnish all information concerning Berkshire Bancorp and the holders of Berkshire Bancorp Common Stock as may be reasonably requested in connection with any such action.

7.1.2.           Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence between such party or any of their representatives and the SEC.  No filing of Pending NCB Registration Statement, including any amendment thereto shall be made without the parties each having the opportunity to review, comment on and revise Pending NCB Registration Statement.  Each of Berkshire Bancorp and NCB agrees to use all reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Berkshire Common Stock and NCB Common Stock at the earliest practicable time.

7.1.3.           Berkshire Bancorp and NCB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or Pending NCB Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Berkshire Bancorp shall cooperate with NCB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and NCB or Holdco shall cause to be filed an amended Registration Statement with the SEC, and each party shall mail an amended Proxy Statement-Prospectus to its shareholders.

Section 7.2.                          Regulatory Approvals.  The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities.  Each of NCB and Berkshire Bancorp, upon request, shall furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders, and such other matters as may be reasonably necessary or advisable in connection with any applications, notices, petitions and filings made by Berkshire Bancorp, NCB or any of their Subsidiaries with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  NCB and Berkshire Bancorp shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to NCB or Berkshire Bancorp, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require Berkshire Bancorp or NCB to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on it or any of its affiliates (any of which, a “Materially Burdensome Regulatory Condition”).

Section 7.3.                          Access to Information; Confidentiality.

7.3.1.           Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of NCB, on the one hand, and Berkshire Bancorp and Berkshire Bank, on the other hand, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by NCB, information concerning Berkshire Bancorp and Berkshire Bank that is reasonably related, directly or indirectly, to the prospective value of Berkshire Bancorp Common Stock or the Exchange Ratio or to Berkshire Bancorp’s and Berkshire Bank’s ability to consummate the transactions contemplated hereby).  Neither NCB nor Berkshire Bancorp, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement.  The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

7.3.2.           Notwithstanding any provision of this Agreement or the Confidentiality Agreement, Berkshire Bancorp and Berkshire Bank understand and agree that the Pending NCB Registration Statement is pending, and that NCB and Holdco will be subject to a variety of disclosure obligations under federal and state securities laws in that respect, and agree that NCB and Holdco shall be entitled to take such steps and make such disclosures as they reasonably conclude, with the advice of legal counsel, may be required in order to assure compliance with applicable securities laws.  However, NCB and Holdco agree that, to the extent any proposed disclosure would include information about Berkshire Bancorp or Berkshire Bank, NCB and Holdco shall make reasonable efforts to consult with and notify Berkshire Bancorp and Berkshire Bank prior to making disclosure of such information.

7.3.3.           All information and materials exchanged by the parties pursuant to this Agreement shall continue to be subject to the provisions of the Confidentiality Agreement entered into between Berkshire Bancorp, Berkshire Bank and NCB dated September 15, 2009 (the “Confidentiality Agreement”), and the execution of this Agreement shall not be deemed to merge or supersede the provisions of the Confidentiality Agreement, but the Confidentiality Agreement shall be deemed to have been modified to the extent it is inconsistent with any of the provisions of this Agreement.

Section 7.4.                          Shareholder Approval.

7.4.1.           Subject to the effectiveness of Pending NCB Registration Statement, Berkshire Bancorp and NCB shall each call a meeting of its respective shareholders (respectively, the “Berkshire Shareholder Meeting” and the “NCB Shareholder Meeting”) to be held as soon as reasonably practicable after the date hereof for the purposes of respectively obtaining shareholder approval of the Merger and approval and adoption of this Agreement on substantially the terms and conditions set forth in this Agreement; and shall each use its reasonable best efforts to cause such respective meeting to occur as soon as reasonably practicable.  The Berkshire Bancorp Board and the NCB Board shall each use its reasonable best efforts to obtain from its shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement, and shall, subject to the provisions of Section 7.9.2 and 9.1.7, affirmatively recommend that its shareholders vote in favor of and adopt this Agreement (as to Berkshire Bancorp and NCB, respectively, an “Approval Recommendation”), and submit this Agreement to its shareholders at the Berkshire Shareholder Meeting and NCB Shareholder Meeting.

7.4.2.           Each of Berkshire Bancorp and NCB shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 8 hereof, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by NCB or Berkshire Bancorp or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

Section 7.5.                          Benefit and Incentive Compensation Plans; Existing Agreements.

7.5.1.           Prior to the Effective Time, Berkshire Bancorp and Berkshire Bank shall terminate the Berkshire Plans that contain “cash or deferred arrangements” subject to section 401(k) of the Code and shall adopt such amendments to such Berkshire Plans as are necessary to cause the written terms of such Berkshire Plans to comply with Section 401(a) of the Code as of their termination dates.

7.5.2.           Those individuals actively employed by, or on an authorized leave of absence from, Berkshire Bank as of the Effective Time, who continue their employment with Holdco or one of its Subsidiaries after the Effective Time (the “Covered Employees”) shall be eligible to participate in those Holdco Plans in which similarly situated employees of Holdco or its Subsidiaries participate after the Effective Time, to the same extent that similarly situated employees of Holdco or its Subsidiaries then participate.  From and after the Effective Time, Holdco may elect not to provide to the Covered Employees any benefits which are not then provided by Holdco and its Subsidiaries to their employees generally, notwithstanding that such benefits were provided by NCB to its employees immediately prior to the Effective Time.  In the case of benefits which are provided after the Effective Time by Holdco to employees of Holdco and its Subsidiaries but are not then provided by Berkshire Bancorp or Berkshire Bank to its employees, Holdco will as soon as possible after the Effective Time include the Covered Employees in the Holdco Plans under which such benefits are made available.

7.5.3.           With respect to each Holdco Plan for which length of service is taken into account for any purpose, service with Berkshire Bank shall be treated as service with Berkshire Bancorp for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for vacation entitlement; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations.  Covered Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Holdco Plan.

7.5.4.           Holdco shall use its commercially reasonable efforts to offer employment with the Resulting Institution to each individual who is an employee of Berkshire Bank immediately prior to the Effective Time (a “Berkshire Employee”) in a position with a salary at least equal to such Berkshire Employee’s salary and within forty miles of the location of their current position at the time of the execution of this Agreement immediately prior to the Effective Time, provided, however, that such position need not be the same as, or have the same duties or responsibilities as, the Berkshire Employee’s position with Berkshire Bank or Berkshire Bancorp.  Each Berkshire Employee who is not offered a position with a salary at least equal to such Berkshire Employee’s salary immediately prior to the Effective Time shall be entitled to receive severance compensation equal to two (2) weeks’ base salary for every year of service with Berkshire Bank, with a minimum benefit of two (2) weeks’ base salary.  Any Berkshire Employee who is offered a position with a salary at least equal to such Berkshire Employee’s salary immediately prior to the Effective Time, but does not accept such position, will not be entitled to any severance compensation.

Section 7.6.                          Indemnification; Directors’ and Officers’ Insurance.

7.6.1.           In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Berkshire Bancorp or Berkshire Bank or their Subsidiaries (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Berkshire Bancorp or Berkshire Bank before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, each such Indemnified Party shall continue to be indemnified to the same extent as such Indemnified Party was required to be indemnified under the Berkshire Bancorp Articles, Berkshire Bancorp Bylaws, Berkshire Bank Articles or Berkshire Bank Bylaws, as applicable, and the parties shall cooperate and use their best efforts to defend against and respond thereto.

7.6.2.           Holdco shall cause the individuals serving as officers and directors of Berkshire Bancorp or Berkshire Bank immediately before the Effective Time to be covered for a period of six years after the Effective Time by the directors’ and officers’ liability insurance policy maintained after the Effective Time by Holdco or the Resulting Institution (as applicable) (provided that Holdco may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Holdco be required to expend annually in the aggregate an amount in excess of 200% of the annual premiums currently paid by

Berkshire Bancorp for such insurance (the “Insurance Amount”), and provided further that if Holdco is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Holdco shall obtain as much comparable insurance as is available for the Insurance Amount.  Berkshire Bancorp represents and warrants to Holdco and NCB that the total amount of the current prepaid premium for directors’ and officers’ liability insurance by Berkshire Bancorp and Berkshire Bank for the coverage period commencing on December 1, 2009 and ending on December 1, 2010 is approximately $10,432.00 as of July 31, 2010.

7.6.3.           In the event that Holdco or any of its respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 7.6.

7.6.4.           The provisions of this Section 7.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 7.7.                          Additional Agreements.

7.7.1.           Subject to the terms and conditions of this Agreement, each of Berkshire Bancorp, Berkshire Bank and NCB agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

7.7.2.           In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Resulting Institution with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Berkshire Bancorp.

7.7.3.           Berkshire Bancorp, Berkshire Bank and NCB shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 7.8.                          Advice of Changes.  Each of Berkshire Bancorp and NCB shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 7.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 8 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 8 to be satisfied.

Section 7.9.                          No Solicitation.

7.9.1.           None of Berkshire Bancorp, Berkshire Bank or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of either of them shall directly or indirectly (i) solicit, initiate, encourage, or (subject to Section 7.9.2(b)) facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving either of them that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) subject to Section 7.9.2(b), participate in any discussions or negotiations regarding an Alternative Transaction; or (iii) subject to Section 7.9.2(b), enter into any agreement regarding any Alternative Transaction.  As used in this Agreement, “Alternative Transaction” means any of (w) a transaction pursuant to which any person (or group of persons) (other than Holdco or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Berkshire Bancorp Common Stock or Berkshire Bank Common Stock or outstanding voting power or of any new series or new class of stock that would be entitled to a class or series vote with respect to the Merger, whether from Berkshire Bancorp or Berkshire Bank or pursuant to a tender offer or exchange offer or otherwise, (x) a merger, share exchange, consolidation or other business combination involving NCB (other than the Merger), (y) any transaction pursuant to which any person (or group of persons) (other than Holdco or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Berkshire Bancorp or Berkshire Bank and securities of the entity surviving any merger or business combination) of NCB representing more than 25% of the fair market value of all the assets, net revenues or net income of Berkshire Bancorp on a consolidated basis, taken as a whole, immediately before such transaction, or (z) any other consolidation, business combination, recapitalization or similar transaction involving Berkshire Bancorp or Berkshire Bank, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Berkshire Bancorp or Berkshire Bank immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Berkshire Bancorp Common Stock immediately before the consummation thereof.

7.9.2.

(a)           Berkshire Bancorp and Berkshire Bank shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than NCB) conducted heretofore with respect to any of the foregoing, and agree not to release any third party from the confidentiality and standstill provisions of any agreement to which Berkshire Bancorp or Berkshire Bank is or may become a party.

(b)           Notwithstanding anything herein to the contrary, at any time prior to the Effective Time, Berkshire Bancorp and its board of directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, provided that the Berkshire Bancorp Board shall not withdraw or modify in a manner adverse to NCB its Approval Recommendation except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, and provide any information to, any person in response to a Superior Proposal (as hereinafter defined) by any such person, if and only to the extent that (x) the Berkshire Bancorp Board concludes in its good faith judgment, after consulting with outside legal counsel, that the Superior Proposal is more favorable to Berkshire Bancorp, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, the Berkshire Bancorp Board receives from such person an executed confidentiality agreement, which confidentiality terms shall be no less favorable to Berkshire Bancorp than those contained in the Confidentiality Agreement, and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, Berkshire Bancorp promptly notifies NCB in writing of the name of such person and the material terms and conditions of any such Superior Proposal, and (iii) to withdraw, modify, qualify in a manner adverse to NCB, condition or refuse to make its Approval Recommendation if the Berkshire Bancorp Board concludes in its good faith judgment, after consultation with outside counsel and financial advisors, that such Alternative Proposal constitutes a Superior Proposal that is more favorable to Berkshire Bancorp, provided, that the Berkshire Bancorp Board may not effect a withdrawal of its Approval Recommendation pursuant to this clause (iii) unless: (x) Berkshire Bancorp shall have provided prior written notice to NCB, at least five business days in advance (“Notice Period”), of its intention to effect a withdrawal of its Approval Recommendation in response to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents and (y) prior to effecting a withdrawal of its Approval Recommendation, Berkshire Bancorp shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with NCB in good faith (to the extent NCB desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal.

(c)           Berkshire Bancorp shall notify NCB promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Berkshire Bancorp or for access to the properties, books or records of Berkshire Bancorp by any person that informs the Berkshire Bancorp Board that it is considering making, or has made, an Alternative Proposal.  Such notice to NCB shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of Berkshire Bancorp, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal.  Berkshire Bancorp shall keep NCB fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request.  Berkshire Bancorp shall also promptly, and in any event within 24 hours, notify NCB, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with this Section 7.9.

(d)           For purposes of this Agreement, “Superior Proposal” means any bona fide, unsolicited written Alternative Proposal made by any person or entity, other than NCB or Holdco, that is on terms that the Board of Directors of Berkshire Bancorp in good faith concludes, after consultation with its financial advisors and legal counsel (with the advice of outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of Berkshire Bancorp in its good faith judgment believes to be more favorable to its shareholders than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Berkshire Bancorp and (C) is reasonably capable of being completed; provided that for purposes of the definition of “Superior Proposal”, the references to “25%” in the definition of Alternative Transaction shall be deemed to be references to “a majority.”

7.9.3.           Berkshire Bancorp shall notify all officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Berkshire Bancorp of the restrictions described in this Section 7.9 as reasonably necessary to avoid violations thereof.  It is understood that any violation of the restrictions set forth in this Section 7.9 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Berkshire Bancorp, at the direction or with the consent of Berkshire Bancorp, shall be deemed to be a breach of this Section 7.9 by Berkshire Bancorp.

Section 7.10.                          Employment Agreements.  Subject to any applicable TARP restrictions that may remain at the Effective Time and any other regulatory approvals, Holdco will honor and expressly assumes all management contracts, including all change of control and vesting payments, of Norm Heilenman, Rick Gromis, and Lori Maley, as such agreements are executed prior to the date of this Agreement and shall have been fully disclosed to NCB prior to the date of this Agreement, and will offer management positions to each of them at the Resulting Institution, subject to the respective individual entering into amendments to their employment contracts reflecting only change in position and title, in a form attached hereto as Exhibit “C” .

Section 7.11.                          Appointment of Directors.  Prior to the Effective Time, Holdco and NCB shall cause the number of directors constituting their respective boards of directors immediately after the Effective Time to be increased, if necessary, to permit the actions required in this Section 7.11.  At or immediately after the Effective Time, Holdco shall cause the “Berkshire Director Designee” (as defined below) to be appointed to the boards of directors of Holdco and the Resulting Institution.  The term “Berkshire Director Designee” means one (1) of the existing Berkshire Bancorp directors, to be mutually agreed upon prior to the Effective Time.

Section 7.12.                          Bank Advisory Board Memberships.  All directors of Berkshire Bancorp and Berkshire Bank other than the Berkshire Director Designee (collectively, the “Departing Berkshire Directors”) will be invited by the Resulting Institution to serve on its Berks/Schuylkill Advisory Board after the Effective Time, with board fees equal to the previously approved board fees on Schedule 7.12.

Section 7.13.                          Tier 1 Capital Investment.  Subject to the receipt of all applicable regulatory approvals and consents, prior to or at the Effective Time, Holdco shall cause an investment in Berkshire Bancorp Common Stock of $3,180,000, such that Berkshire Bancorp shall have received not less than $3,180,000 in new, net cash proceeds (after deducting a fee of 10% for equity placement and other customary expenses, provided that the same shall not affect the Berkshire Valuation and Material Adverse Effect provisions hereof) of an issuance of fully paid, nonassessable capital securities qualifying for Tier 1 capital treatment under all applicable banking laws and regulations.

Section 7.14.                          Retirement of Berkshire TARP Shares and TARP Obligations.  Berkshire Bancorp shall, on or before the Effective Time, use its commercially reasonable best efforts to promptly apply to the U.S. Treasury to repurchase and retire the Berkshire TARP Shares and otherwise terminated and satisfied all obligations of Berkshire Bancorp or Berkshire Bank under the U.S. Treasury Department’s Troubled Asset Relief Program.  The proceeds Berkshire Bancorp receives pursuant to Section 7.1.3 shall only be used for retirement of the Berkshire Tarp shares and Tarp obligations.

Section 7.15.                          Post Closing Covenants.

7.15.1.                      Notwithstanding Section 7.10, Holdco or NCB shall not terminate Norman E. Heilenman, Richard C. Gromis, or Lori Maley within seven (7) calendar days following the Effective Time.

7.15.2.                      Holdco or NCB shall have the Berkshire Director Designee or a former Berkshire Bancorp director replacement for three (3) years following the Effective Time.

ARTICLE 8
Conditions Precedent

Section 8.1.                          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

8.1.1.           Shareholder Approval.  This Agreement, the Merger and the Bank Merger, on substantially the terms and conditions set forth in this Agreement with such modifications thereto as may hereafter be made, shall have been approved by the NCB shareholders and the Berkshire Bancorp shareholders.

8.1.2.           Registration Statement.  The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of Pending NCB Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and if the offer and sale of Holdco Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commission and all comments with such have been satisfied.

8.1.3.           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect, and no such Injunction shall be threatened by or before any Governmental Entity which represents a reasonable probability of preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or imposing damages that would reasonably be expected to have a Material Adverse Effect on Berkshire Bancorp or Berkshire Bank, a Material Adverse Effect on NCB or Holdco or a Material Adverse Effect on the Resulting Institution.  No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

8.1.4.           Intentionally omitted.

8.1.5.           Holdco Reorganization.  The Holdco Reorganization shall have been consummated on such terms as NCB and Holdco shall determine, but in any event based upon an exchange in which holders of NCB Shares receive one (1) Holdco Share for every three (3) NCB Shares, subject to such holders’ receipt of cash instead of fractional Holdco Shares, provided, however, that after the Berkshire Shareholder Meeting, no changes that affect the rights or consideration to the Berkshire Bancorp shareholders shall be made.

Section 8.2.                          Conditions to Obligations of Berkshire Bancorp and Berkshire Bank.  The obligation of Berkshire Bancorp and Berkshire Bank to effect the Merger is also subject to the satisfaction, or waiver by Berkshire Bancorp and Berkshire Bank, at or before the Effective Time, of the following conditions:

8.2.1.           Representations and Warranties.  Subject to the standard set forth in Section 10.2, the representations and warranties of NCB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Berkshire Bancorp shall have received a certificate signed without personal liability on behalf of NCB by the Chief Executive Officer or Chief Financial Officer of NCB to the foregoing effect.

8.2.2.           Performance of Obligations of NCB and Holdco.  NCB and Holdco shall have performed in all material respects all obligations required to be performed by them under this Agreement at or before the Effective Time; and Berkshire Bancorp shall have received a certificate or certificates signed without personal liability on behalf of NCB and Holdco by their respective Chief Executive Officer to such effect.

8.2.3.           Regulatory Approvals.  All regulatory approvals set forth in Section 5.4 required to consummate the transactions contemplated by this Agreement, including the Merger and Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Berkshire Bancorp Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

8.2.4.           Federal Tax Opinion.  Berkshire Bancorp shall have received the opinion of Berkshire Bancorp’s counsel, dated as of the Effective Time, in form and substance reasonably satisfactory to Berkshire Bancorp, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, Berkshire Bancorp’s counsel may require and rely upon customary representations contained in certificates of officers of Holdco, NCB, Berkshire Bancorp and Berkshire Bank, reasonably satisfactory in form and substance to such counsel.

8.2.5.           Employment Agreements.  Holdco or NCB shall have expressly assumed all management contracts, including, subject to all applicable regulatory and legal limitations, including, but not limited to TARP limitations, change in control and vesting payments of Norm Heilenman, Rick Gromis, and Lori Maley.

8.2.6.           Tier 1 Capital Investment.  Berkshire Bancorp shall have received not less than $3,180,000 in new net cash proceeds from an issuance of fully paid, non-assessable capital securities qualifying for Tier 1 capital treatment under all applicable banking laws and regulations.

Section 8.3.                          Conditions to Obligations of NCB.  The obligation of NCB to effect the Merger is also subject to the satisfaction or waiver by NCB at or before the Effective Time of the following conditions:

8.3.1.           Representations and Warranties.  Subject to the standard set forth in Section 10.2, the representations and warranties of Berkshire Bancorp and Berkshire Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and NCB shall have received a certificate signed on behalf of Berkshire Bancorp and Berkshire Bank by the Chief Executive Officer or the Chief Financial Officer of Berkshire Bancorp and Berkshire Bank to the foregoing effect.

8.3.2.           Performance of Obligations of Berkshire Bancorp.  Berkshire Bancorp and Berkshire Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or before the Effective Time, and NCB shall have received a certificate signed without personal liability on behalf of Berkshire Bancorp and Berkshire Bank by the Chief Executive Officer or the Chief Financial Officer of Berkshire Bancorp and Berkshire Bank to such effect.

8.3.3.           Regulatory Approvals.  All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “NCB Requisite Regulatory Approvals”).

8.3.4.           Federal Tax Opinion.  NCB shall have received the opinion of NCB’s counsel, dated as of the Effective Time, in form and substance reasonably satisfactory to NCB, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, NCB’s counsel may require and rely upon customary representations contained in certificates of officers of Holdco, NCB, Berkshire Bancorp and Berkshire Bank, reasonably satisfactory in form and substance to such counsel.

8.3.5.           Dissenting Shares.  The Dissenting Shares, if any, shall not include greater than 1% of the outstanding Berkshire Bancorp Common Stock.

8.3.6.           FIRPTA Certificate.  On the Closing Date, Holdco and the Resulting Institution shall have received from Berkshire Bancorp and Berkshire Bank a certification, in form and substance reasonably acceptable to Holdco, for purposes of satisfying Holdco’s and/or the Resulting Institution’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

8.3.7.           Retirement of Berkshire TARP Shares and TARP Obligations.  Berkshire shall have repurchased and retired the Berkshire TARP Shares and otherwise terminated and satisfied all obligations of Berkshire Bancorp or Berkshire Bank under the U.S. Treasury Department’s Troubled Asset Relief Program.

ARTICLE 9
Termination and Amendment

Section 9.1.                          Termination.  This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of NCB or Berkshire Bancorp:

9.1.1.           Consent of the Parties.  By consent of Holdco, NCB, Berkshire Bank and Berkshire Bancorp in a written instrument, if the board of directors of each of Holdco, NCB, Berkshire Bancorp and Berkshire Bank so determines by a vote of the majority of the members of its entire board of directors;

9.1.2.           Approvals.  By either Holdco and NCB, of the one part, or Berkshire Bancorp and Berkshire Bank, of the other part, if

(a)           any Governmental Entity that must grant a Berkshire Bancorp Requisite Regulatory Approval or a NCB Requisite Regulatory Approval has denied approval of the Merger or Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

(b)           the NCB shareholders or the Berkshire Bancorp shareholders do not approve the Merger, on substantially the terms and conditions set forth in this Agreement;

9.1.3.           Delay.  By either Holdco and NCB, of the one part, or Berkshire Bancorp and Berkshire Bank, of the other part, if the Merger shall not have been consummated on or before March 31, 2011, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, provided however, the parties agree that if the Holding Company Reorganization has not been approved by the shareholders of NCB by March 31, 2011, the parties agree to extend this Agreement for a period of 45 additional days;

9.1.4.           Material Breach of Representation, Warranty or Covenant.  By either Berkshire Bancorp and Berkshire Bank, of the one part, or Holdco and NCB, of the other part (provided that no terminating party is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of NCB or Holdco, in the case of a termination by Berkshire Bancorp and Berkshire Bank, or Berkshire Bancorp or Berkshire Bank in the case of a termination by NCB and Holdco, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Sections 8.1, 8.2 or Section 8.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period; or

9.1.5.           Failure to Recommend.  By NCB, if the Berkshire Bancorp Board shall have (i) failed to recommend in the Proxy Statement-Prospectus the approval and adoption of this Agreement or (ii) in a manner adverse to NCB, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Berkshire Bancorp Board of this Agreement and/or the Merger or Bank Merger to Berkshire Bancorp’s shareholders, (B) taken any public action or made any public statement in connection with the Berkshire Bancorp Shareholder Meeting inconsistent with such recommendation (including not taking action to convene the Berkshire Bancorp Shareholder Meeting) or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.

9.1.6.           Material Adverse Effect.  By Berkshire Bancorp, Berkshire Bank, NCB and Holdco, if there shall have been a Material Adverse Effect with respect to the other party, which has not been cured by the Effective Time.

9.1.7.           Superior Proposal.  By Berkshire Bancorp and Berkshire Bank at any time prior to the Effective Time, in order to enter concurrently into a Superior Proposal; provided, however, that this Agreement may be terminated by Berkshire Bancorp pursuant to this Section only after the fifth business day following Berkshire Bancorp’s provision of written notice to NCB (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the party making such Superior Proposal, and such notice shall also include a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents) advising NCB that the Berkshire Bancorp Board of Directors is prepared to accept such Superior Proposal and only if (i) during such five business day period, Berkshire Bancorp has caused its financial and legal advisors to negotiate with NCB in good faith (to the extent Berkshire Bancorp chooses to negotiate) to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and (ii) Berkshire Bancorp’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to any adjustments that may be proposed by NCB and further provided that such termination shall not be effective until Berkshire Bancorp has paid the Termination Fee to NCB.

The party desiring to terminate this Agreement pursuant to any clause of this Section 9.1 (other than Section 9.1.1) shall give written notice of such termination to the other party in accordance with Section 10.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.2.                          Effect of Termination.  If either NCB or Berkshire Bancorp terminates this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of NCB, Berkshire Bancorp, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 7.3.3, 9.2, 9.3, 10.4, 10.5, 10.8, 10.10 and 10.12 shall survive any termination of this Agreement and (ii) neither NCB nor Berkshire Bancorp shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

Section 9.3.                          Fees and Expenses.

9.3.1.           Except as set forth in Section 9.3.2, and except with respect to costs and expenses of printing and mailing the Proxy Statement-Prospectus and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by NCB and Berkshire Bancorp, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.3.2.           Berkshire Bancorp and Berkshire Bank shall be jointly and severally obligated to pay to NCB, by wire transfer of immediately available funds, a termination fee in the amount of $400,000 (the “Termination Fee”) and/or expense reimbursement on the following terms:

(a)           If this Agreement is terminated by NCB pursuant to Section 9.1.5, then Berkshire Bancorp shall pay the Termination Fee on the business day following such termination;

(b)           If this Agreement is terminated by Berkshire Bancorp pursuant to Section 9.1.7, then Berkshire Bancorp shall pay the Termination Fee immediately upon such termination;

(c)           If (A) either party shall terminate this Agreement pursuant to Section 9.1.2(b) and (B) at any time after the date of this Agreement and on or before the date of the Berkshire Shareholder Meeting an Alternative Transaction shall have been publicly announced or otherwise communicated to the Berkshire Bancorp Board (a “Public Proposal”) that has not been withdrawn prior to such date, and, if within 12 months of the date of such termination, Berkshire Bancorp enters into any definitive agreement with respect to, or consummates, any Alternative Transaction, then Berkshire Bancorp shall pay the Termination Fee on the date of such execution or consummation;

(d)           Intentionally omitted;

(e)           If (A) either party shall terminate this Agreement pursuant to Section 9.1.3 and (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal that has not been withdrawn prior to such termination, and, if within 12 months of the date of termination, Berkshire Bancorp executes any definitive agreement with respect to, or consummates, any Alternative Transaction, then Berkshire Bancorp shall pay the Termination Fee upon the date of such execution or consummation.

Upon payment of all applicable fees and expenses in accordance with this Section 9.3, Berkshire Bancorp and Berkshire Bank shall have no further liability to NCB at law or in equity with respect to such termination, or with respect to Berkshire Bancorp’s Board’s failure to take action to convene the Berkshire Bancorp Shareholder Meeting and/or recommend that Berkshire Bancorp shareholders adopt this Agreement.

9.3.3.           Berkshire Bancorp and Berkshire Bank acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, NCB would not enter into this Agreement.  Accordingly, if Berkshire Bancorp and Berkshire Bank fail to pay timely any amount due pursuant to this Section 9.3 and, in order to obtain such payment, NCB commences a suit that results in a judgment against Berkshire Bancorp or Berkshire Bank for the amount payable to NCB pursuant to this Section 9.3, Berkshire Bancorp and Berkshire Bank shall jointly and severally pay to NCB its reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Berkshire Bancorp.

Section 9.4.                          Amendment.  This Agreement may, to the extent legally allowed, be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger and Bank Merger by the shareholders of NCB and Berkshire Bancorp; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of NCB and Berkshire Bancorp, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Berkshire Bancorp Common Stock, if such alteration or change would adversely affect the holders of any security of Berkshire Bancorp, (b) alters or changes any term of the articles of incorporation of Holdco or NCB from those contemplated herein if such alteration or change would adversely affect the holders of any securities of Berkshire Bancorp, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Berkshire Bancorp, in each case other than as contemplated by this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.5.                          Extension; Waiver.  At any time before the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 10
General Provisions

Section 10.1.                          Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger and Bank Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than ten (10) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).  If the conditions set forth in Article 8 are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Berkshire Bancorp, then Berkshire Bancorp may postpone the Closing until the first full week after the end of that fiscal quarter.

Section 10.2.                          Standard.  No representation or warranty of Holdco contained in Article 4 or of Berkshire Bancorp or Berkshire Bank contained in Article 5 shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article 4, in the case of Holdco or NCB, or Article 5, in the case of Berkshire Bancorp and Berkshire Bank, has had or would be reasonably likely to have a Material Adverse Effect with respect to Holdco or NCB or Berkshire Bancorp or Berkshire Bank, respectively (disregarding for purposes of this Section 10.2 any materiality or

Material Adverse Effect qualification contained in any representations or warranties).  Notwithstanding the immediately preceding sentence, the representations and warranties contained in (a) Sections 4.1.1, 4.2, 4.3 and 4.7 in the case of NCB or Holdco, and Sections 5.1.1, 5.1.3, 5.2.1, 5.2.2, 5.3 and 5.7 in the case of Berkshire Bancorp or Berkshire Bank, shall be deemed untrue and incorrect if not true and correct in all material respects, and (b) Section 4.8.1 in the case of NCB or Holdco and Section 5.8.1 in the case of Berkshire Bancorp or Berkshire Bank, shall be deemed untrue and incorrect if not true and correct in all respects.

Section 10.3.                          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 7.5, 7.10, 7.12 and 7.13 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 10.4.                          Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to NCB, to:

New Century Bank
99 Bridge Street
Phoenixville, PA  18518
Attn: Jay S. Sidhu, Chairman & CEO
Facsimile: ________________

with a copy to:

Stradley Ronon Stevens & Young, LLP
30 Valley Stream Parkway
Malvern, PA 19355-1481
Attn: David F. Scranton, Esquire
Facsimile: 610.640.1965

if to Berkshire Bancorp or Berkshire Bank, to:

Berkshire Bancorp, Inc.
1101 Woodland Road
Wyomissing, PA 19610
Attn: President and Chief Executive Officer
Facsimile: 610-376-8200

with a copy to:

Bybel Rutledge LLP
1017 Mumma Road, Suite 302
Lemoyne, PA 17043
Attn: Nicholas Bybel, Jr.
Facsimile: 717-731-8205

Section 10.5.                          Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The NCB Disclosure Schedule and the Berkshire Bancorp Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.  For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the knowledge of such person’s directors and senior executive officers.

Section 10.6.                          Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Facsimile copy or electronic transmission of a signature page shall be deemed an original signature page.

Section 10.7.                          Entire Agreement.  This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

Section 10.8.                          Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal laws of the Commonwealth of Pennsylvania applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles.  The parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Commonwealth of Pennsylvania having jurisdiction over the matter; provided, however, that if such a federal court does not have jurisdiction over the matter, any aforementioned suit, action or proceeding shall be brought in a state court located in the Commonwealth of Pennsylvania having jurisdiction over the matter.  Each of the parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.9.                          Publicity.  Neither NCB nor Berkshire Bancorp shall, and neither NCB nor Berkshire Bancorp shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Berkshire Bancorp, in the case of a proposed announcement by NCB, or NCB, in the case of a proposed announcement by Berkshire Bancorp or any of its Subsidiaries; provided, however, that any party may, without the prior consent of the other parties (but after prior consultation with the other parties to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of any applicable securities exchange.

Section 10.10.                          Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Section 10.11.                          Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12.                          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

CUSTOMERS 1ST BANCORP, INC.

By:
Name:
Title:

NEW CENTURY BANK

By:
Name:
Title:

BERKSHIRE BANCORP, INC.

By:
Name:
Title:

BERKSHIRE BANK

By:
Name:
Title:

Signature Page to Agreement and Plan of Merger

Schedule A

List of Individuals for Support Agreements

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Schedule B

Non-Performing Assets

		Balance as of 7/31/2010
Non-performing Loans		2,519,271.97
Non-performing Assets:
Other Real Estate Owned	4,350,042.00
Less: Valuation allowance	(160,724.00)
		4,189,318.00
Troubled Debt Restructuring		1,363,000.00
Combined NPL’s and NPA’s		8,071,589.97
	x 20% based on 7/31/2010 numbers	1,614,317.99

Allowance for Loan Losses		$1,260,225.37

Coverage Ratio		50.02%

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EXHIBIT A

SUPPORT AGREEMENT

 This SUPPORT AGREEMENT (“Agreement”), dated as of August __, 2010, is by and among CUSTOMERS 1ST BANCORP, INC., (“Holdco”), NEW CENTURY BANK, a Pennsylvania bank (“NCB”) and each of the undersigned individuals, each of whom is a director ("Director") of Berkshire Bancorp, Inc. (“Berkshire Bancorp”) or Berkshire Bank (“Berkshire Bank”). This Agreement will be effective upon the signing of the Merger Agreement (defined below).

RECITAL

 As an inducement for NCB and Holdco to enter into the Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), whereby, among other things, Berkshire Bancorp will merge with and into Holdco and Berkshire Bank will merge with and into NCB (collectively, the "Merger"), each of the Directors, for himself or herself, his or her heirs and legal representatives, hereby agrees as follows:

AGREEMENT

1. VOTING AND OTHER MATTERS. Each of the Directors will vote or cause to be voted all shares of Berkshire Bancorp common stock that he or she has power to vote or direct the voting of (the "Shares"), in favor of approval of the Merger Agreement, the Merger and Bank Merger.

2. REPRESENTATIONS AND WARRANTIES.  Each Director represents and warrants that, as of this date, he or she has power to vote or direct the voting of each of the shares of common stock of Berkshire Bancorp shown opposite his or her name on Exhibit A to this Agreement, and hence that each of such shares is a “Share” within the meaning of this Agreement.

3. CONDITIONS TO TRANSFER OR ENCUMBRANCE. Until the earlier of the consummation of the Merger and Bank Merger or the termination of the Merger Agreement, each Director will not sell, permit a lien or other encumbrance to be created hereafter with respect to, or grant any proxy in respect of (except for proxies solicited by the board of directors of Berkshire Bancorp in connection with Berkshire Bancorp shareholders' meeting at which the Merger Agreement and Merger is presented for shareholder approval) any Shares, unless all other parties to any such sale or other transaction enter into an agreement in form and substance satisfactory to Holdco and NCB embodying the benefits and rights contained in this Agreement.

3. INDIVIDUAL OBLIGATIONS. Obligations of each of the Directors under this Agreement are intended to be several and not joint and shall be binding upon each Director and his or her personal representatives, heirs and assigns.

4. RIGHT TO EQUITABLE REMEDIES.  The Directors severally acknowledge and agree that money damages may not be an adequate remedy for Holdco and NCB for any breach

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or of any obligation under this Agreement by any one or more Directors. The parties therefore agree that in addition to any other remedies available hereunder, by law or otherwise, Holdco and NCB shall be entitled to seek equitable remedies, including without limitation injunctive relief, specific performance or a constructive trust, against or with respect to any such existing, threatened, prospective or continued breach by any of them.

6. MISCELLANEOUS.

(a) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances will be held invalid or unenforceable by a court of competent jurisdiction, such provision or application will be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, will not be affected.

(b) Counterparts. This Agreement may be executed in one or more counterparts or by counterpart signature pages, including facsimile counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

(c) Governing Law. This Agreement will be deemed a contract made under, and for all purposes will be construed in accordance with, the internal laws of the Commonwealth of Pennsylvania (without reference to rules of choice of law or conflicts of laws), and be federal law to the extent it pre-empts state law.

(d) Entire Agreement.  This Agreement is the entire agreement of the parties with respect to their subject matter, and no other discussions, undertakings, promises, inducements, representations or prior agreements (whether oral or written) shall be of any force or effect.

(e) Individual Capacity.  Each Director is signing this Agreement solely in his or her capacity as a shareholder of Berkshire Bancorp, and not in any other capacity, such as a director or officer of Berkshire Bancorp or as a fiduciary of any trusts of which such Director is not a beneficiary.  Notwithstanding anything in this Agreement to the contrary, (1) no Director makes any agreement or understanding herein in any capacity other than in his or her capacity as an owner of Berkshire Bancorp stock, and (2) nothing herein shall be construed to limit or affect any action or inaction by such Director or any of his or her representatives, as applicable, serving on Berkshire Bancorp’s Board of Directors or as an officer of Berkshire Bancorp, acting in his or her capacity as a director, officer or fiduciary of Berkshire Bancorp or as a fiduciary of any trust of which he or she is not a beneficiary.

(f) Modification; Waiver.  This Agreement may only be modified, or any benefits of this Agreement waived, by an instrument in writing signed by the party or parties to be bound thereby.

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(g) Termination.  This Agreement shall terminate and be of no further force or effect concurrently with and automatically upon the earlier of (1) the “Effective Time” of the Merger and Bank Merger (as defined in the Merger Agreement), (2) the “Outside Effective Time” (as defined in the Merger Agreement), or (3) the termination of the Merger Agreement in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have duly executed this Director Support Agreement as of the date first set forth above.

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EXHIBIT B

BANK PLAN OF MERGER

THIS BANK PLAN OF MERGER ("Plan of Merger") dated ___________, 200__, is by and between BERKSHIRE BANK, a Pennsylvania bank ("Berkshire Bank"), and NEW CENTURY BANK, a Pennsylvania bank ("New Century Bank").

Background:

1. The authorized capital stock of New Century Bank consists of (i) 30,000,000 shares of common stock, par value $1.00 per share ("New Century Bank Common Stock"), of which at the date hereof _____ shares are issued and outstanding; (ii) 500,000 shares of nonvoting common stock, par value $1.00 per share of which no shares are issued or outstanding; (iii) 10,000,000 shares of Class B Non-Voting Common Stock, of which ____ shares are issued and outstanding; and (ii) 10,000,000 shares of preferred stock, with such par value or no par value as shall be established by New Century Bank’s board of directors, of which no shares are issued and outstanding.

2. Berkshire Bank is a Pennsylvania bank and a wholly owned Subsidiary of Berkshire Bancorp, Inc., a Pennsylvania corporation ("Berkshire Bancorp"). The authorized capital stock of Berkshire Bank consists of 10,000,000 shares of common stock, par value $1.00 per share.

3. The respective Boards of Directors of New Century Bank and Berkshire Bank deem the merger of Berkshire Bank with and into New Century Bank, pursuant to the terms and conditions set forth or referred to in this Agreement, to be desirable and in the best interests of the respective corporations and their respective shareholders.

4. The respective Boards of Directors of New Century Bank and Berkshire Bank have adopted resolutions approving this Plan of Merger.  The respective boards of directors of Customers 1st Bancorp, Inc. and Berkshire Bancorp, Inc. adopted resolutions approving a merger agreement dated August ___, 2010 (the “Agreement”) among Customers 1st Bancorp, Inc., New Century Bank, Berkshire Bancorp, Inc. and Berkshire Bank, providing for the merger of Berkshire Bancorp with and into Customers 1st Bancorp, Inc., (the “Holding Company Merger”).  This Plan of Merger is being executed by New Century Bank and Berkshire Bank pursuant to the Agreement

Agreements:

In consideration of the premises and of the mutual covenants and agreements contained in this Plan of Merger, and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, New Century Bank and Berkshire Bank, intending to be legally bound hereby, agree:

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ARTICLE I
MERGER

Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania on the “Effective Time” (as that term is defined in Article IV hereof): (i) Berkshire Bank shall merge with and into New Century Bank; (ii) the separate existence of Berkshire Bank shall cease; and (iii) New Century Bank shall be the surviving corporation (such transaction referred to in this Plan of Merger as the "Merger" and New Century Bank, as the surviving corporation in the Merger, referred to in this Plan of Merger as the "Resulting Institution").  New Century Bank will have its home office at Wyomissing, Berks County, Pennsylvania and its branch offices at the present locations of each of the existing authorized branch offices of New Century Bank and Berkshire Bank.

ARTICLE II
CHARTER AND BYLAWS

On and after the Effective Time, the Charter and Bylaws of New Century Bank, as in effect immediately prior to the Effective Time, shall automatically be and remain the Charter and Bylaws of the Resulting Institution, until altered, amended or repealed.

ARTICLE III
CONVERSION OF SHARES

4.1 Stock of New Century Bank.

Each share of New Century Bank Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as a share of common stock of the Resulting Institution.

4.2 Stock of Berkshire Bank.

Each share of Berkshire Bank Common Stock issued and outstanding immediately prior to the Effective Time, and each share of Berkshire Bank Common Stock issued and held in the treasury of Berkshire Bank as of the Effective Time, if any, shall, on the Effective Time, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

ARTICLE IV
EFFECTIVE DATE OF THE MERGER

The Merger shall be effective on a date (the “Effective Time”) which shall be the later of (i) the date on which all filings with government agencies as may be required under applicable laws and regulations for the Merger to become effective have been made and all regulatory approvals therefor shall have been received and first become effective, and (ii) immediately after the “Effective Time” of the Holding Company Merger.

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ARTICLE V
EFFECT OF THE MERGER

6.1 Separate Existence.

On the Effective Time: the separate existence of Berkshire Bank shall cease, and all of the property (real, personal and mixed), rights, powers, duties and obligations of Berkshire Bank shall be taken and deemed to be transferred to and vested in the Resulting Institution, without further act or deed, as provided by applicable laws and regulations.

6.2 Deposit Accounts.

After the Effective Time, (i) each deposit account liability of New Century Bank and each deposit account liability of Berkshire Bank shall be and become, automatically and by operation of law, the equivalent deposit account liability of the Resulting Institution, and (ii) the Resulting Institution will continue to issue deposit accounts on the same basis as New Century Bank had immediately prior to the Effective Time.

ARTICLE VI
CONDITIONS PRECEDENT

The obligations of New Century Bank and Berkshire Bank to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

ARTICLE VII
TERMINATION

This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE VIII
AMENDMENT

Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of Berkshire Bank and New Century Bank.

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ARTICLE IX
MISCELLANEOUS

10.1 Extensions; Waivers.

Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

10.2 Notices.

Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

10.3 Captions.

The headings of the several Articles and Sections in this Plan of Merger are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

10.4 Counterparts.

For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.5 Governing Law.

This Plan of Merger shall be governed by and construed in accordance with the federal laws of the United States of America, and by Pennsylvania law in the absence of controlling Federal law.

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EXHIBIT C

FORM AMENDMENT

This Amendment to the Employment Agreement entered into between Berkshire Bancorp, Inc. (“Berkshire Bancorp”), Berkshire Bank (“Berkshire Bank”) and _______ is made and entered into as of ________________, by and between Berkshire Bancorp, Berkshire Bank, New Century Bank (“NCB”),  and __________ (the “Executive”) (collectively the “Parties”).

WHEREAS, Berkshire Bancorp, Berkshire Bank and Executive entered into an Employment Agreement dated October 18, 2007 (“Employment Agreement”);

WHEREAS, Berkshire Bancorp, Berkshire Bank, NCB, and Customers 1st Bancorp, Inc. (“Customers 1st”) entered into an Agreement and Plan of Merger dated August 23, 2010 (“Merger Agreement”);

WHEREAS, pursuant to Section 7.10 of the Merger Agreement, Berkshire Bancorp, Berkshire Bank, Customers 1st and NCB have agreed that the Berkshire Bank executives will  enter into an amendment to his or her employment agreement reflecting only a change in position and title; and

WHEREAS, this Amendment is in satisfaction of Section 7.10 of the Merger Agreement.

NOW, THEREFORE, in consideration of the covenants hereinafter set forth, and intending to be legally bound hereby, the Parties agree, effective on the Effective Time of the Merger Agreement (as defined therein), that the Employment Agreement shall be amended as follows:

1.  Section 3 of the Employment Agreement shall be amended in its entirety as follows:

3.  Position and Duties.  The Executive shall serve as __________________________________ reporting only to _______________________, and shall have responsibility for ________________________________________________________.

2.  Customers 1st and NCB hereby expressly assumes all obligations and responsibilities under the Employment Agreement effective at the Effective Time of the Merger, subject to any applicable TARP restrictions that may remain applicable.

3.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except to the extent that they are preempted by federal law.

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4.  Except as amended by this Amendment, the Agreement shall continue in full force and effect.

5.  Unless otherwise defined in this Amendment, defined terms shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Amendment to be duly executed in their respective names or by its authorized representative, on the day and year first above written.

ATTEST	BERKSHIRE BANCORP, INC.

ATTEST	BERKSHIRE BANK

ATTEST	CUSTOMERS 1ST BANCORP, INC.

ATTEST	NEW CENTURY BANK

WITNESS	EXECUTIVE

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ANNEX C

SECTIONS 1607 AND 1222 OF THE PENNSYLVANIA BANKING CODE

Section 1222. Rights of Dissenting Shareholders

If a shareholder of an institution shall object to a proposed plan of action of the institution authorized under a section of this act and such section provides that the shareholder shall be entitled to the rights and remedies of a dissenting shareholder, the rights and remedies of such shareholder shall be governed by the provisions of the Business Corporation Law applicable to dissenting shareholders and shall be subject to the limitations on such rights and remedies under those provisions. Shares acquired by an institution as a result of the exercise of such rights by a dissenting shareholder may be held and disposed of as treasury shares or, in the case of a merger or consolidation, as otherwise provided in the plan of merger or consolidation.

Section 1607. Rights of Dissenting Shareholders

(a) A shareholder of an institution which is a party to a plan in which the proposed merger or consolidation will result in an institution subject to this act who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder provided under, and subject to compliance with, the provisions of section 1222 of this act.

(b) If a shareholder of a national bank which is a party to a plan in which the proposed merger or consolidation will result in an institution subject to this act shall object to the plan and shall comply with the requirements of applicable laws of the United States, the resulting institution shall be liable for the value of his shares as determined in accordance with such laws of the United States. If the laws of the United States do not provide rights of dissenting shareholders or requirements for the exercise of such rights and the valuation of shares, such shareholder shall be entitled to the rights and remedies of a dissenting shareholder under, and subject to compliance with, the provisions of section 1222 of this act.

SUBCHAPTER D OF CHAPTER 15 AND SECTION 1930
OF THE PENNSYLVANIA BUSINESS CORPORATION LAW
OF 1988 (15 Pa. C.S.A. §§1571-1580 and 1930) AS AMENDED,
RELATING TO DISSENTERS' RIGHTS

§ 1930. Dissenters rights

        (a)   General rule.   If any shareholder of a domestic business corporation that becomes a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters right upon special treatment).

        (b)   Plans adopted by directors only.   Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

        (c)   Cross references.   See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

§ 1571. Application and effect of subchapter

        (a)   General rule.   Except as otherwise provided in subsection (b) any shareholder (as defined in Section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).
Section 1930 (relating to dissenters rights).
Section 1931(d) (relating to dissenters rights in share exchanges).
Section 1932(c) (relating to dissenters rights in asset transfers).
Section 1952(d) (relating to dissenters rights in division).
Section 1962(c) (relating to dissenters rights in conversion).
Section 2104(b) (relating to procedure).
Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
Section 2325(b) (relating to minimum vote requirement).
Section 2704(c) (relating to dissenters rights upon election).
Section 2705(d) (relating to dissenters rights upon renewal of election).
Section 2904(b) (relating to procedure)
Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
Section 7104(b)(3) (relating to procedure).

        (b)   Exceptions.

        (1)   Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair market value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

        (i)    listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

        (ii)   held of record by more than 2,000 persons.

        (2)   Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

         (i)    (Repealed.)

        (ii)   Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

        (iii)  Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

        (3)   The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

        (c)   Grant of optional dissenters rights.   The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

        (d)   Notice of dissenters rights.   Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

        (1)   a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

        (2)   a copy of this subchapter.

        (e)   Other statutes.   The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

        (f)    Certain provisions of articles ineffective.   This subchapter may not be relaxed by any provision of the articles.

        (g)   Computation of Beneficial Ownership.   For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust for two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

        (h)   Cross references.   See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions

        The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

        "Corporation."    The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

        "Dissenter."    A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

        "Fair value."    The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

        "Interest."    Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

        "Shareholder."    A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners

        (a)   Record holders of shares.   A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

        (b)   Beneficial owners of shares.   A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent

        If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment

        (a)   General rule.   If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

        (1)   State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

        (2)   Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

        (3)   Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

        (4)   Be accompanied by a copy of this subchapter.

        (b)   Time for receipt of demand for payment.   The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

        (a)   Effect of failure of shareholder to act.   A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

        (b)   Restriction on uncertificated shares.   If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

        (c)   Rights retained by shareholders.   The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares

        (a)   Failure to effectuate corporate action.   Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

        (b)   Renewal of notice to demand payment.   When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

        (c)   Payment of fair value of shares.   Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

        (1)   The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

        (2)   A statement of the corporation's estimate of the fair value of the shares.

        (3)   A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

        (d)   Failure to make payment.   If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefore or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares

        (a)   General rule.   If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

        (b)   Effect of failure to file estimate.   Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally

        (a)   General rule.   Within 60 days after the latest of:

        (1)   effectuation of the proposed corporate action;

        (2)   timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

        (3)   timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

        (b)   Mandatory joinder of dissenters.   All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa. C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

        (c)   Jurisdiction of the court.   The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

        (d)   Measure of recovery.   Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

        (e)   Effect of corporation's failure to file applications.   If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings

        (a)   General rule.   The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

        (b)   Assessment of counsel fees and expert fees where lack of good faith appears.   Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

        (c)   Award of fees for benefits to other dissenters.   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

ANNEX D

New Century Bank

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
CHARTER

I.	AUTHORITY AND MEMBERSHIP

The members of the Nominating and Corporate Governance Committee (the “Committee”) are appointed annually by the Board of Directors of New Century Bank (the “Bank”) on the recommendation of the Committee. The members of the Committee shall serve until their successors are duly elected and qualified by the Board. The Committee shall be comprised of three or more members, all of whom must qualify as independent directors ("Independent Directors") under the standards for the Nasdaq Stock Market issuers or such other exchange or system upon which the Bank's securities are listed, quoted or traded ("Nasdaq") and any standards of independence as may be prescribed for purposes of any federal securities, tax, banking or other laws relating to the Committee's duties and responsibilities. No member of the Committee shall be removed except by majority vote of the Independent Directors then in office.

Director’s fees are the only compensation that a Committee member may receive directly or indirectly from or on behalf of the Bank .

The Board on the recommendation of the Committee will appoint one of the members of the Committee to serve as Committee Chair. The Committee Chair shall serve as the Bank’s Lead Director, and shall, in that capacity, chair the executive sessions of the Board meetings.  The Corporate Secretary shall act as Secretary to the Committee, or at its discretion, the Committee may appoint a Secretary, who need not be a Director. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present, shall be the act of the Committee. In the absence of a quorum, a majority of the members of the Committee present may adjourn any meeting, from time to time, until a quorum is present. No notice of any adjourned meeting need be given other than by announcement at the meeting that is being adjourned.

The Committee has the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to ask the Bank to provide the Committee with the support of one or more Bank employees to assist it in carrying out its duties. The Bank shall provide for appropriate funding, as determined solely by the Committee, for payment of compensation to any advisors employed by the Committee. The Committee may request any officer or employee of the Bank or the Bank’s outside counsel or other advisors to attend a meeting of the Committee or to meet with any members of, or consultant to, the Committee.

II.	PURPOSE OF THE COMMITTEE

The Committee's primary purpose is to:

• Develop and recommend to the Board corporate governance policies and guidelines for the Bank and for identifying and nominating director and committee member candidates; and

• Nominate directors for election to the Board and appointment to committee membership.

III.	RESPONSIBILITIES OF THE COMMITTEE

A.	Charter Review

• Review and reassess the adequacy of this charter annually and recommend to the Board any proposed changes to this charter; and

• Publicly disclose the charter and any such amendments at the times and in the manner required by the SEC and/or any other regulatory body or stock exchange having authority over the Bank, and in all events post such charter and amendments to the Bank's website.

B.	Corporate Governance Policies

• Recommend to the Board policies to enhance the Board's effectiveness, including the size and composition of the Board, the frequency and structure of Board meetings, the frequency, structure and guidelines for calling executive sessions of Independent Directors, procedures for Board Meetings including distribution of meeting materials, and the formation of new Board committees.

• Create and review at least annually, the corporate governance policies of the Bank to ensure that they are appropriate for the Bank and comply with applicable laws,  regulations and listing standards, and to recommend any desirable changes to the Board.

• Establish an enforcement mechanism for the Bank's Code of Business Conduct and Ethics;

• Consider any other corporate governance issues that arise from time to time, including requests for waivers from the Bank's Code of Business Conduct and Ethics or corporate governance policies, and develop appropriate recommendations for the Board.

• Review and advise the Board from time to time with respect to the governance structure of the Bank.

C.	Board Membership

• Investigate and assess the backgrounds and skills required of Board members and those of potential candidates for Board membership.

• Nominate candidates to be presented to the Shareholders for election or to the Board for appointment to fill vacancies accordingly, considering the independence and other qualifications of each candidate and seeking an appropriately diversified Board.

• Establish training and orientation programs for all new Board members.

• Recommend to the Board standards for determining director independence and other qualifications consistent with requirements applicable to Bank’s listing or trading exchange and other legal or regulatory requirements.

D.	Committee Memberships

• In consultation with the Chairman of the Board of Directors, make recommendations to the Board for: membership on the various Board committees (considering the qualifications for membership on each committee); such changes to the Board’s committee structure and committee functions as the Committee deems advisable: and, committee members to be chairs of Board committees.

E.	Board Compensation

• Recommend director and committee member and chair compensation for those directors who are not also salaried officers of the Bank to the full Board of Directors.

F.	Evaluation of the Board and Committees

• Review on at least an annual basis the Board’s performance as a whole, each committee’s performance as a whole.

G.	General

• Form and delegate authority to subcommittees when appropriate.

• Retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms, with such fees to be borne by the Bank.

• Report to the Board on the Committee’s activities as the Committee deems appropriate or as the Board requests.

• Annually review the performance of the Committee.

In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

• One or more officers or employees of the Bank whom the Committee member reasonably believes to be reliable and competent in the matters presented;

• Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person; or,

• Another committee of the Board as to matters within that committee’s designated authority, which committee the Committee member reasonably believes to merit confidence.

ANNEX E

NEW CENTURY BANK
AUDIT COMMITTEE CHARTER

AUDIT COMMITTEE MISSION

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities.  The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Bank’s financial reporting process and systems of internal controls regarding finance, accounting and regulatory compliance.
•	Monitor the independence and performance of the Bank’s independent auditors and outsourced internal auditor.
•	Provide an avenue of communication among the independent auditors, management, the internal auditor, and the Board of Directors.

To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership.

AUDIT COMMITTEE ORGANIZATION

The Audit Committee shall be comprised of two or more directors as determined by the Board, each of whom shall be independent, non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment.  All members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement.  At least one member of the Committee shall have accounting or related financial management expertise.  One of the members shall be designated “Chairperson.”

The Committee shall meet at least twice per year, and more frequently as circumstances dictate.

The above mission statement sets forth the Committee’s primary roles and responsibilities.  The following serves as a guide in achieving that mission.

ROLES AND RESPONSIBILITIES

Financial Statement Review Procedures

1.
Review the Bank’s annual audited financial statements prior to filing or distribution.  The review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.  Discuss with Independent Auditors its judgment about the quality, not just acceptability, of the Bank’s accounting principles as applied in its financial reporting.

AUDIT COMMITTEE CHARTER (Cont.)

ROLES AND RESPONSIBILITIES (Cont.)

Financial Statement Review Procedures (Cont.)

2.
In consultation with management, independent auditors, and internal auditors, consider the integrity of the Bank’s financial reporting processes and controls.  Discuss significant financial risk exposures and steps taken by management to monitor, control, and report such exposures.

3.
Review significant findings prepared by the independent auditors and the internal auditors together with management’s responses.  Gain an understanding of whether internal control recommendations made by internal and independent auditors have been implemented by management.

Independent Auditors

1.
The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.  The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

2.	Review the independent auditors’ timetable, scope and approach of the quarterly reviews and annual examination of the financial statements.

3.
Obtain from the independent auditors their annual communication to the Audit Committee in satisfaction of SAS 61 regarding communication with the Audit Committee, and, if applicable, any commentary on internal contracts or other recommendations.

4.	Review and discuss with the independent auditors all significant relationships they have with the Bank that could impair the auditors’ independence.

Internal Auditors

1.	Approve an Annual Risk Assessment and Audit Plan developed by the internal auditors.

2.	Meet quarterly with the internal auditors to gain an understanding of the effectiveness of the internal audit function. These meetings will also serve in evaluating their performance.

3.	Review significant reports prepared by the internal auditors together with management’s response and follow-up to these reports.

AUDIT COMMITTEE CHARTER (Cont.)

ROLES AND RESPONSIBILITIES (Cont.)

Internal Auditors (Cont.)

4.
The Audit Committee may contract for internal audit services as necessary to assess the adequacy and effectiveness of internal controls, the accuracy of management reporting and compliance with laws, regulations and bank policy.  The Audit Committee will set forth the outsourcing vendor’s responsibilities in a written contract the terms of which comply with the “Interagency Policy Statement of Internal Audit and Internal Audit Outsourcing.”

Compliance with Laws and Regulations

1.	Periodically obtain updates from management and compliance auditors regarding compliance with laws and regulations.

2.	Review the findings of any examination by regulatory agencies such as the Federal Reserve, FDIC, or Office of the Comptroller of the Currency.

3.	Be familiar with Management’s response to regulatory examinations.

Other Committee Responsibilities

1.
Review and update the Audit Charter annually and submit the charter to the Board of Directors for approval.  Ensure that the charter is included within the Bank’s proxy statement once every three years.

2.
Prepare an annual Audit Committee Report for inclusion in the Bank’s Annual Proxy Statement that states a formal audit charter has been approved and that the Audit Committee has satisfied its responsibility during the year.

3.
Perform other oversight functions as requested by the Board of Directors.  Further, The Audit Committee shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities.

4.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

5.
Meet periodically with the internal auditors, the independent (external) auditors, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

6.	Report Audit Committee actions to the Board of Directors with such recommendations, as the Audit Committee may deem appropriate.

ANNEX F

NEW CENTURY BANK

Compensation Committee Charter

Purpose

The purpose of the Compensation Committee (the “Committee”) is to assist the Board of Directors ( the “Board”) of New Century Bank (the “Company”) in the discharge of its responsibilities relating to compensation of the executive officers and directors; to oversee the evaluation of the Chief Executive Officer (the “CEO”); to oversee the administration of the Company’s executive compensation plans relating to cash compensation, incentive compensation, equity-based awards and other benefits and prerequisites; and to produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

In discharging its role, the Committee is empowered to investigate any matter brought to its attention with access to all books, records, facilities, and personnel of the Company.  The Committee has the power to retain outside counsel, compensation consultants, or other experts and will receive adequate funding from the Company to engage such advisors.  The Committee shall have the sole authority to retain, compensate, terminate, and oversee its executive compensation consultants, who shall be accountable ultimately to the Committee.

Membership

The Committee comprises at least three directors, each of whom shall satisfy all of the “independence” tests of applicable law, rules or regulations, including those of the NASDAQ Stock Market, Inc. (“outside independent directors”).

Areas of Responsibility

The Committee shall:

•
Develop executive compensation philosophy and strategy, including independent research on executive officer compensation, to determine appropriate levels of executive compensation, including the mix between fixed and incentive compensation, and the mix between short-term and long-term incentive compensation, but without encouraging rewards for undue risk-taking.

•	Develop executive compensation procedures and programs consistent with approved compensation philosophy and strategy.

•
Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and recommend for Board approval the CEO’s compensation level based on this evaluation.

•	Review and recommend for Board approval the compensation level of the second most senior executive officer of the Company (other than the CEO) as recommended by the CEO.

•
Review and determine or ratify the compensation of the Company’s Section 16 executive officers as recommended to the CEO, and review the compensation of the direct reports to the Chief Operating Officer (“COO”), which direct reports are not Section 16 officers.  The Committee’s review will include a review of competitive market data for these individuals and consideration of market conditions.

•
Oversee administration of executive and management incentive plans, long-term incentive compensation plans for employees and directors, employee stock purchase plans, and other executive and director compensation arrangements.

•	Approve all officer long-term incentive compensation awards.

•	Approve awards for executive officers under executive incentive plans.

•	Ratify any and all subsidiary bonus awards prior to payout.

•
Oversee administration of defined benefit and defined contribution plans.  The Committee may delegate oversight and administration of any such plan to an administrative committee established thereunder, including the power to adopt plan amendments, but not including any amendments that result in significant increase in costs of benefits or actual or de facto termination of the plan.  The administrative committee shall report all actions taken with respect to any plan promptly to the Committee.

•	Review/recommend or approve employment agreements, severance agreements or change in control agreements between the Company and Section 16 executive officers.

•	Approve guidelines for the CEO to use in the CEO’s approval of change-in-control agreements for executive officers who are not Section 16 reporting persons.

•
Approve promotions of officers at the Executive Vice President level and above, except for the CEO or COO of the Company (which shall be subject to approval by the outside independent directors meeting in Executive Session).   The CEO shall approve promotions of all other officers.

•
Recommend for Board approval on an annual basis the compensation of non-employee directors, including appropriate levels of compensation for service on Board committees and reimbursement of expenses incidental to a director’s service.  No employee of the Company or any of its subsidiaries may receive compensation as a director or committee member.

•	Review and approve of the Company’s disclosure of executive compensation in the Company’s proxy statements.

•	Oversee the Company’s compliance with regulatory requirements associated with compensation of its officers.

Meetings

The Committee shall meet as frequently as circumstances may require for it to carry out its duties.

ANNEX G

TAX OPINION OF STRADLEY RONON STEVENS & YOUNG, LLP

To be attached by amendment.

G-1

ANNEX H

[Commonwealth Advisors LLC Letterhead]

August 23, 2010

The Board of Directors
Berkshire Bancorp, Inc.
1101 Woodland Road
Wyomissing, PA 19610

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock (the “Company Common Stock”), $1.00 par value per share, of Berkshire Bancorp, Inc. (the “Company”) of the consideration, defined below, in the proposed merger (the “Transaction”) of the Company with Customers 1st Bancorp, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of August 23, 2010 (the “Agreement”), by and among the Company, the Acquiror, Berkshire Bank and New Century Bank, the Company will be merged with and into the Acquiror, and Berkshire Bank will be merged with and into New Century Bank and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates, will be converted into the right to receive a calculated number of shares of the Acquiror’s common stock (the “Acquiror Common Stock”), such that the consideration received for each share of the Company Common Stock will be not less than $1.95 nor more than the tangible common book value per share of the Company Common Stock, or the adjusted tangible common book value per share of the Company Common Stock, after the effect of the Book Value Adjustment , as defined in the Agreement, if applicable.

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed and discussed with the Company and the Acquiror certain publicly available business and financial information concerning the Company and the Acquiror and the industry in which they operate; (iii) reviewed and discussed with the Company and the Acquiror matters relating to their respective liquidity, leverage and capital adequacy; (iv) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant; (v) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (vi) reviewed and discussed with the Company certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; (vii) reviewed and discussed with the Acquiror the estimated amount and timing of the cost savings and related expenses expected to result from the Transaction; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry. In the course of such discussions, we have been advised by members of the management of the Company that the Company has been negatively affected by, and continues to have  exposure to, risks related to asset quality issues, including the impact thereof on the Company’s capital.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not reviewed individual credit files of the Company or the Acquiror, nor have we conducted or been provided with any valuation or appraisal of any assets or liabilities (including any derivative or off- balance sheet liabilities) of the Company or the Acquiror, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. We are not experts in the evaluation of loan and lease portfolios for assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Acquiror and we have assumed, with your consent, that the respective allowances for loan losses for both the Company and the Acquiror, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to us by the Company and the Acquiror or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate, and that they have been reviewed and accepted by the parties’ respective regulators. We express no view as to the validity or accuracy of any analyses, forecasts or estimates referred to above, or the assumptions on which they were based. We have also assumed that the Transaction contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis and that the covenants and agreements contained therein will be performed in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction. The Agreement provides that the Acquiror’s obligation to carry out the Transaction may be voided a Material Adverse Effect, as described in the Agreement, in which case our opinion is invalid.

Our opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Consideration in the proposed Transaction, and we express no opinion as to the fairness of the Transaction, or any consideration to be paid to creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the consideration defined above applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time or the value of the Acquiror Common Stock when issued pursuant to the Agreement.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we have had no commercial or investment banking relationships with the Company or the Acquiror.  Commonwealth Advisors LLC is indirectly owned by Bybel Rutledge LLP.  Bybel Rutledge LLP is serving as special counsel to the Company with respect to the Transaction.

On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction, the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company, or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may, however, be reproduced in any proxy statement mailed to shareholders of the Company provided that the opinion is reproduced in such document in its entirety, and such document includes a summary of the opinion and related analysis in a form prepared or approved by us (such approval not to be unreasonably withheld), but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

Commonwealth Advisors LLC

/s/ Commonwealth Advisors LLC

ANNEX I

DISSENTERS’ RIGHTS PROVISIONS

Pennsylvania Business Corporation Law of 1988, as Amended, Provisions For Dissenting Shareholders

Subchapter D.—Dissenters Rights.

§ 1571.  Application and effect of subchapter.

(a)
General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in Section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).
Section 1930 (relating to dissenters rights).
Section 1931(d) (relating to dissenters rights in share exchanges).
Section 1932(c) (relating to dissenters rights in asset transfers).
Section 1952(d) (relating to dissenters rights in division).
Section 1962(c) (relating to dissenters rights in conversion).
Section 2104(b) (relating to procedure).
Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
Section 2325(b) (relating to minimum vote requirement).
Section 2704(c) (relating to dissenters rights upon election).
Section 2705(d) (relating to dissenters rights upon renewal of election).
Section 2904(b) (relating to procedure).
Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
Section 7104(b)(3) (relating to procedure).

(b)
Exceptions.—(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i)	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii)	held beneficially or of record by more than 2,000 persons.

(2)	Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i)	(Repealed).
(ii)
Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii)	Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

(3)
The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c)
Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

(d)
Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1)           a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2)           a copy of this subchapter.

(e)
Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f)	Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g)
Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h)
Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572.  Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.”  The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, merger, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.”  A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.”  Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.”  A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

 § 1573.  Record and beneficial holders and owners.

(a)
Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b)
Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

 § 1574.  Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

 § 1575.  Notice to demand payment.

(a)
General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1)	State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2)	Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3)
Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4)	Be accompanied by a copy of this subchapter.

(b)	Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576.  Failure to comply with notice to demand payment, etc.

(a)
Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b)
Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c)	Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577.  Release of restrictions or payment for shares.

(a)
Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b)
Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c)
Payment of fair value of shares.—Promptly after effectuation of the proposed corporation action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1)
The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2)	A statement of the corporation’s estimate of the fair value of the shares.

(3)	A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d)
Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value.

§ 1578.  Estimate by dissenter of fair value of shares.

(a)
General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b)
Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579.  Valuation proceedings generally.

(a)	General rule.—Within 60 days after the latest of:

(1)	effectuation of the proposed corporate action;

(2)	timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3)	timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b)
Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c)
Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d)
Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e)
Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580.  Costs and expenses of valuation proceedings.

(a)
General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b)
Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c)
Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

§ 1930.  Dissenters rights.

(a)
General rule.—If any shareholder of a domestic business corporation that is to be a party to a merger or merger pursuant to a plan of merger or merger objects to the plan of merger or merger and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

(b)
Plans adopted by directors only.—Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or merger pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

(c)	Cross references.—See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

Subchapter D of PBCL provides for indemnification of, and insurance for any person who is or was a representative of CBI and specifically empowers CBI to indemnify, subject to the standards therein prescribed, any person who is or was a representative of CBI in connection with any action, suit or proceeding brought or threatened by reason of the fact that he is or was a representative of CBI. Article 8.02 of CBI’s Bylaws requires CBI to indemnify each of CBI’s directors and officers in such capacity in which any such director or officer acts for or on behalf of CBI including as an employee or agent.

Article 8 of CBI’s bylaws provide for indemnification of officers and directors, as follows:

Section 8.01 provides that, to the fullest extent under Subchapter B of Chapter 7 of the Pennsylvania Business Corporation Law, CBI’s directors shall not be personally liable to CBI or its shareholders or others for monetary damages for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his or her office and such breach or failure constitutes self-dealing, willful misconduct or recklessness.  This section does not apply to the responsibility or liability of such director under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

Section 8.02(a) provides for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact of such person’s involvement as a director, officer, employee or agents of CBI or its bank subsidiaries or any other director or indirect subsidiary of CBI, of Customers Bank serving at the request of CBI as a director, officer, employee or agent against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent authorized or permitted by the laws of the Commonwealth of Pennsylvania.

Section 8.02(b) requires CBI to pay the expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of any action suit or proceeding  upon the receipt of (i) an undertaking by or on behalf of a director, officer, employee or agent to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified as authorized under the Articles of Incorporation and ii) if requested at the discretion of the board of directors, adequate security or a bond to cover such amounts for which it is ultimately determined that he is not entitled to such indemnity.

Section 8.02(c) provides the right to indemnification and advancement of expenses is not exclusive of any other right to which such persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of shareholders, or disinterested Directors or otherwise.

Section 8.02(d) provides that CBI may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person and may create a fund of any nature for the benefit of any person and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses regardless of the source of the indemnification right and without respect to whether or not CBI would have the power to indemnify such person under the articles of incorporation.

Item 21. Exhibits and Financial Statements.

Schedules

(a)           Exhibits. The following exhibits are submitted:

Exhibit No.	Description

2.1*	Plan of Merger and Reorganization

2.2	Agreement and Plan of Merger, dated as of August 23, 2010, by and among Customers Bank, Customers Bancorp, Inc., Berkshire Bank and Berkshire Bancorp, Inc. , filed herewith

2.3	Purchase and Assumption Agreement, dated as of July 9, 2010, by and among Customers Bank, the FDIC as Receiver of USA Bank, and the FDIC acting in its corporate capacity, filed herewith

2.4	Purchase and Assumption Agreement, dated as of September 17, 2010, by and among Customers Bank, the FDIC as Receiver of ISN Bank, and the FDIC acting in its corporate capacity, filed herewith

3.1*	Articles of Incorporation of Customers Bancorp, Inc.

3.2	Articles of Amendment to the Articles of Incorporation of Customers Bancorp, Inc., filed herewith

3.3*	Bylaws of Customers Bancorp, Inc.

4.1*	Specimen stock certificate of Customers Bancorp, Inc. Common Stock

4.2*	Specimen stock certificate of Customers Bancorp, Inc. Class B Non-Voting Common Stock

4.3*	Indenture, dated as of June 29, 2004, by and between New Century Bank and Wilmington Trust Company, relating to Floating Rate Subordinated Debt Securities Due 2014

4.4*
Form of Anti-Dilution Agreement entered into by Customers Bank with each of the lead investors in Customers Bank’s March and February 2010 private offerings, and all investors in Customers Bank’s 2009 private offering

4.5*
Form of Supplement to Anti-Dilution Agreement entered into by Customers Bank with each of the lead investors in Customers Bank’s March and February 2010 private offerings, and all investors in Customers Bank’s 2009 private offering

4.6*	Stock Option Agreement, dated as of March 23, 2005, by and between New Century Bank and Univest Corporation of Pennsylvania

4.7 *	Stock Option Agreement, dated as of July 10, 1997, by and between New Century Bank and NexTier Bank, f/k/a Citizens Incorporated

4.8*
Form of Warrant issued to investors in New Century Bank’s March and February 2010 private offerings, 2009 private offering, and in partial exchange for New Century Bank’s shares of 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock in June 2009

4.9*	Warrants issued to Jay S. Sidhu, June 30, 2009

5.1**	Opinion of Stradley Ronon Stevens & Young, LLP

8.1**	Tax Opinion of Stradley Ronon Stevens & Young, LLP relating to the reorganization

8.2**	Tax Opinion of Stradley Ronon Stevens & Young, LLP relating to the merger

8.3**	Tax Opinion of Bybel Rutledge LLP relating to the merger

10.1 *+	New Century Bank Management Stock Purchase Plan

10.2 *+	New Century Bank 2010 Stock Option Plan

10.3 *+	Employment Agreement, dated as of June 17, 2009, by and between New Century Bank and Jay S. Sidhu

10.4 *+	Employment Agreement, dated as of April 12, 2010, by and between New Century Bank and Richard A. Ehst

10.5 *+	Employment Agreement, dated as of April 12, 2010, by and between New Century Bank and Thomas Brugger

10.6*	Agreement, dated as of May 19, 2009, by and between New Century Bank and Jay Sidhu

10.7 *	New Century Bank 2004 Incentive Equity and Deferred Compensation Plan

10.8*	Lease Agreement, dated January 5, 2007, by and between New Century Bank and Gateway Partnership LLC

10.9*	Amendment to Lease, dated May 4, 2007, by and between New Century Bank and Gateway Partnership LLC

10.10 *+	Warrant issued to Jay S. Sidhu, June 30, 2009 (included in Exhibit 4.9)

10.11*	Subscription Agreement, dated May 19, 2009, by and between New Century Bank and Jay S. Sidhu

10.12*	Amendment to Subscription Agreement, dated June 29, 2009, by and between New Century Bank and Jay S. Sidhu

10.13 *	Amendment #2 to Subscription Agreement, dated as of June 30, 2009, by and between New Century Bank and Jay S. Sidhu

10.14 +	New Century Bank Bonus Recognition and Retention Plan, filed herewith

13.1
Annual Report to Security Holders of New Century Bank (incorporated herein by reference to New Century Bank Financial Statements and the Notes related thereto beginning on page Customers F-20 of the Joint Proxy Statement-Prospectus which forms a part of this registration statement)

13.2
Quarterly Report to Security Holders of New Century Bank (incorporated herein by reference to New Century Bank Financial Statements and the Notes related thereto beginning on page Customers F-1 of the Joint Proxy Statement-Prospectus which forms a part of this registration statement)

13.3
Balance Sheet and Notes Related to USA Bank FDIC Assisted Transaction (incorporated herein by reference to Balance Sheet and the Notes beginning on page 235 of the Joint Proxy Statement-Prospectus which forms a part of this registration statement)

13.4
Balance Sheet and Notes Related to ISN Bank FDIC Assisted Transaction (incorporated herein by reference to Balance Sheet and the Notes beginning on page 245 of the Joint Proxy Statement-Prospectus which forms a part of this registration statement)

21.1*	List of Subsidiaries of Customers Bancorp, Inc.

23.1**	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibits 5.1, and 8.2)

23.2	Consent of ParenteBeard LLC, filed herewith

23.3**	Consent of Bybel Rutledge LLP (included in Exhibit 8.3)

23.4	Consent of McGladrey & Pullen, LLP, filed herewith

23.5	Consent of Commonwealth Advisors LLC, filed herewith

24.1*	Powers of Attorney (contained on the signature page of the registration statement on Form S-1, filed with the SEC on April 22, 2010)

99.1**	Form of Proxy Card for shareholders of Customers Bank

99.2**	Form of Proxy Card for shareholders of Berkshire Bancorp, Inc.
_________
*  Previously filed
**  To be filed by amendment.
+  Management Contract or compensatory plan or arrangement.

(b)           The following financial statement schedules are furnished:

13.1 – Annual Report to Security Holders
13.2 – Quarterly Report to Security Holders
13.3 – Balance Sheet Related to USA Bank FDIC Assisted Transaction
13.4 – Balance Sheet Related to ISN Bank FDIC Assisted Transaction

(c)           Not applicable.

Item 22. Undertakings.

(1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liability arising under the Securities Act (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenixville, Commonwealth of Pennsylvania, on January 12, 2011.

Customers Bancorp, Inc.

By: /s/ Thomas Brugger
Thomas Brugger, Chief Financial Officer and Executive Vice President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on January 12, 2011.

Signature	Title(s)

*	Chairman, Chief Executive Officer and Director
Jay S. Sidhu	(principal executive officer)

/s/ Thomas Brugger	Executive Vice President and Chief Financial Officer
Thomas Brugger	(principal financial officer and principal accounting officer)

*	President, Chief Operating Officer and Director
Richard A. Ehst

*	Director
Bhanu Choudhrie

*	Director
Kenneth B. Mumma

*	Director
Daniel K. Rothermel

/s/ John R. Miller	Director
John R. Miller

*	Director
T. Lawrence Way

*	Director
Steven J. Zuckerman

* By: /s/ Thomas Brugger
Thomas Brugger
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description

2.1*	Plan of Merger and Reorganization

2.2	Agreement and Plan of Merger, dated as of August 23, 2010, by and among Customers Bank, Customers Bancorp, Inc., Berkshire Bank and Berkshire Bancorp, Inc. , filed herewith

2.3	Purchase and Assumption Agreement, dated as of July 9, 2010, by and among Customers Bank, the FDIC as Receiver of USA Bank, and the FDIC acting in its corporate capacity, filed herewith

2.4	Purchase and Assumption Agreement, dated as of September 17, 2010, by and among Customers Bank, the FDIC as Receiver of ISN Bank, and the FDIC acting in its corporate capacity, filed herewith

3.1*	Articles of Incorporation of Customers Bancorp, Inc.

3.2	Articles of Amendment to the Articles of Incorporation of Customers Bancorp, Inc., filed herewith

3.3*	Bylaws of Customers Bancorp, Inc.

4.1*	Specimen stock certificate of Customers Bancorp, Inc. Common Stock

4.2*	Specimen stock certificate of Customers Bancorp, Inc. Class B Non-Voting Common Stock

4.3*	Indenture, dated as of June 29, 2004, by and between New Century Bank and Wilmington Trust Company, relating to Floating Rate Subordinated Debt Securities Due 2014

4.4*
Form of Anti-Dilution Agreement entered into by Customers Bank with each of the lead investors in Customers Bank’s March and February 2010 private offerings, and all investors in Customers Bank’s 2009 private offering

4.5*
Form of Supplement to Anti-Dilution Agreement entered into by Customers Bank with each of the lead investors in Customers Bank’s March and February 2010 private offerings, and all investors in Customers Bank’s 2009 private offering

4.6*	Stock Option Agreement, dated as of March 23, 2005, by and between New Century Bank and Univest Corporation of Pennsylvania

4.7 *	Stock Option Agreement, dated as of July 10, 1997, by and between New Century Bank and NexTier Bank, f/k/a Citizens Incorporated

4.8*
Form of Warrant issued to investors in New Century Bank’s March and February 2010 private offerings, 2009 private offering, and in partial exchange for New Century Bank’s shares of 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock in June 2009

4.9*	Warrants issued to Jay S. Sidhu, June 30, 2009

5.1**	Opinion of Stradley Ronon Stevens & Young, LLP

8.1**	Tax Opinion of Stradley Ronon Stevens & Young, LLP relating to the reorganization

8.2**	Tax Opinion of Stradley Ronon Stevens & Young, LLP relating to the merger

8.3**	Tax Opinion of Bybel Rutledge LLP relating to the merger

10.1 *+	New Century Bank Management Stock Purchase Plan

10.2 *+	New Century Bank 2010 Stock Option Plan

10.3 *+	Employment Agreement, dated as of June 17, 2009, by and between New Century Bank and Jay S. Sidhu

10.4 *+	Employment Agreement, dated as of April 12, 2010, by and between New Century Bank and Richard A. Ehst

10.5 *+	Employment Agreement, dated as of April 12, 2010, by and between New Century Bank and Thomas Brugger

10.6*	Agreement, dated as of May 19, 2009, by and between New Century Bank and Jay Sidhu

10.7 *	New Century Bank 2004 Incentive Equity and Deferred Compensation Plan

10.8*	Lease Agreement, dated January 5, 2007, by and between New Century Bank and Gateway Partnership LLC

10.9*	Amendment to Lease, dated May 4, 2007, by and between New Century Bank and Gateway Partnership LLC

10.10 *+	Warrant issued to Jay S. Sidhu, June 30, 2009 (included in Exhibit 4.9)

10.11*	Subscription Agreement, dated May 19, 2009, by and between New Century Bank and Jay S. Sidhu

10.12*	Amendment to Subscription Agreement, dated June 29, 2009, by and between New Century Bank and Jay S. Sidhu

10.13 *	Amendment #2 to Subscription Agreement, dated as of June 30, 2009, by and between New Century Bank and Jay S. Sidhu

10.14 +	New Century Bank Bonus Recognition and Retention Plan, filed herewith

13.1
Annual Report to Security Holders of New Century Bank (incorporated herein by reference to New Century Bank Financial Statements and the Notes related thereto beginning on page Customers F-20 of the Joint Proxy Statement-Prospectus which forms a part of this registration statement)

13.2
Quarterly Report to Security Holders of New Century Bank (incorporated herein by reference to New Century Bank Financial Statements and the Notes related thereto beginning on page Customers F-1 of the Joint Proxy Statement-Prospectus which forms a part of this registration statement)

13.3
Balance Sheet and Notes Related to USA Bank FDIC Assisted Transaction (incorporated herein by reference to Balance Sheet and the Notes beginning on page 235 of the Joint Proxy Statement-Prospectus which forms a part of this registration statement)

13.4
Balance Sheet and Notes Related to ISN Bank FDIC Assisted Transaction (incorporated herein by reference to Balance Sheet and the Notes beginning on page 245 of the Joint Proxy Statement-Prospectus which forms a part of this registration statement)

21.1*	List of Subsidiaries of Customers Bancorp, Inc.

23.1**	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibits 5.1, and 8.2)

23.2	Consent of ParenteBeard LLC, filed herewith

23.3**	Consent of Bybel Rutledge LLP (included in Exhibit 8.3)

23.4	Consent of McGladrey & Pullen, LLP, filed herewith

23.5	Consent of Commonwealth Advisors LLC, filed herewith

24.1*	Powers of Attorney (contained on the signature page of the registration statement on Form S-1, filed with the SEC on April 22, 2010)

99.1**	Form of Proxy Card for shareholders of Customers Bank

99.2**	Form of Proxy Card for shareholders of Berkshire Bancorp, Inc.
___________
*  Previously filed
**  To be filed by amendment.
+  Management Contract or compensatory plan or arrangement